As filed with the Securities and Exchange Commission on November 7, 2022

Registration No. 333-266840

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Wildfire New PubCo, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6770	88-3599336
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

386 Park Avenue South, FL 20

New York, NY 10016

Telephone: 212-710-5060

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Robert F. Savage

President

Wildfire New PubCo, Inc.

386 Park Avenue South, FL 20

New York, NY 10016

Telephone: 212-710-5060

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jaclyn L. Cohen Michael E. Lubowitz Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Tel: (212) 310-8000	Michael P. Heinz Geoffrey W. Levin Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603 Tel: (312) 853-7000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the Business Combination described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting”, and “emerging growth” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

Wildfire New PubCo, Inc. (“New Bridger”) is filing this registration statement on Form S-4 to register shares of its common stock, par value $0.0001 per share, that will be issued in connection with the business combination contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among Jack Creek Investment Corp. (“JCIC”), New Bridger, a Delaware corporation and direct, wholly owned subsidiary of JCIC, Wildfire Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of New Bridger (“Wildfire Merger Sub I”), Wildfire Merger Sub II, Inc., a Delaware corporation and direct, wholly owned subsidiary of New Bridger (“Wildfire Merger Sub II”), Wildfire Merger Sub III, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of New Bridger (“Wildfire Merger Sub III”), Wildfire GP Sub IV, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of New Bridger (“Wildfire GP Sub IV” and together with Wildfire Merger Sub I, Wildfire Merger Sub II and Wildfire Merger Sub III, the “Merger Subs”), BTOF (Grannus Feeder) – NQ L.P., a Delaware limited partnership (“Blocker”), and Bridger Aerospace Group Holdings, LLC, a Delaware limited liability company (“Bridger” or the “Company”). Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction (the “Business Combination” and together with the other transactions contemplated by the Merger Agreement, the “Transactions”), pursuant to which, among other things, (i) Wildfire Merger Sub I will merge with and into Blocker (the “First Merger”), with Blocker as the surviving entity of the First Merger, and upon which Wildfire GP Sub IV will become general partner of such surviving entity, (ii) Wildfire Merger Sub II will merge with and into JCIC (the “Second Merger”), with JCIC as the surviving company of the Second Merger (the “Second Surviving Company”), and (iii) Wildfire Merger Sub III will merge with and into Bridger (the “Third Merger” and together with First Merger and Second Merger, the “Mergers”), with Bridger as the surviving company of the Third Merger. Following the Mergers, each of Blocker, JCIC, and Bridger will be a subsidiary of New Bridger, and New Bridger will become a publicly traded company. At the closing of the Transactions (the “Closing”), New Bridger will change its name to Bridger Aerospace Group Holdings, Inc.

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission by New Bridger, as it may be amended or supplemented from time to time (File No. 333-266840) (the “Registration Statement”), serves as:

•

A notice of meeting and proxy statement of JCIC under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the JCIC extraordinary general meeting being held on [●], where JCIC shareholders will vote on, among other things, the proposed Business Combination and related transactions and each of the proposals described herein; and

•

A prospectus of New Bridger under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the (i) shares of New Bridger common stock that JCIC shareholders and Bridger equityholders will receive in the Business Combination, (ii) New Bridger warrants that holders of JCIC Warrants will receive in the Business Combination, (iii) shares of New Bridger common stock that may be issued upon exercise of the New Bridger warrants, (iv) shares of New Bridger preferred stock that holders of Bridger preferred stock will receive in the Business Combination and (v) shares of New Bridger common stock that may be issued upon exercise of the New Bridger preferred stock.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED NOVEMBER 7, 2022

JACK CREEK INVESTMENT CORP.

A Cayman Islands Exempted Company

(Company Number 365269)

386 Park Avenue South, 20th Floor

New York, NY 10016

Dear Shareholders of Jack Creek Investment Corp.:

You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of Jack Creek Investment Corp., a Cayman Islands exempted company (“JCIC”), at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, NY 10153, at 10:00 a.m. Eastern Time, on [●], 2022. Rather than attending in person, we encourage you to attend via live webcast at [●], or at such other time, on such other date and at such other place to which the meeting may be adjourned.

At the extraordinary general meeting, JCIC shareholders will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 3, 2022 (as the same may be amended, the “Merger Agreement”), by and among Wildfire New PubCo, Inc., a Delaware corporation and direct, wholly owned subsidiary of JCIC (“New Bridger”), Wildfire Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of New Bridger (“Wildfire Merger Sub I”), Wildfire Merger Sub II, Inc., a Delaware corporation and direct, wholly owned subsidiary of New Bridger (“Wildfire Merger Sub II”), Wildfire Merger Sub III, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of New Bridger (“Wildfire Merger Sub III”), Wildfire GP Sub IV, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of New Bridger (“Wildfire GP Sub IV” and together with Wildfire Merger Sub I, Wildfire Merger Sub II and Wildfire Merger Sub III, the “Merger Subs”), BTOF (Grannus Feeder) – NQ L.P., a Delaware limited partnership (“Blocker”), and Bridger Aerospace Group Holdings, LLC, a Delaware limited liability company (the “Bridger”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A (such proposal, the “Business Combination Proposal”).

The Merger Agreement provides for, among other things, the following mergers: (a) Wildfire Merger Sub I will merge with and into Blocker (the “First Merger”), with Blocker as the surviving entity of the First Merger, and upon which Wildfire GP Sub IV will become general partner of such surviving entity, (b) Wildfire Merger Sub II will merge with and into JCIC (the “Second Merger”), with JCIC as the surviving company of the Second Merger (the “Second Surviving Company”), and (c) Wildfire Merger Sub III will merge with and into Bridger (the “Third Merger” and together with First Merger and Second Merger, the “Mergers”), with Bridger as the surviving company of the Third Merger (the consummation of the Mergers and the other transactions contemplated by the Merger Agreement are referred to herein as the “Business Combination”). Following the Mergers, each of Blocker, JCIC, and Bridger will be a subsidiary of New Bridger, and New Bridger will become a publicly traded company. At the closing of the Business Combination (the “Closing”), New Bridger will change its name to Bridger Aerospace Group Holdings, Inc., and its common stock is expected to be listed on the Nasdaq Capital Market under the ticker symbol “BAER.”

The aggregate consideration (the “Aggregate Common Stock Consideration”) to be paid to the direct or indirect equityholders of Bridger at the Closing (other than the holders of Series C preferred shares of Bridger (“Bridger Series C Preferred Shares”)) will consist of a number of shares of common stock of New Bridger (“New Bridger Common Stock”) equal to (i) (A) $724,600,000 minus (B) the aggregate stated value of Bridger Series C Preferred Shares outstanding as of immediately prior to the effective time of the First Merger (the “First Effective Time”) and any accrued and unpaid interest thereon since the end of immediately preceding semi-annual distribution period, which amounts are to be determined in accordance with Bridger’s current limited liability company agreement, minus (C) if the amount remaining in the Trust Account of JCIC (“Trust Account”) after allocating funds to the redemption (“JCIC Shareholder Redemption”) of Class A ordinary shares of JCIC (“JCIC Class A Ordinary Shares”) is less than $20,000,000, the excess of the aggregate fees and expenses for legal counsel, accounting advisors, external auditors and financial advisors incurred by Blocker and certain of its affiliates, Bridger or its subsidiaries in connection with the Transactions, over $6,500,000, if any, divided by (ii) $10.00.

The aggregate consideration to be paid to holders of Bridger Series C Preferred Shares at the Closing will consist of a number of shares of Series A preferred stock of New Bridger (“New Bridger Series A Preferred Stock”) equal to the number of Bridger Series C Preferred Shares outstanding as of immediately prior to the effective time of the First Merger. Shares of New Bridger Series A Preferred Stock will have rights and preferences that mirror certain rights and preferences currently held by the holders of the Bridger Series C Preferred Shares, including (i) cumulative, compounding dividends (initially anticipated to be 7.00% per annum but to eventually increase to 11.00% per annum after April 25, 2029 and subject to further increase upon the occurrence of certain events), (ii) a liquidation preference equal to the initial issuance price plus all accrued and unpaid dividends, whether or not declared (the “Series A Preferred Stated Value”), (iii) mandatory redemption by New Bridger after April 25, 2032 for an amount equal to the aggregate Series A Preferred Stated Value, (iv) optional redemption (in whole or in part) by New Bridger at any time on or after April 25, 2027 for an amount equal to the aggregate Series A Preferred Stated Value (subject to a make-whole in the event of a redemption in connection with a change of control transaction prior to April 25, 2027), (v) optional conversion at the option of the holders into shares of New Bridger Common Stock equal to the Series A Preferred Stated Value divided by $11.00 per share of New Bridger Common Stock (or $9.00 per share of New Bridger Common Stock if converted within 30 days following the Closing Date) and (vi) certain consent rights with respect to the issuance by New Bridger of senior or pari passu equity securities, dividend payments to holders of New Bridger Common Stock prior to repayment of a liquidation preference, any liquidation, dissolution or winding up of New Bridger, certain change of control transactions if the full liquidation preference is not paid and certain amendments that would adversely affect the holders of New Bridger Series A Preferred Stock. The foregoing description of the terms of the New Bridger Series A Preferred Stock does not purport to be complete and is qualified in its entirety by the proposed amended and restated certificate of incorporation of New Bridger. Further details are set forth in the accompanying proxy statement/prospectus.

At the Closing, each ordinary share of JCIC (“JCIC Ordinary Share”) issued and outstanding immediately prior to the effective time of the Second Merger (the “Second Effective Time”) (other than (i) the Redemption Shares (as defined below), (ii) JCIC Ordinary Shares (if any), that, at the Second Effective Time, are held in the treasury of JCIC and (iii) JCIC Ordinary Shares (if any), that are owned by Bridger and its subsidiaries) will be converted into one share New Bridger Common Stock, each JCIC Ordinary Share issued and outstanding immediately prior to the Second Effective Time with respect to which a JCIC shareholder has validly exercised its redemption rights (collectively, the “Redemption Shares”) will not be converted into and become a share of New Bridger Common Stock, and will at the Second Effective Time be converted into the right to receive an amount per share in cash calculated in accordance with such shareholder’s redemption rights. In addition, by virtue of the assumption by New Bridger of the warrant agreement, dated as of January 26, 2021, between JCIC and Continental Stock Transfer & Trust Company, a New York corporation, each warrant of JCIC that entitles its holder to purchase one JCIC Ordinary Share at a price of $11.50 per share (“JCIC Warrant”) that is outstanding immediately prior to the Second Effective Time will automatically and irrevocably be modified to provide that each holder of a JCIC Warrant will be entitled to purchase one share of New Bridger Common Stock on the same terms and conditions.

As described in the accompanying proxy statement/prospectus, you will be asked to consider and vote upon a proposal to approve the Business Combination Proposal. You will also be asked to consider and vote upon (1) a proposal to approve the Second Merger and related Plan of Merger and to authorize the merger of Wildfire Merger Sub II with and into JCIC, with JCIC surviving the merger (the “Merger Proposal”), (2) a proposal to approve the alteration of the authorized share capital of JCIC at the effective time of the Second Merger (the “Share Capital Proposal”), (3) a proposal to approve the amendment and restatement of the Amended and Restated Memorandum and Articles of Association of JCIC (the “Organizational Documents Proposal”), (4) a proposal to approve, on an advisory basis only, the material differences between JCIC’s existing Amended and Restated Memorandum and Articles of Association of JCIC (as may be amended from time to time, the “Cayman Constitutional Documents”) and the amended and restated certificate of incorporation of New Bridger (the “Non-Binding Governance Proposals”), (5) a proposal to approve and assume the Bridger Aerospace Holdings, Inc. 2022 Omnibus Incentive Plan and any grants or awards issued thereunder (the “Incentive Plan Proposal”), (6) a proposal to approve the Bridger Aerospace Group Holdings, Inc. 2022 Employee Stock Purchase Plan of New Bridger (the “ESPP Proposal”) and (7) a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more of the foregoing proposals at the extraordinary general meeting (the “Adjournment Proposal”). The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Merger Proposal, the Share Capital Proposal, the Organizational Documents Proposal, the Incentive Plan Proposal and the ESPP Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of the others. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

In connection with the Business Combination, certain related agreements have been, or will be, entered into on or prior to the date of the Closing of the Business Combination (the “Closing Date”), including (i) the Sponsor Agreement, (ii) the Stockholders Agreement and (iii) the Amended & Restated Registration Rights Agreements. For additional information, see the section entitled “Business Combination Proposal—Related Agreements” in the accompanying proxy statement/prospectus.

Pursuant to the Cayman Constitutional Documents, any holder of public shares (a “public shareholder”), excluding shares held by JCIC Sponsor LLC, a Cayman Islands exempted limited partnership and shareholder of JCIC (the “Sponsor”), and certain related parties, may request that JCIC redeem all or a portion of such shareholder’s public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public shareholders may elect to redeem their public shares even if they vote “for” the Business Combination Proposal or any other Condition Precedent Proposals. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, JCIC’s transfer agent, JCIC will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account established at the consummation of our initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of [●], 2022, this would have amounted to approximately $[●] per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. Shares of JCIC will be redeemed immediately after consummation of the Business Combination. See the section entitled “Extraordinary General Meeting of JCIC—Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and each director of JCIC have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any JCIC Class A Ordinary Shares held by them. Such persons agreed to waive their redemption rights in order to induce JCIC and JCIC’s underwriter to enter into the underwriting agreement entered into in connection with the initial public offering. The Class B Ordinary Shares held by the Sponsor and such other persons will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor and JCIC’s independent directors, collectively, own 20% of the issued and outstanding JCIC Ordinary Shares.

The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.

JCIC is providing the accompanying proxy statement/prospectus and accompanying proxy card to JCIC’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by JCIC’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of JCIC’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 27 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of JCIC has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” the adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Mergers, and “FOR” all other proposals presented to JCIC’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of JCIC, you should keep in mind that JCIC’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of JCIC’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of the Organizational Documents Proposal and the Merger Proposal requires the affirmative vote of holders of at least two-thirds of the JCIC Common Stock represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Business Combination Proposal, the Share Capital Proposal, the Non-Binding Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal require the affirmative vote of holders of a majority of the JCIC Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of the others. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus. The Non-Binding Governance Proposal is a non-binding advisory proposal.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

If you have any questions or need assistance voting your JCIC Ordinary Shares, please contact D.F. King & Co., Inc., our proxy solicitor, by calling (888) 567-1626, or banks and brokers can call collect at (212) 269-5550 or by emailing JCIC@dfking.com.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST IDENTIFY YOURSELF IN WRITING AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS TO JCIC’S TRANSFER AGENT AND DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND

TENDER YOUR SHARES TO JCIC’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of JCIC’s board of directors, we would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Robert F. Savage	Jeffrey E. Kelter
President and Director	Chairman of the Board

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated [●], 2022 and is first being mailed to shareholders on or about [●], 2022.

i

JACK CREEK INVESTMENT CORP.

A Cayman Islands Exempted Company

(Company Number 365269)

386 Park Avenue South, FL 20

New York, NY 10016

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON [●], 2022

TO THE SHAREHOLDERS OF JACK CREEK INVESTMENT CORP.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of Jack Creek Investment Corp., a Cayman Islands exempted company, company number 365269 (“JCIC”), will be held at the offices of Weil, Gotshal & Manges LLP, located at 767 Fifth Avenue, New York, NY 10153, at [●] Eastern Time, on [●], 2022. Cayman Islands law requires there to be a physical location for the extraordinary general meeting. However, the extraordinary general meeting will also be held virtually via live webcast. As such, JCIC shareholders may attend the extraordinary general meeting by visiting the extraordinary general meeting website at [●], where they will be able to listen to the meeting live and vote during the meeting. We are pleased to utilize virtual shareholder meeting technology to (i) provide ready access and cost savings for JCIC shareholders and JCIC and (ii) protect the health and safety of our shareholders. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve by ordinary resolution (i) the Business Combination, (ii) the adoption of the Agreement and Plan of Merger, dated as of August 3, 2022 (the “Merger Agreement”), by and among JCIC, Wildfire New Pubco, Inc., a Delaware corporation and direct, wholly owned subsidiary of JCIC (“New Bridger”), Wildfire Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of New Bridger (“Wildfire Merger Sub I”), Wildfire Merger Sub II, Inc., a Delaware corporation and direct, wholly owned subsidiary of New Bridger (“Wildfire Merger Sub II”), Wildfire Merger Sub III, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of New PubCo (“Wildfire Merger Sub III”), Wildfire GP Sub IV, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of New Bridger (“Wildfire GP Sub IV”), BTOF (Grannus Feeder) – NQ L.P., a Delaware limited partnership (“Blocker”), and Bridger Aerospace Group Holdings, LLC, a Delaware limited liability company (“Bridger”), (ii) the approval of the Plan of Merger (as defined in the Merger Agreement) and (iii) the approval of the transactions contemplated by the Merger Agreement, as more fully described elsewhere in the accompanying proxy statement/prospectus (the “Business Combination Proposal”);

Proposal No. 2 — The Merger Proposal — to consider and vote upon a proposal to approve by special resolution the Second Merger and related Plan of Merger and to authorize the merger of Wildfire Merger Sub II with and into JCIC, with JCIC surviving the merger (the “Merger Proposal”);

Proposal No. 3 — The Share Capital Proposal — to consider and vote upon a proposal to approve by ordinary resolution the alteration of the authorized share capital of JCIC at the effective time of the Second Merger (the “Share Capital Proposal”);

Proposal No. 4 — The Organizational Documents Proposal — to consider and vote upon a proposal to approve by special resolution and adopt the Proposed Cayman Constitutional Documents (the proposed amendment and restatement of JCIC’s Amended and Restated Memorandum and Articles of Association) and the change of name of JCIC to [    ] (the “Organizational Documents Proposal”);

Proposal No. 5 — The Non-Binding Governance Proposals — to consider and vote upon, on a non-binding advisory basis, certain material differences between JCIC’s Amended and Restated Memorandum and Articles of Association (as it may be amended from time to time, the “Cayman

Constitutional Documents”) and the proposed amended and restated certificate of incorporation of New Bridger (the “New Bridger Certificate of Incorporation”), presented separately in accordance with the United States Securities and Exchange Commission requirements (collectively, the “Non-Binding Governance Proposals”);

Proposal No. 6 — The Incentive Plan Proposal — to consider and vote upon a proposal to approve and assume by ordinary resolution, the Bridger Aerospace Group Holdings, Inc. 2022 Omnibus Incentive Plan and any grants or awards issued thereunder (the “Incentive Plan Proposal”);

Proposal No. 7 — The ESPP Proposal — to consider and vote upon a proposal to approve by ordinary resolution, the Bridger Aerospace Group Holdings, Inc. 2022 Employee Stock Purchase Plan (the “ESPP Proposal”);

Proposal No. 8 — The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient shares represented to constitute a quorum necessary to conduct business at the extraordinary general meeting or for the approval of one or more proposals at the extraordinary general meeting or to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to JCIC shareholders (the “Adjournment Proposal”).

Each of Proposals No. 1, 2, 3, 4, 6 and 7 (the “Condition Precedent Proposals”) is cross-conditioned on the approval of the others. Proposal No. 8 is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. Proposal No. 5 consists of non-binding advisory proposals.

These items of business are described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of the ordinary shares of JCIC at the close of business on [●], 2022 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

The accompanying proxy statement/prospectus and accompanying proxy card is being provided to JCIC’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of JCIC’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 27 of the accompanying proxy statement/prospectus.

After careful consideration, the JCIC Board of Directors has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Proposal and “FOR” all other proposals to be presented to JCIC’s shareholders at the extraordinary general meeting. When you consider the recommendation of these proposals by the JCIC Board, you should keep in mind that JCIC’s directors and officers have interests therein that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of JCIC’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Cayman Constitutional Documents, a holder of public shares (as defined in the accompanying proxy statement/prospectus) (a “public shareholder”) may request of JCIC that JCIC redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental Stock Transfer & Trust (“Continental”), JCIC’s transfer agent, in which you (i) request that New Bridger redeem all or a portion of your New Bridger Common Stock for cash, and (ii) identify yourself as the beneficial holder of the New Bridger Common Stock and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental, JCIC’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on [●], 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, JCIC’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem public shares regardless of how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank.

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, JCIC’s transfer agent, JCIC will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account established at the consummation of our initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of [●], 2022, this would have amounted to approximately $[●] per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. See “Extraordinary General Meeting of JCIC — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

JCIC Sponsor LLC, a Cayman Islands limited liability company and shareholder of JCIC (the “Sponsor”), and each director of JCIC have agreed to, among other things, vote in favor of the Business Combination Proposal and the transactions contemplated thereby, including the other Condition Precedent Proposals, and to waive their redemption rights in connection with the underwriting agreement entered into in connection with the initial public offering of ordinary shares. The JCIC Class B Ordinary Shares held by the Sponsor and such other

v

persons will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor and JCIC’s directors, collectively, own 20% of the issued and outstanding JCIC Ordinary Shares.

The approval of the Merger Proposal and the Organizational Documents Proposal each requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares of JCIC represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Business Combination Proposal, Non-Binding Governance Proposals (which are comprised of non-binding advisory proposals), the Share Capital Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal each requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. In most cases you may vote by telephone or over the Internet as instructed. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of the others. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus. The Non-Binding Governance Proposals are constituted of non-binding advisory proposals.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting either virtually or in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote virtually or in person, you may withdraw your proxy and vote either virtually or in person.

Your attention is directed to the remainder of the accompanying proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read the accompanying proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact D.F. King & Co., Inc., our proxy solicitor, by calling (888) 567-1626, or banks and brokers can call collect at (212) 269-5550 or by emailing JCIC@dfking.com.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of JCIC

[●], 2022

Jeffrey Kelter
Chairman of the JCIC Board

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO JCIC’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov. You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other publicly available information concerning JCIC, without charge, by written request to JCIC at Jack Creek Investment Corp., 386 Park Avenue South, 20th Floor, New York, NY 10016, or by telephone request at (212) 710-5060; or D.F. King & Co., Inc., JCIC’s proxy solicitor, by calling (888) 567-1626 or banks and brokers can call collect at (212) 269-5550, or by emailing JCIC@dfking.com; or from the SEC through the SEC website at the address provided above.

In order for JCIC’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of JCIC to be held on [●], 2022, you must request the information no later than [●], 2022, (five business days prior to the date of the extraordinary general meeting).

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. Neither JCIC nor Bridger intends its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it, by any other companies.

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

•

“A&R Registration Rights Agreement” are to the Amended and Restated Registration Rights Agreement to be entered into at the Closing by and among New Bridger, Sponsor, the BTO Stockholders and certain stockholders of Bridger, the form of which is attached to this proxy statement/prospectus as Annex D;

•

“Aggregate Common Stock Consideration” are to the aggregate consideration to be paid to the direct and indirect equityholders of Bridger (other than the holders of Series C preferred shares of Bridger) which equals (i)(A) Net Equity Value, minus (B) the aggregated stated value of the Series C preferred shares of Bridger outstanding as of immediately prior to the First Effective Time and any accrued and unpaid interest thereon since the end of the immediately preceding semi-annual distribution period, which amounts are to be determined in accordance with Bridger’s limited liability company agreement, minus (C) if the amount remaining in the Trust Account after allocating funds to the JCIC Shareholder Redemption is less than $20,000,000, the excess of the aggregate fees and expenses for legal counsel, accounting advisors, external auditors and financial advisors incurred by Blocker and certain of its affiliates or Bridger or its subsidiaries in connection with the Transactions, over $6,500,000, if any, divided by (ii) $10.00;

•

“Allocated Omnibus Awards” are to equity awards with respect to Bridger Common Shares granted after the date of the Merger Agreement and prior to Closing pursuant to the Omnibus Incentive Plan in the form of “restricted share units” or similar full value equity equivalents.

•

“Available Sponsor Shares” are to: (i) if the amount remaining in the Trust Account is less than or equal to $50,000,000, after deducting all amounts payable in respect of the JCIC Shareholder Redemption, 4,275,000 JCIC Class B Ordinary Shares and (ii) if the amount remaining in the Trust Account is greater than $50,000,000, after deducting all amounts payable in respect of the JCIC Shareholder Redemption, a number of JCIC Class B Ordinary Shares equal to (A) 8,550,000, multiplied by (B)(1) the amount remaining in the Trust Account after deducting all amounts payable in respect of the JCIC Shareholder Redemption, divided by (2) $100,000,000; provided, that in no event shall the Available Sponsor Shares exceed 8,550,000 JCIC Class B Ordinary Shares.

•	“Blocker” are to BTOF (Grannus Feeder) – NQ L.P., a Delaware limited partnership.

•	“Bridger” are to Bridger Aerospace Group Holdings, LLC, a Delaware limited liability company.

•	“Bridger Class A Common Shares” are to Class A common shares of Bridger;

•	“Bridger Class B Common Shares” are to Class B common shares of Bridger;

•	“Bridger Class C Common Shares” are to Class C common shares of Bridger;

•	“Bridger Class D Common Shares” are to Class D common shares of Bridger;

•	“Bridger Common Shares” are to Class A, Class B, Class C and Class D common shares of Bridger;

•	“Bridger incentive units” are to Bridger Class D Common Shares;

•

“Bridger Management Stockholders” are BAGM Holdings LLC and its equityholders, consisting of Debra Coleman, a Bridger director, Dean Heller, a former Bridger director, and Darren Wilkins, Bridger’s Chief Operating Officer;

•	“Bridger Series A-1 Preferred Shares” are to Series A-1 preferred shares of Bridger, which have been fully redeemed as of the date of this proxy statement/prospectus;

•	“Bridger Series A-2 Preferred Shares” are to Series A-2 preferred shares of Bridger, which have been fully redeemed as of the date of this proxy statement/prospectus;

x

•	“Bridger Series A Preferred Shares” are to Bridger Series A-1 Preferred Shares and Bridger Series A-2 Preferred Shares;

•	“Bridger Series B Preferred Shares’ are to Series B preferred shares of Bridger, which have been fully redeemed as of the date of this proxy statement/prospectus;

•	“Bridger Series C Preferred Shares” are to Series C preferred shares of Bridger, which will be surrendered and exchanged into New Bridger Series A Preferred Stock on a one-to-one basis;

•	“BTO Stockholders” are to certain direct and indirect equityholders of Bridger that are affiliates of Blackstone Inc.

•	“Business Combination” are to the combination of JCIC, Blocker, Bridger and New Bridger pursuant to the transactions provided for and contemplated in the Merger Agreement;

•	“Cayman Constitutional Documents” are to JCIC’s Amended and Restated Memorandum and Articles of Association, as amended from time to time;

•	“Cayman Islands Companies Act” are to the Companies Act (As Revised) of the Cayman Islands;

•	“Closing” are to the closing of the Business Combination;

•	“Code” means the Internal Revenue Code of 1986, as amended;

•	“Condition Precedent Approvals” are to the approval at the extraordinary general meeting of the Condition Precedent Proposals;

•

“Condition Precedent Proposals” are to the Business Combination Proposal, the Merger Proposal, the Share Capital Proposal the Organizational Documents Proposal, the Incentive Plan Proposal and the ESPP Proposal, collectively;

•	“Continental” are to Continental Stock Transfer & Trust Company;

•	“DGCL” are to the General Corporation Law of the State of Delaware;

•	“Earnout Period” are to the period commencing on the date of the Closing and ending on the date that is five years after the date of the Closing;

•	“ESPP” are to the Bridger Aerospace Group Holdings, Inc. 2022 Employee Stock Purchase Plan to be considered for adoption and approval by JCIC shareholders pursuant to the ESPP Proposal;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•

“Existing Bridger Equityholders” are to (a) the holders of Bridger’s equity immediately prior to the Closing, which include Founders and Bridger Management, BTO Stockholders, and Series C Shareholders, except for Blocker and (b) Blocker’s equityholders, collectively;

•

“extraordinary general meeting” are to the extraordinary general meeting of JCIC duly called by the JCIC Board and held for the purpose of considering and voting upon the proposals set forth in this proxy statement/prospectus;

•	“FAA” are to the U.S. Federal Aviation Administration;

•	“First Effective Time” are to the time at which the First Merger shall become effective in accordance with the terms of the Merger Agreement;

•

“First Merger” are to the merger of Wildfire Merger Sub I with and into Blocker, with Blocker as the surviving entity in accordance with the terms and subject to the conditions set forth in the Merger Agreement;

•

“founder shares” are to the JCIC Class B Ordinary Shares, and the shares of New Bridger Common Stock to be issued to the Sponsor and certain related parties in respect thereof in connection with the Second Merger;

•	“Founder and Bridger Management” are to Founder Stockholders and Bridger Management Stockholders;

•	“Founder Stockholders” are to Bridger Element LLC and its equityholders;

•

“Fully-Diluted Bridger Shares” are to the sum of (without duplication) the aggregate number of Bridger Common Shares that are issued and outstanding (excluding any Bridger Common Shares held by Bridger in its treasury and Bridger Common Shares underlying any Allocated Omnibus Awards) as of immediately prior to the First Effective Time;

•	“GAAP” are to accounting principles generally accepted in the United States of America;

•	“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“initial public offering” are to JCIC’s initial public offering, which was consummated on January 26, 2021;

•	“Insiders” are to Jeffrey E. Kelter, Robert F. Savage, Thomas Jermoluk, James H. Clark, Lauren D. Ores, Heather Hartnett and Samir Kaul;

•	“Investment Company Act” are to the Investment Company Act of 1940, as amended;

•	“IPO registration statement” are to the Registration Statement on Form S-1 (333-248951) filed by JCIC in connection with its initial public offering, which became effective on January 21, 2021;

•	“IRS” are to the U.S. Internal Revenue Service;

•	“JCIC” and, except as otherwise noted, “we,” “us” and “our,” are to Jack Creek Investment Corp., a Cayman Islands exempted company;

•	“JCIC Board” are to the board of directors of JCIC;

•	“JCIC Class A Ordinary Shares” are to JCIC’s Class A ordinary shares, par value $0.0001 per share;

•	“JCIC Class B Ordinary Shares” are to JCIC’s Class B ordinary shares, par value $0.0001 per share;

•

“JCIC Excluded Shares” means, without duplication, (i) the Redemption Shares, (ii) JCIC Ordinary Shares (if any), that, at the respective Effective Time, are held in the treasury of JCIC and (iii) JCIC Ordinary Shares (if any), that are owned by Bridger and its subsidiaries.

•

“JCIC Private Placement Warrants” are to the 9,400,000 JCIC Warrants that were issued to the Sponsor in a private placement in connection with JCIC’s initial public offering and are issued and outstanding immediately prior to the First Effective Time;

•

“JCIC Public Warrants” are to the 17,250,000 JCIC Warrants, a fraction equal to one-half of which was included in each unit sold as part of JCIC’s initial public offering and are issued and outstanding immediately prior to the First Effective Time;

•	“JCIC Ordinary Shares” are to the JCIC Class A Ordinary Shares and the JCIC Class B Ordinary Shares, collectively.

•

“JCIC Shareholder Redemption” are to the offer to redeem JCIC Class A Ordinary Shares in connection with the solicitation of proxies for the approval of the Business Combination, as contemplated by the Cayman Constitutional Documents.

•	“JCIC Units” are to each issued and outstanding unit of JCIC prior to the First Effective Time;

•	“JCIC Warrants” are to warrants to purchase one JCIC Class A Ordinary Share at an exercise price of $11.50;

•	“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;

•

“Merger Agreement” are to that certain Agreement and Plan of Merger, dated as of August 3, 2022, by and among JCIC, New Bridger, Wildfire Merger Sub I, Wildfire Merger Sub II, Wildfire Merger Sub III, Wildfire GP Sub IV, Blocker and Bridger, a copy of which is attached to this proxy statement/prospectus as Annex A;

•	“Mountain Air” are to Mountain Air, LLC d/b/a Bridger Aerospace, an Arkansas limited liability company and a variable interest entity consolidated into Bridger’s financial statements;

•	“Nasdaq” are to the Nasdaq Capital Market;

•	“Net Equity Value” are to $724,600,000;

•	“New Award Grants” are to equity awards to be issued to employees and management of New Bridger under the Omnibus Incentive Plan;

•	“New Bridger” are to Wildfire New PubCo, Inc., a Delaware corporation, which will become Bridger Aerospace Group Holdings, Inc., upon the Closing;

•	“New Bridger Board” are to the board of directors of New Bridger;

•	“New Bridger Common Stock” are to shares of common stock of New Bridger, par value $0.0001 per share;

•

“New Bridger Series A Preferred Stock” are to shares of preferred stock of New Bridger, par value $0.0001 per share, designated as Series A Preferred Stock in the New Bridger Certificate of Incorporation;

•

“New Bridger Warrants” are to warrants to purchase one share of New Bridger Common Stock at an exercise price of $11.50, including those issued as a matter of law upon conversion of the JCIC Warrants at the time of the Second Merger;

•	“Northern Fire” are to Northern Fire Management Services, LLC, a Montana limited liability company and a variable interest entity consolidated into Bridger’s financial statements;

•	“Omnibus Incentive Plan” are to the 2022 Omnibus Incentive Plan;

•	“Per Share Common Stock Consideration” are to the Aggregate Common Stock Consideration, divided by the number of Fully-Diluted Bridger Shares.

•

“Person” are to any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;

•	“pro forma” are to giving pro forma effect to the Business Combination;

•	“Proposed Bylaws” are to the proposed bylaws of New Bridger as of the Third Effective Time attached to this proxy statement/prospectus as Annex H;

•

“Proposed Cayman Constitutional Documents” are to the proposed amendment and restatement of JCIC’s Amended and Restated Memorandum and Articles of Association, attached to this proxy statement/prospectus as Annex F;

•	“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of New Bridger as of the Third Effective Time attached to this proxy statement/prospectus as Annex G;

•	“Proposed Organizational Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;

•	“public shareholders” are to holders of public shares, whether acquired in JCIC’s initial public offering or acquired in the secondary market;

•

“public shares” are to the JCIC Class A Ordinary Shares (including those included in the units) that were offered and sold by JCIC in its initial public offering and registered pursuant to the IPO registration statement;

•	“redemption” are to each redemption of public shares for cash pursuant to the Cayman Constitutional Documents;

•	“Redemption Shares” are to JCIC Class A Ordinary Shares that are properly submitted for redemption in connection with the solicitation of proxies to approve the Business Combination;

•	“Sarbanes Oxley Act” are to the Sarbanes-Oxley Act of 2002;

•	“SEC” are to the United States Securities and Exchange Commission;

•	“Second Effective Time” are to the time at which the Second Merger shall become effective in accordance with the terms of the Merger Agreement;

•

“Second Merger” are to the merger of Wildfire Merger Sub II with and into JCIC, with JCIC as the surviving entity in accordance with the terms and subject to the conditions set forth in the Merger Agreement;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“Series 2022 Bonds” are to the Gallatin County municipal bond issuances by Bridger totaling $160,000,000 gross proceeds prior to the date of this proxy statement/prospectus;

•

“Series 2021 Bond” are to the Gallatin County municipal bond historically issued by Bridger and has been fully settled with the issuance of Series 2022 Bonds as of the date of this proxy statement/prospectus;

•

“Series A Preferred Stated Value” are to the liquidation preference equal to the initial issuance price plus all accrued and unpaid dividends, whether or not declared, related to a shares of New Bridger Series A Preferred Stock;

•	“Series C Shareholders” are to the holders of Bridger Series C Preferred Shares;

•	“Sponsor” are to JCIC Sponsor LLC, a Cayman Islands exempted limited partnership;

•

“Sponsor Agreement” are to that certain agreement, dated as of August 3, 2022, by and between JCIC, the Sponsor, each of the officers and directors of JCIC (collectively, the “Sponsor Persons”) and New Bridger, a copy of which is attached to this proxy statement/prospectus as Annex B;

•	“Sponsor Earnout Shares” shall mean 20% of the Available Sponsor Shares.

•

“Sponsor Triggering Event” are to, (a) with respect to 50% of the Sponsor Earnout Shares, the date on which the VWAP equals or exceeds $11.50 on any 20 trading days in any 30 consecutive trading- day period, and (b) with respect any Sponsor Earnout Shares for which a Sponsor Triggering Event has not occurred with respect to clause (a), the date on which the VWAP equals or exceeds $13.00 on any 20 trading days in any 30 consecutive trading-day period; provided, that in the event of a Change of Control (as defined in the Merger Agreement) between the date of the Closing to and including the fifth anniversary of the date of the Closing pursuant to which New Bridger or any of its stockholders have the right to receive, directly or indirectly, cash, securities or other property attributing a value of at least $11.50 (with respect to 50% of the Sponsor Earnout Shares) or $13.00 (with respect to all Sponsor Earnout Shares) per share of New Bridger Common Stock, after assuming the vesting of applicable shares, then a Sponsor Triggering Event shall be deemed to have occurred immediately prior to such Change of Control (as defined in the Merger Agreement);

•

“Stockholders Agreement” are to the Stockholders Agreement to be entered into by New Bridger, Sponsor, Founder Stockholders and the BTO Stockholders at the Closing, a copy of the form of which is attached to this proxy statement prospectus as Annex C;

•	“Third Effective Time” are to the time at which the Third Merger shall become effective in accordance with the terms of the Merger Agreement;

•

“Third Merger” are to the merger of Wildfire Merger Sub III with and into Bridger, with Bridger as the surviving entity in accordance with the terms and subject to the conditions set forth in the Merger Agreement;

•

“Transaction Agreements” are to the Merger Agreement, the Sponsor Agreement, the Stockholder Agreement and the A&R Registration Rights Agreement, in each case, including all annexes, exhibits, schedules, attachments and appendices thereto, and any certificate or other instrument delivered by any party to any other party pursuant to any of the foregoing;

•	“Treasury Regulations” means the regulations, including proposed and temporary regulations, promulgated under the Code;

•	“Trust Account” are to the Trust Account established at the consummation of JCIC’s initial public offering and maintained by Continental, acting as trustee;

•	“Trust Agreement” are to the Investment Management Trust Agreement, dated January 26, 2021, by and between JCIC and Continental, as trustee;

•

“Trust Amount” are to the amount of cash available in the Trust Account as of the Closing, after deducting the amount required to satisfy JCIC’s obligations to its shareholders (if any) that exercise their redemption rights;

•	“VWAP” are to the volume-weighted average price;

•	“Wildfire GP Sub IV” are to Wildfire GP Sub IV, LLC, a Delaware limited liability company.

•	“Wildfire Merger Sub I” are to Wildfire Merger Sub I, Inc., a Delaware corporation.

•	“Wildfire Merger Sub II” are to Wildfire Merger Sub II, Inc., a Delaware corporation.

•	“Wildfire Merger Sub III” are to Wildfire Merger Sub III, LLC, a Delaware limited liability company; and

•	“working capital loans” are to the funds that the Sponsor or an affiliate of the Sponsor may loan to JCIC as may be required.

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to JCIC Class A Ordinary Shares, public shares, JCIC Public Warrants or JCIC Warrants include any such securities underlying the JCIC Units, as applicable.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included in this proxy statement/prospectus are not historical facts but are forward-looking statements, including for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “target,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, (1) references with respect to the anticipated benefits of the Business Combination and anticipated closing timing; (2) the sources and uses of cash of the Business Combination; (3) the anticipated capitalization and enterprise value of the combined company following the consummation of the Business Combination; (4) current and future potential commercial and customer relationships; and (5) anticipated investments in additional aircraft, capital resource, and research and development and the effect of these investments. These statements are based on various assumptions, whether or not identified in this proxy statement/prospectus, and on the current expectations of JCIC’s and Bridger’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of JCIC and Bridger. These forward-looking statements are subject to a number of risks and uncertainties, including: changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the parties to successfully or timely consummate the Business Combination, including the risk that any required stockholder or regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the Business Combination is not obtained; failure to realize the anticipated benefits of the Business Combination; risks relating to the uncertainty of the projected financial information with respect to Bridger; Bridger’s ability to successfully and timely develop, sell and expand its technology and products, and otherwise implement its growth strategy; risks relating to Bridger’s operations and business, including information technology and cybersecurity risks, loss of requisite licenses, flight safety risks, loss of key customers and deterioration in relationships between Bridger and its employees; risks related to increased competition; risks relating to potential disruption of current plans, operations and infrastructure of Bridger as a result of the announcement and consummation of the Business Combination; risks that Bridger is unable to secure or protect its intellectual property; risks that the post-combination company experiences difficulties managing its growth and expanding operations; the ability to compete with existing or new companies that could cause downward pressure on prices, fewer customer orders, reduced margins, the inability to take advantage of new business opportunities, and the loss of market share; the amount of redemption requests made by JCIC’s shareholders; the impact of the COVID-19 pandemic; the ability to successfully select, execute or integrate future acquisitions into the business, which could result in material adverse effects to operations and financial conditions; and those factors discussed in the section entitled “Risk Factors” contained in this proxy statement/prospectus. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. The risks and uncertainties above are not exhaustive, and there may be additional risks that neither JCIC nor Bridger presently know or that JCIC and Bridger currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward looking statements reflect JCIC’s and Bridger’s expectations, plans or forecasts of future events and views as of the date of this proxy statement/prospectus. JCIC and Bridger anticipate that subsequent events and developments will cause JCIC’s and Bridger’s assessments to change. However, while JCIC and Bridger may elect to update these forward-looking statements at some point in the future, JCIC and Bridger specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing JCIC’s and Bridger’s assessments as of any date subsequent to the date of this proxy statement/prospectus. Accordingly, undue reliance should not be placed upon the forward-looking statements.

QUESTIONS AND ANSWERS

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to JCIC’s shareholders. JCIC urges shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting.

Q:	Why am I receiving this proxy statement/prospectus?

A:

You are receiving these materials because you are a shareholder of record or a beneficial holder of JCIC on [●], the record date for the extraordinary general meeting. JCIC and Bridger have agreed to a business combination through a series of transactions, including the Mergers, subject to the terms and conditions of the Merger Agreement and the other Transaction Agreements. A copy of the Merger Agreement is attached as Annex A. JCIC shareholders are being asked to consider and vote upon a proposal to approve the Business Combination and a number of other proposals. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal” for more detail.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/ PROSPECTUS IN ITS ENTIRETY, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF JCIC AND BRIDGER.

Q:	How do I attend the meeting virtually?

A:

The extraordinary general meeting will be accessible virtually via a live webcast at [●].com, at [●], Eastern Time, on [●], 2022. To participate in the virtual meeting, including the voting of shares, JCIC shareholders of record will need (a) [●] or instructions that accompanied their proxy materials, if applicable, or (b) to obtain a proxy form from their broker, bank or other nominee.

The extraordinary general meeting webcast will begin promptly at [●], Eastern Time. JCIC shareholders are encouraged to access the extraordinary general meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page.

Q:	Can I attend the extraordinary general meeting in person?

A:

Yes. JCIC shareholders will be able to attend the extraordinary general meeting in person, which will be held on [●], 2022, at [●], Eastern Time, at the offices of Weil, Gotshal & Manges LLP, located at 767 Fifth Avenue, New York, NY 10153. However, JCIC encourages its shareholders to attend via live webcast on the Internet.

Q:	What are the transactions described in this document?

A:

On August 3, 2022, JCIC entered into the Merger Agreement. Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction (the “Business Combination” and together with the other transactions contemplated by the Merger Agreement, the “Transactions”), pursuant to which, among other things, (i) Wildfire Merger Sub I will merge with and into Blocker (the “First Merger”), with Blocker as the surviving entity of the First Merger, upon which Wildfire GP Sub IV will become general partner of such surviving entity, (ii) Wildfire Merger Sub II will merge with and into JCIC (the “Second Merger”), with JCIC as the surviving company of the Second Merger (the “Second Surviving Company”),

and (iii) Wildfire Merger Sub III will merge with and into Bridger (the “Third Merger” and together with First Merger and Second Merger, the “Mergers”), with Bridger as the surviving company of the Third Merger. Following the Mergers, each of Blocker, JCIC, and Bridger will be a subsidiary of New Bridger, and New Bridger will become a publicly traded company. At the closing of the Transactions (“Closing”), New Bridger will change its name to Bridger Aerospace Group Holdings, Inc., and its common stock is expected to list on the Nasdaq Capital Market under the ticker symbol “BAER.”

Q:	What will happen in the Mergers?

A:

Effect of the First Merger. On the terms and subject to the conditions set forth in the Merger Agreement, at the First Effective Time: (i) the partnership interests of Blocker outstanding immediately prior to the First Effective Time will be converted into the right to receive an aggregate number of shares of New Bridger Common Stock equal to the product of (x) the Per Share Common Stock Consideration and (y) the number of Class B common shares of Bridger held by Blocker immediately prior to the First Effective Time, which consideration will be allocated among the holders of the general partnership interests and limited partnership interests of Blocker (as of immediately prior to the First Effective Time) and (ii) the outstanding common stock of Wildfire Merger Sub I shall be converted into and become general partnership and limited partnership interests of surviving entity following the First Merger (the “First Surviving Limited Partnership”), which shall constitute one hundred percent (100%) of the outstanding equity of First Surviving Limited Partnership, to be owned by Wildfire GP Sub IV and New Bridger as provided in an amended and restated limited partnership agreement of First Surviving Limited Partnership in the form to be mutually agreed upon by JCIC, Bridger and Blocker in good faith prior to the Closing.

The “Per Share Common Stock Consideration” means the Aggregate Common Stock Consideration divided by the number of common shares of Bridger (“Bridger Common Shares”) issued and outstanding (other than any Bridger Common Shares held by Bridger in its treasury and any equity awards with respect to Bridger Common Shares granted after the date of the Merger Agreement and prior to Closing pursuant to the Omnibus Incentive Plan in the form of “restricted share units” or similar full value equity equivalents) as of immediately prior to the respective Effective Time.

Effect of the Second Merger. On the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Second Merger (the “Second Effective Time”), by virtue of the Second Merger:

(i)

each JCIC Ordinary Share issued and outstanding immediately prior to the Second Effective Time (other than JCIC Excluded Shares (as defined below)) will be converted into one share of New Bridger Common Stock;

(ii)

each share of common stock of Wildfire Merger Sub II issued and outstanding immediately prior to the Second Effective Time will be converted into and become one share of common stock of the Second Surviving Company;

(iii)

each JCIC Ordinary Share issued and outstanding immediately prior to the Second Effective Time with respect to which a JCIC shareholder has validly exercised its redemption rights (collectively, the “Redemption Shares”) will not be converted into and become a share of New Bridger Common Stock, and will at the Second Effective Time be converted into the right to receive from the Second Surviving Company, in cash, an amount per share calculated in accordance with such shareholder’s redemption rights; and

(iv)

at the Second Effective Time, by virtue of the assumption of the warrant agreement, dated as of January 26, 2021, between JCIC and Continental Stock Transfer & Trust Company, a New York corporation, by New Bridger, each warrant of JCIC that entitles its holder to purchase one JCIC Class A Ordinary Share at a price of $11.50 per share that is outstanding immediately prior to the Second Effective Time will automatically and irrevocably be modified to provide that such warrant will be entitled to purchase one share of New Bridger Common Stock on the same terms and conditions.

“JCIC Excluded Shares” means, without duplication, (i) the Redemption Shares, (ii) JCIC Ordinary Shares (if any), that, at the respective Effective Time, are held in the treasury of JCIC and (iii) JCIC Ordinary Shares (if any), that are owned by Bridger and its subsidiaries.

Effect of the Third Merger. On the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Third Merger (the “Third Effective Time” and with the First Effective Time and the Second Effective Time, the “Effective Times”), each Bridger Common Share will be converted into the right to receive a number of shares of New Bridger Common Stock equal to the Per Share Common Stock Consideration and each Bridger Series C Preferred Share will be converted into the right to receive one share of New Bridger Series A Preferred Stock. The limited liability company interests of Wildfire Merger Sub III outstanding immediately prior to the Third Effective Time will be converted into and become the limited liability company interests of the surviving company (“Third Surviving Company”), which will constitute one hundred percent (100%) of the outstanding equity of the Third Surviving Company. (i) The Bridger Common Shares and the Bridger Series C Preferred Shares (if any) (together with Bridger Common Shares, the “Bridger Shares”) that are held in the treasury of Bridger or its subsidiaries at the Third Effective Time and (ii) the Bridger Shares that are held by JCIC or any of its affiliates at the Third Effective Time, will be cancelled and no consideration will be paid or payable with respect thereto.

Q:	How will New Bridger be managed following the Business Combination?

A:

Following the Closing, it is expected that the current management of Bridger will become the management of New Bridger, and the New Bridger Board will consist of 9 directors, who will be divided into three classes (Class I, II and III) with each class initially consisting of 3 directors.

Please see the section entitled “Management of New Bridger after the Business Combination.”

Q:	Is the completion of the Merger subject to any conditions?

A:

Yes. The respective obligations of each party to effect the Closing are subject to the fulfillment (or, to the extent permitted by applicable law, waiver) of certain conditions specified in the Merger Agreement.

The Merger Agreement provides that the obligations of the parties to consummate the Merger are conditioned on, among other things: (i) approval of the Condition Precedent Proposals by the requisite shareholders of JCIC, (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) receipt of other required regulatory approvals, (iv) there being no governmental order or law in force enjoining or prohibiting the consummation of the Transactions, (v) JCIC having at least $5,000,001 of net tangible assets after shareholder redemptions, (vi) the registration statement on this Form S-4 having become effective, (vii) the New Bridger Common Stock and warrants to purchase New Bridger Common Stock having been approved for listing on Nasdaq, and (viii) customary bring-down conditions related to the representations, warranties and pre-Closing covenants in the Merger Agreement. In addition, the obligation of Bridger and Blocker to consummate the Transactions is conditioned upon, among other items, each of the covenants of the parties to the Sponsor Agreement required to be performed as of or prior to the Closing having been performed in all material respects.

To the extent that the JCIC Board determines that any modifications by the parties, including any waivers of any conditions to the Closing, materially change the terms of the Business Combination, JCIC and Bridger will notify their respective equityholders in a manner reasonably calculated to inform them about the modifications as may be required by law, by publishing a press release, and/or filing a current report on Form 8-K and by circulating a supplement to this proxy statement/prospectus to resolicit the votes of JCIC shareholders, if required. For more information about conditions to the consummation of the Business Combination, see the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Merger Agreement — Conditions to Closing.”

Q:	Following the Business Combination, will JCIC’s securities continue to trade on a stock exchange?

A:

No. JCIC and Bridger anticipate that, following consummation of the Business Combination, the JCIC Class A Ordinary Shares, JCIC Units and JCIC Warrants will be delisted from Nasdaq Capital Market LLC (“Nasdaq”), and JCIC’s securities will be deregistered under the Exchange Act. However, JCIC and Bridger intend to apply to list New Bridger Common Stock and New Bridger Warrants on Nasdaq upon the Closing under the ticker symbols “BAER” and “BAERW,” respectively. Please see the section entitled “The Business Combination—Certain Information Relating to New Bridger—Listing of New Bridger Common Stock and New Bridger Warrants on Nasdaq” for additional information.

Q:	What are the material U.S. federal income tax consequences as a result of the Business Combination?

A:

Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Consequences—U.S. Holders,” the exchange of JCIC Ordinary Shares for shares of New Bridger Common Stock pursuant to the Second Merger (together with the related transactions in the Business Combination) should qualify as a tax-deferred exchange for U.S. federal income tax purposes under Section 351 of the Code. Further, as described in “Material U.S. Federal Income Tax Consequences—U.S. Holders,” it is uncertain whether the exchange of JCIC Ordinary Shares for shares of New Bridger Common Stock, and the exchange of JCIC Public Warrants for New Bridger Warrants, in the Second Merger, qualifies as a tax-deferred reorganization under Section 368(a) of the Code. If the Second Merger does not qualify as a tax deferred reorganization under Section 368(a) of the Code, then the exchange of JCIC Public Warrants for New Bridger Warrants in the Second Merger would not qualify for tax-deferred treatment and would be taxable as further described in “Material U.S. Federal Income Tax Consequences—U.S. Holders.” There are significant factual and legal uncertainties as to whether the Second Merger qualifies as a tax-deferred reorganization under Section 368(a) of the Code. For example, under Section 368(a) of the Code, the acquiring corporation (or, in the case of certain reorganizations structured similarly to the Second Merger, its corporate parent) must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance as to how the provisions of Section 368(a) of the Code apply in the case of an acquisition of a corporation with only investment-type assets, such as JCIC, and there are significant factual and legal uncertainties concerning the determination of this requirement. Moreover, qualification of the Second Merger as a tax-deferred reorganization under Section 368(a) of the Code is based on facts which will not be known until the closing of the Business Combination. The closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Business Combination so qualifies for such tax-deferred treatment, and neither JCIC nor New Bridger intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, no assurance can be given that the IRS will agree with any position taken that the exchange of JCIC Public Warrants for New Bridger Warrants in the Second Merger qualifies for tax-deferred treatment or that a court will not sustain a challenge by the IRS to such position, if taken.

Additionally, the tax consequences of the Business Combination are subject to the PFIC rules discussed more fully under “Material U.S. Federal Income Tax Consequences—Passive Foreign Investment Company Status.” You are strongly urged to consult with a tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences of the Business Combination to you. For a description of material U.S. federal income tax consequences of the Business Combination, see the section entitled “Material U.S. Federal Income Tax Consequences” below.

Q:	What proposals are shareholders of JCIC being asked to vote upon?

A:	At the extraordinary general meeting, JCIC is asking holders of JCIC Ordinary Shares to consider and vote upon:

•

a proposal to approve by ordinary resolution and adopt (i) the Business Combination, (ii) Merger Agreement, (iii) the Plan of Merger and (iv) each of the transactions contemplated by the Merger Agreement, as more fully described elsewhere in this proxy statement/prospectus;

•	a proposal to approve by special resolution the Second Merger and the associated Plan of Merger related to the Second Merger;

•	a proposal to approve by ordinary resolution the amendments to the authorized share capital of JCIC;

•	a proposal to approve by special resolution and adopt the Proposed Cayman Constitutional Documents;

•

proposals to approve, on a non-binding advisory basis, certain material differences between JCIC’s Amended and Restated Memorandum and Articles of Association and the New Bridger Certificate of Incorporation;

•	a proposal to approve and assume by ordinary resolution New Bridger’s 2022 Omnibus Incentive Plan and any grants or awards issued thereunder;

•	a proposal to approve by ordinary resolution New Bridger’s 2022 Employee Stock Purchase Plan; and

•

a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes present to constitute a quorum or for the approval of one or more proposals at the extraordinary general meeting or to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to JCIC shareholders.

If JCIC’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated. See “Shareholder Proposal No. 1 — The Business Combination Proposal,” “Shareholder Proposal No. 2 — The Merger Proposal,” “Shareholder Proposal No. 3 — The Share Capital Proposals,” “Shareholder Proposal No. 4 — The Organizational Documents Proposal,” “Shareholder Proposal No. 5 — the Non-Binding Governance Proposals,” “Shareholder Proposal No. 6 — The Incentive Plan Proposal,” “Shareholder Proposal No. 7 — The ESPP Proposal,” and “Shareholder Proposal No. 8 — The Adjournment Proposal.”

JCIC will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of JCIC should read it carefully.

Q:	Did the JCIC Board Recommend the Business Combination Proposals and the other proposals?

A:

After careful consideration, the JCIC Board has determined that the Business Combination Proposal, the Merger Proposal, the Share Capital Proposal, the Organizational Documents Proposal, the Non-Binding Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal are in the best interests of JCIC and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of JCIC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of JCIC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, JCIC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of JCIC’s

Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	Are the proposals conditioned on one another?

A:

Each of Proposals No. 1, 2, 3, 4, 6 and 7 (the “Condition Precedent Proposals”) is cross-conditioned on the approval of the others. If our shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement may be terminated and the Business Combination may not be consummated. Proposal No. 8 is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. Proposal No. 5 is a non-binding advisory proposal.

Q:	Why is JCIC proposing the Business Combination?

A:	JCIC was incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities.

Based on our due diligence investigations of Bridger, the management of Bridger and the industry in which it operates, including the financial and other information provided by Bridger in the course of these due diligence investigations, the JCIC Board believes that the Business Combination with Bridger is in the best interests of JCIC and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See “Shareholder Proposal No. 1 — The Business Combination Proposal — The JCIC Board’s Reasons for the Approval of the Business Combination” for additional information.

Although the JCIC Board believes that the Business Combination with Bridger presents an attractive business combination opportunity and is in the best interests of JCIC and its shareholders, the JCIC Board did consider certain potentially material negative factors in arriving at that conclusion, including, among others: (i) the risks arising from the fact that due to the restrictions on the authority of federal agencies to obligate federal funds without annual appropriations from Congress, most of Bridger’s contracts are structured for one base year with options for up to four additional years, and that the government customers can terminate the contracts for cause or for convenience at any time; (ii) Bridger’s long-term performance will rely on continuing to maintain and generate new contracts with state, federal, and non-U.S. governmental entities; (iii) risks arising from the fact that Bridger was awarded certain government contracts based on its status as a small business under the applicable regulations of the Small Business Association, and therefore as New Bridger continues to expand, New Bridger may not be eligible to utilize the small business status to grow its business; and (iv) Bridger has incurred losses on an as-reported basis for the last several years. These factors are discussed in greater detail in the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — The JCIC Boards’ Reasons for the Business Combination,” as well as in the section entitled “Risk Factors.”

Q:	What will Bridger equityholders receive in return for JCIC’s acquisition of all of the issued and outstanding equity interests of Bridger?

A:

Common Shares. The aggregate consideration to be paid to the direct or indirect equityholders of Bridger (other than the holders of Series C preferred shares of Bridger (“Bridger Series C Preferred Shares”)) (“Aggregate Common Stock Consideration”) at the Closing will consist of a number of shares of common stock of New Bridger (“New Bridger Common Stock”) equal to (i) (A) Net Equity Value minus (B) the aggregate stated value of the Bridger Series C Preferred Shares outstanding as of immediately prior to the effective time of the First Merger (the “First Effective Time”) and any accrued and unpaid interest thereon since the end of immediately preceding semi-annual distribution period, which amounts are to be determined in accordance with Bridger’s current limited liability company agreement, minus (C) if the amount remaining in the Trust Account of JCIC after allocating funds to the redemption of JCIC Class A Ordinary Shares is less than $20,000,000, the excess of the aggregate fees and expenses for legal counsel, accounting advisors, external auditors and financial advisors incurred by Blocker and certain of its affiliates, Bridger or its subsidiaries in connection with the Transactions, over $6,500,000, if any, divided by (ii) $10.00. Assuming the Closing occurs on November 30, 2022 and the aggregate fees and expenses for legal counsel, accounting advisors, external auditors and financial advisors incurred by Blocker and certain of its affiliates, Bridger or its subsidiaries in connection with the Transactions are less than $6,500,000, the Aggregate Common Stock Consideration would be 39,536,771 shares of New Bridger Common Stock. The Aggregate Common Stock Consideration would be reduced (i) if the Closing occurs after November 30, 2022, resulting in a higher aggregate stated value of the Bridger Series C Preferred Shares outstanding as of immediately prior to the First Effective Time or (ii) if the amount remaining in the Trust Account of JCIC after allocating funds to the redemption of JCIC Class A Ordinary Shares is less than $20,000,000 and the aggregate fees and expenses for legal counsel, accounting advisors, external auditors and financial advisors incurred by Blocker and certain of its affiliates, Bridger or its subsidiaries in connection with the Transactions exceed $6,500,000. Conversely, the Aggregate Common Stock Consideration would increase if the Closing occurs before November 30, 2022, resulting in a lower aggregate stated value of the Bridger Series C Preferred Shares outstanding as of immediately prior to the First Effective Time.

Preferred Shares. The aggregate consideration to be paid to holders of the Bridger Series C Preferred Shares at the Closing will consist of a number of shares of Series A preferred stock of New Bridger (“New Bridger Series A Preferred Stock”) equal to the number of Bridger Series C Preferred Shares outstanding as of immediately prior to the effective time of the First Merger. Shares of New Bridger Series A Preferred Stock will have rights and preferences that mirror certain rights and preferences currently held by the holders of the Bridger Series C Preferred Shares.

For further details, see “Shareholder Proposal No. 1 — The Business Combination Proposal — Consideration.”

Q:	What equity stake will current JCIC shareholders and Existing Bridger Equityholders hold in New Bridger immediately after the consummation of the Business Combination?

A:

As of the date of this proxy statement/prospectus, there are (i) 43,125,000 JCIC Ordinary Shares issued and outstanding, consisting of the 8,550,000 founder shares held by the Sponsor, the 75,000 founder shares in the aggregate held by the three independent directors of JCIC, and the 34,500,000 public shares and (ii) the 26,650,000 JCIC Warrants issued and outstanding, consisting of the 9,400,000 JCIC Private Placement Warrants held by the Sponsor and the 17,250,000 JCIC Public Warrants. Each whole warrant entitles the holder thereof to purchase one JCIC Class A Ordinary Share at $11.50 per share and, following the Second Merger, will entitle the holder thereof to purchase one share of New Bridger Common Stock at $11.50 per share. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), JCIC fully diluted share capital would be 69,775,000 common stock equivalents.

Upon completion of the Business Combination, we anticipate that: (1) shares issued to Founder and Bridger Management will represent an ownership interest of 19.6% of the fully diluted New Bridger Common Stock, (2) shares issued to BTO Stockholders will represent an ownership interest of 6.4% of the fully diluted New Bridger Common Stock, (3) shares issued to the Bridger Series C Shareholders upon conversion will represent an ownership interest of 19.8% of the fully diluted New Bridger Common Stock, (4) shares issued to JCIC public shareholders will represent an ownership interest of 22.7% of the fully diluted New Bridger Common Stock, (5) shares issued to the Sponsor will represent an ownership interest of 5.6% of the fully diluted New Bridger Common Stock (which does not assume the exercise of Sponsor’s JCIC Private Placement Warrants), (6) shares issued to the independent directors of JCIC will represent an ownership interest of 0.1% of the fully diluted New Bridger Common Stock, (7) New Award Grants will represent an ownership interest of 7.5% of the fully diluted New Bridger Common Stock upon full vesting and/or exercise thereof, (8) shares of New Bridger Common Stock issuable upon conversion of the Promissory Note at Closing will represent an ownership interest of 0.7% of the fully diluted New Bridger Common Stock, (9) JCIC Public Warrants will represent an ownership interest of 11.4% of the fully diluted New Bridger Common Stock upon exercise thereof and (10) JCIC Private Placement Warrants will represent an ownership interest of 6.2% of the fully diluted New Bridger Common Stock upon exercise thereof. These ownership interest levels are based on Bridger’s capitalization as of August 3, 2022 and assume (i) no additional issuance of Bridger equity, (ii) Series C Shareholders exercise their conversion rights at a conversion price of $11.00 per share 31 days after the Closing, (iii) the Closing occurs on November 30, 2022, (iv) the aggregate fees and expenses for legal counsel, accounting advisors, external auditors and financial advisors incurred by Blocker and certain of its affiliates, Bridger or its subsidiaries in connection with the Transactions are less than $6,500,000, (v) the aggregate of fees and expenses for legal counsel, accounting advisors, external auditors and financial advisors incurred by JCIC in connection with the Transactions prior to Closing, but excluding any deferred underwriting fees, are less than $6,500,000, and (vi) no public shareholders exercise their redemption rights in connection with the Business Combination.

The following table illustrates the varying ownership levels in New Bridger immediately following the consummation of the Business Combination, based on the assumptions above; provided that in the 25%, 50%, 75% and maximum redemptions scenarios, the assumption (vi) above is modified to assume that public shareholders exercise their redemption rights at the applicable redemption levels in connection with the Business Combination.

	Fully Diluted Share Ownership in New Bridger
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming 25% Redemptions)		Pro Forma Combined (Assuming 50% Redemptions)		Pro Forma Combined (Assuming 75% Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Founder and Bridger Management(1)	29,800,105	19.6%	29,800,105	21.0%	29,800,105	22.5%	29,800,105	24.4%	29,800,105	27.6%
BTO Stockholders(1)	9,736,666	6.4%	9,736,666	6.8%	9,736,666	7.3%	9,736,666	8.0%	9,736,666	9.0%
Series C Shareholders(2)	30,103,074	19.8%	30,103,074	21.2%	30,103,074	22.7%	30,103,074	24.7%	30,103,074	27.8%
Public Shareholders	34,500,000	22.7%	25,875,000	18.2%	17,250,000	13.0%	8,625,000	7.1%	—	0.0%
Sponsor(3)	8,550,000	5.6%	8,550,000	6.0%	8,550,000	6.4%	7,419,874	6.1%	4,275,000	4.0%
Independent directors of JCIC	75,000	0.1%	75,000	0.1%	75,000	0.1%	75,000	0.1%	75,000	0.1%
New Award Grants(4)	11,259,197	7.5%	10,396,697	7.3%	9,534,197	7.1%	8,558,685	7.0%	7,391,697	6.7%
Convertible Promissory Note(5)	1,000,000	0.7%	1,000,000	0.7%	1,000,000	0.8%	1,000,000	0.8%	100,000	0.1%
Public Warrants	17,250,000	11.4%	17,250,000	12.1%	17,250,000	13.0%	17,250,000	14.1%	17,250,000	16.0%
Private Placement Warrants	9,400,000	6.2%	9,400,000	6.6%	9,400,000	7.1%	9,400,000	7.7%	9,400,000	8.7%

Total	151,674,042	100.0%	142,186,542	100.0%	132,699,042	100.0%	121,968,404	100.0%	108,131,542	100.0%

(1)	Represents shares of New Bridger Common Stock to be issued at the Closing to the Existing Bridger Equityholders based on the Per Share Common Stock Consideration.
(2)

The 315,789 shares of New Bridger Series A Preferred Stock issued in exchange of Bridger Series C Preferred Shares are convertible at the election of the Series C Shareholders to New Bridger Common Stock based on the Series A Preferred Stated Value and the conversion price of: (i) for conversion within thirty (30) days after the Closing, $9.00 per share of New Bridger Common Stock and (ii) for conversion after thirty (30) days after the Closing, $11.00 per share of New Bridger Common Stock.

(3)

Of the shares owned by the Sponsor that remain outstanding immediately after the Closing, 20% will be Sponsor Earnout Shares. The Sponsor Earnout Shares will be restricted from transfer (subject to certain exceptions), subject to the occurrence (or deemed occurrence) of the applicable Sponsor Triggering Event during the Earnout Period. Any such securities not released from these transfer restrictions during the Earnout Period will be forfeited back to New Bridger for no consideration. The 4,275,000 shares owned by the Sponsor under the maximum redemptions scenario represent the Available Sponsor Shares and are inclusive of shares subject to forfeitures based on transaction costs incurred by JCIC as of the Closing, but do not include the 100,000 shares issuable upon conversion of the expected $1.0 million outstanding balance on the Promissory Note between JCIC and the Sponsor at the Closing. As of the date hereof, JCIC has drawn $800,000, and expects to draw an additional $200,000, under the Promissory Note in order to fund working capital through the consummation of the Business Combination.

(4)

Includes New Award Grants under the Omnibus Incentive Plan assumed to be granted and outstanding with shares of New Bridger Common Stock underlying such awards to be approximately 10% of the New Bridger Common Stock expected to be outstanding immediately after the Closing, after taking into account redemptions by JCIC’s public shareholders.

(5)

Includes (i) the 1,000,000 shares of New Bridger Common Stock underlying the JCIC Warrants issuable pursuant to the repayment of the Promissory Note in the “Assuming No Redemptions”, “Assuming 25% of Maximum Redemptions” the “Assuming 50% of Maximum Redemptions” and the “Assuming 75% of Maximum Redemptions” scenarios and (ii) the 100,000 shares of New Bridger Common Stock issuable pursuant to the repayment of the Promissory Note in the “Assuming Maximum Redemptions” scenario. Except in the “Maximum Redemptions” scenario, the balance of the Promissory Note may be repaid in cash in accordance with its terms, but this table assumes that the balance was converted into warrants at the discretion of the Sponsor.

See the sections entitled “Summary of the Proxy Statement/Prospectus — Ownership of New Bridger following the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Q:	How has the announcement of the Business Combination affected the trading price of the JCIC Class A Ordinary Shares?

A:

On August 3, 2022, the last trading date before the public announcement of the execution of the Merger Agreement, the reported closing price on Nasdaq of the JCIC Units, JCIC Class A Ordinary Shares and JCIC Public Warrants was $9.89, $9.88 and $0.06, respectively. On [●], 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, the reported closing price on Nasdaq of the JCIC Units, JCIC Class A Ordinary Shares and JCIC Public Warrants was $[●], $[●] and $[●], respectively.

Q:	What changes will be made to the current constitutional documents of JCIC?

A:

JCIC’s shareholders are being asked to consider and vote upon a proposal to approve the replacement of JCIC’s current Cayman Constitutional Documents under the Cayman Islands Companies Act with the Proposed Cayman Constitutional Documents, which will be materially modified from the Cayman Constitutional Documents in the following respects:

•	change the name of JCIC to “[●]” and delete the provisions relating to JCIC’s status as a blank check company and retain the default of perpetual existence under the Cayman Islands Companies Act;

•	[change the share capital to US$[ ] divided into [ ] shares of a par value of US$[ ] each; and

•	provide for only one class of directors on the JCIC Board.

See “Shareholder Proposal No. 4 — The Organizational Documents Proposal” for additional information.

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash. The Sponsor has agreed to waive its redemption rights with respect to all of the founder shares in connection with the consummation of the Business Combination. The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights whether you vote your JCIC Class A Ordinary Shares for or against or abstain from voting on the Business Combination Proposal or any other proposal to be voted upon at the extraordinary general meeting. As a result, the Business Combination can be approved by shareholders who will redeem their shares and no longer remain shareholders.

Q:	How do I exercise my redemption rights?

A:	If you are a public shareholder and wish to exercise your right to redeem your public shares, you must:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you must elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental Stock Transfer & Trust (“Continental”), JCIC’s transfer agent, in which you (i) request that JCIC redeem all or a portion of your JCIC Class A Ordinary Shares for cash, and (ii) identify yourself as the beneficial holder of the JCIC Class A Ordinary Shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental, JCIC’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [●] p.m., Eastern Time, on [●], 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

The address of Continental, JCIC’s transfer agent, is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, JCIC’s transfer agent, directly and instruct them to do so.

Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us (net of taxes payable). For illustrative purposes, as of [●], 2022, this would have amounted to approximately $[●] per issued and outstanding public share. However, the proceeds deposited in the Trust Account could become subject to the claims of JCIC’s creditors, if any, which could have priority over the claims of the public shareholders, regardless of whether such public shareholder votes or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal.

Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote, irrespective of how you vote on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

A JCIC shareholder may not withdraw a redemption request once submitted to JCIC unless the JCIC Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which the JCIC Board may do in whole or in part). If you submit a redemption request to Continental, JCIC’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request to withdraw the redemption request. You may make such request by contacting Continental, JCIC’s transfer agent, at the phone number or address listed in see “Questions and answers — Q: Who can help answer my questions?”

Any corrected or changed written exercise of redemption rights must be received by Continental, JCIC’s transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, JCIC’s transfer agent, at least two business days prior to the vote at the extraordinary general meeting.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, JCIC will redeem the public shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination.

If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.

Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?

A:

No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, JCIC’s transfer agent, directly and instruct them to do so. You are requested to cause your public shares to be separated and delivered to Continental, JCIC’s transfer agent, by [●] p.m., Eastern Time, on [●], 2022 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:	What are the material U.S. federal income tax consequences of exercising my redemption rights?

A:

We expect that a U.S. holder that exercises its redemption rights to receive cash in exchange for its JCIC Ordinary Shares generally will be treated as selling such shares in a taxable transaction resulting in the recognition of capital gain or loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of JCIC Ordinary Shares that such U.S. holder owns or is deemed to own prior to and following the redemption. For a more complete discussion of the U.S. federal income tax consequences of a U.S. holder’s exercise of redemption rights, see “Material U.S. Federal Income Tax Consequences—U.S. Holders—Redemption of JCIC Ordinary Shares Pursuant to the JCIC Shareholder Redemption.”

For a description of the tax consequences for Non-U.S. holders exercising redemption rights in connection with the Business Combination, see the section entitled “Material U.S. Federal Income Tax Consequences—Non-U.S. Holders—Redemption of JCIC Ordinary Shares Pursuant to the JCIC Shareholder Redemption.”

Additionally, the tax consequences of exercising redemption rights are subject to the PFIC rules discussed more fully under “Material U.S. Federal Income Tax Consequences—Passive Foreign Investment Company Status.” All holders of JCIC Ordinary Shares considering exercising their redemption rights are urged to consult their tax advisors on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Q:	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:

Following the closing of JCIC’s initial public offering, an amount equal to $345,000,000 of the net proceeds from JCIC’s initial public offering and the sale of the JCIC Private Placement Warrants was placed in the Trust Account. As of [●], 2022, funds in the Trust Account totaled approximately $[●] and were comprised entirely of money market funds invested U.S. Treasury securities with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the Business

Combination), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of JCIC’s obligation to redeem 100% of the public shares if it does not complete a business combination by January 26, 2023 and (3) the redemption of all of the public shares if JCIC is unable to complete a business combination by January 26, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.

Upon consummation of the Business Combination, the funds deposited in the Trust Account will be released to pay holders of New Bridger public shares who properly exercise their redemption rights, to pay transaction fees and expenses associated with the Business Combination and for working capital and general corporate purposes of New Bridger following the Business Combination. See “Summary of the Proxy statement/prospectus — Sources and Uses of Funds for the Business Combination.”

Q:	What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:

Our public shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

Pursuant to the Cayman Constitutional Documents, in no event will we redeem JCIC Class A Ordinary Shares in an amount that would cause JCIC’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.

The table below presents the trust value per JCIC Class A Ordinary Share to a JCIC shareholder that elects not to redeem across a range of varying redemption scenarios calculated based on the Trust Account figures as of September 30, 2022. This trust value per JCIC Class A Ordinary Share includes the per share cost of the deferred underwriting commission.

	Per Share Value
Trust value	$347,128,616
Total JCIC Class A Ordinary Shares	34,500,000
Trust value per JCIC Class A Ordinary Share	$10.06
	Assuming No Redemption	Assuming 25% of Maximum Redemptions	Assuming 50% of Maximum Redemptions	Assuming 75% of Maximum Redemptions	Assuming Maximum Redemptions

Redemptions ($)	$—	$86,782,154	$173,564,308	$260,346,462	$347,128,616
Redemptions (Shares)	—	8,625,000	17,250,000	25,875,000	34,500,000
Deferred underwriting commission(1)	$6,037,500	$6,037,500	$6,037,500	$6,037,500	$6,037,500
Cash left in trust account post redemption minus deferred underwriting commission	$341,091,116	$254,308,962	$167,526,808	$80,744,654	$—
JCIC Class A Ordinary Shares post redemptions	34,500,000	25,875,000	17,250,000	8,625,000	—
Trust value per JCIC Class A Ordinary Share	$9.89	$9.83	$9.71	$9.36	$—

(1)	Remaining deferred underwriting commission owed after the waiver by J.P. Morgan Securities LLC upon its resignation.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemption will impact the dilutive effect of certain equity issuances related to the Business Combination. As illustrated in the table below, certain equity issuances may have a dilutive effect on the per share value of New Bridger. See the section entitled “Risk Factors—Risks Related to Redemption” for additional information.

	Assuming No Redemption		Assuming 25% of Maximum Redemptions(1)		Assuming 50% of Maximum Redemptions(2)		Assuming 75% of Maximum Redemptions(3)		Assuming Maximum Redemptions(4)
	Number of Shares	Value per Share(5)	Number of Shares	Value per Share(5)	Number of Shares	Value per Share(5)	Number of Shares	Value per Share(5)	Number of Shares	Value per Share(5)
Base Scenario(6)	112,764,845	$9.98	104,139,845	$9.98	95,514,845	$9.97	85,759,719	$10.09	73,989,845	$10.53
Excluding Sponsor Earnout Shares(7)	111,054,845	$10.14	102,429,845	$10.14	93,804,845	$10.15	84,275,744	$10.27	73,134,845	$10.65
Assuming Exercise of Public Warrants(8)	130,014,845	$10.19	121,389,845	$10.19	112,764,845	$10.20	103,009,719	$10.33	91,239,845	$10.71
Assuming Exercise of Private Placement Warrants(9)	122,164,845	$10.10	113,539,845	$10.10	104,914,845	$10.11	95,159,719	$10.23	83,389,845	$10.64
Assuming Exercise of JCIC Warrants Issuable Pursuant to Convertible Promissory Note(10)	113,764,845	$10.00	105,139,845	$9.99	96,514,845	$9.99	86,759,719	$10.11	—	—
Including Shares Issuable Pursuant to Convertible Promissory Note(10)	—	—	—	—	—	—	—	—	74,089,845	$10.51
Including Shares Reserved for New Award Grants(11)	124,024,042	$9.08	114,536,542	$9.07	105,049,042	$9.07	94,318,404	$9.18	81,381,542	$9.57

(1)	Assumes redemptions of 8,625,000 JCIC Class A Ordinary Shares in connection with the Business Combination.
(2)	Assumes redemptions of 17,250,000 JCIC Class A Ordinary Shares in connection with the Business Combination.
(3)	Assumes redemptions of 25,875,000 JCIC Class A Ordinary Shares in connection with the Business Combination.
(4)	Assumes redemptions of 34,500,000 JCIC Class A Ordinary Shares in connection with the Business Combination.
(5)	Based on a post-transaction equity value of New Bridger of the following:

	Post-Transaction Equity Value
	(in millions)
	Assuming No Redemption		Assuming 25% of Maximum Redemptions		Assuming 50% of Maximum Redemptions		Assuming 75% of Maximum Redemptions		Assuming Maximum Redemptions
Base Scenario	$1,125.9	(5)(a)	$1,039.1	(5)(b)	$952.4	(5)(c)	$865.6	(5)(d)	$778.8	(5)(e)
Excluding Sponsor Earnout Shares(5)(f)	$1,125.9		$1,039.1		$952.4		$865.6		$778.8
Assuming Exercise of Public Warrants(5)(g)	$1,324.3		$1,237.5		$1,150.7		$1,063.9		$977.2
Assuming Exercise of Private Placement Warrants(5)(h)	$1,234.0		$1,147.2		$1,060.5		$973.7		$886.9
Assuming Exercise of Warrants Issuable Pursuant to Convertible Promissory Note(5)(i)	$1,137.4		$1,050.6		$963.9		$877.1		—
Including Shares Issuable Pursuant to Convertible Promissory Note(5)(i)	—		—		—		—		$778.8
Including Shares Reserved for New Award Grants(5)(j)	$1,125.9		$1,039.1		$952.4		$865.6		$778.8

(5)(a)

Based on a post-transaction equity value of New Bridger of approximately $1,125.9 million, calculated by multiplying (a) the sum of (i) 39,536,771 shares of New Bridger Common Stock to be issued at the Closing to the Existing Bridger Equityholders at the Closing based on the Per Share Common Stock Consideration, (ii) assuming Series C Shareholders exercise their conversion rights at a conversion price of $11.00 per share at the Closing, 29,930,205 shares of New Bridger Common Stock issuable in respect of the New Bridger Series A Preferred Shares at Closing, and (iii) 8,625,000 shares of JCIC Class B Ordinary Shares and, assuming no redemptions by the public shareholders, 34,500,000 public shares of JCIC Class A Ordinary Shares convertible into shares of New Bridger Common Stock on a one-to-one basis upon the Closing, by (b) $10.00.

(5)(b)

Based on a post-transaction equity value of New Bridger of approximately $1,039.1 million, or approximately $1,125.9 million less the approximately $86.8 million (or $10.06 per share, representing its per share portion of the principal in the trust account) that would be paid from the trust account to redeem 8,625,000 JCIC Class A Ordinary Shares in connection with the Business Combination.

(5)(c)

Based on a post-transaction equity value of New Bridger of approximately $952.4 million, or approximately $1,125.9 million less the approximately $173.6 million (or $10.06 per share, representing its per share portion of the principal in the trust account) that would be paid from the trust account to redeem 17,250,000 JCIC Class A Ordinary Shares in connection with the Business Combination.

(5)(d)

Based on a post-transaction equity value of New Bridger of approximately $865.6, or approximately $1,125.9 million less the approximately $260.3 million (or $10.06 per share, representing its per share portion of the principal in the trust account) that would be paid from the trust account to redeem 25,875,000 JCIC Class A Ordinary Shares in connection with the Business Combination.

(5)(e)

Based on a post-transaction equity value of New Bridger of approximately $778.8, or approximately $1,125.9 million less the approximately $347.1 million (or $10.06 per share, representing its per share portion of the principal in the trust account) that would be paid from the trust account to 34,500,000 JCIC Class A Ordinary Shares in connection with the Business Combination.

(5)(f)

Based on a post-transaction equity value of New Bridger at the Base Scenario in the respective redemption scenario column, but excluding the 1,710,000 Sponsor Earnout Shares in the no redemption scenario, the 25% redemption scenario, the 50% redemption scenario and the 75% redemption scenario (which is equal to 20% of 8,550,000 of the Available Sponsor Shares), or the 855,000 Sponsor Earnout Shares in the maximum redemption scenario (which is equal to 20% of 4,275,000 of the Available Sponsor Shares).

(5)(g)

Based on a post-transaction equity value of New Bridger at the Base Scenario in the respective redemption scenario column plus the full exercise of the Public Warrants for a total cash exercise price of approximately $198.4 million (or $11.50 per share).

(5)(h)

Based on a post-transaction equity value of New Bridger at the Base Scenario in the respective redemption scenario column plus the full exercise of the JCIC Private Placement Warrants for a total cash exercise price of approximately $108.1 million (or $11.50 per share).

(5)(i)

Based on a post-transaction equity value of New Bridger at the Base Scenario in the respective redemption scenario column plus (i) a total cash exercise price of approximately $11.5 million (or $11.50 per share) from the full exercise of 1,000,000 shares of the JCIC Warrants pursuant to the repayment of the convertible promissory note in the no redemption scenario, 25% redemption scenario, the 50% redemption scenario and the 75% redemption scenario or (ii) no cash proceeds in connection with the 100,000 shares of New Bridger Common Stock issuable pursuant to the repayment of the convertible promissory note in the maximum redemption scenario.

(5)(j)

Based on a post-transaction equity value of New Bridger at the Base Scenario in the respective redemption scenario column, but plus no cash proceeds from the issuances under the Omnibus Incentive Plan.

(6)

Represents (a) the 39,536,771 shares of New Bridger Common Stock issued to Existing Bridger Equityholders at the Closing and, assuming Series C Shareholders exercise their conversion rights at a conversion price of $11.00 per share 31 days after the Closing, 30,103,074 shares of New Bridger Common Stock issuable in respect of the New Bridger Series A Preferred Shares at Closing, in each case, pursuant to the Business Combination, (b) the 34,500,000 JCIC Class A Ordinary Shares that will be converted into shares of New Bridger Common Stock at the Closing and (c) the 8,625,000 Class B Ordinary Shares that will be converted into shares of New Bridger Common Stock at the Closing, less any shares that are redeemed, as described above.

(7)

Represents the Base Scenario less (i) the 1,710,000 Sponsor Earnout Shares in the no redemption scenario, the 25% redemption scenario, the 50% redemption scenario and the 75% redemption scenario (which is equal to 20% of 8,550,000 of the Available Sponsor Shares), or (ii) the 855,000 Sponsor Earnout Shares in the maximum redemption scenario (which is equal to 20% of 4,275,000 of the Available Sponsor Shares).

(8)	Represents the Base Scenario plus 17,250,000 shares of New Bridger Common Stock issuable upon the exercise of the Public Warrants.
(9)	Represents the Base Scenario plus 9,400,000 shares of New Bridger Common Stock issuable upon the exercise of the Private Placement Warrants.
(10)

Represents the Base Scenario plus (i) 1,000,000 shares of New Bridger Common Stock issuable upon the exercise of the JCIC Warrants issuable pursuant to the repayment of the Promissory Note in the no redemption scenario, 25% redemption scenario, the 50% redemption scenario and the 75% redemption scenario or (ii) 100,000 shares of New Bridger Common Stock issuable pursuant to the repayment of the Promissory Note in the maximum redemption scenario.

(11)

Represents the Base Scenario plus (i) 11,259,197 shares of New Bridger Common Stock proposed to be reserved and issuable under the Omnibus Incentive Plan in the no redemption scenario, (ii) 10,396,697 shares of New Bridger Common Stock proposed to be reserved and issuable under the Omnibus Incentive Plan in the 25% redemption scenario, (iii) 9,534,197 shares of New Bridger Common Stock proposed to be reserved and issuable under the Omnibus Incentive Plan in the 50% redemption scenario, (iv) 8,554,841 shares of New Bridger Common Stock proposed to be reserved and issuable under the Omnibus Incentive Plan in the 75% redemption scenario or (v) 7,391,697 shares of New Bridger Common Stock proposed to be reserved and issuable under the Omnibus Incentive Plan in the maximum redemption scenario.

If a public shareholder exercises its redemption rights, such exercise will not result in the loss of any warrants that it may hold. We cannot predict the ultimate value of the JCIC Warrants following the consummation of the Business Combination, but assuming that 100% or 34,500,000 shares of JCIC Class A Ordinary Shares held by our public shareholders were redeemed, the 17,250,000 retained outstanding JCIC Public Warrants would have an aggregate value of $[●], based on a price per JCIC Public Warrant of $[●] on [●], 2022, the most recent practicable date prior to the date of this proxy statement/prospectus.

The table below presents possible sources of dilution and the extent of such dilution that non-redeeming JCIC shareholders could experience in connection with the closing of the Business Combination across a range of varying redemption scenarios. In an effort to illustrate the extent of such dilution, the table below assumes (i) no additional issuance of Bridger equity, (ii) Series C Shareholders exercise their conversion rights at a conversion price of $11.00 per share 31 days after the Closing and (iii) the Closing occurs on November 30, 2022, (iv) the aggregate fees and expenses for legal counsel, accounting advisors, external auditors and financial advisors incurred by Blocker and certain of its affiliates, Bridger or its subsidiaries in connection with the Transactions are less than $6,500,000 and (v) the aggregate of fees and expenses for legal counsel, accounting advisors, external auditors and financial advisors incurred by JCIC in connection with the Transactions prior to Closing, but excluding any deferred underwriting fees, are less than $6,500,000. If the actual facts are different from these assumptions, the percentage ownership retained by the current JCIC shareholders in New Bridger will be different.

	Fully Diluted Share Ownership in New Bridger
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming 25% Redemptions)		Pro Forma Combined (Assuming 50% Redemptions)		Pro Forma Combined (Assuming 75% Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Founder and Bridger Management(1)	29,800,105	19.6%	29,800,105	21.0%	29,800,105	22.5%	29,800,105	24.4%	29,800,105	27.6%
BTO Stockholders(1)	9,736,666	6.4%	9,736,666	6.8%	9,736,666	7.3%	9,736,666	8.0%	9,736,666	9.0%
Series C Shareholders(2)	30,103,074	19.8%	30,103,074	21.2%	30,103,074	22.7%	30,103,074	24.7%	30,103,074	27.8%
Public Shareholders	34,500,000	22.7%	25,875,000	18.2%	17,250,000	13.0%	8,625,000	7.1%	—	0.0%
Sponsor(3)	8,550,000	5.6%	8,550,000	6.0%	8,550,000	6.4%	7,419,874	6.1%	4,275,000	4.0%
Independent directors of JCIC	75,000	0.1%	75,000	0.1%	75,000	0.1%	75,000	0.1%	75,000	0.1%
New Award Grants(4)	11,259,197	7.5%	10,396,697	7.3%	9,534,197	7.1%	8,558,685	7.0%	7,391,697	6.7%
Convertible Promissory Note(5)	1,000,000	0.7%	1,000,000	0.7%	1,000,000	0.8%	1,000,000	0.8%	100,000	0.1%
Public Warrants	17,250,000	11.4%	17,250,000	12.1%	17,250,000	13.0%	17,250,000	14.1%	17,250,000	16.0%
Private Placement Warrants	9,400,000	6.2%	9,400,000	6.6%	9,400,000	7.1%	9,400,000	7.7%	9,400,000	8.7%

Total	151,674,042	100.0%	142,186,542	100.0%	132,699,042	100.0%	121,968,404	100.0%	108,131,542	100.0%

(1)	Represents shares of New Bridger Common Stock to be issued at the Closing to the Existing Bridger Equityholders based on the Per Share Common Stock Consideration.
(2)

The 315,789 shares of New Bridger Series A Preferred Stock issued in exchange of Bridger Series C Preferred Shares are convertible at the election of the Series C Shareholders to New Bridger Common Stock based on the Series A Preferred Stated Value and the conversion price of: (i) for conversion within thirty (30) days after the Closing, $9.00 per share of New Bridger Common Stock and (ii) for conversion after thirty (30) days after the Closing, $11.00 per share of New Bridger Common Stock.

(3)

Of the shares owned by the Sponsor that remain outstanding immediately after the Closing, 20% will be Sponsor Earnout Shares. The Sponsor Earnout Shares will be restricted from transfer (subject to certain exceptions), subject to the occurrence (or deemed occurrence) of the applicable Sponsor Triggering Event during the Earnout Period. Any such securities not released from these transfer restrictions during the Earnout Period will be forfeited back to New Bridger for no consideration. The 4,275,000 shares owned by the Sponsor under the maximum redemptions scenario represent the Available Sponsor Shares and are inclusive of shares subject to forfeitures based on transaction costs incurred by JCIC as of the Closing, but do not include the 100,000 shares issuable upon conversion of the expected $1.0 million outstanding balance on the Promissory Note between JCIC and the Sponsor at the Closing. As of the date hereof, JCIC has drawn $800,000, and expects to draw an additional $200,000, under the Promissory Note in order to fund working capital through the consummation of the Business Combination.

(4)

Includes New Award Grants under the Omnibus Incentive Plan assumed to be granted and outstanding with shares of New Bridger Common Stock underlying such awards to be approximately 10% of the New Bridger Common Stock expected to be outstanding immediately after the Closing, after taking into account redemptions by JCIC’s public shareholders.

(5)

Includes (i) the 1,000,000 shares of New Bridger Common Stock underlying the JCIC Warrants issuable pursuant to the repayment of the Promissory Note in the “Assuming No Redemptions”, “Assuming 25% of Maximum Redemptions” the “Assuming 50% of Maximum Redemptions” and the “Assuming 75% of Maximum Redemptions” scenarios and (ii) the 100,000 shares of New Bridger Common Stock issuable pursuant to the repayment of the Promissory Note in the “Assuming Maximum Redemptions” scenario. Except in the “Maximum Redemptions” scenario, the balance of the Promissory Note may be repaid in cash in accordance with its terms, but this table assumes that the balance was converted into warrants at the discretion of the Sponsor.

The deferred underwriting commission owed as a result of the JCIC initial public offering, after taking into account the amount waived by J.P. Morgan Securities LLC upon its resignation, will be released to the underwriters only on completion of the Business Combination. The deferred underwriting commission is payable if a Business Combination is consummated without regard to the number of public shares redeemed by holders in connection with a Business Combination. The following table presents the deferred underwriting commission as a percentage of the cash left in the Trust Account following redemptions across a range of varying redemption scenarios.

	Assuming No Redemptions	Assuming 25% of Maximum Redemptions	Assuming 50% of Maximum Redemptions	Assuming 75% of Maximum Redemptions	Assuming Maximum Redemptions
Deferred underwriting commission	$6,037,500	$6,037,500	$6,037,500	$6,037,500	$6,037,500
Deferred underwriting commission as a percentage of cash in Trust Account post-redemption	1.8%	2.4%	3.6%	7.5%	—%

JCIC Warrants are not subject to redemption in connection with the Business Combination. As of [●], 2022, the most recent practicable date before the date of this proxy statement/prospectus, the closing trading price of the JCIC Warrants on Nasdaq, was [●]. The JCIC Warrants will become exercisable at any time commencing on the later of 30 days after the completion of the Business Combination and 12 months from the closing of the JCIC initial public offering. The exercise price of JCIC Warrants is $11.50 per share. However, there is no guarantee that the JCIC Public Warrants will ever be in the money prior to their expiration and as such, the JCIC Warrants may expire worthless. Alternatively, following the Business Combination, New Bridger may be able to redeem unexpired New Bridger Warrants prior to their exercise at a time that is disadvantageous to a holder of the New Bridger Warrants, thereby making them worthless. For more information on risks relating to the JCIC Warrants, please see the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to the Business Combination and JCIC.”

Q:	When do you expect the Business Combination to be completed?

A:	The Business Combination is expected to be completed in the fourth quarter of 2022.

Q:	Do I have appraisal rights in connection with the proposed Business Combination and the Transactions?

A:

Neither JCIC’s shareholders nor JCIC’s warrant holders have appraisal rights in connection with the Business Combination or the Transactions under the Cayman Islands Companies Act. JCIC’s shareholders may be entitled to give notice to JCIC prior to the meeting that they wish to dissent to the Third Merger and to receive payment of fair market value for his or her JCIC shares if they follow the procedures set out in the Cayman Islands Companies Act, noting that any such dissention rights may be limited pursuant to Section 239 of the Cayman Islands Companies Act which states that no such dissention rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the Third Merger are listed on a national securities exchange. It is JCIC’s view that such fair market value would equal the amount which JCIC shareholders would obtain if they exercise their redemption rights as described herein.

Q:	What do I need to do now?

A:

JCIC urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder or warrant holder of JCIC. JCIC’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?

A:

The extraordinary general meeting will be held at [●], Eastern Time, on [●], 2022, at the offices of Weil, Gotshal & Manges LLP, located at 767 Fifth Avenue, New York, NY 10153 and via live webcast at [●].com, where you will be able to listen to the meeting live and vote during the meeting. If you are a holder of record of JCIC Ordinary Shares on the record date for the extraordinary general meeting, you may vote at the extraordinary general meeting in person, via the virtual meeting platform or by submitting a proxy for the extraordinary general meeting, in any of the following ways, if available:

Vote by Mail: by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope. By signing the proxy card and returning it in the enclosed prepaid envelope to the specified address, you are authorizing the individuals named on the proxy card to vote your shares at the extraordinary general meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the extraordinary general meeting so that your shares will be voted if you are unable to attend the extraordinary general meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your JCIC Ordinary Shares will be voted as recommended by the JCIC Board.

Vote by Internet: visit www. [●].com, 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time on [●], 2022 (have your proxy card in hand when you visit the website);

Vote by Phone: by calling toll-free (within the U.S. or Canada) [●] (have your proxy card in hand when you call); or

Vote at the extraordinary general meeting: you can attend the extraordinary general meeting in person or via the virtual meeting platform and vote during the meeting by following the instructions on your proxy card. You can access the extraordinary general meeting by visiting the website [●]. You will need your control number for access. Instructions on how to virtually attend and participate at the extraordinary general meeting are available at [●].

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee. In most cases you may vote by telephone or over the Internet as instructed.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” A broker non-vote, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.

Q:	When and where will the extraordinary general meeting be held?

A:

The extraordinary general meeting will be held on [●], 2022 at [●], Eastern Time, at the offices of Weil, Gotshal & Manges LLP, located at 767 Fifth Avenue, New York, NY 10153. Cayman Islands law requires there be a physical location for the meeting. However, JCIC encourages its shareholders to attend via live webcast at [●].com. To participate in the virtual meeting, a JCIC shareholder of record will need the 16-digit control number included on their proxy card or instructions that accompanied their proxy materials, if applicable, or to obtain a proxy form from their broker, bank or other nominee. The extraordinary general meeting webcast will begin promptly at [●], Eastern Time. JCIC shareholders are encouraged to access the JCIC extraordinary general meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:

JCIC has fixed [●], 2022 as the record date for the extraordinary general meeting. If you were a shareholder of JCIC at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q:	How many votes do I have?

A:

JCIC shareholders are entitled to one vote at the extraordinary general meeting for each JCIC Ordinary Share held of record as of the Record date. As of the close of business on the record date for the extraordinary general meeting, there were 34,500,000 JCIC Class A Ordinary Shares issued and outstanding, and 8,625,000 JCIC Class B Ordinary Shares issued and outstanding.

Q:	What constitutes a quorum?

A:

A quorum of JCIC shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold a majority of the issued and outstanding JCIC Ordinary Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, [●] JCIC Ordinary Shares would be required to achieve a quorum.

Q:	What vote is required to approve each proposal at the extraordinary general meeting?

A:	The following votes are required for each proposal at the extraordinary general meeting:

(i)

Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the JCIC Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(ii)

Merger Proposal: The approval of the Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the JCIC Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iii)

Share Capital Proposal: The approval of the Share Capital Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the JCIC Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iv)

Organizational Documents Proposal: The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the JCIC Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(v)

Non-Binding Governance Proposals: The Non-Binding Governance Proposals are constituted of non-binding advisory proposals, and may be approved by ordinary resolution, being the affirmative vote of the holders of a majority of the JCIC Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vi)

Incentive Plan Proposal: The approval of the Incentive Plan Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the JCIC Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vii)

ESPP Proposal: The approval of the ESPP Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the JCIC Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(viii)

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the JCIC Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Q:	What are the recommendations of the JCIC Board?

A:

The JCIC Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of JCIC’s shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Organizational Documents Proposal, and “FOR” all of the other proposals. The existence of financial and personal interests of one or more of JCIC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of JCIC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, JCIC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of JCIC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	How does the Sponsor intend to vote its shares?

A:

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor has agreed to vote all the founder shares and any public shares purchased during or after JCIC’s initial public offering in favor of the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor Persons own 20% of the issued and outstanding JCIC Ordinary Shares.

The Sponsor and JCIC’s directors, officers, advisors or their respective affiliates may purchase shares or warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. If the Sponsor or its affiliates engage in such transactions prior to the completion of the Business Combination, the purchase will be at a price no higher than the price offered through the redemption process. Any such securities purchased by the Sponsor or its affiliates, or any other third party that would vote at the direction of the Sponsor or its affiliates will not be voted in favor of approving the Business Combination. However, they have no current commitments, plans or intentions to engage in any such transactions and have not formulated any terms or conditions for any such transactions.

None of the funds in the Trust Account will be used to purchase shares or warrants in such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of JCIC’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

In the event that the Sponsor or JCIC’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. In order to induce the underwriters to execute the underwriting agreement entered into in connection with the IPO, the Sponsor and each of the officers and directors of JCIC entered into agreements with JCIC, pursuant to which each of them agreed to waive their redemption rights with respect to their founder shares and public shares and to vote in favor of the Business Combination. These agreements were reaffirmed in the Sponsor Agreement.

The purpose of such purchases would be to (i) ensure that such shares would not be redeemed in connection with the initial business combination or (ii) ensure that JCIC’s net tangible assets are at least $5,000,001, where it appears that such requirement would otherwise not be met. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of JCIC Class A Ordinary Shares may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The Sponsor and JCIC’s officers, directors and/or their affiliates anticipate that they may identify the shareholders with whom the Sponsor or JCIC’s officers, directors or their affiliates may pursue privately negotiated purchases by either the shareholders contacting us directly or by our receipt of redemption requests submitted by shareholders (in the case of JCIC Class A Ordinary Shares) following our mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor or JCIC’s officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling shareholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination Proposal but only if such shares have not already been voted at the extraordinary general meeting. The Sponsor and JCIC’s officers, directors, advisors or their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

To the extent that the Sponsor or JCIC’s officers, directors, advisors or their affiliates enter into any such private purchase, prior to the extraordinary general meeting JCIC will file a current report on Form 8-K to disclose (1) the amount of securities purchased in any such purchases, along with the purchase price; (2) the purpose of any such purchases; (3) the impact, if any, of any such purchases on the likelihood that the business combination transaction will be approved; (4) the identities or the nature of the security holders (e.g., 5% security holders) who sold their securities in any such purchases; and (5) the number of securities for which JCIC has received redemption requests pursuant to its shareholders’ redemption rights in connection with the Business Combination.

Any purchases by the Sponsor or JCIC’s officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor and JCIC’s officers, directors and/or their affiliates will not make purchases of JCIC Class A Ordinary Shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

The existence of financial and personal interests of one or more of JCIC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of

JCIC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, JCIC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of JCIC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	What happens if I sell my JCIC Ordinary Shares before the extraordinary general meeting?

A:

The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q:	May I change my vote after I have delivered my signed proxy card or voting instruction card?

A:

Yes. If you are a shareholder of record of JCIC Ordinary Shares as of the close of business on the record date, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

Submit a new proxy card bearing a later date; or

•

Vote in person or electronically at the extraordinary general meeting by visiting www.[●].com and entering the control number found on your proxy card, voting instruction form or notice you previously received. Please note that your attendance at the extraordinary general meeting will not alone serve to revoke your proxy.

Q:	What happens if I fail to take any action with respect to the extraordinary general meeting?

A:

If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder or warrant holder of New Bridger. If you fail to take any action with respect to the extraordinary general meeting and the Business Combination Proposal and the other Condition Precedent Proposals are not approved, you will remain a shareholder or warrant holder of JCIC. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be eligible to elect to redeem your public shares in connection with the Business Combination.

Q:	What happens if I attend the extraordinary general meeting and abstain or do not vote?

A:

For purposes of the JCIC extraordinary general meeting, an abstention occurs when a shareholder is present at the JCIC extraordinary general meeting and does not vote or returns a proxy with an “abstain” vote.

If you are a JCIC shareholder that attends the JCIC extraordinary general meeting in person or virtually and fails to vote on the Business Combination Proposal, the Merger Proposal, the Share Capital Proposal, the Organizational Documents Proposal, the Non-Binding Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal, or the Adjournment Proposal, or if you respond to such proposals with an “abstain” vote, your failure to vote or your “abstain” vote, in each case, will have no effect on the vote count for such proposals.

Q:	What should I do with my JCIC share certificates, warrant certificates or unit certificates?

A:

JCIC shareholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates to Continental, JCIC’s transfer agent, prior to the extraordinary general meeting.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [●] p.m., Eastern Time, on [●], 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of JCIC Warrants should not submit the certificates relating to their warrants. Public shareholders who do not elect to have their public shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their public shares.

Upon the consummation of the Transactions, holders of JCIC Units, JCIC Class A Ordinary Shares, JCIC Class B Ordinary Shares and JCIC Warrants will receive shares of New Bridger Common Stock and New Bridger Warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their units, JCIC Class A Ordinary Shares (unless such holder elects to redeem the public shares in accordance with the procedures set forth above), JCIC Class B Ordinary Shares or JCIC Warrants.

Q:	What should I do if I receive more than one set of voting materials?

A:

JCIC shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your JCIC Ordinary Shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:

JCIC will pay the cost of soliciting proxies for the extraordinary general meeting. JCIC has engaged [●] (“[●]”) to assist in the solicitation of proxies for the extraordinary general meeting. JCIC has agreed to pay [●] a fee of $[●], plus disbursements (to be paid with non-Trust Account funds). JCIC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of JCIC Class A Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of JCIC Class A Ordinary Shares and in obtaining voting instructions from those owners. JCIC’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the extraordinary general meeting?

A:

The preliminary voting results will be expected to be announced at the extraordinary general meeting. JCIC will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:	Who can help answer my questions?

A:

If you have questions about the Business Combination or the Transactions or if you need additional copies of this prospectus, any document incorporated by reference in this prospectus or the enclosed proxy card, you should contact:

[                ]

You also may obtain additional information about JCIC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, JCIC’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [●] p.m., Eastern Time, on [●], 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th floor

New York, NY 10004

Attention: Mark Zimkind

E-Mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Merger Agreement is the primary legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Merger Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Merger Agreement.”

Unless otherwise specified, all share calculations (1) assume no exercise of redemption rights by the public shareholders in connection with the Business Combination and (2) do not include any shares issuable upon the exercise of the New Bridger Warrants or underlying New Bridger Equity Awards.

The Parties to the Business Combination

Below are the pre-Closing and the post-Closing entity structure charts that illustrate the effect of the Business Combination. Following the entity structure charts, descriptions of the relevant entities are provided. See the section entitled “Summary of the Proxy Statement/Prospectus—Ownership of New Bridger following the Business Combination” for further detail on post-Closing ownership.

Pre-closing Structure

As discussed in the section entitled “Mountain Air” below, the equity owners of Mountain Air transferred the equity interests of Mountain Air to Bridger on November 7, 2022, and, prior to such date, Mountain Air was owned 50% by Timothy Sheehy.

Post-closing Structure

JCIC

On January 26, 2021, JCIC consummated its initial public offering (the “IPO”) of 34,500,000 units (the “JCIC Units”), including the issuance of 4,500,000 JCIC Units as a result of the underwriters’ exercise of their over-allotment option. Each JCIC Unit consists of one JCIC Class A Ordinary Share, and one-half of one redeemable warrant of JCIC, each whole warrant entitling the holder thereof to purchase one JCIC Class A Ordinary Share at an exercise price of $11.50 per share. The JCIC Units were sold at a price of $10.00 per unit, generating gross proceeds to JCIC of $345,000,000.

Substantially concurrently with the consummation of the IPO, JCIC completed the private sale (the “Private Placement”) of 9,400,000 warrants (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant, to JCIC Sponsor LLC (the “Sponsor”), generating gross proceeds to JCIC of $9,400,000. The Private Placement Warrants are identical to the warrants sold as part of the JCIC Units in the IPO, except that, so long as they are held by the Sponsor or its permitted transferees: (i) they will not be redeemable by JCIC (except in certain redemption scenarios when the price per Ordinary Share equals or exceeds $10.00 (as adjusted)), (ii) they (including JCIC Class A Ordinary Shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of JCIC’s initial business combination, (iii) they may be exercised by the holders on a cashless basis, and (iv) they (including the Ordinary Shares issuable upon exercise of these warrants) are entitled to registration rights.

A total of $345,000,000, comprised of the proceeds from the IPO and a portion of the proceeds of the sale of the Private Placement Warrants, were placed in a Trust Account maintained by Continental, acting as trustee.

The JCIC Units, JCIC Class A Ordinary Shares and JCIC Warrants are currently listed on the Nasdaq under the symbols “JCICU,” “JCIC” and “JCICW,” respectively.

JCIC’s principal executive office is located at 386 Park Avenue South, FL 20, New York, NY 10016. Its telephone number is (212) 710-5060.

New Bridger

Wildfire New PubCo, Inc., (“New Bridger”) is a Delaware corporation and direct, wholly owned subsidiary of JCIC. New Bridger does not own any material assets or operate any business and was formed for the purpose of participating in the Business Combination.

Wildfire Merger Sub I

Wildfire Merger Sub I, Inc., (“Wildfire Merger Sub I”), a Delaware corporation and direct, wholly owned subsidiary of New Bridger. Wildfire Merger Sub I does not own any material assets or operate any business and was formed for the purpose of participating in the Business Combination.

Wildfire Merger Sub II

Wildfire Merger Sub II, Inc., (“Wildfire Merger Sub II”), a Delaware corporation and direct, wholly owned subsidiary of New Bridger. Wildfire Merger Sub II does not own any material assets or operate any business and was formed for the purpose of participating in the Business Combination.

Wildfire Merger Sub III

Wildfire Merger Sub III, LLC, (“Wildfire Merger Sub III”), a Delaware limited liability company and direct, wholly owned subsidiary of New Bridger. Wildfire Merger Sub III does not own any material assets or operate any business and was formed for the purpose of participating in the Merger transaction.

Wildfire GP Sub IV

Wildfire GP Sub IV, LLC, (“Wildfire GP Sub IV”), a Delaware limited liability company and direct, wholly owned subsidiary of New Bridger. Wildfire GP Sub IV does not own any material assets or operate any business and was formed for the purpose of participating in the Merger transaction.

Blocker

BTOF (Grannus Feeder) – NQ L.P., (“Blocker”) is a Delaware limited partnership and was formed to secure certain tax treatment for its equity owners.

Bridger

Bridger Aerospace Group Holdings, LLC (“Bridger”), is a Delaware limited liability company and a holding company. Through its various subsidiaries, Bridger provides aerial wildfire surveillance, relief and suppression and aerial firefighting services using next-generation technology and environmentally friendly and sustainable firefighting methods. Bridger’s mission is to save lives, property and habitats threatened by wildfires, leveraging its high-quality team, specialized aircraft and innovative use of technology and data.

Bridger was founded by the Chief Executive Officer and former Navy SEAL officer Timothy Sheehy, in Bozeman, Montana, in 2014 with one aircraft and a vision to build a global enterprise to fight wildfires. Bridger has since grown into a full-spectrum aerial firefighting service provider in the U.S. and in the field of aerial wildfire management, offering technology and services to provide key fire data to front-line firefighters and fire suppression to effectively combat wildfires.

Bridger Aerospace Group, LLC

Bridger Aerospace Group, LLC (“BAG”) is a wholly-owned operating subsidiary of Bridger that holds the ownership interests, directly or indirectly, of the other wholly-owned Bridger subsidiaries, some of which hold and finance assets such as airplanes and hangars and others of which perform services to customers or internally, and a 50% ownership interest in Northern Fire.

Bridger Variable Interest Entities

Bridger has two variable interest entities (or “VIE’s”) that are consolidated in Bridger’s financial statements: Northern Fire and Mountain Air.

Northern Fire

Northern Fire is owned 50% by BAG and 50% by a former employee of BAG, who is a Canadian national. Bridger assisted in designing and organizing Northern Fire with a business purpose of employing Canadian aviation professionals for Bridger’s business and facilitate its ability to secure E2 Visa’s for non-U.S. persons. Bridger’s subsidiary Bridger Air Tanker, LLC (“Bridger Air”) is a party to that certain Support Services Agreement, dated April 22, 2019, with Northern Fire (as amended from time to time, the “NFMS Agreement”). Pursuant to the NFMS Agreement, Northern Fire agreed to provide pilot, mechanic and support services to Bridger in connection with the deployment and use of Bridger Air’s aircraft, and Bridger agreed to reimburse Northern Fire for all costs and expenses incurred by Northern Fire as a result of such services. Historically, Bridger has paid on behalf of Northern Fire all amounts owed to Northern Fire’s employees and no additional amounts were owed by either party under the NFMS Agreement. As a result, there are no direct cash payments between Bridger Air and Northern Fire, and Northern Fire has historically had no profits. As noted above, Northern Fire is structured as a VIE with partial Canadian ownership to facilitate its ability to secure E2 Visa’s for non-U.S. persons. Northern Fire provides services solely for Bridger and its subsidiaries. Bridger plans to continue to rely on the variable interest entity arrangement with Northern Fire post-Closing, and the equity holders of Northern Fire have agreed to cause Northern Fire to operate in a manner consistent with its past practice and, to the extent permitted by law, for the exclusive benefit of Bridger and its subsidiaries, in accordance with the terms and conditions of the NFMS Agreement and the operating agreement of Northern Fire.

Mountain Air

Mountain Air is owned 50% by Timothy Sheehy, the Chief Executive Officer and, after the Closing, a director of New Bridger, and 50% by an entity affiliated with Matthew Sheehy, Chairman of Bridger prior to Closing, and after the Closing, a director of New Bridger. Mountain Air is an FAA part 135 certificate holder and is designed to hold aerial firefighting contracts. Bridger Aviation Services, LLC (“Bridger Aviation”), a wholly-owned subsidiary of Bridger, was a party to that certain Management Services Agreement (the “Aviation Agreement”), dated April 13, 2018, with Mountain Air. Pursuant to the Aviation Agreement, Bridger Aviation leased certain aircraft to Mountain Air. Mountain Air operated the aircraft and paid Bridger Aviation a fee equal to 99% of all revenue it received from the use and deployment of Bridger Aviation’s aircraft. Mountain Air was obligated to operate and maintain the aircraft in accordance with Federal Aviation Regulations. Timothy Sheehy originally conducted aerial operations through Mountain Air before the current Bridger legal organizational structure was put into place to accommodate Bridger’s capital structure and financing, which created the need for the Aviation Agreement and resulting VIE treatment. Mountain Air had not been previously transferred into the Bridger legal organizational structure due to the administrative convenience. The equity owners of Mountain Air transferred the equity interests of Mountain Air to Bridger on November 7, 2022 for $1.00, and Mountain Air is now a wholly-owned subsidiary of Bridger.

For additional information on Northern Fire and the Mountain Air and their treatment as variable interest entities, please see the section of this proxy statement/prospectus entitled “Certain Relationships and Related Person Transactions – Bridger” and “Note 2 – Summary of Significant Accounting Policies – Variable Interest Entities” in the notes to Bridger’s historical audited annual consolidated financial statements as of and for the years ended December 31, 2021.

Proposals to be Put to the Shareholders of JCIC at the Extraordinary General Meeting

The following is a summary of the proposals to be put to the extraordinary general meeting of JCIC and certain transactions contemplated by the Merger Agreement. Each of the Condition Precedent Proposals is cross-conditioned on the approval of the others. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The Non-Binding Governance Proposals are constituted of non-binding advisory proposals. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

The Business Combination Proposal

At the extraordinary general meeting, JCIC shareholders will be asked to consider and vote upon the Business Combination Proposal. Pursuant to the Business Combination Proposal, JCIC shareholders will vote upon adoption of the Merger Agreement, the Transaction Agreements and the transactions contemplated thereby. The Merger Agreement provides for, among other things, among other things, (i) the merger of Wildfire Merger Sub I with and into Blocker, with Blocker as the surviving entity of the First Merger, upon which Wildfire GP Sub IV will become general partner of such surviving entity, (ii) the merger of Wildfire Merger Sub II with and into JCIC, with JCIC as the surviving company of the Second Merger, and (iii) the merger of Wildfire Merger Sub III with and into Bridger, with Bridger as the surviving company of the Third Merger. Following the Mergers, each of Blocker, JCIC, and Bridger will be a subsidiary of New Bridger, and New Bridger will become a publicly traded company. At the Closing, New Bridger will change its name to Bridger Aerospace Group Holdings, Inc., and its common stock is expected to list on the Nasdaq Capital Market under the ticker symbol “BAER.”

After consideration of the factors identified and discussed in the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — The JCIC Board’s Reasons for the Approval of the Business Combination,” the JCIC Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for JCIC’s initial public offering, including that the business of Bridger and its subsidiaries had a fair market value equal to at least 80% of the net assets held in trust (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust).

Merger Consideration

Consideration Paid to Bridger Equityholders

The aggregate consideration to be paid to the direct or indirect equityholders of Bridger (other than the holders of Bridger Series C Preferred Shares) (“Aggregate Common Stock Consideration”) at the Closing will consist of a number of shares of New Bridger Common Stock equal to (i) (A) Net Equity Value minus (B) the aggregate stated value of Bridger Series C Preferred Shares outstanding as of immediately prior to the First

Effective Time and any accrued and unpaid interest thereon since the end of immediately preceding semi-annual distribution period, which amounts are to be determined in accordance with Bridger’s current limited liability company agreement, minus (C) if the Trust Amount, after allocating funds to the JCIC Shareholder Redemption is less than $20,000,000, the excess of the aggregate fees and expenses for legal counsel, accounting advisors, external auditors and financial advisors incurred by Blocker and certain of its affiliates, Bridger or its subsidiaries in connection with the Transactions, over $6,500,000, if any, divided by (ii) $10.00.

The aggregate consideration to be paid to holders of the Bridger Series C Preferred Shares at the Closing will consist of a number of shares of New Bridger Series A Preferred Stock equal to the number of Bridger Series C Preferred Shares outstanding as of immediately prior to the effective time of the First Merger. Shares of New Bridger Series A Preferred Stock will have rights and preferences that mirror certain rights and preferences currently held by the holders of the Bridger Series C Preferred Shares, including (i) cumulative, compounding dividends (initially anticipated to be 7.00% but to eventually increase to 11.00% after April 25, 2029 and subject to further increase upon the occurrence of certain events), (ii) a liquidation preference equal to the initial issuance price plus all accrued and unpaid dividends, whether or not declared (the “Series A Preferred Stated Value”), (iii) mandatory redemption by New Bridger after April 25, 2032 for an amount equal to the aggregate Series A Preferred Stated Value, (iv) optional redemption (in whole or in part) by New Bridger at any time on or after April 25, 2027 for an amount equal to the aggregate Series A Preferred Stated Value (subject to a make-whole in the event of a redemption in connection with a change of control transaction prior to April 25, 2027), (v) optional conversion at the option of the holders into shares of New Bridger Common Stock equal to the Series A Preferred Stated Value divided by $11.00 per share (or $9.00 per share if converted within 30 days following the Closing Date) and (vi) certain consent rights with respect to the issuance by New Bridger of senior or pari passu equity securities, dividend payments to holders of New Bridger Common Stock prior to repayment of a liquidation preference, any liquidation, dissolution or winding up of New Bridger, certain change of control transactions if the full liquidation preference is not paid and certain amendments that would adversely affect the holders of New Bridger Series A Preferred Stock.

Effect of the First Merger

On the terms and subject to the conditions set forth in the Merger Agreement, at the First Effective Time: (i) the partnership interests of Blocker outstanding immediately prior to the First Effective Time will be converted into the right to receive an aggregate number of shares of New Bridger Common Stock equal to the product of (x) the Per Share Common Stock Consideration and (y) the number of Bridger Common Shares held by Blocker immediately prior to the First Effective Time, which consideration will be allocated among the holders of the general partnership interests and limited partnership interests of Blocker (as of immediately prior to the First Effective Time) and (ii) the outstanding common stock of Wildfire Merger Sub I shall be converted into and become general partnership and limited partnership interests of surviving entity following the First Merger (the “First Surviving Limited Partnership”), which shall constitute one hundred percent (100%) of the outstanding equity of First Surviving Limited Partnership, to be owned by Wildfire GP Sub IV and New Bridger as provided in an amended and restated limited partnership agreement of First Surviving Limited Partnership in the form to be mutually agreed upon by JCIC, Bridger and Blocker in good faith prior to the Closing.

Effect of the Second Merger

On the terms and subject to the conditions set forth in the Merger Agreement, at the Second Effective Time, by virtue of the Second Merger:

(i) each JCIC Ordinary Share issued and outstanding immediately prior to the Second Effective Time (other than JCIC Excluded Shares) will be converted into one share of New Bridger Common Stock;

(ii) each share of common stock of Wildfire Merger Sub II issued and outstanding immediately prior to the Second Effective Time will be converted into and become one share of common stock of the Second Surviving Company;

(iii) each Redemption Share will not be converted into and become a share of New Bridger Common Stock, and will at the Second Effective Time be converted into the right to receive from the Second Surviving Company, in cash, an amount per share calculated in accordance with such shareholder’s redemption rights; and

(iv) at the Second Effective Time, by virtue of the assumption of the warrant agreement, dated as of January 26, 2021, between JCIC and Continental, by New Bridger, each JCIC Warrant that is outstanding immediately prior to the Second Effective Time will automatically and irrevocably be modified to provide that such JCIC Warrant will be entitled to purchase one share of New Bridger Common Stock on the same terms and conditions.

Effect of the Third Merger

On the terms and subject to the conditions set forth in the Merger Agreement, at the Third Effective Time, each Bridger Common Share will be converted into the right to receive a number of shares of New Bridger Common Stock equal to the Per Share Common Stock Consideration and each Bridger Series C Preferred Share will be converted into the right to receive one share of New Bridger Series A Preferred Stock. The limited liability company interests of Wildfire Merger Sub III outstanding immediately prior to the Third Effective Time will be converted into and become the limited liability company interests of the surviving company (“Third Surviving Company”), which will constitute one hundred percent (100%) of the outstanding equity of the Third Surviving Company. The (i) Bridger Common Shares and the Bridger Series C Preferred Shares that are held in the treasury of Bridger or its subsidiaries at the Third Effective Time and (ii) the Bridger Shares that are held by JCIC or any of its affiliates at the Third Effective Time, will be cancelled and no consideration will be paid or payable with respect thereto.

For further details, see the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Consideration.”

Closing Conditions

The consummation of the Transactions is subject to customary closing conditions for transactions involving special purpose acquisition companies, including, among others: (i) approval of certain shareholder matters by JCIC’s shareholders, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) no order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions being in force, (iv) the Registration Statement having become effective, (v) the shares of New Bridger Common Stock and New Bridger Warrants to be issued pursuant to the Merger Agreement having been approved for listing on Nasdaq, (vi) JCIC having at least $5,000,001 of net tangible assets remaining after accounting for the JCIC Shareholder Redemption and (vii) customary bring-down conditions. Additionally, the obligations of Bridger and its subsidiaries and Blocker to consummate the Transactions are also conditioned upon, among others, (A) each of the covenants of each of the parties to the Sponsor Agreement required under the Sponsor Agreement to be performed as of or prior to the Closing having been performed in all material respects and (B) New Bridger having delivered to JCIC executed copies of the A&R Registration Rights Agreement and the Stockholders Agreement. For further details, see the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Merger Agreement.”

The Merger Proposal

JCIC will also ask its shareholders to consider and vote upon a proposal to approve by special resolution the Second Merger and related Plan of Merger and to authorize the merger of Wildfire Merger Sub II with and into

JCIC, with JCIC surviving the merger (the “Merger Proposal”). For further details, see the section entitled “Shareholder Proposal No. 2 — Merger Proposal.”

The Share Capital Proposal

JCIC will also ask its shareholders to consider and vote upon a proposal to approve by ordinary resolution the alteration of the authorized share capital of JCIC at the effective time of the Second Merger (the “Share Capital Proposal”). For further details, see the section entitled “Shareholder Proposal No. 3 — Share Capital Proposal.”

The Organizational Documents Proposal

JCIC will also ask its shareholders to consider and vote upon a proposal to approve by special resolution and adopt the proposed amendment and restatement of JCIC’s Amended and Restated Memorandum and Articles of Association (the “Proposed Cayman Constitutional Documents”) and the change of name of JCIC to [●] (the “Organizational Documents Proposal”). For further details, see the section entitled “Shareholder Proposal No. 4 — The Organizational Documents Proposal.”

The Non-Binding Governance Proposals

JCIC will also ask its shareholders to consider and vote upon, on a non-binding advisory basis, certain material differences between JCIC’s Amended and Restated Memorandum and Articles of Association (as it may be amended from time to time, the “Cayman Constitutional Documents”) and the New Bridger Certificate of Incorporation, presented separately in accordance with SEC requirements (collectively, the “Non-Binding Governance Proposals”). The New Bridger Certificate of Incorporation differs in certain material respects from the Cayman Constitutional Documents and JCIC encourages shareholders to carefully review the information set out in the section entitled “Shareholder Proposal No. 5 — The Non-Binding Governance Proposals”, the Cayman Constitutional Documents, attached hereto as Annex E and the New Bridger Certificate of Incorporation, attached hereto as Annex G.

The Incentive Plan Proposal

JCIC will also ask its shareholders to consider and vote upon a proposal to approve and assume by ordinary resolution, the Bridger Aerospace Group Holdings, Inc. 2022 Omnibus Incentive Plan and any grants or awards issued thereunder (the “Incentive Plan Proposal”). For further details, see the section entitled “Shareholder Proposal No. 6 — The Incentive Plan Proposal.”

The ESPP Proposal

JCIC will also ask its shareholders to consider and vote upon a proposal to approve by ordinary resolution, the Bridger Aerospace Group Holdings, Inc. 2022 Employee Stock Purchase Plan (the “ESPP Proposal”). For further details, see the section entitled “Shareholder Proposal No. 7 — The ESPP Proposal.”

The Adjournment Proposal

JCIC will also ask its shareholders to consider and vote upon a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event that there are insufficient shares represented to constitute a quorum or approve and adopt one or more of the foregoing proposals at the extraordinary general meeting or to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to JCIC shareholders (the “Adjournment Proposal”). For further details, see the section entitled “Shareholder Proposal No. 8 — The Adjournment Proposal.”

The JCIC Board’s Reasons for the Business Combination

JCIC was organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

In evaluating the Business Combination, the JCIC Board consulted with JCIC’s management and financial, legal and other advisors and considered a number of factors. In particular, the JCIC Board considered, among other things, the following factors, although not weighted or in any order of significance:

•

Industry and Trends. Bridger’s aerial firefighting business is part of an industry and addressable market that has seen substantial growth in recent periods due to rising and evolving wildfire risks, and that the JCIC Board, following a review of industry trends and other industry factors, considered attractive and expects to have continued growth potential in future periods;

•

Competitive Dynamics. Bridger’s business offers a number of advantages compared to its competitors, including the types of aircraft and services offered. Bridger is considered one of the leaders in its field with its highly efficient aerial firefighting assets, which include its fleet of purpose built water scooper aircraft and their air attack support planes. Together with Bridger’s data and analytics, Bridger is able to provide a fully-integrated aerial firefighting solution;

•

Scalable Business Model. The ability to scale Bridger’s business model by increasing the size of the fleet while maintaining its high capacity utilization should continue to drive margins which would allow the business to create significant operating leverage;

•

Financial Condition. The JCIC Board also considered Bridger’s historical financial results, outlook and financial plan. In considering these factors, the JCIC Board reviewed and considered Bridger’s positive cash flow, the current prospects for growth if Bridger achieves its business plans and various historical and current balance sheet items including Bridger’s current strong cash position;

•

Additional Growth Opportunities. The potential to grow Bridger by investing in additional scooper and air attack aircraft, geographic expansion, exploration of potential acquisition opportunities and continued development and monetization of Bridger’s FireTRAC platform;

•

Experienced and Proven Management Team. Bridger has an experienced management team with diverse experience including military and operational expertise. Over the last 10 months, the JCIC management team has had the opportunity to engage and evaluate the Bridger team. In addition, the entire senior management of Bridger is expected to continue with New Bridger following the Business Combination to execute the business and strategic growth plan;

•

Due Diligence. JCIC’s management and external advisors conducted significant due diligence investigations of Bridger. This included detailed commercial, financial and tax due diligence reviews including market research and meetings and calls with Bridger’s management regarding Bridger’s business model, operations and forecasts;

•

Lock-Up. The Sponsor and Bridger management have agreed to a twelve-month lock-up period with respect to their shares of New Bridger Common Stock, subject to customary exceptions which will provide important stability to New Bridger for a period of time following the Business Combination;

•	Fully-Funded Balance Sheet Post-Closing. The combined company is expected to have sufficient cash following the Business Combination to support its go-forward business plan;

•

Reasonableness of Merger Consideration. Following a review of the financial data provided to JCIC, including the historical financial statements of Bridger and certain unaudited prospective financial information discussed in “Shareholder Proposal No. 1 — The Business Combination Proposal — Projected Financial Information” and JCIC’s due diligence review and financial and valuation analyses of Bridger, the JCIC Board considered the transaction consideration to be issued to Bridger’s equityholders and determined that the consideration was reasonable in light of such data and financial information;

•

Fairness Opinion. The JCIC Board considered the opinion delivered by Vantage Point Advisors to the effect that, as of the date of the opinion, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of review undertaken and qualifications contained in the opinion, the Transactions are fair to JCIC from a financial point of view and that Bridger has a fair market value equal to at least eighty percent (80%) of the balance of funds in JCIC’s Trust Account (excluding deferred underwriting commissions and taxes payable);

•

Other Alternatives. After a review of other business combination opportunities reasonably available to JCIC, the JCIC Board believes that the proposed Business Combination represents the best potential business combination for JCIC and the most attractive opportunity for JCIC’s shareholders based upon the process utilized to evaluate and assess other potential acquisition targets;

•

Negotiated Transaction. The terms and conditions of the Merger Agreement and the related agreements and the transactions contemplated thereby, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the Business Combination and the termination provisions, were the product of arms-length negotiations, and, in the view of the JCIC Board, reasonable, and represent a strong commitment by JCIC and Bridger to complete the Business Combination. The JCIC Board also considered the financial and other terms of the Merger Agreement and the fact that such terms and conditions are, in their view, reasonable and were the product of arm’s-length negotiations between JCIC and Bridger; and

•

Post-Closing Governance. The fact that JCIC will appoint two (2) members of New Bridger’s board of directors following the Business Combination and the other proposed directors and officers of the combined company represent a strong and experienced management team, including certain directors and officers that are current members of Bridger’s senior management responsible for the day-to-day operations of Bridger, and will provide helpful continuity in advancing the combined company’s strategic goals.

Potentially Material Negative Factors. Although the JCIC Board believes that the Business Combination with Bridger presents an attractive business combination opportunity and is in the best interests of JCIC and its shareholders, the JCIC Board did consider certain potentially material negative factors in arriving at that conclusion, including, among others: (i) the risks arising from the fact that due to the restrictions on the authority of federal agencies to obligate federal funds without annual appropriations from Congress, most of Bridger’s contracts are structured for one base year with options for up to four additional years, and that the government customers can terminate the contracts for cause or for convenience at any time; (ii) Bridger’s long-term performance will rely on continuing to maintain and generate new contracts with state, federal, and non-U.S. governmental entities; (iii) risks arising from the fact that Bridger was awarded certain government contracts based on its status as a small business under the applicable regulations of the Small Business Association, and therefore as New Bridger continues to expand, New Bridger may not be eligible to utilize the small business status to grow its business; and (iv) Bridger has incurred losses on an as-reported basis for the last several years.

For a more complete description of the JCIC Board’s reasons for approving the Business Combination, including other factors and risks considered by the JCIC Board, see the section entitled “Business Combination Proposal – The JCIC Board’s Reasons for the Approval of the Business Combination.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement. For additional information, see the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal —Summary of the Ancillary Agreements.”

Sponsor Agreement

Concurrently with the execution and delivery of the Merger Agreement, JCIC, the Sponsor Persons and New Bridger entered into the Sponsor Agreement, pursuant to which, among other things, the Sponsor agreed to a forfeiture, effective as of immediately prior to the Closing, of the number of JCIC Class B Ordinary Shares equal to the sum of (a) 8,550,000 minus the number of Available Sponsor Shares, and (b) if the Trust Amount after allocating funds to the JCIC Shareholder Redemption is less than $20,000,000, (i) the excess of the aggregate of fees and expenses for legal counsel, accounting advisors, external auditors and financial advisors incurred by JCIC in connection with the Transactions prior to Closing, but excluding any deferred underwriting fees, over $6,500,000, if any, divided by (ii) $10.00.

In addition, pursuant to the Sponsor Agreement, the Sponsor agreed to subject 20% of the Available Sponsor Shares (the “Earnout Shares”) to a performance-based vesting schedule such that 50% of the Earnout Shares will vest on the first date during the Earnout Period on which the VWAP of New Bridger Common Stock is greater than $11.50 for a period of at least twenty (20) days out of thirty (30) consecutive trading days and 50% of the Earnout Shares will vest on the first date during the Earnout Period on which the volume-weighted average closing sale price of a share of New Bridger Common Stock is greater than $13.00 for a period of at least twenty (20) days out of thirty (30) consecutive trading days.

If the Trust Amount after deducting all amounts payable in respect of the JCIC Shareholder Redemption is less than $50,000,000, then immediately prior to Closing, each of JCIC and the Sponsor agreed to convert any outstanding loan balance under a promissory note between JCIC and the Sponsor, under which $800,000 has been drawn as of the date hereof, into a number of JCIC Class A Ordinary Shares equal to the amount of the outstanding loan balance under such promissory note divided by $10.00, rounded up to the nearest whole share.

Stockholders Agreement

In connection with the execution of the Merger Agreement, New Bridger, the Sponsor, the Founder Stockholders and the BTO Stockholders have agreed to enter into the Stockholders Agreement at the Closing. Pursuant to terms of the Stockholders Agreement, effective as of the Closing Date, the New Bridger Board is anticipated to be comprised of nine directors.

Following the Closing, the BTO Stockholders, collectively, will have the right, but not the obligation, to nominate for election to the New Bridger Board (i) up to two (2) directors, for so long as the BTO Entities (as defined in the Stockholders Agreement) collectively beneficially own (directly or indirectly) at least 10% of the outstanding Stock (as defined in the Stockholders Agreement); and (ii) one (1) director, for so long as the BTO Entities collectively beneficially own (directly or indirectly) less than 10% of the outstanding Stock, but at least 33% of the shares of Stock held by the BTO Entities as of the Closing. In addition, for so long as the BTO Entities have such nomination rights, (i) the New Bridger Board will use reasonable best efforts to cause any committee of the New Bridger Board to include in its membership at least one director nominated by the BTO Stockholders provided that such individual satisfies all applicable SEC and stock exchange requirements and (ii) the BTO Stockholders will have a consent right over affiliate transactions entered into by New Bridger or any of its subsidiaries, subject to customary exceptions.

The Founder Stockholders, to the extent they collectively beneficially own (directly or indirectly) at least 10% of the outstanding Stock will have the right, but not the obligation, to nominate the chairperson of the Compensation and Nominating and Corporate Governance Committees of the New Bridger Board, subject to satisfaction of applicable SEC and stock exchange requirements.

Subject to the terms and conditions of the Stockholders Agreement, (i) each of the Founder Stockholders and the BTO Stockholders agrees to take all necessary action (including, without limitation, voting or providing a proxy with respect to such stockholder’s shares) to effect the appointment of the directors nominated by the BTO Stockholders and (ii) each of the Founder Stockholders, the BTO Stockholders and the Sponsor agrees with New Bridger to vote all shares of New Bridger Common Stock owned by it in favor of the slate of directors nominated by or at the direction of the New Bridger Board or a duly authorized committee thereof in connection with each vote taken in connection with the election of directors to the New Bridger Board and agrees not to seek to remove or replace a designee of the BTO Stockholders or any of Matthew Sheehy, Timothy Sheehy or McAndrew Rudisill (to the extent any such individuals are nominated by or at the direction of the New Bridger Board or a duly authorized committee thereof in connection with each vote taken in connection with the election of directors to the New Bridger Board).

Subject to the terms and conditions of the Stockholders Agreement and applicable securities laws, the BTO Stockholders will have preemptive rights to acquire their pro rata share of any new issuance of equity securities (or any securities convertible into or exercisable or exchangeable for equity securities) by New Bridger after the consummation of the Transactions, subject to customary exceptions. The BTO Stockholders will be entitled to apportion the preemptive rights granted to it in such proportions as it deems appropriate, among (i) itself and (ii) any BTO Entity; provided that each such BTO Entity agrees to enter into the Stockholders Agreement, as a “Stockholder” under the Stockholders Agreement.

Amended & Restated Registration Rights Agreement

In connection with the execution of the Merger Agreement, New Bridger, the Sponsor, the BTO Stockholders and certain stockholders of Bridger have agreed to enter into the A&R Registration Rights Agreement at the Closing. The A&R Registration Rights Agreement will provide these holders (and their permitted transferees) with the right to require New Bridger, at New Bridger’s expense, to register New Bridger Common Stock that they hold on customary terms for a transaction of this type, including customary demand and piggyback registration rights. The A&R Registration Rights Agreement will also provide that New Bridger pay certain expenses of the electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act. In addition, pursuant to the A&R Registration Rights Agreement Bridger’s stockholders (other than the BTO Stockholders) and the Sponsor will be subject to a restriction on transfer of their New Bridger Common Stock for a period of twelve (12) months following the Closing, and the BTO Stockholders will be subject to a restriction on transfer of their New Bridger Common Stock for a period of six (6) months following the Closing, in each case subject to certain exceptions.

Ownership of New Bridger following the Business Combination

As of the date of this proxy statement/prospectus, there are (i) 43,125,000 JCIC Ordinary Shares issued and outstanding, consisting of the 8,550,000 founder shares held by the Sponsor, the 75,000 founder shares, in the aggregate, held by the three independent directors of JCIC and the 34,500,000 public shares and (ii) the 26,650,000 JCIC Warrants issued and outstanding, consisting of the 9,400,000 JCIC Private Placement Warrants held by the Sponsor and the 17,250,000 JCIC Public Warrants. Each whole warrant entitles the holder thereof to purchase one JCIC Class A Ordinary Share at $11.50 per share and, following the Second Merger, will entitle the holder thereof to purchase one share of New Bridger Common Stock at $11.50 per share. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), JCIC fully diluted share capital would be 69,775,000 common stock equivalents.

Upon completion of the Business Combination, we anticipate that: (1) shares issued to Founder and Bridger Management will represent an ownership interest of 19.6% of the fully diluted New Bridger Common Stock, (2) shares issued to BTO Stockholders will represent an ownership interest of 6.4% of the fully diluted New Bridger Common Stock, (3) shares issued to the Bridger Series C Shareholders upon conversion will represent an ownership interest of 19.8% of the fully diluted New Bridger Common Stock, (4) shares issued to JCIC public shareholders will represent an ownership interest of 22.7% of the fully diluted New Bridger Common Stock, (5) shares issued to the Sponsor will represent an ownership interest of 5.6% of the fully diluted New Bridger Common Stock (which does not assume the exercise of Sponsor’s JCIC Private Placement Warrants), (6) shares issued to the independent directors of JCIC will represent an ownership interest of 0.1% of the fully diluted New Bridger Common Stock, (7) New Award Grants will represent an ownership interest of 7.5% of the fully diluted New Bridger Common Stock upon full vesting and/or exercise thereof, (8) Convertible Promissory Notes will represent an ownership interest of 0.7% of the fully diluted New Bridger Common Stock, (9) JCIC Public Warrants will represent an ownership interest of 11.4% of the fully diluted New Bridger Common Stock upon exercise thereof and (10) JCIC Private Placement Warrants will represent an ownership interest of 6.2% of the fully diluted New Bridger Common Stock upon exercise thereof. These ownership interest levels are based on Bridger’s capitalization as of August 3, 2022 and assume (i) no additional issuance of Bridger equity, (ii) Series C Shareholders exercise their conversion rights at a conversion price of $11.00 per share after 30 days after the Closing, (iii) the Closing occurs on November 30, 2022, (iv) the aggregate fees and expenses for legal counsel, accounting advisors, external auditors and financial advisors incurred by Blocker and certain of its affiliates, Bridger or its subsidiaries in connection with the Transactions are less than $6,500,000, (v) the aggregate of fees and expenses for legal counsel, accounting advisors, external auditors and financial advisors incurred by JCIC in connection with the Transactions prior to Closing, but excluding any deferred underwriting fees, are less than $6,500,000, and (vi) no public shareholders exercise their redemption rights in connection with the Business Combination.

The following table illustrates the varying ownership levels in New Bridger immediately following the consummation of the Business Combination based on the assumptions above; provided that in the 25%, 50%, 75% and maximum redemptions scenarios, the assumption (vi) above is modified to assume that public shareholders exercise their redemption rights at various redemption levels in connection with the Business Combination.

	Fully Diluted Share Ownership in New Bridger
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming 25% Redemptions)		Pro Forma Combined (Assuming 50% Redemptions)		Pro Forma Combined (Assuming 75% Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Founder and Bridger Management(1)	29,800,105	19.6%	29,800,105	21.0%	29,800,105	22.5%	29,800,105	24.4%	29,800,105	27.6%
BTO Stockholders(1)	9,736,666	6.4%	9,736,666	6.8%	9,736,666	7.3%	9,736,666	8.0%	9,736,666	9.0%
Series C Shareholders(2)	30,103,074	19.8%	30,103,074	21.2%	30,103,074	22.7%	30,103,074	24.7%	30,103,074	27.8%
Public Shareholders	34,500,000	22.7%	25,875,000	18.2%	17,250,000	13.0%	8,625,000	7.1%	—	0.0%
Sponsor(3)	8,550,000	5.6%	8,550,000	6.0%	8,550,000	6.4%	7,419,874	6.1%	4,275,000	4.0%
Independent directors of JCIC	75,000	0.1%	75,000	0.1%	75,000	0.1%	75,000	0.1%	75,000	0.1%
New Award Grants(4)	11,259,197	7.5%	10,396,697	7.3%	9,534,197	7.1%	8,558,685	7.0%	7,391,697	6.7%
Convertible Promissory Note(5)	1,000,000	0.7%	1,000,000	0.7%	1,000,000	0.8%	1,000,000	0.8%	100,000	0.1%
Public Warrants	17,250,000	11.4%	17,250,000	12.1%	17,250,000	13.0%	17,250,000	14.1%	17,250,000	16.0%
Private Placement Warrants	9,400,000	6.2%	9,400,000	6.6%	9,400,000	7.1%	9,400,000	7.7%	9,400,000	8.7%

Total	151,674,042	100.0%	142,186,542	100.0%	132,699,042	100.0%	121,968,404	100.0%	108,131,542	100.0%

(1)	Represents shares of New Bridger Common Stock to be issued at the Closing to the Existing Bridger Equityholders based on the Per Share Common Stock Consideration.
(2)

The 315,789 shares of New Bridger Series A Preferred Stock issued in exchange of Bridger Series C Preferred Shares are convertible at the election of the Series C Shareholders to New Bridger Common Stock based on the Series A Preferred Stated Value and the conversion price of: (i) for conversion within thirty (30) days after the Closing, $9.00 per share of New Bridger Common Stock and (ii) for conversion after thirty (30) days after the Closing, $11.00 per share of New Bridger Common Stock.

(3)

Of the shares owned by the Sponsor that remain outstanding immediately after the Closing, 20% will be Sponsor Earnout Shares. The Sponsor Earnout Shares will be restricted from transfer (subject to certain exceptions), subject to the occurrence (or deemed occurrence) of the applicable Sponsor Triggering Event during the Earnout Period. Any such securities not released from these transfer restrictions during the Earnout Period will be forfeited back to New Bridger for no consideration. The 4,275,000 shares owned by the Sponsor under the maximum redemptions scenario represent the Available Sponsor Shares and are inclusive of shares subject to forfeitures based on transaction costs incurred by JCIC as of the Closing, but do not include the 100,000 shares issuable upon conversion of the expected $1.0 million outstanding balance on the Promissory Note between JCIC and the Sponsor at the Closing. As of the date hereof, JCIC has drawn

$800,000, and expects to draw an additional $200,000, under the Promissory Note in order to fund working capital through the consummation of the Business Combination.
(4)

Includes New Award Grants under the Omnibus Incentive Plan assumed to be granted and outstanding with shares of New Bridger Common Stock underlying such awards to be approximately 10% of the New Bridger Common Stock expected to be outstanding immediately after the Closing, after taking into account redemptions by JCIC’s public shareholders.

(5)

Includes (i) the 1,000,000 shares of New Bridger Common Stock underlying the JCIC Warrants issuable pursuant to the repayment of the convertible promissory note in the “Assuming No Redemptions”, “Assuming 25% of Maximum Redemptions” the “Assuming 50% of Maximum Redemptions” and the “Assuming 75% of Maximum Redemptions” scenarios and (ii) the 100,000 shares of New Bridger Common Stock issuable pursuant to the repayment of the convertible promissory note in the “Assuming Maximum Redemptions” scenario. Except in the “Maximum Redemptions” scenario, the balance of the Promissory Note may be repaid in cash in accordance with its terms, but this table assumes that the balance was converted into warrants at the discretion of the Sponsor.

See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Date, Time and Place of Extraordinary General Meeting of JCIC’s Shareholders

The extraordinary general meeting of the shareholders of JCIC will be held at [●], Eastern Time, on [●], 2022, at the offices of Weil, Gotshal & Manges LLP, located at 767 Fifth Avenue, New York, NY 10153 and virtually via live webcast at [●].com, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.

Voting Power; Record date

JCIC shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned JCIC Ordinary Shares at the close of business on [●], 2022, which is the record date for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. JCIC Warrants do not have voting rights. As of the close of business on the record date, there were 34,500,000 JCIC Class A Ordinary Shares issued and outstanding, and 8,625,000 JCIC Class B Ordinary Shares issued and outstanding.

Quorum and Vote of JCIC Shareholders

A quorum of JCIC shareholders is necessary to hold a valid meeting. A quorum will be present at the JCIC extraordinary general meeting if a majority of the issued and outstanding JCIC Ordinary Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. As of the record date for the extraordinary general meeting, [●] JCIC Ordinary Shares would be required to achieve a quorum.

The Sponsor has agreed to vote all of its JCIC Ordinary Shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor Persons own 20% of the issued and outstanding JCIC Ordinary Shares.

The proposals presented at the extraordinary general meeting require the following votes:

•

Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the JCIC Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•

Merger Proposal: The approval of the Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the JCIC Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•

Share Capital Proposal: The approval of the Share Capital Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the JCIC Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•

Organizational Documents Proposal: The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the JCIC Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•

Non-Binding Governance Proposals: The Non-Binding Governance Proposals are constituted of non-binding advisory proposals, and may be approved by ordinary resolution, being the affirmative vote of the holders of a majority of the JCIC Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•

Incentive Plan Proposal: The approval of the Incentive Plan Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the JCIC Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•

ESPP Proposal: The approval of the ESPP Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the JCIC Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the JCIC Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Redemption Rights

Pursuant to the Cayman Constitutional Documents, a JCIC shareholder may request of JCIC that JCIC redeem all or a portion of its JCIC Class A Ordinary Shares for cash, out of funds legally available therefor, if the Business Combination is consummated. As a holder of JCIC Class A Ordinary Shares, you will be entitled to receive cash for any JCIC Class A Ordinary Shares to be redeemed only if you:

(i)	hold JCIC Class A Ordinary Shares;

(ii)

submit a written request to Continental, JCIC’s transfer agent, in which you (i) request that JCIC redeem all or a portion of your JCIC Class A Ordinary Shares for cash, and (ii) identify yourself as the beneficial holder of the JCIC Class A Ordinary Shares and provide your legal name, phone number and address; and

(iii)	deliver your JCIC Class A Ordinary Shares to Continental, JCIC’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their JCIC Class A Ordinary Shares in the manner described above prior to 5:00 p.m., Eastern Time, on [●], 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. JCIC’s public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, JCIC’s transfer agent, JCIC will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of [●], 2022, this would have amounted to approximately $[●] per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its JCIC Class A Ordinary Shares for cash and will no longer own JCIC Class A Ordinary Shares.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any written request for redemption, once made by a holder of JCIC Class A Ordinary Shares, may not be withdrawn once submitted to JCIC unless the JCIC Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). If you submit a redemption request to Continental, JCIC’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request to withdraw the redemption request. You may make such request by contacting Continental, JCIC’s transfer agent, at the phone number or address listed in see “Questions and answers — Q: Who can help answer my questions?”

Any corrected or changed written exercise of redemption rights must be received by Continental, JCIC’s transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s JCIC Class A Ordinary Share certificates (if any) and other redemption forms have been delivered to Continental, JCIC’s transfer agent, physically or electronically through DTC, at least two business days prior to the vote at the extraordinary general meeting.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its JCIC Class A Ordinary Shares with respect to more than an aggregate of 15% of the JCIC Class A Ordinary Shares.

Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the JCIC Class A Ordinary Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor Persons have agreed to, among other things, vote all of their founder shares and any other JCIC Class A Ordinary Shares purchased during JCIC’s initial public offering in favor of the proposals being presented at the extraordinary general meeting and, in order to induce the underwriters to execute the underwriting agreement entered into in connection with the IPO, the Sponsor and each of the officers and directors of JCIC entered into agreements with JCIC, pursuant to which each of them they agreed to waive their redemption rights with respect to their founder shares and public shares and to vote in favor of the Business Combination. These agreements were reaffirmed in the Sponsor Agreement. The JCIC Class B Ordinary Shares held by the Sponsor Persons will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor Persons, collectively, own approximately 8,625,000 of the issued and outstanding JCIC Ordinary Shares (8,550,000 of which are held by the Sponsor, and 75,000 of which, in the aggregate, are held by the independent directors).

The closing price of JCIC Class A Ordinary Shares on [●], 2022 was $[●]. For illustrative purposes, as of [●], 2022, funds in the Trust Account plus accrued interest thereon totaled approximately $[●] or approximately $[●] per issued and outstanding JCIC Class A Ordinary Share.

Prior to exercising redemption rights, JCIC’s public shareholders should verify the market price of JCIC Class A Ordinary Shares as they may receive higher proceeds from the sale of their JCIC Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. JCIC cannot assure its shareholders that they will be able to sell their JCIC Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

Neither JCIC’s shareholders nor JCIC’s warrant holders have appraisal rights in connection with the Business Combination under the Cayman Islands Companies Law. JCIC’s shareholders may be entitled to give notice to JCIC prior to the meeting that they wish to dissent to the Third Merger and to receive payment of fair market value for his or her JCIC shares if they follow the procedures set out in the Cayman Islands Companies Act, noting that any such dissention rights may be limited pursuant to Section 239 of the Cayman Islands Companies Act which states that no such dissention rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the Third Merger are listed on a national securities exchange. It is JCIC’s view that such fair market value would equal the amount which JCIC shareholders would obtain if they exercise their redemption rights as described herein.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. JCIC has engaged [●] to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary general meeting of JCIC—Revoking Your Proxy.”

Interests of JCIC’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the JCIC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor Persons, including JCIC’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of JCIC’s shareholders generally. These interests include, among other things, the interests listed below:

•

Prior to JCIC’s initial public offering, the Sponsor purchased 8,625,000 JCIC Class B Ordinary Shares for an aggregate purchase price of $25,000, or approximately $0.003 per share, and the Sponsor later transferred (i) 25,000 JCIC Class B Ordinary Shares to each of Heather Hartnett and Samir Kaul, each of whom serve on the JCIC Board, at their original per share purchase price on September 25, 2020 and

(ii) 25,000 JCIC Class B Ordinary Shares to Richard Noll, who serves on the JCIC Board, at their original per share purchase price on March 8, 2021. If JCIC does not consummate a business combination by January 26, 2023 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and the JCIC Board, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Act (As Revised) to provide for the claims of creditors and the requirements of other applicable law. In such event, the 75,000 JCIC Class B Ordinary Shares collectively owned by the three directors (Heather Hartnett, Samir Kaul and Richard Noll) would be worthless because following the redemption of the public shares, JCIC would likely have few, if any, net assets and because the Sponsor and JCIC’s directors and officers have agreed to waive their respective rights to liquidating dissolutions from the Trust Account in respect of any JCIC Class A Ordinary Shares and JCIC Class B Ordinary Shares held by them, as applicable, if JCIC fails to complete a business combination within the required period.

•

Substantially concurrently with the consummation of the IPO, JCIC completed the private sale (the “Private Placement”) of 9,400,000 warrants (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant, to Sponsor, generating gross proceeds to JCIC of approximately $9,400,000. If JCIC does not consummate a business combination by January 26, 2023 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and the JCIC Board, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Act (As Revised) to provide for the claims of creditors and the requirements of other applicable law. In such event, the 8,550,000 JCIC Class B Ordinary Shares owned by the Sponsor would be worthless because following the redemption of the public shares, JCIC would likely have few, if any, net assets and because the Sponsor has agreed to waive its rights to liquidating dissolutions from the Trust Account in respect of any JCIC Class A Ordinary Shares and JCIC Class B Ordinary Shares held by it, if JCIC fails to complete a business combination within the required period. Additionally, in such event, the 9,400,000 JCIC Private Placement Warrants purchased by the Sponsor simultaneously with the consummation of JCIC’s IPO for an aggregate purchase price of $9,400,000 will also expire worthless. Certain of JCIC’s directors and officers, including Jeffrey E. Kelter and Robert F. Savage, also have a direct or indirect economic interest in such JCIC Private Placement Warrants and the 8,550,000 JCIC Class B Ordinary Shares owned by the Sponsor.

•

If JCIC is unable to complete a business combination within the required time period, the aggregate dollar amount of non-reimbursable funds the Sponsor and its affiliates, including [●], have at risk that depends on completion of a business combination is $[●], comprised of (a) $25,000 representing the aggregate purchase price paid for the JCIC Class B Ordinary Shares, (b) $9,400,000 representing the aggregate purchase price paid for the Private Placement Warrants, (c) [●] of unpaid expenses incurred by the Sponsor and JCIC’s officers and directors and their affiliates in connection with the administrative services agreement as of the date hereof and (d) [●] representing amounts owed under the Promissory Note.

•

The 8,550,000 shares of New Bridger Common Stock into which the 8,550,000 JCIC Class B Ordinary Shares held by the Sponsor and the 75,000 shares of New Bridger Common Stock into which the 75,000 JCIC Class B Ordinary Shares collectively held by the independent directors, will automatically convert in connection with the Business Combination, if unrestricted and freely tradeable, would have had an aggregate market value of $[●] and $[●], respectively, based upon the closing price of $[●] per JCIC Class A Ordinary Share on the Nasdaq on [●], 2022, the most recent practicable date prior to the date of this proxy statement/prospectus. The 9,400,000 New Bridger Warrants into which the

9,400,000 JCIC Private Placement Warrants held by Sponsor will automatically convert in connection with the assumption of the Warrant Agreement, if unrestricted and freely tradeable, would have had an aggregate market value of $[●] based upon the closing price of $[●] per JCIC Warrant on NASDAQ on [●], 2022, the most recent practicable date prior to the date of this proxy statement/prospectus.

•

JCIC’s executive officers and directors, or any of their respective affiliates, including the Sponsor and other entities affiliated with JCIC and the Sponsor, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on JCIC’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations (including the Business Combination).

•

In the event that JCIC fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, JCIC will be required to provide for payment of claims of creditors that were not waived that may be brought against JCIC within the ten years following such redemption. In order to protect the amounts held in JCIC’s Trust Account, the Sponsor has agreed that it will be liable to JCIC if and to the extent any claims by a third party (other than JCIC’s independent auditors) for services rendered or products sold to JCIC, or a prospective target business with which JCIC has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay JCIC’s tax obligations, provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under JCIC’s indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act.

•

As a result of the low initial purchase price (consisting of $25,000 for the 8,625,000 JCIC Class B Ordinary Shares, or approximately $0.003 per share, and $9,400,000 for the JCIC Private Placement Warrants), the Sponsor, its affiliates and JCIC’s management team and advisors stand to earn a positive rate of return or profit on their investment, even if other shareholders, such as JCIC’s public shareholders, experience a negative rate of return because the post-business combination company subsequently declines in value. Thus, the Sponsor, our officers and directors, and their respective affiliates may have more of an economic incentive to enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their JCIC Class B Ordinary Shares, rather than liquidate if we fail to complete our initial business combination by January 26, 2023.

•

The Sponsor has advanced funds to JCIC for working capital purposes, including $800,000 as of August 10, 2022. These outstanding advances have been documented in a promissory note, dated as of February 16, 2022 (the “Promissory Note”) issued by JCIC to the Sponsor, pursuant to which JCIC may borrow up to $1,500,000 from the Sponsor (including those amounts which are currently outstanding). The Promissory Note is non-interest bearing, unsecured and due and payable in full on the earlier of the date JCIC consummates its initial business combination and the winding up of JCIC. If JCIC does not complete its initial business combination within the required period, it may use a portion of its working capital held outside the Trust Account to repay such advances and any other working capital advances made to JCIC, but no proceeds held in the Trust Account would be used to repay such advances and any other working capital advances made to JCIC, and such related party may not be able to recover the value it has loaned to JCIC and any other working capital advances it may make.

•	Pursuant to the A&R Registration Rights Agreement, the Sponsor and certain related parties will have customary registration rights, including piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New Bridger Common Stock and New Bridger Warrants held by such parties following the consummation of the Business Combination. See the section entitled “Certain Relationships and Related Person Transactions — JCIC.”

The Sponsor (including its representatives and affiliates) and JCIC’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to JCIC. The Sponsor and JCIC’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to JCIC completing its initial business combination. Moreover, certain of JCIC’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. JCIC’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to JCIC, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in JCIC’s favor and such potential business opportunities may be presented to other entities prior to their presentation to JCIC, subject to applicable fiduciary duties under the Cayman Islands Companies Act. JCIC’s Cayman Constitutional Documents provide that JCIC renounces its interest in any corporate opportunity offered to any director or officer of JCIC unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of JCIC and it is an opportunity that JCIC is able to complete on a reasonable basis. This provision in JCIC’s Cayman Constitutional Documents may present a conflict of interest in the event that a director or officer of JCIC is offered a corporate opportunity in a capacity other than his or her capacity as a director or officer of JCIC that is suitable for JCIC. JCIC does not believe that such potential conflict of interest impacted JCIC’s search for a business combination target.

JCIC’s existing directors and officers will be eligible for continued indemnification and continued coverage under JCIC’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.

The Sponsor has agreed to vote all the founder shares and any other public shares purchased during or after JCIC’s initial public offering in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor Persons have agreed to, among other things, vote in favor of the Condition Precedent Proposals. As of the date of this proxy statement/prospectus, the Sponsor Persons own 20% of the issued and outstanding JCIC Ordinary Shares.

The Sponsor and JCIC’s directors, officers, advisors or their respective affiliates may purchase shares or warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. However, they have no current commitments, plans or intentions to engage in any such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or warrants in such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act or other federal securities laws. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of JCIC’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

In the event that the Sponsor or JCIC’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.

The purpose of such purchases would be to ensure that JCIC’s net tangible assets are at least $5,000,001, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of warrants could be to reduce the number of warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with the Business Combination. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of JCIC Class A Ordinary Shares may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The Sponsor and JCIC’s officers, directors and/or their affiliates anticipate that they may identify the shareholders with whom the Sponsor or JCIC’s officers, directors or their affiliates may pursue privately negotiated purchases by either the shareholders contacting us directly or by our receipt of redemption requests submitted by shareholders (in the case of Class A Ordinary Shares) following our mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor or JCIC’s officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling shareholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination but only if such shares have not already been voted at the extraordinary general meeting. The Sponsor and JCIC’s officers, directors, advisors or their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

To the extent that the Sponsor or JCIC’s officers, directors, advisors or their affiliates enter into any such private purchase, prior to the extraordinary general meeting JCIC will file a current report on Form 8-K to disclose (1) the amount of securities purchased in any such purchases, along with the purchase price; (2) the purpose of any such purchases; (3) the impact, if any, of any such purchases on the likelihood that the business combination transaction will be approved; (4) the identities or the nature of the security holders (e.g., 5% security holders) who sold their securities in any such purchases; and (5) the number of securities for which JCIC has received redemption requests pursuant to its shareholders’ redemption rights in connection with the Business Combination.

Any purchases by the Sponsor or JCIC’s officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor and JCIC’s officers, directors and/or their affiliates will not make purchases of JCIC Class A Ordinary Shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

The existence of financial and personal interests of one or more of JCIC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of JCIC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, JCIC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of JCIC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Interests of Bridger Directors and Executive Officers in the Business Combination

Bridger’s directors and executive officers have interests in the Business Combination that are different from, or in addition to, those of Bridgers’s equityholders. The Bridger Board was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination. These interests include, among other things, the interests listed below:

•

Certain of Bridger’s directors and executive officers are expected to become directors and/or executive officers of New Bridger upon the closing of the Business Combination. Specifically, the following individuals who are currently executive officers of Bridger are expected to become executive officers of New Bridger upon the closing of the Business Combination, serving in the offices set forth opposite their names below:

Name	Position
Timothy Sheehy	Chief Executive Officer
McAndrew Rudisill	Chief Investment Officer
Darren Wilkins	Chief Operating Officer
James Muchmore	Chief Legal Officer and Executive Vice President
Eric Gerratt	Chief Financial Officer

•

In addition, the following individuals who are currently members of the board of directors of Bridger are expected to become members of the New Bridger Board upon the closing of the Business Combination: Timothy Sheehy, Matthew Sheehy, McAndrew Rudisill, Todd Hirsch and Debra Coleman.

•

Darren Wilkins and Debra Coleman each hold 202,020 Incentive Units. In connection with the Business Combination, these Incentive Units will be converted into a right to receive the Company Transaction Consideration in accordance with the terms of the Limited Liability Company Agreement of BAGM, pursuant to which such portion of the Company Transaction Consideration will be subject to the same vesting conditions as currently applied to the Incentive Units.

•

Certain members of the board of directors of Bridger and the officers of Bridger beneficially own, directly or indirectly, Bridger Common Shares, and will be entitled to receive a portion of the consideration contemplated by the Merger Agreement upon the consummation of the Business Combination. See the section entitled “Beneficial Ownership of Securities” for a further discussion of the equity interests of Bridger’s directors and named executive officers in the Business Combination.

•

In connection with the Business Combination, New Bridger intends to grant transaction bonuses to the following executive officers and directors: $3,372,500 for Timothy Sheehy with $2,300,000 payable at the Closing and $1,072,500 payable by July 2023, $290,000 for Darren Wilkins with $225,000 payable at the Closing and $65,000 payable by July 2023, $2,372,500 for McAndrew Rudisill with $1,300,000 payable at the Closing and $1,072,500 payable by July 2023, $1,903,750 for James Muchmore with $1,400,000 payable at the Closing and $503,750 payable by July 2023, and $1,662,500 for Matthew Sheehy with $1,500,000 payable at the Closing and $162,500 payable by July 2023.

•

In connection with but prior to the closing of the Business Combination, Bridger will adopt the Omnibus Incentive Plan and intends to make New Award Grants consisting of restricted stock unit awards to certain of its then-current executive officers, senior management team and directors, which Bridger expects will include Timothy Sheehy, Matthew Sheehy, McAndrew Rudisill, James Muchmore, Darren Wilkins and Eric Gerratt. The number of such New Award Grants in the aggregate will be set to be approximately 10% of the New Bridger Common Stock expected to be outstanding immediately after the Closing, after taking into account redemptions by JCIC’s public shareholders. Additional details regarding these New Award Grants are described in the section entitled “Incentive Plan Proposal – New Plan Benefits Table.”

Recommendation to Shareholders of JCIC

The JCIC Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of JCIC’s shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Organizational Documents Proposal, “FOR” the Non-Binding Governance Proposals, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of JCIC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of JCIC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, JCIC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal—Interests of JCIC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination. These figures assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination and (ii) that New Bridger issues 39,536,771 shares of New Bridger Common Stock and 315,789 shares of New Bridger Series A Preferred Stock to Existing Bridger Equityholders. If the actual facts are different from these assumptions, then the amounts and shares outstanding after the Closing will be different and those changes could be material.

No Redemptions Scenario

Sources		Uses
(in millions)
Cash and investments held in Trust Account(1)	$347.1	Cash to balance sheet	$326.0
Existing Bridger Equityholders — equity rollover(2)	724.6	Transaction expenses(3)	21.1
		Existing Bridger Equityholders — equity rollover(2)	724.6

Total sources	$1,071.7	Total uses	$1,071.7

Maximum Redemptions Scenario

Sources		Uses
(in millions)
Cash and investments held in Trust Account(1)	$347.1	Cash to balance sheet	—
Existing Bridger Equityholders — equity rollover(2)	724.6	Redemptions	$347.1
		Existing Bridger Equityholders — equity rollover(2)	724.6

Total sources	$1,071.7	Total uses	$1,071.7

(1)	Calculated as of September 30, 2022.
(2)	Based on the Net Equity Value.
(3)

Reflects the cash disbursement for the preliminary estimated direct and incremental transaction costs of $21.1 million incurred by JCIC, New Bridger and Bridger prior to, or concurrent with, the Closing, including the remaining $6.0 million deferred underwriting fees related to the JCIC initial public offering after the waiver by J.P. Morgan Securities LLC upon its resignation, assuming the outstanding balance of the Promissory Note between JCIC and the Sponsor is converted into JCIC Warrants. The maximum redemptions scenario assumes immediate conversion of the $1.0 million Promissory Note between JCIC and the Sponsor to New Bridger Common Stock at the Closing and payment of the $21.1 million of transaction costs incurred by JCIC, New Bridger and Bridger out of Bridger’s balance sheet cash at Closing.

Material U.S. Federal Income Tax Consequences

For a discussion summarizing the material U.S. federal income tax consequences of the exercise of redemption rights to JCIC shareholders, please see “Material U.S. Federal Income Tax Consequences.”

Expected Accounting Treatment

The Business Combination

We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, JCIC is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Bridger will represent a continuation of the financial statements of Bridger with the Business Combination treated as the equivalent of Bridger issuing stock for the net assets of JCIC, accompanied by a recapitalization. The net assets of JCIC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Bridger in future reports of New Bridger. See the section entitled “Business Combination Proposal — Expected Accounting Treatment of the Business Combination.”

Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the Annexes, and especially consider the factors discussed in the section titled “Risk Factors.” The occurrence of one or more of the events or the circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may adversely affect JCIC’s and Bridger’s ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition or results of operations of New Bridger. These risks include the following:

•	The Sponsor Persons have agreed to vote in favor of the Business Combination, regardless of how JCIC’s public shareholders vote.

•

Since the Sponsor and JCIC’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of JCIC’s shareholders, a conflict of interest may have existed in determining whether the Business Combination with Bridger is appropriate as JCIC’s initial business combination. Such interests include that Sponsor will lose its entire investment in JCIC if an initial business combination is not completed.

•	Following the consummation of the Business Combination, New Bridger’s only significant asset will be its ownership interest in Bridger.

•	If third parties bring claims against JCIC, the proceeds held in the trust account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share.

•	JCIC’s shareholders may be held liable for claims by third parties against JCIC to the extent of distributions received by them upon redemption of their shares.

•

JCIC’s public shareholders will experience immediate dilution as a consequence of the issuance of New Bridger Common Stock as consideration in the Business Combination and due to future issuances pursuant to the Omnibus Incentive Plan.

•	Warrants will become exercisable for New Bridger Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to JCIC’s shareholders.

•	The combined company does not currently intend to pay dividends on its common stock.

•	Future sales of shares of the combined company’s common stock may depress its stock price.

•

Bridger’s operation of aircraft involves a degree of inherent risk, and the combined company could suffer losses and adverse publicity stemming from any accident, whether related to the combined company or not, involving aircraft, helicopters, or commercial drones similar to the assets it uses in the combined company’s operations.

•	Bridger’s business is inherently risky in that it is fighting forest fires, which are powerful and unpredictable.

•

The unavailability of an aircraft due to loss, mechanical failure, lack of pilots or mechanical personnel, especially one of the Viking Air CL-415EAFs (a Super Scooper), would result in lower operating revenues for Bridger for a period of time that cannot be determined and would likely be prolonged.

•	Inability to source and hire personnel with appropriate skills and experience would inhibit operations.

•	The development of superior alternative firefighting tactics or technology could reduce demand for Bridger’s services.

•

Bridger relies on its information technology systems to manage numerous aspects of its business. A cyber-based attack of these systems could disrupt Bridger’s ability to deliver services to its customers and could lead to increased overhead costs, decreased sales, and harm to its reputation.

•

Any failure to offer high-quality aerial firefighting services to customers may harm Bridger’s relationships with its customers and could adversely affect its reputation, brand, business, financial condition, and results of operations.

•

Bridger is subject to risks associated with climate change, including the potential increased impacts of severe weather events on its operations and infrastructure, and changes in weather patterns may result in lower demand for its services if such changes result in a reduced risk of wildfires.

•	Bridger is highly dependent on its senior management team and other highly skilled personnel with unique skills.

•	Bridger lacks diversification with respect to its fire suppression aircraft.

•

There is a seasonal fluctuation in the need to fight forest fires based upon location. A significant portion of Bridger’s total revenue currently occurs during the second and third quarters of the year due to the North American fire season.

•	The substantial majority of Bridger’s revenue currently is concentrated in the Western United States.

•	The aerial firefighting industry may not grow as expected.

•	In the future, there may be other businesses or government entities who attempt to provide the services that Bridger provides.

•

Bridger has government customers, which subjects the business to risks including early termination, audits, investigations, sanctions and penalties. Bridger is also subject to regulations applicable to government contractors which increase its operating costs and if it fails to comply, could result in the termination of its contracts with government entities.

•	Bridger depends significantly on U.S. government contracts, which often are only partially funded, subject to immediate termination, and heavily regulated and audited.

•

Bridger relies on a few large customers for a majority of its business, and the loss of any of these customers, significant changes in the prices, marketing allowances or other important terms provided to any of these customers or adverse developments with respect to the financial condition of these customers could materially reduce its net income and operating results.

•

Bridger relies on a limited number of suppliers for certain raw materials and supplied components. Bridger may not be able to obtain sufficient raw materials or supplied components to meet its maintenance or operating needs or obtain such materials on favorable terms or at all.

•	There is a limited supply of new CL-415EAF aircraft to purchase, and an inability to purchase additional CL-415EAF aircraft could impede Bridger’s ability to increase its revenue and net income.

•

Bridger currently relies and will continue to rely on third-party partners to provide and store the parts and components required to service and maintain its aircrafts, and to supply critical components and systems, which exposes the business to a number of risks and uncertainties outside its control.

•

Bridger may require substantial additional funding to finance its operations and growth strategy, but adequate additional financing may not be available when it needs it, on acceptable terms, or at all.

•

Any acquisitions, partnerships or joint ventures that Bridger enters into could disrupt its operations and have a material adverse effect on its business, financial condition and results of operations.

•	Bridger’s systems, aircrafts, technologies and services and related equipment may have shorter useful lives than it anticipates.

•

Bridger has a substantial amount of debt and servicing future interests or principal payments may impair its ability to operate the business or require Bridger to change its business strategy to accommodate the repayment of its debt.

•	Bridger has incurred significant losses since inception, and it may not be able to achieve, maintain or increase profitability or positive cash flow.

•

The requirements of being a public company may strain Bridger’s resources, divert its management’s attention and affect its ability to attract and retain additional executive management and qualified board members.

•	Bridger’s management team has limited experience managing a public company.

•	Bridger has identified material weaknesses in its internal control over financial reporting.

•	The price of New Bridger Common Stock may fluctuate substantially and may not be sustained.

•	New Bridger Common Stock is subject to restrictions on ownership by non-U.S. citizens, which could require divestiture by non-U.S. citizen stockholders.

•	Bridger may issue additional shares of common stock or other equity securities, which would dilute holders’ ownership interest in the business and may depress the market price of its common stock.

•	There can be no assurance that New Bridger will be able to comply with the continued listing standards of the NASDAQ.

•	The holders of the New Bridger Series A Preferred Stock will have rights, preferences and privileges that are not held by, and are preferential to, the rights of holders of New Bridger Common Stock.

•	The COVID-19 pandemic or other future global health emergencies may materially and adversely impact Bridger’s business.

RISK FACTORS

Risks Related to the Business Combination and JCIC

Unless the context otherwise requires, throughout this subsection, references to “we,” “us,” “our” and “the Company” refer to JCIC.

JCIC has no operating history and its results of operations and those of New Bridger may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus.

JCIC is a blank check company, and it has no operating history or results.

This proxy statement/prospectus includes unaudited pro forma combined financial statements for JCIC and Bridger. The unaudited pro forma condensed combined balance sheet as of September 30, 2022 combines the historical unaudited condensed balance sheet of JCIC as of September 30, 2022 with the historical unaudited condensed consolidated balance sheet of Bridger as of September 30, 2022 on a pro forma basis as if the Business Combination, other related events contemplated by the Transaction Agreements (“Other Related Events”) and other financing and reorganization events (“Other Financing and Reorganization Events”) (in each case, as described further in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” of this proxy statement/prospectus), had been consummated on September 30, 2022. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2022 and for the year ended December 31, 2021 combine the historical unaudited condensed statements of operations of JCIC for the nine months ended September 30, 2022 and for the year ended December 31, 2021 and the historical unaudited condensed consolidated statements of operations of Bridger for the nine months ended September 30, 2022 and for the year ended December 31, 2021 on a pro forma basis as if the Business Combination, Other Related Events and Other Financing and Reorganization Events had been consummated on January 1, 2021, the beginning of the earliest period presented.

The unaudited pro forma combined financial information is based upon, and should be read together with the accompanying notes to the unaudited pro forma combined financial statements, the audited financial statements of JCIC and related notes, the Bridger audited consolidated financial statements and related notes, the sections of this proxy statement/prospectus entitled “JCIC Management’s Discussion and Analysis of Financial Condition and Results of Operations” “Bridger Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined financial information has been presented for informational purposes only and is not necessarily indicative of what Bridger’s financial position or results of operations would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company following the consummation of the Business Combination. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information of JCIC and Bridger.”

The Sponsor Persons have agreed to vote in favor of the Business Combination, regardless of how JCIC’s public shareholders vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their founder shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor Persons have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby. As of the date of this proxy statement/prospectus, the Sponsor Persons own 20% of the issued and outstanding JCIC Ordinary Shares.

JCIC may not be able to complete the Business Combination or any other business combination within the prescribed timeframe, in which case JCIC would cease all operations, except for the purpose of winding up, and JCIC would redeem the JCIC Class A Ordinary Shares and liquidate.

If JCIC does not complete an initial business combination by January 26, 2023, it must cease operations and redeem 100% of the outstanding JCIC Class A Ordinary Shares. JCIC may not be able to consummate the Business Combination or any other business combination by such date. If JCIC has not completed any initial business combination by such date (or if such date is extended at a duly called extraordinary general meeting, such later date), it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the JCIC Class A Ordinary Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding JCIC Class A Ordinary Shares, which redemption will completely extinguish the rights of holders of JCIC Class A Ordinary Shares as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of JCIC’s remaining shareholders and the JCIC Board, dissolve and liquidate, subject in each case to JCIC’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Since the Sponsor and JCIC’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Bridger is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if our initial business combination is not completed.

When you consider the recommendation of the JCIC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and JCIC’s directors and officers have interests in such proposal that are different from, or in addition to, those of JCIC shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

Prior to JCIC’s initial public offering, the Sponsor purchased 8,625,000 JCIC Class B Ordinary Shares for an aggregate purchase price of $25,000, or approximately $0.003 per share, and Sponsor later transferred 25,000 JCIC Class B Ordinary Shares to each of our independent directors, for no consideration, resulting in an aggregate 8,625,000 Class B Ordinary Shares issued and outstanding, 8,550,000 of which are held by the Sponsor, and 75,000 of which, in the aggregate, are held by our directors. If JCIC does not consummate a business combination by January 26, 2023 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and the JCIC Board, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law. In such event, the 8,625,000 JCIC Class B Ordinary Shares collectively owned by the Sponsor and independent members of the JCIC Board would be worthless because following the redemption of the public shares, JCIC would likely have few, if any, net assets and because the Sponsor and JCIC’s directors and officers have agreed to waive their respective rights to liquidating distributions from the Trust Account in respect of any JCIC Class A Ordinary Shares and JCIC Class B Ordinary Shares held by it or them, as applicable, if JCIC fails to complete a business combination within the required period. Additionally, in such event, the 9,400,000 JCIC Private Placement Warrants purchased by the Sponsor simultaneously with the consummation of JCIC’s initial public offering for an aggregate purchase price of $9,400,000 will also expire worthless. The 8,625,000 shares of New Bridger Common Stock into which the 8,625,000 JCIC Class B Ordinary Shares collectively held by the Sponsor Persons (8,550,000 of which are held by the Sponsor, and 75,000 of which, in the aggregate, are held by the independent directors) will automatically convert in connection with the Merger, if unrestricted and freely tradable, would have had an aggregate market value of $[●] based upon the closing price of $[●] per public share on Nasdaq on [●], 2022, the most recent practicable date prior to the date of this proxy statement/prospectus. The 9,400,000

New Bridger Warrants into which the 9,400,000 JCIC Private Placement Warrants held by the Sponsor will convert in connection with the Second Merger, if unrestricted and freely tradable, would have had an aggregate market value of $[●] based upon the closing price of $[●] per public warrant on Nasdaq on [●], 2022, the most recent practicable date prior to the date of this proxy statement/prospectus.

If JCIC is unable to complete a business combination within the required time period, the aggregate dollar amount of non-reimbursable funds the Sponsor and its affiliates have at risk that depends on completion of a business combination is $[●], comprised of (a) $25,000 representing the aggregate purchase price paid for the JCIC Class B Ordinary Shares, (b) $9,400,000 representing the aggregate purchase price paid for the Private Placement Warrants, (c) $[●] of unpaid expenses incurred by the Sponsor and JCIC’s officers and directors and their affiliates in connection with the administrative services agreement as of the date hereof and (d) $[●] representing amounts owed under the Promissory Note.

As a result of the low initial purchase price (consisting of $25,000 for the 8,625,000 JCIC Class B Ordinary Shares, or approximately $0.003 per share, and $9,400,000 for the Private Placement Warrants), the Sponsor, its affiliates and JCIC’s management team and advisors stand to earn a positive rate of return or profit on their investment, even if other shareholders, such as JCIC’s public shareholders, experience a negative rate of return because the post-business combination company subsequently declines in value. Thus, the Sponsor, our officers and directors, and their respective affiliates may have more of an economic incentive for us to, rather than liquidate if we fail to complete our initial business combination by January 26, 2023, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Class B ordinary shares.

The Sponsor (including its representatives and affiliates) and JCIC’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to JCIC. The Sponsor and JCIC’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to JCIC completing its initial business combination. Moreover, certain of JCIC’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. JCIC’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to JCIC, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in JCIC’s favor and such potential business opportunities may be presented to other entities prior to their presentation to JCIC, subject to applicable fiduciary duties under the Cayman Islands Companies Act. JCIC’s Cayman Constitutional Documents provide that JCIC renounces its interest in any corporate opportunity offered to any director or officer of JCIC unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of JCIC and it is an opportunity that JCIC is able to complete on a reasonable basis.

JCIC’s existing directors and officers will be eligible for continued indemnification and continued coverage under JCIC’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.

In the event that JCIC fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, JCIC will be required to provide for payment of claims of creditors that were not waived that may be brought against JCIC within the ten years following such redemption. In order to protect the amounts held in JCIC’s Trust Account, the Sponsor has agreed that it will be liable to JCIC if and to the extent any claims by a third party (other than JCIC’s independent registered public accounting firm) for services rendered or products sold to JCIC, or a prospective target business with which JCIC has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share or (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of JCIC’s initial public offering against certain liabilities, including liabilities under the Securities Act.

Commencing on the effective date of the prospectus filed in connection with JCIC’s initial public offering, JCIC agreed to reimburse the Sponsor for out-of-pocket expenses through the completion of the Business Combination or JCIC liquidation.

The Sponsor has advanced funds to JCIC for working capital purposes, including $800,000 as of August 10, 2022. These outstanding advances have been documented in a promissory note, dated February 16, 2022 (the “Promissory Note”) issued by JCIC to the Sponsor, pursuant to which JCIC may borrow up to $1,500,000 from the Sponsor (including those amounts which are currently outstanding). The Promissory Note is non-interest bearing, unsecured and due and payable in full on the earlier of the date JCIC consummates its initial business combination and the date that winding up of JCIC is effective. If JCIC does not complete its initial business combination within the required period, it may use a portion of its working capital held outside the Trust Account to repay such advances and any other working capital advances made to JCIC, but no proceeds held in the Trust Account would be used to repay such advances and any other working capital advances made to JCIC, and such related party may not be able to recover the value it has loaned to JCIC and any other working capital advances it may make.

In addition, JCIC’s executive officers and directors, or any of their respective affiliates, including the Sponsor and other entities affiliated with JCIC and the Sponsor, are entitled to reimbursement of any out- of-pocket expenses incurred by them in connection with activities on JCIC’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on JCIC’s behalf. However, if JCIC fails to consummate a business combination by January 26, 2023, they will not have any claim against the Trust Account for reimbursement. JCIC’s officers and directors, and their affiliates, expect to incur (or guaranty) approximately $6.1 million of transaction expenses (excluding the deferred underwriting commissions being held in the Trust Account). Accordingly, JCIC may not be able to reimburse these expenses if the Business Combination or another business combination, is not completed by such date.

Pursuant to the A&R Registration Rights Agreement, the Sponsor will have customary registration rights, including shelf registration and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New Bridger Common Stock and warrants held by such parties following the consummation of the Business Combination.

The existence of financial and personal interests of one or more of JCIC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of JCIC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, JCIC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of JCIC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

The personal and financial interests of the Sponsor as well as the JCIC Board and officers may have influenced their motivation in identifying and selecting Bridger as a business combination target, completing an initial business combination with Bridger and influencing the operation of the business following the Business Combination. In considering the recommendations of the JCIC Board to vote for the proposals, its shareholders should consider these interests.

The exercise of JCIC’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in JCIC’s shareholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require JCIC to agree to amend the Merger Agreement, to consent to certain actions taken by Bridger or to waive rights to which JCIC is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Bridger’s business or a request by Bridger to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement. In any of such circumstances, it would be at JCIC’s discretion to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for JCIC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, JCIC does not believe there will be any changes or waivers that JCIC’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, JCIC will circulate a new or amended proxy statement/prospectus and resolicit JCIC’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

JCIC and Bridger will incur significant transaction and transition costs in connection with the Business Combination.

JCIC and Bridger have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. JCIC and Bridger may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Merger Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by JCIC or New Bridger following the closing of the Business Combination. We estimate transaction expenses (including deferred underwriting fees) incurred by JCIC, Bridger and New Bridger will be $12.2 million, $4.8 million and $4.1 million, respectively.

Legal proceedings in connection with the Business Combination or otherwise, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.

In connection with business combination transactions similar to the proposed Business Combination, it is not uncommon for lawsuits to be filed against the parties and/or their respective directors and officers alleging, among other things, that the proxy statement/prospectus provided to shareholders contains false and misleading statements and/or omits material information concerning the transaction. Although no such lawsuits have yet been filed in connection with the Business Combination, it is possible that such actions may arise and, if such actions do arise, they generally seek, among other things, injunctive relief and an award of attorneys’ fees and expenses. Defending such lawsuits could require Bridger and JCIC to incur significant costs and draw the attention of Bridger’s and JCIC’s management teams away from the consummation of the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination is consummated may adversely affect the combined company’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the Business Combination from being consummated within the expected timeframe.

The announcement of the proposed Business Combination could disrupt Bridger’s relationships with its customers, suppliers, business partners and others, as well as its operating results and business generally.

Risks relating to the impact of the announcement of the Business Combination on Bridger’s business include the following:

•	its employees may experience uncertainty about their future roles, which might adversely affect Bridger’s ability to retain and hire key personnel and other employees;

•

customers, suppliers, business partners and other parties with which Bridger maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with Bridger or fail to extend an existing relationship with Bridger; and

•	Bridger has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact the combined company’s results of operations and cash available to fund its business.

Subsequent to consummation of the Business Combination, JCIC may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on JCIC’s financial condition, results of operations and JCIC’s share price, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to Bridger has identified all material issues or risks associated with Bridger or the industry in which it competes.

Furthermore, JCIC cannot assure you that factors outside of Bridger’s and JCIC’s control will not later arise. As a result of these factors, JCIC may be exposed to liabilities and incur additional costs and expenses and JCIC may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in JCIC’s reporting losses. Even if JCIC’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with JCIC’s preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on the combined company’s financial condition and results of operations and could contribute to negative market perceptions about our securities or the combined company. Additionally, JCIC has no indemnification rights under the Merger Agreement.

Accordingly, any shareholders or warrant holders of JCIC who choose to remain New Bridger stockholders or warrant holders following the Business Combination could suffer a reduction in the value of their shares, warrants and units. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by JCIC’s directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

Investors may not have the same benefits as an investor in an underwritten public offering.

JCIC is already a publicly traded company. Therefore, the Business Combination and the transactions described in this proxy statement/prospectus are not an underwritten initial public offering of JCIC’s securities and differ from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:

Like other business combinations and spin-offs, in connection with the Business Combination, investors will not receive the benefits of the due diligence performed by the underwriters in an underwritten public offering.

Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer will also deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings. JCIC’s investors must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there could be a heightened risk of an incorrect valuation of JCIC’s business or material misstatements or omissions in this proxy statement/prospectus.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on Nasdaq on the trading day immediately following the Closing, there will be no traditional “roadshow” or book building process, and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of our securities will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of our securities or helping to stabilize, maintain or affect the public price of our securities following the Closing. Moreover, we will not engage in, and have not and will not, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with our securities that will be outstanding immediately following the Closing. In addition, since we will become public through a merger, securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on our behalf. All of these differences from an underwritten public offering of our securities could result in a more volatile price for our securities.

Further, since there will be no traditional “roadshow,” there can be no guarantee that any information made available in this proxy statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to the securities or sufficient demand among potential investors immediately after the Closing, which could result in a more volatile price for the securities.

In addition, the Sponsor, certain members of the JCIC Board and its officers, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to those of holders of our securities following completion of the Business Combination, and that would not be present in an underwritten public offering of our securities. Such interests may have influenced the JCIC Board in making their recommendation that JCIC shareholders vote in favor of the approval of the Business Combination and the other proposals described in this proxy statement/prospectus. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of JCIC’s Directors and Executive Officers in the Business Combination.”

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if we became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

On July 29, 2022 J.P. Morgan Securities notified JCIC that, subject to certain conditions, J.P. Morgan Securities waives its entitlement to the payment of any deferred compensation in connection with its role as underwriter in JCIC’s initial public offering.

In connection with its role as an underwriter in JCIC’s initial public offering, J.P. Morgan Securities was entitled to payment of a deferred underwriting fee upon consummation of the Business Combination. On July 29, 2022, J.P. Morgan Securities notified JCIC that, subject to the conditions described below, J.P. Morgan Securities waives its entitlement to the payment of any deferred compensation in connection with its role as underwriter in JCIC’s initial public offering. The condition to such waiver is the occurrence of the earlier of (i) notice by J.P. Morgan Securities to JCIC that the condition is deemed satisfied by J.P. Morgan Securities in its sole discretion or (ii) the filing of an acceleration request pursuant to Rule 461 relating to the Registration Statement relating to the Transactions. Effective as of the satisfaction of such condition, J.P. Morgan Securities resigns from, and ceases and refuses to further act in, every office, capacity, and relationship contemplated under the terms of the underwriting agreement, dated January 21, 2021, among JCIC, on the one hand, and J.P. Morgan Securities and UBS, on the other hand, or otherwise in connection with the Business Combination. Notwithstanding the fact that all services required to be performed by J.P. Morgan Securities in order to be entitled to the deferred underwriting fee have been completed, J.P. Morgan Securities is waiving such fee and disclaiming responsibility for the Form S-4 Registration Statement. Because J.P. Morgan Securities has not been involved in the preparation and review of the Registration Statement, JCIC’s investors will not have the benefit of their independent review and investigation of the disclosures provided in the proxy statement/prospectus contained in this Registration Statement. J.P. Morgan Securities did not provide JCIC with the reasons for the fee waiver other than to note the lack of participation in any respect of the Business Combination. JCIC did not further seek out the reasons why J.P. Morgan Securities was waiving deferred fees, despite already completing their services.

The historical financial results of Bridger and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New Bridger’s actual financial position or results of operations would have been.

The historical financial results of Bridger included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows they would have achieved as a standalone company during the periods presented or those the combined company will achieve in the future. This is primarily the result of the following factors: (i) the combined company will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) the combined company’s capital structure will be different from that reflected in Bridger’s historical financial statements. The combined company’s financial condition and future results of operations will be materially different from amounts reflected in JCIC’s historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare the combined company’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, JCIC being treated as the “acquired” company for financial reporting purposes in the Business Combination and the number of JCIC Class A Ordinary Shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of the combined company’s future operating or financial performance and New Bridger’s actual financial condition and results of operations may vary materially from New Bridger’s pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information of JCIC and Bridger.”

The calculation of the number of shares of New Bridger to be issued to Bridger equityholders in the transactions will not be adjusted if there is a change in the value of Bridger before the Business Combination is completed.

The number of shares of New Bridger Common Stock to be issued to Bridger’s equityholders in the transactions will not be adjusted if there is a change in the value of Bridger before the closing of the transactions. As a result, the actual value of the New Bridger Common Stock to be received by Bridger’s equityholders in the transactions will depend on the value of such shares at and after the closing of the Business Combination.

Neither Bridger equityholders nor JCIC’s shareholders will be entitled to appraisal rights in connection with the transactions.

Appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Bridger equityholders are not entitled to appraisal rights in connection with the Business Combination. JCIC’s shareholders may be entitled to give notice to JCIC prior to the meeting that they wish to dissent to the Third Merger and to receive payment of fair market value for his or her JCIC shares if they follow the procedures set out in the Cayman Islands Companies Act, noting that any such dissention rights may be limited pursuant to Section 239 of the Cayman Islands Companies Act which states that no such dissention rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the Third Merger are listed on a national securities exchange. It is JCIC’s view that such fair market value would equal the amount which JCIC shareholders would obtain if they exercise their redemption rights as described herein.

The Business Combination is subject to the satisfaction or waiver of certain conditions, which may not be satisfied or waived on a timely basis, if at all.

The consummation of the Business Combination is subject to customary closing conditions for transactions involving special purpose acquisition companies, including, among others:

•	the expiration or termination of the waiting period under the HSR Act;

•

no governmental authority of competent jurisdiction shall have enacted, issued or granted any law (whether temporary, preliminary or permanent), in each case that is in effect and which has the effect of restraining, enjoining or prohibiting the consummation of the transaction;

•	JCIC shall have at least $5,000,001 of net tangible assets as of the Closing;

•	the New Bridger Common Stock issuable pursuant to the Business Combination shall have been approved for listing on Nasdaq, subject to official notice of issuance;

•

the parties shall each have performed and complied in all material respects with the obligations, covenants and agreements required by the Merger Agreement to be performed or complied with by it at or prior to filing, or a later date as agreed to by the parties;

•	customary bring down conditions related to the accuracy of the parties’ respective representations, warranties and pre-Closing covenants in the Merger Agreement;

•	New Bridger’s registration statement to be filed with the United States Securities and Exchange Commission shall have become effective; and

•	JCIC’s shareholder approval.

Additionally, JCIC’s obligation to consummate the Business Combination is also subject to there having been no “Material Adverse Effect” on Bridger since the date of the Merger Agreement. To the extent permitted under applicable law, the foregoing conditions may be waived by the applicable party or parties in writing. To the extent that the JCIC Board determines that any modifications by the parties, including any waivers of any conditions to the Closing, materially change the terms of the Business Combination, JCIC will notify its shareholders in a manner reasonably calculated to inform them about the modifications as may be required by law, by publishing a press release, filing a Current Report on Form 8-K and/or circulating a supplement to this proxy statement/prospectus.

Additionally, the obligations of Bridger to consummate or cause to be consummated the Business Combination is subject to the satisfaction of additional conditions, which may be waived in writing by the Bridger.

See “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Merger Agreement — Conditions to Closing” for additional information.

Following the consummation of the Business Combination, New Bridger’s only significant asset will be its ownership interest in Bridger, and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on New Bridger Common Stock or satisfy our other financial obligations.

Following the consummation of the Business Combination, New Bridger will have no direct operations and no significant assets other than its ownership of Bridger. JCIC’s shareholders and the equityholders of Bridger immediately prior to the Business Combination will become stockholders of New Bridger. We will depend on Bridger for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to New Bridger Common Stock. The financial condition and operating requirements of Bridger may limit our ability to obtain cash from Bridger. The earnings from, or other available assets of, Bridger may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on New Bridger Common Stock or satisfy our other financial obligations.

This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon our financial condition and results of operations.

JCIC has no specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for JCIC to complete a business combination with which a substantial majority of JCIC’s shareholders do not agree.

As provided in the Cayman Constitutional Documents, in no event will JCIC redeem our public shares in an amount that would cause JCIC’s net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules). As a result, JCIC may be able to complete the Business Combination even though a substantial majority of JCIC’s public shareholders do not agree with the transaction and have redeemed their shares. However, each redemption of JCIC’s public shares by JCIC’s public shareholders will reduce the amount in JCIC’s Trust Account.

The Sponsor, directors, executive officers, advisors and their affiliates may elect to purchase shares or warrants from public shareholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our securities.

The Sponsor and JCIC’s directors, officers, advisors or their respective affiliates may purchase shares or warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. However, they have no current commitments, plans or intentions to engage in any such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or warrants in such transactions. If any such persons engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act or other federal securities laws. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of JCIC’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

In the event that the Sponsor or JCIC’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.

The purpose of such purchases would be to (i) cause such shares not to be redeemed or (ii) to ensure that JCIC’s net tangible assets are at least $5,000,001. The purpose of any such purchases of warrants could be to reduce the number of warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with the Business Combination. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of JCIC Class A Ordinary Shares may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The Sponsor and JCIC’s officers, directors and/or their affiliates anticipate that they may identify the shareholders with whom the Sponsor or JCIC’s officers, directors or their affiliates may pursue privately negotiated purchases by either the shareholders contacting us directly or by our receipt of redemption requests submitted by shareholders (in the case of Class A Ordinary Shares) following our mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor or JCIC’s officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling shareholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination but only if such shares have not already been voted at the extraordinary general meeting. The Sponsor and JCIC’s officers, directors, advisors or their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

To the extent that the Sponsor or JCIC’s officers, directors, advisors or their affiliates enter into any such private purchase, prior to the Extraordinary General Meeting, JCIC will file a current report on Form 8-K to disclose (1) the amount of securities purchased in any such purchases, along with the purchase price; (2) the purpose of any such purchases; (3) the impact, if any, of any such purchases on the likelihood that the business combination transaction will be approved; (4) the identities or the nature of the security holders (e.g., 5% security holders) who sold their securities in any such purchases; and (5) the number of securities for which JCIC has received redemption requests pursuant to its shareholders’ redemption rights in connection with the Business Combination.

Any purchases by the Sponsor or JCIC’s officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor and JCIC’s officers, directors and/or their affiliates will not make purchases of JCIC Class A Ordinary Shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

If third parties bring claims against JCIC, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share (which was the amount per unit initially held in the Trust Account following our initial public offering).

JCIC’s placing of funds in the Trust Account may not protect those funds from third-party claims against JCIC. Although JCIC has sought and will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses and other entities with which we do business execute agreements with JCIC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against JCIC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, JCIC’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to JCIC than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of JCIC’s public shares, if JCIC have not completed our business combination within the required time period, or upon the exercise of a redemption right in connection with JCIC’s business combination, JCIC will be required to provide for payment of claims of creditors that were not waived that may be brought against JCIC within the 10 years following redemption. Accordingly, the per-share redemption amount received by public shareholders could be less than the $10.00 per public share initially held in the Trust Account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to JCIC if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which JCIC has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per public share or (2) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. JCIC has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of JCIC’s company. The Sponsor may not have sufficient funds available to satisfy those obligations. JCIC has not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for JCIC’s business combination and redemptions could be reduced to less than $10.00 per public share. In such event, JCIC may not be able to complete JCIC’s business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of JCIC’s directors or officers will indemnify JCIC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

If, after JCIC distributes the proceeds in the Trust Account to its public shareholders, JCIC files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against JCIC that is not dismissed, a bankruptcy court may seek to recover such proceeds, and JCIC and JCIC’s board of directors may be exposed to claims of punitive damages.

If, after JCIC distributes the proceeds in the Trust Account to our public shareholders, JCIC files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against JCIC that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable preference. As a result, a liquidator could seek to recover some or all amounts received by JCIC’s shareholders. In addition, the JCIC Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing it and JCIC to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. JCIC cannot assure you that claims will not be brought against JCIC for these reasons. JCIC and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while JCIC was unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable for a fine of $18,292.68 and imprisonment for five years in the Cayman Islands.

If, before distributing the proceeds in the Trust Account to our public shareholders, JCIC files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against JCIC that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by JCIC’s shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to JCIC’s public shareholders, JCIC files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against JCIC that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in JCIC’s liquidation estate and subject to the claims of third parties with priority over the claims of JCIC’s shareholders. To the extent any liquidation claims deplete the Trust Account, the per share amount that would otherwise be received by JCIC’s shareholders in connection with JCIC’s liquidation may be reduced.

JCIC’s shareholders may be held liable for claims by third parties against JCIC to the extent of distributions received by them upon redemption of their public shares.

If JCIC is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, JCIC was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by JCIC’s shareholders. Furthermore, JCIC’s directors may be viewed as having breached their fiduciary duties to JCIC or JCIC’s creditors or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. JCIC cannot assure you that claims will not be brought against JCIC for these reasons.

JCIC’s public shareholders will experience immediate dilution as a consequence of the issuance of New Bridger Common Stock as consideration in the Business Combination and due to future issuances pursuant to the Omnibus Incentive Plan. Having a minority share position may reduce the influence that JCIC’s current shareholders have on the management of the combined company.

It is anticipated that, immediately following the Business Combination, (1) our public shareholders are expected to own approximately 22.7% (assuming the no redemption scenario) and 0% (assuming the maximum redemption scenario) of the outstanding New Bridger Common Stock, (2) the Bridger equityholders (without taking into account any of our public shares held by the Bridger equityholders prior to the consummation of the Business Combination) are expected to collectively own approximately 45.8% (assuming the no redemption scenario) or 64.4% (assuming the maximum redemption scenario) of the outstanding New Bridger Common Stock, (3) the Sponsor is expected to own approximately 5.6% (assuming the no redemption scenario) or 4.0% (assuming the maximum redemption scenario) of the outstanding New Bridger Common Stock and (4) the independent directors of JCIC are expected to own approximately 0.1% (assuming the no redemption scenario) and 0.1% (assuming the maximum redemption scenario) of the outstanding New Bridger Common Stock. These percentages (i) assume that New Bridger issues 69,639,845 shares of New Bridger Common Stock to former equityholders of Bridger as of immediately prior to the Closing, (ii) include the Sponsor Earnout Shares, (iii) include the impact of the exercise of all New Bridger Warrants that will be outstanding following the Business Combination, (iv) assume the Closing occurs on November 30, 2022, (v) the aggregate fees and expenses for legal counsel, accounting advisors, external auditors and financial advisors incurred by Blocker and certain of its affiliates, Bridger or its subsidiaries in connection with the Transactions are less than $6,500,000, (vi) the aggregate of fees and expenses for legal counsel, accounting advisors, external auditors and financial advisors incurred by JCIC in connection with the Transactions prior to Closing, but excluding any deferred underwriting fees, are less than $6,500,000, (vii) include any New Award Grants, and (viii) include 1,000,000 shares of New Bridger Common Stock underlying the JCIC Warrants issuable pursuant to the repayment of the convertible promissory note when assuming no redemptions and 100,000 shares of New Bridger Common Stock issuable pursuant to the repayment of the convertible promissory note when assuming maximum redemptions. If the actual facts are different from these assumptions, the percentage ownership retained by JCIC’s existing public shareholders in the combined company will be different.

In addition, Bridger employees and consultants hold, and after Business Combination, are expected to be granted, equity awards under the Omnibus Incentive Plan and purchase rights under the ESPP. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of New Bridger Common Stock.

The issuance of additional common stock will significantly dilute the equity interests of existing holders of JCIC securities and may adversely affect prevailing market prices for our public shares or public warrants.

Upon completion of the Business Combination, the Sponsor will beneficially own a significant equity interest in New Bridger and may take actions that conflict with the interests of JCIC’s public shareholders. The interests of the Sponsor may not align with the interests of JCIC’s public shareholders in the future. The Sponsor and its affiliates are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with New Bridger. The Sponsor and its affiliates, may also pursue acquisition opportunities that may be complementary to New Bridger’s business and, as a result, those acquisition opportunities may not be available to the combined company. In addition, the Sponsor may have an interest in New Bridger pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their investment, even though such transactions might involve risks to the combined company and its stockholders.

Warrants will become exercisable for New Bridger Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to JCIC’s shareholders.

Outstanding warrants to purchase an aggregate of 26,650,000 shares of New Bridger Common Stock will become exercisable in accordance with the terms of the warrant agreement governing those securities. These warrants will become exercisable at any time commencing on the later of 30 days after the completion of the Business Combination and 12 months from the closing of JCIC’s initial public offering. The exercise price of these warrants will be $11.50 per share, subject to certain adjustments. To the extent such warrants are exercised, additional shares of New Bridger Common Stock will be issued, which will result in dilution to the holders of New Bridger Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of New Bridger Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “— Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment.”

If JCIC’s shareholders fail to properly demand redemption rights, they will not be entitled to redeem their JCIC Class A Ordinary Shares for a pro rata portion of the Trust Account.

JCIC’s shareholders may demand that JCIC redeem their JCIC Class A Ordinary Shares for a pro rata portion of the Trust Account in connection with the completion of the Business Combination. In order to exercise their redemption rights, JCIC’s shareholders must deliver their JCIC Class A Ordinary Shares (either physically or electronically) to JCIC’s transfer agent at least two (2) business days prior to the vote on the Business Combination at the extraordinary general meeting. Any JCIC public shareholder who fails to properly demand redemption rights will not be entitled to redeem his, her, or its shares for a pro rata portion of the Trust Account. See the section of this proxy statement/prospectus titled “Extraordinary General Meeting of JCIC — Redemption Rights” for the procedures to be followed if you wish to redeem your JCIC shares for cash.

JCIC’s shareholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. JCIC’s shareholders may therefore be forced to redeem or sell their JCIC Class A Ordinary Shares or JCIC Public Warrants in order to liquidate their investment, potentially at a loss.

JCIC’s shareholders will be entitled to receive funds from the Trust Account only: (i) in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of JCIC’s obligation to provide holders of JCIC Class A Ordinary Shares the right to have their shares redeemed in connection with an initial business combination or to redeem 100% of JCIC Class A Ordinary Shares if JCIC does not complete an initial business combination within 24 months from the initial public offering closing date or (B) with respect to any other provision relating to the rights of holders of JCIC Class A Ordinary Shares, (ii) in connection with the redemption of all of the outstanding JCIC Class A Ordinary Shares if JCIC is unable to complete an initial business combination by January 26, 2023, subject to applicable law and as further described herein, and (iii) if JCIC’s shareholders redeem their respective shares for cash upon the completion of the Business Combination. In addition, if JCIC plans to redeem the JCIC Class A Ordinary Shares because JCIC is unable to complete a business combination by January 26, 2023, for any reason, compliance with Cayman Islands law may require that JCIC submit a plan of dissolution to JCIC’s then-existing shareholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, JCIC’s shareholders may be forced to wait beyond January 26, 2023, before they receive funds from the Trust Account. Accordingly, in order for JCIC’s shareholders to liquidate their investment, they may be forced to sell their JCIC Class A Ordinary Shares or JCIC Public Warrants, potentially at a loss. See the section of this proxy statement/prospectus titled “Extraordinary General Meeting of JCIC — Redemption Rights.”

Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment.

The warrants were issued in registered form under a Warrant Agreement, dated January 26, 2021, by and between Continental Stock Transfer & Trust Company, as warrant agent, and JCIC. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any other change that affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment.

Although JCIC’s ability to amend the terms of the public warrants with the consent of at least 65% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of New Bridger Common Stock purchasable upon exercise of a warrant.

JCIC may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

JCIC has the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the last reported sale price of New Bridger Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which JCIC sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants as described above could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, JCIC expects would be substantially less than the market value of your warrants. JCIC’s Class A Ordinary Shares have never traded above $18.00 per share.

In addition, we have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the Reference Value equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganization, recapitalizations and the like). In such case, the holders will be able to exercise their warrants prior to the redemption for a number of shares of New Bridger Common Stock determined based on the redemption date and the fair market value of New Bridger Common Stock.

Since the consummation of the initial public offering and the subsequent trading of the JCIC Class A Ordinary Shares, the last reported sale price of JCIC Class A Ordinary Shares has not equaled or exceeded a Reference Value of $10.00.

JCIC has no obligation to notify holders of the warrants that they have become eligible for redemption. However, pursuant to the warrant agreement, in the event JCIC decides to redeem the warrants, JCIC is required to mail notice of such redemption to the registered warrant holders not less than 30 days prior to the redemption date. The warrants may be exercised any time after notice of redemption is given and prior to the redemption date. None of the New Bridger Private Placement Warrants will be redeemable by JCIC so long as they are held by JCIC’s Sponsor or its permitted transferees; provided the New Bridger Private Placement Warrants may be redeemed in accordance with the warrant agreement (and must be redeemed if the public warrants are being redeemed) if the Reference Value equals or exceeds $10.00 per share and does not equal or exceed $18.00 per share.

If JCIC’s due diligence investigation of Bridger was inadequate, then JCIC’s shareholders (as stockholders of New Bridger following the Business Combination) could lose some or all of their investment.

Even though JCIC conducted a due diligence investigation of Bridger, JCIC cannot be sure that this diligence uncovered all material issues that may be present with respect to Bridger’s businesses, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Bridger and outside of their respective control will not later arise that could adversely affect their respective businesses, financial condition or results of operations.

Nasdaq may not list New Bridger’s securities on its exchange, which could limit investors’ ability to make transactions in New Bridger’s securities and subject JCIC to additional trading restrictions.

In connection with the Business Combination, in order to continue to maintain the listing of JCIC’s securities on Nasdaq, JCIC will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements. JCIC will apply to have New Bridger’s securities listed on Nasdaq upon consummation of the Business Combination. JCIC cannot assure you that JCIC will be able to meet all initial listing requirements. Even if New Bridger’s securities are listed on Nasdaq, New Bridger may be unable to maintain the listing of its securities in the future.

If New Bridger fails to meet the initial listing requirements and Nasdaq does not list its securities on its exchange, neither JCIC nor Bridger would be required to consummate the Business Combination. In the event that JCIC and Bridger elected to waive this condition, and the Business Combination was consummated without New Bridger’s securities being listed on Nasdaq or on another national securities exchange, New Bridger could face significant material adverse consequences, including:

•	a limited availability of market quotations for JCIC’s securities;

•	reduced liquidity for New Bridger’s securities;

•

a determination that New Bridger Common Stock is a “penny stock” which will require brokers trading in New Bridger Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New Bridger’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New Bridger’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

JCIC’s and Bridger’s ability to consummate the Business Combination, and the operations of New Bridger following the Business Combination, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic.

The COVID-19 pandemic has resulted in governmental authorities worldwide implementing numerous measures to contain the virus, including travel restrictions, quarantines, shelter-in-place orders and business limitations and shutdowns. More generally, the pandemic raises the possibility of an extended global economic downturn and has caused volatility in financial markets. The pandemic may also amplify many of the other risks described in this proxy statement/prospectus, which may delay or prevent the consummation of the Business Combination, and the business of Bridger or New Bridger following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

The parties will be required to consummate the Business Combination even if Bridger, its business, financial condition and results of operations are materially affected by COVID-19. The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if Bridger is unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, Bridger’s ability to consummate the Business Combination and New Bridger’s financial condition and results of operations following the Business Combination may be materially adversely affected. Each of Bridger and JCIC may also incur additional costs due to delays caused by COVID-19, which could adversely affect New Bridger’s financial condition and results of operations.

Because the market price of shares of New Bridger Common Stock will fluctuate, Bridger’s equityholders cannot be sure of the value of the Business Combination consideration they will receive.

The market value of New Bridger securities at the effective time of the Business Combination may vary significantly from their respective values on the date the Merger Agreement was executed or at other dates. Because the exchange ratio with respect to the shares of New Bridger Common Stock to be issued in the Business Combination is fixed and will not be adjusted to reflect any changes in the market value of shares of JCIC Class A Ordinary Shares, the market value of the shares of New Bridger Common Stock issued in connection with the Business Combination may be higher or lower than the values of those shares on earlier dates, and may be higher or lower than the value used to determine the exchange ratio. Stock price changes may result from a variety of factors, including changes in the business, operations or prospects of JCIC, regulatory considerations, and general business, market, industry or economic conditions. Many of these factors are outside of the control of JCIC.

The market price of shares of New Bridger Common Stock after the Business Combination may be affected by factors different from those currently affecting the price of shares of JCIC.

Upon completion of the Business Combination, Bridger’s equityholders will become holders of shares of New Bridger Common Stock. Prior to the Business Combination, JCIC has had limited operations. Upon completion of the Business Combination, New Bridger’s results of operations will depend upon the performance of Bridger, which is affected by factors that are different from those currently affecting the results of operations of JCIC.

If the Business Combination’s benefits do not meet the expectations of financial analysts, the market price of New Bridger Common Stock may decline.

The market price of the New Bridger Common Stock may decline as a result of the Business Combination if the combined company does not achieve the perceived benefits of the Business Combination as rapidly, or to the extent anticipated by, financial analysts or the effect of the Business Combination on the combined company’s financial results is not consistent with the expectations of financial analysts. Accordingly, holders of JCIC securities may experience a loss as a result of a decline in the market price of New Bridger Common Stock. In addition, a decline in the market price of New Bridger Common Stock could adversely affect New Bridger’s ability to issue additional securities and to obtain additional financing in the future.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated by the Merger Agreement can be completed, approval must be obtained under the HSR Act. In deciding whether to grant antitrust clearance, the relevant governmental authorities will consider a variety of factors, including the effect of the Business Combination on competition within their relevant jurisdiction. The terms and conditions of the approvals that are granted may impose requirements, limitations or costs, or place restrictions on the conduct of JCIC’s business. The requirements, limitations or costs imposed by the relevant governmental authorities could delay the closing of the Business Combination or diminish the anticipated benefits of the Business Combination. Additionally, the completion of the Business Combination is conditioned on the resolution of certain orders, injunctions or decrees by any court or regulatory authority of competent jurisdiction that would prohibit or make illegal the completion of the Business Combination. JCIC and Bridger believe that the Business Combination should not raise significant regulatory concerns and that JCIC and Bridger will be able to obtain all requisite regulatory approvals in a timely manner. However, JCIC and Bridger cannot be certain when or if regulatory approvals will be obtained or, if obtained, the conditions that may be imposed. In addition, neither JCIC nor Bridger can provide assurance that any such conditions, terms, obligations or restrictions will not result in delay. See “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Merger Agreement — Closing Conditions.”

The Committee on Foreign Investment in the United States (“CFIUS”) or other regulatory agencies may modify, delay or prevent the Business Combination.

CFIUS or other regulatory agencies may modify, delay or prevent the Business Combination. CFIUS has authority to review certain direct or indirect foreign investments in U.S. companies. Among other things, CFIUS is empowered to require certain foreign investors to make mandatory filings in some circumstances, to charge filing fees when applicable and to self-initiate national security reviews of certain direct or indirect foreign investments in U.S. companies if the parties to that investment choose not to file voluntarily. If CFIUS determines an investment to pose a threat to national security, CFIUS has the power to place restrictions on the investment or to recommend that the President of the United States order the transaction blocked or unwound. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, including the level of foreign beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a U.S. business by a foreign person always are subject to CFIUS jurisdiction. CFIUS also has jurisdiction to review investments that do not result in control of a U.S. business by a foreign person but afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to “critical technologies,” “critical infrastructure” and/or “sensitive personal data.”

Our Sponsor has its principal place of business in the United States and is owned and controlled by U.S. persons. No non-U.S. entities have governance rights in JCIC other than those to which any holders of JCIC’s

Class A Ordinary Shares are entitled. Furthermore, JCIC currently is incorporated in the Cayman Islands, but Wildfire New PubCo (and ultimately, New Bridger) is incorporated in Delaware. While we cannot definitively predict whether JCIC or our Sponsor may be deemed to be a “foreign person” at the time of the Business Combination, JCIC does not believe that any of the facts or relationships with respect to the Business Combination would subject the Business Combination to regulatory review by any U.S. government entity or authority, including CFIUS, nor that the Business Combination ultimately would be prohibited should any such review take place.

In the event that CFIUS does assert jurisdiction over the Business Combination, CFIUS may decide to modify or delay the Business Combination, impose conditions with respect to the Business Combination, request the President of the United States to prohibit the Business Combination or order JCIC to divest all or a portion of the U.S. target business of the Business Combination that JCIC acquired without first obtaining CFIUS approval or prohibit the Business Combination entirely. Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy, and JCIC has only a limited time to complete its initial business combination. If JCIC is unable to consummate the Business Combination or any other business combination within the applicable time period required under its Amended and Restated Memorandum and Articles of Association, JCIC would be required to wind up, redeem and liquidate. In such event, JCIC’s shareholders would miss the opportunity to benefit from an investment in a target company and the appreciation in value of such investment through a business combination with JCIC. Additionally, there would be no redemption rights or liquidating distributions with respect to JCIC’s warrants, which would expire worthless in the event of JCIC’s winding up.

JCIC may waive one or more of the conditions to the Business Combination.

JCIC may agree to waive, in whole or in part, one or more of the conditions to JCIC’s obligations to complete the Business Combination, to the extent permitted by the Cayman Constitutional Documents and applicable laws. For example, it is a condition to JCIC’s obligations to close the Business Combination that Bridger has performed and complied in all material respects with the obligations required to be performed or complied with by Bridger under the Merger Agreement. However, if the JCIC Board determines that a breach of this obligation is not material, then the JCIC Board may elect to waive that condition and close the Business Combination. Please see the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Merger Agreement — Closing Conditions.”

Termination of the Merger Agreement could negatively impact JCIC.

If the Business Combination is not completed for any reason, including as a result of JCIC shareholders declining to approve the proposals required to effect the Business Combination, the ongoing businesses of JCIC may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, JCIC would be subject to a number of risks, including the following:

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JCIC may experience negative reactions from the financial markets, including negative impacts on its share price (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

•	JCIC will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

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since the Merger Agreement restricts the conduct of JCIC’s businesses prior to completion of the Business Combination, JCIC may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available (see the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Merger Agreement — Covenants” of this proxy statement/prospectus for a description of the restrictive covenants applicable to JCIC).

If the Merger Agreement is terminated and the JCIC Board seeks another business combination target, JCIC shareholders cannot be certain that JCIC will be able to find another acquisition target that would constitute a business combination or that such other business combination will be completed. See “Shareholder Proposal No. 1 — The Business Combination Proposal— Summary of the Merger Agreement — Termination.”

Bridger will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees and other business participants may have an adverse effect on Bridger and consequently on JCIC. These uncertainties may impair Bridger’s ability to attract, retain and motivate key personnel until the Business Combination is completed, and could cause others that deal with Bridger to seek to change existing business relationships with Bridger. Retention of certain employees may be challenging during the pendency of the Business Combination, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty or a desire not to remain with the business, the combined company’s business following the Business Combination could be negatively impacted. In addition, the Merger Agreement restricts Bridger from making certain expenditures and taking other specified actions without the consent of JCIC until the Business Combination occurs. These restrictions may prevent Bridger from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination. See “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Merger Agreement — Covenants.”

The Business Combination will result in changes to the JCIC Board that may affect the strategy of JCIC.

If the parties complete the Business Combination, the composition of the New Bridger Board will change from the current JCIC Board. The New Bridger Board will consist of Timothy Sheehy, McAndrew Rudisill, Robert F. Savage, Debra Coleman, Jeffrey E. Kelter, Matthew Sheehy, Todd Hirsch, Wyman Howard and Dean Heller. This new composition of the New Bridger Board may affect the business strategy and operating decisions of the combined company upon the completion of the Business Combination.

Neither JCIC nor its shareholders will have the protection of any indemnification, escrow, purchase price adjustment or other provisions that allow for a post-closing adjustment to be made to the Aggregate Merger Consideration in the event that any of the representations and warranties made by Bridger in the Merger Agreement ultimately proves to be inaccurate or incorrect.

The representations and warranties contained in the Merger Agreement will not survive the completion of the Business Combination, and only the covenants and agreements that by their terms survive such time will do so. As a result, JCIC and its shareholders will not have the protection of any indemnification, escrow, purchase price adjustment or other provisions that allow for a post-closing adjustment to be made to the Aggregate Merger Consideration if any representation or warranty made by Bridger in the Merger Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, our financial condition or results of operations could be adversely affected.

We identified a material weakness in our internal control over financial reporting. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results, and we may face litigation as a result.

Following the filing of JCIC’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 originally filed with the SEC on November 8, 2021, JCIC reevaluated the classification of its Class A ordinary shares subject to possible redemption. After discussion and evaluation, JCIC concluded that its financial statements and other financial data as of and for the three months ended March 31, 2021 and for the three and six months ended June 30, 2021 should be restated to report all Class A ordinary shares subject to possible redemption as temporary equity. As part of such process, we identified a material weakness in our internal control over financial reporting related to the accounting for complex financial instruments and application of

ASC 480-10-S99-3A to our accounting classification of Class A ordinary shares subject to possible redemption. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. As a result of this material weakness, and the material weaknesses disclosed in our Quarterly Reports on Form 10-Q as filed with the SEC on May 24, 2021 and August 9, 2021, respectively, our management concluded that our internal control over financial reporting was not effective as of September 30, 2021. Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects. A material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such a case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting, our securities price may decline and we may face litigation as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

There may be tax consequences of the Second Merger that adversely affect holders of JCIC Ordinary Shares and the JCIC Public Warrants.

Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Consequences” below, the Second Merger, should, when taken together with the related transactions in the Business Combination, qualify as a transaction described in Section 351 of the Code for U.S. federal income tax purposes. It is uncertain, however, whether the Second Merger also qualifies as a reorganization within the meaning of Section 368(a) of the Code (a “Reorganization”). If the Second Merger does not qualify as a tax-deferred reorganization under Section 368(a) of the Code, then the exchange of JCIC Public Warrants for New Bridger Warrants in the Second Merger would not qualify for tax-deferred treatment and would be taxable as further described in “Material U.S. Federal Income Tax Consequences—U.S. Holders.” To qualify as a Reorganization, a transaction must satisfy certain requirements, including, among others, that the acquiring corporation (or, in the case of certain reorganizations structured similarly to the Second Merger, its corporate parent) continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business, in each case, within the meaning of Treasury Regulations Section 1.368-1(d). However, due to the absence of guidance bearing directly on how the above rules apply in the case of an acquisition of a corporation with only investment-type assets, such as JCIC, the qualification of the Second Merger as a Reorganization is not free from doubt and the IRS or a court could take a different position. Moreover, qualification of the Second Merger as a Reorganization is based on facts which will not be known until the closing of the Business Combination. The closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Business Combination so qualifies for such tax-deferred treatment, and neither JCIC nor New Bridger intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, no assurance can be given that the IRS will agree with any position taken that the exchange of JCIC Public Warrants for New Bridger Warrants in the Second Merger qualifies for tax-deferred treatment or that a court will not sustain a challenge by the IRS to such position, if taken. Furthermore, because of the legal and factual uncertainties described above, no opinion of counsel has or will be provided regarding the qualification of the Second Merger as a Reorganization. You are strongly urged to consult with a tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences of the Business Combination to you. See “Material U.S. Federal Income Tax Consequences” below for a more detailed discussion of the tax consequences to holders of JCIC Ordinary Shares and the JCIC Public Warrants.

Risks Related to the Combined Company’s Common Stock Following the Transactions

The market price of the combined company’s common stock is likely to be highly volatile, and you may lose some or all of your investment.

Following the Business Combination, the market price of the combined company’s common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including those factors discussed in this “Risk Factors” section and many others, such as:

•	actual or anticipated fluctuations in the combined company’s financial condition and operating results, including fluctuations in its quarterly and annual results;

•	developments involving Bridger’s competitors;

•	changes in laws and regulations affecting Bridger’s business;

•	variations in Bridger’s operating performance and the performance of its competitors in general;

•	the public’s reaction to New Bridger’s press releases, its other public announcements and its filings with the SEC;

•	additions and departures of key personnel;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by the combined company or its competitors;

•	the combined company’s failure to meet the estimates and projections of the investment community or that it may otherwise provide to the public;

•	publication of research reports about the combined company or its industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	changes in the market valuations of similar companies;

•	overall performance of the equity markets;

•	sales of the combined company’s common stock by the combined company or its stockholders in the future;

•	trading volume of the combined company’s common stock;

•	significant lawsuits, including shareholder litigation;

•	failure to comply with the requirements of NASDAQ;

•	the impact of any natural disasters or public health emergencies, such as the COVID-19 pandemic;

•	general economic, industry and market conditions other events or factors, many of which are beyond the combined company’s control; and

•	changes in accounting standards, policies, guidelines, interpretations or principles.

Volatility in the combined company’s share price could subject the combined company to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If the combined company faces such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm its business.

If securities or industry analysts do not publish research or reports about the combined company, or publish negative reports, then the combined company’s stock price and trading volume could decline.

The trading market for the combined company’s common stock will depend, in part, on the research and reports that securities or industry analysts publish about the combined company. The combined company does not have any control over these analysts. If the combined company’s financial performance fails to meet analyst estimates or one or more of the analysts who cover the combined company downgrade its common stock or change their opinion, then the combined company’s stock price would likely decline. If one or more of these analysts cease coverage of the combined company or fail to regularly publish reports on the combined company, it could lose visibility in the financial markets, which could cause the combined company’s stock price or trading volume to decline.

The combined company does not currently intend to pay dividends on its common stock, and, consequently, your ability to achieve a return on your investment will depend on appreciation, if any, in the price of the combined company’s common stock.

The combined company has never declared or paid any cash dividend on its common stock. The combined company currently anticipates that it will retain future earnings for the development, operation and expansion of the business and does not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the appreciation of their stock. There is no guarantee that shares of the combined company’s common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

Future sales of shares of the combined company’s common stock may depress its stock price.

Subject to certain exceptions, the A&R Registration Rights Agreement will provide for certain restrictions on transfer with respect to the securities of New Bridger, including founder shares, Private Placement Warrants, and securities held by directors and officers of JCIC and Bridger and certain equity holders of Bridger. Such restrictions will begin upon closing and end (i) with respect to the founder shares and shares held by certain equity holders of Bridger (other than the BTO Stockholders), at the earliest of (A) one year after the closing date and (B) the first date on which (x) the last reported sale price of a share of New Bridger Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing date or (y) JCIC completing a liquidation, merger, share exchange, reorganization or other similar transaction that results in the New Bridger stockholders having the right to exchange their shares of New Bridger Common Stock for cash, securities or other property; (ii) with respect to the Private Placement Warrants, that are held by the initial purchasers of such warrants (or permitted transferees under the A&R Registration Rights Agreement), and any of the shares of New Bridger Common Stock issued or issuable upon the exercise or conversion of such warrants and that are held by the initial purchasers of the applicable warrants being converted (or permitted transferees under the A&R Registration Rights Agreement), the period ending 30 days after the closing and (iii) with respect to the shares held by BTO Stockholders, at the earliest of (A) six months after the closing date and (B) the first date on which (x) the last reported sale price of a share of New Bridger Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period or (y) JCIC completing a liquidation, merger, share exchange, reorganization or other similar transaction that results in the New Bridger stockholders having the right to exchange their shares of New Bridger Common Stock for cash, securities or other property.

However, following the expiration of the applicable lock-up period, such equityholders will not be restricted from selling shares of the combined company’s common stock held by them, other than by applicable securities laws. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the combined company’s share price or the market price of the combined company’s common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Provisions in the Proposed Certificate of Incorporation and under Delaware law could discourage a takeover that stockholders may consider favorable and may lead to entrenchment of management.

The Proposed Certificate of Incorporation and Proposed Bylaws that will be in effect immediately prior to the Business Combination will contain provisions that could significantly reduce the value of the combined company shares to a potential acquiror or delay or prevent changes in control or changes in our management without the consent of the New Bridger Board. The provisions in the combined company’s charter documents will include the following:

•	a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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the exclusive right of the combined company’s board of directors, unless the board of directors grants such a right to the holders of any series of preferred stock, to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•	the prohibition on removal of directors without cause;

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the ability of the combined company’s board of directors to authorize the issuance of shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

•	the ability of the combined company’s board of directors to alter the combined company’s amended and restated bylaws without obtaining stockholder approval;

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the required approval of at least 66-2/3% of the shares entitled to vote to amend or repeal the combined company’s amended and restated bylaws or amend, alter or repeal certain provisions of its amended and restated certificate of incorporation;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•	an exclusive forum provision providing that the Court of Chancery of the State of Delaware will be the exclusive forum for certain actions and proceedings;

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the requirement that a special meeting of stockholders may be called only by the board of directors, the chair of the board of directors, the chief executive officer or the president, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

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advance notice procedures that stockholders must comply with in order to nominate candidates to the combined company’s board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of the combined company.

The combined company is not subject to the anti-takeover provisions contained in Section 203 of the Delaware General Corporation Law. However, the combined company may not, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other exceptions, the board of directors has approved the transaction.

The exclusive forum clause set forth in the Warrant Agreement may have the effect of limiting an investor’s rights to bring legal action against JCIC and could limit the investor’s ability to obtain a favorable judicial forum for disputes with us.

The Warrant Agreement provides that (i) any action, proceeding or claim against JCIC arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York and (ii) JCIC irrevocably submits to such jurisdiction, which jurisdiction will be exclusive. JCIC has waived or will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. We note, however, that there is uncertainty as to whether a court would enforce these provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in any of the JCIC Warrants (and after the Business Combination, the New Bridger Warrants) shall be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. If any action, the subject matter of which is within the scope of the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the JCIC Warrants (and after the Business Combination, the New Bridger Warrants), such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with JCIC, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

The combined company is an emerging growth company and smaller reporting company, and the combined company cannot be certain if the reduced reporting requirements applicable to emerging growth companies and smaller reporting companies will make its shares less attractive to investors.

After the completion of the Business Combination, the combined company will be an emerging growth company, as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). For as long as the combined company continues to be an emerging growth company, it may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including exemption from compliance with the auditor attestation requirements under Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. The combined company will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO (December 31, 2026), (b) in which the combined company has total annual gross revenue of at least $1.235 billion or (c) in which the combined company is deemed to be a large accelerated filer, which means the market value of shares of the combined company’s common stock that are held by non-affiliates exceeds $700.0 million as of the prior June 30, and (2) the date on which the combined company has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. The combined company has elected to use this extended transition period for complying with new or revised accounting standards and, therefore, the combined company will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Following the Business Combination, we will also be a smaller reporting company as defined in the Exchange Act. Even after the combined company no longer qualifies as an emerging growth company, it may still qualify as a “smaller reporting company,” which would allow it to take advantage of many of the same exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404 and reduced disclosure obligations regarding executive compensation in this proxy statement/prospectus and the combined company’s periodic reports and proxy statements. The combined company will be able to take advantage of these scaled disclosures for so long as its voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of its second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and its voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of its second fiscal quarter.

The combined company cannot predict if investors will find its common stock less attractive because the combined company may rely on these exemptions. If some investors find the combined company’s common stock less attractive as a result, there may be a less active trading market for the common stock and its market price may be more volatile.

If the Combined Company’s estimates or judgments relating to its critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, combined company’s results of operations could be adversely affected.

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The combined company will base its estimates on historical experience, known trends and events, and various other factors that it believes to be reasonable under the circumstances, as provided in “Bridger Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our financial statements include the stock-based compensation. The combined company’s results of operations may be adversely affected if its assumptions change or if actual circumstances differ from those in its assumptions, which could cause its results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of its common stock.

Additionally, the combined company will regularly monitor its compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to it. As a result of new standards, changes to existing standards and changes in their interpretation, the combined company might be required to change its accounting policies, alter its operational policies, and implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or the combined company may be required to restate its published financial statements. Such changes to existing standards or changes in their interpretation may have an adverse effect on its reputation, business, financial position, and profit.

Risks Related to Redemption

Public shareholders who wish to redeem their public shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.

A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (1)(a) holds public shares, or (b) if the public shareholder holds public shares through units, the public shareholder elects to separate its units into the underlying public shares and warrants prior to exercising its redemption rights with respect to the public shares; (2) prior to 5:00 p.m., Eastern Time on [●], 2022 (two business days before the scheduled date of the extraordinary general meeting) submits a written request to Continental, our transfer agent, that we redeem all or a portion of your public shares for cash, affirmatively certifying in your request if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to shares of our common stock; and (3) delivers its public shares to our transfer agent physically or electronically through DTC. In order to obtain a physical share certificate, a shareholder’s broker or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that shareholders should generally allot at least two weeks to obtain physical certificates from our transfer agent. However, because we do not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If a public shareholder fails to receive notice of our offer to redeem public shares in connection with the Business Combination or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite our compliance with the proxy rules, a public shareholder fails to receive our proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, the proxy materials that we are furnishing to holders of public shares in connection with the Business Combination describe the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of JCIC — Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, we will require each public shareholder seeking to exercise redemption rights to certify to us whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to us at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which we make the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over our ability to consummate the Business Combination and you could suffer a material loss on your investment in us if you sell such excess shares in open market transactions.

Additionally, you will not receive redemption distributions with respect to such excess shares if we consummate the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. We cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge our determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, our shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

We can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the Closing or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a shareholder of JCIC might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

JCIC directors may decide not to enforce the indemnification obligation of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to public shareholders.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, JCIC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While JCIC currently expects that its independent directors would take legal action on JCIC’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that JCIC’s independent directors in exercising their business judgment and subject to JCIC’s fiduciary duties may choose not to do so in any particular instance. If JCIC’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to public shareholders may be reduced below $10.00 per share.

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, our board of directors will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

Our board of directors is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, our board of directors will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Risks Related to Bridger’s Business

Unless the context otherwise requires, throughout this subsection, references to “we,” “us,” “our” or “the Company” refer to the business of Bridger and its subsidiaries prior to the consummation of the Business Combination, which will be the business of New Bridger and its subsidiaries following the consummation of the Business Combination.

Aviation and Firefighting Risks

Our operation of aircraft involves a degree of inherent risk, and we could suffer losses and adverse publicity stemming from any accident, whether related to us or not, involving aircraft, helicopters, or commercial drones similar to the assets we use in our operations.

The operation of aircraft is subject to various risks, and demand for firefighting services, may in the future be impacted by accidents or other safety issues regardless of whether such accidents or issues involve Bridger flights, our aircraft operators, or aircraft flown by our aircraft operators. Air transportation hazards, such as adverse weather conditions and fire and mechanical failures, may result in death or injury to personnel and passengers which could impact client confidence in a particular aircraft type. Safety statistics for air travel are reported by multiple parties, including the Department of Transportation (“DOT”) and National Transportation Safety Board (“NTSB”), and are often separated into categories of transportation. Because our aerial firefighting services include a variety of aircrafts, our clients may have a hard time determining how safe aerial firefighting services are, and their confidence in aerial firefighting may be impacted by, among other things, the classification of accidents in ways that reflect poorly on aerial firefighting services or the methods that aerial firefighting services utilize.

As the owners and operators of certain aircrafts, including the CL-415EAFs, we believe that safety and reliability are two of the primary attributes that customers consider when selecting aerial firefighting services. Our failure to maintain standards of safety and reliability that are satisfactory to our customers may adversely impact our ability to retain current customers and attract new customers. We are at risk of adverse publicity stemming from any public incident involving our company, our people, or our brand. Such an incident could involve the actual or alleged behavior of any of our employees.

Increased accident history could be bar us from certain contracts, thereby reducing demand for our services. Further, if our personnel or one of the aircraft models that is used by us is involved in a public incident, accident, catastrophe, or regulatory enforcement action, we could be exposed to significant reputational harm and potential legal liability. The insurance we carry may be inapplicable or inadequate to cover any such incident, accident, catastrophe, or action. In the event that our insurance is inapplicable or inadequate, we may be forced to bear substantial losses from an incident or accident. In addition, any such incident, accident, catastrophe, or action involving our employees or one of the aircraft models used by us could create an adverse public perception, which could harm our reputation, resulting in existing or potential customers being reluctant to use our services and adversely impacting our business, results of operations, and financial condition. If one or more of operators were to suffer an accident or lose the ability to fly certain aircraft due to safety concerns or investigations, we may be required to cancel or delay certain aerial firefighting services until replacement aircraft and personnel are obtained.

Our operations may also be negatively impacted by accidents or other safety-related events or investigations that occur in or near the airports and the hangars we utilize for our aerial firefighting services. For example, if an accident were to occur at or near one of our hangars that rely on for certain flights, we may be unable to fly into or out of that hangar until the accident has been cleared, any damages to the facilities have been repaired, and any insurance, regulatory, or other investigations have been completed. Similarly, an adverse safety event by a third-party with respect to the CL-415EAF or any of the other planes in our fleet could result in temporary or permanent bans on certain aircraft models by certain of Bridger’s current or future customers.

Our business is inherently risky in that it is fighting wildfires which are powerful and unpredictable.

The performance of our services necessitates that we interact with wildfires. Wildfires can be massively unpredictable, and while we have implemented safety protocols and systems, these protocols and systems cannot eliminate the risk of accidents. Further, to effectively fight fires, flight operations often require low-level flights and involve performing services in mountainous terrain, both of which increase the risks involved with our services. To protect against these dangers, we may be required to implement more expenses and/or time-consuming safety protocols and systems, which could cause our expenses to be higher than anticipated. We may also be more likely to experience an adverse safety event.

The unavailability of an aircraft due to loss, mechanical failure, lack of pilots or mechanical personnel, especially one of the Viking Air CL-415EAFs (a Super Scooper), would result in lower operating revenues for us for a period of time that cannot be determined and would likely be prolonged.

Aircraft loss for any reason could impact our ability to provide services. Short- or long-term unavailability of an aircraft may also result from an aging fleet or parts obsolescence. Replacement aircraft or replacement parts may not be available or only available with significant delays.

Our revenues are disproportionately derived from the services of our Super Scoopers, of which we expect to have six in our fleet by the fourth quarter of 2022. The unavailability of one or more of our Super Scoopers could result in a significant reduction in our revenues and adversely affect our results of operations. Additionally, only pilots with significant flight hours can operate Super Scoopers, and there is a limited number of available pilots due to the demanding levels of training. There is a limited number of Super Scoopers in operation globally. Certain replacement parts may be unavailable or difficult to obtain, and we may be unable to hire sufficient mechanics trained to service Super Scoopers.

Our pilots and mechanics are required by contract to meet a minimum standard of operational experience. Finding and employing individuals with the necessary level of experience and certification has required us to hire U.S. and Canadian personnel. Inability to source and hire personnel with appropriate skills and experience would inhibit operations.

Our business’s success depends on our continued ability to attract, retain, and motivate highly qualified personnel with experience in the aviation space, including pilots and mechanics. However, competition for qualified personnel is intense. Our business may not be successful in attracting qualified personnel to fulfill our current or future needs. In the event that we are unable to fill critical open employment positions, we may need to delay our operational activities and goals, including the development and expansion of our business, and may have difficulty in meeting our obligations as a public company.

In addition, competitors and others may attempt to recruit our employees. The loss of the services of any of our key personnel, the inability to attract or retain highly qualified personnel in the future or delays in hiring such personnel, particularly senior management, pilots, and other technical personnel, could materially and adversely affect our business, financial condition and results of operations. In addition, the replacement of key personnel likely would involve significant time and costs and may significantly delay or prevent the achievement of our business objectives.

The development of superior alternative firefighting tactics or technology that do not rely on our existing and planned capital assets could reduce demand for our services and result in a material reduction in our revenue and results of operations.

Our aircraft have been modified to deploy our technology and support our existing firefighting tactics to fight wildfires. In particular, the Super Scooper is specially designed to fight forest fires with water and to refill from open bodies of water. If new technology or firefighting tactics are created or discovered that provide more powerful, more economic, faster, safer, more environmentally friendly or services that are otherwise superior in certain aspects to our current services, then we may see reduced demand for our services or be required to incur additional costs to adapt our fleet to such technologies or firefighting tactics. Additionally, current and potential government customers may push towards contracting services from customers with modernized fleets. All of these changes could narrow the scope of future contracts to exclude our existing assets, which could reduce demand for our services, our revenues, and earnings.

Operations Risks

We rely on our information technology systems to manage numerous aspects of our business. A cyber-based attack of these systems could disrupt our ability to deliver services to our customers and could lead to increased overhead costs, decreased sales, and harm to our reputation.

We rely on information technology networks and systems to operate and manage our business, including FireTRAC, which combines proprietary data and technology to deliver certain insights on fire risks. Our information technology networks and systems process, transmit and store personal and financial information, and proprietary information of our business. The technology also allows us to coordinate our business across our operation bases and communicate with our employees and externally with customers, suppliers, partners, and other third parties. While we believe we take reasonable steps to secure these information technology networks and systems, and the data processed, transmitted, and stored thereon, such networks, systems, and data may be susceptible to cyberattacks, viruses, malware, or other unauthorized access or damage (including by environmental, malicious, or negligent acts), which could result in unauthorized access to, or the release and public exposure of, our proprietary information or our users’ personal information. In addition, cyberattacks, viruses, malware, or other damage or unauthorized access to our information technology networks and systems could result in damage, disruptions, or shutdowns to our platform. Any of the foregoing could cause substantial harm to our business, require us to make notifications to our customers, governmental authorities, or the media, and could result in litigation, investigations or inquiries by government authorities, or subject us to penalties, fines, and other losses relating to the investigation and remediation of such an attack or other unauthorized access or damage to our information technology systems and networks.

Our service, data and systems may be critical to operations or involve the storage, processing and transmission of sensitive data, including valuable intellectual property, other proprietary or confidential data, regulated data, and personal information of employees, and others. Successful breaches, employee malfeasance, or human or technological error could result in, for example, unauthorized access to, disclosure, modification, misuse, loss, or destruction of our or other third-party data or systems; theft of sensitive, regulated, or confidential data including personal information and intellectual property; the loss of access to critical data or systems; service or system disruptions or denials of service.

Our ability to attract and retain customers, to efficiently operate our business, and to compete effectively depends in part upon the sophistication, security, and reliability of our technology network, including our ability to provide features of service that are important to our customers, to protect our confidential business information and the information provided by our customers, and to maintain customer confidence in our ability to protect our systems and to provide services consistent with their expectations. As a result, we are subject to risks imposed by data breaches and operational disruptions, including through cyberattack or cyber-intrusion, by computer hackers, foreign governments, cyber terrorists and activists, cyber criminals, malicious employees or other insiders of the Company or third-party service providers, and other groups and individuals. Data breaches of companies and governments continue to increase as the number, intensity, and sophistication of attempted attacks and intrusions from around the world have increased and we, our customers, and third parties increasingly store and transmit data by means of connected information technology systems. Additionally, risks such as code anomalies, “Acts of God”, data leakage, cyber-fraud, and human error pose a direct threat to our services, systems, and data and could result in unauthorized or block legitimate access to sensitive or confidential data regarding our operations, customers, employees, and suppliers, including personal information.

We also depend on and interact with the technology and systems of third parties, including our customers and third-party service providers such as cloud service providers. Such third parties may host, process, or have access to information we maintain about our company, customers, employees, and vendors or operate systems that are critical to our business operations and services. Like us, these third parties are subject to risks imposed by data breaches, cyberattacks, and other events or actions that could damage, disrupt, or close down their networks or systems. We have security processes, protocols, and standards in place, including contractual provisions requiring such security measures, that are applicable to such third parties and are designed to protect information that is held by them, or to which they have access, as a result of their engagements with us. Nevertheless, a cyberattack could defeat one or more of such third parties’ security measures, allowing an attacker to obtain information about our company, customers, employees, and vendors or disrupt our operations. These third parties may also experience operational disruptions or human error that could result in unauthorized access to sensitive or confidential data regarding our operations, customers, employees, and suppliers, including personal information.

A disruption to our complex, global technology infrastructure, including those impacting our computer systems and website, could result in the loss of confidential business or customer information, require substantial repairs or replacements, resulting in significant costs, and lead to the temporary or permanent transfer by customers of some or all of their business to our competitors. The foregoing could harm our reputation and adversely impact our operations, customer service, and results of operations. Additionally, a security breach could require us to devote significant management resources to address the problems created. A significant data breach or any failure, or perceived failure, by us to comply with any federal, state, or foreign privacy laws, regulations, or other principles or orders to which we may be subject could adversely affect our reputation, brand, and business, and may result in claims, investigations, proceedings, or actions against us by governmental entities, litigation, including class action litigation, from our customers, fines, penalties, or other liabilities, or require us to change our operations or cease using certain data sets. Depending on the nature of the information compromised, we may also have obligations to notify users, law enforcement, government authorities, payment companies, consumer reporting agencies, or the media about the incident and may be required to expend additional resources in connection with investigating and remediating such an incident, and otherwise complying with applicable privacy and data security laws.

These types of adverse impacts could also occur in the event the confidentiality, integrity, or availability of company and customer information was compromised due to a data loss by us or a trusted third party. We or the third parties with which we share information may not discover any security breach and loss of information for a significant period of time after the security breach occurs.

We have invested and continue to invest in technology security initiatives, information-technology risk management, business continuity, and disaster recovery plans, including investments to retire and replace end-of-life systems. The development and maintenance of these measures is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become increasingly more frequent, intense, and sophisticated. Despite our efforts, we are not fully insulated from data breaches, technology disruptions, data loss, and cyber-fraud, which could adversely impact our competitiveness and results of operations.

While we have significant security processes and initiatives in place, we may be unable to detect or prevent a breach or disruption in the future. Additionally, while we have insurance coverage designed to address certain aspects of cyber risks in place, such insurance coverage may be insufficient to cover all losses or all types of claims that may arise.

Failure to comply with federal, state and foreign laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current laws and regulations or the enactment of new laws or regulations in these areas, could adversely affect our business and our financial condition.

We are subject to a wide variety of laws in the United States and other jurisdictions related to privacy, data protection, and consumer protection that are often complex and subject to varying interpretations. As a result, these privacy, data protection, and consumer protection laws may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies and such changes or developments may be contrary to our existing practices. This may cause us to expend resources on updating, changing, or eliminating some of our privacy and data protection practices.

Our reputation and ability to do business may be impacted by the improper conduct of our employees, agents or business partners.

We have implemented compliance controls, training, policies and procedures designed to prevent and detect reckless or criminal acts from being committed by our employees, agents or business partners that would violate the laws of the jurisdictions in which we operate, including laws governing payments to government officials, such as the U.S. Foreign Corrupt Practices Act (“FCPA”), the protection of export controlled or classified information, such as ITAR, false claims, procurement integrity, cost accounting and billing, competition, information security and data privacy and the terms of our contracts. This risk of improper conduct may increase as we continue to grow and expand our operations. We cannot ensure, however, that our controls, training, policies and procedures will prevent or detect all such reckless or criminal acts, and we have been adversely impacted by such acts in the past, which have been immaterial in nature. If not prevented, such reckless or criminal acts could subject us to civil or criminal investigations, monetary and non-monetary penalties and suspension and debarment by the U.S. government and could have a material adverse effect on our ability to conduct business, our results of operations and our reputation. In addition, misconduct involving data security lapses resulting in the compromise of personal information or the improper use of our customer’s sensitive or classified information could result in remediation costs, regulatory sanctions against us and serious harm to our reputation and could adversely impact our ability to continue to contract with the U.S. government.

Any failure to offer high-quality aerial firefighting services to customers may harm our relationships with our customers and could adversely affect our reputation, brand, business, financial condition, and results of operations.

We strive to create high levels of customer satisfaction and brand trust through our services and the support provided by our employees. Our customers depend on our team to resolve any issues relating to our services, which are often emergencies, in an efficient and accurate manner. Our ability to provide effective and timely services is largely dependent on numerous factors, including our ability to maintain our existing fleet and our ability to attract and retain skilled employees who can support our customers and are sufficiently knowledgeable about our services. As we continue to grow our business and improve our platform, we will face challenges related to providing quality support at scale. Any failure to provide efficient and timely services, or a market perception that we do not maintain high-quality or dependable services, could adversely affect our reputation, brand, business, financial condition, and results of operations.

Natural disasters, unusual weather conditions, pandemic or epidemic outbreaks, terrorist acts and political events could disrupt our business.

The occurrence of one or more natural disasters such as fires, tornados, hurricanes, floods and earthquakes, unusual weather conditions, epidemic or pandemic outbreaks, terrorist attacks or disruptive political events where our facilities or the hangars where our aircraft fleets are located, could damage our fleet or other property and adversely affect our business, financial condition and results of operations. Severe weather, such as rainfall, snowfall or extreme temperatures, may impact the ability for our aerial firefighting services to occur as planned, resulting in additional expense to reschedule or cancel altogether, thereby reducing our sales and profitability. Terrorist attacks, actual or threatened acts of war or the escalation of current hostilities, or any other military or trade disruptions impacting our domestic or foreign suppliers of components of our aircrafts, may impact our operations by, among other things, causing supply chain disruptions and increases in commodity prices, which could adversely affect our raw materials or transportation costs. To the extent these events also impact one or more of our suppliers or result in the closure of any of their facilities or our facilities, we may be unable to fulfill our other contracts.

We are subject to risks associated with climate change, including the potential increased impacts of severe weather events on our operations and infrastructure, and changes in weather patterns may result in lower demand for our services if such changes result in a reduced risk of wildfires.

All climate change-related regulatory activity and developments may adversely affect our business and financial results by requiring us to reduce our emissions, make capital investments to modernize certain aspects of our operations, purchase carbon offsets, or otherwise pay for our emissions. Such activity may also impact us indirectly by increasing our operating costs.

The potential physical effects of climate change, such as increased frequency and severity of storms, floods, fires, fog, mist, freezing conditions, sea-level rise, and other climate-related events, could affect our operations, infrastructure, and financial results. We could incur significant costs to improve the climate resiliency of our infrastructure and otherwise prepare for, respond to, and mitigate such physical effects of climate change. We are not able to accurately predict the materiality of any potential losses or costs associated with the physical effects of climate change. We believe that rising global temperatures have been, and in the future are expected to be, one factor contributing to increasing rates and severity of wildfires. Climate change and global temperatures are impacted my many variables, however, and cannot be predicted with certainty. If global temperatures were to decrease, then the rate and severity of wildfires may decrease as well, resulting in lower demand for our services.

Our business is dependent on the availability of aircraft fuel. Continued periods of significant disruption in the supply or cost of aircraft fuel could have a significant negative impact on consumer demand, our operating results, and liquidity.

Although we are currently able to obtain adequate supplies of aircraft fuel, we cannot predict the future availability. Natural disasters (including hurricanes or similar events in the U.S. Southeast and on the Gulf Coast, where we have performed our aerial firefighting services), political disruptions or military conflicts involving oil-producing countries, economic sanctions imposed against oil-producing countries or specific industry participants, changes in fuel-related governmental policy, the strength of the U.S. dollar against foreign currencies, changes in the cost to transport or store petroleum products, changes in access to petroleum product pipelines and terminals, speculation in the energy futures markets, changes in aircraft fuel production capacity, environmental concerns and other unpredictable events may result in fuel supply shortages or distribution challenges in the future. Any of these factors or events could cause a disruption in or increased demands on oil production, refinery operations, pipeline capacity, or terminal access and possibly result in diminished availability of aircraft fuel supply for our business. The impact of such events may limit our ability to perform our aerial firefighting services, which could result in loss of revenue and adversely affect our ability to provide our services.

System failures, defects, errors, or vulnerabilities in our website, applications, backend systems, or other technology systems or those of third-party technology providers could harm our reputation and brand and adversely impact our business, financial condition, and results of operations.

Our systems, or those of third parties upon which we rely, may experience service interruptions, outages, or degradation because of hardware and software defects or malfunctions, human error, or malfeasance by third parties or our employees, contractors, or service providers, earthquakes, hurricanes, floods, fires, natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, cyberattacks, or other events. Our insurance may not be sufficient, and we may not have sufficient remedies available to us from our third-party service providers, to cover all of our losses that may result from such interruptions, outages, or degradation.

If we fail to adequately protect our proprietary intellectual property rights, our competitive position could be impaired and we may lose market share, generate reduced revenue, and/or incur costly litigation to protect our rights.

Our success depends, in part, on our ability to protect our proprietary intellectual property rights, including certain technologies we utilize in arranging air firefighting services. To date, we have relied primarily on trade secrets and trademarks to protect our proprietary technology. Our software is also subject to certain protection under copyright law, though we have chosen not to register any of our copyrights. We routinely enter into non-disclosure agreements with our employees, consultants, third party aircraft operators, and other relevant persons and take other measures to protect our intellectual property rights, such as limiting access to our trade secrets and other confidential information. We intend to continue to rely on these and other means, including patent protection, in the future. However, the steps we take to protect our intellectual property may be inadequate, and unauthorized parties may attempt to copy aspects of our intellectual property or obtain and use information that we regard as proprietary and, if successful, may potentially cause us to lose market share, harm our ability to compete, and result in reduced revenue. Moreover, our non-disclosure agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our products, and there can be no assurance that our competitors or third parties will comply with the terms of these agreements, or that we will be able to successfully enforce such agreements or obtain sufficient remedies if they are breached. There can be no assurance that the intellectual property rights we own or license will provide competitive advantages or will not be challenged or circumvented by our competitors.

Further, obtaining and maintaining patent, copyright, and trademark protection can be costly, and we may choose not to, or may fail to, pursue or maintain such forms of protection for our technology in the United States or foreign jurisdictions, which could harm our ability to maintain our competitive advantage in such jurisdictions. It is also possible that we will fail to identify patentable aspects of our technology before it is too late to obtain patent protection, that we will be unable to devote the resources to file and prosecute all patent applications for such technology, or that we will inadvertently lose protection for failing to comply with all procedural, documentary, payment, and similar obligations during the patent prosecution process. The laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property rights in some foreign countries may be inadequate to prevent other parties from infringing our proprietary technology. To the extent we expand our international activities, our exposure to unauthorized use of our technologies and proprietary information may increase. We may also fail to detect unauthorized use of our intellectual property or be required to expend significant resources to monitor and protect our intellectual property rights, including engaging in litigation, which may be costly, time-consuming, and divert the attention of management and resources, and may not ultimately be successful. If we fail to meaningfully establish, maintain, protect, and enforce our intellectual property rights, our business, financial condition, and results of operations could be adversely affected.

We use open-source software in connection with our platform, which may pose risks to our intellectual property.

We use open source software in connection with our technology products and plan to continue using open-source software in the future. Some licenses governing the use of open-source software contain requirements that we make available source code for modifications or derivative works we create based upon the open-source software. If we combine or link our proprietary source code with open-source software in certain ways, we may be required, under the terms of the applicable open-source licenses, to make our proprietary source code available to third parties. Although we monitor our use of open-source software, we cannot provide assurance that all open-source software is reviewed prior to use in our platform, that our developers have not incorporated open-source software into our platform that we are unaware of, or that they will not do so in the future. Additionally, the terms of open-source licenses have not been extensively interpreted by United States or international courts, and so there is a risk that open-source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on us or our proprietary software. If an author or other third party that distributes such open-source software were to allege that we had not complied with the conditions of an open-source license, we could incur significant legal costs defending ourselves against such allegations or remediating any alleged non-compliance with open-source licenses. Any such remediation efforts could require significant additional resources, and we may not be able to successfully complete any such remediation. Further, in addition to risks related to license requirements, use of certain open-source software can lead to greater risks than use of third-party commercial software, as open-source licensors generally do not provide warranties, and the open-source software may contain security vulnerabilities.

Our insurance may become too difficult or expensive for us to obtain or maintain. Increases in insurance costs or reductions in insurance coverage may materially and adversely impact our results of operations and financial position.

As the owners and operators of certain aircrafts, we maintain general liability aviation premise insurance, non-owned aircraft liability coverage, and directors and officers insurance, and we believe our level of coverage is customary in the industry and adequate to protect against claims. However, there can be no assurance that it will be sufficient to cover potential claims or that present levels of coverage will be available in the future at reasonable cost. Additionally, replacement aircraft, especially new Super Scoopers, may not be readily available for purchase, potentially resulting in lost revenue for extended periods of time. Further, we expect our insurance costs to increase as we anticipate adding aircraft, expanding our services, and entering into new markets.

We are highly dependent on our senior management team and other highly skilled personnel with unique skills. We will need to be able to continue to grow our workforce with highly skilled workers in the future. If we are not successful in attracting or retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Our success depends, in significant part, on the continued services of our senior management team and on our ability to attract, motivate, develop, and retain a sufficient number of other highly skilled personnel, including finance, marketing, sales, and technology and support personnel. We believe that the breadth and depth of our senior management team’s experience across multiple industries will be instrumental to our success. The loss of any one or more members of our senior management team, for any reason, including resignation or retirement, could impair our ability to execute our business strategy and have a material adverse effect on our business, financial condition, and results of operations. Additionally, our financial condition and results of operations may be adversely affected if we are unable to attract and retain skilled employees to support our operations and growth.

Our business may be adversely affected by labor and union activities.

Although none of our employees are currently represented by a labor union, it is common throughout the aerospace industry generally for many employees at aerospace companies to belong to a union, which can result in higher employee costs and increased risk of work stoppages. We may also directly and indirectly depend upon other companies with unionized work forces, such as parts suppliers and trucking and freight companies, and work stoppages or strikes organized by such unions could harm our business, financial condition or operating results.

Past performance by our management team or their respective affiliates may not be indicative of future performance of an investment in us.

Our management team has successfully grown and exited prior business ventures, including Ascent Vision Technologies by our founders, Matthew Sheehy and Timothy Sheehy. Any past experience or performance of our management team and their respective affiliates is not a guarantee of success with respect to Bridger.

We have entered into ground leases with terms of twenty (20) years with the Gallatin Airport Authority for each of our hangars. If the Airport Authority declines to renew any of our ground leases, our operations and results of operations could be materially and adversely impacted.

Our current hangars are and the additional hangars we plan to add in the near-term will be located on certain land owned by Gallatin Airport Authority (the “Airport Authority”) and leased to our subsidiaries. The initial term of each Ground Lease is twenty (20) years from its respective commencement date. These hangers are critical to our ability to provide maintenance on our aircraft. If the Airport Authority terminates our leases, or refuses to renew them when expired, we may incur significant costs to locate suitable alternative hangar locations and may incur increased costs to modify any replacement hangars for our business, and the process may require significant management attention.

Additionally, we currently have two hangars under contract with a general contractor based in Bozeman, Montana. Construction of the hangars is subject to the risks of cost overruns and delays due to a variety of factors including, among other things, site difficulties, labor strife, delays in and shortages of materials, weather conditions, fire and casualty. Any delay in completion of the hangars could materially adversely affect the timing of the commencement of operations at the hangars, which could affect receipt of future revenues.

Our lack of diversification with respect to the aircrafts we use may subject us to negative economic, competitive and regulatory developments that disproportionately impact our aviation assets as compared to other fire suppression aircraft or alternative fire suppression services, which could adversely affect our ability to market and sell our services and our reputation.

Our fleet is comprised mainly of CL-415EAF aircraft, which is currently limited in supply (see the section entitled “Risk Factors — Limited Availability of Super Scoopers”). Furthermore, regulations or restrictions that cause us to ground the fleet after a safety or maintenance event, whether or not in connection with us or our services, have the potential to significantly affect our ability to carry out our operations and generate revenue. A similar incident could also damage our reputation or the perception of safety or efficacy of the CL-415EAF in fighting wildfires, which could negatively impact our business and results of operations.

Any delays in the development, design and engineering of our products and services may adversely impact our business, financial condition and results of operations.

We have previously experienced, and may experience in the future, delays or other complications in the design, production, delivery and servicing ramp of our systems, products, technologies, services, and related technology, including on account of the global COVID-19 health crisis. If delays like this arise or recur, if our remediation measures and process changes do not continue to be successful or if we experience issues with design and safety, we could experience issues or delays in increasing production further.

If we encounter difficulties in scaling our delivery or servicing capabilities, if we fail to develop and successfully commercialize our products and services, if we fail to develop such technologies before our competitors, or if such technologies fail to perform as expected, are inferior to those of our competitors or are perceived to offer less mission assurance than those of our competitors, our business, financial condition and results of operations could be materially and adversely impacted.

Seasonality Risks

There is a seasonal fluctuation in the need to fight forest fires based upon location. A significant portion of our total revenue currently occurs during the second and third quarters of the year due to the North American fire season, and the intensity of the fire season varies from year to year. As a result, our operating results may fluctuate significantly from quarter to quarter and from year to year.

Our quarterly and annual operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide. These fluctuations may occur due to a variety of factors, many of which are outside of our control, including but not limited to: forest fires tend to have a higher occurrence during the summer months and during times of drought, but are ultimately unpredictable; climate change and changes in global temperatures occur of time; unexpected weather patterns, natural disasters or other events that increase or decrease the rate or intensity of wildfires or impair our ability to perform firefighting services; changes in governmental regulations or in the status of our regulatory approvals or applications. The individual or cumulative effects of factors discussed above could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful or be a good indication of our current or future performance.

This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any guidance we may provide, or if any guidance we provide is below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated guidance we may provide. Furthermore, if we are unable to obtain access to working capital or if seasonal fluctuations are greater than anticipated, there could be a material adverse effect on our financial condition, results of operations, or cash flows.

Extreme weather, drought and shifting climate patterns have intensified the challenges associated with many of the risks facing the Company, particularly wildfire management.

Extreme weather, drought and shifting climate patterns have intensified the challenges associated with many of the other risks facing our business, particularly wildfire management. Our service territory encompasses some of the most densely forested areas in the United States and, as a consequence, is subject to risks from vegetation-related ignition events. Further, environmental extremes, such as drought conditions and extreme heat followed by periods of wet weather, can drive additional vegetation growth (which can then fuel fires) and influence both the likelihood and severity of extraordinary wildfire events. In particular, the risk posed by wildfires, including during the 2021 wildfire season, increased in the United States as a result of an ongoing extended period of drought, bark beetle infestations in forests and wildfire fuel increases due to rising temperatures and record rainfall following the drought, and strong wind events, among other environmental factors. Contributing factors other than environmental can include local land use policies and historical forestry management practices. The combined effects of extreme weather and climate change also impact this risk.

Further, we have been studying the potential effects of climate change (increased severity and frequency of storm events, sea level rise, land subsidence, change in temperature extremes, changes in precipitation patterns and drought, and wildfire) on Bridger’s assets, operations, and services, and we are developing adaptation plans to set forth a strategy for those events and conditions that we believe are most significant. Consequences of these climate-driven events may vary widely and could include increased stress on our services due to new patterns of demand, physical damage to our fleet and infrastructure, higher operational costs, and an increase in the number requests for our services. In addition, we could incur substantial costs to repair or replace aircrafts and facilities.

Events or conditions caused by climate change could have a greater impact on our operations than our studies suggest and could result in a fluctuation in revenues and expenses. Conversely, the impact could be less than we anticipate, which we expect would result in reduce demand for our aerial firefighting services.

The substantial majority of our revenue currently is concentrated in the Western United States.

Currently, the substantial majority of our revenue is generated in the states of the United States located West of the Mississippi River, and if the weather patterns result in fewer wildfires in this region, demand for “flight hour” services would decrease and potentially result in a material decrease in revenue or net income.

Sales and Customer Risks

The aerial firefighting industry is expected to grow in the near future and is volatile, and if it does not develop, if it develops slower than we expect, if it develops in a manner that does not require use of our services, if it encounters negative publicity or if our solution does not drive commercial or governmental engagement, the growth of our business will be harmed.

The market for aerial firefighting is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards, and changing customer demands and behaviors. If the market for our services in general does not develop as expected, or develops more slowly than expected, our business, prospects, financial condition and operating results could be harmed.

In the future, there may be other businesses who attempt to provide the services that we provide, or our main private competitors could attempt to increase operations. In the future, federal, state, and local governments and foreign governments may also decide to directly provide such services.

The industry in which we operate may become increasingly competitive as a result of the expansion of the demand for aerial firefighting operations or the entrance of federal, state, and local governments and foreign governments into the aerial firefighting space. We compete against a number of private operators with different business models, and new entrants may begin offering aerial firefighting services. Factors that affect competition in our industry include price, reliability, safety, regulations, professional reputation, aircraft availability, equipment and quality, consistency and ease of service, and willingness and ability to serve specific regions. There can be no assurance that our competitors will not be successful in capturing a share of our present or potential customer base. Certain governments may decide a government owned, government operated model is preferable, from a cost perspective or otherwise, to perform aerial firefighting services directly or to own their own aircraft and contract with independent operators. The materialization of any of these risks could adversely affect our business, financial condition and results of operations.

If we experience harm to our reputation and brand, our business, financial condition and results of operations could be adversely affected.

Continuing to increase the strength of our reputation and brand for reliable, experience-driven, and cost-effective aerial firefighting services is critical to our ability to attract and retain qualified aircraft operators. In addition, our growth strategy may include international expansion through joint ventures, minority investments, or other partnerships with local companies, as well as event activations and cross-marketing with other established brands, all of which benefit from our reputation and brand recognition. If we fail to protect our reputation and brand recognition, it could adversely affect our business, financial condition, and results of operations.

We have government customers, which subjects us to risks including early termination, audits, investigations, sanctions and penalties. We are also subject to regulations applicable to government contractors which increase our operating costs and if we fail to comply, could result in the termination of our contracts with government entities.

We derive a substantial portion of our revenue from contracts with the U.S. government (accounting for approximately 75% of our total revenue in the year ended December 31, 2021) and may enter into additional contracts with the U.S. or foreign governments in the future. This subjects us to statutes and regulations applicable to companies doing business with the government, including the FAA. These government contracts customarily contain provisions that give the government substantial rights and remedies, many of which are not typically found in commercial contracts and which are unfavorable to contractors. For instance, most U.S. government agencies include provisions that allow the government to unilaterally terminate or modify contracts for convenience, and in that event, the counterparty to the contract may generally recover only its incurred or committed costs and settlement expenses and profit on work completed prior to the termination. In addition, as a small business, we have been awarded certain government contracts based on our status under the applicable regulations of the Small Business Association. If we continue to expand and are unable to maintain this small business status, we may no longer be eligible to utilize the small business status to grow our business. If the government terminates a contract for default, the defaulting party may be liable for any extra costs incurred by the government in procuring undelivered items from another source.

All of our federal and state government contracts (accounting for approximately 99% of our total revenue in the year ended December 31, 2021) are subject to the annual approval of appropriations being made by the applicable state or federal legislative bodies to fund the expenditures under these contracts. In addition, government contracts normally contain additional requirements that may increase our costs of doing business, reduce our profits, and expose us to liability for failure to comply with these terms and conditions. These requirements include, for example:

•	specialized disclosure and accounting requirements unique to government contracts;

•

financial and compliance audits that may result in potential liability for price adjustments, recoupment of government funds after such funds have been spent, civil and criminal penalties, or administrative sanctions such as suspension or debarment from doing business with the U.S. government;

•	public disclosures of certain contract and company information; and

•	mandatory socioeconomic compliance requirements, including labor requirements, non-discrimination and affirmative action programs and environmental compliance requirements.

Government contracts are also generally subject to greater scrutiny by the government, which can initiate reviews, audits and investigations regarding our compliance with government contract requirements. In addition, if we fail to comply with government contracting laws, regulations and contract requirements, our contracts may be subject to termination, and we may be subject to financial and/or other liability under our contracts, the Federal Civil False Claims Act (including treble damages and other penalties), or criminal law. In particular, the False Claims Act’s “whistleblower” provisions also allow private individuals, including present and former employees, to sue on behalf of the U.S. government. Any penalties, damages, fines, suspension, or damages could adversely affect our ability to operate our business and our financial results.

The U.S. government’s budget deficit and the national debt, as well as any inability of the U.S. government to complete its budget process for any government fiscal year and consequently having to shut down or operate on funding levels equivalent to its prior fiscal year pursuant to a “continuing resolution,” could have an adverse impact on our business, financial condition, results of operations and cash flows.

Considerable uncertainty exists regarding how future budget and program decisions will unfold, including the aerial firefighting spending priorities of the U.S. government, what challenges budget reductions will present for the aerial firefighting industry and whether annual appropriations bills for all agencies will be enacted for U.S. government fiscal 2023 and thereafter due to many factors, including but not limited to, changes in the political environment, including before or after a change to the leadership within the government administration, and any resulting uncertainty or changes in policy or priorities and resultant funding. The U.S. government’s budget deficit and the national debt could have an adverse impact on our business, financial condition, results of operations and cash flows in a number of ways, including the following:

•	The U.S. government could reduce or delay its spending on, reprioritize its spending away from, or decline to provide funding for the government programs in which we participate;

•

U.S. government spending could be impacted by alternate arrangements to sequestration, which increases the uncertainty as to, and the difficulty in predicting, U.S. government spending priorities and levels; and

•

We may experience declines in revenue, profitability and cash flows as a result of reduced or delayed orders or payments or other factors caused by economic difficulties of our customers and prospective customers, including U.S. federal, state and local governments.

Furthermore, we believe continued budget pressures could have serious negative consequences for the aerial firefighting industrial base and the customers, employees, suppliers, investors and communities that rely on companies in the aerial firefighting industrial base. Budget and program decisions made in this environment would have long-term implications for us and the entire aerial firefighting industry.

We depend significantly on U.S. government contracts, which often are only partially funded, subject to immediate termination, and heavily regulated and audited. The termination or failure to fund, or negative audit findings for, one or more of these contracts could have an adverse impact on our business, financial condition, results of operations and cash flows.

Over its lifetime, a U.S. government program may be implemented by the award of many different individual contracts and subcontracts. The funding of U.S. government programs is subject to U.S. Congressional appropriations. In recent years, U.S. government appropriations have been affected by larger U.S. government budgetary issues and related legislation. Although multi-year contracts may be authorized and appropriated in connection with major procurements, the U.S. Congress generally appropriates funds on a government fiscal year basis. Procurement funds are typically made available for obligation over the course of one to three years. Consequently, programs often initially receive only partial funding, and additional funds are obligated only as the U.S. Congress authorizes further appropriations. As a result of the restrictions on the authority of federal agencies to obligate federal funds without annual appropriations from Congress, most of our contracts are structured for one base year with options for up to four additional years. We cannot predict the extent to which total funding and/or funding for individual programs will be included, increased or reduced as part of the annual appropriations process ultimately approved by U.S. Congress and the President of the United States or in separate supplemental appropriations or continuing resolutions, as applicable. The termination of funding for a U.S. government program would result in a loss of anticipated future revenue attributable to that program, which could have an adverse impact on our operations. In addition, the termination of a program or the failure to commit additional funds to a program that already has been started could result in lost revenue and increase our overall costs of doing business.

Generally, U.S. government contracts are subject to oversight audits by U.S. government representatives. Such audits could result in adjustments to our contract costs. Any costs found to be improperly allocated to a specific contract will not be reimbursed, and such costs already reimbursed must be refunded. We have recorded contract revenue based on costs we expect to realize upon final audit. However, we do not know the outcome of any future audits and adjustments, and we may be required to materially reduce our revenue or profits upon completion and final negotiation of audits. Negative audit findings could also result in termination of a contract, forfeiture of profits, suspension of payments, fines or suspension or debarment from U.S. Government contracting or subcontracting for a period of time.

In addition, U.S. government contracts generally contain provisions permitting termination, in whole or in part, without prior notice at the U.S. government’s convenience upon payment only for work done and commitments made at the time of termination. For some contracts, we are a subcontractor and not the prime contractor, and in those arrangements, the U.S. Government could terminate the prime contractor for convenience without regard for our performance as a subcontractor. We can give no assurance that one or more of our U.S. government contracts will not be terminated under those circumstances. Also, we can give no assurance that we would be able to procure new contracts to offset the revenue or backlog lost as a result of any termination of our U.S. government contracts. Because a significant portion of our revenue is dependent on our performance and payment under our U.S. government contracts, the loss of one or more large contracts could have a material adverse impact on our business, financial condition, results of operations and cash flows.

Our U.S. government business also is subject to specific procurement regulations and a variety of socioeconomic and other requirements. These requirements, although customary in U.S. government contracts, increase our performance and compliance costs. These costs might increase in the future, thereby reducing our margins, which could have an adverse effect on our business, financial condition, results of operations and cash flows. In addition, the U.S. government has and may continue to implement initiatives focused on efficiencies, affordability and cost growth and other changes to its procurement practices. These initiatives and changes to procurement practices may change the way U.S. government contracts are solicited, negotiated and managed, which may affect whether and how we pursue opportunities to provide our products and services to the U.S. government, including the terms and conditions under which we do so, which may have an adverse impact on our business, financial condition, results of operations and cash flows. For example, contracts awarded under the DoD’s Other Transaction Authority for research and prototypes generally require cost-sharing and may not follow, or may follow only in part, standard U.S. government contracting practices and terms, such as the Federal Acquisition Regulation (“FAR”) and Cost Accounting Standards.

Failure to comply with applicable regulations and requirements could lead to fines, penalties, repayments, or compensatory or treble damages, or suspension or debarment from U.S. government contracting or subcontracting for a period of time. Among the causes for debarment are violations of various laws and regulations, including those related to procurement integrity, export control (including ITAR), U.S. government security, employment practices, protection of the environment, accuracy of records, proper recording of costs and foreign corruption. The termination of a U.S. government contract or relationship as a result of any of these acts would have an adverse impact on our operations and could have an adverse effect on our standing and eligibility for future U.S. government contracts.

We may be blocked from or limited in providing or offering our services in certain jurisdictions and may be required to modify our business model in those jurisdictions as a result.

We face regulatory obstacles, including those lobbied for in local government, which could prevent us from operating our aerial firefighting services. We may incur significant costs in defending our right to operate in accordance with our business model in many jurisdictions. To the extent that efforts to block or limit our operations are successful, or we or third-party aircraft operators are required to comply with regulatory and other requirements applicable to our services, our revenue and growth would be adversely affected.

We may enter into firefighting contracts in the future with foreign governments, which may result in increased compliance and oversight risks and expenses.

If we enter into contracts with foreign governments in the future, we may be subject to further regulations and complicated procurement processes that require significant expense and/or management attention. Additionally, contracts with foreign governments often necessitate higher levels of compliance and oversight functions, which could increase our costs, making us less competitive and hurting our results from operations.

We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.

If our operations continue to grow as planned, of which there can be no assurance, we will need to expand our sales, marketing, operations, and the number of aircrafts that we own and operate in connection with our aerial firefighting services. Our continued growth could increase the strain on our resources, and we could experience operating difficulties, including difficulties in hiring, training, and managing an increasing number of employees. These difficulties may result in the erosion of our brand image, divert the attention of management and key employees, and impact financial and operational results. In addition, in order to continue to increase our presence, we expect to incur substantial expenses and capital expenditures as we continue to attempt to increase our coverage areas, aircraft fleet, and employee base. The continued expansion of our business may also require additional space for administrative support. If we are unable to drive commensurate growth, these costs, which include lease commitments, marketing costs and headcount, could result in decreased margins, which could have a material adverse effect on our business, financial condition, and results of operations.

We rely on a few large customers for a majority of our business, and the loss of any of these customers, significant changes in the prices, marketing allowances or other important terms provided to any of these customers or adverse developments with respect to the financial condition of these customers could materially reduce our net income and operating results.

Our total revenues are concentrated among a small number of large customers. Sales to our three largest customers in the aggregate represented 98%, and sales to our largest customer represented 74% of our total revenues during the year ended December 31, 2021, and one customer that accounted for 92% of accounts receivable as of December 31, 2021. We are under continued pressure from our major customers to offer lower prices, extended payment terms, increased marketing and other allowances and other terms more favorable to these customers because our sales to these customers are concentrated, and the market in which we operate is very competitive. These customer demands have put continued pressure on our operating margins and profitability, resulted in periodic negotiations in connection with open requests for proposals to provide more favorable prices and terms to these customers and significantly increased our working capital needs. In addition, this customer concentration leaves us vulnerable to any adverse change in the financial condition of these customers. Changes in terms with, significant allowances for and collections from these customers could affect our operating results and cash flows. The loss of our main customers could adversely affect our business.

Our cash flow and profitability could be reduced if expenditures are incurred prior to the final receipt of a contract.

We provide services on behalf of our customers under various contractual arrangements. From time to time, in order to ensure that we satisfy our customers’ requirements and time-sensitive needs, we may elect to initiate procurement in advance of receiving final authorization from the government customer or a prime contractor. If our government or prime contractor customer’s requirements should change or if the government or the prime contractor should direct the anticipated procurement to another contractor, or if the anticipated contract award does not materialize, our investment might be at risk. This could reduce anticipated earnings or result in a loss, negatively affecting our cash flow and profitability.

If we are not able to successfully enter into new markets and offer new services and enhance our existing offerings, our business, financial condition and results of operations could be adversely affected.

Our growth will depend in part on our ability to successfully enter into new markets and expand on our existing services. Significant changes to our existing services may require us to obtain and maintain applicable permits, authorizations or other regulatory approvals. If these new services are unsuccessful or fail to attract a sufficient number of customers to be profitable, or we are unable to bring new or expanded services to market efficiently, our business, financial condition and results of operations could be adversely affected. Furthermore, new demands regarding our services, including the availability of superior services or a deterioration in the quality of our existing services, could negatively affect the attractiveness of our platform and the economics of our business and require us to make substantial changes to and additional investments in our routes or our business model. Developing and launching new services or enhancements to our existing services involves significant risks and uncertainties, including risks related to the reception of such services by existing and potential future customers, increases in operational complexity, unanticipated delays or challenges in implementing such services or enhancements, increased strain on our operational and internal resources (including an impairment of our ability to accurately forecast flier demand and the number of customers using our platform) and negative publicity in the event such new or enhanced routes are perceived to be unsuccessful. We have scaled our business rapidly, and significant new initiatives have in the past resulted in such operational challenges affecting our business. In addition, developing and launching new services and enhancements to our existing services may involve significant upfront investment, such as purchasing additional aircrafts, and such investments may not generate return on investment.

Supplier Risks

We rely on a limited number of suppliers for certain raw materials and supplied components. We may not be able to obtain sufficient raw materials or supplied components to meet our maintenance or operating needs or obtain such materials on favorable terms or at all, which could impair our ability to provide our services in a timely manner or increase our costs of services and maintenance.

Our ability to produce our current and future systems, technologies and services and other components of operation is dependent upon sufficient availability of raw materials and supplied components, which we secure from a limited number of suppliers. Global supply chains have recently experienced disruption as a result of industry capacity constraints, tariffs, material availability and global logistics delays arising from transportation capacity of ocean shipping containers and a prolonged delay in resumption of operations by one or more key suppliers as a result of COVID-19. Our reliance on suppliers to secure raw materials and supplied components exposes us to volatility in the prices and availability of these materials. We may not be able to obtain sufficient supplies of raw materials or supplied components on favorable terms or at all, which could result in delays in the provision of our services, our ability to repair and service our assets, or increased costs, any of which could harm our business, financial condition and results of operations. In particular, we rely on Viking Air Limited (“Viking”), the manufacturer of our Super Scooper aircraft and an affiliate of Longview Aviation Services Inc. (“LAS”), to source and acquire the parts and materials needed to maintain our Super Scoopers and Bridger has not identified a readily available alternative supplier for certain of such parts. If we are unable to obtain (including as a result of a disruption to Viking’s business operations or supply lines) the necessary parts and materials to maintain our Super Scooper aircraft from Viking, and if we are unable to identify an alternative supplier for such parts and materials in a timely manner, then our business operations, including the maintenance and performance of our Super Scooper aircraft, and results of operations would be adversely affected.

Additionally, to maintain compliance with certain contractual structural inspection and analysis requirements under our agreements with the United States Forest Service (“USFS”), on January 5, 2021 we entered into Amendment 8 (SSLMP) (the “SSLMP Amendment”) to our purchase agreement with LAS and Viking, dated April 13, 2018 (as amended and supplemented from time to time, the “LAS Purchase Agreement”), for Viking’s provision of a Supplemental Structural Life Management Program. Viking agreed to provide us with a 5-year subscription service to a Super Scooper life management program based on the applicable FAA advisory material related to fatigue management and supplemental structural inspection programs, for which we pay a fixed subscription price. Viking does not have a termination for convenience right in respect of the services rendered pursuant to the SSLMP Amendment. If such services are nonetheless terminated or if Viking ceases to perform its obligations in respect thereof, or if we are unable to renew such services, then our business operations could be significantly disrupted and our results of operations could be adversely affected.

There is a limited supply of new CL-415EAF aircraft to purchase, and an inability to purchase additional CL-415EAF aircraft could impede our ability to increase our revenue and net income.

Currently, a majority of the Company’s revenue derives from services performed by the CL-415EAF. LAS has only made a limited number of CL-415EAFs available for sale between 2020 and 2025. If the Company continues to focus operations on a single airframe for fire suppression and does not expand its fleet to other aircraft, the Company’s operations may be impacted by the limited supply of new CL-415EAF aircraft available to purchase, which creates a revenue ceiling until additional aircraft can be produced or acquired, which could adversely affect our results of operation and ability to obtain efficiencies of scale.

We currently rely and will continue to rely on third-party partners to provide and store the parts and components required to service and maintain our aircrafts, and to supply critical components and systems, which exposes us to a number of risks and uncertainties outside our control. Disputes with our suppliers or the inability of our suppliers to perform, or our key suppliers to timely deliver our components, parts or services, could cause our services to be provided in an untimely or unsatisfactory manner.

We are substantially reliant on our relationships with our suppliers and service providers for the parts and components in our aircraft. If any of these suppliers or service partners were to experience delays, disruptions, capacity constraints or quality control problems in their manufacturing operations, or if they choose to not do business with us, we would have significant difficulty in procuring and preparing our aircrafts for service, and our business prospects would be significantly harmed. These disruptions would negatively impact our revenues, competitive position and reputation. In addition, our suppliers or service partners may rely on certain state tax incentives that may be subject to change or elimination in the future, which could result in additional costs and delays in production if a new manufacturing site must be obtained. Further, if we are unable to successfully manage our relationship with our suppliers or service partners, the quality and availability of our aircraft may be harmed. Our suppliers or service partners could, under some circumstances, decline to accept new purchase orders from or otherwise reduce their business with us. If our suppliers or service partners stopped manufacturing our aircraft components for any reason or reduced manufacturing capacity, we may be unable to replace the lost manufacturing capacity on a timely and comparatively cost-effective basis, which would adversely impact our operations.

The manufacturing facilities of our suppliers or service partners and the equipment used to manufacture the components for our aircraft would be costly to replace and could require substantial lead time to replace and qualify for use. The manufacturing facilities of our suppliers or service partners may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, flooding, fire and power outages, or by public health issues, such as the ongoing COVID-19 pandemic, which may render it difficult or impossible for us to manufacture our aircraft for some period of time. The inability to manufacture our aircraft components or the backlog that could develop if the manufacturing facilities of our suppliers or service partners are inoperable for even a short period of time may result in the loss of customers or harm our reputation.

We do not control our suppliers or service partners or such parties’ labor and other legal compliance practices, including their environmental, health and safety practices. If our current suppliers or service partners, or any other suppliers or service partners which we may use in the future, violate U.S. or foreign laws or regulations, we may be subjected to extra duties, significant monetary penalties, adverse publicity, the seizure and forfeiture of products that we are attempting to import or the loss of our import privileges. The effects of these factors could render the conduct of our business in a particular country undesirable or impractical and have a negative impact on our operating results.

Legal and Regulatory Risks

Our business is subject to a wide variety of additional extensive and evolving government laws and regulations. Failure to comply with such laws and regulations could have a material adverse effect on our business.

We are subject to a wide variety of laws and regulations relating to various aspects of our business, including with respect to employment and labor, health care, tax, privacy and data security, health and safety, and environmental issues. Laws and regulations at the foreign, federal, state and local levels frequently change, especially in relation to new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future regulatory or administrative changes. We monitor these developments and devote a significant amount of management’s time and external resources towards compliance with these laws, regulations and guidelines, and such compliance places a significant burden on management’s time and other resources, and it may limit our ability to expand into certain jurisdictions. Moreover, changes in law, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts our business could require us to change the way we operate and could have a material adverse effect on our sales, profitability, cash flows and financial condition.

Failure to comply with these laws, such as with respect to obtaining and maintaining licenses, certificates, authorizations and permits critical for the operation of our business, may result in civil penalties or private lawsuits, or the suspension or revocation of licenses, certificates, authorizations or permits, which would prevent us from operating our business. For example, aerial firefighting and the operation of any aircraft in the United States require licenses and permits from the Federal Aviation Administration (“FAA”) and review by other agencies of the U.S. government, including the USFS and Department of the Interior (“DOI”). License approval can include an interagency review of safety, operational, national security, and foreign policy and international obligations implications, as well as a review of foreign ownership.

Compliance with existing or new laws can delay our operations and impair our ability to fully utilize our assets. For example, each of the aircraft acquired and operated by us is subject to a conformance and registration process with the FAA prior to use in commercial operations. This conformance carding and registration process takes some time and can be delayed from time to time due to events outside of our control, including such events as federal government shutdowns or slowdowns in operations of the FAA. In 2020, the first two Viking Air CL-415EAFs were delivered to us three months later than anticipated due to federal government restrictions imposed because of the COVID-19 pandemic. As such, we were not able to execute a firefighting contract for 2020 with the USFS.

Additionally, regulation of our industry is still evolving, and new or different laws or regulations could affect our operations, increase direct compliance costs for us or cause any third-party suppliers or contractors to raise the prices they charge us because of increased compliance costs. Application of these laws to our business may negatively impact our performance in various ways, limiting the collaborations we may pursue, further regulating the export and re-export of our services and technology from the United States and abroad, and increasing our costs and the time necessary to obtain required authorization. The adoption of a multi-layered regulatory approach to any one of the laws or regulations to which we are or may become subject, particularly where the layers are in conflict, could require changes to the performance of our services or operational parameters which may adversely impact our business. We may not be in complete compliance with all such requirements at all times and, even when we believe we are in complete compliance, a regulatory agency may determine that we are not.

Our operations are subject to various federal, state and local laws and regulations governing health and the environment.

We are subject to a wide variety of various federal, state and local laws and regulations governing health and the environment due to the nature of our operations. Changes in the legal and or regulatory framework relating to the environment could have significant impact on our operations. For example, Certain local land use policies and forestry management practices could be restricted to reduce the construction and development of residential and commercial projects in high-risk fire areas, which could lead to a reduction in demand for our services. Likewise, certain or future state and local water use and access policies could restrict our ability to access the bodies of water necessary to combat wildfires with our existing fire suppression aircraft. In the future, we may be unable to secure exemptions to these policies, and demand for our services could decrease. If these or any other change in the legal or regulatory framework relating to the environmental impact the operation of our business and the provision of our services, our costs, revenue and results of operations may be adversely affected.

Financial and Capital Strategy Risks

We may in the future invest significant resources in developing new offerings and exploring the application of our technologies for other uses and those opportunities may never materialize.

While our primary focus for the foreseeable future will be on our aerial firefighting services, we may invest significant resources in developing new technologies, services, products and offerings. However, we may not realize the expected benefits of these investments, and these anticipated technologies are unproven and these products or technologies may never materialize or be commercialized in a way that would allow us to generate ancillary revenue streams. Relatedly, if such technologies become viable offerings in the future, we may be subject to competition from our competitors.

Such research and development initiatives may also have a high degree of risk and involve unproven business strategies and technologies with which we have limited operating or development experience. They may involve claims and liabilities (including, but not limited to, personal injury claims), expenses, regulatory challenges and other risks that we may not be able to anticipate. There can be no assurance that consumer demand for such initiatives will exist or be sustained at the levels that we anticipate, or that any of these initiatives will gain sufficient traction or market acceptance to generate sufficient revenue to offset any new expenses or liabilities associated with these new investments. Further, any such research and development efforts could distract management from current operations and would divert capital and other resources from our more established offerings and technologies. Even if we were to be successful in developing new products, services, offerings or technologies, regulatory authorities may subject us to new rules or restrictions in response to our innovations that may increase our expenses or prevent us from successfully commercializing new products, services, offerings or technologies.

We may require substantial additional funding to finance our operations and growth strategy, but adequate additional financing may not be available when we need it, on acceptable terms, or at all.

We financed our operations and capital expenditures primarily through private financing rounds, including the $160 million aggregate municipal bond financing that closed on July 21, 2022 and August 10, 2022. In the future, we could be required to raise capital through public or private financing or other arrangements. Such financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business. For example, the global COVID-19 health crisis and related financial impact has resulted in, and may continue to result in, significant disruption and volatility of global financial markets that could adversely impact our ability to access capital. We may sell equity securities or debt securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, our current investors may be materially diluted. Any debt financing, if available, may involve restrictive covenants and could reduce our operational flexibility or profitability. If we cannot raise funds on acceptable terms, we may not be able to grow our business or respond to competitive pressures.

Any acquisitions, partnerships or joint ventures that we enter into could disrupt our operations and have a material adverse effect on our business, financial condition and results of operations. As part of growing our business, we have and may make acquisitions. If we fail to successfully select, execute or integrate our acquisitions, then our business, results of operations and financial condition could be materially adversely affected, and our stock price could decline.

From time to time, we may evaluate potential strategic acquisitions of businesses, including partnerships or joint ventures with third parties. We may not be successful in identifying acquisition, partnership and joint venture candidates. In addition, we may not be able to continue the operational success of such businesses or successfully finance or integrate any businesses that we acquire or with which we form a partnership or joint venture. We may have potential write-offs of acquired assets and/or an impairment of any goodwill recorded as a result of acquisitions. Furthermore, the integration of any acquisition may divert management’s time and resources from our core business and disrupt our operations or may result in conflicts with our business. Any acquisition, partnership or joint venture may not be successful, may reduce our cash reserves, may negatively affect our earnings and financial performance and, to the extent financed with the proceeds of debt, may increase our indebtedness. Further, depending on market conditions, investor perceptions of us and other factors, we might not be able to obtain financing on acceptable terms, or at all, to implement any such transaction. We cannot ensure that any acquisition, partnership or joint venture we make will not have a material adverse effect on our business, financial condition and results of operations.

Our systems, aircrafts, technologies and services and related equipment may have shorter useful lives than we anticipate.

Our growth strategy depends in part on the acquisition of additional assets, including Super Scoopers, Air Attack aircraft, UAV, and airport hangars. A number of factors will impact the useful lives of our aircrafts and facilities, including, among other things, the quality of their design and construction, the durability of their component parts and availability of any replacement components, and the occurrence of any anomaly or series of anomalies or other risks affecting the technology during firefighting and surveillance operations. In addition, any improvements in technology may make our existing aircrafts, designs, or any component of our aircrafts prior to the end of its life obsolete. If our systems, aircrafts, facilities, technologies, and related equipment have shorter useful lives than we currently anticipate, this may lead to higher costs, lower returns on capital, or customer price increases that could hinder our ability to obtain new business, any of which would have a material adverse effect on our business, financial condition and results of operations.

We have a substantial amount of debt and servicing future interests or principal payments may impair our ability to operate our business or require us to change our business strategy to accommodate the repayment of our debt. Our ability to operate our business is limited by certain agreements governing our debt, including restrictions on the use of the loan proceeds, operational covenants, and restrictions on additional indebtedness.

We recently completed municipal bond financings in July 2022 and August 2022 that raised gross proceeds in the aggregate of $160 million. As of September 30, 2022, we had $214 million of total debt outstanding. Subject to the limits contained in some of the agreements governing our outstanding debt, we may incur additional debt in the future. Our maintenance of higher levels of indebtedness could have adverse consequences including impairing our ability to obtain additional debt and/or equity financing in the future.

Our level of debt places significant demands on our cash resources, which could:

•	make it more difficult to satisfy our outstanding debt obligations;

•

require us to dedicate a substantial portion of our cash for payments related to our debt, reducing the amount of cash flow available for working capital, capital expenditures, entitlement of our real estate assets, contributions to our tax-qualified pension plan, and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in the industries in which we compete;

•	place us at a competitive disadvantage with respect to our competitors, some of which have lower debt service obligations and greater financial resources than we do;

•	limit our ability to borrow additional funds;

•	limit our ability to expand our operations through acquisitions; and

•

increase our vulnerability to general adverse economic and industry conditions If we are unable to generate sufficient cash flow to service our debt and fund our operating costs, our liquidity may be adversely affected.

We do not expect to declare any dividends in the foreseeable future.

We intend to retain future earnings, if any, for future operations and expansion and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount, and payment of any future dividends on shares of our common stock will be at the sole discretion of the Board. The Board may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as the Board may deem relevant. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it.

Our variable interest entities (or “VIEs”) may subject us to potential conflicts of interest, and such arrangements may not be as effective as direct ownership with respect to our relationships with the VIEs, which could have a material adverse effect on our ability to effectively control the VIEs and receive economic benefits from them.

We historically had four variable interest entities (or “VIEs”), two of which have been consolidated in Bridger’s financial statements: Northern Fire and Mountain Air. Northern Fire is owned 50% by BAG, one of our wholly-owned subsidiaries, and 50% by a former employee of BAG, who is a Canadian national. We assisted in designing and organizing Northern Fire with a business purpose of employing Canadian aviation professionals for our business. We have a master services agreement with Northern Fire and Bridger Air Tanker, LLC, our wholly owned subsidiary, to transfer all annual expenses incurred to us in exchange for the Canadian employees to support our water scooper aircraft. Prior to November 7, 2022, Mountain Air was owned 50% by Timothy Sheehy, the Chief Executive Officer and a director of Bridger, and 50% by an entity affiliated with Matthew Sheehy, a director of Bridger. Mountain Air is designed to hold aerial firefighting contracts. We also had a management service agreement with Mountain Air, whereby we leased the aircraft for our contracts in exchange for 99% of the profit obtained from the leased aircraft. The equity owners of Mountain Air transferred the equity interests of Mountain Air to Bridger on November 7, 2022 for $1.00, and Mountain Air is now a wholly-owned subsidiary of Bridger. It will cease to be accounted for as a VIE in future reporting periods.

The contractual arrangements we have with the VIEs may not be as effective as direct ownership in respect of our relationship with the VIE. For example, the VIE and its shareholders could breach their contractual arrangements with us by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests. If we had direct ownership of the VIE, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of the VIE, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the agreements with our VIEs, we rely on the performance by the VIE and its shareholders of their obligations under the contracts to exercise control over the VIE. The shareholders of the consolidated VIE may not act in the best interests of our company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate certain portions of our business through the contractual arrangements with the VIE.

As of the date of this proxy statement/prospectus, we are not aware of any conflicts between the shareholders of the VIE and us. However, the shareholders of the VIE may have actual or potential conflicts of interest with us in the future. These shareholders may refuse to sign or breach, or cause the VIE to breach, or refuse to renew, the existing contractual arrangements we have with them and the VIE, which would have a material adverse effect on our ability to effectively control the VIE and receive economic benefits from it. For example, the shareholders may be able to cause our agreements with the VIE to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor. Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company. If we cannot resolve any conflict of interest or dispute between us and these shareholders, we would have to rely on legal proceedings to enforce such arrangements, which could result in disruption of our business, require us to incur substantial costs and expend additional resources, and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Our projections in this proxy statement/prospectus rely in large part upon assumptions and analyses developed by us. If these assumptions or analyses prove to be incorrect, our actual operating results may be materially different from the forecasted results.

The projected financial information appearing elsewhere in this proxy statement/prospectus reflect estimates of the future performance of Bridger based on the reasonable beliefs and assumptions of the management of Bridger at the relevant time when such projections were prepared and/or presented. In particular, the Initial Projections and Updated Projections (in each case, as defined under “Shareholder Proposal No. 1 — The Business Combination Proposal — Projected Financial Information”) were prepared by Bridger’s management based on estimates and assumptions believed to be reasonable with respect to the expected future financial performance of Bridger in December 2021, and October 31, 2022 following the end of the 2022 fire season, respectively, the dates on which each set of projections was presented, and do not take into account any circumstances or events occurring after December 2021 and October 31, 2022, respectively. The financial projections reflect numerous estimates and assumptions with respect to general business, economic, industry, regulatory, environmental, market and financial conditions and trends and other future events, as well as matters specific to Bridger’s business, all of which are difficult to predict and many of which are beyond Bridger’s and JCIC’s control.

The assumptions that underlie our projections are preliminary and there can be no assurance that our actual results will be in line with our expectations. Our projections cover multiple years and such financial projections, by their nature, become subject to greater uncertainty with each succeeding year. In addition, whether actual operating and financial results and business developments will be consistent with our expectations and assumptions as reflected in our forecast depends on various factors, many of which are outside our control, including but not limited to those stated elsewhere in this “Risk Factors” section and the assumptions set forth under the Initial Projections and Updated Projections, respectively. There can be no assurance that our actual results will be in line with our projections. Unfavorable changes in any of these or other factors, most of which are beyond our control, could adversely affect our business, financial condition and results of operations and cause our actual results to differ materially from our projections contained in this proxy statement/prospectus.

Early Stage Company Risks

We have incurred significant losses since inception, and we may not be able to achieve, maintain or increase profitability or positive cash flow.

We have incurred significant losses since inception. While we currently generate revenue from our aerial firefighting services, we are not currently profitable, and it is difficult for us to predict our future operating results. As a result, our losses may be larger than anticipated, and we may not be able to reach profitability in the foreseeable future. Further, our future growth is heavily dependent upon the necessity for our services.

The requirements of being a public company may strain our resources, divert our management’s attention and affect our ability to attract and retain additional executive management and qualified board members.

We have not been subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the listing requirements of Nasdaq, and following the transactions, we will be subject to these such requirements and other applicable securities rules and regulations. Compliance with these rules and regulations has increased, and will continue to increase, our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources, particularly after we are no longer an emerging growth company. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight have been and may in the future be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may need to hire more employees in the future or engage outside consultants, which would increase our costs and expenses.

In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve or otherwise change over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations, and standards (or changing interpretations of them), and this investment may result in increased selling, general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business may be adversely affected. As a public company, we have also had to incur increased expenses in order to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to maintain the same or similar coverage or obtain coverage in the future. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, compensation committee, and nominating and governance committee, and qualified executive officers.

As a result of disclosure of information in the filings required of a public company, our business and financial condition is more visible, which may result in threatened or actual litigation, including by competitors. If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and operating results. In addition, as a result of our disclosure obligations as a public company, we have reduced flexibility and are under pressure to focus on short-term results, which may adversely affect our ability to achieve long-term profitability.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors and regulators, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely impact our business, operating results, and financial condition.

If we do not develop and implement all required accounting practices and policies, we may be unable to provide the financial information required of a U.S. publicly traded company in a timely and reliable manner.

As we are currently a privately held company, we have not been required to adopt all of the financial reporting and disclosure procedures and controls required of a U.S. publicly traded company. The implementation of all required accounting practices and policies and the hiring of additional financial staff has increased and may continue to increase our operating costs and requires our management to devote significant time and resources to such implementation. If we fail to develop and maintain effective internal controls and procedures and disclosure procedures and controls, we may be unable to provide financial information and required SEC reports that are timely and reliable. Any such delays or deficiencies could harm us, including by limiting our ability to obtain financing, either in the public capital markets or from private sources and damaging our reputation, which in either cause could impede our ability to implement our growth strategy. In addition, any such delays or deficiencies could result in our failure to meet the requirements for continued listing of our common stock on Nasdaq.

Investors’ expectations of our performance relating to environmental, social and governance (“ESG”) factors and compliance with proposed SEC rules relating to climate change disclosures may impose additional costs and expose us to new risks.

There is an increasing focus from investors, employees, customers and other stakeholders concerning corporate responsibility, specifically related to ESG matters. Some investors may use these non-financial performance factors to guide their investment strategies and, in some cases, may choose not to invest in us if they believe our policies and actions relating to corporate responsibility are inadequate. The growing investor demand for measurement of non-financial performance is addressed by third-party providers of sustainability assessment and ratings on companies. The criteria by which our corporate responsibility practices are assessed may change due to the constant evolution of the sustainability landscape, which could result in greater expectations of us and cause us to undertake costly initiatives to satisfy such new criteria. If we elect not to or are unable to satisfy such new criteria, investors may conclude that our policies and/or actions with respect to corporate social responsibility are inadequate. We may face reputational damage in the event that we do not meet the ESG standards set by various constituencies.

Furthermore, in the event that we communicate certain initiatives and goals regarding ESG matters, we could fail, or be perceived to fail, in our achievement of such initiatives or goals, or we could be criticized for the scope of such initiatives or goals. If we fail to satisfy the expectations of investors, customers, employees and other stakeholders or our initiatives are not executed as planned, our reputation and business, operating results and financial condition could be adversely impacted.

We have publicly advertised and the Municipal Bond was marketed on the basis of our compliance with the core components of International Capital Market Association (ICMA) Green Bond Principles and Social Bond Principles. There is no assurance that the eligible projects to which we allocate proceeds from such the Municipal Bond will satisfy, or continue to satisfy, investor criteria and expectations regarding environmental impact and sustainability performance, and no assurance is given that the use or allocation will satisfy present or future investor expectations or requirements, voluntary taxonomies or standards regarding any investment criteria or guidelines with which investors or their investments are required to comply, whether by any present or future applicable laws or regulations, by their own governing rules or investment portfolio mandates, ratings criteria, voluntary taxonomies or standards or other independent expectations. As a result, impact of failing to satisfy green bond conditions under the Municipal Bond, and we may be unable to market future green bonds, which may result in increased financing costs for us.

Pursuant to the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for so long as we are an “emerging growth company.”

A company’s internal control over financial reporting is a process designed by, or under the supervision of, that company’s principal executive and principal financial officers, or persons performing similar functions, and influenced by that company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. GAAP.

We are not currently required to evaluate our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act. Upon becoming a publicly traded company, we will be required to adhere to these SEC rules, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal controls over financial reporting. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal controls over financial reporting. If we are unable to establish or maintain appropriate internal control over financial reporting or implement these additional requirements in a timely manner or with adequate compliance, it could result in material misstatements in our consolidated financial statements, failure to meet our reporting obligations on a timely basis, increases in compliance costs, and subject us to adverse regulatory consequences, all of which may adversely affect investor confidence in, and the value of, our common stock. Furthermore, if some investors find the Company stock less attractive as a result of the exemptions available to the Company as an emerging growth company, there may be a less active trading market for the Company stocks (assuming a market develops), and the trading price of the Company stocks may be more volatile than that of an otherwise comparable company that does not avail itself of the same or similar exemptions.

We have identified material weaknesses in our internal control over financial reporting. If we are unable to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

A material weakness is a deficiency or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

In connection with the audit of our consolidated financial statements as of and for the years ended December 31, 2021 and 2020, we identified two material weaknesses in our internal control over financial reporting. The first material weakness is related to properly accounting for complex transactions within our financial statement closing and reporting process. The second material weakness arises from our failure to design and maintain effective information technology (“IT”) general controls over the IT systems used within the processing of key financial transactions, which includes the failure to design and maintain user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate company personnel.

In connection with the reviews of our unaudited consolidated financial statements for the nine months ended September 30, 2022 and 2021 and as of September 30, 2022, we identified a material weakness in our internal control over financial reporting related to the period end account reconciliation review and entity level financial statement review controls which did not operate within a sufficient level of precision.

We have begun the process of, and are focused on, designing and implementing effective internal controls measures to improve our internal control over financial reporting and remediate the material weaknesses. Future remediation of the material weaknesses is subject to ongoing management evaluation and will require validation and testing of the design and operating effectiveness of internal controls over a sustained period of financial reporting cycles.

Although we plan to complete this remediation process as quickly as possible, we are unable, at this time, to estimate how long it will take, and our efforts may not be successful in remediating the identified material weaknesses. In addition, even if we are successful in strengthening our controls and procedures, we can give no assurances that in the future such controls and procedures will be adequate to prevent or identify errors or irregularities or to facilitate the fair preparation and presentation of our consolidated financial statements. Any failure to design or maintain effective internal controls over financial reporting or any difficulties encountered in their implementation or improvement could increase compliance costs, negatively impact share trading prices, or otherwise harm our operating results or cause us to fail to meet our reporting obligations.

Equity Risks

The price of New Bridger Common Stock may fluctuate substantially and may not be sustained.

The market price for New Bridger Common Stock may be volatile and may not be sustained. Factors affecting the trading price of New Bridger Common Stock may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•	changes in the market’s expectations about our operating results;

•	success of competitors;

•	our operating results failing to meet market expectations in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning us or the payments industry and market in general;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	our ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving us;

•	changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

•	general market and economic conditions;

•	the volume of shares of common stock available for public sale;

•	the reaction of the market to the proposed transaction;

•	any significant change in our board or management;

•	sales of substantial amounts of New Bridger Common Stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may depress the market price of New Bridger Common Stock irrespective of our operating performance. The stock market in general and NASDAQ have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A decline in the market price of New Bridger Common Stock also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

New Bridger Common Stock is subject to restrictions on ownership by non-U.S. citizens, which could require divestiture by non-U.S. citizen stockholders and could have a negative impact on the transferability of our common stock, its liquidity and market value, and such restrictions may deter a potential change of control transaction.

Under our charter and bylaws, we have limited the ownership of non-U.S. citizens to 24.9 percent of the aggregate votes of all outstanding equity securities of our company or 49.0 percent of the aggregate number of outstanding equities securities in compliance with the regulations set forth by the FAA and DOT. As a result, if we approach these limits, non-U.S. citizen demand for our equity securities may be reduced, and the price of New Bridger Common Stock may suffer.

We may issue additional shares of common stock or other equity securities, which would dilute your ownership interest in us and may depress the market price of our common stock.

We may issue additional shares of common stock or other equity securities in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or grants under our Omnibus Incentive Plan and ESPP without stockholder approval in a number of circumstances, including the approximate 10% of the New Bridger Common Stock expected to be outstanding immediately after the Closing, after taking into account redemptions by JCIC’s public shareholders. Our issuance of additional common stock or other equity securities could have one or more of the following effects:

•	our existing stockholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding share of common stock may be diminished; and

•	the market price of our common stock may decline.

We are an “emerging growth company” and a “smaller reporting company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700 million as of the end of any second quarter of a fiscal year, in which case we would no longer be an emerging growth company as of the last day of such fiscal year. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to “non-emerging growth companies” but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an “emerging growth company”, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is not an “emerging growth company” or is an “emerging growth company” which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates is greater than or equal to $250 million as of the end of that fiscal year’s second fiscal quarter, and (ii) our annual revenues are greater than or equal to $100 million during the last completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the end of that fiscal year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Provisions in our charter, Stockholder Agreement, and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management.

Our Certificate of Incorporation contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include the ability of our Board of Directors to designate the terms of and issue new series of preferred shares, which may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. Additionally, the Stockholder Agreement permits Blackstone to nominate up two directors to our Board while Blackstone holds a requisite amount of New Bridger Common

Stock, which could have the effect of increasing the difficulty of shareholders engaged in a proxy campaign against an incumbent board of directors of the Company. Individually and collectively, these anti-takeover defenses could discourage, delay, or prevent a transaction involving a change in control of the Company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take corporate actions other than those you desire.

If securities or industry analysts do not maintain coverage of us, if they change their recommendations regarding New Bridger Common Stock, or if our operating results do not meet their expectations, the New Bridger Common Stock price and trading volume could decline.

The trading market for New Bridger Common Stock will depend in part on the research and reports that securities or industry analysts publish about us or our businesses. If securities or industry analysts do not maintain coverage of us, the trading price for New Bridger Common Stock could be negatively impacted. If one or more of the analysts who cover us downgrade our securities or publish unfavorable research about our businesses, or if our operating results do not meet analyst expectations, the trading price of New Bridger Common Stock would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for New Bridger Common Stock could decrease, which might cause the New Bridger Common Stock price and trading volume to decline.

There can be no assurance that we will be able to comply with the continued listing standards of the Nasdaq. The Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

The New Bridger Common Stock and New Bridger public warrants are expected to be listed on Nasdaq under the symbols “BAER” and BAERW,” respectively. We cannot assure you that our securities will continue to be listed on Nasdaq. We are required to demonstrate compliance with Nasdaq’s continued listing requirements in order to continue to maintain the listing of our securities on Nasdaq. If Nasdaq delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•

a determination that New Bridger Common Stock is a “penny stock” which will require brokers trading in New Bridger Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because New Bridger Common Stock and New Bridger Public Warrants will be listed on Nasdaq, New Bridger Common Stock and New Bridger Public Warrants qualify as covered securities. Although states are preempted from regulating the sale of our securities, the federal statute does allow states to investigate companies if there is a suspicion of fraud. If there is a finding of fraudulent activity, then states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

The holders of the New Bridger Series A Preferred Stock will have rights, preferences and privileges that are not held by, and are preferential to, the rights of holders of New Bridger Common Stock. We may be required, under certain circumstances, to repurchase the New Bridger Series A Preferred Stock for cash, and such obligations could adversely affect our liquidity and financial condition.

In connection with the Business Combination, we will issue 315,789 shares of Series A Preferred Stock (the “Preferred Stock”) in respect of certain equity securities of Bridger. The Preferred Stock is convertible non-participating preferred stock, with an initial conversion price of $9.00 per share for the first 30 days following the Closing Date and $11.00 per share thereafter and accrues dividends at a rate of 7.0% per annum (payable in cash or in-kind, subject to specified limitations) until April 25, 2028, 9.0% per annum from (and including) April 25, 2028 to April 25, 2029, and 11.00% per annum from (and including) April 25, 2029.

In addition, under the terms of the Preferred Stock, we may, at our option, redeem all or any portion of the outstanding shares of Preferred Stock under certain circumstances any time after April 25, 2027, and we must redeem the shares by on or before April 25, 2032. Upon certain fundamental changes to us and our ownership structure, the holders of Series A Preferred Stock may require us to redeem their shares. The redemption price is generally equal to original purchase price of the Preferred Stock plus all accrued and unpaid dividends thereon, and in certain circumstances, also include a “make-whole” payment. Our obligations to the holders of Preferred Stock could also limit our ability to obtain additional financing or increase our borrowing costs, which could have an adverse effect on our financial condition. The preferential rights could also result in divergent interests between the holders of the Preferred Stock and our common stockholders. If we elect to redeem all or a portion of the Series A Preferred Stock, our liquidity, financial condition, and amount of cash available for working capital, capital expenditures, growth opportunities, acquisitions, and other general corporate purposes would be adversely affected.

The Preferred Stock may be converted at any time at the option of the holder into shares of New Bridger Common Stock. The conversion price of the Preferred Stock is subject to customary anti-dilution adjustments, including in the event of any stock split, stock dividend, recapitalization or similar event. Adjustments to the conversion price could dilute the ownership interest of our common stockholders. Any conversion of the Preferred Stock may significantly dilute our common stockholders and adversely affect both our net income per share and the market price of our common stock.

The holders of Series A Preferred Stock have consent rights over the issuance of any equity securities senior or pari passu with the Series A Preferred Stock; any amendments to our Certificate of Incorporation that would adversely affect the rights, preferences or privileges of the Series A Preferred Stock; payment of dividends; mergers, consolidations, or a sale of substantially all of our assets, unless we satisfy certain conditions. Otherwise, holders of the Preferred Stock have no voting rights with respect to the election of directors or other matters submitted for a vote of holders of New Bridger Common Stock.

General Risk Factors

The COVID-19 pandemic or other future global health emergencies may materially and adversely impact our business, operating results, financial condition and liquidity. If the impacts from the COVID-19 pandemic extend beyond our assumed timelines or new global health emergencies emerge, our actual results may vary significantly from our expectations.

In response to the spread of COVID-19, in 2020 the United States government, state governments, local governments, foreign governments and private industries took measures to limit social interactions in an effort to limit the spread of COVID-19, including “stay in place” orders for their residents. Although many of these restrictions have been lifted, the effects of the spread of COVID 19 and the government and private responses to the spread continue to rapidly evolve, including in response to new COVID-19 strains or other potential global health emergencies.

COVID-19 has caused significant disruptions to the global, national and State economy. The extent to which COVID-19 impacts the Company’s operations and their financial condition will depend on future developments, which are highly uncertain and cannot be predicted, including the duration of the outbreak and measures taken to address the outbreak. For example, as mentioned above, the carding and registration process for the first two Viking Air CL-415EAFs delivered to the Company were delayed by three months as a result of restrictions put in place due to the COVID-19 pandemic.

In addition, the Viking Air CL-415EAF aircraft are produced at a manufacturer in Canada. Canada has highly specific COVID-19 safeguards and governmental orders in place (and may place more restrictions in place in the future) that could adversely affect the timing of delivery of future Viking Air CL-415EAF aircraft.

Net earnings and net assets could be materially affected by an impairment of goodwill.

We have, or in the future may have, a significant amount of goodwill recorded on our consolidated balance sheet. We are required at least annually to test the recoverability of goodwill. The recoverability test of goodwill is based on the current fair value of our identified reporting units. Fair value measurement requires assumptions and estimates of many critical factors, including revenue and market growth, operating cash flows and discount rates. If general market conditions deteriorate in portions of our business, we could experience a significant decline in the fair value of reporting units. This decline could lead to an impairment of all or a significant portion of the goodwill balance, which could materially affect our U.S. GAAP net earnings and net assets.

Changes in tax laws or regulations may increase tax uncertainty and adversely affect results of our operations and our effective tax rate.

The Company is subject to taxes in the United States and certain foreign jurisdictions. Due to economic and political conditions, tax rates in various jurisdictions, including the United States, may be subject to change. The Company’s future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws or their interpretation. In addition, the Company may be or become subject to income tax audits by various tax jurisdictions. Although the Company believes its income tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution by one or more taxing authorities could have a material impact on the results of its operations.

Certain U.S. state tax authorities may assert that we have a state nexus and seek to impose state and local income taxes which could harm our results of operations.

There is a risk that certain state tax authorities where we do not currently file a state income tax return could assert that we are liable for state and local income taxes based upon income or gross receipts allocable to such states. States are becoming increasingly aggressive in asserting a nexus for state income tax purposes. If a state tax authority successfully asserts that our activities give rise to a nexus, we could be subject to state and local taxation, including penalties and interest attributable to prior periods. Such tax assessments, penalties and interest may adversely impact our results of operations.

Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against our directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, which may have the effect of discouraging lawsuits against our directors, officers, other employees or stockholders.

Our Proposed Certificate of Incorporation provides that, unless a majority of the Board of Directors, acting on behalf of New Bridger, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by law, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any of its directors, officers or other employees arising pursuant to any provision of the DGCL, our Certificate of Incorporation or our Bylaws (in each case, as may be amended from time to time), (iv) any action asserting a claim against the Corporation or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants. Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act of 1933, as amended.

We believe these provisions may benefit us by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. Alternatively, if a court were to find these provisions of our Proposed Certificate of Incorporation inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially adversely affect our business, financial condition, and results of operations and result in a diversion of the time and resources of our management and Board of Directors. For example, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the price of our securities, which could cause you to lose some or all of your investment.

Factors outside of our control may, at any time, arise. As a result of these factors, we may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Unexpected risks may arise, and previously known risks may materialize. Even though these charges may be non-cash items and therefore not have an immediate impact on our liquidity, we must report charges of this nature which could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

MARKET PRICE AND DIVIDEND INFORMATION

JCIC

Market Information

JCIC Units began trading on Nasdaq on January 26, 2021. Each JCIC Unit consists of one JCIC Class A Ordinary Share and one-half of one redeemable warrant to purchase one JCIC Class A Ordinary Share at a price of $11.50 per share, subject to adjustment. On March 10, 2021, JCIC announced that holders of JCIC Units could elect to separately trade the JCIC Class A Ordinary Shares and JCIC Public Warrants included in the JCIC Units on March 15, 2021. Any JCIC Units not separated continue to trade on Nasdaq under the symbol “JCICU.” Any underlying JCIC Class A Ordinary Shares and JCIC Public Warrants that were separated trade on Nasdaq under the symbols “JCIC” and “JCICW,” respectively. Each warrant entitles the holder to purchase one JCIC Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as described in JCIC’s final prospectus dated January 21, 2021, which was filed with the SEC on January 25, 2021. Only whole warrants may be exercised for JCIC Class A Ordinary Shares and will become exercisable on the later of thirty (30) days after the completion of the Business Combination or twelve (12) months after the initial public offering closing date. JCIC’s warrants expire five years after the completion of the Business Combination or earlier upon redemption or liquidation.

Holders

On July 25, 2022, there was one (1) holder of record of JCIC Units, one (1) holder of record of JCIC’s separately traded JCIC Class A Ordinary Shares, two (2) holders of record of JCIC Warrants and four (4) holders of record of JCIC’s Class B Ordinary Shares.

Dividends

JCIC has not paid any cash dividends on its JCIC Class A Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New Bridger’s revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. The payment of any cash dividends subsequent to the consummation of the Business Combination will be within the discretion of the New Bridger Board. In addition, the JCIC Board is not currently contemplating and does not anticipate declaring stock dividends in the foreseeable future nor is it currently expected that the Board will declare any dividends.

Bridger

Summary Historical Market Price

Historical market price data for Bridger is not provided because Bridger is currently a privately-held company. As such, Bridger Common Shares are not currently listed on a public stock exchange and are not publicly traded. Therefore, no market data is available for Bridger.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus, except as set forth in the following sentence. Unless the context otherwise requires, all references in this section to “New Bridger” refer to the new public entity and its wholly owned subsidiaries after giving effect to the Business Combination.

The unaudited pro forma condensed combined financial information of New Bridger has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 and presents the combination of the historical financial information of JCIC and Bridger adjusted to give effect to the Business Combination, other related events contemplated by the Transaction Agreements (“Other Related Events”).

The unaudited pro forma condensed combined balance sheet as of September 30, 2022 combines the historical unaudited condensed consolidated balance sheet of JCIC as of September 30, 2022 with the historical unaudited condensed consolidated balance sheet of Bridger as of September 30, 2022 on a pro forma basis as if the Business Combination and Other Related Events, summarized below, had been consummated on September 30, 2022.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2022 and for the year ended December 31, 2021 combine the historical unaudited condensed consolidated statements of operations of JCIC for the nine months ended September 30, 2022 and for the year ended December 31, 2021 and the historical unaudited condensed consolidated statements of operations of Bridger for the nine months ended September 30, 2022 and for the year ended December 31, 2021, respectively, on a pro forma basis as if each of the Business Combination and Other Related Events summarized below had been consummated on January 1, 2021, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•

the historical unaudited condensed consolidated financial statements of JCIC as of and for the nine months ended September 30, 2022 and the historical audited financial statements of JCIC for the year ended December 31, 2021;

•

the historical unaudited condensed consolidated financial statements of Bridger as of and for the nine months ended September 30, 2022 and the historical audited consolidated financial statements of Bridger for the year ended December 31, 2021; and

•

other information relating to JCIC and Bridger included in this proxy statement/prospectus, including the Transaction Agreements and the description of certain terms thereof set forth under the section entitled “Proposal No. 1 — The Business Combination Proposal.”

The unaudited pro forma condensed combined financial information should also be read together with the sections entitled “JCIC Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Bridger Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

Pursuant to the Transaction Agreements, JCIC formed New Bridger, which has in turn formed and held four new entities—Wildfire Merger Sub I, Wildfire Merger Sub II, Wildfire Merger Sub III and Wildfire GP Sub IV. Subsequently, (i) Wildfire Merger Sub I will merge with and into Blocker with Blocker being the surviving entity and Wildfire GP Sub IV becoming general partner of Blocker, (ii) Wildfire Merger Sub II will merge with and into JCIC, with JCIC being the surviving entity and (iii) Wildfire Merger Sub III will merge with and into Bridger, with Bridger being the surviving entity. Following these mergers, Blocker, JCIC and Bridger will be subsidiaries of New Bridger and JCIC shareholders and Existing Bridger Equityholders will convert their equity ownership in JCIC and Bridger, respectively, into equity ownership in New Bridger. At the Closing, New Bridger will change its name to Bridger Aerospace Group Holdings, Inc.

Upon the consummation of the Business Combination, all Existing Bridger Equityholders will respectively receive New Bridger Common Stock and New Bridger Series A Preferred Stock to be immediately issued and outstanding at the Closing as summarized below:

•

the surrender and exchange of all 606,061 Bridger incentive units into 590,101 shares of New Bridger Common Stock at a deemed value of $10.00 per share as adjusted by the Per Share Common Stock Consideration;

•

the direct or indirect surrender and exchange of the remaining 40,000,000 issued and outstanding shares of Bridger Common Shares (excluding Bridger incentive units) into 38,946,670 shares of New Bridger Common Stock at a deemed value of $10.00 per share as adjusted by the Per Share Common Stock Consideration; and

•	the surrender and exchange of all 315,789 issued and outstanding shares of Bridger Series C Preferred Shares into 315,789 shares of New Bridger Series A Preferred Stock.

Other Related Events

Other Related Events that are contemplated to occur in connection with the Business Combination, are summarized below:

•

the filing and effectiveness of New Bridger’s certificate of incorporation and the effectiveness of New Bridger’s bylaws, each of which will occur immediately prior to the Effective Time and the Closing of the Business Combination;

•	the adoption and assumption of the Omnibus Incentive Plan and any grants or awards issued thereunder and adoption of the ESPP upon the Closing to grant equity awards to New Bridger employees; and

•

during the Earnout Period following the Closing, the Sponsor will subject 20% of Sponsor’s issued and outstanding New Bridger Common Stock (Sponsor Earnout Shares), comprised of two separate tranches of 50% of the Sponsor Earnout Shares per tranche, to potential forfeiture to New Bridger for no consideration until the occurrence (or deemed occurrence) of the respective Sponsor Triggering Events. As the Sponsor Triggering Event has not yet been achieved, these issued and outstanding Sponsor Earnout Shares are treated as contingently recallable in the pro forma condensed combined financial information.

Expected Accounting Treatment of the Business Combination

We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, JCIC is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Bridger will represent a continuation of the financial statements of Bridger with the Business Combination treated as the equivalent of Bridger issuing stock for the net assets of JCIC, accompanied by a recapitalization. The net assets of JCIC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Bridger in future reports of New Bridger.

Bridger is expected to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and maximum redemptions scenarios:

•	Existing Bridger Equityholders will have a relative majority of the voting power of New Bridger;

•	Bridger is significantly larger than JCIC by total assets and total cash and cash equivalents;

•	The New Bridger Board will have nine (9) members and representatives or designees of the Existing Bridger Equityholders are expected to comprise the majority of the members of the New Bridger Board;

•	Bridger’s senior management will comprise the senior management roles and be responsible for the day-to-day operations of New Bridger;

•	New Bridger will assume Bridger’s name of business;

•	The intended strategy and operations of New Bridger are to continue Bridger’s current strategy and operations; and

•	The purpose and intent of the Business Combination are to create an operating public company, with management continuing to use Bridger operations to grow the business.

We currently expect the Sponsor Earnout Shares to be equity classified instruments of New Bridger and the JCIC Warrants to remain liability classified instruments as New Bridger Warrants upon the Closing.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information in accordance with GAAP necessary for an illustrative understanding of New Bridger upon consummation of the Business Combination. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination and the Other Related Events contemplated by the Transaction Agreements are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of New Bridger following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. JCIC and Bridger have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information contained herein assumes that the JCIC shareholders approve the Business Combination. Pursuant to the existing certificate of incorporation, JCIC’s public shareholders may elect to redeem their public shares for cash even if they approve the Business Combination. JCIC cannot predict how many of its public shareholders will exercise their right to redeem their public shares of JCIC’s Class A Ordinary Shares for cash. The unaudited pro forma condensed combined financial information has been prepared assuming two redemption scenarios after giving effect to the Business Combination, as follows:

•

Assuming No Redemptions — this scenario assumes that no public shareholders of JCIC exercise their redemption rights with respect to their public shares of JCIC Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.

•

Assuming Maximum Redemptions — this scenario assumes that all of the 34,500,000 public shares of JCIC Class A Ordinary Shares are redeemed for an aggregate payment of $347.1 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.06 per share based on funds held in the Trust Account as of September 30, 2022.

The two alternative levels of redemptions assumed in the unaudited pro forma condensed combined balance sheet and statements of operations are based on the assumption that there are no adjustments for the issued and outstanding JCIC Warrants issued in connection with the JCIC initial public offering as such securities are not exercisable until the later of 30 days after the Closing of the Business Combination or 12 months from the closing of the JCIC initial public offering.

The following summarizes the pro forma New Bridger Common Stock issued and outstanding immediately after the Business Combination based on Bridger’s capitalization as of November 4, 2022, presented under the assumed no redemption, 25% redemption, 50% redemption, 75% redemption and maximum redemptions scenarios, assuming (i) no additional issuance of Bridger equity, (ii) Series C Shareholders exercise their conversion rights at a conversion price of $11.00 per share 31 days after the Closing, (iii) the Closing occurs on November 30, 2022, (iv) the aggregate fees and expenses for legal counsel, accounting advisors, external auditors and financial advisors incurred by Blocker and certain of its affiliates, Bridger or its subsidiaries in connection with the Transactions are less than $6,500,000: and (v) the aggregate of fees and expenses for legal counsel, accounting advisors, external auditors and financial advisors incurred by JCIC in connection with the Transactions prior to Closing, but excluding any deferred underwriting fees, are less than $6,500,000:

	Fully Diluted Share Ownership in New Bridger
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming 25% Redemptions)		Pro Forma Combined (Assuming 50% Redemptions)		Pro Forma Combined (Assuming 75% Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Founder and Bridger Management(1)	29,800,105	19.6%	29,800,105	21.0%	29,800,105	22.5%	29,800,105	24.4%	29,800,105	27.6%
BTO Stockholders(1)	9,736,666	6.4%	9,736,666	6.8%	9,736,666	7.3%	9,736,666	8.0%	9,736,666	9.0%
Series C Shareholders(2)	30,103,074	19.8%	30,103,074	21.2%	30,103,074	22.7%	30,103,074	24.7%	30,103,074	27.8%
Public Shareholders	34,500,000	22.7%	25,875,000	18.2%	17,250,000	13.0%	8,625,000	7.1%	—	0.0%
Sponsor(3)	8,550,000	5.6%	8,550,000	6.0%	8,550,000	6.4%	7,419,874	6.1%	4,275,000	4.0%
Independent directors of JCIC	75,000	0.1%	75,000	0.1%	75,000	0.1%	75,000	0.1%	75,000	0.1%
New Award Grants(4)	11,259,197	7.5%	10,396,697	7.3%	9,534,197	7.1%	8,558,685	7.0%	7,391,697	6.7%
Convertible Promissory Note(5)	1,000,000	0.7%	1,000,000	0.7%	1,000,000	0.8%	1,000,000	0.8%	100,000	0.1%
Public Warrants	17,250,000	11.4%	17,250,000	12.1%	17,250,000	13.0%	17,250,000	14.1%	17,250,000	16.0%
Private Placement Warrants	9,400,000	6.2%	9,400,000	6.6%	9,400,000	7.1%	9,400,000	7.7%	9,400,000	8.7%

Total	151,674,042	100.0%	142,186,542	100.0%	132,699,042	100.0%	121,968,404	100.0%	108,131,542	100.0%

(1)	Represents shares of New Bridger Common Stock to be issued at the Closing to the Existing Bridger Equityholders based on the Per Share Common Stock Consideration.
(2)

The 315,789 shares of New Bridger Series A Preferred Stock issued in exchange of Bridger Series C Preferred Shares are convertible at the election of the Series C Shareholders to New Bridger Common Stock based on the Series A Preferred Stated Value and the conversion price of: (i) for conversion within thirty (30) days after the Closing, $9.00 per share of New Bridger Common Stock and (ii) for conversion after thirty (30) days after the Closing, $11.00 per share of New Bridger Common Stock.

(3)

Of the shares owned by the Sponsor that remain outstanding immediately after the Closing, 20% will be Sponsor Earnout Shares. The Sponsor Earnout Shares will be restricted from transfer (subject to certain exceptions), subject to the occurrence (or deemed occurrence) of the applicable Sponsor Triggering Event during the Earnout Period. Any such securities not released from these transfer restrictions during the Earnout Period will be forfeited back to New Bridger for no consideration. The 4,275,000 shares owned by the Sponsor under the maximum redemptions scenario represent the Available Sponsor Shares and are inclusive of shares subject to forfeitures based on transaction costs incurred by JCIC as of the Closing, but do not include the 100,000 shares issuable upon conversion of the expected $1.0 million outstanding balance on the Promissory Note between JCIC and the Sponsor at the Closing. As of the date hereof, JCIC has drawn $800,000, and expects to draw an additional $200,000, under the Promissory Note in order to fund working capital through the consummation of the Business Combination.

(4)

Includes New Award Grants under the Omnibus Incentive Plan assumed to be granted and outstanding with shares of New Bridger Common Stock underlying such awards to be approximately 10% of the New Bridger Common Stock expected to be outstanding immediately after the Closing, after taking into account redemptions by JCIC’s public shareholders.

(5)

Includes (i) the 1,000,000 shares of New Bridger Common Stock underlying the JCIC Warrants issuable pursuant to the repayment of the convertible promissory note in the “Assuming No Redemptions”, “Assuming 25% of Maximum Redemptions” the “Assuming 50% of Maximum Redemptions” and the “Assuming 75% of Maximum Redemptions” scenarios and (ii) the 100,000 shares of New Bridger Common Stock issuable pursuant to the repayment of the convertible promissory note in the “Assuming Maximum Redemptions” scenario. Except in the “Maximum Redemptions” scenario, the balance of the Promissory Note may be repaid in cash in accordance with its terms, but this table assumes that the balance was converted into warrants at the discretion of the Sponsor.

If the actual facts are different from these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

Unaudited Pro Forma Condensed Combined Balance Sheet As of September 30, 2022

(in thousands)

			No redemption scenario			Maximum redemptions scenario
	Historical Jack Creek	Historical Bridger	Business Combination and Other Related Events	Notes	Pro Forma Combined	Business Combination and Other Related Events	Notes	Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$52	$94,143	$347,129	A	$420,271	$(347,129)	J	$73,142
	—	—	(21,053)	B	—	—		—
Accounts receivable	—	10,921	—		10,921	—		10,921
Restricted cash	—	12,225	—		12,225	—		12,225
Aircraft support parts	—	1,761	—		1,761	—		1,761
Prepaid expenses and other current assets	142	3,131	3,273	B	6,546	—		6,546
Deferred offering costs	—	4,658	(4,658)	B	—	—		—

Total current assets	194	126,839	324,691		451,724	(347,129)		104,595

Investments held in Trust Account	347,129	—	(347,129)	A	—	—		—
Property, plant and equipment, net	—	187,863	—		187,863	—		187,863
Intangible assets, net	—	246	—		246	—		246
Goodwill	—	2,458	—		2,458	—		2,458
Other noncurrent assets	—	3,148	—		3,148	—		3,148

Total assets	347,323	$320,554	$(22,438)		$645,439	$(347,129)		$298,310

Liabilities, Mezzanine Equity and Stockholders’ (Deficit) Equity
Current liabilities
Accounts payable	$5,445	$4,653	$(5,388)	B	$4,710	$—		$4,710
Accrued expenses and other current liabilities	—	12,356	(4,658)	B	7,698	—		7,698
Current portion of long-term debt	—	2,463	—		2,463	—		2,463
Convertible Note—related party	589	—	(589)	C	—	—		—

Total current liabilities	6,034	19,472	(10,635)		14,871	—		14,871
Warrant liabilities	6,929	—	—		6,929	—		6,929
Deferred underwriting fee payable	12,075	—	(12,075)	B	—	—		—
Operating right-of-use noncurrent liability	—	757	—		757	—		757
Long-term debt, net of debt issuance costs	—	205,715	—		205,715	—		205,715
Long-term accrued expenses and other noncurrent liabilities	—	65	—		65	—		65

Total liabilities	25,038	226,009	(22,710)		228,337	—		228,337
JCIC Class A Ordinary Shares subject to possible redemption	347,129	—	(347,129)	D	—	—		—
Bridger Series C Preferred Shares	—	483,385	(483,385)	E	—	—		—
New Bridger Series A Preferred Stock	—	—	483,385	E	483,385	—		483,385
	—	—	—		—	—		—
Stockholders’ (deficit) equity	—	—	—		—	—		—
New Bridger Common Stock	—	—	3	D	8	(3)	J	5
	—	—	4	E	—	0		—
	—	—	1	F	—	0		—
	—	—	0	G	—	—		—
JCIC Class B Ordinary Shares	1	—	(1)	F	—	—		—
Accumulated other comprehensive income	—	1,468	—		1,468	—		1,468
Accumulated deficit	(24,845)	(390,308)	(1,147)	B	(409,279)	8,228	L	(401,325)
	—	—	(23,954)	G	—	(274)	M	—
	—	—	31,016	H	—	—		—
	—	—	(41)	I	—	—		—
Additional paid-in capital	—	—	830	B	341,520	(347,126)	J	(13,560)
	—	—	589	C	—	0	K	—
	—	—	347,126	D	—	(8,228)	L	—
	—	—	(4)	E	—	274	M	—
	—	—	23,954	G	—	—		—
	—	—	(31,016)	H	—	—		—
	—	—	41	I	—	—		—

Total stockholders’ (deficit) equity	(24,844)	(388,840)	347,401		(66,283)	(347,129)		(413,412)

Total liabilities, mezzanine equity and stockholders’ (deficit) equity	$347,323	$320,554	$(22,438)		$645,439	$(347,129)		$298,310

Unaudited Pro Forma Condensed Combined Statement of Operations For the Nine Months Ended September 30, 2022

(in thousands, except per share data)

			No redemption scenario			Maximum redemptions scenario
	Historical JCIC	Historical Bridger	Business Combination and Other Related Events	Notes	Pro Forma Combined	Business Combination and Other Related Events	Notes	Pro Forma Combined
Revenue	$—	$45,276	$—		$45,276	$—		$45,276
Cost of revenues:
Flight operations	—	16,635	—		16,635	—		16,635
Maintenance	—	11,932	—		11,932	—		11,932

Total cost of revenues	—	28,567	—		28,567	—		28,567

Gross loss	—	16,709	—		16,709	—		16,709
Operating and formation costs	5,813	—	—		5,813	—		5,813
General and administrative	—	27,420	409	AA	37,572	(3,347)	DD	34,225
			9,743	BB
Business development	—	1,215	296	BB	1,511	(102)	DD	1,409

Operating (loss) income	(5,813)	(11,926)	(10,448)		(28,187)	3,449		(24,738)
Interest expense	—	(13,053)	—		(13,053)	—		(13,053)
Other (expense) income	—	(139)	—		(139)	—		(139)
Change in fair value of warrant liabilities	7,456	—	—		7,456	—		7,456
Change in fair value of Convertible Note – related party	131	—	—		131	—		131
Interest earned on investments held in Trust Account	2,060	—	(2,060)	CC	—	—		—

Net income (loss)	$3,834	$(25,118)	$(12,508)		$(33,792)	$3,449		$(30,343)

Net income attributable to JCIC Class A Ordinary Shares subject to possible redemption per share – basic and diluted	$0.09
Weighted average shares outstanding of JCIC Class A Ordinary Shares subject to possible redemption – basic and diluted	34,500,000
Net income attributable to JCIC Class B Ordinary Shares – basic and diluted	$0.09
Weighted average shares outstanding of JCIC Class B Ordinary Shares – basic and diluted	8,625,000
Net loss per share – basic and diluted		$(7.58)
Weighted average shares outstanding – basic and diluted		40,282,828
Net loss per share attributable to common stockholders – basic and diluted					$(3.80)			$(7.06)
Weighted average shares of common stock outstanding – basic and diluted					82,661,771			43,986,771

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2021

(in thousands, except per share data)

	Historical JCIC	Historical Bridger	No redemption scenario			Maximum redemptions scenario
			Business Combination and Other Related Events	Notes	Pro Forma Combined	Business Combination and Other Related Events	Notes	Pro Forma Combined
Revenue	$—	$39,384	—		$39,384	$—		$39,384
Cost of revenues:
Flight operations	—	15,824	—		15,824	—		15,824
Maintenance	—	10,755	—		10,755	—		10,755

Total cost of revenues	—	26,579	—		26,579	—		26,579

Gross profit	—	12,805	—		12,805	—		12,805
Operating and formation costs	2,068	—	—		2,068	—		2,068
General and administrative	—	10,849	1,692	EE	36,142	274	II	28,323
			41	FF		(8,093)	JJ
			23,560	GG
Business development	—	366	394	GG	760	(135)	JJ	625

Operating (loss) income	(2,068)	1,590	(25,687)		(26,165)	7,954		(18,211)
Interest expense	—	(9,294)	—		(9,294)	—		(9,294)
Other income (expense)	—	1,163	—		1,163	—		1,163
Loss on extinguishment of debt	—	—	—		—	—		—
Change in fair value of warrant liabilities	22,422	—	—		22,422	—		22,422
Loss on initial issuance of Private Placement Warrants	(3,948)	—	—		(3,948)	—		(3,948)
Transaction costs associated with sale of warrants in IPO	(1,361)	—	—		(1,361)	—		(1,361)
Interest earned on investments held in Trust Account	69	—	(69)	HH	—	—		—

Net income (loss)	$15,114	$(6,541)	$(25,756)		$(17,183)	$7,954		$(9,229)

Net income attributable to JCIC Class A Ordinary Shares subject to possible redemption per share – basic and diluted	$0.37
Weighted average shares of JCIC Class A Ordinary Shares subject to possible redemption – basic and diluted	32,042,466	—
Net income attributable to JCIC Class B Ordinary Shares – basic	$0.37
Weighted average shares outstanding of JCIC Class B Ordinary Shares – basic	8,544,863
Net income attributable to JCIC Class B Ordinary Shares – diluted	$0.37
Weighted average shares outstanding of JCIC Class B Ordinary Shares – diluted	8,625,000							—
Net loss per share – basic and diluted		$(0.56)
Weighted average shares outstanding – basic and diluted		40,122,651
Net loss per share attributable to common stockholders – basic and diluted					$(0.40)			$(0.57)
Weighted average shares of common stock outstanding – basic and diluted					82,661,771			43,986,771

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, JCIC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Bridger will represent a continuation of the financial statements of Bridger with the Business Combination treated as the equivalent of Bridger issuing stock for the net assets of JCIC, accompanied by a recapitalization. The net assets of JCIC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Bridger in future reports of New Bridger.

The unaudited pro forma condensed combined balance sheet as of September 30, 2022 gives pro forma effect to the Business Combination and Other Related Events as if consummated on September 30, 2022. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 and the year ended December 31, 2021 gives pro forma effect to the Business Combination and the other events as if consummated on January 1, 2021, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•	the historical unaudited condensed consolidated financial statements of JCIC as of and for the nine months ended September 30, 2022;

•	the historical audited financial statements of JCIC for the year ended December 31, 2021;

•	the historical unaudited condensed financial statements of Bridger as of and for the nine months ended September 30, 2022;

•	the historical audited consolidated financial statements of Bridger for the year ended December 31, 2021; and

•

other information relating to JCIC and Bridger included in this proxy statement/prospectus, including the Transaction Agreements and the description of certain terms thereof set forth under the section entitled “Proposal No. 1 — The Business Combination Proposal.”

The unaudited pro forma condensed combined financial information should also be read together with the sections entitled “JCIC Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Bridger Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this proxy statement/prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given Bridger incurred significant losses during the historical periods presented.

2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The maximum redemptions scenario takes into consideration the effects of adjustments to the unaudited pro forma condensed combined financial information presented under the no redemptions scenario plus additional adjustments necessary to present the unaudited pro forma condensed combined financial information under the maximum redemptions scenario.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments related to the Business Combination and Other Related Events included in the unaudited pro forma condensed combined balance sheet as of September 30, 2022 are as follows:

(A)	Reflects the liquidation and reclassification of $347.1 million of investments held in the Trust Account to cash and cash equivalents that become available for general corporate use by New Bridger.

(B)

Reflects the cash disbursement for the preliminary estimated direct and incremental transaction costs of $21.1 million, including the remaining $6.0 million deferred underwriting fees related to the JCIC initial public offering after the waiver by J.P. Morgan Securities LLC upon its resignation, the $6.2 million transaction costs to be paid by JCIC, of which $5.4 million has been accrued by JCIC as of September 30, 2022, the $4.8 million transaction costs to be incurred by Bridger, of which $4.7 million has been accrued and capitalized by Bridger as of September 30, 2022, and the $4.1 million transaction costs to be incurred by New Bridger in connection with the Business Combination. The $0.8 million transaction costs to be accrued by JCIC and $0.3 million of the transaction costs to be accrued by New Bridger in connection with the Business Combination were reflected as an adjustment to the unaudited pro forma condensed combined statements of operations to accumulated deficit as described in Note 2 (EE).

(C)	Reflects the settlement of the promissory note between JCIC and the Sponsor at the Closing.

(D)

Reflects the reclassification of JCIC Class A Ordinary Shares subject to possible redemption into permanent equity assuming no redemptions and immediate conversion of all 34,500,000 shares of JCIC Class A Ordinary Shares into shares of New Bridger Common Stock on a one-to-one basis in connection with the Business Combination.

(E)

Reflects the surrender and exchange of all 315,789 issued and outstanding shares of Bridger Series C Preferred Shares into 315,789 shares of New Bridger Series A Preferred Stock and the issuance of 39,536,771 shares of New Bridger Common Stock to the holders Bridger Common Shares at the Closing pursuant to the Transaction Agreements to effect the reverse recapitalization. The accounting treatment of New Bridger Series A Preferred Stock is being evaluated to assess if there are embedded derivatives required to be bifurcated. Embedded derivatives to be bifurcated are required to be accounted for as liabilities and remeasured to fair value at each balance sheet date in future reporting periods with changes in fair value recorded in the consolidated statements of operations.

(F)	Reflects the conversion of 8,625,000 shares of JCIC Class B Ordinary Shares into shares of New Bridger Common Stock on a one-to-one basis upon the Closing.

(G)

Reflects the estimated stock-based compensation expense associated with the vesting of the New Award Grants expected to be granted, based on approximately 10% of the New Bridger Common Stock expected to be outstanding immediately after the Closing, to executives and employees of Bridger with service and performance vesting conditions. Upon the Closing, the performance vesting condition is deemed to be satisfied and 2,395,393 shares of New Award Grants become fully vested.

(H)

Reflects the elimination of JCIC’s historical accumulated deficit after recording the transaction costs to be incurred by JCIC as described in Note 2 (EE) below with a corresponding adjustment to additional paid-in capital (“APIC”) of New Bridger in connection with the reverse recapitalization at the Closing.

(I)	Reflects the estimated stock-based compensation expense associated with the vesting of the 242,424 shares of Bridger incentive units that remained unvested as of September 30, 2022. These Bridger incentive units were granted with service and performance vesting conditions and the performance condition is deemed to be satisfied at the Closing.

(J)

Reflects the cash disbursed under the maximum redemptions scenario to redeem 34,500,000 public shares of JCIC Class A Ordinary Shares in connection with the Business Combination at an assumed redemption price of approximately $10.06 per share based on funds held in the Trust Account as of September 30, 2022.

(K)	Reflects the conversion of the promissory note between JCIC and the Sponsor with shares of New Bridger Common Stock at the Closing.

(L)

Reflects the estimated stock-based compensation expense associated with the vesting of the New Award Grants granted, which is in a number of shares based on approximately 10% of the New Bridger Common Stock expected to be outstanding immediately after the Closing, after taking into account redemptions by JCIC’s public shareholders, to executives and employees of Bridger with service and performance vesting conditions. Upon the Closing, the performance vesting condition is deemed to be satisfied and 1,572,582 shares of New Award Grants become fully vested.

(M)	Reflects the reallocation of Bridger preliminary estimated direct and incremental transaction costs to be incurred under the maximum redemptions scenario in connection with the Business Combination.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The adjustments related to the Business Combination and Other Related Events included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 were as follows:

(AA)	Reflects the directors and officers insurance expenses of New Bridger prepaid by JCIC.

(BB)

Reflects the estimated stock-based compensation expense associated with the vesting of the New Award Grants expected to be granted, which is in a number of shares based on approximately 10% of the New Bridger Common Stock expected to be outstanding immediately after the Closing, to executives and employees of Bridger with service and performance vesting conditions as the service condition is deemed to be satisfied.

(CC)	Reflects the elimination of investment income related to investments held in the Trust Account.

(DD)

Reflects the estimated stock-based compensation expense associated with the vesting of the New Award Grants expected to be granted, which is in a number of shares based on approximately 10% of the New Bridger Common Stock expected to be outstanding immediately after the Closing, after taking into account redemptions by JCIC’s public shareholders, to executives and employees of Bridger with service and performance vesting conditions as the service condition is deemed to be satisfied.

The adjustments related to the Business Combination and Other Related Events included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 were as follows:

(EE)

Reflects the direct and incremental transaction costs incurred prior to, or concurrent with the Closing by Bridger allocable to the JCIC Warrants, which are liability classified instruments measured at fair value, and transaction costs incurred prior to, or concurrent with the Closing by JCIC and New Bridger in connection with the Business Combination.

(FF)

Reflects the estimated stock-based compensation expense associated with the vesting of the 242,424 shares of Bridger incentive units that remained unvested as of September 30, 2022. These Bridger incentive units were granted with service and performance vesting conditions, all of which deemed to be satisfied at the Closing.

(GG)

Reflects the estimated stock-based compensation expense associated with the vesting of the New Award Grants expected to be granted, which is in a number of shares based on approximately 10% of the New Bridger Common Stock expected to be outstanding immediately after the Closing, to executives and employees of Bridger with service and performance vesting conditions as the service condition is deemed to be satisfied.

(HH)	Reflects the elimination of investment income related to investments held in the Trust Account.

(II)	Reflects the reallocation of Bridger preliminary estimated direct and incremental transaction costs to be incurred under the maximum redemptions scenario in connection with the Business Combination.

(JJ)

Reflects the estimated stock-based compensation expense associated with the vesting of the New Award Grants expected to be granted, which is in a number of shares based on approximately 10% of the New Bridger Common Stock expected to be outstanding immediately after the Closing, after taking into account redemptions by JCIC’s public shareholders, to executives and employees of Bridger with service and performance vesting conditions as the service condition is deemed to be satisfied.

3. Net Loss per Share

Represents the net loss per share calculated using the pro forma basic and diluted weighted average shares outstanding of New Bridger Common Stock as a result of the pro forma adjustments. As the Business Combination are being reflected as if the reverse recapitalization had occurred on January 1, 2021, the calculation of weighted average shares outstanding for pro forma basic and diluted net loss per share (i) reflects the historical Bridger common stock, as adjusted by the Per Share Common Stock Consideration, outstanding as of the respective issuance date and (ii) assumes that the new shares issuable relating to the Business Combination have been outstanding as of January 1, 2021, the beginning of the earliest period presented. Under the maximum redemptions scenario, the public shares of JCIC Class A Ordinary Shares assumed to be redeemed by JCIC public shareholders are eliminated as of January 1, 2021.

Basic and diluted net loss per share attributable to common stockholders are presented in conformity with the two-class method required for participating securities. The Sponsor Earnout Shares are securities that do not contractually entitle the holders of such shares to participate in nonforfeitable dividends and do not contractually obligate the holders of such shares to participate in losses. The unaudited pro forma condensed combined statement of operations reflects a net loss for the period presented and, accordingly, no loss amounts have been allocated to the Sponsor Earnout Shares. The Sponsor Earnout Shares have also been excluded from basic and diluted pro forma net loss per share attributable to common stockholders as such shares of New Bridger Common Stock are contingently recallable until the Sponsor Triggering Event have occurred.

The unaudited pro forma condensed combined per share information has been presented under the two assumed redemption scenarios as follows:

	Nine Months Ended September 30, 2022		Year Ended December 31, 2021
(in thousands, except share and per share data)	Assuming No Redemption	Assuming Maximum Redemptions	Assuming No Redemption	Assuming Maximum Redemptions
Numerator:
Net loss	$(33,792)	$(30,343)	$(17,183)	$(9,229)
New Bridger Series A Preferred Stock - adjustment to maximum redemptions value	(194,701)	(194,701)	—	—
Bridger Series A Preferred Shares - adjustment for redemption, extinguishment and accrued interest	(85,663)	(85,663)	(15,913)	(15,913)

Net loss attributable to common shareholders – basic and diluted	$(314,156)	$(310,707)	$(33,096)	$(25,142)

Denominator:
Founder and Bridger Management	29,800,105	29,800,105	29,800,105	29,800,105
BTO Stockholders	9,736,666	9,736,666	9,736,666	9,736,666
Public Shareholders	34,500,000	—	34,500,000	—
Sponsor and independent directors of JCIC	8,625,000	4,450,000	8,625,000	4,450,000

Weighted average shares outstanding – basic and diluted	82,661,771	43,986,771	82,661,771	43,986,771

Net loss per share attributable to common shareholders – basic and diluted	$(3.80)	$(7.06)	$(0.40)	$(0.57)

Following the Closing, the following outstanding shares of common stock equivalents were excluded from the computation of pro forma diluted net loss per share for all the periods and scenarios presented because including them would have had an anti-dilutive effect:

	Nine Months Ended September 30, 2022		Year Ended December 31, 2021
	Assuming No Redemption Scenario	Assuming Maximum Redemptions Scenario	Assuming No Redemption Scenario	Assuming Maximum Redemptions Scenario
New Bridger Series A preferred stock — If converted	30,103,074	30,103,074	30,103,074	30,103,074
New Award Grants	11,259,197	7,391,697	11,259,197	7,391,697
Public Warrants	17,250,000	17,250,000	17,250,000	17,250,000
Private Placement Warrants	9,400,000	9,400,000	9,400,000	9,400,000

(1)	Assumes conversion of New Bridger Series A Preferred Stock at a conversion price of $11.00 per share at 31 days after the Closing.

EXTRAORDINARY GENERAL MEETING OF JCIC

General

JCIC is furnishing this proxy statement/prospectus to the JCIC shareholders as part of the solicitation of proxies by the JCIC Board for use at the extraordinary general meeting to be held on [●], 2022, and at any adjournment thereof. This proxy statement is first being furnished to the JCIC shareholders on or about [●], 2022 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement provides the JCIC shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time and Place

The extraordinary general meeting of JCIC will be held at the offices of Weil, Gotshal & Manges LLP, located at 767 Fifth Avenue, New York, NY 10153, at [●] Eastern Time, on [●], 2022. Cayman Islands law requires there to be a physical location for the extraordinary general meeting. However, the extraordinary general meeting will also be held virtually via live webcast. As such, JCIC shareholders may attend the extraordinary general meeting by visiting the extraordinary general meeting website at [●], where they will be able to listen to the meeting live and vote during the meeting.

Purpose of the Extraordinary General Meeting

At the extraordinary general meeting, JCIC is asking JCIC shareholders to consider and vote upon:

Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve by ordinary resolution (i) the Business Combination, (ii) the adoption of the Agreement and Plan of Merger, dated as of August 3, 2022 (the “Merger Agreement”), by and among JCIC, Wildfire New PubCo, Inc., a Delaware corporation and direct, wholly owned subsidiary of JCIC (“New Bridger”), Wildfire Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of New Bridger (“Wildfire Merger Sub I”), Wildfire Merger Sub II, Inc., a Delaware corporation and direct, wholly owned subsidiary of New Bridger (“Wildfire Merger Sub II”), Wildfire Merger Sub III, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of New Bridger (“Wildfire Merger Sub III”), Wildfire GP Sub IV, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of New Bridger (“Wildfire GP Sub IV”), BTOF (Grannus Feeder) – NQ L.P., a Delaware limited partnership (“Blocker”), and Bridger Aerospace Group Holdings, LLC, a Delaware limited liability company (“Bridger”), (iii) the approval of the Plan of Merger (as defined in the Merger Agreement) and (iv) the approval of the transactions contemplated by the Merger Agreement, as more fully described elsewhere in the accompanying proxy statement/prospectus (the “Business Combination Proposal”);

Proposal No. 2 — The Merger Proposal — to consider and vote upon a proposal to approve by special resolution the Second Merger and related Plan of Merger and to authorize the merger of Wildfire Merger Sub II with and into JCIC, with JCIC surviving the merger (the “Merger Proposal”);

Proposal No. 3 — The Share Capital Proposal — to consider and vote upon a proposal to approve by ordinary resolution the alteration of the authorized share capital of JCIC at the effective time of the Second Merger;

Proposal No. 4 — The Organizational Documents Proposal — to consider and vote upon a proposal to approve by special resolution and adopt the proposed amendment and restatement of JCIC’s Amended and Restated Memorandum and Articles of Association (the “Proposed Cayman Constitutional Documents”) and to change the name of JCIC to [●] (the “Organizational Documents Proposal”);

Proposal No. 5 — The Non-Binding Governance Proposals — to consider and vote upon, on a non-binding advisory basis, certain material differences between JCIC’s Amended and Restated Memorandum and Articles of Association (as it may be amended from time to time, the “Cayman

Constitutional Documents”) and the proposed amended and restated certificate of incorporation of New Bridger (the “New Bridger Certificate of Incorporation”), presented separately in accordance with the United States Securities and Exchange Commission requirements (collectively, the “Non-Binding Governance Proposals”);

Proposal No. 6 — The Incentive Plan Proposal — to consider and vote upon a proposal to approve and assume by ordinary resolution, the Bridger Aerospace Group Holdings, Inc. 2022 Omnibus Incentive Plan and any grants or awards issued thereunder (the “Incentive Plan Proposal”);

Proposal No. 7 — The ESPP Proposal — to consider and vote upon a proposal to approve by ordinary resolution, the Bridger Aerospace Group Holdings, Inc. 2022 Employee Stock Purchase Plan (the “ESPP Proposal”);

Proposal No. 8 — The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient shares represented to constitute a quorum necessary to conduct business at the extraordinary general meeting or for the approval of one or more proposals at the extraordinary general meeting or to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to JCIC shareholders (the “Adjournment Proposal”).

Each of Proposals No. 1, 2, 3, 4, 6 and 7 (the “Condition Precedent Proposals”) are cross-conditioned on the approval of the others. If our shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement may be terminated and the Business Combination may not be consummated. Each of the Condition Precedent Proposals is conditioned on the approval and adoption of each of the other Condition Precedent Proposals unless such condition is waived by the applicable parties to the Merger Agreement. Proposal No. 8 is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. Proposal No. 5 is constituted of non-binding advisory proposals.

Recommendation of the JCIC Board

The JCIC Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of JCIC and its shareholders and recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Organizational Documents Proposal, “FOR” the Non-Binding Governance Proposals, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of JCIC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of JCIC and its shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, JCIC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of JCIC’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

Record date; Who is Entitled to Vote

JCIC shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned JCIC Ordinary Shares at the close of business on [●], 2022, which is the record date for the extraordinary general meeting. Shareholders will have one vote for each JCIC ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. As of the close of business on the record date, there were 34,500,000 JCIC Class A Ordinary Shares issued and outstanding, and 8,625,000 JCIC Class B Ordinary Shares issued and outstanding.

Quorum

A quorum of JCIC shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold a majority of the issued and outstanding JCIC Ordinary Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, [●] JCIC Ordinary Shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to JCIC but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non- routine” proposals, such as the Business Combination Proposal or any of the other Condition Precedent Proposals.

Vote Required for Approval

The approval of each of the Business Combination Proposal, Non-Binding Governance Proposals, the Share Capital Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the JCIC Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The approval of each of the Merger Proposal and the Organizational Documents Proposal require a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the JCIC Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Each of the Business Combination Proposal, the Organizational Documents Proposal, the Incentive Plan Proposal and the ESPP Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals unless such condition is waived by the parties to the Merger Agreement. The Adjournment Proposal and the Non-Binding Governance Proposals are not conditioned on any other approval.

Voting Your Shares

Each JCIC ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of JCIC Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are four ways to vote your JCIC Ordinary Shares at the extraordinary general meeting:

You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the JCIC Board “FOR” the Business Combination Proposal, “FOR” the Organizational Documents Proposal, “FOR” the Non-Binding Governance Proposals, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

You can vote online by visiting www. [●].com, 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time on [●], 2022 (have your proxy card in hand when you visit the website).

You can vote by phone by calling toll-free (within the U.S. or Canada) [●] (have your proxy card in hand when you call).

You can attend the extraordinary general meeting in person or via internet webcast and vote electronically.

Revoking Your Proxy

If you are an JCIC shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify JCIC’s president in writing before the extraordinary general meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting in person or electronically, revoke your proxy, and vote in person or electronically, as indicated above.

Who Can Answer Your Questions About Voting Your JCIC Ordinary Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your JCIC Ordinary Shares, you may call D.F. King & Co., Inc., JCIC’s proxy solicitor, by calling (888) 567-1626, or banks and brokers can call collect at (212) 269-5550, or by emailing JCIC@dfking.com.

Redemption Rights

Pursuant to the Cayman Constitutional Documents, a JCIC shareholder may request of JCIC that JCIC redeem all or a portion of its JCIC Class A Ordinary Shares for cash, out of funds legally available therefor, if the Business Combination is consummated. As a holder of JCIC Class A Ordinary Shares, you will be entitled to receive cash for any JCIC Class A Ordinary Shares to be redeemed only if you:

(i)	hold JCIC Class A Ordinary Shares;

(ii)

submit a written request to Continental, JCIC’s transfer agent, in which you (i) request that JCIC redeem all or a portion of your JCIC Class A Ordinary Shares for cash, and (ii) identify yourself as the beneficial holder of the JCIC Class A Ordinary Shares and provide your legal name, phone number and address; and

(iii)	deliver your JCIC Class A Ordinary Shares to Continental, JCIC’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their JCIC Class A Ordinary Shares in the manner described above prior to 5:00 p.m., Eastern Time, on [●], 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. JCIC’s public shareholders may elect to redeem all or a portion of the JCIC Class A Ordinary Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the JCIC Class A Ordinary Shares submitted for redemption will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the JCIC

Class A Ordinary Shares that it holds and timely delivers its shares to Continental, JCIC’s transfer agent, JCIC will redeem such JCIC Class A Ordinary Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of [●], 2022, this would have amounted to approximately $[●] per issued and outstanding JCIC public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its JCIC Class A Ordinary Shares for cash and will no longer own JCIC Class A Ordinary Shares.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. JCIC Ordinary Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of JCIC Class A Ordinary Shares, may not be withdrawn once submitted to JCIC unless the JCIC Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). If you submit a redemption request to Continental, JCIC’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request to withdraw the redemption request. You may make such request by contacting Continental, JCIC’s transfer agent, at the phone number or address listed in see “Questions and answers — Q: Who can help answer my questions?”

Any corrected or changed written exercise of redemption rights must be received by Continental, JCIC’s transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s JCIC Class A Ordinary Share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to Continental, JCIC’s transfer agent, at least two business days prior to the vote at the extraordinary general meeting.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its JCIC Class A Ordinary Shares with respect to more than an aggregate of 15% of the JCIC Class A Ordinary Shares.

Accordingly, if an JCIC public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the JCIC Class A Ordinary Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor has, pursuant to the Sponsor Agreement, agreed to, among other things, vote all of its JCIC Class A Ordinary Shares and founder shares in favor of the proposals being presented at the extraordinary general meeting and waive its redemption rights with respect to such shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns approximately 8,550,000 of the issued and outstanding JCIC Ordinary Shares. See “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Ancillary Agreements — Sponsor Insider Agreement” in this proxy statement/prospectus for more information related to the Sponsor Agreement.

The closing price of the JCIC Class A Ordinary Shares on [●], 2022 was $[●]. For illustrative purposes, as of [●], 2022, funds in the Trust Account plus accrued interest thereon totaled approximately $[●] or approximately $[●] per issued and outstanding JCIC Class A Ordinary Share.

Prior to exercising redemption rights, JCIC’s public shareholders should verify the market price of the JCIC Class A Ordinary Shares as they may receive higher proceeds from the sale of their JCIC Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. JCIC cannot assure its shareholders that they will be able to sell their JCIC Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

Neither JCIC’s shareholders nor JCIC’s warrant holders have appraisal rights in connection with the Business Combination or the Transactions under the Cayman Islands Companies Act. JCIC’s shareholders may be entitled to give notice to JCIC prior to the meeting that they wish to dissent to the Third Merger and to receive payment of fair market value for his or her JCIC shares if they follow the procedures set out in the Cayman Islands Companies Act, noting that any such dissention rights may be limited pursuant to Section 239 of the Cayman Islands Companies Act which states that no such dissention rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the Third Merger are listed on a national securities exchange. It is JCIC’s view that such fair market value would equal the amount which JCIC shareholders would obtain if they exercise their redemption rights as described herein.

Proxy Solicitation Costs

JCIC is soliciting proxies on behalf of the JCIC Board. This solicitation is being made by mail but also may be made by telephone or in person. JCIC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. JCIC will bear the cost of the solicitation.

JCIC has engaged [●] to assist in the proxy solicitation process. JCIC will pay [●] a fee of $[●] plus disbursements.

JCIC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. JCIC will reimburse them for their reasonable expenses.

SHAREHOLDER PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Summary of the Merger Agreement

The summary of the material provisions of the Merger Agreement set forth below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and which is incorporated by reference in this proxy statement/prospectus. All shareholders are encouraged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the Business Combination.

On August 3, 2022, JCIC entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among JCIC, Wildfire New PubCo, Inc., a Delaware corporation and direct, wholly owned subsidiary of JCIC (“New Bridger”), Wildfire Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of New Bridger (“Wildfire Merger Sub I”), Wildfire Merger Sub II, Inc., a Delaware corporation and direct, wholly owned subsidiary of New Bridger (“Wildfire Merger Sub II”), Wildfire Merger Sub III, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of New Bridger (“Wildfire Merger Sub III”), Wildfire GP Sub IV, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of New Bridger (“Wildfire GP Sub IV” and together with Wildfire Merger Sub I, Wildfire Merger Sub II and Wildfire Merger Sub III, the “Merger Subs”), BTOF (Grannus Feeder) – NQ L.P., a Delaware limited partnership (“Blocker”), and Bridger Aerospace Group Holdings, LLC, a Delaware limited liability company (“Bridger”).

Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction (the “Business Combination” and together with the other transactions contemplated by the Merger Agreement, the “Transactions”), pursuant to which, among other things, (i) Wildfire Merger Sub I will merge with and into Blocker (the “First Merger”), with Blocker as the surviving entity of the First Merger, upon which Wildfire GP Sub IV will become general partner of such surviving entity, (ii) Wildfire Merger Sub II will merge with and into JCIC (the “Second Merger”), with JCIC as the surviving company of the Second Merger (the “Second Surviving Company”), and (iii) Wildfire Merger Sub III will merge with and into Bridger (the “Third Merger” and together with First Merger and Second Merger, the “Mergers”), with Bridger as the surviving company of the Third Merger. Following the Mergers, each of Blocker, JCIC, and Bridger will be a subsidiary of New Bridger, and New Bridger will become a publicly traded company.

Closing of the Transactions

The Closing is expected to take place three business days following the satisfaction or waiver of the conditions described below under the subsection entitled “—Conditions to Closing,” unless JCIC or Bridger agree in writing to another time or unless the Merger Agreement is terminated. The Business Combination is expected to be consummated promptly after the approval by JCIC’s public shareholders at the extraordinary general meeting of such shareholders described in this proxy statement/prospectus.

Merger Consideration

The Merger Agreement provides that the aggregate consideration to be paid to the direct or indirect equityholders of Bridger (other than the holders of Bridger Series C Preferred Shares (“Aggregate Common Stock Consideration”)) at the Closing will consist of a number of shares of common stock of New Bridger (“New Bridger Common Stock”) equal to (i) (A) Net Equity Value minus (B) the aggregate stated value of Bridger Series C Preferred Shares outstanding as of immediately prior to the effective time of the First Merger (the “First Effective Time”) and any accrued and unpaid interest thereon since the end of immediately preceding semi-annual distribution period, which amounts are to be determined in accordance with Bridger’s current limited liability company agreement, minus (C) if the amount remaining in the trust account after allocating funds to the redemption (“JCIC Shareholder Redemption”) of JCIC Class A Ordinary Shares is less than $20,000,000, the excess of the aggregate fees and expenses for legal counsel, accounting advisors, external auditors and financial advisors incurred by Blocker and certain of its affiliates, Bridger or its subsidiaries in connection with the Transactions, over $6,500,000, if any, divided by (ii) $10.00.

In addition, the aggregate consideration to be paid to holders of Bridger Series C Preferred Shares at the Closing will consist of a number of shares of Series A preferred stock of New Bridger (“New Bridger Series A Preferred Stock”) equal to the number of Bridger Series C Preferred Shares outstanding as of immediately prior to the effective time of the First Merger. Shares of New Bridger Series A Preferred Stock will have rights and preferences that mirror certain rights and preferences currently held by the holders of Bridger’s Series C Preferred Shares, including (i) cumulative, compounding dividends (initially anticipated to be 7.00% but to eventually increase to 11.00% after April 25, 2029 and subject to further increase upon the occurrence of certain events); (ii) a liquidation preference equal to the initial issuance price plus all accrued and unpaid dividends, whether or not declared (the “Series A Preferred Stated Value”); (iii) mandatory redemption by New Bridger after April 25, 2032 for an amount equal to the aggregate Series A Preferred Stated Value; (iv) optional redemption (in whole or in part) by New Bridger at any time on or after April 25, 2027 for an amount equal to the aggregate Series A Preferred Stated Value (subject to a make-whole in the event of a redemption in connection with a change of control transaction prior to April 25, 2027); (v) optional conversion at the option of the holders into shares of New Bridger Common Stock equal to the Series A Preferred Stated Value divided by $11.00 per share (or $9.00 per share if converted within 30 days following the Closing Date); and (vi) certain consent rights with respect to the issuance by New Bridger of senior or pari passu equity securities, dividend payments to holders of New Bridger Common Stock prior to repayment of a liquidation preference, any liquidation, dissolution or winding up of New Bridger, certain change of control transactions if the full liquidation preference is not paid and certain amendments that would adversely affect the holders of New Bridger Series A Preferred Stock. The foregoing description of the terms of the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by the proposed Certificate of Incorporation of New Bridger.

First Effective Time

The Merger Agreement provides that at the effective time of the First Merger (the “First Effective Time”): (i) the partnership interests of Blocker outstanding immediately prior to the First Effective Time will be converted into the right to receive an aggregate number of shares of New Bridger Common Stock equal to the product of (x) the Per Share Common Stock Consideration and (y) the number of Class B common shares of Bridger held by Blocker immediately prior to the First Effective Time, which consideration will be allocated among the holders of the general partnership interests and limited partnership interests of Blocker (as of immediately prior to the First Effective Time) and (ii) the outstanding common stock of Wildfire Merger Sub I shall be converted into and become general partnership and limited partnership interests of surviving entity following the First Merger (the “First Surviving Limited Partnership”), which shall constitute one hundred percent (100%) of the outstanding equity of First Surviving Limited Partnership, to be owned by Wildfire GP Sub IV and New Bridger as provided in an amended and restated limited partnership agreement of First Surviving Limited Partnership in the form to be mutually agreed upon by JCIC, Bridger and Blocker in good faith prior to the Closing. The “Per Share Common Stock Consideration” means the Aggregate Common Stock Consideration divided by the number of common shares of Bridger (“Bridger Common Shares”) issued and outstanding (other than any Bridger Common Shares held by Bridger in its treasury and any equity awards with respect to Bridger Common Shares granted after the date of the Merger Agreement and prior to Closing pursuant to the Omnibus Incentive Plan in the form of “restricted share units” or similar full value equity equivalents) as of immediately prior to the respective Effective Time (as defined below).

Second Effective Time

The Merger Agreement provides that at the effective time of the Second Merger (the “Second Effective Time”), by virtue of the Second Merger:

a)

each ordinary share of JCIC (“JCIC Ordinary Share”) issued and outstanding immediately prior to the Second Effective Time (other than JCIC Excluded Shares (as defined below)) will be converted into one share of New Bridger Common Stock;

b)

each share of common stock of Wildfire Merger Sub II issued and outstanding immediately prior to the Second Effective Time will be converted into and become one share of common stock of the Second Surviving Company;

c)

each JCIC Ordinary Share issued and outstanding immediately prior to the Second Effective Time with respect to which a JCIC shareholder has validly exercised its redemption rights (collectively, the “Redemption Shares”) will not be converted into and become a share of New Bridger Common Stock, and will at the Second Effective Time be converted into the right to receive from the Second Surviving Company, in cash, an amount per share calculated in accordance with such shareholder’s redemption rights; and

d)

at the Second Effective Time, by virtue of the assumption of the warrant agreement, dated as of January 26, 2021, between JCIC and Continental Stock Transfer & Trust Company, a New York corporation, by New Bridger, each warrant of JCIC that entitles its holder to purchase one share of Class A ordinary share of JCIC at a price of $11.50 per share (“JCIC Warrant”) that is outstanding immediately prior to the Second Effective Time will automatically and irrevocably be modified to provide that such JCIC Warrant will be entitled to purchase one share of New Bridger Common Stock on the same terms and conditions.

“JCIC Excluded Shares” means, without duplication, (i) the Redemption Shares, (ii) JCIC Ordinary Shares (if any), that, at the respective Effective Time, are held in the treasury of JCIC and (iii) JCIC Ordinary Shares (if any), that are owned by Bridger and its subsidiaries.

Third Merger

The Merger Agreement provides that at the effective time of the Third Merger (the “Third Effective Time”), each Bridger Common Share will be converted into the right to receive a number of shares of New Bridger Common Stock equal to the Per Share Common Stock Consideration and each Bridger Series C Preferred Share will be converted into the right to receive one share of New Bridger Series A Preferred Stock. The limited liability company interests of Wildfire Merger Sub III outstanding immediately prior to the Third Effective Time will be converted into and become the limited liability company interests of the surviving company (“Third Surviving Company”), which will constitute one hundred percent (100%) of the outstanding equity of the Third Surviving Company. The (i) Bridger Common Shares and Bridger Series C Preferred Shares (if any) (together with Bridger Common Shares, the “Bridger Shares”) that are held in the treasury of Bridger or its subsidiaries at the Third Effective Time and (ii) Bridger Shares that are held by JCIC or any of its affiliates at the Third Effective Time, will be cancelled and no consideration will be paid or payable with respect thereto.

Representations and Warranties

The Merger Agreement contains representations and warranties of Bridger and its subsidiaries (the “Bridger Parties”) relating, among other things, to:

a)	organization;

b)	subsidiaries;

c)	due authorization;

d)	no conflict;

e)	governmental authorities; consents;

f)	current capitalization;

g)	capitalization of subsidiaries;

h)	financial statements;

i)	undisclosed liabilities;

j)	litigation and proceedings;

k)	compliance with laws;

l)	contracts; no defaults;

m)	benefit plans;

n)	labor matters;

o)	taxes;

p)	insurance;

q)	permits;

r)	real property;

s)	equipment and other tangible property;

t)	intellectual property and IT security;

u)	data privacy;

v)	environmental matters;

w)	absence of changes;

x)	brokers’ fees;

y)	related party transactions;

z)	customers and vendors;

aa)	registration statement and proxy statement;

bb)	FAA certificate matters; and

cc)	aircraft matters.

The Merger Agreement contains representations and warranties of JCIC and Merger Sub (the “JCIC Parties”) relating, among other things, to:

a)	corporate organization;

b)	subsidiaries;

c)	due authorization;

d)	no conflict;

e)	litigation and proceedings;

f)	governmental authorities; consents;

g)	compliance with laws;

h)	financial ability; Trust Account;

i)	brokers’ fees;

j)	SEC reports; financial statements; Sarbanes-Oxley Act; undisclosed liabilities;

k)	business activities;

l)	taxes;

m)	capitalization;

n)	Nasdaq listing;

o)	Sponsor Agreement;

p)	agreements;

q)	title to property;

r)	Investment Company Act;

s)	interest in competitors;

t)	registration statement and proxy statement; and

u)	absence of changes.

The Merger Agreement contains representations and warranties of Blocker relating, among other things, to:

a)	organization of Blocker;

b)	due authorization;

c)	no conflict;

d)	litigation and proceedings;

e)	governmental authorities; consents;

f)	capitalization, assets and liabilities; and

g)	taxes.

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of Bridger Parties are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Merger Agreement, a material adverse effect with respect to Bridger (“Material Adverse Effect”) means any event, circumstance, change or effect that, individual or in the aggregate with all other events, circumstances, changes and effects, (i) has or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities, operations or financial condition of Bridger Parties, taken as a whole or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by Bridger of its obligations under the Merger Agreement or the consummation of the Mergers.

Provided however, that in no event shall any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the results of operations or financial condition of Bridger Parties, taken as a whole:

a)	any change in applicable laws or GAAP or any interpretation thereof;

b)	any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally;

c)

the announcement or the execution of the Merger Agreement, the pendency or consummation of the Mergers or the performance of the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees;

d)	any change generally affecting any of the industries or markets in which any of Bridger Parties operate or the economy as a whole;

e)	any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of god or other force majeure event;

f)

any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Bridger operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack, upon any person or country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel;

g)

any failure of Bridger Parties, taken as a whole, to meet any projections, forecasts or budgets; provided, that this clause shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect) and;

h)

COVID-19 or any law, directive, pronouncement or guideline issued by a governmental authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such law, directive, pronouncement or guideline or interpretation thereof following the date of the Merger Agreement or the any of the Bridger Party’s compliance therewith;

In the case of clauses (a), (b), (d), (e), (f) and (h), such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on Bridger Parties, taken as a whole, as compared to other industry participants.

Covenants

Each of the parties to the Merger Agreement has agreed to use reasonable best efforts to obtain required consents and approvals from any governmental authority or commercially reasonable efforts in the case of consents from third parties. Each of the parties to the Merger Agreement has also agreed to cooperate and use its respective commercially reasonable efforts to take or cause to be taken such other actions as may be necessary to consummate the Business Combination as promptly as practicable, and (b) use commercially reasonable efforts to take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of the other party or otherwise to comply with the Merger Agreement and to consummate the Business Combination as soon as practicable.

Prior to the Closing, Bridger has agreed to, and agreed to cause its subsidiaries to, except as contemplated or permitted by the Merger Agreement or the other Transaction Agreements, set forth on the Bridger schedules to the Merger Agreement (the “Bridger Schedules”) or consented to by JCIC (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use its commercially reasonable efforts to operate its business in the ordinary course of business, including complying with and maintaining all material permits necessary for the lawful conduct of its business.

Bridger has agreed that, unless otherwise required or permitted under the Merger Agreement, and subject to certain disclosed exceptions, neither Bridger nor its subsidiaries will take the following actions during the interim period between signing of the Merger Agreement and Closing, among others, without the prior written consent of JCIC (which consent will not be unreasonably conditioned, withheld, delayed or denied):

•	change or amend the certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents of Bridger or any of its subsidiaries;

•

(i) issue, deliver, sell, transfer, pledge, dispose of or place any lien (other than a permitted lien) on any shares of capital stock or any other equity or voting securities of Bridger or any of its subsidiaries, (ii) issue or grant any options, warrants, restricted stock units, performance stock units or other rights to purchase or obtain any shares of capital stock or any other equity, equity-based or voting securities of Bridger or any of its subsidiaries or (iii) make, declare, set aside, establish a record date for or pay any dividend or distribution other than any dividends or distributions from any wholly owned subsidiary of Bridger either to Bridger or any other wholly owned subsidiaries of Bridger;

•

sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any lien (other than permitted liens) on, or otherwise dispose of, any material assets, rights or properties (including intellectual property) of Bridger and its subsidiaries, taken as a whole, other than (i) granting non-exclusive licenses to its customers in the ordinary course of business, (ii) the sale of goods and services to its customers, or (iii) the sale or other disposition of IT systems deemed by Bridger in its reasonable business judgment to be obsolete or no longer be material to the business of Bridger and its subsidiaries, in each such case (i), (ii) and (iii), in the ordinary course of business;

•

disclose any material trade secrets of Bridger or any of its subsidiaries to any person (other than in the ordinary course of business pursuant to a valid and enforceable written contract restricting the disclosure and use thereof);

•

(i) cancel or compromise any claim or indebtedness owed to Bridger or any of its subsidiaries, or (ii) settle any pending or threatened action, (A) if such settlement would require payment by Bridger in an amount greater than $1,000,000, individually or $5,000,000 in the aggregate, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief, specific performance, or provides for any restrictive covenants on the business or activities of Bridger or any of its subsidiaries or (C) to the extent such settlement involves a governmental authority or alleged criminal wrongdoing;

•

waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened action) or compromise or settle any liability, other than in the ordinary course of business consistent with past practice or where such waiver, release, compromise, settlement or satisfaction involves only monetary damages not to exceed $1,000,000 in the aggregate;

•

directly or indirectly acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or person or division thereof;

•

materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of Bridger’s or any of its subsidiary’s rights thereunder;

•	enter into, materially amend or terminate any material leases;

•

make any loans or advance any money or other property to any person except for (A) advances in the ordinary course of business to Bridger’s employees for expenses and (B) prepayments and deposits paid to suppliers of Bridger or any of its subsidiaries in the ordinary course of business;

•

redeem, purchase or otherwise acquire, any shares of capital stock (or other equity interests) of Bridger or any of its subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of Bridger or any of its subsidiaries;

•

adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares of capital stock or other equity interests or securities of Bridger or any of its subsidiaries;

•

make any change in its customary accounting principles, procedures or policies, or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of Bridger and its subsidiaries, other than as may be required by applicable law, GAAP or regulatory guidelines;

•

adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Bridger (other than the transactions contemplated by the Merger Agreement);

•

make, revoke or change any material tax election, adopt or change any material accounting method with respect to taxes, file any amended material tax return, settle or compromise any material tax liability, enter into any material closing agreement with respect to any tax, surrender any right to claim a material refund of taxes, prepare or file any material tax returns in a manner which is inconsistent with past practices (unless otherwise required by applicable law), consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment;

•	change its residence for any tax purposes;

•

directly or indirectly, incur, or modify in any material respect the terms of, any indebtedness (other than (i) indebtedness under certain Bridger financing agreements or capital leases entered into in the ordinary course of business or (ii) indebtedness that is repaid at Closing);

•

grant or pay, commit to grant or pay, or fund any equity or equity-related award or profit sharing award or other similar payment or benefit, in each case, to any current or former employee, director, manager, partner, consultant of, or individual service provider to, Bridger or its subsidiaries;

•

voluntarily fail to maintain in full force and effect or renew when due material insurance policies covering Bridger and its subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices;

•

enter into, renew or amend in any material respect, any transaction with any person that, to the knowledge of Bridger, is an affiliate of Bridger (excluding ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or equityholders who are Bridger’s employees);

•

enter into any agreement that materially restricts the ability of Bridger or its subsidiaries to engage or compete in any material line of business or in any geographic territory or enter into a new material line of business;

•	change, amend or terminate any certain services agreement amendments; or

•	enter into any agreement, or otherwise become obligated, to do any action prohibited by the Merger Agreement.

JCIC has agreed that, unless otherwise required or permitted under the Merger Agreement, and subject to certain disclosed exceptions, neither JCIC nor its subsidiaries will take the following actions during the interim period between signing of the Merger Agreement and Closing, among others, without the prior written consent of Bridger (which consent will not be unreasonably conditioned, withheld, delayed or denied):

•	change, modify or amend the Trust Agreement or the organizational documents of JCIC;

•

(A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, JCIC; (B) split, combine or reclassify any capital stock of, or other equity interests in, JCIC; or (C) other than in connection with JCIC Shareholder Redemption or as otherwise required by the organizational documents of JCIC in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, JCIC;

•

make, change or revoke any material tax election, adopt or change any material accounting method with respect to taxes, file any amended material tax return, settle or compromise any material tax liability, enter into any material closing agreement with respect to any tax, surrender any right to claim a material refund of taxes, prepare or file any material tax returns in a manner which is inconsistent with past practices (unless otherwise required by applicable law) or consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment;

•

enter into, renew or amend in any material respect, any transaction or contract with an affiliate of JCIC (including, for the avoidance of doubt, (x) any director or officer of JCIC or anyone related by blood, marriage or adoption to any such person and (y) any person with whom any director or officer of JCIC has a direct or indirect legal or contractual relationship or beneficial ownership interest of 5% or greater) or any other JCIC Affiliate Agreement;

•

waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened action) or compromise or settle any liability;

•

adopt or amend any JCIC employee benefit plan (or any plan, policy or arrangement that would be a JCIC employee benefit plan if so adopted), or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any director, officer, employee or contractor, or increase the salaries or wage rates of its directors, officers, employees or independent contractors other than in the ordinary course consistent with past practices;

•	acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or person or division thereof or otherwise acquire any assets;

•	adopt a plan of complete or partial liquidation, dissolution, merger, division transaction, consolidation or recapitalization;

•	incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness;

•

(A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, JCIC (including any JCIC Preferred Stock) or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests or (B) amend, modify or waive any of the terms or rights set forth in, any JCIC Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

•	authorize any of, or commit or agree to take, whether in writing or otherwise, any of, the foregoing actions.

Securities Law Filings

As promptly as practicable following the execution and delivery of the Merger Agreement, JCIC (with the assistance and cooperation of Bridger as reasonably requested by JCIC) shall use reasonable best efforts to prepare, and cause New Bridger to file with the SEC, the Registration Statement in connection with the registration under the Securities Act of the New Bridger Warrants and the shares of New Bridger Common Stock to be issued under the Merger Agreement to shareholders of JCIC and holders of Bridger Shares that did not execute the written consent.

Each of JCIC and Bridger shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If JCIC or Bridger becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable law, then (x) such party shall promptly inform the other parties and (y) JCIC and Bridger shall cooperate fully and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned) an amendment or supplement to the Registration Statement. JCIC shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that New Bridger or JCIC receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

Antitrust Approvals

Promptly, and in any event within ten business days, following the execution of the Merger Agreement, JCIC and Bridger are each required to make all pre-merger notification filings required under the HSR Act. The parties submitted filings required under the HSR Act in connection with the transactions contemplated by the Merger Agreement on August 17, 2022. The initial 30-day waiting period under the HSR Act with respect to the Transactions expired at 11:59 p.m. Eastern Time on September 16, 2022.

Modification in Recommendation

The Merger Agreement provides that the JCIC Board shall not withdraw, amend, qualify or modify the JCIC Board Recommendation (any such withdrawal, amendment, qualification or modification being, a “Modification in Recommendation”); provided, that the JCIC Board may make a Modification in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Modification in Recommendation would be inconsistent with its fiduciary obligations to JCIC under applicable law; provided, further, that: (i) JCIC shall have delivered written notice to Bridger of its intention to make a Modification in Recommendation at least five (5) business days prior to the taking of such action by JCIC, (ii) during such period and prior to making a Modification in Recommendation, if requested by Bridger, JCIC shall have negotiated in good faith with Bridger regarding any revisions or adjustments proposed by Bridger to the terms and conditions of c as would enable the JCIC Board to reaffirm the JCIC Board Recommendation and not make such Modification in Recommendation and (iii) if Bridger requested negotiations in accordance with clause (ii), JCIC may make a Modification in Recommendation only if the JCIC Board, after considering in good faith any revisions or adjustments to the terms and conditions of JCIC that Bridger shall have, prior to the expiration of the five (5) business day period, offered in writing to JCIC, continues to determine in good faith that failure to make a Modification in Recommendation would be inconsistent with its fiduciary duties to JCIC under applicable law. To the fullest extent permitted by applicable law, (x) JCIC’s obligations to establish a record date for, duly call, give notice of, convene and hold the extraordinary general meeting shall not be affected by any Modification in Recommendation and (y) JCIC agrees to establish a record date for, duly call, give notice of, convene and hold the extraordinary general meeting and submit for approval certain shareholder matters and (z) provided that there has been no Modification in Recommendation, JCIC shall use its reasonable best efforts to take all actions necessary to obtain the approval of the shareholders of JCIC with respect thereto at the extraordinary general meeting, including as such extraordinary general meeting may be adjourned or postponed in accordance with the Merger Agreement, including by soliciting proxies in accordance with applicable law for the purpose of seeking the approval of the shareholders of JCIC.

Notwithstanding anything to the contrary contained in the Merger Agreement, JCIC shall be entitled to (and, in the case of the following clauses (A) and (C), at the request of Bridger, shall) postpone or adjourn the extraordinary general meeting for a period of no longer than 20 days (excluding any adjournments required by applicable law): (A) to ensure that any supplement or amendment to the Proxy Statement that the JCIC Board has determined in good faith is required by applicable law is disclosed to JCIC’s shareholders and for such supplement or amendment to be promptly disseminated to JCIC’s shareholders prior to the extraordinary general meeting; (B) if, as of the time for which the extraordinary general meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient JCIC Class A Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the extraordinary general meeting; or (C) in order to solicit additional proxies from shareholders for purposes of obtaining approval of JCIC Shareholder Matters; provided, that in the event of any such postponement or adjournment, the extraordinary general meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Exclusivity

The Merger Agreement provides that during the interim period between signing of the Merger Agreement and Closing, Bridger shall not take, nor shall it permit any of its affiliates or representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any person (other than JCIC and/or any of its affiliates or representatives) concerning any purchase of all or a material portion of Bridger’s equity securities or the issuance and sale of any securities of, or membership interests in, Bridger or its subsidiaries (other than any purchases of equity securities by Bridger from employees of Bridger or its subsidiaries) or any merger or sale of substantial assets involving Bridger or its subsidiaries, other than immaterial assets or assets sold in the ordinary course of business or transactions permitted by the Merger Agreement (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”). Bridger shall, and shall cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction. Bridger shall notify JCIC of any submissions, proposals or offers made with respect to an Acquisition Transaction and provide copies of any such submissions, proposals, or offers to JCIC, as soon as practicable following Bridger’s awareness thereof (but no later than two (2) business days following Bridger’s receipt thereof).

The Merger Agreement provides that during the Interim Period, JCIC shall not take, nor shall it permit any of its affiliates or representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than Bridger, its shareholders and/or any of their affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with Bridger, its shareholders and their respective affiliates and representatives. JCIC shall, and shall cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Other Covenants and Agreements

The Merger Agreement contains other covenants and agreements, including covenants related to:

•	the intended tax treatment of the transactions contemplated by the Merger Agreement;

•

Bridger, JCIC and Blocker providing each other with reasonable access to the properties, books, contracts, commitments, tax returns, records and appropriate officers and employees of each respective party and their subsidiaries, as such party and its representatives may reasonably request for the purposes of furthering the transactions or for purposes of consummating the Transaction;

•	confidentiality and publicity relating to the Merger Agreement and the transactions contemplated thereby;

•	the execution and delivery to the other parties of the Stockholder Agreement and the A&R Registration Rights Agreement, as applicable;

•	the resignation and election of the board of the directors of each of Bridger, Blocker, New Bridger and JCIC;

•	certain foreign stock record registration obligations by New Bridger;

•	indemnification obligations of New Bridger and Bridger with respect to each present and former director, manager and officer of New Bridger, Bridger and JCIC and each of their respective subsidiaries;

•	certain aircraft registration certificate obligations by Bridger;

•	the transfer of all issued and outstanding equity interests of Mountain Air to Bridger or its subsidiaries;

•	Bridger obtaining any consents and approvals that are or may be required in connection with the Transactions;

•	contact by Bridger with the Helena Flight Standards District Office to discuss the continuing validity of certain certificates in connection with the Transaction;

•	registration by Bridger with the International Registry for certain listed aircraft objects;

•	Bridger using commercially reasonable efforts to cause certain listed International Interests to be removed;

•	acknowledgement and consent of the Blocker Restructuring by JCIC and Bridger;

•	JCIC taking all actions reasonably necessary to maintain its status as an “emerging growth company”;

•	JCIC timely filing all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

•	procedures and obligations of JCIC in connection with litigation relating to the Merger Agreement;

•

JCIC taking all commercially reasonable steps as may be required (to the extent permitted under applicable law) to cause any acquisition or disposition of JCIC Class A Ordinary Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to JCIC to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with (and to the extent permitted by) applicable SEC rules and regulations and interpretations of the SEC staff;

•

JCIC using its reasonable best efforts to maintain the listing of the JCIC Class A Ordinary Shares and JCIC Warrants on Nasdaq. New Bridger will use reasonable best efforts to obtain, and JCIC and Bridger will use reasonable best efforts to cooperate with New Bridger to obtain, a listing of New Bridger Common Stock and New Bridger Warrants to be listed on Nasdaq, effective as of the Closing.

Survival

The representations, warranties, agreements and covenants in the Merger Agreement terminate at the Effective Time, except for the covenants and agreements which by their terms expressly apply in whole or in part after such time (and only with respect to breaches occurring after the Closing).

Conditions to Closing

General Conditions

The obligations of the parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

•

any consent, approval or clearance with respect to, or terminations or expiration of any applicable waiting period(s) (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the FTC and/or the DOJ, as applicable) imposed under the HSR Act in respect of the Transactions shall have been obtained, shall have been received or shall have been expired or terminated, as the case may be; and All required consents and approvals from the Regulatory Consent Authorities listed on the Bridger Schedules shall have been obtained;

•	not be in force any governmental order or law enjoining or prohibiting the consummation of the Transactions.

•	JCIC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

•	all required consents and approvals from the Regulatory Consent Authorities set forth on the Bridger Schedules shall have been obtained;

•

the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending; and

•

the (i) shares of New Bridger Common Stock and (ii) New Bridger Warrants to be issued in respect of JCIC Public Warrants, in each case, in connection with the Transactions, shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

JCIC Parties Conditions to Closing

The obligations of JCIC Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by JCIC:

•

Each of the representations and warranties of the Bridger Parties, as applicable, contained in Section 5.01 (Organization of the Company), Section 5.03 (Due Authorization), and Section 5.24 (Brokers’ Fees) of the Merger Agreement (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

•	The representations and warranties of Bridger contained in Section 5.23(a) (No Material Adverse Effect) of the Merger Agreement shall be true and correct in all respects as of the Closing Date.

•

Each of the representations and warranties of the Bridger Parties contained in Article V of the Merger Agreement (other than the Specified Representations and the representations and warranties of Bridger contained in Section 5.06 (Current Capitalization) and Section 5.23(a) (Absence of Changes) of the Merger Agreement) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, where the failure of such representations and warranties to be so true and correct, has not had a Material Adverse Effect.

•

The representations and warranties of Bridger contained in Section 5.06 (Current Capitalization) of the Merger Agreement shall be true and correct other than with respect to de minimis inaccuracies, as of the Closing Date, as though then made.

•

Each of the representations and warranties of the Blocker contained in Section 7.01 (Organization of Blocker) and Section 7.02 (Due Authorization) of the Merger Agreement (collectively, the “Specified Blocker Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

•

Each of the representations and warranties of Blocker contained in Article VII of the Merger Agreement (other than the Specified Blocker Representations and the representations and warranties of Blocker contained in Section 7.06 (Capitalization, Assets and liabilities) of the Merger Agreement)

shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, where the failure of such representations and warranties to be so true and correct, has not had, and would not reasonably be expected to have, a material adverse effect on the consummation of the Transactions or the ability of Blocker to consummate the Transactions as contemplated by the Merger Agreement.

•

The representations and warranties of Blocker contained in Section 7.06 (Capitalization, Assets and liabilities) of the Merger Agreement shall be true and correct other than with respect to de minimis inaccuracies, as of the Closing Date, as though then made.

•

The covenants and agreements of (i) each Bridger Party in the Merger Agreement to be performed as of or prior to the Closing shall have been performed in all material respects, and (ii) Blocker in the Merger Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

•

Bridger shall have delivered to JCIC a certificate signed by an officer of Bridger, dated the Closing Date, certifying that the conditions specified in Section 12.02(a)(i) through Section 12.02(a)(iv) and Section 12.02(b)(i) of the Merger Agreement have been fulfilled.

•

Blocker shall have delivered to JCIC a certificate signed by an officer of Blocker, dated the Closing Date, certifying that the conditions specified in Section 12.02(a)(v) through Section 12.02(a)(vii) and Section 12.02(b)(ii) of the Merger Agreement have been fulfilled.

•	Since the date of the Merger Agreement, there shall not have occurred a Material Adverse Effect.

•

Bridger shall have delivered to New Bridger a duly executed statement dated as of the Closing Date, in accordance with Treasury Regulations Section 1.1445-11T(d)(2), certifying that fifty percent (50%) or more of the value of the gross assets of Bridger do not consist of “United States real property interests” within the meaning of Section 897(c) of the Code or that ninety percent (90%) or more of the value of the gross assets of Bridger do not consist of “United States real property interests” within the meaning of Section 897(c) of the Code plus “cash or cash equivalents” within the meaning of Treasury Regulations Section 1.1445-11T(d)(1).

•

Blocker shall have delivered to New Bridger dated as of the Closing Date a certificate issued pursuant to Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3), including the required notice to the U.S. Internal Revenue Service, stating that an interest in Blocker is not a “United States real property interest” within the meaning of Section 897(c) of the Code.

Bridger Parties and Blocker Conditions to Closing

The obligation of the Bridger Parties and Blocker to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Bridger.

•

Each of the representations and warranties of JCIC contained in Article VI of the Merger Agreement (other than the representations and warranties of JCIC contained in Section 6.13 (Capitalization) of the Merger Agreement) shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse impact on JCIC or prevent or materially delay or impair the ability of JCIC to perform its obligations under the Merger Agreement or to consummate the transactions contemplated thereby.

•

The representations and warranties of JCIC contained in Section 6.13 (Capitalization) of the Merger Agreement shall be true and correct other than with respect to de minimis inaccuracies, as of the Closing Date, as though then made.

•	The covenants and agreements of JCIC in the Merger Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

•

JCIC shall have delivered to Bridger a certificate signed by an officer of JCIC, dated the Closing Date, certifying that the conditions specified in Section 12.03(a) and Section 12.03(b) of the Merger Agreement have been fulfilled.

•

Each of the covenants of each of the parties to the Sponsor Agreement required under the Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

•	New Bridger shall have delivered to Bridger executed copies of the A&R Registration Rights Agreement and Stockholder Agreement.

Waiver

Any party of the Merger Agreement may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body or authority, or officers thereunto duly authorized, waive any of the terms or conditions of the Merger Agreement or agree to an amendment or modification to the Merger Agreement in the manner contemplated by the Merger Agreement and by an agreement in writing executed in the same manner as the Merger Agreement.

Termination

The Merger Agreement may be terminated and the transactions abandoned, but not later than the Closing, as follows, provided that no party may terminate the Merger Agreement if its failure to fulfill any obligation thereunder has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date:

•	by written consent of Bridger and JCIC;

•

prior to the Closing, by written notice to Bridger from JCIC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Bridger set forth in the Merger Agreement, such that certain closing conditions would not be satisfied at the Closing, subject to a 30-day cure period, or (ii) the Closing has not occurred on or before January 26, 2023 (the “Termination Date”) (provided, that if JCIC obtains the approval of its shareholders for an Extension, JCIC or Bridger will have the right by providing written notice thereof to the other party to extend the Termination Date for an additional period equal to the shortest of (a) two (2) additional months, (b) the period ending on the last date for JCIC to consummate its Business Combination pursuant to such Extension, (c) such period as mutually agreed by JCIC and Bridger as the earliest practicable date for consummation of the Transactions and (d) the period ending on the date on which the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or a statute, rule or regulation);

•

prior to the Closing, by written notice to JCIC from Bridger if (i) there is any breach of any representation, warranty, covenant or agreement on the part of JCIC set forth in the Merger Agreement, such that certain closing conditions would not be satisfied at the Closing, subject to a 30-day cure period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or a statute, rule or regulation;

•

by written notice from Bridger if certain shareholder matters are not approved by the JCIC shareholders at the extraordinary general meeting (subject to any adjournment, postponement or recess of the meeting);

•

by written notice from JCIC to Bridger if Bridger fails to deliver to JCIC the written consent of the equityholders of Bridger consenting to the terms of the Merger Agreement and approving the Transactions within twenty-four (24) hours following the execution of the Merger Agreement; or

•

by written notice from Bridger to JCIC if there has been a withdrawal, amendment, qualification or modification in the recommendation of the board of directors of JCIC to the shareholders of JCIC to approve the Transactions.

Effect of Termination

In the event of proper termination of the Merger Agreement by JCIC or Bridger, the Merger Agreement will become void and have no effect, without any liability on the part of any party or its respective affiliates, officers, directors, employees, stockholders, or equityholders other than liability of any party for any fraud or Willful Breach (as defined in the Merger Agreement) of the Merger Agreement by such party occurring prior to such termination.

Fees and Expenses

Except as otherwise provided in the Merger Agreement, each party shall bear its own expenses incurred in connection with the Merger Agreement and the transactions herein contemplated if the Transactions are not consummated, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, New Bridger and its subsidiaries shall bear and pay, at or promptly after Closing, all of the transaction expenses incurred in connection with the Merger Agreement, the Transaction Agreements and the transactions contemplated thereby, including but not limited to, fees and expenses of counsel, accountants, consultants, advisors, investment bankers and financial advisors of each of JCIC and Bridger.

Amendments

The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by all parties and which makes reference to the Merger Agreement. The approval of the Merger Agreement by the equityholders of any of the parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the parties to properly terminate the Merger Agreement or to cause such party to enter into an amendment to the Merger Agreement.

Governing Law

The Merger Agreement, and all claims or causes of action based upon, arising out of, or related to the Merger Agreement or the transactions contemplated thereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Jurisdiction; Waiver of Trial by Jury

The Merger Agreement provides that any action based upon, arising out of or related to the Merger Agreement or the transactions contemplated thereby may be brought in federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action shall be heard and determined only in any such court, and agrees not to bring any action arising out of or relating to the Merger Agreement or the transactions contemplated thereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any action properly brought. Each of the parties irrevocably waives any and all right to trial by jury in any action based upon, arising out of or related to the Merger Agreement or the Transactions contemplated thereby.

Summary of the Ancillary Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The Sponsor Agreement, the form of A&R Registration Rights Agreement and the Stockholders Agreement are attached hereto as Annex B, Annex D and Annex C respectively. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

Sponsor Agreement

On August 3, 2022, in connection with the execution of the Merger Agreement, JCIC, each of its officers and directors and JCIC Sponsor LLC (the “Sponsor” and together with its officers and directors, “Sponsor Persons”) and New Bridger entered into a Sponsor Agreement (the “Sponsor Agreement”), pursuant to which, among other things, the Sponsor agreed to a forfeiture, effective as of immediately prior to the Closing, of the number of Class B ordinary shares of JCIC (“JCIC Class B Ordinary Shares”) equal to the sum of (a) 8,550,000 minus the number of Available Sponsor Shares (as defined below), and (b) if the amount remaining in the trust account after allocating funds to the JCIC Shareholder Redemption is less than $20,000,000, (i) the excess of the aggregate of fees and expenses for legal counsel, accounting advisors, external auditors and financial advisors incurred by JCIC in connection with the Transactions prior to Closing, but excluding any deferred underwriting fees, over $6,500,000, if any, divided by (ii) $10.00. “Available Sponsor Shares” means, (i) if the trust account is less than or equal to $50,000,000, after deducting all amounts payable in respect of the JCIC Shareholder Redemption, 4,275,000 JCIC Class B Ordinary Shares and (ii) if the trust account is greater than $50,000,000, after deducting all amounts payable in respect of the JCIC Shareholder Redemption, a number of JCIC Class B Ordinary Shares equal to (A) 8,550,000, multiplied by (B)(1) the amount in the trust account after deducting all amounts payable in respect of the JCIC Shareholder Redemption, divided by (2) $100,000,000; provided, that, in no event shall the Available Sponsor Shares exceed 8,550,000.

In addition, pursuant to the Sponsor Agreement, the Sponsor agreed to subject 20% of the Available Sponsor Shares (“Earnout Shares”) to a performance-based vesting schedule such that 50% of the Earnout Shares will vest on the first date during the earnout period of 5 years (the “Earnout Period”) on which the volume-weighted average closing sale price of a share of New Bridger Common Stock is greater than $11.50 for a period of at least twenty (20) days out of thirty (30) consecutive trading days and 50% of the Earnout Shares will vest on the first date during the Earnout Period on which the volume-weighted average closing sale price of a share of New Bridger Common Stock is greater than $13.00 for a period of at least twenty (20) days out of thirty (30) consecutive trading days.

If the amount remaining in the trust account after deducting all amounts payable in respect of the JCIC Shareholder Redemption is less than $50,000,000, then immediately prior to Closing, each of JCIC and the Sponsor agreed to convert any outstanding loan balance under a promissory note between JCIC and the Sponsor, under which $800,000 has been drawn as of the date hereof, into a number of JCIC Class A Ordinary Shares equal to the amount of outstanding loan balance under such promissory note divided by $10.00, rounded up to the nearest whole share.

Form of Amended & Restated Registration Rights Agreement

In connection with the execution of the Merger Agreement, New Bridger, the Sponsor, the BTO Stockholders and certain stockholders of Bridger have agreed to enter into an Amended and Restated

Registration Rights Agreement (the “A&R Registration Rights Agreement”) at the Closing. The A&R Registration Rights Agreement will provide these holders (and their permitted transferees) with the right to require New Bridger, at New Bridger’s expense, to register New Bridger Common Stock that they hold on customary terms for a transaction of this type, including customary demand and piggyback registration rights. The A&R Registration Rights Agreement will also provide that New Bridger pay certain expenses of the electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act. In addition, pursuant to the A&R Registration Rights Agreement Bridger’s stockholders (other than the BTO Stockholders) and the Sponsor will be subject to a restriction on transfer of their New Bridger Common Stock for a period of twelve (12) months following the Closing, and the BTO Stockholders will be subject to a restriction on transfer of their New Bridger Common Stock for a period of six (6) months following the Closing, in each case subject to certain exceptions.

Form of Stockholders Agreement

In connection with the execution of the Merger Agreement, New Bridger, the Sponsor, Bridger Element LLC and its equityholders (collectively, the “Founder Stockholders”) and certain entities affiliated with Blackstone Inc. (collectively, the “BTO Stockholders”) have agreed to enter into a Stockholders Agreement (the “Stockholders Agreement”) at the Closing. Pursuant to terms of the Stockholders Agreement, effective as of the date the Closing occurs (the “Closing Date”), New Bridger’s board of directors (the “New Bridger Board”) is anticipated to be comprised of nine directors.

Following the Closing, the BTO Stockholders, collectively, will have the right, but not the obligation, to nominate for election to the New Bridger Board (i) up to two (2) directors, for so long as the BTO Entities (as defined in the Stockholders Agreement) collectively beneficially own (directly or indirectly) at least 10% of the outstanding Stock (as defined in the Stockholders Agreement); and (ii) one (1) director, for so long as the BTO Entities collectively beneficially own (directly or indirectly) less than 10% of the outstanding Stock, but at least 33% of the shares of Stock held by the BTO Entities as of the Closing. In addition, for so long as the BTO Entities have such nomination rights, (i) the New Bridger Board will use reasonable best efforts to cause any committee of the New Bridger Board to include in its membership at least one director nominated by the BTO Stockholders provided that such individual satisfies all applicable SEC and stock exchange requirements and (ii) the BTO Stockholders will have a consent right over affiliate transactions entered into by New Bridger or any of its subsidiaries, subject to customary exceptions.

The Founder Stockholders, to the extent they collectively beneficially own (directly or indirectly) at least 10% of the outstanding Stock will have the right, but not the obligation, to nominate the chairperson of the Compensation and Nominating and Corporate Governance Committees of the New Bridger Board, subject to satisfaction of applicable SEC and stock exchange requirements.

Subject to the terms and conditions of the Stockholders Agreement, (i) each of the Founder Stockholders and the BTO Stockholders agrees to take all necessary action (including, without limitation, voting or providing a proxy with respect to such stockholder’s shares) to effect the appointment of the directors nominated by the BTO Stockholders and (ii) each of the Founder Stockholders, the BTO Stockholders and the Sponsor agrees with New Bridger to vote all shares of New Bridger Common Stock owned by it in favor of the slate of directors nominated by or at the direction of the New Bridger Board or a duly authorized committee thereof in connection with each vote taken in connection with the election of directors to the New Bridger Board and agrees not to seek to remove or replace a designee of the BTO Stockholders or any of Matthew Sheehy, Timothy Sheehy or McAndrew Rudisill (to the extent any such individuals are nominated by or at the direction of the New Bridger Board or a duly authorized committee thereof in connection with each vote taken in connection with the election of directors to the New Bridger Board.

Subject to the terms and conditions of the Stockholders Agreement and applicable securities laws, the BTO Stockholders will have preemptive rights to acquire their pro rata share of any new issuance of equity securities

(or any securities convertible into or exercisable or exchangeable for equity securities) by New Bridger after the consummation of the Transactions, subject to customary exceptions. The BTO Stockholders will be entitled to apportion the preemptive rights granted to it in such proportions as it deems appropriate, among (i) itself and (ii) any BTO Entity; provided that each such BTO Entity agrees to enter into the Stockholders Agreement, as a “Stockholder” under the Stockholders Agreement.

Background of the Business Combination

JCIC is a blank check company incorporated on August 18, 2020 as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Business Combination is the result of an extensive search for a potential transaction using the network, investing and operating experience of JCIC’s management team and the JCIC Board. The terms of the Merger Agreement and the other Transaction Agreements referenced therein were the result of arm’s-length negotiations between JCIC and Bridger (and their respective affiliates) over the course of approximately ten months. The following is a brief description of the background of these negotiations, the Business Combination and the other related transactions.

On January 26, 2021, JCIC completed its initial public offering. Prior to the consummation of JCIC’s initial public offering, neither JCIC nor anyone acting on its behalf contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with JCIC. After the completion of its initial public offering, JCIC commenced an active search for prospective business combination targets and considered numerous potential target businesses with the objective of consummating its initial business combination. Representatives of JCIC contacted, and were contacted by, numerous individuals and entities who presented potential business combination opportunities.

In evaluating potential businesses and assets to acquire, prior to consummation of JCIC’s initial public offering, JCIC and the Sponsor surveyed the landscape of potential acquisition opportunities based on their knowledge of, and familiarity with, the M&A marketplace and in consultation with UBS Securities LLC (“UBS”) and J.P. Morgan Securities LLC (“J.P. Morgan Securities”), the lead bookrunners in JCIC’s IPO. This survey included, but was not limited to, the broader food and grocery supply chain, where significant technology innovation is occurring from accelerating eCommerce demand trends. In general, JCIC looked for acquisition targets that have a combination of some or all of the following attributes:

•

Track record of disruption and innovation: JCIC sought to acquire a company that had a track record as both a disruptor and innovator within its industry. JCIC’s management believes disruptive and innovating companies that create a product or service that displaces existing market trends or norms are better positioned for long-term sustainable success;

•

Strong market position with a sustainable competitive advantage: JCIC focused on innovative companies that are disruptors of traditional practices within their sector, but also demonstrated strong business fundamentals and a sustainable competitive advantage within the markets in which they operate. Each opportunity was evaluated on supply and demand, competitive dynamics, barriers to entry and threat of substitutes;

•

Proven management team track record and strength: JCIC sought a target that has a strong management team with a proven track record and through extensive due diligence ensuring the team has been proficient in implementing a business strategy that can drive sustainable long-term revenue and earnings growth;

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Ability to scale and enhance growth further through acquisition opportunities: JCIC looked for a target that has the enhanced potential to achieve significant scale from mergers and acquisitions. JCIC’s management plans to utilize its extensive industry and broader relationships to supplement and enhance the existing management team’s expertise;

•

Attractive valuation and conservative capital structure: JCIC sought opportunities at an attractive valuation with multiple drivers of growth and value creation. In addition, JCIC planned to structure a transaction with an appropriate quantum of debt and conservative capital structure to facilitate growth; and

•

Positioned to take advantage of being a public company: JCIC focused on acquiring a company that has a readily understandable public market story including a clear business strategy, a compelling economic model and an attractive long-term growth story. JCIC targeted companies that can capitalize on the inherent benefits of a public company structure such as an influx of and access to capital, recruitment and retention of management talent with shares and options compensation and currency for strategic merger and acquisitions following the initial combination.

JCIC observed that acquisition targets within the food and grocery supply chain technology sphere often exhibited few of the aforementioned attributes. Furthermore, many targets were early-stage businesses with unproven technology that were generally not suitable for public markets. Bridger, however, was an attractive potential acquisition target because, among other things, Bridger and its business satisfied many of the foregoing criteria.

In the process that led to identifying Bridger as an attractive investment opportunity, JCIC’s management team (i) identified over 65 potential target companies (including Bridger), (ii) made contact with representatives of eight such potential combination targets (including Bridger) to discuss the potential for a business combination transaction, which included targets in the retail e-commerce industry (including online grocery and other consumer goods businesses), the SAAS for e-commerce industry, and the agricultural technology and food supply chain industry, (iii) entered into non-disclosure agreements with respect to five such potential business combination targets (other than Bridger), the terms of each of which were customary and did not contain standstill obligations (the “Other Potential Targets”) and commenced due diligence on each of those targets, including by attending management presentations with respect to each of the Other Potential Targets, and receiving data room access in respect of each of the Other Potential Targets, (iv) sent non-binding LOIs to three such targets (including Bridger), and (v) ultimately engaged in detailed discussions, due diligence and negotiations with one (1) such potential business combination target (other than Bridger), which target was engaged in the broader agricultural technology and food supply chain industry (referred to herein as “Target A”). The Other Potential Target (other than Target A and Bridger) that received a non-binding LOI did not respond to the proposal set forth in the non-binding LOI and discussions were not further pursued between the parties. Two of the Other Potential Targets (neither of whom received draft non-binding LOI’s) were introduced to JCIC by representatives of J.P. Morgan Securities’ international investment banking teams that represented such targets, and one of the Other Potential Targets (who also did not receive a non-binding LOI) was introduced to JCIC by distribution of a “teaser” regarding the target from J.P. Morgan Securities, and then an introduction to the international investment banking team at J.P. Morgan Securities representing such target. The foregoing was the extent of J.P. Morgan Securities’ involvement with JCIC in connection with JCIC’s search for a business combination target after completion of its initial public offering.

While certain of JCIC’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers and, accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented, these conflicts were not a factor in JCIC’s search for a business combination target.

JCIC executed a non-binding letter of intent and a binding exclusivity agreement with Target A in March 2021 and completed substantial business, legal and financial due diligence on Target A. After an additional five months of negotiations with Target A and potential investors regarding a business combination with Target A, the non-binding letter of intent and exclusivity agreement were mutually terminated in August 2021 due to unfavorable market conditions, including the limited availability of funding in the PIPE financing market.

JCIC determined not to pursue a business combination with the Other Potential Targets because, in the judgment of JCIC’s management and the JCIC Board, Bridger offered a better opportunity based on the aforementioned criteria.

As part of its evaluation of potential acquisition targets, JCIC’s management and the JCIC Board discussed on a regular basis the status of management’s and its representatives’ discussions with various acquisition targets. These updates generally addressed the potential targets under consideration and the status of the discussions, if any, with the respective acquisition targets. These updates continued throughout the period of time when JCIC was evaluating various acquisition targets. From time to time, JCIC had calls with UBS to update UBS on JCIC’s efforts to identify a business combination target. On these calls, representatives of JCIC and UBS discussed the business combination targets being considered by JCIC and UBS provided related views on these targets and their applicable industries. UBS was never engaged by JCIC or Bridger in a financial advisory role and did not advise JCIC or Bridger in connection with the Business Combination. Upon consummation of the Business Combination, pursuant to the underwriting agreement executed at the time of the JCIC initial public offering, UBS will be entitled to a deferred underwriting fee of $6,037,500.

In the course of its evaluation of potential acquisition targets, Bridger was identified as a potential acquisition target by JCIC. On October 8, 2021, a representative of J.P. Morgan’s Strategic Situations, who was at that time contemplating an investment in Bridger, contacted a representative of JCIC to identify Bridger as a company of potential interest to JCIC. In the course of discussions between Bridger and J.P. Morgan Strategic Situations regarding a potential investment by J.P. Morgan Strategic Situations, representatives of Bridger mentioned that Bridger was considering a range of short-, medium- and long-term financing solutions, including an IPO or a merger with a SPAC, and as a result, a representative of J.P. Morgan Strategic Situations who had a personal friendship with Jeffrey Kelter, JCIC’s Executive Chairman, offered to make an introduction to JCIC to provide Bridger with a potential SPAC partner. J.P. Morgan Strategic Situations did not introduce Bridger to any additional potential buyers or JCIC to any other potential targets. J.P. Morgan Securities’ underwriting business and J.P. Morgan Strategic Situations are operated within separate business lines of JPMorgan Chase & Co. To JCIC’s knowledge, J.P. Morgan Securities was not involved in any discussions J.P. Morgan Strategic Situations had regarding Bridger. J.P. Morgan Securities was a lead bookrunner in JCIC’s IPO, but was not engaged by JCIC in a financial advisory role, was not involved in the introduction to Bridger and did not advise JCIC in connection with the Business Combination. The day after execution of an NDA with J.P. Morgan Strategic Situations and Bridger on October 14, 2021, and after obtaining Bridger’s prior authorization, J.P. Morgan Strategic Situations forwarded to JCIC a Bridger management-prepared investment presentation regarding Bridger to enable JCIC to familiarize itself with Bridger. On October 18, 2021, Mr. Kelter visited the Bridger offices in Montana and met with Timothy Sheehy, Chief Executive Officer of Bridger.

On October 21, 2021, after an introduction over e-mail, a broader team of Bridger and JCIC representatives held an introductory videoconference to provide additional information regarding Bridger’s business and strategic outlook. After the videoconference, on October 28, 2021, representatives of JCIC were granted access to a virtual data room set up by Bridger in connection with an anticipated financing round. Over the course of the next few months, the JCIC management team conducted a review of materials provided in the virtual data room. On November 30, 2021, at the request of JCIC, representatives of JCIC and Bridger held a teleconference for JCIC to ask follow-up due diligence questions including an overview of the aerial firefighting industry and its rising costs for governmental agencies, the increasing length and severity of fire seasons due to the impact of climate change, specifics of Bridger’s aircraft fleet and the additional opportunity and benefits of data collection and utilization technologies. On December 1, 2021, the JCIC management team had a follow-up call with representatives of J.P. Morgan Strategic Situations to further discuss J.P. Morgan Strategic Situation’s intended investment in Bridger and the potential for a subsequent business combination between Bridger and JCIC. J.P. Morgan Strategic Situations’ involvement in such discussions was limited to its proposed investment in Bridger and did not involve the potential business combination with JCIC, and JCIC’s involvement in such discussions was limited to a proposed business combination. From December 2021 through early February 2022, representatives of JCIC, J.P. Morgan Strategic Situations and Bridger engaged in numerous discussions regarding Bridger’s strategy, business opportunities and financial condition, the potential investment by J.P. Morgan Strategic Situations and the potential business combination with Bridger. J.P. Morgan Strategic Situations’ involvement in such additional discussions was limited to its proposed investment in Bridger and did not involve the potential business combination with JCIC, and JCIC’s involvement in such discussions was limited to a proposed business combination. During this period, representatives of JCIC also provided Bridger with an overview of the JCIC Board and management team’s relevant experience and key relationships which would be advantageous to Bridger.

Throughout Q4 2021, Bridger was evaluating its capital raising options which included a traditional IPO, a merger into a SPAC, a Series C private round, and a follow-on municipal bond offering. During this same time period, JCIC was conducting its industry and business due diligence and its financial analysis of Bridger with the mutual intent of being in a position to discuss a transaction in Q1 2022 while completing the aforementioned capital raising options. Bridger and JCIC’s discussions were principally focused on structuring and fundraising alternatives related to the Series C private financing and a potential PIPE financing as part of the Business Combination.

On January 3, 2022, representatives of Bridger held a teleconference with representatives of JCIC and J.P. Morgan Strategic Situations to review and discuss Bridger’s financial model, which was prepared by Bridger’s senior management team in December 2021 and consisted of the Initial Projections (as defined below) set forth below in “Shareholder Proposal No. 1 — The Business Combination Proposal — Projected Financial Information – Initial Projections” and the operational assumptions underlying such financial projections. J.P. Morgan Strategic Situations’ participation in such teleconference was limited to conducting diligence with respect to its proposed investment in Bridger and did not involve the potential business combination with JCIC, and JCIC’s participation in such teleconference was limited to conducting diligence with respect to the proposed business combination.

On January 7, 2022, the JCIC Board convened a meeting via videoconference, during which JCIC’s management provided an update on JCIC’s potential business combination targets, including Bridger. The JCIC Board noted their support of JCIC’s management continuing discussions and due diligence with respect to Bridger.

On January 10, 2022, representatives of JCIC and Bridger met at Bridger’s offices in Montana to tour the hangar facility and operations and discuss a potential business combination. Prior to the meeting, JCIC sent a draft non-binding term sheet to Bridger which contemplated (i) a pre-money enterprise value of $800,000,000, which was based on the mid-point of a range of EBITDA multiples applied to Bridger’s 2023E Adjusted EBITDA which was further discounted for additional public company costs and used the then current balance sheet adjustments to derive an implied pre-money equity value of $760,000,000, (ii) assumed a PIPE financing of $50,000,000 to be obtained in connection with the Business Combination, (iii) a lock-up period of six (6) months beginning on the date of the Closing with respect to any shares of New Bridger Common Stock and New Bridger Warrants issued in the Business Combination, with certain limitations, (iv) subjecting 20% of the JCIC Class B Ordinary Shares held by Sponsor to a performance-vesting schedule, (v) the initial board of New Bridger would have seven (7) directors, two (2) of which would be designated by Bridger, three (3) would be designated by the Founder Stockholders and two (2) which would be designated by JCIC, (vi) payment of all fees and expenses of Bridger by New Bridger without reduction of the consideration, (vii) that the definitive agreement will contain customary termination rights for a transaction of this type, customary representations/warranties for a transaction of this type (none of which will survive the Closing) and interim operating covenants that would require Bridger to operate in the ordinary course of business or otherwise consistent with its business plan and budget as disclosed to JCIC, with exceptions to be mutually agreed upon and (viii) a mutual 45-day exclusivity period.

On January 25, 2022, representatives of JCIC, Bridger and J.P. Morgan Strategic Situations had a follow-up call regarding the Bridger financial model they had previously discussed on January 3, 2022. J.P. Morgan Strategic Situations’ participation in such call was to ask follow-up questions in connection with its proposed investment in Bridger and did not involve the potential business combination with JCIC. In addition, on January 25, 2022, JCIC sent a revised draft of a term sheet to Bridger which provided for the following changes from the January 10th term sheet, (i) a pre-money enterprise value of $807,600,000, which was based on the mid-point of a range of EBITDA multiples applied to Bridger’s 2023E Adjusted EBITDA which was discounted for a revised view of additional public company costs, and used the then current balance sheet adjustments to derive an implied pre-money equity value of $600,000,000, (ii) a PIPE financing of $125,000,000 to be obtained in connection with the Business Combination, (iii) a municipal bond financing of $146,000,000 and (iv) one of JCIC’s board designees would be Jeffrey Kelter.

On February 2, 2022, representatives of Bridger and JCIC had a teleconference to discuss potential terms of a business combination transaction between the two parties, including updates on the status and timing of Bridger’s Series C private financing round and its work with its auditors to obtain PCAOB-compliant audited financial statements for 2020 and 2021.

In connection with preparing an initial transaction proposal, JCIC management performed a preliminary comparable companies analysis, based on information available in February 2022, which was shared with the JCIC Board. Given that in the judgement of JCIC’s management there were no public companies that were directly comparable to Bridger as a provider of aerial firefighting services to government customers, the relative valuation analysis was based on selected groups of publicly-traded companies in each of the aviation services, government services, ESG services and carbon reduction and premium A&D manufacturing industries, as the companies in these sectors share select common traits with Bridger. Similar to Bridger, the aviation services companies offer services in the aviation industry and/or directly operate aircraft as a service for government and private organizations. The government services companies provide engineering and consulting services in the aviation and defense industries, and like Bridger they generate their revenue through government contracts. The ESG services and carbon reduction companies provide consulting and engineering services focused on benefitting the environment. Similarly, environmental health and decarbonization benefits are important aspects of Bridger’s services. Finally, the premium A&D manufacturing companies have high margin and high growth profiles comparable to Bridger, and develop and manufacture electronics, aerospace components and military-related products for the U.S. Government. Using publicly available information and information from FactSet, JCIC’s management reviewed the multiples of enterprise values (defined as equity value plus net debt plus minority investments minus unconsolidated investments (where minority investments and/or unconsolidated investments are material) to sell-side consensus (as per Factset) estimated revenue and estimated earnings before interest expense, interest income, income tax provision, depreciation, amortization of intangible assets and non-income taxes, which we refer to as EBITDA, for calendar year 2023 with respect to each such industry group and determined the approximate midpoint of the range of enterprise value to 2023 estimated EBITDA was 14x. This number was then applied to the 2023 estimated EBITDA of Bridger provided at that time of $57.7 million (after including additional public company expense) to indicate a valuation of $807.6 million. The overall mean 2023E EBITDA multiple was 13.6x and the median multiples for the relevant industry groups are summarized in the table below:

EV/Revenue	Aviation Services	Government Services	ESG Services & Carbon Reduction	Premium A&D Manufacturing	Median
2023E	0.8x	1.0x	4.5x	5.1x	2.8x

EV/EBITDA
2023E	6.2x	10.4x	15.3x	18.1x	10.7x

This analysis was not updated by JCIC management after February 2022 (due to the engagement of Vantage Point) and was not further considered by the JCIC Board after February 2022. The analysis was not updated for the Updated Projections and was not presented to the JCIC Board in connection with final consideration of the transaction in August 2022. Vantage developed its own list of comparable companies for use in its analysis. Five of the companies overlapped, as Vantage used four (4) companies that were included in the premium A&D manufacturing category, and one (1) company that was included in the aviation services category.

On February 14, 2022, the JCIC Board convened a meeting via videoconference, during which JCIC’s management provided an update on progress made up to that point on the potential business combination with Bridger. Representatives of Weil were also in attendance.

On February 16, 2022, representatives of JCIC sent representatives of Bridger a draft non-binding letter of intent (the “draft LOI”) in respect of a potential business combination transaction involving the parties. The draft LOI contemplated (i) a pre-money enterprise value of $807,600,000 and used the then current balance sheet adjustments to derive an implied pre-money equity value of $600,000,000, (ii) assumed completion of a $150,000,000 Series C preferred round of financing, (iii) a PIPE financing of $125,000,000 to be obtained in connection with the Transactions, (iv) a lock-up period of 12 months beginning on the date of the Closing with respect to any shares of New Bridger Common Stock or New Bridger Warrants held by the Sponsor or any of its affiliates, and a lock-up period of no less than 150 days post-Closing, subject to release if the New Bridger Common Stock trades over $12.00 for at least 20 trading days in any 30-trading day period, with respect to shares of New Bridger Common Stock to be issued to the Bridger equityholders, including its executive officers, directors and 5% equityholders, in connection with the Transactions, (v) certain registration rights for equityholders of Bridger who consent to the Business Combination and the Merger Agreement, including customary shelf and piggy-back registration rights, (vi) subjecting 20% of the JCIC Class B Ordinary Shares held by Sponsor to a performance-vesting schedule, (vii) an initial composition of the New Bridger Board of seven directors, consisting of (A) two independent directors to be designated by Bridger, (B) three directors designated by the Founder Stockholders and (C) two independent directors designated by JCIC, including Jeffrey E. Kelter, (viii) payment of all fees and expenses of Bridger by the surviving company without reduction to the consideration, except as otherwise mutually agreed by the parties in the definitive agreements, (ix) that the definitive agreement will contain customary termination rights for a transaction of this type, customary representations/warranties for a transaction of this type (none of which will survive the Closing) and interim operating covenants that would require Bridger to operate in the ordinary course of business or otherwise consistent with its business plan and budget as disclosed to JCIC, with exceptions to be mutually agreed upon, (x) that there will be no post-closing indemnification or, subject to due diligence, purchase price adjustments and (xi) a mutual 60-day exclusivity period.

On March 17, 2022, JCIC held its regularly scheduled meeting of the JCIC Board. At the meeting, JCIC management updated the JCIC Board regarding the progress of discussions with Bridger, and the intention to move forward with diligence and negotiations. The JCIC Board continued to express support for the potential business combination including the pre-money enterprise value of $807,600,000 based on the mid-point of a range of EBITDA multiples applied to Bridger’s 2023E Adjusted EBITDA and discounted for public company costs, which would result in a pre-money equity value after consideration of Bridger’s outstanding equity (including preferred stock), debt and cash at the time of the transaction, which would be divided by an assumed value of $10 per share of New Bridger Common Stock to determine the aggregate consideration to be delivered to Bridger’s existing equityholders in the form of shares of New Bridger Common Stock.

From the beginning of 2022 until April 2022, Bridger management was primarily focused on negotiation of the Series C financing. As a result, discussions between Bridger management and JCIC were generally limited during this period to updates on the progress of such financing, as well as potential structures for a business combination and alternative financing options for Bridger.

On April 4, 2022, representatives of JCIC and Bridger had an initial call to discuss Bridger’s public company readiness plan and timeline by which it would be ready for a potential transaction that would result in Bridger becoming a public company.

After receipt of updated information regarding the size of the Series C financing and plan to redeem preferred shares of Bridger, on April 15, 2022, representatives of JCIC sent representatives of Bridger an updated draft LOI, which among other things, (i) maintained the implied pre-money enterprise value at $807,600,000 and updated the balance sheet adjustments to derive the implied pre-money equity value of $742,500,000, (ii) assumed the completion of a $300,000,000 Series C preferred round of financing (which holders would elect to convert to shares of common stock or preferred stock of New Bridger) and redemption of $100,000,000 of the Series A preferred shares of Bridger, (iii) provided that no PIPE financing is expected to be raised in connection with the Transactions, (iv) included updated pro forma ownership information and (v) shortened the mutual exclusivity period to 45 days. As JCIC was informed by Bridger of the increase of the Series C financing to

$300,000,000, the updated draft of the LOI eliminated the previously contemplated PIPE financing as it would not be required to fund Bridger after consummation of the Business Combination.

On April 25, 2022, Bridger consummated its Series C preferred financing, with J.P. Morgan Strategic Situations as the principal investor. The Series C preferred financing was not conditioned upon the consummation of any other financing or other transaction. The purpose of this financing was to generate funds to redeem and cancel a portion of the Bridger Series A Preferred Shares that had been previously issued to the BTO Stockholders, and to redeem and cancel the Bridger Series B Preferred Shares that were issued in 2021 to the BTO Stockholders and Bridger Element LLC. Bridger desired to redeem the Bridger Series B Preferred Shares, which if not redeemed on or prior to March 31, 2022 began to accrue interest at 21.5%, and raising proceeds from the issuance of Bridger Series C Preferred Shares to redeem Bridger Series A Preferred Shares was also desirable because the Bridger Series C Preferred Shares accrued interest at a lower rate than the Bridger Series A Preferred Shares. The existing limited liability company agreement of Bridger after the consummation of the Bridger Series C preferred financing contemplates that Bridger could conduct a “Qualified Public Offering” without the class consent of the Bridger Series C Preferred Shares if the holders of Bridger Series C Preferred Shares received an equivalent amount of a new class of preferred stock of the public company having rights, privileges, ranking and economic terms substantially identical to those of the Bridger Series C Preferred Shares.

On April 27, 2022, representatives of JCIC and Bridger had a call to discuss the draft LOI and process for executing on a business combination. The parties agreed to proceed with a transaction on the basis of an implied pre-money enterprise value of $807,600,000, with transaction consideration to be determined by using the final balance sheet adjustments determined as of the date of the Merger Agreement to derive a pre-money equity value, which would then be divided by an assumed value of $10.00 per share of New Bridger Common Stock to determine the number of shares of New Bridger Common Stock to be delivered to the Bridger equityholders (including the Blocker stockholders), at Closing. JCIC proposed that the equityholders of Bridger be subject to a lockup with respect to New Bridger Common Stock for one year, to align with the lock-up applicable to the Sponsor. Bridger advised JCIC that its counsel was reviewing the LOI. Bridger also confirmed its continued interest in pursuing a municipal bond financing of up to $160 million with Gallatin County, Montana because Bridger had previously been successful in issuing the Series 2021 Bond through Gallatin County; it would be beneficial to build deeper connections with the local government of Bridger’s principal place of business; and there was additional capacity to issue bonds on favorable terms pursuant to the bond resolutions authorized by Gallatin County in connection with Bridger’s Series 2021 Bond.

On May 3, 2022, representatives of Bridger sent representatives of JCIC a markup of the further revised draft LOI (reflecting input obtained by Bridger from the BTO Stockholders to whom Bridger previously provided the draft LOI because the BTO Stockholder’s consent to the transaction would be required under Bridger’s existing limited liability company operating agreement), which among other things (i) provided for a lock-up period of 6 months from Closing for the BTO Stockholders, and one year from Closing for certain other significant equityholders of Bridger, (ii) provided that the initial composition of the New Bridger Board would consist of nine directors, consisting of: (A) two independent directors to be designated by Bridger, (B) three directors to be designated by the Founder Stockholders, (C) two directors to be designated by BTO Stockholders and (D) two independent directors to be designated by JCIC, including Jeffrey E. Kelter. The revised draft LOI also provided that on the date that the BTO Stockholders own less than ten percent (10%) of the Bridger Common Shares owned upon the BTO Stockholders admission to the Bridger as members, then the term of the two directors designated by BTO Stockholders would terminate automatically and the number of members of the New Bridger Board would either be reduced to seven, or the Founder Stockholders shall appoint two replacement directors and (iii) provided that all transaction fees and expenses of Bridger will be negotiated by and among the parties and mutually agreed upon in the definitive agreements.

On May 5, 2022, representatives of JCIC sent representatives of Bridger a further markup to Bridger’s markup of the revised draft LOI, which among other things (i) provided that all transaction fees and expenses of Bridger will be paid by the surviving company without reduction to the consideration, except as otherwise mutually agreed by the parties in the definitive agreements, and (ii) noted that the BTO Stockholders have the right to appoint a certain number of directors of the surviving company subject to the BTO Stockholders retaining required ownership thresholds.

On May 6, 2022, at the regularly scheduled meeting of the JCIC Board, JCIC management presented the proposed terms of the transaction with Bridger and updated the JCIC Board on the course of discussions. JCIC management noted that they had been discussing engaging KPMG, LLP (“KPMG”) as an advisor to conduct commercial, financial and tax due diligence on Bridger.

On May 9, 2022, representatives of JCIC met with McAndrew Rudisill, Bridger’s Chief Investment Officer, in New York City to discuss the LOI, transaction terms and Bridger’s active efforts to complete a municipal bond financing of up to $160 million to provide capital to Bridger.

On May 13, 2022, representatives of Bridger, the BTO Stockholders and JCIC met both in-person at the BTO Stockholders office in New York City and via videoconference to discuss key transaction terms.

On May 17, 2022, representatives of Bridger sent representatives of JCIC a further revised markup of the draft LOI, which included certain clean-up changes, and thereafter on May 18, 2022, JCIC and Bridger executed the LOI.

On May 18, 2022, representatives of JCIC sent representatives of Bridger an initial legal due diligence request list, which covered general corporate, capitalization, financing, material contracts, labor and employment, employee benefits, litigation, intellectual property, data privacy, real property, regulatory and environmental, health and safety matters.

On May 19, 2022, representatives of Bridger and their advisors, Sidley Austin LLP, legal counsel to Bridger (“Sidley”), JCIC and Weil, Gotshal & Manges LLP, legal counsel to JCIC (“Weil”), held an introductory call to discuss transaction process and documentation timeline.

On May 20, 2022, representatives of Weil and Sidley held a videoconference to further discuss the legal workstreams and process in connection with the drafting and negotiation of definitive documentation with respect to the Business Combination and legal due diligence, including the anticipated timeline discussed by the parties.

On May 20, 2022, representatives of JCIC and Vantage Point Advisors, Inc. (“Vantage”) held a call to discuss Vantage providing a fairness opinion to the JCIC Board. Representatives of JCIC also spoke to one other firm regarding provision of a fairness opinion to the JCIC Board.

On May 24, 2022, representatives of Weil were granted access to a virtual data room containing due diligence materials.

On May 24, 2022, representatives of Bridger and their advisors, Sidley, JCIC, KPMG and Weil met via videoconference to discuss the status and timing of Bridger’s audited financial statements.

On June 1, 2022, JCIC engaged GKG Law (“GKG”) as FAA counsel to assist in performing due diligence on Bridger.

On June 6, 2022, representatives of J.P. Morgan Securities and JCIC held a teleconference whereby J.P. Morgan Securities stated that, subject to final confirmation, it was likely to resign as underwriter for JCIC and thereby waive its entitlement to the payment of any deferred compensation.

On June 7, 2022, representatives of Weil, Sidley, JCIC and Bridger held a videoconference to discuss legal due diligence matters, which included topics such as general corporate, material contracts, regulatory, environmental, employment, technology and intellectual property, data privacy, real estate, and executive compensation and benefits.

On June 8, 2022, representatives of JCIC, KPMG and Bridger held a due diligence session to discuss an overview of the Company and its accounting and financial processes. Also on June 8, JCIC engaged Vantage to deliver an opinion to the JCIC Board as to the fairness of the Transactions to JCIC from a financial point of view and whether Bridger has a fair market value equal to at least eighty percent (80%) of the balance of funds in JCIC’s Trust Account (excluding deferred underwriting commissions and taxes payable).

On June 9, 2022, representatives of JCIC and Bridger and its advisors met via videoconference to review a draft investor presentation to be used in connection with announcement of the Business Combination. Later on June 9, representatives of Weil sent representatives of Sidley an additional set of legal due diligence requests, which covered general corporate, capitalization, financing, material contracts, labor and employment, employee benefits, litigation, intellectual property, data privacy, real property, regulatory, environmental, health and safety matters. Thereafter, over the course of June and July 2022, representatives of Weil, Sidley and Bridger continued to correspond with respect to various legal due diligence questions and answers from Bridger’s management team, including in the form of videoconferences and e-mail correspondence regarding follow-up questions and document requests.

On June 10, 2022, representatives of Vantage, Bridger and JCIC met via videoconference to discuss an overview of Bridger and its operations.

On June 14, 2022, representatives of Weil sent representatives of Sidley an initial draft of the Merger Agreement.

On June 15, 2022, JCIC engaged KPMG as an advisor to JCIC to conduct commercial, financial and tax due diligence on Bridger. The scope of the engagement included an analysis of Bridger’s total addressable market, customer adoption, growth opportunities, revenue, business risks, quality of earnings and historical tax filings.

Throughout May and June 2022, representatives of JCIC and its advisors (including KPMG) conducted several due diligence meetings with representatives of Bridger regarding commercial, financial and tax due diligence.

On June 16, 2022, representatives of Vantage, Bridger and JCIC met via videoconference to discuss additional due diligence questions on historical, current and forecasted financials.

On June 21, 2022, representatives of Weil and representatives of Sidley held a videoconference to discuss high level issues relating to the Merger Agreement, including the transaction structure, scope of representations and warranties, forfeiture of shares of JCIC held by the Sponsor and certain employee matters.

On June 24, 2022, representatives of Weil, representatives of GKG Law (“GKG”), counsel to JCIC for certain Federal Aviation Administration (“FAA”) matters, representatives of Sidley and representatives of Bridger held a videoconference to discuss additional legal due diligence questions relating to the corporate history and the current organizational structure of Bridger, and other related FAA items.

On June 25, 2022, representatives of Sidley sent representatives of Weil a revised draft of the Merger Agreement, which, among other terms and conditions, (i) contemplated that New Bridger would adopt the Omnibus Incentive Plan and the ESPP, each of which would have an evergreen provision, (ii) removed the obligation of Bridger to make a push-out election (“Push-Out Election”) with respect to certain potential tax liabilities occurring prior to the Closing Date, (iii) provided that JCIC would, upon request of Bridger, seek an extension of the deadline by which it must complete a business combination for a period ending not earlier than June 26, 2023, (iv) narrowed the scope of material contracts and interim operating covenants of Bridger and (v) provided that a separate stockholder agreement will be entered into by the parties prior to or concurrent with the Closing setting forth the parties’ respective director designation rights with respect to the New Bridger Board.

On June 29, 2022, representatives of KPMG, Bridger and JCIC met via videoconference to conduct a tax due diligence session, including the discussion of federal, state and local and other tax related matters.

On June 29, 2022, representatives of Weil sent representatives of Sidley an initial draft of the Registration Rights Agreement, pursuant to which, among other things, New Bridger would agree to register for resale, pursuant to Rule 415 under the Securities Act, New Bridger Common Stock and other equity securities that are held by the parties thereto from time to time, the terms of which the parties continued to negotiate over the course of the following month. The draft of the form of A&R Registration Rights Agreement also contemplated the lock-up terms that were reflected in the LOI. From June 29, 2022 through August 2, 2022, Weil, Sidley and Akin (as defined below) exchanged drafts to substantially finalize the form of A&R Registration Rights Agreement.

On June 30, 2022, representatives of JCIC and KPMG met via videoconference to review KPMG’s commercial and financial due diligence findings.

On June 30, 2022, JCIC and Bridger executed an extension of the LOI, which extended the exclusivity period until August 1, 2022.

On June 30, 2022, representatives of Weil sent representatives of Sidley a revised draft of the Merger Agreement, which, among other terms and conditions, (i) included the accrued and unpaid dividends on Bridger Series C Preferred Shares in, and assumed a $10.00 per share conversion price for, the calculation of the value of the Bridger Series C Preferred Shares for the purpose of determining the aggregate consideration to be paid in respect of the common equity of Bridger, (ii) added back the obligation of Bridger to make a Push-Out Election, (iii) provided that nothing would prohibit or restrict JCIC from extending one or more times the deadline by which it must complete a business combination, (iv) expanded the restrictions set forth in the interim operating covenants of Bridger and (v) included additional representations and warranties and covenants of Bridger related to FAA matters.

On July 5, 2022, representatives of JCIC and Weil met via videoconference to discuss the current status of legal due diligence and the transaction documentation.

On July 6, 2022, representatives of JCIC and KPMG met via videoconference to review KPMG’s tax due diligence findings.

On July 6, 2022, representatives of Weil sent representatives of Sidley an initial draft of the Sponsor Agreement, pursuant to which, among other things, the Sponsor and the directors and officers of JCIC would agree to (i) waive certain anti-dilution rights set forth in Section 17 of JCIC’s amended and restated memorandum and articles of association that may result from the Business Combination and (ii) vote all of the JCIC Ordinary Shares held by such persons in favor of the Merger Agreement and the Transactions and not redeem any such JCIC Ordinary Shares. In addition, Sponsor would agree to subject ten percent (10%) of JCIC Class B Ordinary Shares held by it to potential forfeiture in the event that the VWAP of New Bridger Common Stock does not equal or exceed $11.50, and subject another ten percent (10%) of JCIC Class B Ordinary Shares held by it to potential forfeiture in the event that the VWAP of New Bridger Common Stock does not equal or exceed $13.00 (“Second Price Threshold”), in each case on 20 out of 30 consecutive trading days after consummation of the Business Combination and on or prior to the fifth (5th) anniversary of the Closing. From July 6, 2022 through August 2, 2022, the parties continued to negotiate and exchange drafts of the Sponsor Agreement in order to finalize the same.

On July 11, 2022, the JCIC Board convened a meeting by videoconference, attended by members of JCIC management and representatives of Weil, KPMG and Vantage. At the meeting, JCIC management provided an overview of the Business Combination, KPMG provided an overview of their commercial, financial and tax due diligence findings and Vantage provided an overview of their valuation due diligence findings. Representatives of Weil then provided a high-level overview regarding the directors’ fiduciary duties in connection with the Business Combination and discussed its preliminary legal due diligence findings.

On July 13, 2022, representatives of Weil and representatives of Sidley held videoconferences to discuss the open points in the Merger Agreement. Later on July 13, 2022, representatives of Sidley sent representatives of Weil a revised draft of the Merger Agreement, which, among other terms and conditions, (i) contemplated that Series A preferred shares of Bridger would be redeemed prior to signing of the Merger Agreement, (ii) removed accrued and unpaid dividends on Bridger Series C Preferred Shares from, and assumed a $10.00 per share conversion price for, the calculation of the value of the Bridger Series C Preferred Shares for the purpose of determining the aggregate consideration to be paid in respect of the common equity of Bridger, (iii) provided for Bridger’s obligation to deliver to JCIC, no later than five (5) business days prior to Closing, an allocation schedule setting forth, among other items, the consideration payable to each Bridger equityholder, (iv) provided that Purchaser would, upon the written request of Bridger, use commercially reasonable best efforts to request approval of its shareholders to extend the period available to consummate the Business Combination to a date to be determined and (v) noted that the Push-Out Election was an open business issue.

Also on July 13, 2022, representatives of Sidley sent representatives of Weil a revised draft of the Sponsor Agreement, providing that the Sponsor would agree to convert any outstanding loan balance owed by JCIC into warrants exercisable for shares of New Bridger.

On July 17, 2022, representatives of Weil sent representatives of Sidley a revised draft of the Merger Agreement, which, among other terms and conditions, (i) reinserted accrued and unpaid dividends on Bridger Series C Preferred Shares in, and assumed a $10.00 per share conversion price for, the calculation of the value of the Bridger Series C Preferred Shares for the purpose of determining the aggregate consideration to be paid in respect of the common equity of Bridger and (ii) requested that Sidley confirm the treatment of the Class D common shares of Bridger in connection with the Transactions, which Weil understood to represent common equity interests of management in Bridger.

On July 21, 2022, Bridger completed its initial municipal bond financing issuing $135 million of industrial development revenue bonds through Gallatin County, Montana (with an additional $25 million of industrial development bonds being issued on August 10, 2022) (the “Series 2022 Bond Offering”). On the same day, representatives of Akin Gump Strauss Hauer & Feld (“Akin”), legal counsel to the BTO Stockholders and Blocker, sent representatives of Weil and representatives of Sidley the proposed terms of the Stockholders Agreement. The purpose of the Series 2022 Bond Offering was to provide Bridger with the resources to make capital improvements, to acquire additional capital assets, including two additional airplane hangars and additional aircraft, and to refinance collateralized financings to facilitate capital expenditures and additional capital improvements. Because Bridger has previously acquired certain capital assets with the proceeds from the Series 2021 Bond and the issuance of the Bridger Series A Preferred Shares, Bridger used approximately $141.7 million of the proceeds of the Series 2022 Bond Offering to redeem all of the outstanding amounts of the Series 2021 Bond and the outstanding Bridger Series A Preferred Shares to effectively refinance previously acquired capital assets, and the remainder of the proceeds received by Bridger have been or will be used with Bridger’s other available funds to make capital expenditures subsequent to the closing of the Series 2022 Bond Offering, including the two (2) additional airplane hangars and the final payments for Bridger’s fifth and sixth Super Scoopers. JCIC had no direct or indirect financial interests in the Series 2022 Bond Offering. For additional information regarding the Series 2022 Bonds, see the section entitled “Bridger Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Liquidity and Capital Resources—Indebtedness—Series 2022 Bonds” for additional information.

Also on July 21, 2022, representatives of Sidley sent representatives of Weil initial drafts of the Proposed Certificate of Incorporation and Proposed Bylaws. Following such date and through August 1, 2022, Weil and Sidley exchanged drafts to substantially finalize the proposed organizational documents of New Bridger.

On July 22, 2022, representatives of Sidley sent representatives of Weil initial drafts of the Omnibus Incentive Plan and ESPP. From July 22, 2022 through August 2, 2022, the parties continued to negotiate and exchange drafts of the Omnibus Incentive Plan and ESPP in order to finalize the same, including for consistency with the terms of the Merger Agreement.

On July 23, 2022, representatives of Sidley sent representatives of Akin consolidated responses (which incorporated feedback from Weil and JCIC) to Akin’s proposed terms of the Stockholders Agreement.

On July 27, 2022, representatives of Sidley sent representatives of Weil a further revised draft of the Merger Agreement, pursuant to which, among other things, (i) a revised transaction structure was proposed pursuant to which a new entity, Wildfire GP Sub IV, would become the general partner of the surviving entity of the First Merger, (ii) assumed an $11.00 per share conversion price for the calculation of the value of the Bridger Series C Preferred Shares for the purpose of determining the aggregate value of the equity interests of Bridger other than the Bridger Series C Preferred Shares, (iii) provided for the treatment of Class D common shares of Bridger to provide that Bridger management’s interests in New Bridger Common Stock would be subject to the same vesting terms as they were subject prior to the Business Combination and (iv) proposed a share reserve and evergreen of 15% and 2% of the fully diluted shares of capital stock of New Bridger, in respect of the Omnibus Incentive Plan, and a share reserve and evergreen of 5% and 2% of the fully diluted shares of capital stock of New Bridger, in respect of the ESPP.

Also on July 27, 2022, representatives of Sidley sent representatives of Weil a further revised draft of the Sponsor Agreement, contemplating a potential pre-Closing forfeiture by the Sponsor of additional JCIC Class B Ordinary Shares to be based on the amount of funds in JCIC’s Trust Account following JCIC’s shareholder redemptions, in response to input from the BTO Stockholders to Bridger in respect of amendments required in order for the BTO Stockholders to support the transaction. After discussion between representatives of Bridger and Sponsor, the parties agreed that Sponsor would be entitled to retain 50% of its JCIC Class B Ordinary Shares, and an incremental 1% of its JCIC Class B Ordinary Shares for each incremental $1 million remaining in JCIC’s Trust Account above $50 million up to $100 million. In addition, as previously agreed, 20% of the shares of New Bridger Common Stock issued in respect of the Sponsor’s JCIC Class B Ordinary Shares in connection with the Business Combination would remain subject to forfeiture if certain share price thresholds were not met after Closing.

On July 28, 2022, representatives of Sidley sent representatives of Weil an initial draft of the Stockholders Agreement. From July 28, 2022 through August 3, 2022, representatives of JCIC, Bridger, the BTO Stockholders, Weil, Sidley and Akin continued to negotiate the terms of the Stockholders Agreement, including via videoconferences and exchange of emails and drafts. The material areas of discussion included the right of BTO Stockholders to terminate its obligations under the Stockholders Agreement and the effects of such termination on the obligations of other parties thereto, including the obligation of the Sponsor to vote in favor of the slate of directors nominated by the New Bridger Board.

Between July 28, 2022 and July 30, 2022, representatives of Weil and Sidley continued to exchange drafts of the Sponsor Agreement to reflect the business understanding of the parties in respect of the forfeiture of founder shares. The parties discussed the provision of the Promissory Note that would permit the Sponsor to convert the loan into warrants to purchase New Bridger Common Stock at Closing. In order to conserve cash in the event that redemptions exceeded certain thresholds and to manage the dilutive effect of additional warrants, the parties discussed conversion of the loan into shares of New Bridger Common Stock under certain circumstances.

On July 29, 2022, J.P. Morgan Securities notified JCIC that, subject to the conditions described below, J.P. Morgan Securities waives its entitlement to the payment of any deferred compensation in connection with its role as underwriter in JCIC’s IPO. The condition to such waiver is the occurrence of the earlier of (i) notice by J.P. Morgan Securities to JCIC that the condition is deemed satisfied by J.P. Morgan Securities in its sole discretion or (ii) the filing of an acceleration request pursuant to Rule 461 relating to the Registration Statement relating to the Business Combination. J.P. Morgan has informed New Bridger that it is not responsible for any portion of the Registration Statement. Effective as of the satisfaction of such condition, J.P. Morgan Securities resigns from, and ceases and refuses to further act in, every office, capacity, and relationship contemplated under the terms of the underwriting agreement, dated January 21, 2021, among JCIC, on the one hand, and J.P. Morgan and UBS, on the other hand, or otherwise in connection with the Business Combination. J.P. Morgan Securities did not

provide JCIC with the reasons for the fee waiver other than to note the lack of participation in any respect of the Business Combination. JCIC did not inquire from J.P. Morgan Securities the reasons why J.P. Morgan Securities was waiving deferred fees, despite already completing their services.

On July 29, 2022, representatives of Weil sent representatives of Sidley a revised draft of the Sponsor Agreement. This revised draft provided that, if the Trust Amount, after accounting for redemptions, was less than $50 million, the Promissory Note would be converted into a number of JCIC Ordinary Shares equal to the amount of the outstanding loan balance under the Promissory Note, divided by $10.00.

On July 31, 2022, representatives of Sidley sent representatives of Weil a revised draft of the Merger Agreement, which proposed that JCIC be obligated to use commercially reasonable efforts to seek an extension of the period to complete the Business Combination of 60 days upon the written request of Bridger. The parties ultimately agreed that JCIC would, upon the written request of Bridger, use commercially reasonable efforts to extend the period to complete the Business Combination to at least March 27, 2023. From July 31, 2022 through the execution of the Merger Agreement, Weil, Sidley and Akin (in addition to representatives of JCIC, Bridger and the BTO Stockholders) held several videoconferences, exchanged email correspondence and had teleconferences related to finalizing the terms of the definitive transaction agreements and resolving outstanding issues. The material areas of discussion included (i) the definitions of “Company Transaction Expenses” and “Purchaser Transaction Expenses”, (ii) the timing, size, form and terms of equity awards that may be granted under the Omnibus Incentive Plan, if adopted by Bridger prior to Closing, and the related mechanics thereto and (iii) the amount of transaction bonuses payable to the employees, directors and consultants of Bridger.

After market close on August 1, 2022, the JCIC Board convened a meeting via videoconference, attended by JCIC management and representatives of Weil and Vantage. At the meeting, JCIC provided an overview of the Business Combination with Bridger and generally updated the JCIC Board regarding the final negotiations of the terms of the Business Combination. A representative of Weil presented to the JCIC Board regarding the directors’ fiduciary duties, the terms and conditions of the Business Combination, and the approvals that would be required from the JCIC Board and shareholders in connection with the Business Combination. Representatives of JCIC management presented on the high-level business considerations in the Business Combination, and provided an update on commercial terms, negotiations and financial information regarding Bridger. A representative of Vantage reviewed with the JCIC Board an overview of the financial analysis completed in support of delivery of a fairness opinion. Vantage then delivered its opinion, later confirmed in writing, that the Transactions as set forth in the Merger Agreement are fair, from a financial point of view, to JCIC and (ii) Bridger has a fair market value equal to at least eighty percent (80%) of the balance of funds in JCIC’s Trust Account (excluding deferred underwriting commissions and taxes payable). Upon a motion duly made and seconded, the JCIC Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of JCIC’s shareholders, (ii) determined that the fair market value of Bridger is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of such date, (iii) approved the transactions contemplated by the Merger Agreement as a business combination, and (iv) adopted a resolution recommending the Merger Agreement and the other transaction documents and the transactions contemplated thereby be adopted by JCIC’s shareholders. Also on August 1, 2022, the JCIC audit committee met virtually. During such meeting, the JCIC audit committee approved JCIC’s entry into the definitive agreements that may constitute related party transactions, including the Sponsor Agreement.

Between August 1, 2022 and August 3, 2022, representatives of JCIC, Bridger and the BTO Stockholders, along with their legal counsel, worked together to resolve the remaining open points on the transaction agreements, including timing of issuance of certain equity awards and final terms of the Stockholders Agreement, and finalize the definitive transaction documents.

Pursuant to the final terms of the Stockholders Agreement, following the Closing, the BTO Stockholders, collectively, will have the right, but not the obligation, to nominate for election to the New Bridger Board (i) up to two (2) directors, for so long as the BTO Entities (as defined in the Stockholders Agreement) collectively beneficially own (directly or indirectly) at least 10% of the outstanding Stock (as defined in the Stockholders Agreement); and (ii) one (1) director, for so long as the BTO Entities collectively beneficially own (directly or indirectly) less than 10% of the outstanding Stock, but at least 33% of the shares of Stock held by the BTO Entities as of the Closing. In addition, for so long as the BTO Entities have such nomination rights, (i) the New Bridger Board will use reasonable best efforts to cause any committee of the New Bridger Board to include in its membership at least one director nominated by the BTO Stockholders provided that such individual satisfies all applicable SEC and stock exchange requirements and (ii) the BTO Stockholders will have a consent right over affiliate transactions entered into by New Bridger or any of its subsidiaries, subject to customary exceptions. The Founder Stockholders, to the extent they collectively beneficially own (directly or indirectly) at least 10% of the outstanding Stock will have the right, but not the obligation, to nominate the chairperson of the Compensation and Nominating and Corporate Governance Committees of the New Bridger Board, subject to satisfaction of applicable SEC and stock exchange requirements. Subject to the terms and conditions of the Stockholders Agreement, (i) each of the Founder Stockholders and the BTO Stockholders agrees to take all necessary action (including, without limitation, voting or providing a proxy with respect to such stockholder’s shares) to effect the appointment of the directors nominated by the BTO Stockholders and (ii) each of the Founder Stockholders, the BTO Stockholders and the Sponsor agrees with New Bridger to vote all shares of New Bridger Common Stock owned by it in favor of the slate of directors nominated by or at the direction of the New Bridger Board or a duly authorized committee thereof in connection with each vote taken in connection with the election of directors to the New Bridger Board and agrees not to seek to remove or replace a designee of the BTO Stockholders or any of Matthew Sheehy, Timothy Sheehy or McAndrew Rudisill (to the extent any such individuals are nominated by or at the direction of the New Bridger Board or a duly authorized committee thereof in connection with each vote taken in connection with the election of directors to the New Bridger Board). Subject to the terms and conditions of the Stockholders Agreement and applicable securities laws, the BTO Stockholders will have preemptive rights to acquire their pro rata share of any new issuance of equity securities (or any securities convertible into or exercisable or exchangeable for equity securities) by New Bridger after the consummation of the Transactions, subject to customary exceptions. The BTO Stockholders will be entitled to apportion the preemptive rights granted to it in such proportions as it deems appropriate, among (i) itself and (ii) any BTO Entity; provided that each such BTO Entity agrees to enter into the Stockholders Agreement, as a “Stockholder” under the Stockholders Agreement.

On August 3, 2022, JCIC, Bridger, Blocker and Merger Subs executed the Merger Agreement. Concurrently with the execution of the Merger Agreement, New Bridger, the Sponsor, JCIC and each of its directors and officers entered into the Sponsor Agreement. Following execution of the Merger Agreement on August 3, 2022, Bridger delivered a unitholder written consent representing 98% of outstanding Bridger equity interests and (i) approving the Transactions, subject to the Closing occurring on or prior to March 31, 2023, and (ii) determining that the Transactions are a “Qualified Public Offering” for purposes of Bridger LLC Agreement.

On August 4, 2022, JCIC and Bridger issued a joint press release announcing the execution of the Merger Agreement, which it filed with a Current Report on Form 8-K with the SEC along with the executed Merger Agreement, the executed Sponsor Agreement, and an investor presentation prepared by members of JCIC’s and Bridger’s management team regarding Bridger and the Business Combination.

During October 2022, Bridger management met with JCIC management and discussed certain factors that arose with the passage of time that affected Bridger’s actual financial results for the first nine months of 2022, including, among other unanticipated circumstances, (i) the delay in the delivery of Bridger’s fifth and sixth Super Scoopers, (ii) the delay in the delivery of its UAS drones and (iii) lower demand for Bridger’s services as a result of a less intense 2022 wildfire season due to weather conditions, in particular during the third quarter of 2022. Accordingly, Bridger’s management informed JCIC management that it no longer believed that the Initial Projections (defined below) should be considered and it had prepared Updated Projections (as defined below) to reflect the adjusted assumptions and expectations of Bridger’s management regarding 2022E and 2023E.

After receiving the Updated Projections, the respective management teams of JCIC and Bridger convened multiple times to discuss the impact of the Updated Projections on the Transactions.

On November 4, 2022, JCIC convened a meeting of the JCIC Board via videoconference to discuss the Updated Projections with members of JCIC management. The members of the JCIC Board asked questions concerning the Updated Projections, including whether JCIC’s management had formed a view of whether the Updated Projections represented a more probable outcome than the Initial Projections. JCIC’s management indicated that in light of various unanticipated circumstances, including (i) the delay in the delivery of Bridger’s fifth and sixth Super Scoopers, (ii) the delay in the delivery of its UAS drones and (iii) lower demand for Bridger’s services as a result of a less intense 2022 wildfire season due to weather conditions, in particular during the third quarter of 2022, JCIC management believed that the Updated Projections represented the more likely outcome.

After discussing the changes reflected in the Updated Projections and the analysis described above, the JCIC Board and JCIC management reiterated their support for proceeding with the Business Combination.

The parties have continued and expect to continue regular discussions in connection with, and to facilitate the consummation of, the Business Combination.

Projected Financial Information

In connection with its consideration of the Business Combination, JCIC was provided with the projections prepared by the senior management of Bridger (the “Initial Projections”) in December 2021.

The JCIC Board reviewed and discussed the Initial Projections, and a summary of the Initial Projections is provided in this proxy statement/prospectus because the Initial Projections were made available to JCIC and its board of directors in connection with their review of the Business Combination Proposal and provided to Vantage Point in connection with Vantage Point’s delivery of a fairness opinion with respect to the transactions contemplated by the Merger Agreement. Bridger management prepared such financial information in good faith based on its judgment and assumptions regarding the future financial performance of Bridger. After assessing the results for the nine month period ended September 30, 2022, Bridger prepared an updated version of its projections which took into account adjustments to Bridger’s actual revenue in the third quarter of 2022 (the “Updated Projections” and, together with the Initial Projections, the “Projections”), a summary of which is set forth under “Updated Projections”.

As set forth below, as compared to the Initial Projections, the Updated Projections reflect a reduction in revenue anticipated by Bridger during the Updated Projections period, as a result of the (i) delay in the delivery of Bridger’s fifth and sixth Super Scooper aircrafts, (ii) delay in the delivery of its UAS drones and (iii) lower demand for Bridger’s services as a result of a less intense 2022 wildfire season due to weather conditions, in particular during the third quarter of 2022, which collectively is expected by Bridger management to result in a corresponding reduction to Adjusted EBITDA for 2022.

ACCORDINGLY, THE INITIAL PROJECTIONS NO LONGER REFLECT BRIDGER MANAGEMENT’S VIEW ON FUTURE PERFORMANCE AND HAVE BEEN INCLUDED SOLELY BECAUSE THEY WERE MADE AVAILABLE TO JCIC AND ITS BOARD OF DIRECTORS AS DESCRIBED ABOVE.

The inclusion of the below information should not be regarded as an indication that Bridger or any other recipient of this information considered—or now considers—it to be necessarily predictive of actual future results.

JCIC and Bridger do not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of their future performance, revenue, financial condition or other results. However, in connection with the Business Combination, Bridger management prepared the financial projections set forth below to present key elements of the financial projections provided to JCIC. Bridger’s financial projections were prepared solely for internal use and not with a view toward compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for the preparation or presentation of prospective financial information, but, in the view of Bridger’s management team, were prepared on a reasonable basis, reflect the best then-currently available estimates and judgments and present, to the best of Bridger management’s knowledge and belief, the expected course of action and the expected future financial performance of Bridger.

The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that JCIC, Bridger, their respective boards of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. While all forecasts are necessarily speculative and uncertain, Bridger believes that the prospective financial information covering periods beyond twelve months from its date of preparation has increasingly higher levels of uncertainty and a wider range of potential actual outcomes, and such financial projections should be read in that context. There will be differences between actual and forecasted results, and actual results may be materially greater or materially less than those contained in the financial projections. The financial projections are not fact and are not necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or stockholders, are cautioned that future results may be materially different than the financial projections contained in this proxy statement/prospectus. The financial projections should not be viewed as public guidance and are not being included to influence you to vote for or against the Business Combination Proposal or any other proposal contained in this proxy statement/prospectus, as the financial projections may be materially different than actual results. New Bridger does not intend to reference these financial projections in its future periodic reports filed under the Exchange Act.

The financial projections reflect numerous estimates and assumptions with respect to general business, economic, industry, regulatory, environmental, market and financial conditions and trends and other future events, as well as matters specific to Bridger’s business, all of which are difficult to predict and many of which are beyond Bridger’s and JCIC’s control. The financial projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Bridger’s and JCIC’s control and Bridger’s limited operating history makes evaluating its business and future prospects, including the assumptions and analyses developed by Bridger upon which operating and financial results forecast rely, difficult and uncertain. The various risks and uncertainties are set forth in the sections entitled “Risk Factors,” “Bridger’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements.” As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR BRIDGER, JCIC AND NEW BRIDGER UNDERTAKE NO OBLIGATIONS AND EXPRESSLY DISCLAIM ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE

SHOWN TO BE IN ERROR OR CHANGE. NONE OF BRIDGER, JCIC, NEW BRIDGER NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY EQUITYHOLDER OF BRIDGER, JCIC SHAREHOLDER, NEW BRIDGER STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE FINANCIAL PROJECTIONS OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

The financial projections included in this document has been prepared by, and are the responsibility of, Bridger management. None of Withum Smith+Brown, PC, JCIC’s independent registered public accounting firm, or Crowe LLP, the independent registered public accounting firm of Bridger, has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying financial projections and, accordingly, Withum Smith+Brown, PC and Crowe LLP expresses no opinion or any other form of assurance with respect thereto.

The key elements of the Projections provided by Bridger’s management team to JCIC are summarized in the tables below. The financial projections assume the consummation of the Business Combination. Bridger’s ability to achieve these financial projections will depend upon a number of factors outside of its control and include significant business, economic, environmental, legal, regulatory, and competitive uncertainties and contingencies.

Initial Projections

($ in millions, except where noted)	2022E	2023E
Fire Suppression	64.5	90.6
Air Attack	6.3	11.3
UAS	3.3	3.5
Other (Maintenance, Admin)	0.6	0.8
Total Revenue(1)	74.7	106.1
% growth	90%	42%
Cost of Sales (Excluding Depreciation)(5)	$23.2	$26.7
Gross Profit (Excluding Depreciation)(5)	$51.5	$79.3
% margin(5)	69.0%	74.8%
Adjusted EBITDA(2)	$38.6	$63.6
% margin	51.6%	59.9%
Maintenance and Miscellaneous CapEx(3)	(4.1)	(5.9)
Free Cash Flow(4)	$34.4	$57.6

(1)

Estimates of revenue were based on the continued operation of Bridger’s business activities as currently conducted and as increased by the revenue growth assumptions described in the first two bullet points below.

(2)

Defined as net earnings (loss) before interest expense, income tax expense (benefit), depreciation and amortization, as adjusted to exclude non-cash items or certain transactions that management does not believe are indicative of ongoing Company operating performance, which were losses on disposals of assets and legal fees related to financing transactions.

(3)

Maintenance and Miscellaneous Capital Expenditures are defined as Capital Expenditures less Growth Capital Expenditures. Growth Capital Expenditures were defined as capital expenditures relating to the acquisition of new aircraft and facilities (other than replacement aircraft and facilities).

(4)	Defined as Adjusted EBITDA less Maintenance and Miscellaneous CapEx.
(5)

Cost of Sales and Gross Profit included in the Initial Projections were presented on a non-GAAP basis because they excluded depreciation of $4.7 million for 2022 and depreciation of $7.4 million in 2023.

Bridger management prepared the Initial Projections in December 2021 and were shared with JCIC management in December 2021 in connection with the Business Combination. Following the end of the 2022 fire season, Bridger management prepared the Updated Projections as of October 31, 2022 based on estimates and assumptions believed to be reasonable with respect to the expected future financial performance of Bridger at the time of such preparation as described under “Updated Projections”. The material assumptions and beliefs on which Bridger management based its forecasts in preparing the Initial Projections include the below factors, certain of which Bridger management has reconsidered and adjusted in connection with the preparation of the Updated Projections. For additional information regarding Bridger’s updated assumptions and projections and the ways in which such assumptions vary from the assumptions used to prepare the Initial Projections set forth below as well as a description of the reasons for these changes, see “Comparison of Initial Projections and Updated Projections.”

•

revenue growth from $39.4 million in 2021 to $106.1 million in 2023 from the addition (and assuming timely delivery of) of the two Super Scooper aircrafts in 2022 (original delivery estimated for May and July 2022) and one Super Scooper aircraft in 2023 (original delivery estimated for the first quarter of 2023), seven Air Attack aircrafts in the first quarter of 2023 and two UAS drones in 2022 (original delivery estimated for May 2022) and two UAS drones in 2023 (original delivery estimated for the first quarter of 2023) on national and state contracts; year-over-year escalators of contractual rates averaging 2% across the various lines of business; increasing year-over-year flight hours per aircraft; and increase of days of utilization for the Super Scoopers of 16 days per aircraft between 2021 and 2022 and of 10 days per aircraft between 2022 and 2023;

•

sufficient demand to support the increased services described in the immediately preceding bullet point based on unfilled requests for fire suppression aircraft within the U.S. (as evidenced by the National Interagency Coordination Center’s annual Wildland Fire Summary and Statistics reports) and the anticipated continuation of historical trend of longer and more severe wildfire seasons reflected in data from the NIFC and Climate Central, each of which are described in greater detail in the “Information About Bridger — Key Market Drivers and Opportunities — Longer and more severe fire seasons drive demand for fire suppression and aerial surveillance services” and “— Increased demand and limited supply of purpose-built suppression aircraft” sections of this proxy statement/prospectus above;

•

improved economies of scale as cost of sales expenses are expected to decrease as a percentage of total costs, learning curve improvements, and margin growth from Bridger’s differentiated offerings over time as Bridger continues to scale availability capabilities through 2023, which is anticipated to improve gross profit margins;

•

aggregate capital expenditures of approximately $122.5 million in 2022 and 2023, which capital expenditures would be used to support current operations and expand Bridger’s domestic footprint in revenue-generating assets, including additional aircraft (though if Bridger’s operating cash flow is less than expected, Bridger may decrease the amount of capital expenditures during such periods); and

•	access to sources of capital, including debt financing and other sources of capital, to finance operations and growth.

Updated Projections

Bridger management believed the forecasts and assumptions described above incorporated into the Initial Projections were reasonable at the time the Initial Projections were prepared, given the information Bridger had at that time and its business strategy and performance and demand trends at such time. However, since the Initial Projections were prepared in December 2021, certain factors arose with the passage of time that affected Bridger’s actual results in the first nine months of 2022, including, among other unanticipated circumstances, the (i) delay in the delivery and subsequent preparation for deployment of Bridger’s fifth Super Scooper aircraft until September 2022 and the delivery of Bridger’s sixth Super Scooper aircraft until the fourth quarter of 2022, (ii) delay in the delivery of its two UAS drones until October 2022 and (iii) lower demand for Bridger’s services as a result of a less intense 2022 wildfire season due to weather conditions, in particular during the third quarter of 2022. Accordingly, Bridger management no longer believes the Initial Projections should be considered and prepared the Updated Projections to reflect the adjusted assumptions and expectations of Bridger management regarding 2022 and 2023.

($ in millions, except where noted)	2022E	2023E
Fire Suppression	39	85
Air Attack	7	13
UAS	0	3
Other (Maintenance, Admin)	0	1
Total Revenue	46	102
% growth	17%	122%
Cost of Sales(1)	$34	$35
Gross Profit(1)	$12	$67
% margin(1)	26%	66%
Adjusted EBITDA	$4	$58
% margin	10%	57%
Maintenance and Miscellaneous CapEx	(14)	(6)
Free Cash Flow	$(10)	$51

(1)	Cost of Sales and Gross Profit included in the Updated Projections are presented on a GAAP basis, and they include depreciation of $8.6 million for 2022 and depreciation of $8 million in 2023.

Some of the significant assumptions and beliefs on which Bridger management based its forecasts in preparing the Updated Projections and that JCIC’s management believed to be material include the below factors:

•

revenue growth from $39.4 million in 2021 to $102 million in 2023 from the five Super Scooper aircrafts, thirteen Air Attack and surveillance aircrafts and two UAS aircrafts operated as of October 31, 2022 and the addition (and assuming timely delivery of) of the sixth Super Scooper aircraft (which is estimated to be delivered by the fourth quarter of 2022) and a seventh fire suppression aircraft equivalent to a Super Scooper based on its revenue and Adjusted EBITDA impact (which is estimated to be operational by the second quarter of 2023), five more Air Attack aircrafts and two UAS drones (which are estimated to be delivered in the second quarter of 2023). To the extent certain types of aircraft are not readily available for acquisition or contract, Bridger anticipates pursuing alternative revenue growth opportunities that result in similar revenue and Adjusted EBITDA impacts. For example, if a water-dropping fire suppression aircraft equivalent to a Super Scooper is unavailable for purchase, Bridger plans to seek growth of its fire suppression revenue by acquiring multiple smaller water-dropping fire suppression planes, a non-water-dropping fire suppression plane, such as a retardant-dropping plane, or leasing any of the foregoing aircrafts. Similarly, the actual number of Air Attack planes acquired or leased may be higher or lower than five depending on the size, capital expenditures and expected revenue generated from the aircraft ultimately acquired or leased;

•	increase in Super Scooper flight hours and standby days to 320 and 125, respectively for a normalized 2023 fire season;

•

sufficient and consistent demand to support the increased services described in the immediately preceding bullet points based on historical unfilled requests for fire suppression aircraft within the U.S. (as evidenced by the National Interagency Coordination Center’s annual Wildland Fire Summary and Statistics reports) and the anticipated continuation of historical trend of longer and more severe wildfire seasons reflected in data from the NIFC and Climate Central, each of which are described in greater detail in the “Information About Bridger — Key Market Drivers and Opportunities — Longer and more severe fire seasons drive demand for fire suppression and aerial surveillance services” and “— Increased demand and limited supply of purpose-built suppression aircraft” sections of this proxy statement/prospectus above, although such demand assumption remains subject to the inherent annual seasonality of our business as described in greater detail in the section this proxy statement/prospectus under “Risk Factors — Seasonality Risks”;

•

increased Adjusted EBITDA margins from 27% in 2021 to 57% in 2023 as a result of the steady demand, high-capacity utilization, aircraft fleet expansion (projected to have a total of 29 aircrafts, inclusive of two non-revenue generating aircrafts) through the purchase of two additional Super Scooper aircrafts in 2022, one fire suppression aircraft equivalent to a Super Scooper in 2023 and other aircrafts;

•

efficiencies of scale that occur as revenue increases along with efficiencies that Bridger expects to realize as cost of sales expenses which are expected to decrease as a percentage of total costs, learning curve improvements and margin growth over time as Bridger continues to scale availability capabilities through 2023;

•

aggregate capital expenditures of approximately $133 million in 2022 and 2023, which capital expenditures would be used to support current operations and expand Bridger’s domestic footprint in revenue-generating assets, including additional aircrafts (though if Bridger’s operating cash flow is less than expected, Bridger may decrease the amount of capital expenditures during such periods);

•	Bridger’s ability to continue to develop and foster strong relationships with existing customers;

•	access to sources of capital, including cash on hand from recent capital raise, debt financing and other sources of capital, to finance operations and growth; and

•	other key assumptions impacting profitability include, maintenance and administrative and investment expenses.

Comparison of Initial Projections and Updated Projections

Since the Initial Projections were prepared in December 2021, Bridger has identified certain factors that are likely to impact its near-to-mid-term outlook through the end of the 2022 year, including the following:

•

Manufacturing and Delivery Delays. In 2022, Bridger experienced a delay with the delivery of its fifth and sixth Super Scooper aircrafts and two UAS drones. Bridger originally expected that the fifth Super Scooper, sixth Super Scooper, and the two UAS drones would be delivered in May 2022, July 2022 and May 2022, respectively, but ultimately, the delivery and subsequent preparation for deployment of the fifth Super Scooper was delayed until September 2022, the two UAS drones were delivered in October 2022 and the sixth Super Scooper is estimated to be delivered in the fourth quarter of 2022. Management estimates that the timely delivery of the fifth and sixth Super Scooper aircrafts and the two UAS drones would have allowed for an addition of up to $18.7 million in revenue.

•

Unexpectedly Slow and Shortened Fire Season. Bridger management anticipated that the third quarter of 2022 would be the busiest period for the fire season, which has been the case for previous years. However, the third quarter of 2022 was unexpectedly slow for the wildfire season, with the average national wildland fire preparedness level for August and September at level 3, compared to level 5 for August and September 2021 and September 2020 and level 4 for August 2020, according to the NIFC. Due to the condensed fire season, Bridger experienced a decrease in demand for its wildfire surveillance, relief and suppression and aerial firefighting services and had less flight hours and standby days than originally projected. Bridger originally anticipated 135 standby days and 325 flight hours per Super Scooper, but now anticipates only 100 standby days and 290 flight hours for 2022. Bridger correspondingly lowered its 2023 anticipated standby days from 145 to 125 and flight hours from 325 to 320 after it considered demand for wildfire firefighting services during the 2022 fire season against the historical demand trends for wildfire firefighting services. Management estimates that the fire season variance resulted in approximately $8.3 million less revenue for 2022 than originally forecasted.

•

As a result of these factors, in the Updated Projections, the Company’s total revenue for 2022 decreased by $28.7 million, from $74.7 million in the Initial Projections and consequently, the Company’s projected Adjusted EBITDA has decreased by $34.1 million, from $38.6 million in the Initial Projections, and in the Updated Projections, the Company’s total revenue for 2023 decreased by $4.0 million, from $106.1 million in the Initial Projections and consequently, the Company’s projected Adjusted EBITDA for 2023 decreased by $5.6 million, from $63.6 million in the Initial Projections. Even if the demand for such services and the number of flight hours decreased, there was no corresponding decrease in Bridger’s fixed costs as the Company maintains a highly-skilled group of employee pilots and Super Scooper maintenance crew.

•

The Initial Projections presentation values were non-GAAP and therefore did not include depreciation of $4.7 million in Cost of Sales and Gross Profit for 2022 and depreciation of $7.4 million in Cost of Sales and Gross Profit for 2023. For the Updated Projections, depreciation of $8.6 million was included in Cost of Sales and Gross Profit for 2022 and depreciation of $8 million was included in Cost of Sales and Gross Profit for 2023.

•

Capital Expenditures. Increase of aggregate capital expenditures from approximately $122.5 million in 2022 and 2023 to $133 million in 2022 and 2023 as a result of increased maintenance capital expenditures to support the operation of the fleet during the fire season and the acquisition of excess stockpile of spare parts in 2022 as part of a favorable acquisition opportunity.

Bridger believes that the assumptions used to derive its forecasts are both reasonable and supportable. The forecasts for revenue reflect the consistent application of the accounting policies of Bridger and should be read in conjunction with the accounting policies included in Note 2 — “Summary of Significant Accounting Policies” accompanying the historical audited consolidated financial statements of Bridger and included elsewhere in this proxy statement/prospectus.

A reconciliation of the projected non-GAAP financial measures has not been provided and is unable to be provided without unreasonable effort because certain items excluded from these non-GAAP financial measures cannot be reasonably calculated or predicted at this time. For the same reasons, Bridger is unable to address the probable significance of the unavailable information, which could be material to future results.

Opinion of Vantage Point

As discussed herein, the JCIC Board retained Vantage Point Advisors, Inc. (“Vantage Point”) in connection with the Transactions to provide to the JCIC Board a fairness opinion related thereto. Such engagement was entered into pursuant to the terms of an engagement letter dated as of June 6, 2022. The JCIC Board engaged Vantage Point based on Vantage Point’s reputation, acumen and experience rendering financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, recapitalizations and for other transactions and other purposes.

On July 11, 2022, the JCIC Board held a video meeting with several representatives from Weil, Gotshal & Manges LLP, JCIC’s counsel, and several representatives from Vantage Point in which Vantage Point provided a draft presentation regarding the Transactions. On August 1, 2022, Vantage Point had a second video meeting with JCIC Board members and subsequently provided its final presentation and delivered its opinion letter (the “Opinion”) to the JCIC Board on August 1, 2022 stating that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, (i) the Transactions as set forth in the Merger Agreement are fair, from a financial point of view, to JCIC, and (ii) Bridger has a fair market value equal to at least eighty percent (80%) of the balance of funds in JCIC’s trust account (excluding deferred underwriting commissions and taxes payable). The summary of the Opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Opinion, which is attached to this proxy statement/prospectus as Annex K, and includes the definition of the Transactions, and sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken by Vantage Point in connection with arriving at and delivering the Opinion.

The Opinion was furnished to the JCIC Board as only one input to consider in its process of analyzing the Transactions and it did not constitute a recommendation to the JCIC Board (or any member thereof), any shareholder of JCIC or any other person as to how such person should vote or invest in JCIC or otherwise act with respect to the Transactions or in any other manner. The Opinion was delivered to the JCIC Board subject to the conditions, scope of engagement, limitations and understanding set forth in the Opinion and subject to the understanding that the obligations of Vantage Point in connection with the Transactions are solely corporate obligations. Vantage Point was not asked to opine on, and the Opinion did not express any views with respect to, (i) any other terms of the Transactions, (ii) JCIC’s underlying business decision to effect the Transactions, (iii) the basic business decision to proceed with or effect the Transactions, (iv) the merits of the Transactions relative to any alternative transaction or business strategy that may be available to JCIC, (v) the amount or nature of the compensation to any officer, director or employee or any class of such persons relative to the compensation to be received by the holders of any class of securities, creditors or other constituencies of JCIC or Bridger in the Transactions, or relative to or in comparison with the consideration payable in connection with the Transactions, (vi) the fairness of the Transactions to any particular group or class of securities (other than the equity securities of JCIC which were acquired upon the consummation of the Transactions), creditors, or other constituencies of JCIC, (vii) the solvency, creditworthiness or fair value of Bridger or any other participant in the Transactions under any applicable laws relating to bankruptcy, insolvency or similar matters, (viii) the procedural fairness of the Transactions or other possible measures of fairness or (ix) the independent fair value of Bridger (except as expressly set forth in the Opinion) or the fairness of such valuation to JCIC or JCIC’s shareholders (independent from the Transactions), taken as a whole.

In arriving at its Opinion, Vantage Point performed the reviews, analyses and inquiries as it, in its professional judgment and experience, deemed necessary and appropriate under the circumstances and based on the nature of the Transactions. Vantage Point’s activities, included, without limitation:

1)	The review of documents and sources of information as deemed appropriate, including the Transaction Agreements and Bridger’s financial statements;

2)

The review of certain operating and financial information, including the Initial Projections (as defined above) and assumed pro forma net debt and cash and cash equivalents balance, provided to Vantage Point by management of Bridger and JCIC relating to Bridger’s business prospects;

3)

Meetings or correspondence with certain members of JCIC and Bridger’s senior and operating management and other advisors to discuss Bridger’s operations, historical financial results, future prospects and projected operations and performance;

4)	The evaluation of the stock price history and reported events of JCIC and Bridger;

5)	The analysis of publicly available data and stock market performance data of public companies, that were deemed comparable to Bridger by Vantage Point; and

6)	The performance of such other studies, analyses, inquiries and investigations as Vantage Point deemed appropriate.

In rendering its Opinion, Vantage Point assumed and relied upon the accuracy and completeness of the audited and unaudited financial statements, forecasts and other information provided to it by JCIC and Bridger, and Vantage Point has further relied upon the assurances of such companies’ management that they were, in each case, unaware of any facts or circumstances that would make the information provided to us incomplete or misleading. Vantage Point did not assume any responsibility for independent verification of such information or assurances.

In arriving at its Opinion, Vantage Point did not perform any independent appraisal or physical inspection of the assets of Bridger. Vantage Point’s analysis does not constitute an examination, review or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified

Public Accountants (“AICPA”). Vantage Point did not and does not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines. Furthermore, there will usually be differences between prospective and actual results because events and circumstances frequently do not occur as expected and those differences may be material. Vantage Point has also assumed that neither JCIC nor Bridger were involved in any material transaction other than the Transactions and those activities undertaken in the ordinary course of conducting their respective businesses.

Vantage Point’s Opinion was predicated on the assumption that the final executed form of the Merger Agreement would not differ in any material respect from the draft of the Merger Agreement they examined, that the conditions to the Transactions as set forth in the Merger Agreement would be satisfied, and that the Transactions would be consummated on a timely basis in the manner contemplated by the Merger Agreement. Vantage Point further assumed that all other Transaction Agreements listed in the Opinion would be executed with no material changes from the most recent drafts supplied to and reviewed by Vantage Point.

In performing its analyses, Vantage Point considered business, economic, market and other conditions as they existed on, and could be evaluated as of, the date of its Opinion. No company or business used in Vantage Point’s analyses for comparative purposes is identical to Bridger, and an evaluation of the results of those analyses is not entirely mathematical and is subject to assumptions and estimates. The estimates contained in the financial projections and the implied reference range values indicated by Vantage Point’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of JCIC or Bridger. Much of the information used in, and accordingly the results of, Vantage Point’s analyses are inherently subject to substantial uncertainty. As a result, Vantage Point did not and does not assume any responsibility if the future results are materially different from those forecast.

Vantage Point’s Opinion was only one of many factors considered by the JCIC Board in evaluating the proposed Mergers. Neither Vantage Point’s Opinion nor its analyses were determinative of the transaction consideration or of the views of the JCIC Board, or JCIC’s management with respect to any determinations made regarding the Transactions or the transaction consideration. The type and amount of consideration payable as the transaction consideration were determined through negotiation between JCIC and Bridger, and the decision to enter into the Merger Agreement was solely that of the JCIC Board.

Financial Analyses

In preparing its Opinion, Vantage Point performed a variety of analyses, including those described herein. The summary of Vantage Point’s analyses is not a complete description of the analyses underlying Vantage Point’s Opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Vantage Point’s Opinion nor its underlying analyses is readily susceptible to partial analysis or summary description. Vantage Point arrived at its Opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Vantage Point’s overall conclusion with respect to fairness, Vantage Point did not make separate or quantifiable judgments regarding individual analyses. Furthermore, Vantage Point did not assign particular weight to any factor or analysis considered by it. Accordingly, Vantage Point made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all its analyses, and Vantage Point believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Vantage Point’s analyses and Opinion.

The following is a summary of the material financial analyses performed by Vantage Point in connection with the preparation of its Opinion. The order of the analyses does not represent relative importance or weight given to those analyses by Vantage Point. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of any of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting each analysis, could create an inaccurate, misleading or incomplete view of Vantage Point’s analyses.

For purposes of its analyses, Vantage Point reviewed a number of financial metrics, including enterprise value, which generally is the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the applicable acquisition target) plus the amount of its net debt (i.e., the amount of its outstanding indebtedness, non-convertible preferred stock, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on its balance sheet).

Unless the context indicates otherwise, Vantage Point based the enterprise values used in the selected companies analysis described below using the closing prices of the common stock of the selected companies as of July 31, 2022. Vantage Point based the estimates of the future financial performance of Bridger relied upon for the financial analyses described herein on the Adjusted EBITDA projections set forth above. Vantage Point based the estimates of the future financial performance of the selected companies listed below on publicly available research analyst estimates for those companies.

Assumed Value. For purposes of its financial analyses, with JCIC’s consent, Vantage Point assumed that the transaction consideration had a value equal to $724,600,000, adjusted for (i) net debt and (ii) certain transaction expenses (if such expenses exceed $5,000,000, in the aggregate).

Guideline Public Company Method

Vantage Point reviewed certain financial data for guideline public companies (“GPCs”) with publicly traded equity securities that Vantage Point deemed relevant based on their operations that may in certain respects, and based on Vantage Point’s professional judgment and experience, be considered similar to those of Bridger, including government defense companies, industrial contractors/providers and environmentally-focused companies. No company used in the analyses as a comparison is directly comparable to Bridger. The GPCs included:

1.	AeroVironment, Inc.,

2.	CAE, Inc.,

3.	Casella Waste Systems, Inc.,

4.	Energy Recovery, Inc.,

5.	ESCO Technologies, Inc,.

6.	HEICO Corporation,

7.	Howmet Aerospace, Inc.,

8.	Kratos Defense & Security Solutions, Inc.,

9.	MDA Ltd.,

10.	ShotSpotter, Inc.,

11.	Teledyne Technologies Incorporated,

12.	TransDigm Group Incorporated,

13.	Trimble Inc. and

14.	Waste Connections, Inc.

The financial data reviewed, which was based in part on stock prices as of July 31, 2022 and Adjusted EBITDA figures from the S&P Capital IQ database, included:

•	Enterprise value as a multiple of estimated Adjusted EBITDA for the 2022 fiscal year, or “FY 2022E” Adjusted EBITDA; and

•	Enterprise value as a multiple of estimated Adjusted EBITDA for the 2023 fiscal year, or “FY 2023E” Adjusted EBITDA.

The selected companies and resulting Minimum, Lower (First) Quartile, Median, Upper (Third) Quartile and Maximum financial data included the following:

GPC Multiples
	Minimum	Lower (First) Quartile	Median	Upper (Third) Quartile	Maximum
EV / FY 2022E Adjusted EBITDA	7.52x	15.39x	19.08x	24.27x	37.78x
EV / FY 2023E Adjusted EBITDA	5.78x	13.33x	16.90x	19.32x	32.87x

Taking into account the results of the GPC analysis, Vantage Point applied selected enterprise value multiple ranges of 20.00x to 23.00x FY 2022E Adjusted EBITDA and 13.00x to 15.00x FY 2023E Adjusted EBITDA to corresponding financial data for Bridger. The low end of the FY 2022 multiple range of 20.00x to 23.00x was slightly above the GPCs median multiple (19.08x), but below the third quartile indication of 24.27x primarily due to Bridger’s higher growth and higher margin expectations as compared to the GPCs. When selecting the FY 2023 multiple range, Vantage Point primarily considered the risks in Bridger achieving higher growth relative to the GPCs with the low end of the selected multiple range (13.00x) being slightly below the first quartile indication of 13.33x and the high end of the selected multiple range (15.00x) being below the median of 16.90x. The GPC analysis indicated total equity value reference ranges for Bridger of approximately $690 million to $800 million based on FY 2022E Adjusted EBITDA and approximately $740 million to $870 million based on FY 2023E Adjusted EBITDA, in each case as compared to the assumed aggregate value of the transaction consideration to be issued in the Transactions of $724.6 million, adjusted for net debt and certain transaction expenses (if such expenses exceed $6,500,000, in the aggregate). In contrast to the selected FY 2022 multiple range, the selected FY 2023 multiple range was lower than the applicable GPC median multiple to account for the increased risk associated with the 2023 forecast including continued EBITDA margin expansion and the uncertainty related to the efficient timing and delivery of new aircraft and the ability to generate economics from their deployment.

Other Matters

Vantage Point was engaged by JCIC to provide an opinion to the JCIC Board as to the fairness, from a financial point of view, to JCIC of the consideration to be issued by JCIC in the Transactions pursuant to the Merger Agreement. JCIC engaged Vantage Point based on Vantage Point’s experience, acumen and reputation. Vantage Point is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts and other transactions and for other purposes. Pursuant to its engagement by JCIC, Vantage Point became entitled to an aggregate fee of $160,000 for its services, of which $90,000 had been paid as August 2, 2022, and $70,000 of which will be payable upon the first to occur of (a) the consummation of the Transactions or (b) ten days following the date the Transactions are terminated. JCIC has also agreed to reimburse Vantage Point for certain expenses and to indemnify Vantage Point, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities (including, without limitation, contingent liabilities) under the federal securities laws, arising out of or related to Vantage Point’s engagement. As of November 4, 2022, legal fees are the sole expense that has been incurred by Vantage Point related to the Transactions. The total amount of legal fees incurred by Vantage Point to date is $27,790. The reimbursement of expenses is not subject to the completion of the Transaction and must be reimbursed by JCIC whether or not the Transaction is consummated.

Prior to its engagement by JCIC to provide a fairness opinion to the JCIC Board, the Vantage Point has not been engaged by JCIC, Bridger or their respective affiliates to provide valuation or financial advisory services. Vantage Point may in the future provide valuation and/or financial advisory services to JCIC, Bridger and their respective affiliates for which Vantage Point may receive compensation.

The JCIC Board’s Reasons for the Approval of the Business Combination

The JCIC Board, in evaluating the Business Combination, consulted with JCIC’s management and legal advisors. In unanimously deciding to (a) adopt the Merger Agreement and approve the Transactions, including the Business Combination, and (b) recommend that JCIC shareholders vote to approve and adopt the Merger Agreement and the Transaction Agreements and approve the transactions contemplated thereby, the JCIC Board considered a range of factors, including but not limited to, the factors discussed below.

In light of the number and wide variety of factors the members of the JCIC Board considered in connection with evaluating and approving the Business Combination, the JCIC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The JCIC Board’s evaluation and determination regarding the Business Combination was necessarily based on the information available and the factors presented to and considered by it at the time.

This summary of the JCIC Board’s reasons for approval of the Business Combination, along with all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

In considering the Business Combination, the members of the JCIC Board considered a number of factors pertaining to the Business Combination as generally supporting their decision to enter into the Merger Agreement and the Transaction Agreements described therein and approve the transactions contemplated thereby, including, but not limited to, the following factors, which are not necessarily presented in the order of relative importance:

•

Industry and Trends. Bridger’s aerial firefighting business is part of an industry and addressable market that has seen substantial growth in recent periods due to rising and evolving wildfire risks, and that the JCIC Board, following a review of industry trends and other industry factors, considered attractive and expects to have continued growth potential in future periods;

•

Competitive Dynamics. Bridger’s business offers a number of advantages compared to its competitors, including the types of aircraft and services offered. Bridger is considered one of the leaders in its field with its highly efficient aerial firefighting assets, which include its fleet of purpose built water scooper aircraft and their air attack support planes. Together with Bridger’s data and analytics, Bridger is able to provide a fully-integrated aerial firefighting solution;

•

Scalable Business Model. The ability to scale Bridger’s business model by increasing the size of the fleet while maintaining its high capacity utilization should continue to drive margins which would allow the business to create significant operating leverage;

•

Financial Condition. The JCIC Board also considered Bridger’s historical financial results, outlook and financial plan. In considering these factors, the JCIC Board reviewed and considered Bridger’s positive cash flow, the current prospects for growth if Bridger achieves its business plans and various historical and current balance sheet items including Bridger’s current strong cash position;

•

Additional Growth Opportunities. The potential to grow Bridger by investing in additional scooper and air attack aircraft, geographic expansion, exploration of potential acquisition opportunities and continued development and monetization of Bridger’s FireTRAC platform;

•	Experienced and Proven Management Team. Bridger has an experienced management team with diverse experience including military and operational expertise. Over the last 10 months, the JCIC management team has had the opportunity to engage and evaluate the Bridger team. In addition, the entire senior management of Bridger is expected to continue with New Bridger following the Business Combination to execute the business and strategic growth plan;

•

Due Diligence. JCIC’s management and external advisors conducted significant due diligence investigations of Bridger. This included detailed commercial, financial and tax due diligence reviews including market research and meetings and calls with Bridger’s management regarding Bridger’s business model, operations and forecasts;

•

Lock-Up. The Sponsor and Bridger management have agreed to a twelve-month lock-up period with respect to their shares of New Bridger Common Stock, subject to customary exceptions which will provide important stability to New Bridger for a period of time following the Business Combination;

•	Fully-Funded Balance Sheet Post-Closing. The combined company is expected to have sufficient cash following the Business Combination to support its go-forward business plan;

•

Reasonableness of Merger Consideration. Following a review of the financial data provided to JCIC, including the historical financial statements of Bridger and certain unaudited prospective financial information discussed in “Shareholder Proposal No. 1 — The Business Combination Proposal—Projected Financial Information” and JCIC’s due diligence review and financial and valuation analyses of Bridger, the JCIC Board considered the transaction consideration to be issued to Bridger’s equityholders and determined that the consideration was reasonable in light of such data and financial information;

•

Fairness Opinion. The JCIC Board considered the opinion delivered by Vantage Point Advisors to the effect that, as of the date of the opinion, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the opinion, the Transactions are fair to JCIC from a financial point of view and that Bridger has a fair market value equal to at least eighty percent (80%) of the balance of funds in JCIC’s Trust Account (excluding deferred underwriting commissions and taxes payable);

•

Other Alternatives. After a review of other business combination opportunities reasonably available to JCIC, the JCIC Board believes that the proposed Business Combination represents the best potential business combination for JCIC and the most attractive opportunity for JCIC’s shareholders based upon the process utilized to evaluate and assess other potential acquisition targets;

•

Negotiated Transaction. The terms and conditions of the Merger Agreement and the related agreements and the transactions contemplated thereby, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the Business Combination and the termination provisions, were the product of arms-length negotiations, and, are in the view of the JCIC Board, reasonable, and represent a strong commitment by JCIC and Bridger to complete the Business Combination; and

•

Post-Closing Governance. The fact that JCIC will appoint two (2) members of New Bridger’s board of directors following the Business Combination and the other proposed directors and officers of the combined company represent a strong and experienced management team, including certain directors and officers that are current members of Bridger’s senior management responsible for the day-to-day operations of Bridger, and will provide helpful continuity in advancing the combined company’s strategic goals.

The JCIC Board also considered a variety of uncertainties, risks and other potentially negative factors concerning the Business Combination including but not limited to, the following:

•

Government Contracts. Risks arising from the fact that due to the restrictions on the authority of federal agencies to obligate federal funds without annual appropriations from Congress, most of Bridger’s contracts are structured for one base year with options for up to four additional years, and that the government customers can terminate the contracts for cause or for convenience at any time;

•

Forecast Reliant on Continuing to Sign Up New Government Contracts. Bridger’s long-term performance will rely on continuing to maintain and generate new contracts with state, federal, and non-U.S. governmental entities;

•

Loss of Small Business Status. Risks arising from the fact that Bridger was awarded certain government contracts based on its status as a small business under the applicable regulations of the Small Business Association, and therefore as New Bridger continues to expand, New Bridger may not be eligible to utilize the small business status to grow its business;

•	Historical Losses. Bridger has incurred losses on an as-reported basis for the last several years;

•	Macroeconomic Risks. Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects it could have on the combined company’s revenues;

•	Shareholder Vote. The risk that JCIC’s shareholders may fail to approve the Condition Precedent Proposals;

•

Redemption Risk. The potential that a significant number of JCIC shareholders elect to redeem their public shares prior to the consummation of the Business Combination pursuant to the Cayman Constitutional Documents, which would provide less capital to New Bridger after Closing.

•

Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within JCIC’s control, including the receipt of certain required regulatory approvals;

•

JCIC Public Shareholders holding a Minority Position in the Combined Company. The risks associated with JCIC public shareholders holding a minority position in the combined company (approximately [●]%, on a fully diluted basis, assuming no redemptions and excluding the impact of the JCIC Class A Ordinary Shares underlying the JCIC Warrants), which may reduce the influence that JCIC public shareholders have on the management of New Bridger;

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•

Listing Risks. The challenges associated with preparing New Bridger and its subsidiaries for the applicable disclosure and listing requirements to which New Bridger will be subject as a publicly traded company on the Nasdaq;

•

Liquidation of JCIC. The risks and costs to JCIC if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in JCIC being unable to effect an initial business combination by January 26, 2023;

•	Benefits may not be Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe; and

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

In addition to considering the factors above, the JCIC Board also considered other factors including, without limitation:

•

Interests of Certain Persons. Some officers and directors of JCIC have interests in the Business Combination. See “Proposal No. 1 — The Business Combination Proposal — Interests of JCIC’s Directors and Officers and Others in the Business Combination”; and

•	Other Risk Factors. Various other risk factors associated with Bridger’s business, as described in the section entitled “Risk Factors.”

The JCIC Board concluded that the potential benefits that it expected JCIC and JCIC’s shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors and other risks associated with the Business Combination. The JCIC Board also noted that JCIC shareholders would have a substantial economic interest in the combined company (depending on the level of redemptions by JCIC public shareholders). Accordingly, the JCIC Board unanimously determined that the Merger Agreement, the Transaction Agreements referenced therein, and the transactions contemplated thereby were advisable to and in the best interests of JCIC and its shareholders.

Interests of JCIC’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the JCIC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the initial shareholders, including JCIC’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of JCIC’s shareholders generally. These interests include, among other things, the interests listed below:

•

Prior to JCIC’s initial public offering, the Sponsor purchased 8,625,000 JCIC Class B Ordinary Shares for an aggregate purchase price of $25,000, or approximately $0.003 per share, and the Sponsor later transferred (i) 25,000 JCIC Class B Ordinary Shares to each of Heather Hartnett and Samir Kaul, each of whom serve on the JCIC Board, at their original per share purchase price on September 25, 2020 and (ii) 25,000 JCIC Class B Ordinary Shares to Richard Noll, who serves on the JCIC Board, at their original per share purchase price on March 8, 2021. If JCIC does not consummate a business combination by January 26, 2023 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and the JCIC Board, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Act (As Revised) to provide for the claims of creditors and the requirements of other applicable law. In such event, the 8,625,000 JCIC Class B Ordinary Shares collectively owned by the Sponsor and three directors (Heather Hartnett, Samir Kaul and Richard Noll) would be worthless because following the redemption of the public shares, JCIC would likely have few, if any, net assets and because the Sponsor and JCIC’s directors and officers have agreed to waive their respective rights to liquidating dissolutions from the Trust Account in respect of any JCIC Class A Ordinary Shares and JCIC Class B Ordinary Shares held by them, as applicable, if JCIC fails to complete a business combination within the required period. Additionally, in such event, the 9,400,000 JCIC Private Placement Warrants purchased by the Sponsor simultaneously with the consummation of JCIC’s initial public offering for an aggregate purchase price of $9,400,000 will also expire worthless. Certain of JCIC’s directors and officers, including Jeffrey E. Kelter and Robert F. Savage, also have a direct or indirect economic interest in such JCIC Private Placement Warrants and the 8,550,000 JCIC Class B Ordinary Shares owned by the Sponsor.

•

If JCIC is unable to complete a business combination within the required time period, the aggregate dollar amount of non-reimbursable funds the Sponsor and its affiliates have at risk that depends on completion of a business combination is $[●], comprised of (a) $25,000 representing the aggregate purchase price paid for the JCIC Class B Ordinary Shares, (b) $9,400,000 representing the aggregate purchase price paid for the JCIC Private Placement Warrants, (c) $[●] of unpaid expenses incurred by JCIC pursuant to the administrative services agreement with an affiliate of the Sponsor and (d) $800,000 representing amounts owed under the convertible promissory note.

•

As a result of the low initial purchase price (consisting of $25,000 for the 8,625,000 JCIC Class B Ordinary Shares, or approximately $0.003 per share, and $9,400,000 for the JCIC Private Placement Warrants), the Sponsor, its affiliates and JCIC’s management team and advisors stand to earn a positive rate of return or profit on their investment, even if other shareholders, such as JCIC’s public shareholders, experience a negative rate of return because the post-business combination company subsequently declines in value. Thus, the Sponsor, our officers and directors, and their respective affiliates may have more of an economic incentive to enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their JCIC Class B Ordinary Shares, rather than liquidate if we fail to complete our initial business combination by January 26, 2023.

•

The 8,550,000 shares of New Bridger Common Stock into which the 8,550,000 JCIC Class B Ordinary Shares held by the Sponsor and the 75,000 shares of New Bridger Common Stock into which the 75,000 JCIC Class B Ordinary Shares collectively held by the independent directors, will automatically convert in connection with the Second Merger, if unrestricted and freely tradeable, would have had an aggregate market value of $[●] and $[●], respectively, based upon the closing price of $[●] per JCIC Class A Ordinary Share on the Nasdaq on [●], 2022, the most recent practicable date prior to the date of this proxy statement/prospectus. The 9,400,000 New Bridger Warrants into which the 9,400,000 JCIC Private Placement Warrants held by the Sponsor will convert in connection with the Second Merger, if unrestricted and freely tradeable, would have had an aggregate market value of $[●] based upon the closing price of $[●] per JCIC Warrant on Nasdaq on [●], 2022, the most recent practicable date prior to the date of this proxy statement/prospectus. Assuming the completion of the business combination under a no redemption scenario, the approximate value of Sponsor’s ownership interest in New Bridger securities, based on the per share price specified in the Merger Agreement and the closing trading price of the warrants on [●], 2022, would be $[●], as compared to the aggregate price paid for all such securities of $[●].

•

An affiliate of the Sponsor is paid $10,000 per month from JCIC in connection with certain office space, secretarial and administrative services as may be required by JCIC from time to time. As of [●], 2022, the unpaid accrued fees under the administrative services agreement between the Sponsor and JCIC amounted to $[●].

•

In the event that JCIC fails to consummate a business combination within the prescribed time frame (pursuant to the JCIC Charter), or upon the exercise of a redemption right in connection with the Business Combination, JCIC will be required to provide for payment of claims of creditors that were not waived that may be brought against JCIC within the ten years following such redemption. In order to protect the amounts held in JCIC’s Trust Account, the Sponsor has agreed that it will be liable to JCIC if and to the extent any claims by a third party (other than JCIC’s independent auditors) for services rendered or products sold to JCIC, or a prospective target business with which JCIC has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay JCIC’s tax obligations, provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under JCIC’s indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act.

•

The Sponsor has advanced funds to JCIC for working capital purposes, including $800,000 as of August 10, 2022. These outstanding advances have been documented in a promissory note, dated as of February 16, 2022 (the “Promissory Note”) issued by JCIC to the Sponsor, pursuant to which JCIC may borrow up to $1,500,000 from the Sponsor (including those amounts which are currently outstanding). The Promissory Note is non-interest bearing, unsecured and due and payable in full on the earlier of the date JCIC consummates its initial business combination and the winding up of JCIC. If JCIC does not complete its initial business combination within the required period, it may use a portion of its working capital held outside the Trust Account to repay such advances and any other working capital advances made to JCIC, but no proceeds held in the Trust Account would be used to repay such advances and any other working capital advances made to JCIC, and such related party may not be able to recover the value it has loaned to JCIC and any other working capital advances it may make. Pursuant to the Sponsor Agreement, if the balance of the Trust Account is less than $50,000,000.00, after deducting all amounts payable in respect of JCIC Class A Ordinary Shares submitted for redemption in connection with the consummation of the Transactions, then immediately prior to Closing, each of JCIC and Sponsor agree to convert any outstanding loan balance under the Promissory Note into a number of JCIC Class A Ordinary Shares equal to the amount of outstanding loan balance under the Promissory Note divided by $10.00, rounded up to the nearest whole share.

•

On January 26, 2021, the Insiders entered into a Sponsor Insider Agreement, pursuant to which, among other things, the Insiders agreed to vote any JCIC securities held by them to approve a proposed business combination (including any proposals recommended by the JCIC Board in connection with such business combination) and not to redeem any JCIC shares held by them in connection with such shareholder approval in order to induce JCIC and the underwriters in JCIC’s initial public offering to enter into an underwriting agreement and to proceed with JCIC’s initial public offering.

•

JCIC and each of its officers and directors, the Sponsor (together with JCIC’s officers and directors, the “Sponsor Persons”) and New Bridger entered into the Sponsor Agreement, pursuant to which, among other things, the Sponsor Persons agreed to vote any JCIC securities held by them to approve the Business Combination and the other JCIC shareholder matters required pursuant to the Merger Agreement, and not to seek redemption of any of their JCIC securities in connection with the consummation of the Transactions.

•

Pursuant to the Sponsor Agreement, the Sponsor also agreed to a forfeiture, effective as of immediately prior to the Closing, of the number of JCIC Class B Ordinary Shares equal to the sum of (a) 8,550,000 minus the number of Available Sponsor Shares, and (b) if the amount remaining in the Trust Account after allocating funds to the shareholder redemption is less than $20,000,000, (i) the excess of the aggregate of fees and expenses for legal counsel, accounting advisors, external auditors and financial advisors incurred by JCIC in connection with the Transactions prior to Closing, but excluding any deferred underwriting fees, over $6,500,000, if any, divided by (ii) $10.00. In addition, pursuant to the Sponsor Agreement, the Sponsor agreed to subject 20% of the Available Sponsor Shares (“Sponsor Earnout Shares”) to a performance-based vesting schedule such that 50% of the Sponsor Earnout Shares will vest on the first date during the earnout period of 5 years (the “Earnout Period”) on which the volume-weighted average closing sale price of a share of New Bridger Common Stock is greater than $11.50 for a period of at least twenty (20) days out of thirty (30) consecutive trading days and 50% of the Sponsor Earnout Shares will vest on the first date during the Earnout Period on which the volume-weighted average closing sale price of a share of New Bridger Common Stock is greater than $13.00 for a period of at least twenty (20) days out of thirty (30) consecutive trading days.

•

Pursuant to the A&R Registration Rights Agreement, the Sponsor, the BTO Stockholders, the Founder Stockholders and certain other Stockholders of New Bridger will have customary registration rights, including piggy-back registration rights. The A&R Registration Rights Agreement will also provide that New Bridger pay certain expenses of the electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act. See “Certain Relationships and Related Person Transactions — JCIC.”

The Sponsor (including its representatives and affiliates) and JCIC’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to JCIC. The Sponsor and JCIC’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to JCIC completing its initial business combination. Moreover, certain of JCIC’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. JCIC’s directors and officers also may become aware of business opportunities, which may be appropriate for presentation to JCIC, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in JCIC’s favor and such potential business opportunities may be presented to other entities prior to their presentation to JCIC, subject to applicable fiduciary duties under the Cayman Islands Companies Law.

JCIC’s existing directors and officers will be eligible for continued indemnification and continued coverage under JCIC’s directors’ and officers’ liability insurance after the Mergers and pursuant to the Merger Agreement.

The Sponsor has agreed to vote all the founder shares and any other public shares purchased during or after JCIC’s initial public offering in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and each director of JCIC have agreed to, among other things, vote in favor of the proposals. As of the date of this proxy statement/prospectus, the Sponsor (together with JCIC’s directors) owns 20% of the issued and outstanding JCIC Ordinary Shares.

The Sponsor and JCIC’s directors, officers, advisors or their respective affiliates may purchase shares or warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. However, they have no current commitments, plans or intentions to engage in any such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or warrants in such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act or other federal securities laws. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of JCIC’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

In the event that the Sponsor or JCIC’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.

The purpose of such purchases would be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination or (ii) to ensure that JCIC’s net tangible assets are at least $5,000,001, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of warrants could be to reduce the number of warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with the Business Combination. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of JCIC Class A Ordinary Shares may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The Sponsor and JCIC’s officers, directors and/or their affiliates anticipate that they may identify the shareholders with whom the Sponsor or JCIC’s officers, directors or their affiliates may pursue privately negotiated purchases by either the shareholders contacting us directly or by our receipt of redemption requests submitted by shareholders (in the case of JCIC Class A Ordinary Shares) following our mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor or JCIC’s officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling shareholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination but only if such shares have not already been voted at the extraordinary general meeting. The Sponsor and JCIC’s officers, directors, advisors or their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

To the extent that the Sponsor or JCIC’s officers, directors, advisors or their affiliates enter into any such private purchase, prior to the Extraordinary General Meeting, JCIC will file a current report on Form 8-K to disclose (1) the amount of securities purchased in any such purchases, along with the purchase price; (2) the purpose of any such purchases; (3) the impact, if any, of any such purchases on the likelihood that the business combination transaction will be approved; (4) the identities or the nature of the security holders (e.g., 5% security holders) who sold their securities in any such purchases; and (5) the number of securities for which JCIC has received redemption requests pursuant to its shareholders’ redemption rights in connection with the Business Combination.

Any purchases by the Sponsor or JCIC’s officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor and JCIC’s officers, directors and/or their affiliates will not make purchases of JCIC Class A Ordinary Shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

The existence of financial and personal interests of one or more of JCIC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of JCIC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, JCIC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

Board of Directors Following the Business Combination

Following the completion of the Business Combination, the board of directors will consist of Timothy Sheehy, McAndrew Rudisill, Robert F. Savage, Debra Coleman, Jeffrey E. Kelter, Matthew Sheehy, Todd Hirsch, Wyman Howard and Dean Heller. See the section entitled “Management of New Bridger After the Business Combination” for more information.

Redemption Rights

Pursuant to the Cayman Constitutional Documents, an JCIC shareholder may request of JCIC that JCIC redeem all or a portion of its JCIC Class A Ordinary Shares for cash, out of funds legally available therefor, if the Business Combination is consummated. As a holder of JCIC Class A Ordinary Shares, you will be entitled to receive cash for any JCIC Class A Ordinary Shares to be redeemed only if you:

(i)	hold JCIC Class A Ordinary Shares;

(ii)

submit a written request to Continental, JCIC’s transfer agent, in which you (i) request that JCIC redeem all or a portion of your JCIC Class A Ordinary Shares for cash, and (ii) identify yourself as the beneficial holder of the JCIC Class A Ordinary Shares and provide your legal name, phone number and address; and

(iii)	deliver your JCIC Class A Ordinary Shares to Continental, JCIC’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their JCIC Class A Ordinary Shares in the manner described above prior to 5:00 p.m., Eastern Time, on [●], 2022 (two business days before the Extraordinary General Meeting) in order for their shares to be redeemed.

The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares.

JCIC’s public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, JCIC’s transfer agent, JCIC will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of [●], 2022, this would have amounted to approximately $[●] per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its JCIC Class A Ordinary Shares for cash and will no longer own JCIC Class A Ordinary Shares.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any written request for redemption, once made by a holder of JCIC Class A Ordinary Shares, may not be withdrawn once submitted to JCIC unless the JCIC Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). If you submit a redemption request to Continental, JCIC’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request to withdraw the redemption request. You may make such request by contacting Continental, JCIC’s transfer agent, at the phone number or address listed in see “Questions and answers — Q: Who can help answer my questions?”

Any corrected or changed written exercise of redemption rights must be received by Continental, JCIC’s transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s JCIC Class A Ordinary Share certificates (if any) and other redemption forms have been delivered to Continental, JCIC’s transfer agent, physically or electronically through DTC, at least two business days prior to the vote at the extraordinary general meeting.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its JCIC Class A Ordinary Shares with respect to more than an aggregate of 15% of the JCIC Class A Ordinary Shares.

Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the JCIC Class A Ordinary Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and each director of JCIC has agreed to, among other things, vote all of their founder shares and any other JCIC Class A Ordinary Shares purchased during JCIC’s initial public offering in favor of the proposals being presented at the extraordinary general meeting and, in order to induce the underwriters to executed the underwriting agreement entered into in connection with the IPO, the Sponsor and each of the officers and directors of JCIC entered into agreements with JCIC, pursuant to which each of them they agreed to waive their redemption rights with respect to their founder shares and public shares and to vote in favor of the Business Combination. These agreements were reaffirmed in the Sponsor Agreement. The JCIC Class B Ordinary Shares held by the Sponsor and such other persons will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/ prospectus, the Sponsor and JCIC’s directors, collectively, own approximately 20% of the issued and outstanding JCIC Ordinary Shares.

The closing price of JCIC Class A Ordinary Shares on [●], 2022 was $[●]. For illustrative purposes, as of [●], 2022, funds in the Trust Account plus accrued interest thereon totaled approximately $[●] or approximately $[●] per issued and outstanding JCIC Class A Ordinary Share.

Prior to exercising redemption rights, JCIC’s public shareholders should verify the market price of JCIC Class A Ordinary Shares as they may receive higher proceeds from the sale of their JCIC Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. JCIC cannot assure its shareholders that they will be able to sell their JCIC Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Satisfaction of 80% Test

It is a requirement under the Nasdaq listing requirements that any business acquired by JCIC have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding any deferred underwriting commissions) at the time of the execution of a definitive agreement for an initial business combination. Based on the pre-Business Combination valuation of $807,600,000 for Bridger compared to the approximately $345,073,392 million in the Trust Account (net of approximately $12,075,000 of deferred underwriting commissions), the JCIC Board determined that this requirement was met. Vantage Point, in its Opinion, stated that, subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the Opinion, Bridger has a fair market value equal to at least eighty +percent (80%) of the balance of funds in JCIC’s Trust Account (excluding deferred underwriting commissions and taxes payable). The JCIC Board determined that the terms of the Business Combination, which were negotiated at arms-length, were advisable and in the best interests of JCIC and its shareholders.

Ownership of New Bridger Following the Business Combination

As of the date of this proxy statement/prospectus, there are (i) 43,125,000 JCIC Ordinary Shares issued and outstanding, consisting of the 8,550,000 founder shares held by the Sponsor, the 75,000 founder shares, in the aggregate, held by the three independent directors of JCIC and the 34,500,000 public shares and (ii) the 26,650,000 JCIC Warrants issued and outstanding, consisting of the 9,400,000 JCIC Private Placement Warrants held by the Sponsor and the 17,250,000 JCIC Public Warrants. Each whole warrant entitles the holder thereof to purchase one JCIC Class A Ordinary Share at $11.50 per share and, following the Second Merger, will entitle the holder thereof to purchase one share of New Bridger Common Stock at $11.50 per share. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), JCIC fully diluted share capital would be 69,775,000 common stock equivalents.

Upon completion of the Business Combination, we anticipate that: (1) shares issued to Founder and Bridger Management will represent an ownership interest of 19.6% of the fully diluted New Bridger Common Stock, (2) shares issued to BTO Stockholders will represent an ownership interest of 6.4% of the fully diluted New Bridger Common Stock, (3) shares issued to the Bridger Series C Shareholders upon conversion will represent an ownership interest of 19.8% of the fully diluted New Bridger Common Stock, (4) shares issued to JCIC public shareholders will represent an ownership interest of 22.7% of the fully diluted New Bridger Common Stock, (5) shares issued to the Sponsor will represent an ownership interest of 5.6% of the fully diluted New Bridger Common Stock (which does not assume the exercise of Sponsor’s JCIC Private Placement Warrants), (6) shares issued to the independent directors of JCIC will represent an ownership interest of 0.1% of the fully diluted New Bridger Common Stock, (7) New Award Grants will represent an ownership interest of 7.5% of the fully diluted New Bridger Common Stock upon full vesting and/or exercise thereof, (8) shares of New Bridger Common Stock issuable upon conversion of the Promissory Note at Closing will represent an ownership interest of 0.7% of the fully diluted New Bridger Common Stock, (9) JCIC Public Warrants will represent an ownership interest of 11.4% of the fully diluted New Bridger Common Stock upon exercise thereof and (10) JCIC Private Placement Warrants will represent an ownership interest of 6.2% of the fully diluted New Bridger Common

Stock upon exercise thereof. These ownership interest levels are based on Bridger’s capitalization as of August 3, 2022 and assume (i) no additional issuance of Bridger equity, (ii) Series C Shareholders exercise their conversion rights at a conversion price of $11.00 per share after 30 days after the Closing, (iii) the Closing occurs on November 30, 2022, (iv) the aggregate fees and expenses for legal counsel, accounting advisors, external auditors and financial advisors incurred by Blocker and certain of its affiliates, Bridger or its subsidiaries in connection with the Transactions are less than $6,500,000, (v) the aggregate of fees and expenses for legal counsel, accounting advisors, external auditors and financial advisors incurred by JCIC in connection with the Transactions prior to Closing, but excluding any deferred underwriting fees, are less than $6,500,000, and (vi) no public shareholders exercise their redemption rights in connection with the Business Combination.

The following table illustrates the varying ownership levels in New Bridger immediately following the consummation of the Business Combination based on the assumptions above; provided that in the 25%, 50%, 75% and maximum redemptions scenarios, the assumption (vi) above is modified to assume that public shareholders exercise their redemption rights at various redemption levels in connection with the Business Combination.

	Fully Diluted Share Ownership in New Bridger
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming 25% Redemptions)		Pro Forma Combined (Assuming 50% Redemptions)		Pro Forma Combined (Assuming 75% Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Founder and Bridger Management(1)	29,800,105	19.6%	29,800,105	21.0%	29,800,105	22.5%	29,800,105	24.4%	29,800,105	27.6%
BTO Stockholders(1)	9,736,666	6.4%	9,736,666	6.8%	9,736,666	7.3%	9,736,666	8.0%	9,736,666	9.0%
Series C Shareholders(2)	30,103,074	19.8%	30,103,074	21.2%	30,103,074	22.7%	30,103,074	24.7%	30,103,074	27.8%
Public Shareholders	34,500,000	22.7%	25,875,000	18.2%	17,250,000	13.0%	8,625,000	7.1%	—	0.0%
Sponsor(3)	8,550,000	5.6%	8,550,000	6.0%	8,550,000	6.4%	7,419,874	6.1%	4,275,000	4.0%
Independent directors of JCIC	75,000	0.1%	75,000	0.1%	75,000	0.1%	75,000	0.1%	75,000	0.1%
New Award Grants(4)	11,259,197	7.5%	10,396,697	7.3%	9,534,197	7.1%	8,558,685	7.0%	7,391,697	6.7%
Convertible Promissory Note(5)	1,000,000	0.7%	1,000,000	0.7%	1,000,000	0.8%	1,000,000	0.8%	100,000	0.1%
Public Warrants	17,250,000	11.4%	17,250,000	12.1%	17,250,000	13.0%	17,250,000	14.1%	17,250,000	16.0%
Private Placement Warrants	9,400,000	6.2%	9,400,000	6.6%	9,400,000	7.1%	9,400,000	7.7%	9,400,000	8.7%

Total	151,674,042	100.0%	142,186,542	100.0%	132,699,042	100.0%	121,968,404	100.0%	108,131,542	100.0%

(1)	Represents shares of New Bridger Common Stock to be issued at the Closing to the Existing Bridger Equityholders based on the Per Share Common Stock Consideration.
(2)

The 315,789 shares of New Bridger Series A Preferred Stock issued in exchange of Bridger Series C Preferred Shares are convertible at the election of the Series C Shareholders to New Bridger Common Stock based on the Series A Preferred Stated Value and the conversion price of: (i) for conversion within thirty (30) days after the Closing, $9.00 per share of New Bridger Common Stock and (ii) for conversion after thirty (30) days after the Closing, $11.00 per share of New Bridger Common Stock.

(3)

Of the shares owned by the Sponsor that remain outstanding immediately after the Closing, 20% will be Sponsor Earnout Shares. The Sponsor Earnout Shares will be restricted from transfer (subject to certain exceptions), subject to the occurrence (or deemed occurrence) of the applicable Sponsor Triggering Event during the Earnout Period. Any such securities not released from these transfer restrictions during the Earnout Period will be forfeited back to New Bridger for no consideration. The 4,275,000 shares owned by the Sponsor under the maximum redemptions scenario represent the Available Sponsor Shares and are inclusive of shares subject to forfeitures based on transaction costs incurred by JCIC as of the Closing, but do not include the 100,000 shares issuable upon conversion of the expected $1.0 million outstanding balance on the Promissory Note between JCIC and the Sponsor at the Closing. As of the date hereof, JCIC has drawn $800,000, and expects to draw an additional $200,000, under the Promissory Note in order to fund working capital through the consummation of the Business Combination.

(4)

Includes New Award Grants under the Omnibus Incentive Plan assumed to be granted and outstanding with shares of New Bridger Common Stock underlying such awards to be approximately 10% of the New Bridger Common Stock expected to be outstanding immediately after the Closing, after taking into account redemptions by JCIC’s public shareholders.

(5)

Includes (i) the 1,000,000 shares of New Bridger Common Stock underlying the JCIC Warrants issuable pursuant to the repayment of the convertible promissory note in the “Assuming No Redemptions”, “Assuming 25% of Maximum Redemptions” the “Assuming 50% of Maximum Redemptions” and the “Assuming 75% of Maximum Redemptions” scenarios and (ii) the 100,000 shares of New Bridger Common Stock issuable pursuant to the repayment of the convertible promissory note in the “Assuming Maximum Redemptions” scenario. Except in the “Maximum Redemptions” scenario, the balance of the Promissory Note may be repaid in cash in accordance with its terms, but this table assumes that the balance was converted into warrants at the discretion of the Sponsor.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combinations. These figures assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination, or alternatively, that all public shareholders exercise their redemption rights in connection with the Business Combination, and (ii) that New Bridger issues 39,536,771 shares of New Bridger Common Stock and 315,789 shares of New Bridger Series A Preferred Stock to Existing Bridger Equityholders. If the actual facts are different from these assumptions, then the amounts and shares outstanding after the Closing will be different and those changes could be material.

No Redemptions Scenario

Sources		Uses
(in millions)
Cash and investments held in Trust Account(1)	$347.1	Cash to balance sheet	$326.0
Existing Bridger Equityholders — equity rollover(2)	724.6	Transaction expenses(3)	21.1
		Existing Bridger Equityholders — equity rollover(2)	724.6

Total sources	$1,071.7	Total uses	$1,071.7

Maximum Redemptions Scenario

Sources		Uses
(in millions)
Cash and investments held in Trust Account(1)	$347.1	Cash to balance sheet	—
Existing Bridger Equityholders — equity rollover(2)	724.6	Redemptions(3)	$347.1
		Existing Bridger Equityholders — equity rollover(2)	724.6

Total sources	$1,071.7	Total uses	$1,071.7

(1)	Calculated as of September 30, 2022.
(2)	Based on the Net Equity Value.
(3)

Reflects the cash disbursement for the preliminary estimated direct and incremental transaction costs of $21.1 million incurred by JCIC, New Bridger and Bridger prior to, or concurrent with, the Closing, including the remaining $6.0 million deferred underwriting fees related to the JCIC initial public offering after the waiver by J.P. Morgan Securities LLC upon its resignation, assuming the outstanding balance of the Promissory Note between JCIC and the Sponsor is converted into JCIC Warrants. The maximum redemptions scenario assumes immediate conversion of the $1.0 million Promissory Note between JCIC and the Sponsor to New Bridger Common Stock at the Closing and payment of the $21.1 million of transaction costs incurred by JCIC, New Bridger and Bridger out of Bridger’s balance sheet cash at Closing.

Expected Accounting Treatment of the Business Combination

We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, JCIC is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Bridger will represent a continuation of the financial statements of Bridger with the Business Combination treated as the equivalent of Bridger issuing stock for the net assets of JCIC, accompanied by a recapitalization. The net assets of JCIC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Bridger in future reports of New Bridger.

Bridger is expected to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and maximum redemptions scenarios:

•	Existing Bridger Equityholders will have a relative majority of the voting power of New Bridger;

•	Bridger is significantly larger than JCIC by total assets and total cash and cash equivalents;

•	The New Bridger Board will have nine (9) members and representatives or designees of the Existing Bridger Equityholders are expected to comprise the majority of the members of the New Bridger Board;

•	Bridger’s senior management will comprise the senior management roles and be responsible for the day-to-day operations of New Bridger;

•	New Bridger will assume the Bridger’s name of business;

•	The intended strategy and operations New Bridger of will continue Bridger’s current strategy and operations; and

•	The purpose and intent of the Business Combination are to create an operating public company, with management continuing to use Bridger operations to grow the business.

We currently expect the Sponsor Earnout Shares to be equity classified instruments of New Bridger and the JCIC Warrants to remain liability classified instruments as New Bridger Warrants upon the Closing.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of JCIC Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Company’s entry into the Merger Agreement, dated as of August 2, 2022 (the “Merger Agreement”), by and among JCIC, Wildfire New PubCo, Inc., a Delaware corporation and direct, wholly owned subsidiary of JCIC (“New PubCo”), Wildfire Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of New PubCo (“Wildfire Merger Sub I”), Wildfire Merger Sub II, Inc., a Delaware corporation and direct, wholly owned subsidiary of New PubCo (“Wildfire Merger Sub II”), Wildfire Merger Sub III, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of New PubCo (“Wildfire Merger Sub III”), Wildfire GP Sub IV, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of New PubCo (“Wildfire GP Sub IV” and together with Wildfire Merger Sub I, Wildfire Merger Sub II and Wildfire Merger Sub III, the “Merger Subs”), BTOF (Grannus Feeder) – NQ L.P., a Delaware limited partnership (“Blocker”), and Bridger Aerospace Group Holdings, LLC, a Delaware limited liability company (“New Bridger”), (a copy of which is attached to the proxy statement/prospectus as Annex A), pursuant to which, among other things, (a) (i) Wildfire Merger Sub I will merge with and into Blocker (the “First Merger”), with Blocker as the surviving entity of the First Merger, upon which Wildfire GP Sub IV will become general partner of such surviving entity, (ii) Wildfire Merger Sub II will merge with and into JCIC (the “Second Merger”), with JCIC as the surviving company of the Second Merger (the “Second Surviving Company”), and (iii) Wildfire Merger Sub III will merge with and into the Company (the “Third Merger” and together with First Merger and Second Merger, the “Mergers”), with the Company as the surviving company of the Third Merger and following the Mergers, each of Blocker, JCIC, and the Company will be a subsidiary of New PubCo, and New PubCo will become a publicly traded company, in accordance with the terms and subject to the conditions of the Merger Agreement, (b) the Plan of Merger (as defined in the Merger Agreement) and (c) the Transactions and related agreements described in the accompanying proxy statement/prospectus, be approved, ratified and confirmed in all respects.”

Recommendation of the JCIC Board

THE JCIC BOARD RECOMMENDS THAT JCIC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of JCIC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of JCIC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, JCIC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of JCIC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

SHAREHOLDER PROPOSAL NO. 2 — THE MERGER PROPOSAL

Overview

Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, at the Second Effective Time, Wildfire Merger Sub II will merge with and into JCIC, with JCIC surviving. See the section titled “Shareholder Proposal No. 1 — The Business Combination Proposal — Second Effective Time” for a description of this merger as it relates to the Business Combination.

Resolutions to be Voted Upon

The full text of the resolutions to be voted upon is as follows:

“RESOLVED, as a special resolution, that:

(1)

JCIC be authorized to merge with Wildfire Merger Sub II (the “Second Merger”) so that JCIC be the surviving company (in accordance with the terms and subject to the conditions of the Merger Agreement and Plan of Merger relating to the Second Merger) and all the undertaking, property and liabilities of Wildfire Merger Sub II shall vest in JCIC by virtue of the Second Merger pursuant to the provisions of the Companies Act (as amended) of the Cayman Islands (the “Companies Act”);

(2)

the Merger Agreement and Plan of Merger in the form annexed hereto and approved by resolution of the Directors of JCIC on [                    ] and submitted to the members of JCIC for their approval (the “Plan of Merger”), be approved, ratified and confirmed in all respects;

(3)	JCIC be authorized to enter into the Plan of Merger;

(4)

there being no holders of any outstanding security interest granted by JCIC immediately prior to the Effective Time (as defined in the Plan of Merger), the Plan of Merger be executed by any one director on behalf of JCIC and any director or delegate or agent thereof be authorized to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands;

(5)	as at the Effective Time (as defined in the Plan of Merger), the Memorandum and Articles of Association of JCIC will be in the form attached to the Plan of Merger; and

(6)

all actions taken and any documents or agreements executed, signed or delivered prior to or after the date of these resolutions by any Director or officer of JCIC in connection with the transactions contemplated by these resolutions be approved, ratified and confirmed in all respects.”

Vote Required for Approval

While the approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, the approval of the Merger Proposal will require a special resolution, being a resolution passed by the affirmative vote of at least two-thirds of the votes cast by the shareholders present or represented by proxy and entitled to vote at the meeting, as set out above as a matter of Cayman Islands law. Accordingly, assuming that a quorum is present, an JCIC shareholder’s failure to vote, as well as an abstention and a broker non-vote, will have no effect on the outcome of the Merger Proposal. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for the purposes of establishing a quorum. The approval of the Business Combination Proposal and the Merger Proposal is a condition to the consummation of the Business Combination.

Recommendation of the JCIC Board

THE JCIC BOARD RECOMMENDS THAT JCIC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL

The existence of financial and personal interests of one or more of JCIC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of JCIC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, JCIC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of JCIC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

SHAREHOLDER PROPOSAL NO. 3 — THE SHARE CAPITAL PROPOSAL

Overview

Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, the authorized share capital of JCIC will be altered at the Effective Time. See “Shareholder Proposal No. 1 — The Business Combination Proposal” for a description of this change as it relates to the Business Combination.

Resolutions to be Voted Upon

The full text of the resolutions to be voted upon is as follows:

“RESOLVED, as an ordinary resolution, that as at the Effective Time (as defined in the Merger Agreement), the authorized share capital of JCIC be amended:

FROM: US$55,100 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

TO: US$50,000 divided into 50,000 shares with a nominal or par value of US$1 each, by:

a)	cancelling 1,000,000 unissued preference shares of a par value of US$0.0001 each;

b)	converting 8,625,000 shares of Class B ordinary shares into shares of New Bridger Common Stock on a one-to-one basis;

c)	re-designating 34,500,000 Class A ordinary shares as “shares”

Vote Required for Approval

The approval of the alteration of the authorized share capital at the Effective Time will require an ordinary resolution, being a resolution passed by the affirmative vote of at least a simple majority of the votes cast by the shareholders present or represented by proxy and entitled to vote at the meeting, as set out in the JCIC’s Amended and Restated Memorandum and Articles of Association. Accordingly, assuming that a quorum is present, JCIC shareholder’s failure to vote, as well as an abstention and a broker non-vote, will have no effect on the outcome of the Share Capital Proposal. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for the purposes of establishing a quorum.

Recommendation of the JCIC Board

THE JCIC BOARD RECOMMENDS THAT JCIC SHAREHOLDERS VOTE “FOR” THE SHARE CAPITAL PROPOSAL

The existence of financial and personal interests of one or more of JCIC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of JCIC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, JCIC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of JCIC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

SHAREHOLDER PROPOSAL NO. 4 — THE ORGANIZATIONAL DOCUMENTS PROPOSAL

Overview

JCIC is asking its shareholders to approve the adoption of the proposed amendment and restatement of JCIC’s Amended and Restated Memorandum and Articles of Association (the “Proposed Cayman Constitutional Documents”) in the form attached hereto as Annex F, which, in the judgment of the JCIC Board, is necessary to adequately address the needs of JCIC following the consummation of the Business Combination. The Proposed Cayman Constitutional Documents will replace JCIC’s current Cayman Constitutional Documents, as described above in “Shareholder Proposal No. 1 — The Business Combination Proposal.”

The following is a summary of the key changes effected by the Proposed Cayman Constitutional Documents, but this summary is qualified in its entirety by reference to the full text of the proposed amendment and restatement of JCIC’s Amended and Restated Memorandum and Articles of Association, a copy of which is included as Annex F:

•	change the name of JCIC to “[●]” and delete the provisions relating to JCIC’s status as a blank check company and retain the default of perpetual existence under the Cayman Islands Companies Act;

•	Reduce the number of shares of JCIC capital stock authorized for issuance (as contemplated by Shareholder Proposal No. 3); and

•	provide for only one class of directors on the JCIC Board.

Reasons for the Amendments

Each of these amendments was negotiated as part of the Business Combination. The JCIC Board’s reasons for proposing each of these key changes effected by the Proposed Cayman Constitutional Documents are set forth below.

•

Changing the name from “Jack Creek Investment Corp.” to “[●]” and deleting provisions specific to JCIC’s status as a blank check company. These revisions are desirable because they will serve no purpose following the Business Combination.

•	Change to authorized shares of JCIC. The smaller number of shares of capital stock is desirable as this is sufficient for JCIC’s future anticipated corporate needs.

•	The JCIC Board believes that a classified board of directors is not necessary given that JCIC, after the Business Combination, will be a wholly-owned subsidiary of New Bridger.

Vote Required for Approval

The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands Law, being the affirmative vote of the holders of a majority of two-thirds of the JCIC Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. A broker non-vote, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.

The Organizational Documents Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Approvals is not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of JCIC Ordinary Shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the Cayman Constitutional Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the proposed amendment and restatement of JCIC’s Amended and Restated Memorandum and Articles of Association (a copy of which is attached to the proxy statement/prospectus as Annex E) and that the name of JCIC be changed from Jack Creek Investment Corp. to [●].”

Recommendation of the JCIC Board

THE JCIC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT JCIC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL.

SHAREHOLDER PROPOSAL NO. 5 — THE NON-BINDING GOVERNANCE PROPOSALS

Overview

JCIC is asking its shareholders to vote on the governance provisions referred to below, which are included in the proposed New Bridger Certificate of Incorporation and the proposed New Bridger Bylaws (the “Proposed Organizational Documents”). In accordance with SEC guidance, this proposal is being presented as separate sub-proposals to give shareholders the opportunity to present their separate views on important corporate governance provisions, and each sub-proposal will be voted upon on a non-binding advisory basis.

In the judgment of the JCIC Board, these provisions are necessary to adequately address the needs of New Bridger and its stockholders following the consummation of the Business Combination. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, JCIC intends that the Proposed Organizational Documents, in the form set forth on Annex G and Annex H, will take effect at consummation of the Business Combination.

Proposal No. 5A: Change the Authorized Capital Stock

Description of Amendment

The New Bridger Certificate of Incorporation would authorize 1,000,000,000 shares of New Bridger Common Stock and 10,000,000 shares of New Bridger preferred stock, par value $0.0001 per share, compared to the currently authorized capital stock of JCIC of 500,000,000 JCIC Class A Ordinary Shares, 50,000,000 JCIC Class B Ordinary Shares and 1,000,000 preference shares, par value $0.0001 per share.

Reasons for Amendment

The principal purpose of this proposal is to provide for an authorized capital structure of New Bridger that will enable it to continue as a company governed by the DGCL. The JCIC Board believes that it is important for New Bridger to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support its growth and to provide flexibility for future corporate needs. In addition, New Bridger intends to have a single class of common stock immediately after Closing.

Proposal No. 5B: Change the Stockholder Vote Required to Amend the Bylaws

Description of Amendment

The amendment would provide that the New Bridger Board may amend the bylaws, and shareholders may only adopt, amend, alter or repeal the Proposed Bylaws with the affirmative vote of at least 66 2/3% of the voting power of all then-outstanding New Bridger capital stock entitled to vote generally in the election of directors, voting together as a single class.

Reasons for Amendment

The amendment is intended to allow the New Bridger Board to make amendments to the New Bridger Bylaws, and to protect key provisions of the New Bridger Bylaws from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholder or making changes to provisions that are intended to protect all stockholders.

Proposal No. 5C: No Right to Call Special Meetings

Description of Amendment

The New Bridger Bylaws stipulate that, unless required by law, special meetings of stockholders may only be called by (i) the New Bridger Board, (ii) the Chairperson of the New Bridger Board, or (iii) New Bridger’s Chief Executive Officer. Under the Proposed Organizational Documents, stockholders have no power to call a special meeting.

Reasons for Amendment

Limiting the stockholders’ ability to call a special meeting limits the opportunities for minority stockholders to remove directors, amend organizational documents or take other actions without the New Bridger Board’s consent or to call a stockholders meeting to otherwise advance a minority stockholder’s agenda. The amendment is intended to avoid distraction of management caused by holding meetings in addition to the annual meeting unless a majority of the New Bridger Board, the Chairperson of the New Bridger Board, or the Chief Executive Officer of New Bridger determines such expense and management focus is warranted.

Proposal No. 5D: Action by Written Consent of the Stockholders

Description of Amendment

The Cayman Constitutional Documents permit shareholders to approve matters by unanimous written consent. In contrast, the New Bridger Certificate of Incorporation provides that any action required or permitted to be taken by the New Bridger Stockholders may be effected at a duly called annual or special meeting of such stockholders, and may not be taken by written consent.

Reasons for the Amendment

Under the Proposed Organizational Documents, New Bridger’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend the Proposed Organizational Documents outside of a duly called annual or special meeting of the stockholders. Further, the JCIC Board believes continuing to limit stockholders’ ability to act by written consent will (i) reduce the time and effort the New Bridger Board and management would need to devote to shareholder proposals, which time and effort could distract our directors and management from other important company business and (ii) facilitate transparency and fairness by allowing all stockholders to consider, discuss, and vote on pending stockholder actions.

In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the New Bridger Board only at a duly called annual or special meeting. However, this proposal is not in response to any effort of which JCIC is aware to obtain control of New Bridger, and JCIC and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the JCIC Board does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of New Bridger. Inclusion of these provisions in the Proposed Organizational Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the New Bridger Board and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

Proposal No. 5E: Appointment and Removal of Directors

Description of Amendment

The Cayman Constitutional Documents currently permit the holders of JCIC Class B Ordinary Shares to appoint or remove directors by ordinary resolution prior to the consummation of a business combination. The Cayman Constitutional Documents provide that following a business combination, the JCIC shareholders could appoint or remove any director by ordinary resolution.

In contrast, the New Bridger Bylaws provides that subject to the rights of the holders of any series of preferred stock of New Bridger to elect directors under specified circumstances, election of directors at all meetings of the stockholders at which directors are to be elected shall be by a plurality of the votes cast at any meeting for the election of directors at which a quorum is present. In addition, subject to the rights of holders of any series of preferred stock with respect to the election of directors and to the rights of the BTO Stockholders with respect to the removal of any BTO Stockholder designee director, a director may be removed from office by the stockholders of New Bridger only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of New Bridger entitled to vote generally in the election of directors, voting together as a single class.

Reasons for the Amendment

The amendment is intended to protect all stockholders against the potential self-interested actions by one or a few large stockholders by changing the standard for removal of a director to solely for cause. These changes will enhance the likelihood of continuity and stability in the composition of the New Bridger Board, avoid costly takeover battles, reduce the New Bridger Board’s vulnerability to a hostile change of control and enhance the ability of the New Bridger Board to maximize shareholder value in connection with any unsolicited offer to acquire New Bridger.

Proposal No. 5F: Delaware as Exclusive Forum

Description of Amendment

The New Bridger Certificate of Incorporation provides that, unless a majority of the New Bridger Board consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by law, will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (A) any derivative action or proceeding brought on behalf of New Bridger; (B) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of New Bridger to New Bridger or New Bridger’s stockholders; (C) any action asserting a claim against New Bridger or any of its directors, officers or other employees arising pursuant to any provision of the DGCL, the New Bridger Certificate of Incorporation or the New Bridger Bylaws (in each case, as may be amended from time to time); (D) any action asserting a claim against New Bridger or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware; or (E) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants. However, unless a majority of the New Bridger Board, acting on behalf of New Bridger, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America, to the fullest extent permitted by law, will be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act of 1933, as amended.

Reasons for Amendment

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New Bridger in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The JCIC Board believes that the Delaware courts are best suited to address disputes involving such matters given that after the Transactions given that New Bridger is incorporated in Delaware.

Proposal No. 5G: Business Combinations

Description of Amendment

The Cayman Constitutional Documents currently provide that JCIC has the power to merge or consolidate with one or more other constituent companies upon such terms as the JCIC Board may determine and to the extent required by law, with the approval of JCIC shareholders by a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the JCIC Ordinary Shares present in person or represented by proxy and entitled to vote on such matter. This amendment does not provide the voting threshold to approve and adopt any business combination, and Delaware law generally requires the affirmative vote of at least a majority of all outstanding shares entitled to vote thereon, although the certificate of incorporation may provide for a greater vote. The New Bridger Certificate of Incorporation requires the consent of holders of the New Bridger Series A Preferred Stock representing at least 55% of the Series A Preferred Stated Value (as defined therein) of the then outstanding shares of Series A Preferred Stock for any mergers, consolidations or sales of all or substantially all of the assets of New Bridger, subject to certain exceptions; provided, that at any time during which there are two or more unaffiliated holders of New Bridger Series A Preferred Stock, such consent must be provided by at least two unaffiliated holders of New Bridger Series A Preferred Stock.

Reasons for the Amendment

The amendment is intended to enable New Bridger to consummate a merger or other form of business combination with the approval of at least a majority of the New Bridger stockholders if such merger or business combination is approved by the New Bridger Board, while maintaining certain approval rights currently held by the Bridger Series C Preferred Shareholders (who will receive New Bridger Series A Preferred Stock in connection with the Transactions).

Proposal No. 5H: Limitation of Ownership by Non-Citizen

Description of Amendment

The amendment provides that in no event will persons or entities who fail to qualify as a “citizen of the United States,” (as the term is defined in Section 40102(a)(15) of Subtitle VII of Title 49 of the United States Code, in any similar legislation of the United States enacted in substitution or replacement thereof, and as interpreted by the Department of Transportation, its predecessors and successors, from time to time), including any agent, trustee or representative of such persons or entities (each, a “Non-Citizen”), be entitled to own (beneficially or of record) and/or control more than (x) 24.9% of the aggregate votes of all outstanding voting securities of New Bridger New Bridger (the “Voting Limitation Percentage”) or (y) 49.0% of the aggregate number of outstanding equity securities of New Bridger (the “Outstanding Share Limitation Percentage” and together with the Voting Limitation Percentage, the “Non-Citizen Cap Amounts”).

Except as otherwise set forth in the New Bridger Bylaws, the restrictions imposed by the Non-Citizen Cap Amounts shall be applied to each Non-Citizen in reverse chronological order based upon the date of registration (or attempted registration in the case of the Outstanding Share Limitation Percentage) on the separate stock record maintained by New Bridger or any transfer agent (on behalf of New Bridger) for the registration of equity securities of New Bridger held by the Non-Citizens (“Foreign Stock Record”) or the stock transfer records of New Bridger. At no time shall the shares of the equity securities of New Bridger held by the Non-Citizens be voted, unless such shares are registered on the Foreign Stock Record.

Reasons for the Amendment

The FAA requires, among other things, that in order for a corporation to register an aircraft in the U.S., at least 75 percent of the voting interest of such corporation be owned and controlled by persons that are citizens of the United States. The amendment is intended to comply with certain applicable laws and regulations relating to the ownership and registration of aircraft assets in the U.S.

Vote Required

The approval of the Governance Proposals requires an ordinary resolution under the Cayman Islands Companies Law, being the affirmative vote of the holders of a majority of the JCIC Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. A broker non-vote, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.

As discussed above, a vote to approve the Governance Proposals is an advisory vote, and therefore, is not binding on JCIC, New Bridger or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, JCIC and New Bridger intend that the Proposed Certificate of Incorporation, in the form set forth on Annex G, and containing the provisions noted above, will take effect at consummation of the Business Combination, assuming adoption of the Condition Precedent Approvals.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, on a non-binding advisory basis, to approve each of the following proposals (Organizational Proposals No. 5A — 5F):

Proposal No. 5A: Change the Authorized Capital Stock

To approve and adopt provisions in the New Bridger Certificate of Incorporation to authorize 1,000,000,000 shares of New Bridger Common Stock and 10,000,000 shares of New Bridger preferred stock, par value $0.0001 per share, compared to the currently authorized capital stock of JCIC of 500,000,000 JCIC Class A Ordinary Shares, 50,000,000 JCIC Class B Ordinary Shares and 1,000,000 preference shares, par value $0.0001 per share.

Proposal No. 5B: Change the Stockholder Vote Required to Amend the Bylaws

To approve and adopt provisions in the Proposed Bylaws to require the affirmative vote of holders of at least 66 2/3% of the voting power of all then-outstanding New Bridger capital stock entitled to vote generally in the election of directors, voting together as a single class, to adopt, amend, alter or repeal the Proposed Bylaws.

Proposal No. 5C: No Right to Call Special Meetings

To approve and adopt provisions in the Proposed Bylaws to stipulate that, unless required by law, special meetings of stockholders may only be called by (i) the New Bridger Board, (ii) the Chairperson of the New Bridger Board, or (iii) New Bridger’s Chief Executive Officer.

Proposal No. 5D: Action by Written Consent of the Stockholders

To approve and adopt provisions in the New Bridger Certificate of Incorporation to provide that any action required or permitted to be taken by the New Bridger Stockholders may be effected at a duly called annual or special meeting of such stockholders, and may not be taken by written consent.

Proposal No. 5E: Appointment and Removal of Directors

To approve and adopt provisions in the New Bridger Bylaws such that (i) subject to the rights of the holders of any series of preferred stock of New Bridger to elect directors under specified circumstances, election of directors at all meetings of the stockholders at which directors are to be elected shall be by a plurality of the votes cast at any meeting for the election of directors at which a quorum is present and (ii) subject to the rights of holders of any series of preferred stock with respect to the election of directors and to the rights of the BTO Stockholders with respect to the removal of any BTO Stockholder designee director, a director may be removed from office by the stockholders of New Bridger only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of New Bridger entitled to vote generally in the election of directors, voting together as a single class.

Proposal No. 5F: Delaware as Exclusive Forum

To approve and adopt provisions in the New Bridger Certificate of Incorporation to provide that, unless a majority of the New Bridger Board consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by law, will be the sole and exclusive forum for the types of actions or proceedings under Delaware statutory or common law for the actions described in this proxy statement/prospectus.

Proposal No. 5G: Business Combinations

To approve and adopt provisions in the New Bridger Certificate of Incorporation to provide a consent right to holders of New Bridger Series A Preferred Stock with respect to mergers, consolidations, sales of all or substantially all of the assets of New Bridger, subject to certain exceptions.

Proposal No. 5H: Limitation of Ownership by Non-Citizen

To approve and adopt provisions in the New Bridger Certificate of Incorporation to provide that in no event will a Non-Citizen be entitled to own (beneficially or of record) and/or control more than the Voting Limiting Percentage or the Outstanding Share Limitation Percentage.

Recommendation of the JCIC Board

THE JCIC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT JCIC SHAREHOLDERS VOTE “FOR” THE GOVERNANCE PROPOSALS.

SHAREHOLDER PROPOSAL NO. 6 — THE INCENTIVE PLAN PROPOSAL

New Bridger is asking its stockholders to approve by ordinary resolution the assumption of the Omnibus Incentive Plan and any grants or awards issued thereunder.

The Omnibus Incentive Plan is described in more detail below. A copy of the Omnibus Incentive Plan is attached to this proxy statement/prospectus as Annex I.

Summary of Omnibus Incentive Plan

Purpose

The purpose of the Omnibus Incentive Plan is to motivate and reward employees and other individuals to perform at the highest level and contribute significantly to New Bridger’s success, thereby furthering the best interests of New Bridger’s stockholders.

Shares Available

Subject to adjustment, the Omnibus Incentive Plan permits New Bridger to make awards, including any grants assumed in connection with the Business Combination, of [            ] shares of New Bridger Common Stock. Additionally, the number of shares of New Bridger Common Stock reserved for issuance under the Omnibus Incentive Plan will increase automatically on the first day of each fiscal year following the effective date of the Omnibus Incentive Plan, by the lesser of (i) 2% of outstanding shares of New Bridger Common Stock on the last business day of the immediately preceding fiscal year and (ii) such smaller number of shares as determined by the New Bridger Board of Directors. If any award issued under the Omnibus Incentive Plan is cancelled, forfeited, or terminates or expires or otherwise lapses or is settled in cash, in whole or in part, unexercised, the shares in respect of such award may again be issued as shares of New Bridger Common Stock under the Omnibus Incentive Plan. In the event of a dividend or other distribution (other than an ordinary dividend or distribution), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of common stock or other securities, issuance of warrants or other rights to purchase common stock or other securities, issuance of common stock pursuant to the anti-dilution provisions of any securities, or other similar event, the Plan Administrator (as defined below) shall adjust equitably any or all of (i) the number and type of shares which thereafter may be made the subject of awards, (ii) the number and type of shares subject to outstanding awards, (iii) the grant, purchase, exercise or hurdle price of awards or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award and (iv) any performance conditions applicable to such awards.

Administration

New Bridger’s compensation committee, unless another committee or subcommittee is designated by the New Bridger Board of Directors (in either event, the “Plan Administrator”), will administer the Omnibus Incentive Plan and determine the following items:

•	select the participants to whom awards may be granted;

•	determine the type or types of awards to be granted under the Omnibus Incentive Plan;

•	determine the number of shares to be covered by awards;

•	determine the terms and conditions of any award;

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determine whether, to what extent and under what circumstances awards may be settled or exercised in cash, shares, other awards, other property, net settlement, or any combination thereof, or canceled, forfeited or suspended, and the method or methods by which awards may be settled, exercised, canceled, forfeited or suspended;

•	approve the form of award agreements, amend or modify outstanding awards or award agreements;

•	accelerate the vesting or lapsing of restrictions of any awards;

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correct any defect, supply any omission and reconcile any inconsistency in the Omnibus Incentive Plan or any award, in the manner and to the extent it will deem desirable to carry the Omnibus Incentive Plan into effect;

•	interpret and administer the Omnibus Incentive Plan, any award agreement and any agreement related to any award;

•	take any action that is treated as a repricing under generally accepted accounting principles; and

•	make any other determination and take any other action that it deems necessary or desirable to administer the Omnibus Incentive Plan.

To the extent not inconsistent with applicable law, the Plan Administrator may delegate to one or more of our officers some or all of the authority under the Omnibus Incentive Plan, including the authority to grant all types of awards authorized under the Omnibus Incentive Plan .

Eligibility

Generally, all of New Bridger’s employees and all employees of New Bridger’s subsidiaries, New Bridger’s Board of Directors and certain other individuals who perform services for New Bridger or any of New Bridger’s subsidiaries will be eligible to receive awards. As of October 31, 2022, there were approximately 156 employees, 7 directors, and 2 other individuals who perform services for New Bridger or any of its subsidiaries eligible to receive awards under the Omnibus Incentive Plan. Our current intent is for participation in the Omnibus Incentive Plan to be broad-based in nature. The basis for participation in the Omnibus Incentive Plan is the Plan Administrator’s decision, in its sole discretion, that an award to an eligible participant will further the Omnibus Incentive Plan’s purpose.

Forms of Awards

Awards under the Omnibus Incentive Plan may include one or more of the following types: (i) stock options (both nonqualified and incentive stock options), (ii) stock appreciation rights, or SARs, (iii) restricted stock awards, (iv) restricted stock unit awards, or RSUs, (v) performance awards, (vi) other cash-based awards and (vii) other stock-based awards. Such awards may be for partial-year, annual or multi-year periods.

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Stock Options. Options are rights to purchase a specified number of shares of the New Bridger Common Stock at a price fixed by the Plan Administrator, but not less than fair market value on the date of grant. Options generally expire no later than ten years after the date of grant. Options will become exercisable at such time and in such installments as our Plan Administrator will determine. Options intended to be incentive stock options under Section 422 of the Internal Revenue Code may not be granted to any person who is not an employee of New Bridger or any parent or subsidiary, as defined in Section 424 of the Internal Revenue Code. All incentive stock options must be granted within ten years of the date the Omnibus Incentive Plan is approved by the Plan Administrator.

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SARs. A SAR entitles the holder to receive, upon exercise, an amount equal to any positive difference between the fair market value of one share of New Bridger Common Stock on the date the SAR is exercised and the exercise price, multiplied by the number of shares of New Bridger Common Stock with respect to which the SAR is exercised. The Plan Administrator will have the authority to determine whether the amount to be paid upon exercise of a SAR will be paid in cash, New Bridger Common Stock or a combination of cash and New Bridger Common Stock.

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Restricted Stock. Restricted stock awards provide for a specified number of shares of New Bridger Common Stock subject to a restriction against transfer during a period of time or until performance measures are satisfied, as established by the Plan Administrator. Unless otherwise set forth in the agreement relating to a restricted stock award, the holder has all rights as a stockholder, including voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of common stock; provided, however, that the Plan Administrator may determine that distributions with respect to shares of New Bridger Common Stock will be deposited with us and will be subject to the same restrictions as the shares of New Bridger Common Stock with respect to which such distribution was made.

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RSUs. An RSU is a right to receive a specified number of shares of New Bridger Common Stock (or the fair market value thereof in cash, or any combination of New Bridger Common Stock and cash, as determined by the Plan Administrator), subject to the expiration of a specified restriction period and/or the achievement of any performance measures selected by the Plan Administrator, consistent with the terms of the Omnibus Incentive Plan . The RSU agreement will specify whether the award recipient is entitled to receive dividend equivalents with respect to the number of shares of New Bridger Common Stock subject to the award. Prior to the settlement of an RSU in New Bridger Common Stock the award recipient will have no rights as a stockholder of New Bridger with respect to New Bridger Common Stock subject to the award.

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Performance Awards. Performance awards are awards whose final value or amount, if any, is determined by the degree to which specified performance measures have been achieved during a performance period set by the Plan Administrator. Performance periods can be partial-year, annual or multi-year periods, as determined by the Plan Administrator. Performance measures that may be used include one or more of the following: the attainment by a share of New Bridger Common Stock of a specified value within or for a specified period of time, earnings per share, earnings before interest expense and taxes, return to shareholders (including dividends), return on equity, earnings, commissions and fees, cash flow or cost reduction goals, operating profit, pretax return on total capital, economic value added or any combination of the foregoing. Such criteria and objectives may relate to results obtained by the individual, New Bridger or a subsidiary, or any business unit or division thereof, or may relate to results obtained relative to a specific industry or a specific index. Payment may be made in the form of cash, common stock, restricted stock, RSUs, other awards, or a combination thereof, as specified by the Plan Administrator.

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Other Cash-Based Awards. Annual incentive awards are generally cash awards based on the degree to which certain of any or all of a combination of individual, team, department, division, subsidiary, group or corporate performance objectives are met or not met. The Plan Administrator may establish the terms and provisions, including performance objectives, for any annual incentive award. The Plan Administrator may also grant any shorter- or longer-term cash-based award.

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Other Stock-Based Awards. The Plan Administrator has the discretion to grant other types of awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares or factors that may influence the value of shares.

An award agreement may contain additional terms and restrictions, including vesting conditions, not inconsistent with the terms of the Omnibus Incentive Plan, as the Plan Administrator may determine.

Director Pay Cap

Subject to the adjustment provision of the Omnibus Incentive Plan and excluding cash compensation and/or awards made in connection with the closing of the transactions contemplated by the Merger Agreement, an individual who is a non-employee director may not receive in any fiscal year awards under the Omnibus Incentive Plan or cash compensation that total more than $750,000 in the aggregate, increased to $1,000,000 for a non-employee director’s initial year of service.

Termination of Service and Change of Control

The Plan Administrator will determine the effect of a termination of employment or service on outstanding awards, including whether the awards will vest, become exercisable, settle, be paid or be forfeited. In the event of a change of control, except as otherwise provided in the applicable award agreement, the Plan Administrator may provide for:

•	continuation or assumption of outstanding awards under the Omnibus Incentive Plan by us (if we are the surviving corporation) or by the surviving corporation or its parent;

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substitution or replacement of outstanding awards by the surviving corporation or its parent with cash, securities, rights or other property with substantially the same terms and value as such outstanding awards;

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acceleration of the vesting (including the lapse of any restriction) and exercisability of outstanding awards upon (i) the individual’s involuntary termination of service (including termination by us without cause or by the individual for good reason) or (ii) the failure of the surviving corporation or its parent to continue or assume such outstanding awards;

•	determination of the level of attainment of the applicable performance condition or conditions in the case of a performance award;

•	cancellation of outstanding awards under the Omnibus Incentive Plan in exchange for a payment of cash, securities, rights and/or other property equal to the value of such outstanding award; and•

•	cancellation of outstanding awards under the Omnibus Incentive Plan without payment of any consideration, to the extent such awards are not vested as of immediately prior to the change of control.

In the event the Plan Administrator fails to take one or more of the foregoing actions with respect to an outstanding award, such award will accelerate in full (but with the level of attainment of any performance conditions determined by the Plan Administrator) and be cancelled in exchange for a payment on terms substantially consistent with those set forth in the second to last bullet above.

Amendment and Termination

The New Bridger Board of Directors may amend, alter, suspend, discontinue or terminate the Omnibus Incentive Plan. The Plan Administrator may also amend the Omnibus Incentive Plan or create sub-plans. However, subject to the adjustment and change of control provisions of the Omnibus Incentive Plan , any such action that would materially adversely affect the rights of a holder of an outstanding award may not be taken without the holder’s consent, except to the extent that such action is taken to cause the Omnibus Incentive Plan to comply with applicable law, stock market or exchange rules and regulations, or accounting or tax rules and regulations, to impose any “clawback” or recoupment provisions on any outstanding awards in accordance with the Omnibus Incentive Plan, or to comply with Section 409A of the Internal Revenue Code.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Omnibus Incentive Plan . This summary addresses the general federal income tax principles that apply and is provided only for general information. Some types of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Non-Qualified Stock Options.

A participant receiving non-qualified stock options (“NSOs”) should not recognize taxable income upon grant. Generally, the participant should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The participant’s basis in the shares for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the participant exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss depending on how long the shares are held. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes as ordinary income.

Incentive Stock Options

A participant receiving incentive stock options (“ISOs”) should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an ISO are held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfy the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the shares will be treated as a capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Internal Revenue Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Other Awards

The current federal income tax consequences of other awards authorized under the Omnibus Incentive Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs and other stock-based awards or cash-based-awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

Section 409A of the Internal Revenue Code

Certain types of awards under the Omnibus Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Internal Revenue Code. Unless certain requirements set forth in Section 409A of the Internal Revenue Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Omnibus Incentive Plan and awards granted under the Omnibus Incentive Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Internal Revenue Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Internal Revenue Code. To the extent determined necessary or appropriate by the Plan Administrator, the Omnibus Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Internal Revenue Code or to exempt the applicable awards from Section 409A of the Internal Revenue Code.

Registration with the SEC

If our shareholders approve the Omnibus Incentive Plan, New Bridger plans to file with the SEC, as soon as reasonably practicable after such approval, a registration statement on Form S-8 relating to the shares available for issuance under the Omnibus Incentive Plan .

New Plan Benefits Table

The following table shows information regarding awards made in connection with the Business Combination. The effectiveness of these awards is subject to the closing of the transactions contemplated by the Business Combination and shareholder approval of the Omnibus Incentive Plan.

Name and Principal Position	Dollar Value ($)	Number of Units
Timothy Sheehy Chief Executive Officer
James Muchmore Chief Legal Officer
McAndrew Rudisill Chief Investment Officer
Executive Group
Non-Executive Director Group
Non-Executive Officer Employee Group

Equity Compensation Plan Information

We did not maintain, or have any securities authorized for issuance under, any equity compensation plans as of December 31, 2021.

Vote Required for Approval

The approval of the Incentive Plan Proposal requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting.

The Incentive Plan Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Approvals is not approved, the Incentive Plan Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Company’s assumption of the Omnibus Incentive Plan and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”

Recommendation of New Bridger Board of Directors

THE NEW BRIDGER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE NEW BRIDGER STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE OMNIBUS INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of New Bridger’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of New Bridger and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, New Bridger’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal—Interests of New Bridger’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

SHAREHOLDER PROPOSAL NO. 7 — THE ESPP PROPOSAL

Overview

New Bridger is asking its shareholders to approve, by ordinary resolution, and adopt the ESPP and the material terms thereunder.

The ESPP is described in more detail below. A copy of the ESPP is attached to this proxy statement/prospectus as Annex J.

Summary of the ESPP

Purpose

The purpose of the ESPP is to provide employees with an opportunity to acquire a proprietary interest in New Bridger through the purchase of New Bridger Common Stock.

Shares Available

Subject to adjustment, a total of [            ] shares of New Bridger Common Stock have been authorized for issuance under the ESPP. Additionally, the number of shares of New Bridger Common Stock reserved for issuance under the ESPP will increase automatically on the first day of each fiscal year following the effective date of the ESPP Plan, by the lesser of (i) 1% of the outstanding shares of New Bridger Common Stock on the last business day of the immediately preceding fiscal year and (ii) such smaller number of shares as determined by New Bridger Board of Directors; provided, that the maximum number of shares that may be issued under the ESPP in any event will be [            ] shares, subject to adjustment in the event of a dividend or other distribution (whether in the form of cash, common stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of common stock or other securities of us, or other similar event.

Administration

New Bridger Board of Directors or a committee or subcommittee designated by New Bridger Board of Directors (in either event, the “ESPP Administrator”) will administer the ESPP.

Eligibility

New Bridger’s employees, including executive officers, or employees of New Bridger’s subsidiaries must be customarily employed with New Bridger or one of New Bridger’s affiliates for more than 20 hours per week and more than five months per calendar year in order to participate in the ESPP. An employee may not be granted options to purchase shares under the ESPP if such employee (a) immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of our Common Stock or (b) holds rights to purchase stock under the ESPP that would accrue at a rate that exceeds $25,000 of the fair market value of New Bridger stock for each calendar year that the options remain outstanding. As of October 31, 2022 there were approximately 156 employees eligible to participate in the ESPP. New Bridger’s current intent is for participation in the ESPP to be broad-based in nature.

Offerings

Each offering will have one or more purchase dates on which shares of New Bridger Common Stock will be purchased for the employees who are participating in the offering. The ESPP Administrator, in its discretion, will determine the terms of offerings under the ESPP. The ESPP permits participating employees to purchase shares of New Bridger Common Stock through payroll deductions in an amount equal to at least 1% of the employee’s compensation. The purchase price of the shares of New Bridger Common Stock will be not less than the lesser of (i) 85% (or such greater percentage as designated by the ESPP Administrator) of the fair market value of New Bridger Common Stock on the date of purchase or (ii) 85% (or such greater percentage as designated by the ESPP Administrator) of the fair market value of New Bridger Common Stock on the first day of the offering period.

New Plan Benefits

Purchases of our Common Stock under the ESPP depend on elections made by employees and the fair market value of our Common Stock on dates in the future. As a result, it is not possible to determine the benefits that will be received by eligible executive officers and other employees in the future under the ESPP. As described above, no employee may purchase shares under the ESPP in excess of $25,000 in fair market value in any calendar year.

Adjustments

In the event of a specified corporate transaction, such as a merger or acquisition of stock or property, a successor corporation may assume or substitute each outstanding option under the ESPP. If the successor corporation does not assume or substitute the outstanding options, the offering in progress will be shortened and a new exercise date will be set. Employees’ options will be exercised on the new exercise date and such options will terminate immediately thereafter. Notwithstanding the foregoing, in the event of a specified corporate transaction, the ESPP Administrator may elect to terminate all outstanding offerings.

Section 423 Status

The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code, provided that the ESPP Administrator may adopt sub-plans applicable to particular subsidiaries or locations which may be designed to be outside the scope of Section 423 of the Internal Revenue Code (including with respect to the eligibility requirements that would otherwise apply under the ESPP). The ESPP will remain in effect for ten years following the effective date of the ESPP unless terminated earlier by the ESPP Administrator in accordance with the terms of the ESPP.

Amendment and Termination

Our ESPP Administrator has the authority to amend, suspend or terminate the ESPP at any time and for any reason.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to the purchase of shares under the ESPP. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Internal Revenue Code. Under the applicable Internal Revenue Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the ESPP. This means that an eligible employee will not recognize taxable income on the date the employee is granted an option under the ESPP. In addition, the employee will not recognize taxable income upon the purchase of shares. Upon such sale or disposition, the participant generally will be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the date of grant and more than one year from the date of purchase, or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (ii) an amount equal to the applicable discount from the fair market value of the shares as of the date of grant. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price and the Company will be entitled to a tax deduction for compensation expense in the amount of ordinary income recognized by the employee. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (and the Company will be entitled to a corresponding deduction), but the participant generally will be able to report a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the date of purchase.

Registration with the SEC

If our shareholders approve the ESPP, New Bridger plans to file with the SEC, as soon as reasonably practicable after such approval, a registration statement on Form S-8 relating to the shares available for issuance under the ESPP.

Equity Compensation Plan Information

We did not maintain, or have any securities authorized for issuance under, any equity compensation plans as of December 31, 2021.

Vote Required for Approval

The approval of the ESPP Proposal requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting.

The ESPP Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Approvals is not approved, the ESPP Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Company’s adoption of the New Bridger 2022 Employee Stock Purchase Plan and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”

Recommendation of New Bridger Board of Directors

THE NEW BRIDGER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE NEW BRIDGER STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

SHAREHOLDER PROPOSAL NO. 8 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the JCIC Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to constitute a quorum or to approve any of the proposals presented at the extraordinary general meeting. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes that would increase the likelihood of obtaining a favorable vote on the proposals presented at the extraordinary general meeting. See “Proposal No. 1 — The Business Combination Proposal — Interests of JCIC’s Directors and Executive Officers in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the JCIC Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to constitute a quorum or to approve any of the proposals presented at the extraordinary general meeting. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the JCIC Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The Adjournment Proposal is not conditioned upon any other proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes to constitute a quorum or to approve one or more proposals at the extraordinary general meeting be approved.”

Recommendation of the JCIC Board

THE JCIC BOARD UNANIMOUSLY RECOMMENDS THAT JCIC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of JCIC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of JCIC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, JCIC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of JCIC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences for holders of JCIC Ordinary Shares and/or JCIC Public Warrants (which, for purposes of this section, are referred to collectively as the “JCIC securities”) of (i) the Second Merger and (ii) electing to have JCIC Ordinary Shares redeemed for cash if the Business Combination is completed. This discussion only applies to holders of JCIC securities that hold their JCIC securities as capital assets for U.S. federal income tax purposes within the meaning of Section 1221 of the Code, and does not describe all of the tax consequences that may be relevant to holders of JCIC securities in light of their particular circumstances, including alternative minimum taxes and the tax on net investment income, or consequences to holders who are subject to special rules, such as:

•	banks, thrifts, mutual funds and other financial institutions or financial services entities;

•	insurance companies;

•	tax-exempt organizations, pension funds or governmental organizations;

•	regulated investment companies and real estate investment trusts;

•	United States expatriates and former citizens or former long-term residents of the United States;

•	persons that acquired securities pursuant to an exercise of employee share options, in connection with employee incentive plans or otherwise as compensation;

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to the JCIC securities;

•	brokers or dealers in securities or foreign currency;

•	individual retirement and other deferred accounts;

•	persons holding their JCIC securities as part of a “straddle,” hedge, conversion, constructive sale or other risk reducing transactions;

•	persons that directly, indirectly or constructively own 10% or more (by vote or value) of our shares;

•	persons who purchase or sell their shares as part of a wash sale for tax purposes;

•	Sponsor or Sponsor Persons;

•	grantor trusts;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities;

•	holders that are “controlled foreign corporations” or “passive foreign investment companies,” referred to as “PFICs,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons subject to the alternative minimum tax; or

•	a person required to accelerate the recognition of any item of gross income with respect to JCIC securities as a result of such income being recognized on an applicable financial statement.

This discussion does not consider the tax treatment of entities that are partnerships or other pass-through entities for U.S. federal income tax purposes or persons who hold JCIC securities through such entities. If a partnership or other pass-through entity for U.S. federal income tax purposes is the beneficial owner of JCIC securities, the U.S. federal income tax treatment of partners of the partnership will generally depend on the status of the partners and the activities of the partner and the partnership.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as of the date hereof, changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein. This discussion does not take into account potential suggested or proposed changes in such tax laws which may impact the discussion below and does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes. Each of the foregoing is subject to change, potentially with retroactive effect. Holders of JCIC securities are urged to consult their tax advisors with respect to the application of U.S. federal tax laws to their particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

INVESTORS SHOULD CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

For purpose of this discussion, a “U.S. holder” is a beneficial owner of JCIC securities who is, or that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

ALL HOLDERS OF JCIC SECURITIES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION AND RELATED TRANSACTIONS TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

The Second Merger

The statements of law and legal conclusions set forth in the following discussions, “—The Second Merger,” “—U.S. Holders Exchanging JCIC Ordinary Shares for New Bridger Common Stock in the Second Merger,” “— U.S. Holders Exchanging JCIC Public Warrants in the Second Merger,” and “ – Non-U.S. Holders – The Second Merger,” constitute the opinion of Weil, Gotshal & Manges LLP, insofar as it expresses conclusions as to the material U.S. federal income tax consequences of the Second Merger to holders of the JCIC Ordinary Shares and the JCIC Public Warrants, subject to the limitations, exceptions, beliefs, assumptions, and qualifications described herein and in the opinion filed as Exhibit 8.1 to the Registration Statement of which this proxy statement/prospectus forms a part (the “Weil Tax Opinion”). The Second Merger should, when taken together with the related transactions in the Business Combination, qualify as a transaction described in Section 351 of the Code for U.S. federal income tax purposes (a “Section 351 Exchange”). Receipt of the Weil Tax Opinion is not a condition to the obligations of the parties to consummate the transactions contemplated by the Merger Agreement. The Weil Tax Opinion will be based upon representations, warranties and covenants provided by JCIC, New Bridger, Blocker, Bridger, and other relevant parties, including as appropriate certain holders of Bridger Common Shares, and certain assumptions, all of which must continue to be true and accurate as of the effective time of the Business Combination. In addition, the Weil Tax Opinion is subject to certain qualifications and limitations as set forth therein. If any of the assumptions, representations, warranties or covenants upon which the Weil Tax Opinion is based are inconsistent with the actual facts, the Weil Tax Opinion could be invalid. Although Weil, Gotshal & Manges LLP will deliver the Weil Tax Opinion, given the complex nature of the tax rules applicable to the Second Merger and the related transactions in the Business Combination and the absence of authorities directly on point or an advance ruling from the IRS, the conclusions to be stated in the Weil Tax Opinion are not free from doubt, and there is a risk that the IRS could take a contrary position to those described in the Weil Tax Opinion and that a court will agree with such contrary position in the event of litigation.

It is uncertain whether the Second Merger also qualifies as a reorganization within the meaning of Section 368(a) of the Code (a “Reorganization”). To qualify as a Reorganization, a transaction must satisfy certain requirements, including, among others, that the acquiring corporation (or, in the case of certain reorganizations structured similarly to the Second Merger, its corporate parent) continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business, in each case, within the meaning of Treasury Regulations Section 1.368-1(d). However, due to the absence of guidance bearing directly on how the above rules apply in the case of an acquisition of a corporation with only investment-type assets, such as JCIC, the qualification of the Second Merger as a Reorganization is not free from doubt and the IRS or a court could take a position that the Second Merger does not qualify as a Reorganization. Furthermore, because of the legal and factual uncertainties described above, no opinion of counsel has or will be provided regarding the qualification of the Second Merger as a Reorganization.

U.S. holders of JCIC Ordinary Shares and JCIC Public Warrants are urged to consult their tax advisors regarding the proper U.S. federal income tax treatment of the Second Merger, including with respect to its qualification as a “reorganization” under Section 368(a)(2)(E) or Section 368(a)(1)(B) of the Code. Moreover, the qualification of the Second Merger as a Reorganization will be based on facts and representations which cannot be confirmed until the time of Closing or following the Closing.

U.S. Holders Exchanging JCIC Ordinary Shares for New Bridger Common Stock in the Second Merger

Subject to the PFIC rules discussed below “—Passive Foreign Investment Company Status,” a U.S. holder that owns only JCIC Ordinary Shares but not JCIC Public Warrants and that exchanges such JCIC Ordinary Shares for New Bridger Common Stock in the Second Merger should not recognize gain or loss. The aggregate tax basis for U.S. federal income tax purposes of the New Bridger Common Stock received by such U.S. holder should be the same as the aggregate adjusted tax basis of the JCIC Ordinary Shares exchanged therefor. A U.S. holder’s holding period in the New Bridger Common Stock received should include the holding period of the JCIC Ordinary Shares exchanged therefor.

U.S. Holders Exchanging JCIC Public Warrants in the Second Merger

The U.S. federal income tax consequences of the exchange by U.S. holders of JCIC Public Warrants for New Bridger Warrants in the Second Merger depends on whether the Second Merger qualifies as a Reorganization. If the Second Merger so qualifies, subject to the PFIC rules discussed below “—Passive Foreign Investment Company Status,” then no gain or loss should be recognized by a U.S. holder that exchanges JCIC Public Warrants for New Bridger Warrants in the Second Merger, and accordingly, the adjusted tax basis of the New Bridger Warrants received by such a U.S. holder of JCIC Public Warrants in the Second Merger should be the same as the adjusted tax basis of the JCIC Public Warrants surrendered in exchange therefor. In addition, the holding period of the New Bridger Warrants received in the Second Merger by such a U.S. holder of JCIC Public Warrants should include the period during which the U.S. holder held such JCIC Public Warrants through the date of the Second Merger.

If the Second Merger does not qualify as a Reorganization but only as Section 351 Exchange, subject to the PFIC rules discussed below “—Passive Foreign Investment Company Status,” the treatment of a U.S. holder’s exchange of JCIC Public Warrants for New Bridger Warrants in the Second Merger is uncertain. It is possible that the outstanding JCIC Public Warrants, which are currently exercisable for one JCIC Class A Ordinary Share and will be exercisable for one share of New Bridger Common Stock following the Second Merger, are treated for U.S. federal income tax purposes as having been “exchanged” by the holders of such warrants for “new warrants.” In such case, a U.S. holder is required to recognize gain or loss in such deemed exchange in an amount equal to the difference between the fair market value of the New Bridger Warrants held by such U.S. holder immediately following the Second Merger and the adjusted tax basis of the JCIC Public Warrants held by such U.S. holder immediately prior to the Second Merger.

Alternatively, it is also possible that a U.S. holder of JCIC Public Warrants could be treated as transferring its JCIC Public Warrants and JCIC Ordinary Shares to New Bridger in exchange for New Bridger Warrants and shares of New Bridger Common Stock in a Section 351 Exchange. If so treated, a U.S. holder should be required to recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess of (x) the sum of the fair market values of the New Bridger Warrants treated as received by such holder and the shares of New Bridger Common Stock received by such holder over (y) such holder’s aggregate adjusted tax basis in the JCIC Public Warrants and JCIC Ordinary Shares treated as having been exchanged therefor) and (ii) the fair market value of the New Bridger Warrants treated as having been received by such holder in such exchange. Any such gain should generally be long-term capital gain if the U.S. holder’s holding period for the shares of New Bridger Common Stock and New Bridger Warrants was more than one year at the time of the Second Merger. It is unclear whether certain redemption rights (described above) may have suspended the running of the applicable holding period for this purpose. Long-term capital gains of non-corporate U.S. holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. However, the deductibility of capital losses is subject to limitations. The U.S. holder’s tax basis in the New Bridger Warrants treated as having been received in the exchange should be equal to the fair market value of such New Bridger Warrants at the time of the Second Merger, and such U.S. holder’s holding period in such New Bridger Warrants should begin the day after the Second Merger. Due to the absence of authority on the U.S. federal income tax consequences of an exchange of warrants if the Second Merger is not treated as a Reorganization, U.S. holders should consult their tax advisors.

Redemption of JCIC Ordinary Shares Pursuant to the JCIC Shareholder Redemption

In the event that a U.S. holder’s JCIC Ordinary Shares are redeemed for cash pursuant to the JCIC Shareholder Redemption, subject to the PFIC rules discussed below “—Passive Foreign Investment Company Status,” the treatment of the redemption for U.S. federal income tax purposes depends on whether the redemption qualifies as a sale of the JCIC Ordinary Shares under Section 302 of the Code. Whether a redemption qualifies for sale treatment will depend largely on the total number of JCIC Ordinary Shares treated as held by the U.S. holder relative to all of the JCIC Ordinary Shares outstanding both before and after the redemption. For this purpose, the shares outstanding after the redemption should take into account shares owned by New Bridger as a result of the Second Merger.

The redemption of JCIC Ordinary Shares generally is treated as a sale of the JCIC Ordinary Shares if the redemption (i) results in a “complete termination” of the U.S. holder’s interest in JCIC, (ii) is “substantially disproportionate” with respect to the U.S. holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder generally must take into account not only JCIC Ordinary Shares actually owned by such U.S. holder, but also JCIC Ordinary Shares such U.S. holder is treated as constructively owning. A U.S. holder may be treated as constructively owning JCIC Ordinary Shares owned by certain related individuals and entities (including New Bridger following the Second Merger) in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any shares the U.S. holder has a right to acquire by exercise of an option, such as the JCIC Public Warrants or New Bridger Warrants.

There will be a complete termination of a U.S. holder’s interest if either (i) all of the JCIC Ordinary Shares actually and constructively owned by the U.S. holder are redeemed or (ii) all of the JCIC Ordinary Shares actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. holder does not constructively own any other shares. In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock of JCIC actually or constructively owned by a U.S. holder immediately following the redemption generally must be less than 80% of the voting stock of JCIC actually or constructively owned by such U.S. holder immediately prior to the redemption. The redemption of the JCIC Ordinary Shares will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in JCIC. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in JCIC will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. holders should consult with their tax advisors as to the tax consequences of a redemption.

If the redemption qualifies as a sale of stock by the U.S. holder under Section 302 of the Code, subject to the PFIC rules discussed below “—Passive Foreign Investment Company Status,” the U.S. holder would generally be required to recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the JCIC Ordinary Shares. Such gain or loss generally would be treated as long-term capital gain or loss if such shares were held for more than one year on the date of the redemption. A U.S. holder’s tax basis in such holder’s JCIC Ordinary Shares generally will equal the cost of such shares.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, subject to the PFIC rules discussed below “—Passive Foreign Investment Company Status,” then the U.S. holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits of JCIC, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s JCIC Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the JCIC Ordinary Shares.

Passive Foreign Investment Company Status

Whether or not the Second Merger qualifies as a Section 351 Exchange or a Reorganization, U.S. holders who exchange JCIC securities for New Bridger securities pursuant to the Second Merger may be subject to adverse U.S. federal income tax consequences under the passive foreign investment company, or “PFIC,” provisions of the Code. In addition, a U.S. holder who elects to have its JCIC Ordinary Shares redeemed for cash pursuant to the redemption provisions may be subject to the PFIC rules.

A non-U.S. (foreign) corporation will be classified as a PFIC for any taxable year (i) if at least 75% of its gross income consists of passive income, such as dividends, interest, rents and royalties (except for rents and royalties earned in the active conduct of a trade or business), and gains on the disposition of property that produces such income, or (ii) if at least 50% of the fair market value of its assets (determined on the basis of a quarterly average) is attributable to assets that produce, or are held for the production of, passive income (including for these purposes its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the interest, by value). The determination of whether a foreign corporation is a PFIC is made annually.

If JCIC is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of JCIC securities and, in the case of JCIC Ordinary Shares, the U.S. holder did not make either (i) a timely qualified election fund, or “QEF,” election under Section 1295 of the Code for JCIC’s first taxable year as a PFIC in which the U.S. holder held (or was deemed to hold) JCIC Ordinary Shares, (ii) a QEF election along with a “purging election,” or (iii) a “mark-to-market” election with respect to the JCIC Ordinary Shares (hereinafter, each a “ PFIC Election”), such holder generally will be subject to special rules with respect to “excess distributions,” generally including:

•	any gain realized by the U.S. holder on the sale or other disposition of its JCIC securities; and

•

any distributions to such U.S. holder during a taxable year of the U.S. holder that are greater than 125% of the average annual distributions received by such U.S. holder in respect of the JCIC Ordinary Shares during the three preceding taxable years of such U.S. holder or, if shorter, such U.S. holder’s holding period for the JCIC Ordinary Shares.

Under these rules,

•	the U.S. holder’s excess distribution will be allocated ratably over the U.S. holder’s holding period for the JCIC securities;

•

the amount allocated to the U.S. holder’s taxable year in which the U.S. holder recognized the excess distribution, or to the period in the U.S. holder’s holding period before the first day of JCIC’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of the U.S. holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. holder.

In order to comply with the requirements of a QEF election, a U.S. holder must receive certain information from JCIC. JCIC has not determined whether it will endeavor to provide such information to U.S. holders and there can otherwise be no assurance that JCIC will timely provide it. In addition, U.S. holders of JCIC Public Warrants are not able to make a QEF election with respect to their warrants.

Even if the Second Merger qualifies as a Section 351 Exchange or a Reorganization, Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC (including rights to acquire stock of a PFIC) must recognize gain notwithstanding any other provision of the Code. No final Treasury Regulations are in effect under Section 1291(f). Proposed Treasury Regulations under Section 1291(f), or the “Proposed Regulations,” were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, the Proposed Regulations would require taxable gain recognition by a U.S. holder with respect to its exchange of JCIC securities for New Bridger securities in the Second Merger if JCIC were classified as a PFIC at any time during such U.S. holder’s holding period in JCIC securities. Any such gain would be treated as an “excess distribution” made in the year of the Second Merger and subject to the special tax and interest charge rules discussed above. The foregoing would not apply to a U.S. holder’s exchange of JCIC Ordinary Shares pursuant to the Second Merger to the extent that such holder has made a timely PFIC Election with respect to said shares, as described above.

Furthermore, in the event that a U.S. holder’s JCIC Ordinary Shares are redeemed for cash pursuant to the redemption provisions described in this proxy statement/prospectus, whether said redemption is treated as a sale or exchange of JCIC Ordinary Shares or as a distribution on the JCIC Ordinary Shares, such deemed sale or exchange or distribution, as applicable, would be treated as a sale or disposition or distribution, as applicable, for purposes of the PFIC rules described above.

The rules dealing with PFICs are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. holder of JCIC securities should consult its own tax advisor concerning PFIC elections and the application of the PFIC rules to such securities under such holder’s particular circumstances.

Non-U.S. Holders

This section applies to a Non-U.S. holder. A “Non-U.S. holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of JCIC securities who or that is not a U.S. holder, including:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•	a foreign corporation; or

•	a foreign estate or trust;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. A holder that is such an individual should consult its own tax advisor regarding the tax consequences of the Business Combination.

The Second Merger

The U.S. federal income tax treatment of a Non-U.S. holder that exchanges JCIC Ordinary Shares for New Bridger Common Stock and/or JCIC Public Warrants for New Bridger Warrants in the Second Merger generally corresponds to that of a U.S. holder. Any gain recognized by a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax, unless:

1.

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

2.

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held JCIC Ordinary Shares or JCIC Public Warrants and certain other conditions are met.

Unless an applicable treaty provides otherwise, gain described in the first category above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. holder. Any gains described in the first category above of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or lower income tax treaty rate).

We believe that we are not and have not been at any time since our formation a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed. However, the determination of whether a corporation is a United States real property holding corporation is primarily factual and there can be no assurance whether such facts will change or whether the IRS or a court will agree with our determination.

Redemption of a Non-U.S. Holder’s JCIC Ordinary Shares Pursuant to the JCIC Shareholder Redemption

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s JCIC Ordinary Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s JCIC Ordinary Shares, as described above. Subject to the discussion below under “—FATCA,” to the extent that the redemption of a Non-U.S. holder’s JCIC Ordinary Shares are treated as a corporate distribution paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distribution will constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, will be subject to U.S. withholding tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, such effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise (and any additional requirements therein). A Non-U.S. holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of thirty percent (30%) (or a lower applicable income tax treaty rate).

Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its JCIC Ordinary Shares and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale of the JCIC Ordinary Shares, as described below.

To the extent the redemption of a Non-U.S. holder’s JCIC Ordinary Shares are treated as a sale of stock by the Non-U.S. holder under Section 302 of the Code, as discussed above under the section entitled “—Redemption of a U.S. Holder’s JCIC Ordinary Shares Pursuant to the JCIC Shareholder Redemption,” a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain recognized on such redemption unless such gain is effectively connected with such Non-U.S. holder’s conduct of a trade or business within the United States or we have been a “United States real property holding corporation” during the applicable testing period. See additional discussion above under the heading “— Non-U.S. Holders — Second Merger.”

Reporting and Backup Withholding

Following the Effective Date, New Bridger will prepare and file in accordance with Treasury Regulations (including by posting a copy on the investor relations section of its website) an IRS Form 8937 with respect to the Business Combination. It is anticipated that information regarding the qualification of the Business Combination as either a Section 351 Exchange or a Reorganization will be made available on such Form 8937 following the consummation of the Business Combination. A Non-U.S. holder will not be subject to U.S. backup withholding if it provides a certification of exempt status (on an appropriate IRS Form W-8 or an applicable substitute form). Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the Non-U.S. holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS in a timely manner. The IRS may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number.

Information returns will be filed with the IRS in connection with payments resulting from the redemption of JCIC Ordinary Shares. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number or a certification of exempt status, or if the U.S. holder has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person on a duly executed applicable IRS Form W-8 or otherwise in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under an income tax treaty will satisfy the certification requirements necessary to avoid the backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund of any excess amounts withheld, provided that the required information is timely furnished to the IRS.

FATCA

Provisions of the Code commonly referred to as “FATCA” impose withholding of thirty percent (30%) on payments of dividends (including constructive dividends received pursuant to a redemption of stock) to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BENE). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Redemption of a Non-U.S. Holder’s JCIC Ordinary Shares Pursuant to the JCIC Shareholder Redemption,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of JCIC Ordinary Shares.

THE FOREGOING IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH HOLDER OF JCIC SECURITIES. HOLDERS OF JCIC SECURITIES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE SECOND MERGER INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

INFORMATION ABOUT JCIC, NEW BRIDGER AND THE MERGER SUBS

General

JCIC is a blank check company incorporated on August 18, 2020 as Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. JCIC has neither engaged in any operations nor generated any revenue to date. Based on JCIC’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

JCIC is not presently engaged in and JCIC will not engage in, any substantive commercial business until it completes the Business Combination with Bridger or another target business.

Initial Public Offering

On January 26, 2021, JCIC consummated its initial public offering (the “IPO”) of 34,500,000 units (the “JCIC Units”), including the issuance of 4,500,000 JCIC Units as a result of the underwriters’ exercise of their over-allotment option. Each JCIC Unit consists of one JCIC Class A Ordinary Share, and one-half of one redeemable warrant of JCIC, each whole warrant entitling the holder thereof to purchase one JCIC Class A Ordinary Share at an exercise price of $11.50 per share. The JCIC Units were sold at a price of $10.00 per unit, generating gross proceeds to JCIC of $345,000,000.

Substantially concurrently with the consummation of the IPO, JCIC completed the private sale (the “Private Placement”) of 9,400,000 warrants (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant, to JCIC Sponsor LLC (the “Sponsor”), generating gross proceeds to JCIC of $9,400,000. The Private Placement Warrants are identical to the warrants sold as part of the JCIC Units in the IPO, except that, so long as they are held by the Sponsor or its permitted transferees: (i) they will not be redeemable by JCIC (except in certain redemption scenarios when the price per Ordinary Share equals or exceeds $10.00 (as adjusted)), (ii) they (including JCIC Class A Ordinary Shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of JCIC’s initial business combination, (iii) they may be exercised by the holders on a cashless basis, and (iv) they (including the Ordinary Shares issuable upon exercise of these warrants) are entitled to registration rights.

Offering Proceeds Held in Trust

On the closing date of the IPO, a total of $345,000,000, comprised of the proceeds from the IPO and a portion of the sale of the Private Placement Warrants, were placed in the trust account. On March 10, 2021, JCIC announced that holders of the 34,500,000 JCIC Units may elect to separately trade the JCIC Class A Ordinary Shares and JCIC Warrants comprising the JCIC Units commencing March 15, 2021. Those JCIC Units not separated will continue to trade on the Nasdaq under the symbol “JCICU,” and each of the JCIC Class A Ordinary Shares and JCIC Warrants that are separated will trade on Nasdaq under the symbols “JCIC” and “JCICW,” respectively.

As of September 30, 2022 and December 31, 2021, substantially all of the assets held in the trust account were held in money market funds which are invested primarily in U.S. Treasury securities. All of JCIC’s investments held in the trust account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in trust account are included in interest earned on marketable securities held in trust account in the accompanying statements of operations. The estimated fair values of investments held in trust account are determined using available market information.

Fair Market Value of Target Business

The target business or businesses that JCIC acquires must collectively have a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the amount of deferred underwriting discounts held in, and taxes payable on, the income earned on the Trust Account) at the time of the execution of a definitive agreement for JCIC’s initial business combination. The JCIC Board has determined that the proposed Business Combination with Bridger meets the 80% test. Vantage Point, in its Opinion, stated that, subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the Opinion, Bridger has a fair market value equal to at least eighty percent (80%) of the balance of funds in JCIC’s trust account (excluding deferred underwriting commissions and taxes payable).

Redemption Rights in Connection with Shareholder Approval of Business Combinations

Under the Cayman Constitutional Documents, if JCIC is required by law or elects to seek shareholder approval of its initial business combination, holders of JCIC Class A Ordinary Shares must be given the opportunity to redeem their JCIC Class A Ordinary Shares in connection with the proxy solicitation for the applicable shareholder meeting, regardless of whether they vote for or against the Business Combination, subject to the limitations described in the prospectus for JCIC’s initial public offering. Accordingly, in connection with the Business Combination, holders of JCIC Class A Ordinary Shares may seek to redeem their JCIC Class A Ordinary Shares in accordance with the procedures set forth in this proxy statement/ prospectus.

Voting Obligations in Connection with the Extraordinary General Meeting

Pursuant to the Sponsor Agreement, the Sponsor Persons have agreed to vote all of the JCIC securities held by them in favor of the Business Combination proposal and the other shareholder proposals and not to seek to have any shares redeemed in connection with the Business Combination.

Redemption of JCIC Class A Ordinary Shares and Liquidation if No Initial Business Combination

The Sponsor and JCIC’s officers and directors have agreed, and the Cayman Constitutional Documents provide, that we have only twenty-four months from the closing of JCIC’s initial public offering, which is until January 26, 2023, to complete an initial business combination. If we have not completed an initial business combination within twenty-four months from the closing of JCIC’s initial public offering, or January 26, 2023, we will: (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem 100% of the outstanding JCIC Class A Ordinary Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then outstanding JCIC Class A Ordinary Shares, redemption will completely extinguish all of the rights of the holders of JCIC Class A Ordinary Shares rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the JCIC Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. If JCIC does not complete its initial business combination by January 26, 2023 or such later date as may be approved by the JCIC shareholders in accordance with the Cayman Constitutional Documents, the proceeds from the sale of the JCIC Private Placement Warrants held in the Trust Account will be used to fund a portion of the redemptions of the JCIC Class A Ordinary Shares (subject to the requirements of applicable law) and the JCIC Private Placement Warrants will expire worthless. Furthermore, if JCIC does not complete its initial business combination by January 26, 2023 and JCIC liquidates the funds held in the Trust Account, holders of JCIC Public Warrants will not receive any funds with respect to their JCIC Public Warrants, nor will they receive any distribution from JCIC’s assets held outside of the Trust Account with respect to such JCIC Public Warrants. Accordingly, the JCIC Public Warrants may expire worthless.

JCIC expects all of the costs and expenses associated with implementing any plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the cash held by JCIC outside the trust account (which was $[●] as of [●], 2022) plus up to $100,000 of funds from the Trust Account available to JCIC to pay dissolution expenses, although JCIC cannot assure you that there will be sufficient funds for such purpose.

If JCIC was to expend all of the net proceeds of JCIC’s initial public offering and the sale of the JCIC Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest earned on the Trust Account, the per-share redemption amount received by JCIC’s public shareholders upon JCIC’s dissolution would be approximately $[●]. The proceeds deposited in the Trust Account could, however, become subject to the claims of JCIC’s creditors, which would have higher priority than the claims of JCIC shareholders. JCIC cannot assure you that the actual per-share redemption amount received by JCIC’s public shareholders will not be substantially less than $[●].

Although JCIC will continue to seek to have all vendors, service providers (other than our independent registered public accounting firm) and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of JCIC’s public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

JCIC has access to up to approximately $[●] from the proceeds of JCIC’s initial public offering, sale of the JCIC Private Placement Warrants, and issuance of the promissory note with which to pay any potential claims (including costs and expenses incurred in connection with liquidation, currently estimated to be no more than approximately $100,000). In the event that JCIC liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from the Trust Account could be liable for claims made by creditors, however, such liability will not be greater than the amount of funds from the Trust Account received by any such shareholder.

Under Cayman Islands law, shareholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The portion of JCIC’s Trust Account distributed to JCIC’s public shareholders upon the redemption of 100% of outstanding JCIC Class A Ordinary Shares in the event JCIC does not complete its initial business combination within twenty-four months from the closing of JCIC’s initial public offering, or January 26, 2023, may be considered a liquidation distribution under Cayman Islands law. If the corporation complies with certain procedures as required by Cayman Islands law intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to shareholders, any liability of shareholders with respect to a liquidating distribution is limited to the lesser of such shareholder’s pro rata share of the claim or the amount distributed to the shareholder, and any liability of the shareholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of the Trust Account distributed to holders of JCIC Class A Ordinary Shares upon the redemption of JCIC Class A Ordinary Shares in the event JCIC does not complete its initial business combination within twenty-four months from the closing of JCIC’s initial public offering, or January 26, 2023, is not considered a liquidating distribution under Cayman Islands law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Cayman Islands law, the statute of limitation for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

If JCIC files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, JCIC cannot assure you we will be able to return $[●] per share to JCIC’s public shareholders. Additionally, if JCIC files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. Furthermore, the JCIC Board may be viewed as having breached its fiduciary duty to our creditors and/or to have acted in bad faith, thereby exposing us or the JCIC Board to claims of punitive damages, by paying JCIC shareholders from the Trust Account prior to addressing the claims of creditors. JCIC cannot assure you that claims will not be brought against us for these reasons.

Holders of JCIC Class A Ordinary Shares will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (a) JCIC’s completion of its initial business combination, (b) the redemption of JCIC Class A Ordinary Shares properly tendered in connection with a shareholder vote to amend the organizational documents of JCIC (i) to modify the substance or timing of JCIC’s obligation to allow redemption in connection with our initial business combination or to redeem 100% of the outstanding JCIC Class A Ordinary Shares if we do not complete an initial business combination within twenty-four months from the closing of JCIC’s initial public offering, or January 26, 2023 or (ii) with respect to any other provisions relating to the rights of holders of JCIC Class A Ordinary Shares and (c) the redemption of 100% of the JCIC Class A Ordinary Shares if we have not completed our initial business combination within twenty-four months from the closing of JCIC’s initial public offering, or January 26, 2023, subject to applicable law. In no other circumstances will an JCIC shareholder have any right or interest of any kind to or in the Trust Account. An JCIC shareholder’s voting in connection with the Business Combination alone will not result in such shareholder’s redeeming its JCIC Class A Ordinary Shares for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above.

Limitation on Redemption Rights

The Cayman Constitutional Documents provide that a holder of JCIC Class A Ordinary Shares, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the JCIC Class A Ordinary Shares sold in JCIC’s initial public offering without JCIC’s prior consent. JCIC believes this restriction will discourage shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a business combination as a means to force JCIC or JCIC’s management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a shareholder holding more than an aggregate of 15% of the JCIC Class A Ordinary Shares could threaten to exercise its redemption rights if such holder’s shares are not purchased by JCIC, Sponsor Persons or JCIC’s management at a premium to the then-current market price or on other undesirable terms. By limiting the shareholders’ ability to redeem no more than 15% of the JCIC Class A Ordinary Shares without JCIC’s prior consent, we believe we will limit the ability of a small group of shareholders to unreasonably attempt to block our ability to complete a business combination. However, JCIC is not restricting our shareholders’ ability to vote all of their shares for or against the Business Combination.

Facilities

JCIC currently maintains its executive offices at 386 Park Avenue South, Fl 20, New York, NY 10016. The cost for the use of this space is included in the $10,000 per month fee paid to an affiliate of the Sponsor for office space and administrative support services. JCIC considers its current office space adequate for its current operations.

Human Capital Resources

JCIC has five executive officers. These individuals are not obligated to devote any specific number of hours to JCIC’s matters but they intend to devote as much of their time as they deem necessary to JCIC’s affairs until JCIC has completed its initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for JCIC’s initial business combination and the stage of the business combination process JCIC is in. JCIC does not intend to have any full time employees prior to the completion of its initial business combination.

JCIC believes that its management team is well positioned to identify attractive risk-adjusted returns in the marketplace and that its contacts and transaction sources, ranging from industry executives, private owners, private equity funds, and investment bankers, will enable it to pursue a broad range of opportunities. JCIC’s management believes that its ability to identify and implement value creation initiatives will remain central to its differentiated acquisition strategy.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against JCIC or any members of JCIC’s management team in their capacity as such, and JCIC and the members of JCIC’s management team have not been subject to any such proceeding in the twelve months preceding the date of this filing.

New Bridger

Wildfire New PubCo, Inc., (“New Bridger”) is a Delaware corporation and direct, wholly owned subsidiary of JCIC. New Bridger does not own any material assets or operate any business and was formed for the purpose of participating in the Business Combination.

Wildfire Merger Sub I

Wildfire Merger Sub I, Inc., (“Wildfire Merger Sub I”), a Delaware corporation and direct, wholly owned subsidiary of New Bridger. Wildfire Merger Sub I does not own any material assets or operate any business and was formed for the purpose of participating in the Business Combination.

Wildfire Merger Sub II

Wildfire Merger Sub II, Inc., (“Wildfire Merger Sub II”), a Delaware corporation and direct, wholly owned subsidiary of New Bridger. Wildfire Merger Sub II does not own any material assets or operate any business and was formed for the purpose of participating in the Business Combination.

Wildfire Merger Sub III

Wildfire Merger Sub III, LLC, (“Wildfire Merger Sub III”), a Delaware limited liability company and direct, wholly owned subsidiary of New Bridger. Wildfire Merger Sub III does not own any material assets or operate any business and was formed for the purpose of participating in the Merger transaction.

Wildfire GP Sub IV

Wildfire GP Sub IV, LLC, (“Wildfire GP Sub IV”), a Delaware limited liability company and direct, wholly owned subsidiary of New Bridger. Wildfire GP Sub IV does not own any material assets or operate any business and was formed for the purpose of participating in the Merger transaction.

JCIC MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This proxy statement/prospectus includes “forward-looking statements” that are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact included in this proxy statement/prospectus including, without limitation, statements in this “JCIC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding JCIC’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward- looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled “Risk Factors” beginning on page [24] of this proxy statement/prospectus. JCIC’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, JCIC disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Overview

JCIC is a blank check company incorporated as a Cayman Islands exempted company on August 18, 2020. JCIC was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. We intend to effectuate our initial business combination using cash derived from the proceeds of our Initial Public Offering and the sale of 9,400,000 Private Placement Warrants, our shares, debt or a combination of cash, shares and debt.

Recent Developments

Merger Agreement

On August 3, 2022, we entered into the Merger Agreement with New Bridger, Wildfire Merger Sub I, Wildfire Merger Sub II, Wildfire Merger Sub III, Wildfire GP Sub IV, Blocker and Bridger.

Pursuant to the Merger Agreement, the parties thereto will enter into the Business Combination, pursuant to which, among other things, (i) Wildfire Merger Sub I will merge with and into Blocker, with Blocker as the surviving entity of the First Merger, upon which Wildfire GP Sub IV will become general partner of such surviving entity, (ii) Wildfire Merger Sub II will merge with and into JCIC, with JCIC as the surviving company of the Second Merger, and (iii) Wildfire Merger Sub III will merge with and into Bridger, with Bridger as the surviving company of the Third Merger. Following the Mergers, each of Blocker, JCIC, and Bridger will be a subsidiary of New Bridger, and New Bridger will become a publicly traded company. At the Closing, New Bridger will change its name to Bridger Aerospace Group Holdings, Inc., and its common stock is expected to list on the Nasdaq Capital Market under the ticker symbol “BAER.” The Transactions reflect an implied pro forma enterprise value for Bridger of $915 million.

The consideration to be paid to the pre-Closing, direct or indirect equityholders of Bridger (other than holders of Bridger Series C Preferred Shares and certain excluded shares) and the pre-Closing shareholders of the JCIC (other than with respect to certain excluded shares) in connection with the Transactions will be shares of New Bridger Common Stock. The consideration to be paid to the pre-Closing holders of Bridger Series C Preferred Shares in connection with the Transactions will be shares of New Bridger Series A Preferred Stock, which shares will have rights and preferences that mirror certain rights and preferences currently held by the holders of the Bridger Series C Preferred Shares. Outstanding warrants to purchase JCIC Class A Ordinary Shares will become entitled to purchase New Bridger Common Stock on the same terms and conditions as the existing warrants of JCIC.

The Transactions are expected to be consummated subject to the terms and conditions as further described in the Merger Agreement, including, among others: (i) approval of the Purchaser Shareholder Matters (as defined in the Merger Agreement) by the requisite shareholders of JCIC, (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) receipt of other required regulatory approvals, (iv) there being no governmental order or law in force enjoining or prohibiting the consummation of the Transactions, (v) JCIC having at least $5,000,001 of net tangible assets after shareholder redemptions, (vi) this Registration Statement having become effective, (vii) the New Bridger Common Stock and warrants to purchase New Bridger Common Stock having been approved for listing on Nasdaq, and (viii) customary bring-down conditions related to the parties’ respective representations, warranties and pre-Closing covenants in the agreement. In addition, the obligation of Bridger and Blocker to consummate the Transactions is conditioned upon, among other items, each of the covenants of the parties to the Sponsor Agreement required to be performed as of or prior to the Closing having been performed in all material respects.

For more information about the Merger Agreement and the proposed Business Combination, see the section entitled “Proposal No. 1 — Business Combination Proposal.”

Sponsor Agreement

In connection with the execution of the Merger Agreement, JCIC and the Sponsor, and each of their officers and directors, and New Bridger, entered into the Sponsor Agreement, pursuant to which, among other things, the Sponsor (i) agreed to the forfeiture of certain of its JCIC Class B Ordinary Shares in the event shareholder redemptions in connection with the Transactions exceed specified levels, (ii) agreed to subject 20% of its JCIC Class B Ordinary Shares (after taking into account any such forfeitures) to a performance-based vesting schedule, upon the terms and subject to the conditions set forth therein and (iii) agreed not to transfer any JCIC Ordinary Shares or JCIC Warrants until the earlier of the Closing and termination of the Merger Agreement in accordance with its terms.

J.P. Morgan Letter

Pursuant to a letter (“J.P. Morgan Letter”) dated July 29, 2022 from J.P. Morgan Securities LLC (“J.P. Morgan”) to JCIC, J.P. Morgan notified JCIC that, subject to certain conditions, J.P. Morgan waives its entitlement to the payment of any deferred compensation in connection with its role as underwriter in the Initial Public Offering. The condition to such waiver is the occurrence of the earlier of (i) notice by J.P. Morgan to JCIC that the condition is deemed satisfied by J.P. Morgan in its sole discretion or (ii) the filing of an acceleration request pursuant to Rule 461 relating to the Registration Statement relating to the Transactions. Effective as of the satisfaction of such condition, J.P. Morgan resigns from, and ceases and refuses to further act in, every office, capacity, and relationship contemplated under the terms of the underwriting agreement, dated January 21, 2021, among JCIC, on the one hand, and J.P. Morgan and UBS Securities LLC, on the other hand, or otherwise in connection with the Business Combination.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities for the nine month period ended September 30, 2022 and for the period from August 18, 2020 (inception) through December 31, 2021 were organizational activities, those necessary to prepare for the Initial Public Offering and identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of the Business Combination. We generate non-operating income in the form of interest income on investments held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the nine months ended September 30, 2022, we had a net income of $3,834,467, which consists of the change in fair value of warrant liabilities of $7,456,670, change in fair value of convertible note of $130,900, interest income on investments held in the Trust Account of $2,060,045, offset by operating costs of $5,813,148.

For the year ended December 31, 2021, we had a net income of $15,113,643, which consists of the change in fair value of warrants of $22,422,330, interest income on investments held in the trust account of $68,571 and a loss on issuance of private warrants of $3,948,000 offset by operating costs of $3,429,258.

Liquidity and Capital Resources

On January 26, 2021, we consummated the Initial Public Offering of 34,500,000 JCIC Units which includes the full exercise by the underwriter of its over-allotment option in the amount of 4,500,000 JCIC Units, at $10.00 per JCIC Unit, generating gross proceeds of $345,000,000 which is described in Note 3. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 9,400,000 JCIC Private Placement Warrants at a price of $1.00 per JCIC Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of $9,400,000, which is described in Note 4.

For the nine months ended September 30, 2022, cash used in operating activities was $837,509. Net income of $3,834,467 was affected by interest earned on investments held in the Trust Account of $2,060,045, the change in the fair value of the warrant liabilities of $7,456,670 and change in fair value of convertible note of $130,900. Changes in operating assets and liabilities provided $4,975,639 of cash from operating activities.

For the year ended December 31, 2021, cash used in operating activities was $1,752,236. Net income of $15,113,643 was affected by interest earned on investments held in the trust account of $68,571, the change in the fair value of the warrant liability of $22,422,330, loss on initial issuance of private warrants of $3,948,000 and transaction costs associated with the warrants issued at the Initial Public Offering of $1,360,701. Changes in operating assets and liabilities provided $316,321 of cash from operating activities.

As of September 30, 2022 and December 31, 2021, we had marketable securities held in the Trust Account of $347,128,616 (including $2,128,616 of interest income and realized gains) and $345,068,571 (including approximately $69,000 of interest income and realized gains), respectively, consisting of money market funds invested in U.S. Treasury Bills with a maturity of 185 days or less. We may withdraw interest from the Trust Account to pay taxes, if any. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our business combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of September 30, 2022 and December 31, 2021, we had cash of $52,411 and $89,920, respectively. We intend to use the funds held outside the Trust Account primarily to perform business due diligence, travel to and from Bridger’s offices, review corporate documents and material agreements, and structure, negotiate, and complete the Business Combination with Bridger.

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor up to $10,000 per month for office space, secretarial and administrative services. Upon completion of a business combination or its liquidation, JCIC will cease paying these monthly fees.

The underwriters are entitled to a deferred fee of $0.35 per JCIC Unit, or $12,075,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.

Going Concern

As of September 30, 2022, we had cash of $52,411 and a working capital deficit of $6,051,114. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

On February 16, 2022, JCIC entered into a $1,500,000 convertible promissory note (“Convertible Note”) with the Sponsor in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination. The Convertible Note accrues no interest and is payable upon completion of a Business Combination. The Convertible Note’s entire or partial balance can be converted into warrants at the discretion of the Sponsor at the time of Business Combination. The warrants would be identical to the Private Placement Warrants. As of September 30, 2022, the aggregate balance of the Convertible Note is $800,000 with an available balance for withdrawal of $700,000.

If the Business Combination is not consummated, JCIC will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. JCIC’s officers, directors and Sponsor may, but are not obligated to, loan JCIC funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet JCIC’s working capital needs. Accordingly, JCIC may not be able to obtain additional financing. If JCIC is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. JCIC cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about JCIC’s ability to continue as a going concern through one year from the date of these financial statements if a Business Combination is not consummated. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should JCIC be unable to continue as a going concern.

In connection with JCIC’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” JCIC has until January 26, 2023 to consummate a Business Combination. It is uncertain that JCIC will be able to consummate a Business Combination by this time.

If a Business Combination is not consummated by this date and an extension not requested by JCIC, there will be a mandatory liquidation and subsequent dissolution of JCIC. Management of JCIC has determined that the mandatory liquidation, should a Business Combination not occur and an extension is not requested by JCIC, and potential subsequent dissolution as well as liquidity condition noted above raises substantial doubt about JCIC’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should JCIC be required to liquidate after January 26, 2023. JCIC intends to complete a Business Combination before the mandatory liquidation date.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2022. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

JCIC does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor up to $10,000 per month for office space, secretarial and administrative services. Upon completion of a business combination or its liquidation, JCIC will cease paying these monthly fees.

The underwriters are entitled to a deferred fee of $0.35 per JCIC Unit, or $12,075,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement. See the section entitled “JCIC MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – Recent Developments.”

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Class A Ordinary Shares Subject to Possible Redemption

JCIC accounts for JCIC Class A Ordinary Shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” JCIC Class A Ordinary Shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. JCIC Class A Ordinary Shares feature certain redemption rights that are considered to be outside of JCIC’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2022 and December 31, 2021, the 34,500,000 JCIC Class A Ordinary Shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of JCIC’s condensed balance sheets.

JCIC recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Immediately upon the closing of the Initial Public Offering, JCIC recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable JCIC Class A Ordinary Shares resulted in charges against additional paid-in capital and accumulated deficit.

Convertible Promissory Note

JCIC accounts for its convertible promissory note under ASC 815, “Derivatives and Hedging” (“ASC 815”). Under 815-15-25, the election can be at the inception of a financial instrument to account for the instrument under the fair value option under ASC 825. JCIC has made such election for its convertible promissory note. Using the fair value option, the convertible promissory note is required to be recorded at its initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the notes are recognized as a non-cash gain or loss on the condensed statements of operations.

Warrant Liabilities

JCIC accounts for the warrants in accordance with the guidance contained in ASC815-40 under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, JCIC classifies the warrants as liabilities at their fair value and adjusts the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in JCIC’s statement of operations. The JCIC Public Warrants for periods where no observable traded price was available were valued using the Binomial Lattice Model. For periods subsequent to the detachment of the Public JCIC Warrants from the JCIC Units, the JCIC Public Warrant quoted market price was used as the fair value as of each relevant date. The JCIC Private Placement Warrants were valued using the Black Scholes Option Pricing Model as of the Initial Public Offering and based on the observed price for JCIC Public Warrants as of September 30, 2022.

Net Income Per Ordinary Share

Net income per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period. JCIC has two classes of shares, which are referred to as JCIC Class A Ordinary Shares and JCIC Class B Ordinary Shares. Income is allocated pro rata between the two share classes. Accretion associated with the redeemable shares of JCIC Class A Ordinary Shares is excluded from earnings per share as the redemption value approximates fair value.

Recent Accounting Standards

In August 2020, the FASB issued ASU 2020-06, “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU2020-06”), to simplify accounting for certain financial instruments. ASU2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. JCIC is currently assessing the impact, if any, that ASU2020-06 would have on its financial position, results of operations or cash flows.

JCIC’s management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on JCIC’s condensed financial statements.

MANAGEMENT OF JCIC

Directors and Executive Officers

References in this section to “JCIC,” “we,” “our” or “us” refer to Jack Creek Investment Corp. JCIC’s current directors and officers are as follows:

Name	Age	Position
Jeffrey E. Kelter	68	Executive Chairman and Chairman of the board of directors
Robert F. Savage	54	Chief Executive Officer
Thomas Jermoluk	66	President, Director
James H. Clark	78	Chief Technology Officer
Lauren D. Ores	42	Chief Financial Officer
Heather Hartnett	39	Director
Samir Kaul	48	Director
Richard Noll	64	Director

Jeffrey E. Kelter

Jeffrey E .Kelter is JCIC’s Executive Chairman and Chairman of JCIC’s board of directors. Mr. Kelter is a Co-Founder and a Partner of KSH Capital since 2015. KSH Capital provides real estate entrepreneurs with capital and expertise to seed or grow their platform. KSH Capital is focused on the deployment of the principals’ capital in domestic and international strategies that offer compelling long-term returns. Prior to founding KSH Capital, Mr. Kelter was a Founding Partner and Chief Executive Officer of KTR Capital Partners (“KTR”) from 2005 to 2015, a leading private equity real estate investment and operating company focused on the industrial property sector in North America. KTR and its commingled investment funds were sold in May 2015 to a joint venture of Prologis Inc. and Norges Bank Investment Management. Since its inception in 2004, KTR had raised three funds which totaled over $7.0 billion of investment capacity. Prior to founding KTR, Mr. Kelter was President, Chief Executive Officer and Trustee of Keystone Property Trust, an industrial real estate investment trust. Mr. Kelter founded the predecessor to Keystone in 1982, and took the company public in 1997, where he and the management team directed its operations until its sale in 2004 to Prologis. Prior to forming Keystone, he served as president and CEO of Penn Square Properties, Inc. in Philadelphia, Pennsylvania, a real estate company which he founded in 1982. Mr. Kelter currently serves on the Board of Directors of Invitation Homes (NYSE: INVH). From January 2014 to November 2017, Mr. Kelter served on the Board of Starwood Waypoint Homes, its predecessor. Mr. Kelter currently serves as a trustee of the Urban Land Institute, Cold Spring Harbor Laboratory, Westminster School and Trinity College. Mr. Kelter formerly served on the Board of Gramercy Property Trust (NYSE: GPT) from 2015 to 2018. Mr. Kelter received a B.A. in Urban Studies from Trinity College. Mr. Kelter’s extensive investment and entrepreneurial experience makes him well qualified to serve as a member of our board of directors.

Robert F. Savage

Robert F. Savage is JCIC’s Chief Executive Officer. Mr. Savage is a Co-Founder and President of KSH Capital since 2015. KSH Capital provides real estate entrepreneurs with capital and expertise to see or grow their platform. KSH Capital is focused on the deployment of the principals’ capital in domestic and international strategies that offer compelling long-term returns. Prior to founding KSH Capital, Mr. Savage was Co-founder, President of KTR from 2005 to 2015, an investment, development and operating company focused exclusively on the industrial property sector in North America. At KTR, Mr. Savage was co-head of the firm’s Investment Committee and responsible for management of the firm’s day-to-day operations, including oversight of capital deployment, portfolio management and capital markets activities. Previously, Mr. Savage was a Partner at Hudson Bay Partners, L.P. a private equity firm focused on investing in real estate-intensive operating businesses. Mr. Savage also worked in the Investment Banking Division at Merrill Lynch & Co. where he specialized in corporate finance and M&A advisory services for REITs, private equity funds and hospitality companies. Mr. Savage is Chairman of the Board of Directors of VolunteerMatch.org, a San Francisco based 501(c)(3) that operates the largest volunteer network in the nonprofit world. Mr. Savage is a member of the Board of Trustees of Mount Sinai and the Taft School and is Director of Environmental Waste International Inc. (TSX: EWS). He was previously Chairman of the Board of Directors of New Senior Investment Group (NYSE: SNR). Mr. Savage received a A.B. in Business Economics and Urban Studies from Brown University.

Thomas Jermoluk

Thomas Jermoluk serves as a director of JCIC and JCIC’s President. Mr. Jermoluk has been the Chief Executive Officer and Co-Founder of Beyond Identity since April 2020, a cybersecurity company specializing in passwordless identity management. Since 2008, Mr. Jermoluk has been Partner at Clark Jermoluk Founders Fund, an early stage venture capital firm along with James H. Clark. Previously, from 2005 to 2009 Mr. Jermoluk was CEO of Hyperion Development Group. From 2000 to 2005 Mr. Jermoluk was General Partner at Kleiner Perkins, one of Silicon Valley’s oldest and most established venture capital firms and from 1996-2000 he was Chairman and CEO of @Home Networks, a highspeed internet service pioneer. For ten years ending 1996, Mr. Jermoluk held various positions at Silicon Graphics, Inc., including most recently President and Chief Operating Officer. Mr. Jermoluk currently serves on the Board of Directors of Ibotta, a mobile payments, loyalty and cash back rewards company. Throughout his career, Mr. Jermoluk has served on the Board of Directors of numerous other private and public companies. Mr. Jermoluk earned B.S. and M.S. degrees in Computer Science from Virginia Tech. Mr. Jermoluk’s extensive venture capital and technological operating experience makes him well qualified to serve as a member of JCIC’s board of directors.

James H. Clark

James H. Clark is JCIC’s Chief Technology Officer. Dr. Clark is an American entrepreneur and computer scientist. Dr. Clark is presently Chairman and Co-Founder of Beyond Identity a cybersecurity company specializing in passwordless identity management. He has founded several notable Silicon Valley technology companies, including Silicon Graphics, Inc., Netscape Communications Corporation, myCFO, Healtheon, CommandScape, and most recently Beyond Identity. Dr. Clark presently serves on the Board of Directors of Ibotta, a mobile payments, loyalty and cash back rewards company. Dr. Clark earned both a B.S. and M.S. in Physics from The University of New Orleans, and a PhD in Computer Science from The University of Utah. He also holds Honorary Doctorate Degrees from University of New Orleans and Tulane University. Dr. Clark is a member of the Horatio Alger Association, the National Academy of Engineering and the National Academy of Arts and Sciences.

Lauren D. Ores

Lauren D. Ores is JCIC’s Chief Financial Officer. Ms. Ores has served as Chief Financial Officer, and prior to that as Vice President, Planning and Finance, at KSH Capital since its founding in 2015. Prior to joining KSH Capital, Ms. Ores served as Vice President, Capital Markets at KTR, a leading private equity real estate investment and operating company focused exclusively on the industrial property sector in North America. At KTR, Ms. Ores was responsible for investor relations and the execution of capital markets activities for the company. Before re-joining KTR in 2011, Ms. Ores spent four years as an Associate in the Portfolio Management group at Deutsche Asset Management (formerly RREEF). Prior to that Ms. Ores was the Accounting and Finance Manager at KTR. She received a B.S. in Business Administration from Villanova University and an MBA from Northwestern University’s Kellogg School of Business.

Heather Hartnett

Heather Hartnett serves as a director of JCIC and as Chair of the Compensation Committee. Since 2015, Ms. Hartnett has served as the Chief Executive Officer and General Partner of Human Ventures, a New York

City- based venture capital fund backing, building and scaling industry-changing technology companies through a startup studio model. Since launching six years ago under Hartnett’s leadership, Human Ventures has invested in and co-built more than 50 companies. Those companies have grown to a combined more than $4.1 billion in enterprise value and have gone on to raise over $500 million in additional capital from notable later stage investors. Key investments and board positions include Reserve Media, Inc. (acquired), Current, theSkimm, Tiny Organics Inc., Tia Health and Daily Muse Inc. Ms. Hartnett is an active leader in the technology community, serving on the leadership council for Tech:NYC since 2017 and the board of Transact Global. She has also been a member of the prestigious Kauffman Fellowship executive education program in venture capital and innovation since 2018. Ms. Harnett’s extensive experience on the boards of directors of numerous technology companies and in venture capital make her well qualified to serve as a member of JCIC’s board of directors.

Samir Kaul

Samir Kaul serves as a director of JCIC and as Chair of the Nominating Committee. Mr. Kaul is a Founding Partner and Managing Director at Khosla Ventures, where he focuses on health, sustainability, food, and advanced technology investments. Mr. Kaul led the firm’s investments in Vicarious Surgical NYSE: RBOT, SLD (acquired by Kyocera), Guardant Health Nasdaq: GH, Impossible Foods, Mojo Vision, NanoH2O (acquired by LG Chem), Nutanix Nasdaq: NTNX, Oscar Nasdaq: OSCR, Quantumscape Nasdaq: QS, Ultima, Raxium, Connie Health, Statespace, OpenStore, Varda, Rightway Heath, and Mirvie, among others. Previously, Mr. Kaul was at Flagship Ventures where he founded and invested in early-stage biotechnology companies, and Craig Venter’s Institute for Genomic Research where he led the Arabidopsis Genome Initiative. He is active in philanthropy and has been a long-standing member of the leadership committee of the Tipping Point Community, a board member of UCSF Benioff Children’s Hospital, and on the Board of Trustees for the US Ski and Snowboard Association. Mr. Kaul holds a B.S. degree in Biology from the University of Michigan, an M.S. degree in Biochemistry from the University of Maryland and an M.B.A. degree from Harvard Business School. Mr. Kaul is qualified to serve as a member of JCIC’s board due to his wide-ranging experience in technology companies and insight in the management of startup companies and the building of companies from early stage to commercial scale.

Richard Noll

Richard Noll serves as a director of JCIC and as Chair of the Audit Committee. Since January 2020, Mr. Noll is Chairman of the Board of Reynolds Consumer Products Inc., and serves on the Audit Committee and Compensation, Nominating and Corporate Governance Committee. Previously Mr. Noll served as Chairman of the Board of Directors of Hanesbrands Inc. from 2009 to 2019, and Chief Executive Officer from 2006 to 2016. Mr. Noll joined Hanesbrands Inc. from Sara Lee Corporation where he worked for 14 years in various management positions, including President and Chief Operating Officer of Branded Apparel and Chief Executive Officer and Chief Operating Officer of Sara Lee Bakery Group, and led the turnarounds of several Sara Lee Corporation bakery and apparel businesses. Mr. Noll has also served as a director of Fresh Market Inc. from 2011 to 2016 and as a director of Cater’s Inc. from 2019-2021. Mr. Noll received a B.A. in Business Administration from Pennsylvania State University and an M.B.A. from Carnegie Mellon University. Mr. Noll’s extensive experience in managing, operating and serving on the board of directors of numerous consumer product companies make him well qualified to serve as a member of JCIC’s board of directors.

Corporate Governance

Number and Terms of Office of Officers and Directors

JCIC’s board of directors is divided into three classes, with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. In accordance with the Nasdaq corporate governance requirements, JCIC is not required to hold an annual general meeting until one year after our first fiscal year end following JCIC’s listing on Nasdaq.

Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of JCIC’s Founder Shares. In addition, prior to the completion of an initial business combination, holders of a majority of JCIC’s Founder Shares may remove a member of the board of directors for any reason.

JCIC’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. JCIC’s board of directors is authorized to appoint persons to the offices set forth in JCIC’s amended and restated memorandum and articles of association as it deems appropriate. JCIC’s amended and restated memorandum and articles of association provide that JCIC’s officers may consist of one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

Director independence

Nasdaq listing standards require that a majority of JCIC’s board of directors be independent. JCIC’s board of directors has determined that Heather Hartnett, Samir Kaul, and Richard Noll are “independent directors” as defined in the Nasdaq listing standards. JCIC’s independent directors have regularly scheduled meetings at which only independent directors are present.

Committees of the board of directors

JCIC’s board of directors has three standing committees: an audit committee, a nominating committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee and the nominating committee of a listed company be comprised solely of independent directors.

Audit committee

Heather Hartnett, Samir Kaul, and Richard Noll serve as members of JCIC’s audit committee. JCIC’s board of directors has determined that each of Heather Hartnett, Samir Kaul, and Richard Noll are independent under the Nasdaq listing standards and applicable SEC rules. Richard Noll serves as the Chairman of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, JCIC is required to have at least three members of the audit committee, all of whom must be independent within one year of the listing of the JCIC Class A Ordinary Shares. Each member of the audit committee is financially literate and JCIC’s board of directors has determined that Samir Kaul qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee is responsible for:

•	meeting with JCIC’s independent registered public accounting firm regarding, among other issues, audits, and adequacy of JCIC’s accounting and control systems;

•	monitoring the independence of the independent registered public accounting firm;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	inquiring and discussing with management JCIC’s compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by JCIC’s independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;

•

determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•

establishing procedures for the receipt, retention and treatment of complaints received by JCIC regarding accounting, internal accounting controls or reports which raise material issues regarding JCIC’s financial statements or accounting policies;

•

monitoring compliance on a quarterly basis with the terms of the Public Offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of the Public Offering; and

•

reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by JCIC’s board of directors, with the interested director or directors abstaining from such review and approval.

Nominating committee

Heather Hartnett, Samir Kaul, and Richard Noll serve as members of JCIC’s nominating committee, and Samir Kaul serves as chairman of the nominating committee. Under the Nasdaq listing standards, JCIC is required to have a nominating committee composed entirely of independent directors. JCIC’s board of directors has determined that each of Heather Hartnett, Samir Kaul, and Richard Noll are independent.

The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on JCIC’s board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for selecting director nominees

The guidelines for selecting nominees, which are specified in a charter adopted by JCIC, generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;

•

should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders. ‘

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation committee

Heather Hartnett, Samir Kaul and Richard Noll serve as members of JCIC’s compensation committee, and Heather Hartnett serves as chairman of the compensation committee.

Under the Nasdaq listing standards, JCIC is required to have a compensation committee composed entirely of independent directors. JCIC’s board of directors has determined that each of Heather Hartnett, Samir Kaul, and Richard Noll are independent. JCIC has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to JCIC’s President’s, Chief Financial Officer’s and Chief Executive Officer’s compensation, evaluating JCIC’s President’s, Chief Financial Officer’s and Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of JCIC’s President, Chief Financial Officer and Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of JCIC’s other Section 16 executive officers;

•	reviewing JCIC’s executive compensation policies and plans;

•	implementing and administering JCIC’s incentive compensation equity-based remuneration plans;

•	assisting management in complying with JCIC’s proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for JCIC’s executive officers and employees;

•	producing a report on executive compensation to be included in JCIC’s annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation committee interlocks and insider participation

None of JCIC’s executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on JCIC’s board of directors.

Code of ethics

Prior to consummation of our Initial Public Offering, JCIC adopted a Code of Ethics applicable to JCIC’s directors, officers and employees. JCIC intends to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Conflicts of interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•	directors should not improperly fetter the exercise of future discretion;

•	duty to exercise powers fairly as between different sections of shareholders;

•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

Certain of JCIC’s officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities. As a result, if any of JCIC’s officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, then, subject to their fiduciary duties under Cayman Islands law, he or she will need to honor such fiduciary or contractual obligations to present such business combination opportunity to such entity, before we can pursue such opportunity. If these other entities decide to pursue any such opportunity, JCIC may be precluded from pursuing the same. However, JCIC does not expect these duties to materially affect our ability to complete our initial business combination. JCIC’s amended and restated memorandum and articles of association provide that to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other.

Below is a table summarizing the entities to which JCIC’s executive officers and directors currently have fiduciary duties, contractual obligations or other material management relationships:

Individual	Entity	Entity’s business	Affiliation
Jeffrey E. Kelter	Cold Spring Harbor Laboratory	Non-Profit	Trustee
	Invitation Homes	Real Estate	Director
	KSH Capital LP(1)	Investment	Founder, Chief Executive Officer
	Valor Real Estate Partners LLP	Real Estate	Partner

Robert F. Savage	Environmental Waste International, Inc.	Environmental	Director
	KSH Capital LP(1)	Investment	Founder, President
	Mount Sinai Health System	Hospital	Trustee
	The Taft School	Education	Trustee
	Valor Real Estate Partners LLP	Real Estate	Partner
	VolunteerMatch.org	Non-profit	Chairman

Individual	Entity	Entity’s business	Affiliation
Thomas Jermoluk	Ibotta Inc.	Investment	Director
	EAZE Technology	Investment	Director
	Beyond Identity	Software	Director, President

James H. Clark	Beyond Identity	Software	Co-Founder, Chairman
	EAZE Technology	Investment	Director
	Ibotta Inc.	Investment	Director
	Clark Ventures Inc.	Investment	Manager
	Monaco Partners LP	Investment	Manager

Lauren D. Ores	KSH Capital LP(1)	Investment	Chief Financial Officer

Heather Hartnett	Human Ventures, LLC	Investment	Founder, Chief Executive Officer
	Human Ventures Fund I, LP	Investment	General Partner
	Casa Komos Beverage Group LLC	Food & Beverage	Director
	StorySpaces, Inc.	Entertainment	Director

Samir Kaul	Khosla Ventures, LLC(2)	Investment	General Partner
	UCSF Benioff Children’s Hospital	Non-profit	Director

Richard Noll	Reynolds Consumer Products Inc.	Household Products	Chairman
	Neighbor Inc.	Software	Director

(1)	Includes KSH Capital and certain of its affiliates and other related entities.
(2)	Includes Khosla Ventures and its managed and affiliated funds, related entities and portfolio companies.

Potential investors should also be aware of the following other potential conflicts of interest:

•

Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

•

Our sponsor and each member of our management team have entered into an agreement with us, in order to induce the underwriters to execute the underwriting agreement entered into in connection with the IPO, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and public shares held by them in connection with (i) the completion of our initial business combination and (ii) a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of JCIC Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of the Public Offering or (B) with respect to any other provision relating to the rights of holders of JCIC Class A Ordinary Shares. Additionally, our sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to its Founder Shares if we fail to complete our initial business combination within the prescribed time frame. If we do not complete our initial business combination within the prescribed time frame, the Private Placement Warrants will expire worthless. Except as described herein, our sponsor and our directors and executive officers have agreed not to transfer, assign or sell any of their Founder Shares until the earliest of (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the closing price of JCIC Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our public shareholders having the right to exchange JCIC Ordinary Shares for cash, securities or other property. Except as described herein, the Private Placement Warrants will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and directors will own JCIC Ordinary Shares or JCIC Warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

•

Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors is included by a target business as a condition to any agreement with respect to our initial business combination.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our sponsor, officers or directors. In the event we seek to complete our initial business combination with a company that is affiliated with our sponsor or any of our officers or directors, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that such initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context.

Furthermore, in no event will our sponsor or any of our existing officers or directors, or their respective affiliates, be paid by us any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

If we seek shareholder approval, we will complete our initial business combination only if we obtain the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting. In such case, our sponsor and each member of our management team have agreed to vote their Founder Shares and public shares in favor of our initial business combination.

Limitation on liability and indemnification of officers and directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We have entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

JCIC’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

JCIC’s indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

INFORMATION ABOUT BRIDGER

Unless the context otherwise requires, all references in this section to “we”, “us”, “our” or “the Company” refer to the business of Bridger and its subsidiaries prior to the consummation of the Business Combination, which will be the business of New Bridger and its subsidiaries following the consummation of the Business Combination.

Company Overview

Bridger provides aerial wildfire surveillance, relief and suppression and aerial firefighting services using next-generation technology and environmentally friendly and sustainable firefighting methods. Our mission is to save lives, property and habitats threatened by wildfires, leveraging our high-quality team, specialized aircraft and innovative use of technology and data. We are meeting an underserved and growing need for next-generation full-service aerial firefighting platforms.

Bridger was founded by our Chief Executive Officer and former Navy SEAL officer Timothy Sheehy, in Bozeman, Montana in 2014 with one aircraft and a vision to build a global enterprise to fight wildfires. Bridger has since grown into a full-spectrum aerial firefighting service provider in the U.S. and in the field of aerial wildfire management, offering technology and services to provide front-line firefighters and fire suppression decision-makers access to key fire data in order to effectively combat wildfires. As of October 31, 2022, the Company has a team of 156 employees and has developed an ecosystem of solutions, services and technologies supporting firefighting ground crews and the public.

The areas in which human development meets or intermingles with undeveloped wildland and vegetative fuels that are both fire-dependent and fire-prone (“wildland-urban interface” or “WUI”) have grown by more than 46.0 million acres in the U.S. over twenty years, according to a 2018 article by the USFS (the “USFS WUI Increase Article”)1. WUI areas, which comprise 10% of the U.S. land area, now include one-third of all residences, according to the USFS WUI Increase Article. At the same time, the annual acres burned per fire between 1985 and 2020 have increased by nearly five-fold according to data published by the National Interagency Fire Center (the “NIFC”)2. As the WUI areas continue to grow and wildfires grow larger, more aggressive firefighting strategies are necessary to ensure public safety. Additionally, the NIFC Suppression Costs Data shows total number of U.S. acres burned annually has increased more than three-fold from 1985 to 2020.

These trends have led to a response by the U.S. federal government to increase spending on fire suppression since 1985 with a compound annual growth rate of 8.4% to $4.4 billion in 2021, according to the NIFC Suppression Costs Data. Even with this increased spending and demand, unfulfilled requests for fixed wing aircraft for aerial firefighting grew at a compound annual growth rate of 8.1% between 2002 and 2021, resulting in 1,254 unfulfilled requests in 2021, according to NIFC. 3

[1]	United States Department of Agriculture – Forest Service, Areas where homes, forests mix increased rapidly over two decades, Mar. 12, 2018 (https://www.nrs.fs.usda.gov/news/release/wui-increase).
[2]	NIFC, Suppression Costs, last accessed Oct. 26, 2022 (https://www.nifc.gov/fire-information/statistics/suppression-costs) (the “NIFC Suppression Costs Data”).
[3]

NIFC, 2021 Resource Charts, last accessed Oct. 26, 2022 (https://www.predictiveservices.nifc.gov/intelligence/2021_statssumm/resource_charts_tables21.pdf); NIFC, 2002 Statistics Summary, last accessed Oct. 26, 2022 (https://www.nifc.gov/nicc/predictive/intelligence/2002_statssumm/incident_support.pdf).

Bridger’s management estimates that aerial suppression spend represented approximately 42.7% of an estimated $21.9 billion firefighting market globally.4 There is a rapidly growing global need for fire suppression assets, and Bridger’s management believes that a shift away from ground services to air-based suppression has already commenced. The market is anticipated to continue to expand as wildfires rage across Europe and the U.S. Already in 2022, there have been major wildfires in Greece, Italy and the U.S. These events emphasize the need for increased wildfire suppression resources globally.

Our Services

Our portfolio is organized across two core offerings:

•	Fire Suppression: Consists of deploying specialized aircraft to drop large amounts of water quickly and directly on wildfires.

•

Aerial Surveillance: Consists of providing aerial surveillance for fire suppression aircraft over an incident and providing tactical coordination with the incident commander. Aerial surveillance uses both manned aircraft (“Air Attack”) and unmanned aircraft.

Fire Suppression

We provide direct fire suppression aerial firefighting support for ground crews by operating the CL-415EAF aircraft (“Super Scooper”). Aerial fire suppression is provided in conjunction with traditional ground firefighting approaches, and specialized aircraft drop high volumes of water directly onto active wildfires. Because wildfires largely occur within close proximity to a major water source, leveraging readily available resources is more time- and fuel-efficient in combating wildfires when time is of the essence. The Super Scooper aircraft allow for rapid delivery of water strikes to extinguish wildfires, particularly when deployed in tandem or larger groups to allow for continuous water delivery as aircraft return to the water source. In 2020, we were the first launch customer for the Super Scooper aircraft produced by Longview Aviation Services Inc. (“LAS”), and we immediately deployed the aircraft to combat wildfires in Nevada, Oregon and Washington.

Aerial Surveillance

Wildfires can spread quickly and change course in an instant. Our aerial surveillance services provide decision-makers rapid, current intelligence from useful aerial vantage points, giving them access to key information to support more effective deployment of ground firefighters and improved safety for the public at large. Our aerial surveillance services leverage manned and unmanned aircraft.

Our manned aerial surveillance services operate 13 aircraft, including five Twin Commanders (“Twin Commanders”), four Daher Kodiak 100s (“Daher Kodiak”), three Pilatus PC-12 and one DeHaviland Twin Otter (“Twin Otter”). We have six years of experience in providing USFS Type 1 Air Tactical Group Supervisors (“ATGS”) the aerial platform to relay the necessary information to ground-based Interagency Incident

[4]

Bridger management defines the global firefighting market as the sum of the air-based suppression, ground, and fire data, aerial imagery-related, and emergency mobile application markets. The air-based suppression market is based on the global aerial firefighting market size from the June 2021 Verified Market Research report. The ground market is based on Bridger management’s estimated $4.3 billion US ground market based on budgeted wildfire expenditures for key federal and state agencies; Bridger management estimated that the US ground market represented approximately 45% of the global ground market. The fire data, aerial imagery-related, and emergency mobile application market is based on Bridger management’s estimated $0.9 billion US market for the fire data and surveillance-related emergency market based on review of available peer company data; Bridger management estimated that the US fire data and surveillance-related emergency market represented approximately 30% of the global fire data, aerial imagery-related, and emergency mobile application market.

Commanders (“Incident Commanders”) who are responsible for the overall management of the wildfire and determine how resources are deployed. We are one of the largest ATGS platform providers in the U.S. and have contracts covering 100% of the U.S.

Our unmanned aerial surveillance services use Unmanned Aerial Systems (“UAS”) to fly in low-visibility or in hazardous conditions over active wildfires where manned aircraft are not optimal due to safety concerns. UAS surveillance services provide near real-time data to USFS Incident Commanders using infrared and optical imagery to track the movement and status of the entire fire area and inform decisions in allocating resources. The data from UAS surveillance is displayed on a tablet, providing decision-makers with near real-time data from the aircraft in flight. Our current UAS include two Aurora Vertical Take-Off and Landing (“eVOTL”) Skiron systems (“Aurora eVOTL Skiron”). The two Aurora eVTOL Skiron aircraft are fully electric and emit zero emissions during operations, supporting our sustainable and environmentally friendly firefighting methods. Our UAS operations have logged over 385 hours of flight time in multiple wildland complexes since inception. As a result, the U.S. Department of the Interior chose us to be the first ever Type I UAS on a call-when-needed basis over active wildfires throughout the U.S.

Our Aircraft

We deploy modern technology to track and attack wildland fires and have an expansive fleet of specialized firefighting aircraft stationed at two existing hangars at the Bozeman Yellowstone International Airport in Belgrade, Montana. Our aircraft form the basis of our service offerings and, as such, we strive to continually invest in advancements in aerial firefighting platforms. We continually invest in our fleet to expand our capabilities while assessing opportunities to acquire next-generation firefighting assets to combat the rising threat of wildfires.

We currently operate an aircraft fleet of 20 planes. After receipt of our latest Super Scooper (which is estimated to be delivered in the fourth quarter of 2022), we expect to be operating an aircraft fleet of 21 planes comprised of the following:

•	6 Super Scoopers

•	5 Twin Commanders

•	4 Daher Kodiak

•	3 Pilatus PC-12 (one owned and two unowned)

•	2 Aurora eVOTL Skiron

•	1 Twin Otter (unowned)

Super Scooper

The Super Scooper is the only aircraft designed and built to fight fires and can fly more aggressively in extreme terrains over all other aircraft with equal or greater water capacity. The Super Scooper is an amphibious aircraft that skims the surface of a body of water to scoop water into onboard tanks to drop on a fire. The purposeful design of the Super Scooper allows for an aggressive low-altitude flight profile, which enables pilots to deliver their drops with more precision, hitting the fire harder and extinguishing it faster. Super Scoopers can scoop up to 1,412 gallons of water in approximately 12 seconds, and with 90% of wildfires within 20 miles of a major water source (see graph below), Super Scoopers provide an extremely effective tool to economically and expeditiously deliver water to a fire without having to return to an airport to refill the water tanks. With a water source within a five-mile radius, the Super Scooper can drop on its target up to every seven minutes for a total of approximately 35 drops, or 50,000 gallons of water, before needing to refuel. As a result of our operations of these Super Scooper assets, in conjunction with our Air Attack and UAS fleet, we believe that we are the one of the most full-spectrum aerial fire service providers in North America.

Source: 2012 Air Attack Against Wildfire Study by the Rand Homeland Security and Defense Center.

The Super Scooper aircraft has an impeccable safety record, direct support from the original equipment manufacturer (“OEM”), short take-off and landing capabilities (“STOL”) and a multi-crew flight deck. The Super Scooper has a cruising speed of 207 miles per hour. Additionally, the Super Scooper is a highly efficient aircraft when fighting wildland fires and has the ability to drop a higher volume of liquid than retardant-dropping fixed-wing aircraft over the same amount of time due to its ability to gather water from nearby bodies of water.

Our Super Scoopers have an immaculate safety record, as we have never been assessed with any safety violations and/or citations, nor have any of our aircraft ever been involved in any crashes or serious injuries. We have also adopted a safety management system (“SMS”) designed to reduce the likelihood of safety-related issues from arising in the course of our overall operations. The SMS program has been audited by both the Federal Aviation Administration (“FAA”) and USFS.

Furthermore, the Super Scooper has the ability to operate from smaller airports with runways as short as 2,500 feet in length while larger jet-powered aerial firefighting aircraft often need a runway of at least 4,000 feet in length. The Super Scooper is capable of scooping water in 12 seconds from bodies of water of 4,900 feet or more in length and can empty the water load in 3 seconds in one drop or split the drop into two. The Super Scooper’s water tank capacity is shown in the table below:

	Volume Liters	Imp Gal	U.S. Gal	Weight Kg	Lbs
Each tank	2,673	588	706	2,722	6,000
Total both tanks	5,346	1,176	1,412	5,443	12,000

A summary graphic of the Super Scooper and its efficiency in collecting water is provided below.

Source: United States Department of Agriculture Amphibious Water Scooper Aircraft Operations Plan 2016.

Air Attack Fleet

Air Attack aircraft provide high level situational awareness of fire growth, ground firefighting elements, other aircraft within the fire traffic area, and changing weather conditions to Incident Commanders. Each aircraft is outfitted with a broad suite of communication technologies. The Daher Kodiak and Pilatus PC-12 aircraft, the newest additions to our Air Attack fleet, are particularly renowned for their rugged build and versatility in landing on challenging terrain which is an asset given the inconsistent and harsh flying conditions that challenge aerial firefighting. Our Air Attack fleet is suitable for STOL, allowing for deployment in a greater range of scenarios. A high level of reliability allows the aircraft to be serviced and available for contract for more days, with fewer unscheduled maintenance events in-field. Above active wildfires, the aircraft can maintain the fuel efficiency required to loiter for four to seven hours with slow and stable flight characteristics, offering the ATGS greater visibility.

Unmanned Aircraft Systems

We own and operate two Aurora eVOTL Skiron UAS as part of our unmanned aerial surveillance services. The Aurora eVOTL Skiron provide real time data to firefighters using infrared and optical imagery and have extended flight endurance of two to four hours. Our dual-sensor imaging systems are capable of single-pass fire perimeter mapping. The data can be displayed on a tablet, allowing decision-makers to leverage near real-time data from the aircraft in flight. Belly-mounted compact dual-sensor imaging systems generate large scale orthographic images and fire perimeter mapping, which can be overlayed on a Google Earth image for greater ease of use. Our Aurora eVOTL Skiron uses a hybrid vertical take-off and landing to facilitate agile flight operations, have an extended flight endurance of two to four hours and provide persistent intelligence, surveillance and reconnaissance to Incident Commanders while minimizing downtime. The two Aurora eVTOL Skiron aircraft are fully electric and emit zero emissions during operations, supporting our sustainable and environmentally friendly firefighting methods. Our Aurora eVOTL Skiron, while still a burgeoning capability, offer our clients consistent surveillance when traditional manned solutions are limited.

Key Market Drivers and Opportunities

There are several key market drivers and opportunities for our business, including:

Longer and more severe fire seasons drive demand for fire suppression and aerial surveillance services

NIFC Suppression Costs Data supports that the acreage burned in the U.S. has increased over time. While there is variability in the acreage burned in any given year, the annual average of 7.0 million acres burned since

2000 has more than doubled the annual average acreage burned in the 1990s of 3.3 million. The year 2020 was one of the most intense fire years recorded in U.S. history with over 10.1 million acres burned.

While the North American wildfire off-season is typically between November and April, fires are starting earlier in the spring and lasting deeper into the fall based on the climate change indicators published by the United States Environmental Protection Agency (the “EPA”).5 The U.S. fire season is also lengthening on a consistent basis – according to a 2016 report published by Climate Central, a nonprofit climate science news organization, the U.S. fire season is on average 105 days longer than it was in 1970.6 Climate Central also reported that the average number of large fires (larger than 1,000 acres) burning each year had tripled between the period of the 1970s to the 2010s, and the acres burned by such fires showed a six-fold increase in the 2010s compared to the 1970s. Climate Central attributes the lengthening wildfire season to factors including warmer springs, longer summer dry seasons and drier soils and vegetation, with climate change threatening to increase the extent and severity of these fires.

Between January and September 2022, about 6.9 million acres of U.S. land had burned, according to the September 2022 report by the National Centers for Environmental Information – National Oceanic and Atmospheric Administration (“NCEI”), up 10% from the 2001-2020 average for the same period.7 However, the number of wildfires between January and September 2022 was down 4% from the 2001-2020 average for the same period. Additionally, according to data from the National Interagency Fire Center (“NFCI”) , the average national wildland fire preparedness levels per month in 2022 through September reached a high of Level 3. In the same period in 2021 and 2020, the average national preparedness levels per month reached a high of Level 5.8 The five preparedness levels range from the lowest (1) to the highest (5) and are dictated by fuel and weather conditions, fire activity, and fire suppression resource availability throughout the country. Level 5 represents that several geographic areas are experiencing large, complex wildland fire incidents, which have the potential to exhaust national wildland firefighting resources, while Level 1 represents there is very minimal fire activity.

Increasing federal and state funding for wildfire control

National funding for wildfire management is appropriated by the U.S. Congress (“Congress”) and each state pays for wildland firefighting slightly differently. While fire suppression activities on wildlands in the U.S. are financed through federal funds, budget-making processes may restrict the amount allocated. According to the NIFC Suppression Costs Data, federal government fire suppression spending in 2021 increased by 93.0% from 2020 to $4.4 billion. The funding is allocated to the U.S. Department of Interior (“DOI”) and the USFS. Our company then enters into short, medium and long-term contracts with federal agencies during the firefighting season. Additionally, on the state level, we are generally seeing significant increases in several state governments and private entities who are preparing themselves for the new fire reality. For example, in 2021, the federal government allocated an additional $103.0 million over the next two years to wildfire mitigation efforts, and

[5]

United States Environmental Protection Agency, Climate Change Indicators: Wildfires, last accessed Oct. 26, 2022 (https://www.epa.gov/climate-indicators/climate-change-indicators-wildfires) (the “EPA Climate Change Indicators Article”).

[6]

Climate Central, Climate Change is Tipping Scales Toward More Wildfires, Jun. 23, 2016 (https://www.climatesignals.org/headlines/climate-change-tipping-scales-toward-more-wildfires) (the “Climate Central Article”).

[7]

National Centers for Environmental Information – National Oceanic and Atmospheric Administration (“NCEI”), September 2022 Wilfires Report, last accessed Nov. 2, 2022 (https://www.ncei.noaa.gov/access/monitoring/monthly-report/fire/202209)

[8]	National Interagency Fire Center (“NFCI”) - Fire Information, last accessed Nov. 2, 2022 (https://www.nifc.gov/fire-information#current-levels)

Washington State invested $328.0 million over the next five years to fight wildfires.9 While this level of commitment is unique, it is reflective of the increased awareness across many levels of government and private entities that wildfire risk has entered a new era of severity.

Given our long-standing customer relationships with governmental bodies, we have an opportunity to fulfill this increased demand for firefighting services driven by longer and more severe fire seasons. We view the increased demand as a means to further government agency ties and to capitalize on new aircraft investments.

Increased demand and limited supply of purpose-built suppression aircraft

According to the reports published by the National Interagency Coordination Center, demand for Type 3 multi-engine airtankers, which includes the Super Scooper aircraft, increased by over ten percent in 2021 compared to the prior year.10 The Wildland Fire Reports reports showed that the increase in demand led to a higher percentage of unfulfilled requests, and in 2021, 20.8% of Type 3 multi-engine airtankers requests were unfulfilled compared to 8.9% in 2020.

Super Scoopers are multi-engine airtankers built specifically for aerial firefighting. They are highly effective at fighting fires and have historically been owned and operated by foreign governments throughout Europe (there are approximately 40 amphibious scooping aircraft owned by France, Greece, Italy and Spain) and as a result, used amphibious scooping aircraft are difficult to locate and obtain in the United States. We are an original customer for LAS’ launch of their Super Scooper CL-415EAF (Enhanced Aerial Firefighter) Program. LAS has only made a limited number of Super Scoopers available for sale between 2020 and 2025, and pursuant to the LAS Purchase Agreement, which has been amended numerous times to add additional planes and upgrades, we agreed to purchase six of the limited number of Super Scoopers. As of October 31, 2022, we have received five Super Scoopers. We expect to receive the remaining Super Scooper in Q4 2022 to help expand our operations and allow greater deployment of the Bridger aircraft fleet across the U.S. LAS may terminate the LAS Purchase Agreement with respect to a purchased aircraft for which the closing has not occurred by providing at least thirty (30) days’ notice upon occurrence of certain events of default by us and certain excusable delays. We have the right to terminate the LAS Purchase Agreement with respect to a purchased aircraft for which the closing has not occurred by providing at least thirty (30) days’ notice upon occurrence of certain events of default by LAS or certain delays in aircraft delivery. In connection with our purchase of Super Scooper aircraft under the LAS Purchase Agreement, we have a payment obligation of $9,097,771 due upon delivery of the remaining aircraft, which is estimated to be delivered in the fourth quarter of 2022. As we are a long-standing customer of LAS, and as LAS develops their next generation of aerial firefighting solutions, our continuous feedback informs advancements in firefighting technology.

Given the limited supply of purpose-built multi-engine airtankers, upkeep and maintenance of existing aircraft is vital to minimize lapses in firefighting services occurring during wildfire season and to reduce the impact of any disruptions that occur. The Super Scooper is the only aerial fire suppression aircraft with factory OEM support which aids in reducing downtime.

[9]

U.S. Department of the Interior, President Biden’s Bipartisan Infrastructure Law to Provide $103 Million for Wildfire Mitigation and Resilience, Jun. 17, 2022 (https://www.doi.gov/pressreleases/president-bidens-bipartisan-infrastructure-law-provide-103-million-wildfiremitigation); L. Pulkkinen, Inside Washington’s $328M push to prevent disastrous wildfires, CrossCut, Apr. 16, 2021 (https://crosscut.com/politics/2021/04/inside-washingtons-328m-push-prevent-disastrous-wildfires); Washington State Legislature, HB 1168 - 2021-22, last accessed Oct. 26, 2022 (https://app.leg.wa.gov/billsummary?BillNumber=1168&Year=2021&Initiative=false).

[10]

National Interagency Coordination Center, Wildland Fire Summary and Statistics Annual Report 2021, last accessed Oct. 26, 2022 (https://www.predictiveservices.nifc.gov/intelligence/2021_statssumm/2021Stats&Summ.html); National Interagency Coordination Center, Wildland Fire Summary and Statistics Annual Report 2020, last accessed Oct. 26, 2022 (https://www.predictiveservices.nifc.gov/intelligence/2020_statssumm/2020Stats&Summ.html) (the “Wildland Fire Reports”).

Our Competitive Strengths

Full spectrum of aerial firefighting services

We provide full-spectrum aerial firefighting services, offering both fire suppression and aerial surveillance services in the U.S. We emphasize continued investment in new aerial surveillance and aerial fire suppression aircraft, as well as innovation in the realm of unmanned platforms. Our aerial surveillance fleet has evolved since our inception from a single aircraft and pilot to the fleet operated today. The diversity of our service offerings affords customers the opportunity to select the appropriate services for their specific needs.

Purpose-built aircraft that can drop higher volumes of water

Our Super Scooper aircraft are the latest model in the LAS production line and feature enhanced industry technology. Viking, a subsidiary of LAS, purchased the type certificate and is the OEM for the design of all the CL-215 and CL-415 models from Bombardier Aerospace. LAS then made significant improvements and introduced the Super Scooper, which includes the following improvements over the CL-415:

•	Higher cruising speed;

•	Improved air safety;

•	Latest-generation technological reliability;

•	New avionics and instrumentation;

•	More accurate water discharge technology;

•	Suitability for mountainous terrain;

•	STOL on asphalt, gravel and water;

•	Lower speed during water-bombing (low and slow flight);

•	Improved operational efficiency; and

•	Structural integrity.

The Super Scooper leverages modern turbine engines to deliver superior high-altitude performance. The Super Scooper is able to reload in under a minute, compared to a reload time of approximately 30 minutes to one hour, depending on base capabilities, for other air tankers enabling the Super Scooper to make more drops in the same amount of time. The Super Scooper can drop approximately 50,000 gallons before requiring refueling, while the largest tanker in the market can only drop 30 thousand gallons of retardant before needing to refuel and reload retardant. The Super Scooper aircraft allow for rapid delivery of water strikes to extinguish wildfires, particularly when deployed in tandem or larger groups to allow for continuous water-delivery as aircraft return to the water source.

Highly-skilled crew of pilots and maintenance personnel

As of October 31, 2022, we have 9 captains on staff as part of the Super Scooper flight crew. Each captain has thousands of hours of flight time in the Super Scooper conducting firefighting operations. All flight crew have a minimum of four years of aerial firefighting experience. Recurrent training for all flight crew is required in a Level D full motion flight simulator.

Each of our pilots attends annual and recurrent training specific to the aircraft they operate and to meet our standards of safety and standard operating procedures. Each pilot that flies an aircraft on contract for a government agency receives a certification card on an annual basis that validates they are qualified by the government to safely operate the aircraft while on contract.

As of October 31, 2022, we have 11 crew chiefs on staff as part of the Super Scooper maintenance crew. Each crew chief has thousands of hours maintaining aircraft in the Viking family and are familiar with firefighting operations. Factory training is mandatory for all of the maintenance team specific to the aircraft and components they maintain. They are also required to complete company-specific training courses regarding safety, standard operating procedures and systems in which they track and sign-off on maintenance logs.

Long-standing client relationships

We have provided aerial firefighting services for six years to government agencies, including the USFS, California Department of Forestry and Fire Protection (“Cal Fire”) and multiple other state governments. The Company was awarded the first contract by the DOI to operate a fleet of UAS on-call over active wildfires throughout the U.S. We have been praised as an industry leader, specifically by the USFS, with regards to the SMS program and have been recommended by the USFS as a model for safe aircraft operations. Currently, we maintain active contracts with multiple federal agencies and the state governments of many high wildfire risk states, and we have a 100% renewal rate on our federal and state contracts. We bid upon and were awarded a USFS multi-year contract beginning with the 2021 fire season through the 2025 fire season for the use of our Super Scooper planes.

Our relationship with the USFS involves three material service agreements: Contract No. 1202SA21T9009, dated as of June 3, 2021 (“Call-When-Needed Water Scooper Contract”), Contract No. 12024B19C9025, dated as of May 15, 2019 (“Exclusive Use Light Fixed Wing Contract”), and Contract No. 1202SA21G5100, dated as of February 22, 2021 (“Call-When-Needed Light Fixed Wing Contract”). Under the Call-When-Needed Water Scooper Contract, we provide Super Scooper aircraft services for wildland firefighting on a national basis for a period of four years from June 3, 2021. We generate revenue under the Call-When-Needed Water Scooper Contract from task orders placed by the USFS. Under the terms of the Call-When-Needed Water Scooper Contract, the USFS reserves the right to terminate the Call-When-Needed Water Scooper Contract, or any part thereof, for its sole convenience or in the event of any default by us. Under the Exclusive Use Light Fixed Wing Contract, we provide light fixed wing aircraft firefighting services on an exclusive use basis for the Northern, Rocky Mountain, Southwestern, Intermountain and Pacific Southwest regions, as defined by the U.S. Department of Agriculture. The original term of the Exclusive Use Light Fixed Wing Contract was for 12-months from May 15, 2019; however, the contract included an option to extend the contract for four additional periods of one year each, and the USFS has exercised its annual option to extend the contract for 12-month periods on each of March 18, 2020, April, 21, 2021 and April 18, 2022. We generate revenue under the Exclusive Use Light Fixed Wing Contract by providing guaranteed availability of our services for 120 calendar days per year, with different rates charged for standby hours and flight hours. Under the terms of the Exclusive Use Light Fixed Wing Contract, the USFS reserves the right to terminate the Exclusive Use Light Fixed Wing Contract, or any part thereof, for its sole convenience or in the event of any default by us. Under the Call-When-Needed Light Fixed Wing Contract, we provide light fixed wing aircraft firefighting services, on a call-when-needed basis, for the air tactical group supervision mission on behalf of the Northern Region, as defined by the USFS. The term of the Call-When-Needed Light Fixed Wing Contract is for a period of four years. We generate revenue under the Call-When-Needed Light Fixed Wing Contract by providing our services when called upon by the USFS, if available at time of call, with different rates charged for standby hours and flight hours. Under the terms of the Call-When-Needed Light Fixed Wing Contract, the USFS reserves the right to terminate the Call-When-Needed Light Fixed Wing Contract, or any part thereof, for its sole convenience or in the event of any default by us.

Our Growth Strategy

Acquire and deploy additional aircraft to meet increased demand

We are an original customer for LAS’s launch of its Super Scooper CL-415EAF Program. There are approximately 40 amphibious scooping aircraft owned by France, Greece, Italy and Spain and as a result, used amphibious scooping aircraft are difficult to locate and obtain. LAS has only made a limited number available for sale between 2020 and 2025, and we agreed to purchase six of this limited number and are in discussion to potentially purchase two more. We are exploring the opportunity to become the launch customer for the CL-515, which is the next generation of the Super Scooper currently in development with an anticipated delivery date beginning in 2025.

Expanding our services

Fire Monitoring Technology: With roughly 70,000 wildfires occurring each year in the U.S. (according to the NIFC Suppression Costs Data), news feeds are saturated with reports of wildfires that have grown quickly and are out of control. Current consolidated fire data is controlled by wildfire agencies with limited to no access publicly available. We launched the FireTRAC application (“FireTRAC”) in April 2022 to provide a resource to the general public in easy to use mobile and web applications. FireTRAC notifies users of potential fire danger and provides maps and high-resolution photo overlays so users can learn where the fires are located and find safety. FireTRAC provides near real-time data directly to citizens, landowners, insurance companies, utilities, municipal and county governments and potentially federal agencies. The app provides consolidated information, imagery and data regarding critical wildfire incidents in a seamless and user-friendly interface. The app puts this critical information in one place, providing rapid updates and building a user community along the way.

Maintenance, Repair, Overhaul: We have an experienced and well-trained crew of maintenance professionals. Maintenance personnel and their maintenance support staff are current on all general aviation standards and requirements and are specifically trained to service our fleet of aircraft. We ensure our maintenance team has all the necessary equipment needed to exceed FAA maintenance standards and maintain USFS and DOI contract aircraft requirements. We are a FAA Certified Part 145 Repair Station offering Airframe and Avionics repair capabilities for the Aerial Firefighting Fleet. Recently our Part 145 Certified Repair Station was awarded an ISO 9110, certification which is one of the highest standards in a repair organization recognized by the FAA. This certification was completed by the British Standards Institution, recognized as an industry leader in quality management systems.

Domestic and international expansion

We are committed to increasing our market share and service offering domestically. Given our competitive strengths, we believe we are well-positioned to take advantage of the growth in domestic demand for fire safety and environmental awareness. We currently have contracts in place with the USFS, DOI, U.S. Bureau of Land Management and the U.S. Bureau of Indian Affairs, Washington State Department of Natural Resources, Alaska Department of Natural Resources, Cal Fire, Idaho Department of Lands, Minnesota Department of Natural Resources, Montana Department of Natural Resources, Nevada Department of Conservation and Natural Resources, and the Oregon Department of Forestry.

We intend to penetrate certain additional domestic markets through leveraging existing relationships and building local market teams. We have established this historically by maintaining relationships in the field with customers, gathering near real-time feedback to improve operations, as well as holding regular feedback sessions to incorporate points of improvement and planning for subsequent years.

While our current expansion focus is on domestic markets, we believe international expansion may provide additional growth opportunities for us in the future. We are exploring the possibility of operating internationally during the North American wildfire off-season, which generally occurs between November and April. We seek to become a global entity that provides aerial firefighting services worldwide. Our goal is to bring the Super Scooper to Europe, Asia and/or South America as our first international expansions in the future and to demonstrate the platform’s effectiveness. Currently, Super Scoopers are either not utilized on wildland fires in these areas or are not operated in a contractor-owned, contractor-operated business model. We plan to fill an underserved need to provide an alternative solution to aging and obsolete government-owned, government-operated fleets.

Pursuing Opportunistic M&A

We intend to continue to evaluate M&A opportunities to expand our fleet, add new geographies or add additional services. Consistent with this strategy, we regularly evaluate potential acquisition opportunities, including ones that would be significant to us. We cannot predict the timing of any contemplated transactions, and none are currently probable.

Seasonality

Our operating results are impacted by seasonality. Climate conditions and other factors that may influence our revenues may vary each quarter and year. Many of these factors are outside of our control, including but not limited to:

•	forest fires tend to have a higher occurrence during the summer months and during times of drought, but are ultimately unpredictable;

•	climate change and changes in global temperatures occur over time;

•	unexpected weather patterns, natural disasters or other events that increase or decrease the rate or intensity of wildfires or impair our ability to perform firefighting services; and

•	changes in governmental regulations or in the status of our regulatory approvals or applications.

Historically, the demand for our services has been higher in the second and third quarters of each fiscal year due to the timing and duration of the North American fire season. Consequently, revenues, expenses, and operating cash flows from our services are generated mostly in the second and third quarters of our fiscal year. However, the seasonal fluctuation in the need to fight wildfires based upon location and the varying intensity of the fire season may lead our operating results to fluctuate significantly from quarter to quarter and year to year.

Our Customers

Our high-performing aircraft, including the Super Scooper, and full-service support platform have allowed us to enter into contracts with U.S. federal, state and local governmental entities and focus on growth while building additional services to map and analyze fire boundaries. Currently, we are engaged in short, medium and long-term contracts with multiple federal agencies such as the USFS and DOI and the state governments of many of the states most endangered by wildfires. Automatically renewing contracts with governmental entities provide stable revenue streams, allowing us to innovate in the aerial firefighting industry and diversify offerings to customers. We were awarded the first contract by the DOI to operate a fleet of UAS on-call over active wildfires throughout the U.S. We bid upon and were awarded a contract with the USFS for use of our Super Scooper aircraft, beginning in 2021 through 2025.

While a majority of our existing contracts are for a one-year base term, we enter into short, medium and long-term contracts with customers, primarily with the aforementioned government agencies during the firefighting season, to deploy aerial fire management assets. Contracts are based on either a Call-When-Needed (“CWN”) or Exclusive Use (“EU”) basis. Rates established are generally more competitive based on the security of the revenue from the contract (i.e., an EU versus only on an as-needed basis in CWN). We have a 100% renewal rate on our federal and state contracts.

Facilities

Our headquarters are located in Belgrade, Montana, and our aircraft fleet resides at the Bozeman Yellowstone International Airport. We lease five existing lots at the airport on 20-year and 10-year ground leases. We own two hangars and plan to construct two additional hangars adjacent to our existing hangars.

Our Competitors

Our primary competition is a private aerial firefighting operator that currently manages 4 CL-415s, 3 Type II Dash 8-400AT and 7 Avro RJ85s, which are designed to drop retardant. Additionally, from time-to-time we may compete with aerial firefighting companies that drop water from helicopters. However, our management does not view helicopters as a direct threat to our operations because while many helicopters are only able to pursue two-hour missions due to fuel capacity, our Super Scooper aircraft have four-hour fuel capacity.

Our Super Scooper program is not designed to replace the use of aircraft that drop fire retardant on wildfires. Fire retardant is a substance frequently deployed by large air tankers to slow down or stop the spread of fire and is frequently used to create a perimeter or border around a fire. While it is possible for a fire to burn through a fire line created by fire retardant, fire retardant remains a valuable tool in the fight and management of wildfires, and when combined with the deployment of Super Scoopers dropping water, can be effective in managing, controlling and slowing the spread of wildfires.

We believe our ability to compete successfully as an aerial firefighting service will depend on a number of factors, which may change in the future due to increased competition, including the price of our offerings, consumer confidence in the safety and efficacy of our offerings and consumer satisfaction for the solutions we offer.

Our Environmental Impact

According to the EPA Climate Change Indicators Article, multiple studies have found that “climate change has already led to an increase in wildfire season length, wildfire frequency and burned area”, “climate change threatens to increase the frequency, extent and severity of fires through increased temperatures and drought” and wildfires release a significant amount of carbon emissions each year.

Amid raging wildfires, changing climate and year-round fire season, Bridger uses sustainable and environmentally friendly firefighting methods. By sourcing water near the fire for our fire suppression services, we minimize harm to the local water system by keeping water in the local ecology and reducing flight time between scoops and drops. Our mission is to save lives, property, and habitats through our world-class team, specialized aircraft, and innovative use of technology and data.

Human Capital

Our employees are critical to our success. As of October 31, 2022, we had 156 employees and 6 contractors. We have high selection standards, recruiting individuals with specific technical skills and demonstrated ability to work independently in a wide variety of work environments. Prior to joining our company, many of our employees had prior experience working for a wide variety of reputed research, commercial and military aerospace and non-aerospace organizations. As a company founded by veterans, Bridger seeks to employ qualified veterans and draw upon the experiences of their shared military background including their strategic mindset, management skillset and high level of discipline. As of October 31, 2022, approximately 1 out of 5 of our employees is a veteran of the U.S. military.

To date, we have not experienced any work stoppages, and we consider our relationship with our employees to be good. We routinely solicit feedback from our entire employee base and empower individuals by encouraging them to formulate solutions and process improvements no matter the level of role. Accordingly, our voluntary turnover is very low, employee engagement is high, and we have not experienced any interruptions of operations due to labor disagreements. Our employees are not subject to collective bargaining agreements or represented by labor union.

Health and Safety

We are committed to the safety of our employees. We maintain environmental, health and safety policies that seek to promote the operation of our business in a manner that is protective of the health and safety of the public and its employees, particularly in response to the global COVID-19 pandemic. We have implemented actions to maintain the health of our employees including social distancing measures, the use of masks, restricting visitors and unnecessary travel and working from home whenever possible.

Our operations offer several health and welfare programs to employees to promote fitness and wellness and to encourage preventative healthcare. In addition, our employees are offered a confidential employee assistance program that provides professional counseling to employees and their family members. We have a holistic philosophy for our benefits offerings, supporting physical health, mental health, financial health, community support and a wide variety of insurance plans to hedge against uncertain losses (e.g., accident, short term disability, paid leaves, and life insurance).

Employee Trainings

To address the inherently dangerous nature of the job, we adhere to achieving operational excellence and providing our employees with the means to further their development. All of our pilots are given extensive training during the winter months, regardless of tenure or previous experience. The trainings include classroom/online courses, simulators, and in-plane time. We strive to have high industry standards and employ several dedicated pilot and airframe-specific trainers. Routinely, we fund enhanced workforce training in specific technical fields related to those employees’ desires. In one instance, we have had an employee who was hired as a facility cleaner. With further training and our investment the employee became a ground vehicle support manager, then subsequently an aircraft mechanic and is now in training to be a pilot. We also hire entry level mechanics and train them to obtain their airframe and powerplant certification, which allows them to perform maintenance on any aircraft unsupervised.

In addition to technical training, we invest heavily in leadership and management training as well as some of the most advanced safety training available in our industry. The State of Montana Job Grant program has been a tremendous help to us through our early years by providing state funded training to employees attending schooling to better their position as employees within the State of Montana. Before hiring externally as needs are identified, a careful analysis is done of our current staff to determine if the aptitude and interest is already in our employee base. By prioritizing training and promoting current employees, we enhance employee engagement and cut costs simultaneously.

Diversity and Inclusion

We believe that diversity and inclusion is critical for the attraction and retention of top talent, and we employ policies and procedures to recruit women and minority talent as well as policies to ensure pay equality. We have an Equal Employment Opportunity Policy whereby we commit to providing equal employment opportunity, promotion, services, or activities which operates for all qualified employees and applicants without regard to race, color, sex, sexual orientation, gender identity, gender expression, parental status, citizenship status, religion, national origin, disability, veteran status, age, marital status, pregnancy, genetic information or other legally protected status. We drive a culture that understands and respects cultural differences, and advocate for a strategic connection between diversity and inclusion practices for our organizational success. We rely heavily on recruiting internationally to work on our purpose-built aerial firefighting aircraft and identify the cultural benefits that these individuals bring to our company.

Governmental Regulation

Federal Aviation Administration

The regulations, policies and guidance issued by the FAA apply to the use and operation of our aircraft. Operators of aircraft are required to have proper licenses, permits and authorizations from the FAA and comply with the FAA’s insurance requirements for third-party liability and government property. While our aircraft are currently registered with the FAA, in the event of a change in ownership, the FAA license will be updated with current information. In that instance, once any such new vehicle registration applications are filed, the applications will serve as registrations until the FAA issues the new vehicle registrations, which will allow operations to continue during that period.

Failure to comply with the FAA’s aviation or space transportation regulations may result in civil penalties or private lawsuits, or the suspension or revocation of licenses or permits, which would prevent operating our aircraft.

In addition to the FAA, our industry is regulated by multiple federal agencies who, in some cases, act as both customer and regulator. We are proud to have a stellar record of performance both in flight and on the ground with respect to all of our regulatory bodies.

Legal Proceedings

We are, from time to time, subject to various claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. Some of these claims, lawsuits and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, non-monetary sanctions or relief. However, we do not consider any such claims, lawsuits or proceedings that are currently pending, individually or in the aggregate, to be material to our business or likely to result in a material adverse effect on our future operating results, financial condition or cash flows.

BRIDGER MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that Bridger’s management believes is relevant to an assessment and understanding of Bridger’s consolidated results of operations and financial condition. The discussion should be read together with the historical audited annual consolidated financial statements as of and for the years ended December 31, 2021 and 2020 and unaudited interim condensed consolidated financial statements as of September 30, 2022 and December 31, 2021 and for the nine months ended September 30, 2022 and 2021, and the related notes thereto, that are included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with Bridger’s unaudited pro forma condensed combined financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon Bridger’s current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” Unless the context otherwise requires, all references in this section to “Bridger,” the “Company,” “we,” “us,” “our,” and other similar terms refer to the business of Bridger Aerospace Group Holdings, LLC, a Delaware limited liability company, and its subsidiaries prior to the consummation of the Business Combination, which will be the business of New Bridger and its subsidiaries following the consummation of the Business Combination.

Business Overview

Bridger provides aerial wildfire management, relief and suppression and firefighting services using next generation technology and sustainable and environmentally safe firefighting methods. Our mission is to save lives, property and habitats threatened by wildfires, leveraging our world-class team, specialized aircraft and innovative use of technology and data. We are meeting an underserved and growing need for next-generation and full-service aerial firefighting platforms.

Our portfolio is organized across two core offerings:

•	Fire Suppression: Consists of deploying specialized aircraft to drop large amounts of water quickly and directly on wildfires.

•

Aerial Surveillance: Consists of providing aerial surveillance for fire suppression aircraft over an incident and providing tactical coordination with the incident commander. Aerial surveillance uses both manned aircraft (“Air Attack”) and unmanned aircraft.

We manage our operations as a single segment for purposes of assessing performance, making operating decisions and allocating resources.

We have made and will continue to make significant investments in capital expenditures to build and expand our aerial forest fire management technologies. We expect that our existing cash and cash equivalents provided by equity and debt financing, in addition to the proceeds from the Business Combination, assuming no redemptions by the public shareholders, will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of this proxy statement/prospectus.

The Business Combination

Pursuant to the Transaction Agreements, JCIC formed New Bridger, which has in turn formed and held four new entities—Wildfire Merger Sub I, Wildfire Merger Sub II, Wildfire Merger Sub III and Wildfire GP Sub IV. Subsequently, (i) Wildfire Merger Sub I will merge with and into Blocker with Blocker being the surviving entity and Wildfire GP Sub IV becoming general partner of Blocker, (ii) Wildfire Merger Sub II will merge with and into JCIC, with JCIC being the surviving entity and (iii) Wildfire Merger Sub III will merge with and into Bridger, with Bridger being the surviving entity. Following these mergers, Blocker, JCIC and Bridger will be subsidiaries of New Bridger and JCIC shareholders and Existing Bridger Equityholders will convert their equity ownership in JCIC and Bridger, respectively, into equity ownership in New Bridger. At the Closing, New Bridger will change its name to Bridger Aerospace Group Holdings, Inc.

We expect to be the accounting acquirer in the Business Combination, which will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Upon the consummation of the Business Combination, we expect to receive cash consideration from JCIC. The cash consideration expected to be received is estimated before giving effect to the payment of transaction costs incurred in connection with the Business Combination and is presented across a range of varying redemption scenarios where public shareholders of JCIC exercise their redemption rights with respect to their public shares of JCIC Class A Ordinary Shares for a pro rata share of the funds in the Trust Account of JCIC prior to the closing of the Business Combination.

	Assuming No Redemption	Assuming 25% of Maximum Redemptions	Assuming 50% of Maximum Redemptions	Assuming 75% of Maximum Redemptions	Assuming Maximum Redemptions
Redemptions ($)	$—	$86,782,154	$173,564,308	$260,346,462	$347,128,616
Redemptions (Shares)	—	8,625,000	17,250,000	25,875,000	34,500,000
Deferred underwriting commission(1)	$6,037,500	$6,037,500	$6,037,500	$6,037,500	$6,037,500
Cash left in Trust Account post redemption minus deferred underwriting commission	$$341,091,116	$254,308,962	$167,526,808	$80,744,654	$—

(1)	Remaining deferred underwriting commission owed after the waiver by J.P. Morgan Securities LLC upon its resignation.

Upon consummation of the Business Combination, we will assume the JCIC Warrants and Sponsor Earnout Shares. We currently expect the Sponsor Earnout Shares to be equity classified instruments of New Bridger and the JCIC Warrants to remain liability classified instruments as New Bridger Warrants upon the Closing. For additional information regarding the anticipated accounting treatment of the Business Combination, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/ prospectus.

Public Company Costs

Following the consummation of the Business Combination, we expect to become the successor to an SEC-registered and Nasdaq-listed company, which will require us to hire additional staff and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources and fees.

Key Factors Affecting Our Results of Operations

We are exposed to certain risks inherent to an aerial firefighting business. These risks are further described in the section entitled “Risk Factors—Risks Related to Bridger’s Business” in this proxy statement/prospectus.

Seasonality Due to the North American Fire Season

Our operating results are impacted by seasonality. Climate conditions and other factors that may influence the revenues of our services may vary each season and year. Historically, the demand for our services has been higher in the second and third quarters of each fiscal year due to the timing and duration of the North American fire season. Consequently, revenues, expenses and operating cash flows from our services are generated mostly in the second and third quarters of our fiscal year. However, the seasonal fluctuations in the need to fight wildfires based upon location and the varying intensity of the fire season may lead our operating results to fluctuate significantly from quarter to quarter and year to year.

Weather Conditions and Climate Trends

Our business is highly dependent on the needs of government agencies to surveil and suppress fires. As such, our financial condition and results of operations are significantly affected by the weather, as well as environmental and other factors affecting climate change, which impact the number and severity of fires in any given period. The intensity and duration of the North American fire season is affected by multiple factors, some of which, according to the Climate Central Article, are weather patterns including warmer springs and longer summers, lower levels of mountaintop snowpack which lead to drier soils and vegetation and frequency of lightning strikes. According to the EPA Climate Change Indicator Article, these factors have shown year over year increases linked to the effects of climate change and the overall trend in increased temperatures. We believe that rising global temperatures have been, and in the future are expected to be, one factor contributing to increasing rates and severity of wildfires. Historically, sales of our services have been higher in the summer season of each fiscal year due to weather patterns which are generally correlated to a higher prevalence of wildfires in North America. Larger wildfires and longer seasons are expected to continue as droughts increase in frequency and duration, according to the EPA.

Limited Supply of Specialized Aircraft and Replacement and Maintenance Parts

Our results of operations are dependent on sufficient availability of aircraft, raw materials and supplied components provided by a limited number of suppliers. Our reliance on limited suppliers exposes us to volatility in the prices and availability of these materials which may lead to increased costs and delays in operations.

In March 2020, the World Health Organization declared a global pandemic related to the outbreak of a respiratory illness caused by the coronavirus (“COVID-19”). Due to the COVID-19 pandemic, in 2020 and 2021 we experienced delays on the delivery of aircraft. Should such conditions become protracted or worsen or should longer-term budgets or priorities of our clients be impacted, the COVID-19 pandemic could negatively affect our business, results of operations and financial condition. Given the dynamic nature of the COVID-19 pandemic and its global consequences, the ultimate impact on our operations, cash flows and financial condition cannot be reasonably estimated at this time. The outbreak of COVID-19 may also have the effect of heightening many of the other risks described in the section entitled “Risk Factors — Risks Related to Bridger’s Business” in this proxy statement/prospectus, such as those related to the market for our securities and cross-border transactions.

Economic and Market Factors

Our operations, supply chain, partners and suppliers have been subject to various global macroeconomic factors. We expect to continue to remain vulnerable to a number of industry-specific and global macroeconomic factors that may cause our actual results of operations to differ from our historical results of operations or current expectations. The factors and trends that we currently believe are or will be most impactful to our results of operations and financial condition include the following: the adverse impacts of the ongoing COVID-19 global pandemic; the impact on us of significant operational challenges by third parties on which we rely; inflationary pressures; potential labor and supply chain shortages affecting us and our partners; volatile fuel prices; aircraft delivery delays; and changes in general economic conditions in the markets in which we operate.

Historically, our results of operations have not been materially impacted by other factors. We continue to monitor the potential favorable or unfavorable impacts of these and other factors on our business, operations, financial condition and future results of operations, which are dependent on future developments. Our future results of operations may be subject to volatility and our growth plans may be delayed, particularly in the short term, due to the impact of the above factors and trends. For instance, the impact of the COVID-19 pandemic directly affected the delivery of our aircraft and the support related to their deployment while on contract. Deployment of two Super Scoopers was delayed in 2020 as a result of the FAA’s transition to a work-from-home environment and a reduction in its ability to process carding and registration matters; two other Super Scoopers were delayed as a result of modified manufacturing procedures at the OEM in response to COVID-19 that increased production time, which we understood was compounded by the OEM’s delays in receiving certain parts and components; and prior production delays pushed completion and delivery of another two Super Scoopers later in 2022 than Bridger had previously anticipated receiving them. However, we believe that our long-term outlook remains positive due to the increasing demand for our services and our ability to meet those demands consistently, despite adverse market factors. We believe that this expected long-term increase in demand will offset increased costs and that the operational challenges we may experience in the near term can be managed in a manner that will allow us to support increased demand, though we cannot provide any assurances.

Under the Paycheck Protection Program (“PPP”) established by the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), on April 16, 2020, a Company SBA loan application was approved and we received loan proceeds in the amount of $0.7 million. The loan was forgiven in 2021.

Key Components of Our Results of Operations

Revenue

Our primary source of revenue is from providing services, which are disaggregated into fire suppression, aerial surveillance and other services. Revenue and growth for our fire suppression and aerial surveillance services is driven by climate trends, specifically the intensity and timing of the North American fire season. Other services primarily consist of extraneous fulfillment of contractual services such as extended availability and mobilizations. Other services also include maintenance services performed externally for third parties.

We charge daily and hourly rates depending upon the type of firefighting service rendered and under which contract the services are performed. The recognition of revenue for our services are primarily split into flight, standby and other revenues. Flight revenue is primarily earned at an hourly rate when the engines of the aircraft are cycled, upon request of the customer. Standby revenue is primarily earned as a daily rate when aircrafts are available for use at a fire base, awaiting request from the customer for flight deployment. Other revenue consists of additional contractual items that can be charged to the customer, such as leasing revenues for facilities, as well as maintenance and repair on externally owned aircraft.

Cost of Revenues

Cost of revenues includes costs incurred directly related to flight operations including expenses associated with operating the aircraft on revenue generating contracts. These include labor, depreciation, subscriptions and fees, travel and fuel. Cost of revenues also includes maintenance expenses for our aircraft including costs of routine maintenance expenses and repairs. This consists of labor, parts, consumables, travel and subscriptions unique to each airframe.

General and Administrative

General and administrative expenses include all costs that are not directly related to satisfaction of customer contracts. General and administrative expenses include costs for our administrative functions, such as finance, legal, human resources and information technology support. These functions include costs for items such as salaries and benefits and other personnel-related costs, maintenance and supplies, professional fees for external legal, accounting, and other consulting services, insurance, intangible asset amortization and depreciation expense. General and administrative expenses also contain any gain or loss on the disposal of fixed assets.

Business Development

Business development costs include activities such as contract procurement, public relations and business opportunity advancement. These functions mainly generate expenses related to travel, trade show fees and costs, salaries and benefits.

Interest Expense

Interest expense consists of interest expense related to our loan agreements, liability classified Bridger Series B Preferred Shares, and interest rate swaps agreements. Interest expense also includes amortization of debt issuance costs associated with our loan agreements. Refer to discussion of our loan commitments further below under “—Liquidity and Capital Resources—Indebtedness.”

Other Income

Other income consists of interest income, forgiveness of loan from the PPP established by the CARES Act and loss on debt extinguishment. This also includes the reimbursement from an insurance claim against a damaged asset.

Net Loss on Investments

As of December 31, 2020, our investment in the AE Côte-Nord Canada (“Côte-Nord”) Facility was fully impaired. We identified impairment indicators within their investment in Côte-Nord which arose from the risk that this entity will not be able to meet its initial growth projections. This facility is currently not in operation and reduced to minimal activity to avoid the obsolescence of its equipment. In 2021, the facility began the process of a bankruptcy filing. We also recorded an equity loss adjustment in its investment of Ensyn BioEnergy Canada, Inc. related to the Côte-Nord impairment.

Results of Operations

Comparison of the Nine Months Ended September 30, 2022 and 2021

The following table sets forth our Consolidated Statements of Operations information for the nine months ended September 30, 2022 and 2021 and should be reviewed in conjunction with the financial statements and notes included elsewhere in this proxy statement/prospectus.

(All amounts in U.S. dollars)	Nine Months Ended September 30, 2022	Nine Months Ended September 30 2021	Period Over Period Change ($)	Period Over Period Change (%)
Revenues	$45,275,556	$38,712,244	$6,563,312	17%
Cost of revenues:
Flight operations	16,635,021	13,536,022	3,098,999	23%
Maintenance	11,932,078	8,635,539	3,296,539	38%

Total cost of revenues	28,567,099	22,171,561	6,395,538	29%

Gross profit	16,708,457	16,540,683	167,774	1%
Operating expenses:
General and administrative	27,419,969	6,739,293	20,680,676	307%
Business development	1,215,335	249,745	965,590	387%

Total operating expenses	28,635,304	6,989,038	21,646,266	310%

Operating (loss) income	(11,926,847)	9,551,645	(21,478,492)	(225)%

Interest expense	(13,052,438)	(5,779,282)	(7,273,156)	126%
Other (expense) income	(138,422)	815,989	(954,411)	(117)%

Net (loss) income	$(25,117,707)	$4,588,352	$(29,706,059)	(647)%

Revenue

Revenue increased by $6.6 million, or 17%, to $45.3 million for the nine months ended September 30, 2022, from $38.7 million for the nine months ended September 30, 2021.

The following table shows revenues by service offering for each period.

(All amounts in U.S. dollars)	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021	Period Over Period Change ($)	Period Over Period Change (%)
Fire suppression	$38,232,767	$30,142,726	$8,090,041	27%
Aerial surveillance	6,833,649	8,349,515	(1,515,866)	(18)%
Other services	209,140	220,003	(10,863)	(5)%

Total revenues	$45,275,556	$38,712,244	$6,563,312	17%

Fire suppression revenue increased by $8.1 million, or 27%, to $38.2 million for the nine months ended September 30, 2022, from $30.1 million for the nine months ended September 30, 2021. The increase in fire suppression revenue accounted for 123% of the total increase in revenues for the nine months ended September 30, 2022. The increase was primarily driven by the increased number of Super Scooper aircraft on deployment during the nine months ended September 30, 2022.

Aerial surveillance revenue decreased by $1.5 million, or 18%, to $6.8 million for the nine months ended September 30, 2022, from $8.3 million for the nine months ended September 30, 2021. The decrease was primarily driven by the decreased number of fires with high-incident levels.

Other services revenue decreased by $10.9 thousand, or 5%, to $0.2 million for the nine months ended September 30, 2022, from $0.2 million for the nine months ended September 30, 2021. The decrease was primarily driven by decreased maintenance services.

The following table shows revenues by revenue type for each period.

(All amounts in U.S. dollars)	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021	Period Over Period Change ($)	Period Over Period Change (%)
Flight revenue	$24,585,180	$19,914,715	$4,670,465	23%
Standby revenue	20,305,658	18,444,418	1,861,240	10%
Other revenue	384,718	353,111	31,607	9%

Total revenues	$45,275,556	$38,712,244	$6,563,312	17%

Flight revenue increased by $4.7 million, or 23%, to $24.6 million for the nine months ended September 30, 2022, from $19.9 million for the nine months ended September 30, 2021. The increase was primarily driven by the increased number of Super Scooper aircraft flying on deployment.

Standby revenue increased by $1.9 million, or 10%, to $20.3 million for the nine months ended September 30, 2022, from $18.4 million for the nine months ended September 30, 2021. The increase was primarily driven by the increased number of Super Scooper aircraft available for deployment.

Other revenue increased by $31.6 thousand, or 9%, to $0.4 million for the nine months ended September 30, 2022, from $0.4 million for the nine months ended September 30, 2021. The increase was primarily driven by additional contractual items charged to the customer with an increased number of Super Scooper aircraft on deployment.

Cost of Revenues

Cost of revenues increased by $6.4 million, or 29%, to $28.6 million for the nine months ended September 30, 2022, from $22.2 million for the nine months ended September 30, 2021 due to the following drivers:

Flight Operations

Flight operations expenses increased by $3.1 million or 23%, to $16.6 million for the nine months ended September 30, 2022, from $13.5 million for the nine months ended September 30, 2021. The increase was primarily driven by higher depreciation expense of $1.6 million, travel expenses of $0.9 million, personnel costs of $0.4 million, aircraft fuel expenses of $0.2 million, subscriptions, licenses and fees of $0.2 million, and parts for aircraft maintenance of $0.1 million. The increase in travel expenses and personnel costs was mostly attributable to increased travel and the number of personnel required for a full season of flight deployment. The increase in depreciation expense, subscriptions, licenses and fees, parts for aircraft maintenance, and aircraft fuel expenses was mostly attributable to the additional two Super Scooper aircraft placed into service. Increased fuel costs contributed escalation in fuel expense for similar operations year over year. Constraint on supply chains contributed to higher costs and increased spend for parts for aircraft maintenance. The increase was partially offset by a decrease in aircraft leasing expenses of $0.2 million, related to a higher utilization of owned aircraft.

Maintenance

Maintenance expenses increased by $3.3 million, or 38%, to $11.9 million for the nine months ended September 30, 2022 from $8.6 million for the nine months ended September 30, 2021. The increase was primarily driven by higher subscriptions, licenses and fees of $1.2 million, personnel expenses of $1.2 million, travel expenses of $0.5 million and depreciation expense of $0.2 million. The increase in subscriptions, licenses and fees and depreciation expense was mostly attributable to the additional two Super Scooper aircraft placed into service. The increase in personnel costs and travel expenses was mostly attributable to increased travel and the number of personnel required for a full season of flight deployment. The increase was partially offset by a decrease in aircraft maintenance parts and bench stock components expenses of $0.2 million due to less disposable parts associated with the initial ramp-up in operations for the prior year as 2021 was the first year on contract for the Super Scooper aircraft.

Operating Expenses

Operating expenses increased by $21.6 million, or 310%, to $28.6 million for the nine months ended September 30, 2022, from $7.0 million for the nine months ended September 30, 2021, due to the following drivers:

General and Administrative

General and administrative expenses increased by $20.7 million, or 307%, to $27.4 million for the nine months ended September 30, 2022, from $6.7 million for the nine months ended September 30, 2021. The increase was primarily driven by higher personnel expenses of $13.6 million mostly driven by $10.1 million of cash bonuses granted to employees and executives of Bridger approved on August 19, 2022 in connection with the issuance of the Bridger Series C Preferred Shares, issuance of the Series 2022 Bond, execution of the Transaction Agreements and initial filing of the proxy statement/prospectus by New Bridger, professional services of $3.8 million associated with third-party consultants and auditors’ fees to support the growth of the business and preparation of becoming a public company upon the consummation of the Business Combination, loss on disposal of two aging aircrafts of $1.6 million, building depreciation expenses of $0.6 million and insurance expenses of $0.5 million related to the additional two Super Scooper aircraft placed into service. The increase was partially offset by a decrease in equipment and buildings lease expense of $0.2 million.

Business Development

Business development increased by $1.0 million, or 387%, to $1.2 million for the nine months ended September 30, 2022, from $0.2 million for the nine months ended September 30, 2021. The increase was primarily driven by higher efforts in gaining brand awareness, establishing a presence in the market related to our increased fleet, continuing expansion plans to align with strategic initiatives and lobbying and expanding the business development team, which resulted in higher professional services for advertising and public relation services of $0.5 million, personnel expenses of $0.4 million and travel and other business expenses related to trade shows and seminars of $0.2 million.

Interest Expense

Interest expense increased by $7.3 million, or 126%, to $13.1 million for the nine months ended September 30, 2022, from $5.8 million for the nine months ended September 30, 2021. The increase was primarily driven by the additional interest expense for Bridger Series A Preferred Shares of $0.9 million, increase in interest expense for Bridger Series B Preferred Shares of $3.0 million and the realization of deferred interest payments on various debt instruments of $2.3 million. Refer to discussion of our loan commitments further below under “Liquidity and Capital Resources—Indebtedness.”

Other (Expense) Income

Other (expense) income decreased by $1.0 million, or 117%, to ($138.4) thousand for the nine months ended September 30, 2022, from $0.8 million for the nine months ended September 30, 2021. The decrease was related to the loss on the extinguishment of Series 2021 bonds of $0.7 million in the nine months ended September 30, 2022, versus a gain on forgiveness of PPP debt of $0.8 million in the nine months ended September 30, 2021.

Comparison of the Year Ended December 31, 2021 to the Year Ended December 31, 2020

The following table sets forth our consolidated statement of operations information for the years ended December 31, 2021 and 2020 and should be reviewed in conjunction with the financial statements and notes included elsewhere in this proxy statement/prospectus.

(All amounts in U.S. dollars)	Year Ended December 31, 2021	Year Ended December 31, 2020	Period Over Period Change ($)	Period Over Period Change (%)
Total revenues	$39,384,182	$13,413,069	$25,971,113	194%
Cost of revenues:
Flight operations	15,823,713	8,574,975	7,248,738	85%
Maintenance	10,755,471	4,279,325	6,476,146	151%

Total cost of revenues	26,579,184	12,854,300	13,724,884	107%

Gross profit	12,804,998	558,769	12,246,229	2,192%
Operating expenses:
General and administrative	10,849,400	9,293,737	1,555,663	17%
Business development	365,627	122,964	242,663	197%

Total operating expenses	11,215,027	9,416,701	1,798,326	19%

Operating income (loss)	1,589,971	(8,857,932)	10,447,903	(118)%

Interest expense	(9,293,928)	(1,601,835)	(7,692,093)	480%
Other income	1,163,160	59,672	1,103,488	1,849%
Net loss on investments	—	(1,838,110)	1,838,110	(100)%

Net loss	$(6,540,797)	$(12,238,205)	$5,697,408	(47)%

Revenue

Revenue increased by $26.0 million, or 194%, to $39.4 million for the year ended December 31, 2021, from $13.4 million for the year ended December 31, 2020.

The following table shows revenues by service offering for each period.

(All amounts in U.S. dollars)	Year Ended December 31, 2021	Year Ended December 31, 2020	Period Over Period Change ($)	Period Over Period Change (%)
Fire suppression	$30,442,001	$6,288,466	$24,153,535	384%
Aerial surveillance	8,632,535	6,885,297	1,747,238	25%
Other services	309,646	239,306	70,340	29%

Total revenues	$39,384,182	$13,413,069	$25,971,113	194%

Fire suppression revenue increased by $24.2 million, or 384%, to $30.4 million for the year ended December 31, 2021, from $6.3 million for the year ended December 31, 2020. The increase in fire suppression revenue accounted for 93% of the total increase in revenues for the year ended December 31, 2021. The increase was primarily driven by the addition of two Super Scooper aircrafts that were placed into service and operated during the 2021 North American fire season.

Aerial surveillance revenue increased by $1.7 million, or 25%, to $8.6 million for the year ended December 31, 2021, from $6.9 million for the year ended December 31, 2020. The increase in aerial surveillance revenue accounted for 7% of the total increase in revenues for the year ended December 31, 2021. The increase was primarily driven by higher utilization of surveillance aircraft as well as renewed contracts with higher rate structures for the use of upgraded aircraft.

Other services revenue increased by $0.1 million, or 29%, to $0.3 million for the year ended December 31, 2021, from $0.2 million for the year ended December 31, 2020. The increase was related to additional third-party maintenance services and revenues from leasing our facilities.

The following table shows revenues by revenue type for each period.

(All amounts in U.S. dollars)	Year Ended December 31, 2021	Year Ended December 31, 2020	Period Over Period Change ($)	Period Over Period Change (%)
Flight revenue	$20,377,442	$7,849,202	$12,528,240	160%
Standby revenue	18,550,067	5,183,010	13,367,057	258%
Other revenue	456,673	380,857	75,816	20%

Total revenues	$39,384,182	$13,413,069	$25,971,113	194%

Flight revenue increased by $12.5 million, or 160%, to $20.4 million for the year ended December 31, 2021, from $7.8 million for the year ended December 31, 2020. The increase was primarily driven by the addition of two Super Scoopers to the fleet.

Standby revenue increased by $13.4 million, or 258%, to $18.6 million for the year ended December 31, 2021, from $5.2 million for the year ended December 31, 2020. The increase was primarily driven by the addition of two Super Scoopers to the fleet.

Other revenue increased by $0.1 million, or 20%, to $0.5 million for the year ended December 31, 2021, from $0.4 million for the year ended December 31, 2020. The increase was primarily driven by the addition of third party maintenance services and revenues from leasing our facilities.

Cost of Revenues

Cost of revenues increased by $13.7 million, or 107%, to $26.6 million for the year ended December 31, 2021, from $12.9 million for the year ended December 31, 2020, due to the following drivers:

Flight Operations

Flight operations expenses increased by $7.2 million, or 85%, to $15.8 million for the year ended December 31, 2021, from $8.6 million for the year ended December 31, 2020. The increase was primarily driven by an increase in depreciation expense of $3.6 million, personnel and travel costs of $2.0 million and fuel expense of $0.8 million. The increase in depreciation expense and fuel expense for aircraft was mostly attributable to the two additional Super Scoopers placed into service during 2021. Increased fuel costs contributed escalation in fuel expense for similar operations year over year. The increase in personnel costs was mostly attributable to the increased labor required to operate additional aircraft.

Maintenance

Maintenance expenses increased by $6.5 million, or 151%, to $10.8 million for the year ended December 31, 2021, from $4.3 million for the year ended December 31, 2020. The increase was primarily driven by higher personnel and travel costs of $2.7 million, subscriptions, licenses and fees costs of $1.8 million and expendable parts of $1.5 million, in each case, to support the additional aircraft placed in service during 2021.

Operating Expenses

Operating expenses increased by $1.8 million, or 19%, to $11.2 million for the year ended December 31, 2021, from $9.4 million for the year ended December 31, 2020, due to the following drivers:

General and Administrative

General and administrative expenses increased by $1.6 million, or 17%, to $10.8 million for the year ended December 31, 2021, from $9.3 million for the year ended December 31, 2020. The increase was primarily driven by the addition of two Super Scoopers placed into service during 2021, which resulted in additional insurance costs of $1.0 million and facility and depreciation costs of $0.6 million. The increase was partially offset by lower personnel costs including contractor costs of $0.8 million and loss of disposal of fixed assets offset by a write-off of a related party loan receivable in 2020 of $0.4 million.

Business Development

Business development expenses increased by $0.2 million, or 197%, to $0.4 million for the year ended December 31, 2021, from $0.1 million for the year ended December 31, 2020. The increase was primarily driven by an increased effort to gain brand awareness, establish a presence in the market related to our increased fleet and continued expansion plans to align with strategic initiatives. Accordingly, professional services for contractors, consultants and financial services increased by $0.1 million, travel, training and seminars for professional services increased by $0.1 million and other expenses related to trade shows and seminars increased immaterially.

Interest Expense

Interest expense increased by $7.7 million, or 480%, to $9.3 million for the year ended December 31, 2021, from $1.6 million for the year ended December 31, 2020. The increase was primarily driven by interest expense related to the mandatorily redeemable Bridger Series B Preferred Shares of $6.3 million and interest expense related to new loans entered into in 2021. Refer to discussion of our loan commitments further below under “Liquidity and Capital Resources—Indebtedness.”

Other Income

Other income increased by $1.1 million, or 1,849%, to $1.2 million for the year ended December 31, 2021, from $0.1 million for the year ended December 31, 2020. The increase was driven by an increase from an insurance claim reimbursement of $0.3 million and a gain on the forgiveness of our PPP loan in 2021 of $0.8 million.

Net Loss on Investments

Net loss on investments was $1.8 million for the year ended December 31, 2020 which related to the equity method of accounting for its Côte-Nord investment loss as well as an impairment of the Côte-Nord investment of $1.5 million.

Non-GAAP Financial Measures

Although we believe that net income or loss, as determined in accordance with GAAP, is the most appropriate earnings measure, we use EBITDA and Adjusted EBITDA as key profitability measures to assess the performance of our business. We believe these measures help illustrate underlying trends in our business and use the measures to establish budgets and operational goals, and communicate internally and externally, for managing our business and evaluating its performance. We also believe these measures help investors compare our operating performance with its results in prior periods in a way that is consistent with how management evaluates such performance.

Each of the profitability measures described below are not recognized under GAAP and do not purport to be an alternative to net income or loss determined in accordance with GAAP as a measure of our performance. Such measures have limitations as analytical tools and you should not consider any of such measures in isolation or as substitutes for our results as reported under GAAP. EBITDA and Adjusted EBITDA exclude items that can have a significant effect on our profit or loss and should, therefore, be used only in conjunction with our GAAP profit or loss for the period. Our management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, these measures may not be comparable to other similarly titled measures of other companies.

EBITDA and Adjusted EBITDA

EBITDA is a non-GAAP profitability measure that represents net income or loss for the period before the impact of the interest expense, income tax expense (benefit) and depreciation and amortization of intangible assets. EBITDA eliminates potential differences in performance caused by variations in capital structures (affecting financing expenses), the cost and age of tangible assets (affecting relative depreciation expense) and the extent to which intangible assets are identifiable (affecting relative amortization expense).

Adjusted EBITDA is a non-GAAP profitability measure that represents EBITDA before certain items that are considered to hinder comparison of the performance of our businesses on a period-over-period basis or with other businesses. During the periods presented, we exclude from Adjusted EBITDA losses on disposals of assets and legal fees related to financing transactions, which include costs that are required to be expensed in accordance with GAAP and net loss on investment. Our management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about unusual items that we do not expect to continue at the same level in the future.

The following table reconciles net loss, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA for the nine months ended September 30, 2022 and 2021 and the years ended December 31, 2021 and 2020.

	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021	Year Ended December 31, 2021	Year Ended December 31, 2020
Net loss (income)	$(25,117,707)	$4,588,352	$(6,540,797)	$(12,238,205)
Depreciation and amortization	8,561,926	6,161,448	6,673,685	2,682,194
Interest expense	13,052,438	5,779,282	9,293,928	1,601,835

EBITDA	(3,503,343)	16,529,082	9,426,816	(7,954,176)

Net loss on investments(i)	—	—	—	1,838,110
Loss on disposals (ii)	1,588,361	22,652	995,528	1,025,614
Legal Fees(iii)	27,808	110,000	110,000	—
Offering costs(iv)	2,730,101	—	—	—
Loss on extinguishment of debt(v)	844,925	(774,300)	—	—
Bonuses to employees and executives(vi)	10,136,530	—	—	—
International spend(vii)	112,830	—	—	—

Adjusted EBITDA	$11,937,212	$15,887,434	$10,532,344	$(5,090,452)

Net loss margin(viii)	(55)%	12%	(17)%	(91)%

Adjusted EBITDA margin(viii)	26%	41%	27%	(38)%

i)	Represents impairment related to the investment in Côte-Nord.
ii)	Represented loss on the disposal or obsolescence of aging aircraft.

iii)	Represents one time costs associated with legal fees for infrequent or unusual transactions that were not capitalizable per GAAP.
iv)	Represents one-time professional service fees related to the preparation for a potential offering that have been expensed during the period.
v)	Represents loss on extinguishment of debt related to the Series 2021 bonds and forgiveness of the PPP loan.
vi)

Represents bonuses paid to employees and executives of Bridger in connection with the issuance of the Bridger Series C Preferred Shares, issuance of the Series 2022 Bond, execution of the Transaction Agreements and initial filing of the proxy statement/ prospectus by New Bridger.

vii)	Represents project based due diligence into expansion and acquisition activity of potential assets and contracts.
viii)	Net loss margin represents Net loss divided by Total revenue and Adjusted EBITDA margin represents Adjusted EBITDA divided by Total revenue.

Liquidity and Capital Resources

Cash

As of September 30, 2022, our principal source of liquidity were cash and cash equivalents of $94.1 million which were held for working capital purposes and restricted cash of $12.2 million. The restricted cash was procured through a county bond and is accessed for financing capital projects.

We believe we will be sufficiently funded for our short-term liquidity needs and the execution of our business plan for at least twelve months following the date of this proxy statement/prospectus. Refer to discussion further below under “Liquidity and Capital Resources—Contractual Obligations.”

Upon the closing of the Business Combination, we expect to receive cash consideration from JCIC equal to the balance in JCIC’s Trust Account (if any) following payment of all redemptions of JCIC public shares and payment of the $6,037,500 deferred underwriting commission; however, the amount of such cash consideration (if any) is uncertain and will vary significantly depending on the level of JCIC redemptions. Assuming no public stockholders of JCIC exercise their redemption rights with respect to their public shares of Class A Ordinary Shares prior to the Closing, then we would expect to receive approximately $347.1 million of cash consideration upon closing of the Business Combination based on JCIC’s Trust Account as of September 30, 2022. The cash consideration expected to be received by us is estimated before giving effect to the payment of transaction costs incurred in connection with the Business Combination. Assuming maximum redemptions of JCIC’s public shares, then we would not receive any cash consideration upon closing of the Business Combination from JCIC.

Indebtedness

As of September 30, 2022, we held $19.5 million of current liabilities, $12.4 million of which was accrued expenses and other current liabilities.

As of September 30, 2022, we held $206.5 million of long-term liabilities with $205.7 million of total long-term debt, net of debt issuance costs, which comprised of the Series 2022 Bonds eight (8) support vehicle loans, two (2) hangar loans and three (3) loans on six (6) aircrafts.

Mandatorily Redeemable Preferred Stock

Bridger Series B Preferred Shares

On April 25, 2022, we used a portion of the proceeds from the issuance of the Bridger Series C Preferred Shares to redeem all 60,000,000 of our outstanding Bridger Series B Preferred Shares for $70.0 million, inclusive of $10.0 million in accrued interest.

Bridger Series A Preferred Shares

On April 25, 2022, we and our investors included a new mandatory redemption provision requiring Bridger Series A Preferred Shares to be redeemed on April 25, 2032. Due to the mandatory redemption provision, Bridger Series A Preferred Shares were reclassified from mezzanine equity to liability. We elected the fair value option to measure the modification of the Bridger Series A Preferred Shares. On July 25, 2022, we used the proceeds from the Series 2022 Bonds plus cash on hand to redeem in full the remaining 6,055,556 shares of the Bridger Series A Preferred Shares for aggregate proceeds of $136.3 million. The fair values of the Bridger Series A Preferred Shares increased by $3.9 million from interest accrued since the modification on April 25, 2022 and no gain or loss were recorded to net loss upon redemption.

Series 2022 Bonds

On July 21, 2022, we closed our Series 2022 Bonds Offering a taxable industrial development revenue bond transaction with Gallatin County, Montana for $160.0 million. Pursuant to the Series 2022 Bond Offering, Gallatin County issued $135.0 million of bonds on July 21, 2022 and an additional $25.0 million bond issued on August 10, 2022. The proceeds together with cash on hand were used to redeem the capital contributions plus accrued interest for all of the remaining Bridger Series A-1 Preferred Shares and Bridger Series A-2 Preferred Shares totaling $134.0 million, the principal plus accrued interest for the Series 2021 Bond totaling $7.7 million, to finance the construction and equipping of the Company’s third and fourth aircraft hangars in Belgrade, Montana and to fund the purchase of additional CL415EAF aircraft. The Series 2022 Bonds mature on September 1, 2027, with an annual interest rate of 11.5%. Interest will be payable semiannually on March 1 and September 1 of each year until maturity, commencing on September 1, 2022. Debt issuance costs for the Series 2022 Bonds was $4.2 million.

Optional Redemption—We may redeem the Series 2022 Bonds (i) during the period beginning on September 1, 2025 through August 31, 2026, at a redemption price equal to 103% of the principal amount plus accrued interest; (ii) during the period beginning on September 1, 2026 through August 31, 2027, at a redemption price equal to 102% of the principal amount plus accrued interest; and (iii) on or after September 1, 2027, at a redemption price equal to 100% of the principal amount plus accrued interest. At our direction, the Series 2022 Bonds may be redeemed by Gallatin County at any time, at a redemption price equal to 100% of the principal amount plus accrued interest upon the occurrence of certain events set forth in that certain Amended and Restated Trust Indenture, dated as of June 1, 2022 (the “Indenture”), between Gallatin County and U.S. Bank Trust Company, National Association, Salt Lake City, Utah (the “Trustee”).

Mandatory and Extraordinary Redemptions—Subject to the terms of the Indenture, the Series 2022 Bonds must be redeemed, including, among other things, (i) from all the proceeds of the sale of any Super Scooper, (ii) in an amount equal to (a) 50% of our operating revenues less the portion used to pay or establish reserves for all our expenses, debt payments, capital improvements, replacements, and contingencies (“Excess Cash Flow”) or (b) 100% of Excess Cash Flow, in each case, in the event we fall below certain debt service coverage ratio requirements set forth in the Indenture, and (iii) upon a change of control (each a “Mandatory Redemption”). For each Mandatory Redemption, the Series 2022 Bonds will be redeemed in whole or in part, at a redemption price equal to 100% of the principal amount of each Series 2022 Bond redeemed plus any premium that would be applicable to an optional redemption of the Series 2022 Bonds on such date (and if such redemption occurs prior to September 1, 2025, the applicable premium shall be three percent (3%)) and accrued interest. Furthermore, subject to the terms of the Indenture, at our direction, the Series 2022 Bonds may be redeemed by Gallatin County at any time, at a redemption price equal to 100% of the principal amount plus accrued interest upon the occurrence of certain events, including, among other things, casualty, condemnation, or other unexpected events set forth in the Indenture.

Mezzanine and Permanent Equity

Preferred Shares—On April 25, 2022, we authorized and issued 315,789 Bridger Series C Preferred Shares for aggregate proceeds of $288.7 million, net of issuance costs of $11.3 million. Bridger Series C Preferred Shares rank senior to Bridger Common Shares and rank subordinate to Bridger Series A Preferred Shares with respect to the distribution of assets upon liquidation or certain triggering events. Bridger Series C Preferred Shares do not participate in earnings and are non-voting shares.

Prior to the consummation of a qualified public offering, Bridger Series C Preferred Shares accrue interest daily at 7% per annum for the first year, 9% per annum for the second year and 11% per annum thereafter. Following the consummation of a qualified public offering, pursuant to the terms of our existing limited liability company agreement, Bridger Series C Preferred Shares would continue to accrue interest daily at 7% per annum for the first six years, 9% per annum for the seventh year and 11% per annum thereafter, and in connection with the Business Combination, the Bridger Series C Preferred Shares will be exchanged for New Bridger Series A Preferred Shares on a one-to-one basis and accrue interest on the same terms as if the Business Combination was a qualified public offering (as defined in our existing limited liability company agreement). Accrued interest for Bridger Series C Preferred Shares was $9.7 million for the nine months ended September 30, 2022.

As of September 30, 2022, it is probable that Bridger Series C Preferred Shares may become redeemable at either the holder’s option on or after March 29, 2027 and prior to the consummation of a qualified public offering or in the event of a qualified public offering. We have elected to recognize changes in redemption value immediately, adjusting the preferred shares to the maximum redemption value at each reporting date. As of September 30, 2022, Bridger Series C Preferred Shares had a carrying value of $325.5 million and a redemption value of $483.4 million.

Common Shares—We have 30,000,000 shares of Bridger Class A Common Shares issued and outstanding as of September 30, 2022 and December 31, 2021. The holders of these shares are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders. These Bridger Class A Common Shares were issued to ElementCompany, LLC.

We have 9,756,130 shares of Bridger Class B Common Shares issued and outstanding as of September 30, 2022 and December 31, 2021. The holders of these Bridger Class B Common Shares are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders.

We have 243,871 shares of Bridger Class C Common Shares issued and outstanding as of September 30, 2022 and December 31, 2021. We also have 606,061 shares of Bridger Class D Common Shares issued and outstanding as of September 30, 2022 and December 31, 2021. These Bridger Class C Common Shares and Bridger Class D Common Shares are non-voting.

Our current voting power follows the structure of the elected board members with three (3) designees from the holders of Bridger Class A Common Shares and two (2) designees from the holders of Bridger Class B Common Shares. This will remain in place while the holders of Bridger Class B Common Shares in aggregate hold at least 10% of Bridger Common Shares and prior to any initial public offering, at which point voting power changes, based on the relevant shares outstanding. This structure will remain in place unless a board expansion event occurs as defined in our existing limited liability company agreement.

Historical Cash Flows

The following table presents a summary of our consolidated cash flows from operating, investing and financing activities for the periods indicated.

	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021	Year Ended December 31, 2021	Year Ended December 31, 2020
Net cash (used in) provided by operating activities	$(7,930,502)	$2,284,665	$6,020,870	$(7,814,735)
Net cash used in investing activities	(31,271,827)	(37,946,562)	(54,762,852)	(53,303,191)
Net cash provided by financing activities	128,309,992	45,555,288	60,758,004	54,992,537

Effect of exchange rate changes	(359)	(841)	(776)	—

Net change in cash and cash equivalents	$89,107,304	$9,892,550	$12,015,246	$(6,125,389)

Operating Activities

Net cash used in operating activities was $7.9 million for the nine months ended September 30, 2022, compared to Net cash provided by operating activities of $2.3 million for the nine months ended September 30, 2021. Net cash used in operating activities for the nine months ended September 30, 2022 reflects add-backs to Net loss for non-cash charges totaling $18.8 million, primarily driven by depreciation and amortization, change in fair value of Bridger Series A Preferred Shares and interest accrued on Bridger Series B Preferred Shares. Net cash provided by operating activities for the nine months ended September 30, 2021 reflects add-backs to Net loss for non-cash charges totaling $9.1 million, primarily driven by depreciation and amortization and interest accrued on Bridger Series B Preferred Shares.

Net cash provided by operating activities was $6.0 million for the year ended December 31, 2021, compared to Net cash used in operating activities of $7.8 million for the year ended December 31, 2020. Net cash provided by operating activities for the year ended December 31, 2021 reflects add-backs to Net loss for non-cash charges totaling $13.4 million, primarily driven by $6.7 million of depreciation and amortization. Net cash used in operating activities for the year ended December 31, 2020 reflects a Net loss of $12.2 million and the add-backs to Net loss for non-cash charges totaling $6.1 million, primarily driven by $2.7 million of depreciation and amortization and $1.8 million of equity method investment loss relating to our minority interest in the Côte-Nord Facility.

Investing Activities

Net cash used in investing activities was $31.3 million for the nine months ended September 30, 2022, compared to Net cash used in investing activities of $37.9 million for the nine months ended September 30, 2021. Net cash used in investing activities for the nine months ended September 30, 2022 reflects purchases of property, plant and equipment of $23.8 million, which primarily comprised of Purchases of aircraft and aircraft improvements, and the construction in progress of the third hanger of $7.7 million. Net cash used in investing activities for the nine months ended September 30, 2021 reflects investments in the constructions currently in progress for Super Scooper aircraft of $26.9 million, investments in the construction of the third hangar of $2.1 million and purchases of property, plant and equipment of $8.9 million which included final payment for a Super Scooper aircraft, aircraft improvements and development of mobile repair units.

Net cash used in investing activities was $54.8 million for the year ended December 31, 2021, compared to Net cash used in investing activities of $53.3 million for the year ended December 31, 2020. Net cash used in investing activities for the year ended December 31, 2021 reflects purchases of property, plant and equipment of $22.6 million and investments in the construction currently in progress for Super Scoopers and hangars of $31.2 million. Net cash provided by investing activities for the year ended December 31, 2020 reflects purchases of property, plant and equipment of $29.8 million. Also included were investments in the construction currently in progress for aircraft and buildings for $23.2 million.

Financing Activities

Net cash provided by financing activities was $128.3 million for the nine months ended September 30, 2022, compared to Net cash provided by financing activities of $45.6 million for the nine months ended September 30, 2021. Net cash provided by financing activities for the nine months ended September 30, 2022 reflects proceeds from the issuance of the Bridger Series C Preferred Shares, net of issuance costs, of $288.7 million, borrowings from the Series 2022 Bonds of $160.0 million, payments to the holders of Bridger Series A Preferred Shares and Bridger Series B Preferred Shares of $236.3 million and $70.0 million, respectively, payment for the extinguishment of the Series 2021 Bond of $7.5 million and payment of debt issuance costs for the Series 2022 Bond of $4.4 million. Net cash provided by financing activities for the nine months ended September 30, 2021 reflects proceeds of $40.0 million from the issuance of Bridger Series B Preferred Shares, borrowings of $7.3 million from the Series 2021 Bond and repayments on debt of $1.3 million.

Net cash provided by financing activities was $60.8 million for the year ended December 31, 2021, compared to Net cash provided in financing activities of $55.0 million for the year ended December 31, 2020. Net cash provided by financing activities for the year ended December 31, 2021 reflects proceeds of $50.0 million from the issuance of Bridger Series B Preferred Shares, $7.3 million of borrowings from the Series 2021 Bond and proceeds of $5.0 million from the issuance Bridger Series A Preferred Shares. Net cash provided by financing activities for the year ended December 31, 2020 reflects $38.0 million of borrowings from Live Oak Bank USDA loans, proceeds of $10.0 million from the issuance of Bridger Series B Preferred Shares and $5.6 million of borrowings from Rocky Mountain Bank in connection with an aircraft loan.

Contractual Obligations

Our principal commitments consist of obligations for outstanding debt, aircraft purchase agreements, and leases. The following table summarizes our contractual obligations as of December 31, 2021.

	Payments Due by Period
	Total	Current	Noncurrent
Aircraft purchase obligations	$18,195,541	$18,195,541	$—
Lease obligations	2,656,486	172,517	2,483,969
Debt obligations	62,739,273	2,317,826	60,421,447

Total	$83,591,300	$20,685,884	$62,905,416

Our short term aircraft purchase obligations as of September 30, 2022, primarily consist of payment for the remaining production of the Super Scooper aircraft. The payments are due upon receipt of the aircraft, one of which is now in our possession and the other of which we expect to be delivered in the fourth quarter of 2022.

On August 8, 2022, the Company made a payment of $10.1 million for the purchase of aircraft under the LAS Purchase Agreement and an aircraft services subscription agreement, due upon delivery.

Off-Balance Sheet Arrangements

As of December 31, 2021 and 2020, we did not have any relationships with special purpose or variable interest entities or other which would have been established for the purpose of facilitating off-balance sheet arrangements or other off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

Bridger is a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and is not required to provide the information otherwise required under this item.

Critical Accounting Policies and Estimates

Our consolidated financial statements and the related notes included elsewhere in this proxy statement/ prospectus on Form S-4 are prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, provision for income taxes and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Changes in accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ significantly from the estimates made by our management. We evaluate our estimates and assumptions on an ongoing basis. To the extent that there are material differences between these estimates and actual results, our future financial statement presentation, financial condition, results of operations and cashflows will be affected.

We believe that the following critical accounting policies involve a greater degree of judgment or complexity than our other accounting policies. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“ASC 606”), which outlines a single comprehensive five-step model for entities to use in accounting for revenue arising from contracts with customers. We adopted this standard on December 31, 2019, using the modified retrospective approach with no material impact on our consolidated financial statements.

We charge daily and hourly rates depending upon the type of firefighting service rendered and under which contract the services are performed. These services are primarily split into flight revenue and standby revenue. Flight revenue is earned usually at an hourly rate. Standby revenue is earned usually as a daily rate when aircraft are available for use at a fire base, awaiting request from the customer for flight deployment.

While a majority of our existing contracts are for a one-year base term, we enter into short, medium and long-term contracts with customers, primarily with government agencies during the firefighting season, to deploy aerial fire management assets. Revenue is recognized when performance obligations under the terms of a contract with our customers are satisfied and payment is typically due within 30 days of invoicing. This occurs as the services are rendered and include the use of the aircraft, pilot and field maintenance personnel to support the contract. Mobilization revenue, which represents payment received to deploy an aircraft to a customer, is recognized as the related mobilization occurs.

Contracts are based on either a Call-When-Needed (“CWN”) or Exclusive Use (“EU”) basis. Rates established are generally more competitive based on the security of the revenue from the contract (i.e., an EU versus only on an as-needed basis in CWN). These rates are delineated by the type of service, generally flight time or time available for deployment. Once an aircraft is deployed on a contract the fees are earned at these rates and cannot be obligated to another customer. Contracts have no financing components and consideration is at pre-determined rates. No variable considerations are constrained within the contracts.

The transaction prices are allocated on the service performed and tracked real-time by each operator in a duty log. On at least a monthly basis, the services performed and rates are validated by each customer. Acceptance by the customer is evidenced by the provision of their funded task order or accepted invoice.

Other revenue consists of leasing revenues from the rental of BSI, LLC facilities to another related party as well as external repair work performed on customer aircraft by BAR, LLC.

Payment terms vary by customer and type of revenue contract. We generally expect that the period of time between payment and transfer of promised goods or services will be less than one year. In such instances, we have elected the practical expedient to not evaluate whether a significant financing component exists. As permitted under the practical expedient available under ASC 606, we do not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which we recognize revenue at the amount which we have the right to invoice for services performed.

Stock Based Compensation

During the year ended December 31, 2021, we granted incentive units (the “Incentive Units”) to selected board members. Within each grant, 80% of the Incentive Units vest annually over a four year period subject to continued service by the grantee (the “Time-Vesting Incentive Units”) and the remaining 20% of the Incentive Units vest upon a qualifying change of control event (the “Exit-Vesting Incentive Units”). Notwithstanding the above, any unvested Time-Vesting Incentive Units will become vested Time-Vesting Incentive Units if a qualifying change of control event occurs prior to the respective award’s four year service- based vesting period. We did not grant any Incentive Units for the quarterly period ended September 30, 2022.

For the Time-Vesting Incentive Units, compensation cost is recognized over the requisite service period on a straight-line basis. Upon a qualifying change of control event change of control, the unrecognized compensation expense related to the Time-Vesting Incentive Units will be recognized when the change of control event is considered probable. For the Exit-Vesting Incentive Units, expense is recognized when a qualifying change of control event is considered probable, which has not occurred as of September 30, 2022. Forfeitures are accounted for as they occur.

Compensation cost for the Incentive Units is measured at their grant-date fair value and is equal to the value of one fair value of one Class D Common Share, which is generally equal to the value of other classes of Bridger Common Shares. The value of Bridger Common Shares is derived through an option pricing model, which incorporates various assumptions. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. Expected volatility was calculated based on the observed equity volatility for comparable companies. The expected time to liquidity event is based on management’s estimate of time to an expected liquidity event. The dividend yield was based on our expected dividend rate. The risk-free interest rate is based on U.S. Treasury zero-coupon issues. The weighted-average assumptions we used in the option pricing model for its 2021 grants are as follows.

Dividend yield (%)	0
Expected volatility (%)	46.5
Risk-free interest rate (%)	1.26
Term (in years)	5.00
Discount for lack of marketability (%)	30

Impairment of Goodwill, Other Intangibles Assets and Long-Lived Assets

Goodwill

Goodwill represents the excess of purchase price over fair value of the net assets acquired in an acquisition. We assess goodwill for impairment as of December 31 annually or more frequently upon an indicator of impairment. Goodwill is tested for impairment at the reporting unit level by first performing a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value.

When we elect to perform a qualitative assessment and conclude it is more likely that the fair value of the reporting unit is less than its carrying value, no further assessment of that reporting unit’s goodwill is necessary. Otherwise, a quantitative assessment is performed and the fair value of the reporting unit is determined. If the carrying value of the reporting unit exceeds its fair value, an impairment loss equal to the excess is recorded. Conditions that would trigger an impairment assessment include, but are not limited to, a significant adverse change in legal factors or the business climate that could affect the value of an asset or an adverse reaction. As of the December 31, 2021 annual goodwill impairment test, no qualitative assessment indicated an impairment of the goodwill. No impairment charge for goodwill was recorded in the nine months ended September 30, 2022 and 2021.

Other Intangibles Assets

Other intangible assets consist of finite-lived intangible assets acquired through our historical business combinations and software developed for internal-use. In accordance with ASC Topic 350-40, Software- Internal-Use Software, we capitalize certain direct costs of developing internal-use software that are incurred in the application development stage, when developing or obtaining software for internal use. Once the internal use software is ready for its intended use, it is amortized on a straight-line basis over its useful life.

Intangible assets with definite lives are reviewed for impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. Conditions that may indicate impairment include, but are not limited to, a significant adverse change in customer demand or business climate that could affect the value of an asset, a product recall or an adverse action or assessment by a regulator. We perform a qualitative assessment of whether it is more likely than not that the other intangibles assets fair value is less than its carrying value. The qualitative impairment assessment includes various factors including macroeconomic conditions, industry and market conditions, cost factors, overall financial performance and any reporting unit specific events. No impairment charge for other intangible assets were recorded for the fiscal years ended December 31, 2021 and 2020, as well as the nine months ended September 30, 2022 and 2021.

Long-Lived Assets

A long-lived asset (including amortizable identifiable intangible assets) or asset group is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. Conditions that may indicate impairment include, but are not limited to, a significant adverse change in customer demand or business climate that could affect the value of an asset, a product recall or an adverse action or assessment by a regulator. When indicators of impairment are present, we evaluate the carrying value of the long-lived assets in relation to the operating performance and future undiscounted cash flows of the underlying assets. We adjust the net book value of the long-lived assets to fair value if the sum of the expected future cash flows is less than book value.

In 2020, we identified impairment indicators within the minority interest in the Côte-Nord Facility which arose from the risk that this entity will not be able to meet its initial growth projections. This facility is currently not in operation and reduced to minimal activity to avoid the obsolescence of its equipment. In 2021, the facility began the process of a bankruptcy filing. These indicators are directly tied to the Côte-Nord Facility’s inability to market its renewable fuel product in the US. Since this viability is dependent on a favorable ruling from the Environmental Protection Agency, we assessed the recoverability of the investment based on an estimated probability of cash flows generated from our saleable product. We recorded an impairment charge of $1.5 million for the year ended December 31, 2020. In 2021, we decided to write-off its loan receivable and associated accrued interest with Côte-Nord for $0.4 million. This decision was made based on the estimation the loan will not be recoverable given the facility’s bankruptcy status.

Equity Method Investments

We use the equity method of accounting for investments when we have the ability to exercise significant influence. After valuing the initial investment, we recognize a proportional share of results of operations.

Judgments regarding the level of influence over each equity method investment include consideration of key factors such as our ownership interest, representation on the board of directors or other management body, participation in policy-making decisions and percentage of our operations relating to our operations. Investments are reviewed periodically for changes in circumstances or the occurrence of events that suggest an other-than-temporary event where the investment may not be recoverable.

Variable Interest Entities

We follow ASC 810-10-15 guidance with respect to accounting for variable interest entities (“VIE”). These entities do not have sufficient equity at risk to finance their activities without additional subordinated financial support from other parties or whose equity investors lack any of the characteristics of a controlling financial interest. A variable interest is an investment or other interest that will absorb portions of a VIE’s expected losses or receive portions of its expected returns and are contractual, ownership or pecuniary in nature and that changes with changes in the fair value of the entity’s net assets. A reporting entity is the primary beneficiary of a VIE and must consolidate it when that party has a variable interest, or combination of variable interests, that provide it with a controlling financial interest. A party is deemed to have a controlling financial interest if it meets both of the power and loss/benefits criteria. The power criterion is the ability to direct the activities of the VIE that most significantly impact its economic performance. The losses/benefits criterion is the obligation to absorb losses from, or right to receive benefits from, the VIE that could potentially be significant to the VIE. The VIE model requires an ongoing reconsideration of whether a reporting entity is the primary beneficiary of a VIE due to changes in the facts and circumstances. Northern Fire and Mountain Air are VIE’s that we consolidate into our financial statements. See “Note 2—Summary of Significant Accounting Policies” in our unaudited condensed consolidated financial statements included in this proxy statement/prospectus for additional information.

On November 7, 2022, we acquired all of the outstanding equity interests of Mountain Air, and it will cease to be accounted for as a VIE in future reporting periods.

Fair Value of Financial Instruments

We follow guidance in ASC 820, Fair Value Measurement, where fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are determined within a framework that establishes a three-tier hierarchy which maximizes the use of observable market data and minimizes the use of unobservable inputs to establish a classification of fair value measurements for disclosure purposes. Inputs may be observable or unobservable. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability based on market data obtained from sources independent of our business. Unobservable inputs reflect our own assumptions about the assumptions market participants would use in pricing the asset or liability based on the information available.

Recent Accounting Pronouncements

For additional information regarding recent accounting pronouncements adopted and under evaluation, refer to Note 2 of the Notes to Consolidated Financial Statements included in this proxy statement/prospectus.

Emerging Growth Company and Smaller Reporting Company Status

Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” as defined in Section 2(A) of the Securities Act of 1933, as amended, from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. JCIC is an “emerging growth company” and has elected to take advantage of the benefits of this extended transition period.

New Bridger will use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and non-public business entities until the earlier of the date New Bridger (a) is no longer an emerging growth company or (b) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. The extended transition period exemptions afforded by New Bridger’s emerging growth company status may make it difficult or impossible to compare New Bridger’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of this exemption because of the potential differences in accounting standards used. Refer to Note 2 of our consolidated financial statements included elsewhere in this proxy statement/prospectus for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the nine months ended September 30, 2022, and the years ended December 31, 2021 and 2020.

New Bridger will remain an “emerging growth company” under the JOBS Act until the earliest of (a) December 31, 2027, (b) the last date of New Bridger’s fiscal year in which New Bridger has total annual gross revenue of at least $1.235 billion, (c) the last date of New Bridger’s fiscal year in which New Bridger is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which New Bridger has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

New Bridger will be a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250.0 million as of the prior September 30, or (ii) our annual revenues exceeds $100.0 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700.0 million as of the prior September 30.

Internal Control Over Financial Reporting

In connection with the audit of our consolidated financial statements as of and for the years ended December 31, 2021 and 2020, we identified two material weaknesses in our internal control over financial reporting. The first material weakness is related to properly accounting for complex transactions within our financial statement closing and reporting process. The second material weakness arises from our failure to design and maintain effective information technology (“IT”) general controls over the IT systems used within the processing of key financial transactions. Specifically, we did not design and maintain user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate company personnel.

In connection with the reviews of our unaudited consolidated financial statements for the nine months ended September 30, 2022 and 2021 and as of September 30, 2022, we identified a material weakness in our internal control over financial reporting related to the period end account reconciliation review and entity level financial statement review controls which did not operate within a sufficient level of precision.

We have begun the process of and are focused on designing and implementing effective internal controls measures to improve our internal control over financial reporting and remediate the material weaknesses, including:

•

actively recruiting additional personnel with knowledge of GAAP, in addition to engaging and utilizing third party consultants and specialists to supplement our internal resources and implementing processes and controls to segregate key functions within our finance systems, as appropriate;

•	designing and implementing a formalized control plan related to IT general controls, including controls related to managing access to financially significant systems within our IT environment; and

•

engaging a third party consultant to assist with evaluating and documenting the design and operating effectiveness of internal controls and assisting with the remediation of deficiencies, as necessary.

While these actions and planned actions are subject to ongoing management evaluation and will require validation and testing of the design and operating effectiveness of internal controls over a sustained period of financial reporting cycles, we are committed to the continuous improvement of our internal control over financial reporting and will continue to diligently review our internal control over financial reporting.

Although we plan to complete this remediation process as quickly as possible, we are unable, at this time, to estimate how long it will take and our efforts may not be successful in remediating the deficiencies or material weaknesses. In addition, even if we are successful in strengthening our controls and procedures, we can give no assurances that in the future such controls and procedures will be adequate to prevent or identify errors or irregularities or to facilitate the fair preparation and presentation of our consolidated financial statements.

EXECUTIVE AND DIRECTOR COMPENSATION OF BRIDGER

This section discusses the material components of the executive compensation program for Bridger’s named executive officers who are identified in the 2021 Summary Compensation Table below. This discussion may contain forward-looking statements that are based on New Bridger’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that New Bridger adopts following the completion of the business combination may differ materially from the existing and currently planned programs summarized or referred to in this discussion.

Overview

We have opted to comply with the executive compensation disclosure rules applicable to emerging growth companies as New Bridger is an emerging growth company. The scaled down disclosure rules are those applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. Such rules, in the context of an S-4 Registration Statement, require compensation disclosure for Bridger’s principal executive officer and its two most highly compensated executive officers other than the principal executive officer whose total compensation for 2021 exceeded $100,000, who were serving as executive officers as of December 31, 2021 and who will continue with the combined company. We refer to these individuals as “named executive officers.” For 2021, Bridger’s named executive officers were:

Timothy Sheehy, Chief Executive Officer;

James Muchmore, Chief Legal Officer; and

McAndrew Rudisill, Chief Investment Officer

We expect that New Bridger’s executive compensation program will evolve to reflect its status as a newly publicly-traded company, while still supporting New Bridger’s overall business and compensation objectives.

2021 Compensation of Named Executive Officers

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of the executive compensation program. In general, Bridger provides a base salary level designed to reflect each executive officer’s scope of responsibility and accountability. Please see the “Salary” column in the 2021 Summary Compensation Table for the base salary amounts received by Messrs. Sheehy, Muchmore and Rudisill in 2021.

Bonus

None of Bridger’s named executive officers received a cash or non-cash bonus with respect to calendar year 2021.

2021 Summary Compensation Table

The following table shows information regarding the compensation of the named executive officers for services performed in the year ended December 31, 2021.

Name and Principal Position	Year	Salary ($)	Total ($)
Timothy Sheehy	2021	450,000	450,000
Chief Executive Officer
James Muchmore	2021	350,000	350,000
Chief Legal Officer
McAndrew Rudisill	2021	325,000	325,000
Chief Investment Officer

Outstanding Equity Awards at 2021 Fiscal Year-End

None of Bridger’s named executive officers received an equity award with respect to calendar year 2021 and none of Bridger’s named executive officers held any equity awards as of the end of calendar year 2021.

Additional Narrative Disclosure

Existing Employment Agreements

Timothy Sheehy

Mr. Sheehy entered into an employment agreement dated December 6, 2018 that provides for his employment as Bridger’s Chief Executive Officer. The agreement provides that Mr. Sheehy will receive an annual base salary of $450,000, which may be increased as may be approved in writing by the board of directors of Bridger. Mr. Sheehy is also entitled to receive a discretionary annual bonus as determined by the board of directors of Bridger in its sole and absolute discretion. Mr. Sheehy’s employment agreement term ended on December 31, 2020 and automatically renews thereafter for one-year periods unless either party provides at least 60 days’ prior notice of non-renewal. The agreement provides that if Mr. Sheehy is terminated without cause (other than due to death or disability) or if he resigns for good reason (as such terms are defined in the agreement), then Mr. Sheehy will be entitled to (i) any unpaid annual bonus in respect of any completed fiscal year that has ended prior to the date of such termination with such amount determined based on actual performance during such fiscal year as determined by the board of directors of Bridger; (ii) a lump sum cash payment equal to (x) 24 months of base salary in effect at the time of termination plus (y) an amount equal to the total value of the annual bonus paid during the fiscal year immediately preceding the year of such termination; and (iii) a lump sum cash payment equal to (18) times the applicable percentage of the COBRA premium cost applicable to Mr. Sheehy (and any dependents). In addition, if Bridger provides notice of non-renewal without cause or Mr. Sheehy provides notice of non-renewal for good reason, then Mr. Sheehy will be entitled to the payments outlined in prongs (i) and (iii) in the immediately preceding sentence (the benefits outlined in this sentence and the immediately preceding sentence, collectively, the “Severance Benefits”). The Severance Benefits will be paid on the sixtieth day following the date of Mr. Sheehy’s termination of employment subject to his execution and non-revocation of a release of claims.

The agreement contains customary confidentiality obligations, non-competition restrictions for two years from the date of termination of employment and non-solicitation restrictions for two years from the date of termination of employment.

James Muchmore

Mr. Muchmore entered into an employment agreement dated August 1, 2018, as amended and restated on December 6, 2018, that provides for his employment as Bridger’s Chief Legal Officer. The agreement provides that Mr. Muchmore will receive an annual base salary of $350,000, which may be increased as may be approved in writing by the board of directors of Bridger. Mr. Muchmore is also entitled to receive a discretionary annual bonus as determined by the board of directors of Bridger in its sole and absolute discretion. Mr. Muchmore’s employment agreement term ended on December 31, 2020 and automatically renews thereafter for one-year periods unless either party provides at least 60 days’ prior notice of non-renewal. Mr. Muchmore’s employment agreement has the same Severance Benefits as those summarized above for Mr. Sheehy.

The agreement contains customary confidentiality obligations, non-competition restrictions for two years from the date of termination of employment and non-solicitation restrictions for two years from the date of termination of employment.

McAndrew Rudisill

Mr. Rudisill entered into an employment agreement dated August 1, 2018, as amended and restated on December 6, 2018, that provides for his employment as Bridger’s Chief Investment Officer. The agreement provides that Mr. Rudisill will receive an annual base salary of $325,000, which may be increased as may be approved in writing by the board of directors of Bridger. Mr. Rudisill is also entitled to receive a discretionary annual bonus as determined by the board of directors of Bridger in its sole and absolute discretion. Mr. Rudisill’s employment agreement term ended on December 31, 2020 and automatically renews thereafter for one-year periods unless either party provides at least 60 days’ prior notice of non-renewal. Mr. Rudisill’s employment agreement has the same Severance Benefits as those summarized above for Mr. Sheehy.

The agreement contains customary confidentiality obligations, non-competition restrictions for two years from the date of termination of employment and non-solicitation restrictions for two years from the date of termination of employment.

401(k) Plan

Bridger maintains a qualified 401(k) savings plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. For calendar year 2021, Bridger did not make any discretionary or matching employer contributions to the 401(k) plan on behalf of the named executive officers.

Director Compensation

Cash fees. With respect to 2021, Dean Heller earned cash fees of $100,000. Debra Coleman joined the board of directors on October 5, 2021; accordingly, instead of the full $100,000 cash fee, per the terms of Ms. Coleman’s offer letter, she received a partial year pro rated cash payment for 2021.

Grant of Bridger Incentive Units (the “Incentive Units”). Ms. Coleman also received an equity award grant as outlined in the 2021 Director Compensation Table.

Modification of Incentive Units. During the year ended December 31, 2020, the Company granted 202,020 Incentive Units to Mr. Heller. In connection with Mr. Heller’s departure from the Board of Directors on October 4, 2021, the vesting of Mr. Heller’s outstanding Incentive Units was accelerated. As of October 4, 2021, Mr. Heller had previously vested in 40,404 of these Incentive Units. As a result of the modification, Mr. Heller vested in an additional 161,616 Incentive Units. The incremental fair value associated with the acceleration of these Incentive Units, calculated in accordance with FASB ASC Topic 718 as of the date modified, is reported below in the Director Compensation Table in the Stock Awards column.

The following table sets forth information for the year ended December 31, 2021 regarding the compensation awarded to certain of Bridger’s non-employee directors. Matt Sheehy and Todd Hirsch do not receive any compensation for their services as members of Bridger’s board of directors.

2021 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Total ($)
Matt Sheehy(1)
Dean Heller	100,000	34,101	(3)	134,101
Debra Coleman	25,205	35,556	(4)	60,761
Todd Hirsch(2)

(1)	Matt Sheehy did not receive any compensation for his services as a member of Bridger’s board of directors.
(2)	Todd Hirsch is a Blackstone appointed director and did not receive any compensation for his services as a member of Bridger’s board of directors.
(3)

With regards to Mr. Heller, the amount included in this column reflects the incremental fair value computed as of the October 4, 2021 modification date in accordance with FASB ASC Topic 718 in connection with the accelerated vesting of the Incentive Units. As of December 31, 2021, Dean Heller held 202,020 Incentive Units all of which were vested.

(4)

Amounts included in this column reflect the aggregate grant date fair value of Incentive Units granted to Ms. Coleman, computed in accordance with FASB ASC Topic 718. Within the grant, 80% of the Incentive Units vest annually over a four year period subject to continued service by the grantee (the “Time-Vesting Incentive Units”) and the remaining 20% of the Incentive Units vest upon a qualifying change of control event (the “Exit-Vesting Incentive Units”). Notwithstanding the above, any unvested Time-Vesting Incentive Units will become vested Time-Vesting Incentive Units if a qualifying change of control event occurs prior to the respective award’s four year service-based vesting period. The achievement of the performance condition for the Exit-Vesting Incentive Units was not deemed probable on the grant date and, accordingly, no value is included in the table for this portion of the award pursuant to the SEC’s disclosure rules. As of December 31, 2021, Debra Coleman held 202,020 Incentive Units all of which were unvested.

Executive Compensation Arrangements – Post-Closing

Following the Closing, New Bridger intends to develop an executive compensation program that is designed to align compensation with New Bridger’s business objectives and the creation of shareholder value, while enabling New Bridger to attract, motivate and retain individuals who contribute to the long-term success of New Bridger. Decisions on the executive compensation program will be made by the compensation committee of the New Bridger’s Board of Directors. We also expect that New Bridger will grant equity-based equity incentive compensation to our executive officers following the Closing.

New Omnibus Incentive Plan

The material terms of the Omnibus Incentive Plan are summarized under the Incentive Plan Proposal. Note, that as described further in the Interests of Bridger’s Directors and Officers in the Business Combination section below, the Omnibus Incentive Plan will be first adopted by Bridger prior to the Closing, with any pre-closing grants made under the Bridger adopted incentive plan, with such grants assumed by New Bridger in connection with the Closing, subject to the approval of the Incentive Plan Proposal.

New Employee Stock Purchase Plan

The material terms of the ESPP are summarized under the ESPP proposal.

Interests of Bridger Directors and Executive Officers in the Business Combination

Bridger’s directors and executive officers have interests in the Business Combination that are different from, or in addition to, those of Bridger’s equityholders. The Bridger Board was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination. These interests include, among other things, the interests listed below:

•

Certain of Bridger’s directors and executive officers are expected to become directors and/or executive officers of New Bridger upon the Closing of the Business Combination. Specifically, the following individuals who are currently executive officers of Bridger are expected to become executive officers of New Bridger upon the Closing of the Business Combination, serving in the offices set forth opposite their names below:

Name	Position
Timothy Sheehy	Chief Executive Officer
McAndrew Rudisill	Chief Investment Officer
Darren Wilkins	Chief Operating Officer
James Muchmore	Chief Legal Officer and Executive Vice President
Eric Gerratt	Chief Financial Officer

•

In addition, the following individuals who are currently members of the board of directors of Bridger are expected to become members of the New Bridger Board upon the closing of the Business Combination: Timothy Sheehy, Matthew Sheehy, McAndrew Rudisill, Todd Hirsch and Debra Coleman.

•

Darren Wilkins and Debra Coleman each hold 202,020 Incentive Units. In connection with the Business Combination, these Incentive Units will be converted into a right to receive the Company Transaction Consideration in accordance with the terms of the Limited Liability Company Agreement of BAGM, pursuant to which such portion of the Company Transaction Consideration will be subject to the same vesting conditions as currently applied to the Incentive Units.

•

Certain members of the board of directors of Bridger and the officers of Bridger beneficially own, directly or indirectly, Bridger Common Shares, and will be entitled to receive a portion of the consideration contemplated by the Merger Agreement upon the consummation of the Business Combination. See the section entitled “Beneficial Ownership of Securities” for a further discussion of the equity interests of Bridger’s directors and named executive officers in the Business Combination.

•

In connection with the Business Combination, New Bridger intends to grant transaction bonuses to the following executive officers and directors: $3,372,500 for Timothy Sheehy with $2,300,000 payable at the Closing and $1,072,500 payable by July 2023, $290,000 for Darren Wilkins with $225,000 payable at the Closing and $65,000 payable by July 2023, $2,372,500 for McAndrew Rudisill with $1,300,000 payable at the Closing and $1,072,500 payable by July 2023, $1,903,750 for James Muchmore with $1,400,000 payable at the Closing and $503,750 payable by July 2023, and $1,662,500 for Matthew Sheehy with $1,500,000 payable at the Closing and $162,500 payable by July 2023.

•

In connection with but prior to the closing of the Business Combination, Bridger will adopt the Omnibus Incentive Plan and intends to make New Award Grants consisting of restricted stock unit awards to certain of its then-current executive officers, senior management team and directors, which Bridger expects will include Timothy Sheehy, Matthew Sheehy, McAndrew Rudisill, James Muchmore, Darren Wilkins and Eric Gerratt. The number of such New Award Grants in the aggregate will be set to be approximately 10% of the New Bridger Common Stock expected to be outstanding immediately after the Closing, after taking into account redemptions by JCIC’s public shareholders. Additional details regarding these New Award Grants are described in the section entitled “Incentive Plan Proposal - New Plan Benefits Table.”

MANAGEMENT OF NEW BRIDGER AFTER THE BUSINESS COMBINATION

Executive Officers and Board of Directors

Following the consummation of the Business Combination, it is expected that the current management of Bridger will become the management of New Bridger. The following sets forth certain information concerning the persons who will serve as New Bridger’s executive officers and directors following the consummation of the Business Combination.

Name	Age	Title
Executive Officers
Timothy Sheehy	36	Chief Executive Officer, Founder and Director
McAndrew Rudisill	43	Chief Investment Officer and Director
Darren Wilkins	49	Chief Operating Officer
James Muchmore	48	Chief Legal Officer and Executive Vice President
Eric Gerratt	51	Chief Financial Officer
Directors
Jeffrey Kelter	68	Chairman of the Board
Todd Hirsch	48	Director
Debra Coleman	49	Director
Robert Savage	54	Director
Matthew Sheehy	42	Director
Wyman Howard	53	Director
Dean Heller	62	Director

Executive Officers

Timothy Sheehy will serve as the Chief Executive Officer and a Class I Director of New Bridger after the Closing. Mr. Sheehy has served as the Chief Executive Officer and a Director of Bridger since 2014. From 2008 until 2014, Mr. Sheehy served as a Navy SEAL officer and team leader. In 2014, Mr. Sheehy left the Navy and co-founded the Company and its affiliate, Ascent Vision Technologies LLC (“Ascent”). Mr. Sheehy is a recipient of the Bronze Star with Valor and Purple Heart and is an active pilot with the Borrower’s Air Attack and Super Scooper fleets. Mr. Sheehy earned his Bachelor of Science in History from the United States Naval Academy. Mr. Sheehy is well qualified to serve on the New Bridger Board due to his significant leadership experience, in both corporate and military settings, as well as his extensive aviation operations background.

McAndrew Rudisill will serve as the Chief Investment Officer and a Class I Director of New Bridger after the Closing. Mr. Rudisill has served as the Chief Investment Officer and director of Bridger since 2017. From 2017 to 2021, Mr. Rudisill was the Chief Investment Officer of Capital Vacations LLC, a resort management company. From 2011 to 2016, Mr. Rudisill was the Chief Executive Officer and President of Emerald Oil, Inc. (“Emerald Oil”), a US oil and gas producer. In March 2016, Emerald Oil filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. In 2007, Mr. Rudisill founded Pelagic Capital Advisors LLC, a private investment fund focused on public and private equity investments, where he served as Managing Partner and Chief Investment Officer from 2007 until 2011. Mr. Rudisill earned a Bachelor of Arts in Economics from Middlebury College. Mr. Rudisill is well qualified to serve on the New Bridger Board due to his strategic investment experience and management experience in both the public and private sectors.

Darren Wilkins will serve as the Chief Operating Officer of New Bridger after the Closing. Mr. Wilkins has served as the Chief Operating Officer of Bridger since August 2019. Mr. Wilkins originally joined the Company in May 2018 as the Director of Airframe Programs. From March 2013 until his retirement in November 2016, Mr. Wilkins served as the Commanding Officer of an EA-18G squadron in Naval Aviation and Air Boss of a deployed aircraft carrier. From January 2017 until April 2018, Mr. Wilkins was the Director of Federal Services for Century Companies, Inc., a construction services company, where he managed highly sensitive construction projects and contracts with the U.S. Department of Defense. Mr. Wilkins earned his Bachelor of Science in Oceanography from the United States Naval Academy and his Master of Arts in National Security and Strategic Studies from the United States Naval War College.

James Muchmore will serve as the Chief Legal Officer and Executive Vice President of New Bridger after the Closing. Mr. Muchmore has served as the Chief Legal Officer and Executive Vice President since 2017. From 2014 until 2016, Mr. Muchmore served as General Counsel to Emerald Oil, Inc., a U.S. oil and gas producer. In March 2016, Emerald Oil filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. From 2000 until 2014, Mr. Muchmore was in private legal practice, focusing on securities transactions, mergers and acquisitions, and the execution of public and private offerings in multiple industries. Mr. Muchmore earned a Bachelor of Arts in Government and Law and English from Lafayette College and a Juris Doctor from Syracuse University College of Law.

Eric Gerratt will serve as the Chief Financial Officer of New Bridger after the Closing. Mr. Gerratt has served as Bridger’s Chief Financial Officer since October 2022. Prior to joining Bridger, Mr. Gerratt served as the Executive Vice President, Chief Financial Officer and Treasurer of US Ecology, Inc., a leader in environmental services from November 2012 to September 2022, and during his time at US Ecology, Inc., Mr. Gerratt helped grow its revenue to nearly $1 billion. Prior to joining US Ecology, Inc., Mr. Gerratt served as Vice President of Accounting for SuperValu, Inc. and held various director level accounting and finance positions at Albertsons, Inc. Mr. Gerratt has also spent six (6) years with PricewaterhouseCoopers LLP. Mr. Gerratt is a Certified Public Accountant and received his Bachelor of Science in Accounting from the University of Idaho.

Non-Employee Directors

Matthew Sheehy will serve as a Class III Director of New Bridger after the Closing. Mr. Sheehy has served as the Co-Founder and Chairman of the Bridger Board since 2014. In addition to his service at Bridger, Mr. Sheehy serves as President and Chief Executive Officer of Tallgrass. He was named CEO July 1, 2022 and has served as President since December 2019. He has been a member of the Board of Directors of Tallgrass since April 2020, and he was Chairman of the Rockies Express Pipeline LLC Board from December 2019 until July 2021. Mr. Sheehy joined Tallgrass in November 2012 and held a number of positions, including Senior Vice President and Chief Commercial Officer of Tallgrass. In addition, he served as the President of Rockies Express Pipeline LLC from December 2013 until July 2017 and as a board member of Rockies Express Pipeline LLC from November 2016 to March 2018. Prior to joining Tallgrass, he served as a Principal and General Partner at Silverhawk Capital Partners LLC. Mr. Sheehy was an Analyst at Wachovia Securities and Wachovia Capital Partners before joining Silverhawk. In addition, Mr. Sheehy has served as the Chairman of Bridger Aerospace Group since July 2018. He earned a Bachelor of Arts degree in Economics from Vanderbilt University in 2002. Mr. Sheehy is well qualified to serve on the New Bridger Board due to his extensive investment, ownership and operational experience in aviation and financial settings, as well as his demonstrated leadership as the Chairman of the Bridger Board.

Todd Hirsch will serve as a Class III Director of New Bridger. Mr. Hirsch has served as a Director of Bridger since December 2018. Since July 2013, Mr. Hirsch has been employed by Blackstone Inc. (NYSE: BX), one of the world’s leading investment firms. Mr. Hirsch is currently a Senior Managing Director in the Tactical Opportunities Fund at Blackstone. Prior to Blackstone, Mr. Hirsch worked at Deutsche Bank (NYSE: DB), an investment bank, where he sourced and structured transactions for a wide range of corporate and institutional clients across multiple products. Mr. Hirsch graduated magna cum laude from Duke University in 1996. Mr. Hirsch is well qualified to serve on the New Bridger Board due to his significant experience structuring corporate and finance transactions in a variety of commercial settings, as well as background in management.

Debra Coleman will serve as a Class II Director of New Bridger after the Closing. Ms. Coleman has served as a Director of Bridger since October 2021. Ms. Coleman retired as a Managing Director in Investment Banking at Bank of America Securities, Inc., a multinational investment banking division of Bank of America (NYSE: BAC). From August 2003 until September 2021, Ms. Coleman worked at Bank of America Securities and

Legacy Merrill Lynch Co., both investment management companies, where she worked on transportation finance, depositions, financials, industrials, and advising corporations and technology firms. Ms. Coleman provided capital raising and merger advisory services for depositories at Sandler O’Neill & Partners, L.P., an investment banking firm and broker dealer, where she was an Associate Director from 1996 until 1999. Ms. Coleman has served as an Independent Director and Chair of the Audit Committee on the Board of Fortress Capital Acquisition Corporation (NYSE: FCAX), a blank check company aimed at acquiring certain businesses and assets, since March 2021. She received a Bachelor of Arts in History and Political Science from Williams College and a Master of Business Administration in Finance from Columbia Business School. Ms. Coleman is well qualified to serve on the New Bridger Board due to her extensive experience leading investment strategy for a broad range of organizations, as well as her background in finance.

Robert Savage will serve as a Class II Director of New Bridger after the Closing. Mr. Savage has served as a Director of JCIC since 2021. Mr. Savage is a Co-Founder and President of KSH Capital since 2015. KSH Capital provides real estate entrepreneurs with capital and expertise to see or grow their platform. KSH Capital is focused on the deployment of the principals’ capital in domestic and international strategies that offer compelling long-term returns. Prior to founding KSH Capital, Mr. Savage was Co-founder, President of KTR from 2005 to 2015, an investment, development and operating company focused exclusively on the industrial property sector in North America. At KTR, Mr. Savage was co-head of the firm’s Investment Committee and responsible for management of the firm’s day-to-day operations, including oversight of capital deployment, portfolio management and capital markets activities. Previously, Mr. Savage was a Partner at Hudson Bay Partners, L.P. a private equity firm focused on investing in real estate-intensive operating businesses. Mr. Savage also worked in the Investment Banking Division at Merrill Lynch & Co. where he specialized in corporate finance and M&A advisory services for REITs, private equity funds and hospitality companies. Mr. Savage is Chairman of the Board of Directors of VolunteerMatch.org, a San Francisco based 501(c)(3) that operates the largest volunteer network in the nonprofit world. Mr. Savage is a member of the Board of Trustees of Mount Sinai and the Taft School and is Director of Environmental Waste International Inc. (TSX: EWS). He was previously Chairman of the Board of Directors of New Senior Investment Group (NYSE: SNR). Mr. Savage received a A.B. in Business Economics and Urban Studies from Brown University. Mr. Savage is well qualified to serve on the New Bridger Board due to his significant experience leading the strategic growth and development of companies, as well as his management background with respect to investment of capital.

Jeffrey Kelter will serve as the Chairman of New Bridger and a Class III Director after the Closing. Mr. Kelter has served as a Director of JCIC since 2021. Mr. Kelter is a Co-Founder and a Partner of KSH Capital since 2015. KSH Capital provides real estate entrepreneurs with capital and expertise to seed or grow their platform. KSH Capital is focused on the deployment of the principals’ capital in domestic and international strategies that offer compelling long-term returns. Prior to founding KSH Capital, Mr. Kelter was a Founding Partner and Chief Executive Officer of KTR Capital Partners (“KTR”) from 2005 to 2015, a leading private equity real estate investment and operating company focused on the industrial property sector in North America. KTR and its commingled investment funds were sold in May 2015 to a joint venture of Prologis Inc. and Norges Bank Investment Management. Since its inception in 2004, KTR had raised three funds which totaled over $7.0 billion of investment capacity. Prior to founding KTR, Mr. Kelter was President, Chief Executive Officer and Trustee of Keystone Property Trust, an industrial real estate investment trust. Mr. Kelter founded the predecessor to Keystone in 1982, and took the company public in 1997, where he and the management team directed its operations until its sale in 2004 to Prologis. Prior to forming Keystone, he served as president and CEO of Penn Square Properties, Inc. in Philadelphia, Pennsylvania, a real estate company which he founded in 1982. Mr. Kelter currently serves on the Board of Directors of Invitation Homes (NYSE: INVH). From January 2014 to November 2017, Mr. Kelter served on the Board of Starwood Waypoint Homes, its predecessor. Mr. Kelter currently serves as a trustee of the Urban Land Institute, Cold Spring Harbor Laboratory, Westminster School and Trinity College. Mr. Kelter formerly served on the Board of Gramercy Property Trust (NYSE: GPT) from 2015 to 2018. Mr. Kelter received a B.A. in Urban Studies from Trinity College. Mr. Kelter is well qualified to serve as the Chairman of the New Bridger Board due to his extensive experience founding and growing successful companies, as well as his significant executive leadership background.

Wyman Howard will serve as a Class I Director of New Bridger after the Closing. Mr. Howard retired from the U.S. Navy in September 2022 as Rear Admiral (Upper Half) with over thirty-two (32) years in the SEAL Teams and Joint Special Operations. Mr. Howard has had multiple tours in command of Special Operations Joint Task Forces and was among the first to deploy into Afghanistan following the attacks of September 11, 2001. The combat contributions of the teams Mr. Howard commanded, and with whom he served, were recognized with five (5) Presidential Unit Citations, Navy Unit Commendation medal and four (4) Joint Meritorious Unit Awards. Mr. Howard graduated from the United States Naval Academy and holds a Master of Business Administration from the TRIUM consortium of the London School of Economics, HEC Paris School of Management, and New York University’s Stern School of Business. Mr. Howard holds a Master of Science in National Security and Resource Strategy with a focus on commercial, civil and military space sectors from the Eisenhower School and a Professional Certificate in Artificial Intelligence and Business Strategy from the Massachusetts Institute of Technology’s Computer Science and Artificial Intelligence Laboratory. Mr. Howard’s joint, interagency and intelligence experience include service as the second Director of Operations for the National Geospatial-Intelligence Agency in 2016 and as the Commander, Naval Special Warfare Command from 2020 to 2022, which are equivalent leadership roles of a Chief Operating Officer and Chief Executive Officer, respectively. Mr. Howard is acknowledged for his leadership in designing new irregular deterrence capabilities and options that increase Unites States leverage to deter the nation’s adversaries. He is well qualified to serve on the New Bridger Board due to his distinctive leadership, at the strategic, operational and tactical levels, where he was at the helm in command for outcomes that advanced the security of the United States and its allies. He has a unique sensitivity to geo-strategic risk and a deep set of intelligence, interagency and foreign partner relationships set on a foundation of trust and the culture for humility and stewardship he established during his career as a Naval Officer.

Dean Heller will serve as a Class II Director of New Bridger after the Closing. From May 2011 until his retirement in January 2019, Mr. Heller served as a Senator from Nevada in the United States Senate. During his time in the Senate, Mr. Heller served on the Committees on Finance, Banking, Veterans’ Affairs and Commerce. Prior to his service in the Senate, Mr. Heller was the United States Representative for Nevada’s Second Congressional District. Mr. Heller has also previously served as Nevada’s Secretary of State and in the Nevada State Assembly representing Carson City. Prior to his political career, Mr. Heller worked as a broker on the Pacific Stock Exchange as an institutional equities trader and also served as a banking Municipal Finance Representative. Mr. Heller received a Bachelor of Science in Business Administration from the University of Southern California. Mr. Heller received the Distinguished USC Alumni Award from the University of Southern California Marshall School of Business in 2012. From January 2019 through September 2021, Mr. Heller served as a director of Toyota Motor Company. Mr. Heller is well qualified to serve on the New Bridger Board due to his significant experience and in-depth knowledge in the areas of public policy and governmental matters and demonstrated leadership experience serving in the United States Senate and House of Representatives, as well as his background in business and finance.

Corporate Governance

Director Independence

As a result of the New Bridger Common Stock being listed on Nasdaq following consummation of the Business Combination, it will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of the Business Combination, the JCIC Board expects to undertake a review of the independence of the individuals named above. We anticipate that prior to the consummation of the Business Combination, the JCIC Board will determine that each of [●] qualifies as “independent” as defined under the applicable Nasdaq rules.

Family Relationship

Mr. Timothy Sheehy, New Bridger’s Chief Executive Officer and Director, is the brother of Mr. Matthew Sheehy, Bridger’s Chairman and a Director of the New Bridger Board. There are no other family relationships among any of New Bridger’s directors or executive officers that are required to be disclosed by Regulation S-K.

Composition of the New Bridger Board After the Business Combination

New Bridger’s business and affairs will be managed under the direction of its board of directors. Following the adoption of the Proposed Certificate of Incorporation in connection with the Business Combination, the New Bridger Board will be divided into three classes, designated as Class I, Class II and Class III, with each class initially consisting of three (3) directors. The directors first elected to Class I will hold office for a term expiring at the first annual meeting of stockholders following the consummation of the Business Combination; the directors first elected to Class II will hold office for a term expiring at the second annual meeting of stockholders following the consummation of the Business Combination; and the directors first elected to Class III will hold office for a term expiring at the third annual meeting of stockholders following the consummation of the Business Combination. At each succeeding annual meeting of the stockholders of New Bridger, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Pursuant to the Stockholders Agreement, the BTO Stockholders, collectively, will have the right, but not the obligation, to nominate for election to the New Bridger Board up to two (2) directors, for so long as the BTO Entities (as defined in the Stockholders Agreement) collectively beneficially own (directly or indirectly) at least 10% of the outstanding Stock (as defined in the Stockholders Agreement); and (ii) one (1) director, for so long as the BTO Entities collectively beneficially own (directly or indirectly) less than 10% of the outstanding Stock, but at least 33% of the shares of Stock held by the BTO Entities as of the Closing. In addition, for so long as the BTO Entities have such nomination rights, the New Bridger Board will use reasonable best efforts to cause any committee of the New Bridger Board to include in its membership at least one director nominated by the BTO Stockholders provided that such individual satisfies all applicable SEC and stock exchange requirements. In the event that a vacancy is created at any time by the death, disqualification, resignation or removal of a director nominated by BTO Stockholders, the BTO Stockholders, collectively, shall have the right to designate a replacement to fill such vacancy. Ms. Coleman and Mr. Hirsch will be the initial BTO Stockholders director designees. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal —Summary of the Ancillary Agreements — Form of Stockholders Agreement” for additional information.

Board Committees

Following the closing of the Business Combination, the standing committees of the New Bridger Board will consist of an audit committee, a compensation committee and a nominating and corporate governance committee. From time to time, the New Bridger Board may establish other committees, including special committees as it deems necessary and advisable to address specific issues. Following the completion of the Business Combination, New Bridger’s committee charters will be posted on its website, [●], as required by applicable SEC and Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.

Pursuant to the Stockholders Agreement, Bridger Element and its equityholders, to the extent they collectively beneficially own (directly or indirectly) at least 10% of the outstanding Stock will have the right, but not the obligation, to nominate the Chairperson of the Compensation and Nominating and Corporate Governance Committees of the Board, subject to satisfaction of applicable SEC and stock exchange requirements.

New Bridger’s Chief Executive Officer and other executive officers will regularly report to the non-executive directors and each standing committee to ensure effective and efficient oversight of its activities and to assist in proper risk management and the ongoing evaluation of management controls.

Audit Committee

The members of New Bridger’s audit committee will consist of [●], with [●] serving as the chair of the committee. We anticipate that prior to the completion of the Business Combination, the New Bridger Board will determine that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act, as amended, Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. Each member of New Bridger’s audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In making this determination, the New Bridger Board will examine each audit committee member’s scope of experience and the nature of their prior and/or current employment.

We anticipate that prior to the completion of the Business Combination, the New Bridger Board will determine that [●] qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq rules. In making this determination, the New Bridger Board will consider [●]’s formal education and previous and current experience in financial and accounting roles. Both New Bridger’s independent registered public accounting firm and management periodically will meet privately with New Bridger’s audit committee.

The audit committee’s responsibilities will include, among other things:

•	appointing, retaining, setting compensation of, and supervising New Bridger’s independent registered public accounting firm (the “Independent Auditor”);

•	reviewing the results and scope of the audit and other accounting related services and reviewing New Bridger’s accounting practices;

•	monitoring systems of internal accounting and disclosure controls;

•	overseeing New Bridger’s accounting and financial reporting processes and the audit of New Bridger’s financial statements;

•	overseeing New Bridger’s compliance with legal and regulatory requirements;

•	reviewing the qualifications and independence of the Independent Auditor; and

•	reviewing the performance of New Bridger’s internal auditing function and the Independent Auditor.

We believe that the composition and functioning of New Bridger’s audit committee will meet the requirements for independence under the current Nasdaq listing standards.

Compensation Committee

The members of New Bridger’s compensation committee will consist of [●], with [●] serving as the chair of the committee. [●] are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act. We anticipate that prior to the completion of the Business Combination, the New Bridger Board will determine that [●] are “independent” as defined under the applicable Nasdaq listing standards, including the standards specific to members of a compensation committee.

The compensation committee’s responsibilities include, among other things:

•	reviewing and approving compensation paid to New Bridger’s officers and directors;

•	administering New Bridger’s incentive compensation plans, including authority to make and modify awards under such plans;

•	preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC; and

•	discharging the Board’s responsibilities relating to compensation of New Bridger’s executive officers and directors.

We believe that the composition and functioning of New Bridger’s compensation committee will meet the requirements for independence under the current Nasdaq listing standards.

Nominating and Corporate Governance Committee

The members of New Bridger’s nominating and corporate governance committee will consist of [•], with [•] serving as the chair of the committee. We anticipate that prior to the completion of the Business Combination, the New Bridger Board will determine that each of these individuals is “independent” as defined under the applicable listing standards of Nasdaq and SEC rules and regulations.

The nominating and corporate governance committee’s responsibilities include, among other things:

•	oversee the selection of persons to be nominated to serve on the New Bridger Board;

•

reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the New Bridger Board select, the director nominees for the next annual meeting of stockholders;

•	develop and recommend to the New Bridger Board a set of corporate governance guidelines applicable to New Bridger; and

•	oversee the annual performance evaluation of the New Bridger Board and its committees.

We believe that the composition and functioning of New Bridger’s nominating and corporate governance committee will meet the requirements for independence under the current Nasdaq listing standards.

Code of Ethics

New Bridger will adopt a code of ethical business conduct that applies to all of its directors, officers and Employees, which will be adopted by New Bridger at the closing and will be available on New Bridger’s website upon the completion of the Business Combination. New Bridger’s code of business conduct will be a “code of ethics”, as defined in Item 406(b) of Regulation S-K. Please note that New Bridger’s internet website address is provided as an inactive textual reference only. New Bridger will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its internet website.

Risk Oversight

Upon the consummation of Business Combination, one of the key functions of the New Bridger Board will be informed oversight of New Bridger’s risk management process. The New Bridger Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the New Bridger Board as a whole, as well as through various standing committees of the New Bridger Board that address risks inherent in their respective areas of oversight.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table and accompanying footnotes set forth information with respect to (i) the beneficial ownership of JCIC Class A Ordinary Shares and JCIC Class B Ordinary Shares, as of [●], 2022, the record date for the extraordinary general meeting and (ii) the expected beneficial ownership of New Bridger Common Stock immediately following the consummation of the Business Combination, assuming the no redemption scenario, and alternatively, assuming the maximum redemption scenario, for:

•

each person known by JCIC to be, or who is expected to be upon consummation of the Business Combination, the beneficial owner of more than 5% of any class of outstanding New Bridger Common Stock, based on Bridger’s shareholder listing as of August 3, 2022;

•	each member of the JCIC Board and each of JCIC’s executive officers who beneficially owns JCIC Ordinary Shares;

•

each person who will become a member of the New Bridger Board or an executive officer of New Bridger upon the consummation of the Business Combination who is expected to beneficially own shares of New Bridger Common Stock, based on Bridger’s shareholder listing as of August 3, 2022; and

•

all of the members of the JCIC Board and JCIC’s executive officers as a group, and all members of the New Bridger Board and the executive officers of New Bridger following consummation of the Business Combination, as a group.

As of July 25, 2022, JCIC had 43,125,000 JCIC Ordinary Shares issued and outstanding, consisting of (i) 34,500,000 shares of JCIC Class A Ordinary Shares owned by one (1) holder of record and (ii) 8,625,000 shares of JCIC Class B Ordinary Shares owned by four (4) holders of record. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

The number of shares and the percentages of beneficial ownership below on a pre-Business Combination basis are based on the number of JCIC Ordinary Shares issued and outstanding as of [●], 2022. In computing the number of JCIC Ordinary Shares beneficially owned by a person and the percentage ownership of such person, JCIC deemed to be outstanding all JCIC Ordinary Shares subject to options held by the person that are currently exercisable or exercisable within 60 days of [●], 2022. JCIC did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

The expected beneficial ownership of shares of New Bridger Common Stock post-Business Combination, assuming the no redemption scenario, has been determined based upon the assumptions: (i) no public shareholder has exercised its redemption rights to receive cash from the trust account in exchange for its public shares, (ii) 39,536,771 shares of New Bridger Common Stock are issued to the former equityholders of Bridger as consideration in the Merger (for the avoidance of doubt, excluding shares reserved for issuance in respect of securities that were, prior to the consummation of the Business Combination, convertible into or exercisable for shares of Bridger capital stock), (iii) there will be an aggregate of 21,062,226.74 shares of New Bridger Common Stock reserved for issuance in respect of New Award Grants, of which 2,395,393 shares will be fully vested and outstanding as of the Closing, (iv) no holders of Bridger Series C Preferred Shares exercise their conversion rights prior to or concurrent with the Closing, (v) all 8,625,000 JCIC Class B Ordinary Shares shall have converted into 8,625,000 shares of New Bridger Common Stock (including the Sponsor Earnout Shares), and (vi) none of the JCIC Public Warrants or JCIC Private Placement Warrants have been exercised; and (vii) there will be an aggregate of 85,057,164 shares of New Bridger Common Stock issued and outstanding at the closing of the Business Combination (including the Sponsor Earnout Shares).

The expected beneficial ownership of shares of New Bridger Common Stock post-Business Combination, assuming the maximum redemption scenario, has been determined based upon the same assumptions set forth above, except that the maximum redemption scenario assumes that (i) public shareholders have exercised their redemption rights to receive cash from the trust account in exchange for 34,500,000 public shares in the aggregate, (ii) that Sponsor receives 100,000 shares of New Bridger Common Stock at Closing in satisfaction of the expected outstanding balance of the $1.0 million promissory note between JCIC and the Sponsor, (iii) there will be an aggregate of 15,110,976.74 shares of New Bridger Common Stock reserved for issuance in respect of New Award Grants, of which 1,572,582 shares will be fully vested and outstanding as of the Closing, (iv) all remaining 4,275,000 JCIC Class B Ordinary Shares, after giving effect to the Sponsor forfeiture, shall have converted into 4,275,000 shares of New Bridger Common Stock (including the Sponsor Earnout Shares), and (v) there will be an aggregate of 45,559,353 shares of New Bridger Common Stock issued and outstanding at the closing of the Business Combination (including the Sponsor Earnout Shares).

If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under the title “After the Business Combination” in the following table will be different.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. Holders of Bridger Series C Preferred Shares will receive shares of New Bridger Series A Preferred Stock upon Closing, which are convertible at the election of the holders based on the Series A Preferred Stated Value and the conversion price of: (i) for conversion within thirty (30) days after the Closing, $9.00 per share and (ii) for conversion after thirty (30) days after the Closing, $11.00 per share. In calculating percentages of shares of New Bridger Common Stock owned by any holder of Bridger Series C Preferred Shares, we have assumed that particular holder has exercised its conversion rights at a conversion price of $11.00 per share 31 days after the Closing and treated as outstanding the number of shares of New Bridger Common Stock issuable to that particular holder upon conversion of that particular holder’s shares of New Bridger Series A Preferred Stock, and we did not assume the conversion or exercise of any other holder’s New Bridger Series A Preferred Stock or warrants, as the case may be, in calculating the percentage ownership of any other holder listed below.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned ordinary shares or common stock, as applicable.

	Before the Business Combination						After the Business Combination
	Class A Ordinary Shares		Class B Ordinary Shares				No Redemption Scenario Common Stock			Maximum Redemption Scenario Common Stock
Name and Address of Beneficial Owner†	Number of Shares	% of Class	Number of Shares		% of Class	% of Total Voting Power**	Number of Shares		% of Outstanding Shares	Number of Shares		% of Outstanding Shares
JCIC Sponsor LLC(2)	—	—	8,550,000	(3)	99.1%	19.8%	8,550,000	(3)	10.1%	$4,375,000	(3)	9.6%
Jeffrey E. Kelter	—	—	8,550,000	(3)	99.1%	19.8%	8,550,000	(3)	10.1%	4,375,000	(3)	9.6%
Robert F. Savage	—	—	8,550,000	(3)	99.1%	19.8%	8,550,000	(3)	10.1%	4,375,000	(3)	9.6%
Thomas Jermoluk	—	—	8,550,000	(3)	99.1%	19.8%	8,550,000	(3)	10.1%	4,375,000	(3)	9.6%
James H. Clark	—	—	—		—	—	—		—	—		—
Lauren D. Ores	—	—	—		—	—	—		—	—		—
Heather Hartnett	—	—	25,000		*	*	25,000		*	25,000		*
Samir Kaul	—	—	25,000		*	*	25,000		*	25,000		*
Richard Noll	—	—	25,000		*	*	25,000		*	25,000		*
All directors and executive officers of JCIC as a group (8 individuals)	—	—	8,625,000		100%	20%	8,625,000		10.1%	4,450,000		9.8%
Directors and Named Executive Officers of New Bridger After Consummation of the Business Combination††
Jeffrey E. Kelter	—	—	8,550,000	(3)	99.1%	—	8,550,000		10.1%	4,375,000	(3)	9.6%
Robert F. Savage	—	—	8,550,000	(3)	19.8%	—	8,550,000		10.1%	4,375,000	(3)	9.6%
Timothy Sheehy(4)	—	—	—		—	—	8,772,921		10.3%	8,722,921		19.1%
McAndrew Rudisill(5)	—	—	—		—	—	5,164,413		6.1%	5,164,413		11.3%

	Before the Business Combination						After the Business Combination
	Class A Ordinary Shares			Class B Ordinary Shares			No Redemption Scenario Common Stock		Maximum Redemption Scenario Common Stock
Name and Address of Beneficial Owner†	Number of Shares		% of Class	Number of Shares	% of Class	% of Total Voting Power**	Number of Shares	% of Outstanding Shares	Number of Shares	% of Outstanding Shares
Debra Coleman(6)	—		—	—	—	—	196,700	0.2%	196,700	0.4%
Matthew Sheehy(7)	—		—	—	—	—	9,599,685	11.3%	9,559,685	21.1%
Todd Hirsch	—		—	—	—	—	0	0%	0	0%
James Muchmore(8)	—		—	—	—	—	1,894,847	2.2%	1,894,847	4.2%
Wyman Howard	—		—	—	—	—	0	0%	0	0%
Dean Heller(9)	—		—	—	—	—	196,700	0.2%	196,700	0.4%
All Directors and Executive Officers of New Bridger After Consummation of the Business Combination (12 individuals)	—		—	8,550,000	99.1%	19.8%	34,521,966	40.6%	30,346,966	66.6%
Other 5% Shareholders
Aristeia Capital, LLC(10)	2,096,780	(11)	6.1%	—	—	4.9%	2,096,780	2.5%	—	—
Adage Capital Partners, LLC(11)	1,750,000		5.1%			4.1%	1,750,000	2.1%	—	—
Blackstone(12)	—		—	—	—	—	9,736,666	11.4%	9,736,666	21.4%
JP Morgan Chase Funding Inc.(13)	—		—	—	—	—	25,085,895	22.8%	25,085,895	35.5%

*	Denotes less than 1%.
**	Percentage of total voting power represents voting power with respect to all JCIC Class A Ordinary Shares and JCIC Class B Ordinary Shares, as a single class.
†	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Jack Creek Investment Corp., 386 Park Avenue South, FL 20 New York, NY 10016.
††	Unless otherwise noted, the business address of each of the following individuals after the Closing is c/o Bridger Aerospace Holdings, Inc., 90 Aviation Lane Belgrade, MT 59714.
(2)

Interests shown prior to the Business Combination consist solely of founder shares, classified as JCIC Class B Ordinary Shares, and after the Business Combination include the Sponsor Earnout Shares. The founder shares are convertible into New Bridger Common Stock on a one-for-one basis, subject to adjustment pursuant to the anti-dilution provisions contained therein. Pursuant to the Stockholders Agreement, the Sponsor has agreed to vote for certain nominees to the New Bridger Board. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal —Summary of the Ancillary Agreements — Form of Stockholders Agreement” for additional information.

(3)	The shares are held by Sponsor. Sponsor is controlled indirectly by Messrs. Kelter, Savage and Jermoluk.
4

Consists of shares of New Bridger Common Stock issuable to Mr. Timothy Sheehy in exchange for 8,958,835.7 outstanding Bridger Common Shares currently held by Bridger Element, LLC (“Bridger Element”), which equity interests are expected to be distributed to Bridger Element’s equityholders in connection with the Closing. Pursuant to the Stockholders Agreement, Mr. Timothy Sheehy will be obligated to vote for certain nominees to the New Bridger Board. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Ancillary Agreements — Form of Stockholders Agreement” for additional information. This individual may receive additional shares of New Bridger Common Stock in respect of an additional award as part of the New Award Grants. The allocation of the New Award Grants and the individual vesting schedules have not been finally determined as of the date of this proxy statement/prospectus. As a result, this individual may hold a higher number of New Bridger Common Stock after the Business Combination than reflected on the table above.

5

Consists of shares of New Bridger Common Stock issuable to Mr. Rudisill in exchange for 5,304,086.8 outstanding Bridger Common Shares currently held by Bridger Element, which equity interests are expected to be distributed to Bridger Element’s equityholders in connection with the Closing. Pursuant to the Stockholders Agreement, Mr. Rudisill will be obligated to vote for certain nominees to the New Bridger Board. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal —

Summary of the Ancillary Agreements — Form of Stockholders Agreement” for additional information. This individual may receive additional shares of New Bridger Common Stock in respect of an additional award as part of the New Award Grants. The allocation of the New Award Grants and the individual vesting schedules have not been finally determined as of the date of this proxy statement/prospectus. As a result, this individual may hold a higher number of New Bridger Common Stock after the Business Combination than reflected on the table above.
6

Consists of shares of New Bridger Common Stock issuable to Ms. Coleman in exchange for 202,020.20 outstanding Bridger Common Shares currently held by BAGM Holdings, LLC (“BAGM”), which equity interests are expected to be distributed to BAGM’s equityholders in connection with the Closing.

7

Consists of shares of New Bridger Common Stock issuable to Mr. Matthew Sheehy in exchange for 9,859,311.7 outstanding Bridger Common Shares currently held by Bridger Element, which equity interests are expected to be distributed to Bridger Element’s equityholders in connection with the Closing. Pursuant to the Stockholders Agreement, Mr. Matthew Sheehy will be obligated to vote for certain nominees to the New Bridger Board. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Ancillary Agreements — Form of Stockholders Agreement” for additional information. This individual may receive additional shares of New Bridger Common Stock in respect of an additional award as part of the New Award Grants. The allocation of the New Award Grants and the individual vesting schedules have not been finally determined as of the date of this proxy statement/prospectus. As a result, this individual may hold a higher number of New Bridger Common Stock after the Business Combination than reflected on the table above.

8

Consists of shares of New Bridger Common Stock issuable to Mr. Muchmore in exchange for 1,946,093.7 outstanding Bridger Common Shares currently held by Bridger Element, which equity interests are expected to be distributed to Bridger Element’s equityholders in connection with the Closing. Pursuant to the Stockholders Agreement, Mr. Muchmore will be obligated to vote for certain nominees to the New Bridger Board. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Ancillary Agreements — Form of Stockholders Agreement” for additional information. This individual may receive additional shares of New Bridger Common Stock in respect of an additional award as part of the New Award Grants. The allocation of the New Award Grants and the individual vesting schedules have not been finally determined as of the date of this proxy statement/prospectus. As a result, this individual may hold a higher number of New Bridger Common Stock after the Business Combination than reflected on the table above.

9

Consists of shares of New Bridger Common Stock issuable to Mr. Heller in exchange for 202,020.20 outstanding Bridger Common Shares currently held by BAGM, which equity interests are expected to be distributed to BAGM’s equityholders in connection with the Closing.

(10)	Based solely on the 13G filed with the SEC on February 14, 2022. The address of the principal business office of Aristeia Capital, L.L.C. is One Greenwich Plaza, 3rd Floor, Greenwich, CT 06830.
(11)

Based solely on the Schedule 13G filed with the SEC on May 3, 2021. Each of Adage Capital Partners, L.P., Adage Capital Partners GP, L.L.C, Adage Capital Advisors, L.L.C., Robert Atchinson and Philip Gross share voting and dispositive power with regard to 1,750,000 ordinary shares. The business address for each is 200 Clarendon Street, 52nd Floor, Boston Massachusetts 02116.

(12)

Consists of 9,756,129.50 Bridger Class B Common Shares held by BTO Grannus Holdings III – NQ LLC (“BTO Grannus III”), 168,520.50 Bridger Class C Common Shares held by Blackstone Tactical Opportunities Fund – FD L.P. (“BTOF FD”) and 75,350.00 Bridger Class C Common Shares held by Blackstone Family Tactical Opportunities Investment Partnership III – NQ – ESC L.P. (“BFTOIP III”).

BTO Grannus III is managed by Grannus Holdings Manager – NQ L.L.C. The general partner of BFTOIP III is BTO – NQ Side-by-Side GP L.L.C. The sole member of BTO-NQ Side-by-Side GP L.L.C. is Blackstone Holdings II L.P. The general partner with management authority over BTOF FD with respect to the Bridger Class C Common Shares held thereby is Blackstone Tactical Opportunities Associates III – NQ L.P. The general partner of Blackstone Tactical Opportunities Associates III – NQ L.P. is BTO DE GP – NQ L.L.C. The managing member of BTO DE GP – NQ L.L.C. is Blackstone Holdings II L.P. The general partner of Blackstone Holdings II L.P. is Blackstone Holdings I/II GP L.L.C. The sole member of

Blackstone Holdings I/II GP L.L.C. is Blackstone Inc. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. In connection with the Transactions, it is expected that BTO Grannus III, BTOF FD, BFTOIP III and each of their successors in interest to the Bridger Class B Common Shares, Bridger Class C Common Shares and/or New Bridger Common Stock may engage in certain affiliate transfers (or series thereof) of Bridger Class B Common Shares, Bridger Class C Common Shares and/or New Bridger Common Stock.

Each of the Blackstone entities described in this footnote and Mr. Schwarzman (other than to the extent it or he directly holds securities as described herein) may be deemed to beneficially own the securities directly or indirectly controlled by such Blackstone entities or him, but each disclaims beneficial ownership of such securities. The address of each of such Blackstone entities and Mr. Schwarzman is c/o Blackstone Inc., 345 Park Avenue, New York, New York 10154.

Pursuant to the Stockholders Agreement, Blackstone has agreed to vote for certain nominees to the New Bridger Board. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal —Summary of the Ancillary Agreements — Form of Stockholders Agreement” for additional information.

(13)

Consists of 263,157.89 Bridger Series C Preferred Shares. JPMorgan Chase Funding Inc. is a wholly-owned subsidiary of publicly traded JPMorgan Chase & Co., the board of directors and chief executive officer of which are identified in JPMorgan Chase & Co.’s filings with the SEC. The address for JPMorgan Chase Funding Inc. is 383 Madison Avenue, New York, NY 10179.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

JCIC

Founder Shares

On August 24, 2020 the Sponsor paid an aggregate of $25,000, or approximately $0.003 per share, to cover certain JCIC expenses in consideration of 8,625,000 JCIC Class B Ordinary Shares, par value $0.0001 per share. The number of JCIC Class B Ordinary Shares issued was determined based on the expectation that such JCIC Class B Ordinary Shares would represent 20% of the outstanding shares upon completion of the offering. On September 25, 2020, the Sponsor transferred 25,000 JCIC Class B Ordinary Shares to each of Heather Hartnett and Samir Kaul, each of whom serve on the JCIC Board, at their original per share purchase price. On January 13, 2021, the Sponsor surrendered 1,437,500 JCIC Class B Ordinary Shares to JCIC for cancellation for no consideration. On January 21, 2021, JCIC effected a share capitalization of 1,437,500 JCIC Class B Ordinary Shares, resulting in an aggregate of 8,625,000 JCIC Class B Ordinary Shares outstanding. On March 8, 2021, the Sponsor transferred 25,000 JCIC Class B Ordinary Shares to Richard Noll, who serves on the JCIC Board, at their original per share purchase price.

JCIC Private Placement Warrants

On January 26, 2021, JCIC completed the sale to the Sponsor of an aggregate of 9,400,000 JCIC Private Placement Warrants for a purchase price of $1.00 per whole warrant for an aggregate of $9,400,000. Each JCIC Private Placement Warrant entitles the holder to purchase one JCIC Class A Ordinary Share at $11.50 per share. The JCIC Private Placement Warrants (including the JCIC Class A Ordinary Shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion by JCIC of an initial business combination and entitles the holders thereof to certain registration rights

Original Sponsor Letter Agreement

On January 26, 2021, JCIC entered into the Sponsor Letter Agreement with the Sponsor, pursuant to which, among other things, the Sponsor agreed to vote all JCIC Class B Ordinary Shares held by it to approve a proposed business combination (including any proposals recommended by the JCIC Board in connection with such business combination and not to redeem any JCIC shares held by them in connection with such shareholder approval in order to induce JCIC and the underwriters in JCIC’s initial public offering to enter into an underwriting agreement and to proceed with JCIC’s initial public offering.

Sponsor Agreement

On August 3, 2022, in connection with the execution of the Merger Agreement, JCIC, the Sponsor Persons and New Bridger entered into the Sponsor Agreement, pursuant to which, among other things, the Sponsor agreed to a forfeiture, effective as of immediately prior to the Closing, of the number of JCIC Class B Ordinary Shares equal to the sum of (a) 8,550,000 minus the number of Available Sponsor Shares (as defined below), and (b) if the Trust Amount after allocating funds to the JCIC Shareholder Redemption is less than $20,000,000, (i) the excess of the aggregate of fees and expenses for legal counsel, accounting advisors, external auditors and financial advisors incurred by JCIC in connection with the Transactions prior to Closing, but excluding any deferred underwriting fees, over $6,500,000, if any, divided by (ii) $10.00.

In addition, pursuant to the Sponsor Agreement, the Sponsor agreed to subject the Earnout Shares to a performance-based vesting schedule such that 50% of the Earnout Shares will vest on the first date during the Earnout Period on which the VWAP of New Bridger Common Stock is greater than $11.50 for a period of at least twenty (20) days out of thirty (30) consecutive trading days and 50% of the Earnout Shares will vest on the first date during the Earnout Period on which the volume-weighted average closing sale price of a share of New Bridger Common Stock is greater than $13.00 for a period of at least twenty (20) days out of thirty (30) consecutive trading days.

If the Trust Amount after deducting all amounts payable in respect of the JCIC Shareholder Redemption is less than $50,000,000, then immediately prior to Closing, each of JCIC and the Sponsor agreed to convert any outstanding loan balance under a promissory note between JCIC and the Sponsor, under which $800,000 has been drawn as of the date hereof, into a number of JCIC Class A Ordinary Shares equal to the amount of outstanding loan balance under such promissory note divided by $10.00, rounded up to the nearest whole share.

Stockholders Agreement

In connection with the execution of the Merger Agreement, New Bridger, the Sponsor, the Founder Stockholders and the BTO Stockholders have agreed to enter into the Stockholders Agreement at the Closing. Pursuant to terms of the Stockholders Agreement, effective as of the Closing Date, the New Bridger Board is anticipated to be comprised of nine directors.

Following the Closing, the BTO Stockholders, collectively, will have the right, but not the obligation, to nominate for election to the New Bridger Board (i) up to two (2) directors, for so long as the BTO Entities (as defined in the Stockholders Agreement) collectively beneficially own (directly or indirectly) at least 10% of the outstanding Stock (as defined in the Stockholders Agreement); and (ii) one (1) director, for so long as the BTO Entities collectively beneficially own (directly or indirectly) less than 10% of the outstanding Stock, but at least 33% of the shares of Stock held by the BTO Entities as of the Closing. In addition, for so long as the BTO Entities have such nomination rights, (i) the New Bridger Board will use reasonable best efforts to cause any committee of the New Bridger Board to include in its membership at least one director nominated by the BTO Stockholders provided that such individual satisfies all applicable SEC and stock exchange requirements and (ii) the BTO Stockholders will have a consent right over affiliate transactions entered into by New Bridger or any of its subsidiaries, subject to customary exceptions.

The Founder Stockholders, to the extent they collectively beneficially own (directly or indirectly) at least 10% of the outstanding Stock will have the right, but not the obligation, to nominate the chairperson of the Compensation and Nominating and Corporate Governance Committees of the New Bridger Board, subject to satisfaction of applicable SEC and stock exchange requirements.

Subject to the terms and conditions of the Stockholders Agreement, (i) each of the Founder Stockholders and the BTO Stockholders agree to take all necessary action (including, without limitation, voting or providing a proxy with respect to such stockholder’s shares) to effect the appointment of the directors nominated by the BTO Stockholders and (ii) each of the Founder Stockholders, the BTO Stockholders and the Sponsor agree with New Bridger to vote all shares of New Bridger Common Stock owned by it in favor of the slate of directors nominated by or at the direction of the New Bridger Board or a duly authorized committee thereof in connection with each vote taken in connection with the election of directors to the New Bridger Board and agrees not to seek to remove or replace a designee of the BTO Stockholders or any of Matthew Sheehy, Timothy Sheehy or McAndrew Rudisill (to the extent any such individuals are nominated by or at the direction of the New Bridger Board or a duly authorized committee thereof in connection with each vote taken in connection with the election of directors to the New Bridger Board.

Subject to the terms and conditions of the Stockholders Agreement and applicable securities laws, the BTO Stockholders will have preemptive rights to acquire their pro rata share of any new issuance of equity securities (or any securities convertible into or exercisable or exchangeable for equity securities) by New Bridger after the consummation of the Transactions, subject to customary exceptions. The BTO Stockholders will be entitled to apportion the preemptive rights granted to it in such proportions as it deems appropriate, among (i) itself and (ii) any BTO Entity; provided that each such BTO Entity agrees to enter into the Stockholders Agreement, as a “Stockholder” under the Stockholders Agreement.

Related Party Loans

On August 24, 2020, JCIC issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which JCIC may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) March 31, 2021 and (ii) the completion of JCIC’s initial public offering. The outstanding balance under the Promissory Note of $114,031 was repaid on January 25, 2021. JCIC is unable to borrow any future amounts against this note.

On February 16, 2022 JCIC entered into a $1,500,000 convertible promissory note (“Convertible Note”) with the Sponsor in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination. The Convertible Note accrues no interest and is payable upon completion of a Business Combination. The Convertible Note’s entire or partial balance can be converted into warrants at the discretion of the Sponsor at the time of Business Combination. The warrants would be identical to the Private Placement Warrants, however, pursuant to the Sponsor Agreement, if the Trust Amount is less than $50 million after taking account of public shareholder redemptions, the balance of the Convertible Note will be converted into shares of New Bridger Common Stock at $10.00 per share. As of September 30, 2022, the aggregate balance of the Convertible Note is $800,000 with an available balance for withdrawal of $700,000.

Administrative Services Agreement

Commencing on January 21, 2021, JCIC entered into an agreement pursuant to which it will pay an affiliate of the Sponsor up to $10,000 per month for office space, secretarial and administrative services. Upon completion of a business combination or its liquidation, JCIC will cease paying these monthly fees. For the nine months ended September 30, 2022, JCIC incurred $90,000 in fees for these services, in which $20,000 was included in accrued expenses in the accompanying condensed balance sheet as of September 30, 2022. For the year ended December 31, 2021, JCIC incurred $113,226, in fees for these services, of which $10,000 was included in accrued expenses in the accompanying condensed balance sheet as of December 31, 2021.

Amended & Restated Registration Rights Agreement

In connection with the execution of the Merger Agreement, New Bridger, the Sponsor, the BTO Stockholders and certain stockholders of Bridger have agreed to enter into the A&R Registration Rights Agreement at the Closing. The A&R Registration Rights Agreement will provide these holders (and their permitted transferees) with the right to require New Bridger, at New Bridger’s expense, to register New Bridger Common Stock that they hold on customary terms for a transaction of this type, including customary demand and piggyback registration rights. The A&R Registration Rights Agreement will also provide that New Bridger pay certain expenses of the electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act. In addition, pursuant to the A&R Registration Rights Agreement Bridger’s stockholders (other than the BTO Stockholders) and the Sponsor will be subject to a restriction on transfer of their New Bridger Common Stock for a period of twelve (12) months following the Closing, and the BTO Stockholders will be subject to a restriction on transfer of their New Bridger Common Stock for a period of six (6) months following the Closing, in each case subject to certain exceptions.

Compensation

None of JCIC’s executive officers or directors have received any cash compensation for services rendered to JCIC. JCIC reimburses an affiliate of the Sponsor for office space, secretarial and administrative services provided to JCIC in the amount of $10,000 per month. In addition, the Sponsor, JCIC’s executive officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on JCIC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. JCIC’s audit committee reviews on a quarterly basis all payments that were made by JCIC to the Sponsor, JCIC’s executive officers or directors, or their affiliates. Any such payments prior to a business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, JCIC does not expect to have any additional controls in place governing JCIC’s reimbursement payments to its directors and executive officers for their out-of-pocket expenses incurred in connection with JCIC’s activities on JCIC’s behalf in connection with identifying and consummating a business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by JCIC to the Sponsor, JCIC’s executive officers and directors, or their respective affiliates, prior to completion of JCIC’s business combination.

Policy for Approval of Related Party Transactions

The audit committee of the JCIC Board has adopted an audit committee charter, providing for the review, approval and/or ratification of all “related party transactions” (which are those transactions required to be disclosed pursuant to Item 404(a) under the Exchange Act). At its meetings, the audit committee shall be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, any contractual restrictions that JCIC has already committed to, the business purpose of the transaction and the benefits of the transaction to JCIC and to the relevant related party. Any member of the audit committee who has an interest in the related party transaction under review by the audit committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the audit committee, participate in some or all of the audit committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the audit committee may determine to permit or to prohibit the related party transaction.

Bridger

Series A Preferred Shares Financing

In November 2021, Bridger issued 500 thousand Bridger Series A Preferred Shares at $10.00 per share for an aggregate purchase price of $5 million. The BTO Stockholders were the sole purchasers. The Series A Preferred Shares accrued interest at 12%. The Series A-1 Preferred Shares had management rights, while the Series A-2 Preferred Shares had no voting or management rights. The Bridger Series A Preferred Shares were redeemable at any time at the option of Bridger at a redemption price equal to the greater of (i) the product of the amount invested, multiplied by 2.25, plus any indemnification amounts, or (ii) the aggregate liquidation preference.

Series B Preferred Shares Financing

In December 2020, Bridger issued 10 million Bridger Series B Preferred Shares at $1.00 per share. In November 2021, Bridger issued an additional 50 million Bridger Series B Preferred Shares at $1.00 per share. The BTO Stockholders and Bridger Element LLC were the sole purchasers. The Bridger Series B Preferred Shares were non-voting and accrued interest at 17.5% per annum, compounded quarterly. The shares were redeemable at any time at the option of Bridger at a redemption price equal to face value, plus accrued, but unpaid interest. If not redeemed on or prior to March 31, 2022, the Bridger Series B Preferred Shares accrued interest at 21.5% annually, compounded quarterly. The Series B Preferred Shares were redeemed in April 2022. The BTO Stockholder and Bridger Element LLC purchased $44.5 million and $15.5 million, respectively, of the Bridger Series B Preferred Shares.

Series C Preferred Shares Financing

On April 25, 2022, Bridger raised $300 million from the issuance of Bridger Series C Preferred Shares. The proceeds were used as follows: (i) $70 million to redeem all of the Bridger Series B Preferred Shares, (ii) $100 million to redeem a portion of the outstanding Bridger Series A Preferred Shares and (iii) the remainder to fund growth capital expenditures and for general corporate purposes. The Bridger Series C Preferred Shares are non-voting and accrue interest initially at 7.0% accruing daily, computed on the basis of a 365-day year. The BTO Stockholders and Bridger Element LLC received in the aggregate $100 million and $70 million, respectively, of aggregate proceeds in connection with the redemption of the Bridger Series A Preferred Shares and Bridger Series B Preferred Shares.

Pilatus PC-12/47 Purchase

In September 2021, Mr. Timothy Sheehy, the Chief Executive Officer and a director of Bridger, acquired a Pilatus PC-12/47 for $3.0 million, which was then repaired and upgraded. In July 2022, Bridger purchased the plane from Mr. Timothy Sheehy for $3.85 million. The purchase price was based on an independent third-party valuation from July 2022 that valued the plane at between $4,009,000 and $3,562,000. In addition, Mr. Timothy Sheehy permitted Bridger to use the plane for company business for no compensation until Bridger acquired the aircraft from Mr. Timothy Sheehy.

Mountain Air

Bridger Aviation Services, LLC (“Bridger Aviation”) was a party to that certain Management Services Agreement (the “Aviation Agreement”), dated April 13, 2018, with Mountain Air. The original term of the agreement was ten (10) years. On August 3, 2022 and in connection with the execution of the Merger Agreement, the parties to the Aviation Agreement amended the Aviation Agreement to revise the list of covered aircraft, revise the termination provisions and update the service standards to comply with Federal Aviation Regulations.

Pursuant to the Aviation Agreement, Bridger Aviation leased certain aircraft to Mountain Air. Mountain Air operated the aircraft and paid Bridger Aviation a fee equal to 99% of all revenue it received from the use and deployment of Bridger Aviation’s aircraft. Mountain Air was obligated to operate and maintain the aircraft in accordance with Federal Aviation Regulations. During 2020, 2021 and the first quarter of 2022, the aggregate amounts of revenue received by Mountain Air for services performed with Bridger aircraft was $6,869 thousand, $8,604 thousand, and $0, respectively, and the aggregate amounts Mountain Air paid to Bridger pursuant to the Aviation Agreement were $6,804 thousand and $8,520 thousand and $0, respectively. Mountain Air recognized income of $56 thousand in 2020 and $77 thousand in 2021.

Additionally, in order to further secure the benefits of the Aviation Agreement post-Closing, the Aviation Agreement, as amended, was supplemented by a Side Letter, dated August 3, 2022, among JCIC, New PubCo, Bridger Air, Red Cloud Holdings, LLC and Timothy P. Sheehy, obligating the parties to promptly cause Red Cloud Holdings, LLC, of which Mr. Matthew Sheehy is the sole managing member, and Mr. Timothy P. Sheehy, as sole holders of the equity interests in Mountain Air, to transfer such equity interests to Bridger or one of its subsidiaries, prior to the Closing for $1.00 and on the terms and conditions set forth on Exhibit K to the Merger Agreement. On November 7, 2022 the transfer was consummated, and Mountain Air is now a wholly-owned subsidiary of Bridger. Mountain Air has not paid a dividend to its former equityholders.

Northern Fire

Bridger Air Tanker, LLC (“Bridger Air”) is a party to that certain Support Services Agreement (the “NFMS Agreement”), dated April 22, 2019, with Northern Fire. The original term of the agreement was five (5) years. On August 3, 2022, in connection with the execution of the Merger Agreement, the parties to the NFMS Agreement amended the NFMS Agreement to provide that the NFMS Agreement would not terminate in the event Al Hymers or Timothy Sheehy ceased to be employed by Northern Fire.

Pursuant to the NFMS Agreement, Northern Fire agreed to provide pilot, mechanic and support services to Bridger in connection with the deployment and use of Bridger Air’s aircraft. Northern Fire provides services solely for Bridger and its subsidiaries. Historically, Bridger has paid on behalf of Northern Fire all amounts owed to Northern Fire’s employees and no additional amounts were owed by either party under the NFMS Agreement. As a result, there are no direct cash payments between Bridger Air and Northern Fire, and Northern Fire has historically had no profits. The aggregate amounts paid by Bridger to Northern Fire’s employees on behalf of Northern Fire pursuant to the NFMS Agreement were $1,443 thousand, $1,231 thousand and $207 thousand during 2020, 2021 and the first quarter of 2022, respectively.

Northern Fire was organized in 2019, and Mr. Timothy Sheehy and Mr. Al Hymers each originally owned 50% of the equity interests. In June 2022, Mr. Timothy Sheehy assigned his equity interests in Northern Fire to Bridger Aerospace Group, LLC (“BAG”). Additionally, in order to further secure the benefits of the NFMS Agreement post-Closing, the NFMS Agreement, as amended, was supplemented by a Side Letter, dated August 3, 2022, by and among JCIC, New Bridger, Bridger Air and Al Hymers, pursuant to which BAG and Al Hymers, as sole holders of the equity interests in Northern Fire, agreed to cause Northern Fire to operate in a manner consistent with its past practice and, to the extent permitted by law, for the exclusive benefit of Bridger and its subsidiaries, in accordance with the terms and conditions of the NFMS Agreement and the operating agreement of Northern Fire.

DESCRIPTION OF NEW BRIDGER SECURITIES

The following summary of certain provisions of New Bridger’s securities upon the completion of the Business Combination does not purport to be complete and is subject to the provisions of the Proposed Certificate of Incorporation, the Proposed Bylaws and applicable law. The applicable provisions of the Proposed Certificate of Incorporation and the Proposed Bylaws that are attached to this proxy statement/prospectus as Annex G and Annex H, respectively, should be read carefully and in their entirety.

Authorized and Outstanding Stock

The Proposed Certificate of Incorporation will authorize the issuance of 1,010,000,000 shares, consisting of 1,000,000,000 shares of New Bridger Common Stock, $0.0001 par value per share, and 10,000,000 shares of New Bridger preferred stock, $0.0001 par value per share.

New Bridger expects approximately [•] million shares of New Bridger Common Stock and [•] shares of New Bridger Series A Preferred Shares to be outstanding immediately following the consummation of the Business Combination, assuming no JCIC shareholders exercise their redemption rights in connection with the Business Combination.

Common Stock

The holders of New Bridger Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors. New Bridger’s stockholders are entitled to receive ratable dividends when, as and if declared by the New Bridger board of directors out of funds legally available therefor.

Holders of New Bridger Common Stock have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to New Bridger Common Stock. If New Bridger liquidates, dissolves or wind ups after the Business Combination, the New Bridger stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the New Bridger Common Stock.

Preferred Stock

The Proposed Certificate of Incorporation authorizes the issuance of the New Bridger Series A Preferred Stock (as described below) and provides that shares of preferred stock may be issued from time to time in one or more additional series. The New Bridger Board is authorized to fix the powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of preferred stock, including, without limitation, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including, without limitation, sinking fund provisions), redemption price or prices and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. Subject to the terms of any outstanding preferred stock, the New Bridger Board may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of New Bridger Common Stock and could have anti-takeover effects. The ability of the New Bridger Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of New Bridger or the removal of existing management.

New Bridger Series A Preferred Stock

Upon consummation of the Business Combination, each Bridger Series C Preferred Share issued and outstanding immediately prior to the Third Effective Time will be converted into the right to receive one share of New Bridger Series A Preferred Stock. The Proposed Certificate of Incorporation authorizes the issuance of 1,000,000 shares of Series A preferred stock, $0.0001 par value, and, on [●], 2022, New Bridger designated, authorized and issued [●] shares of Series A preferred stock as New Bridger Series A Preferred Stock.

Dividends. Holders of the Series A Preferred Stock are entitled to receive dividends, paid twice per year, in cash or, at the election of New Bridger, by increasing the per share liquidation preference for such shares of Series A Preferred Stock. Dividends accrue on the New Bridger Series A Preferred Stock daily, computed on the basis of a 365 day year, at a compounding rate initially anticipated to be 7.00% per annum but to increase to 9.00% per for the period from (and including) April 25, 2028 to (but excluding) April 25, 2029 and eventually to increase to 11.00% per annum after April 25, 2029 and subject to further increase upon the occurrence of certain events. The per share liquidation preference is equal to the initial issuance price plus all accrued and unpaid dividends, whether or not declared. All payments and dividends in respect of the New Bridger Series A Preferred Stock will be allocated among the holders thereof pro rata in proportion to the value of the shares of New Bridger Series A Preferred Stock held thereby. No dividends shall be paid or payable to any other holders the New Bridger capital stock unless and until the holders of New Bridger Series A Preferred Stock have received cumulative distributions equal to the aggregate liquidation preference of the New Bridger Series A Preferred Stock.

Conversion. Each share of New Bridger Series A Preferred Stock is convertible, at the holder’s election at any time, into such number of shares of common stock (or such other applicable securities in the case of merger, reorganization, recapitalization, reclassification or consolidation) as is determined by dividing (x) the then current accrued liquidation preference of such shares (including any accrued and unpaid dividends since the most recent dividend payment date) by (y) a conversion price of $11.00 per share (or $9.00 per share if converted within 30 days following the Closing) for such share of New Bridger Series A Preferred Stock, subject to specified adjustments as set forth in Article IV of the Proposed Certificate of Incorporation. No fractional securities will be issued upon conversion of a share of New Bridger Series A Preferred Stock, and, in lieu of such fractional shares, New Bridger will pay cash equal to such fraction multiplied by the applicable conversion price.

Optional Redemption. At any time and from time to time on or after April 25, 2027, New Bridger will have the right, in its sole discretion, to give notice of its election to redeem all or any portion of the outstanding shares of New Bridger Series A Preferred Stock, for an amount in cash equal to the then current accrued liquidation preference of such shares (including any accrued and unpaid dividends since the most recent dividend payment date). Prior to April 25, 2027, in connection with the consummation of certain fundamental changes (as more fully described in the Proposed Certificate of Incorporation but including, among other things, certain change-in-control transactions and asset sales), New Bridger will have the right, in its sole discretion, to give notice of election to redeem all or any portion of the outstanding shares of New Bridger Series A Preferred Stock, for an amount in cash equal to then current accrued liquidation preference of such shares (including any accrued and unpaid dividends since the most recent dividend payment date) plus a make-whole amount determined by reference to the dividends that would be accrued through April 25, 2027, discounted to the date of redemption on a quarterly basis at the treasury rate on the date of the redemption plus 50 basis points. Any redemption of fewer than all of the outstanding shares of New Bridger Series A Preferred Stock will be made pro rata in proportion to the value of the shares of New Bridger Series A Preferred Stock held. No share of New Bridger Series A Preferred Stock that is converted into common stock prior to the applicable redemption date shall be subject to redemption.

Except to the extent otherwise agreed in writing between JPMorgan Chase Funding Inc. (“JPMCF”) and us, prior to March 15, 2023, New Bridger will have the right, in its sole discretion, to give notice of its election to redeem all or any portion of the outstanding shares of New Bridger Series A Preferred Stock held by JPMCF with an aggregate as-adjusted initial issue price in excess of $[●], for an amount in cash equal to the then current accrued liquidation preference of such shares (including any accrued and unpaid dividends since the most recent dividend payment date). Such redemption of New Bridger Series A Preferred Stock held by JPMCF must be funded with cash proceeds of a capital raising transaction consummated after April 25, 2022.

Mandatory Redemption. On April 25, 2032, New Bridger will be required to redeem and purchase all outstanding shares of New Bridger Series A Preferred Stock for an amount, in cash, equal to the then current accrued liquidation preference of such shares (including any accrued and unpaid dividends since the most recent dividend payment date), up to but not including April 25, 2032.

Redemption in Connection with Reorganization Events and Fundamental Change Transactions. If New Bridger undergo certain fundamental changes (as more fully described in Article IV of the Proposed Certificate of Incorporation but including, among other things, certain change-in-control transactions and asset sales), a holder of New Bridger Series A Preferred Stock may give notice of its election to have us fully redeem all of such holder’s outstanding New Bridger Series A Preferred Stock, for an amount in cash equal to the then current accrued liquidation preference of such shares (including any accrued and unpaid dividends since the most recent dividend payment date). Such redemption shall not be required if the shares of New Bridger Series A Preferred Stock are purchased at the abovementioned redemption amount (determined by reference to the date upon which such transaction is consummated) in connection with (and no later than the time of consummation of) such fundamental change transaction. If applicable law does not permit us to consummate any such redemption, New Bridger will be restricted from consummating the applicable fundamental change transaction unless (x) at the closing of the transaction, all of the shares of New Bridger Series A Preferred Stock are purchased for an amount in cash equal to the abovementioned redemption amount (determined by reference to the date upon which such fundamental change occurs) or (y) New Bridger gives a written notice of the terms and conditions of such transaction, giving the holders of the New Bridger Series A Preferred Stock the right, but not the obligation, to elect to engage with us in an alternative transaction on terms that are the same as those of the applicable proposed fundamental change transaction (such right of first refusal described more fully in Article IV of the Proposed Certificate of Incorporation).

Voting Rights. The shares of New Bridger Series A Preferred Stock have no voting rights except as required by Delaware law or with respect to the amendment, alteration or repeal of any provision of the Proposed Certificate of Incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting powers of the share of New Bridger Series A Preferred Stock.

Consent Rights. For so long as any shares of New Bridger Series A Preferred Stock remain outstanding, New Bridger may not, without the written consent or approval of the holders of New Bridger Series A Preferred Stock representing not less than 55% of the outstanding value of New Bridger Series A Preferred Stock (provided that at any time during which there are two or more unaffiliated holders of New Bridger Series A Preferred Stock, this 55% must include at least two unaffiliated holders of New Bridger Series A Preferred Stock), (i) create, authorize or issue (by reclassification or otherwise) any equity securities, including any additional shares of New Bridger Series A Preferred Stock or other security convertible into or exchangeable for any of New Bridger’s equity securities, having rights, preferences or privileges ranking senior to the New Bridger Series A Preferred Stock or pari passu with the New Bridger Series A Preferred Stock, (ii) amend, modify, restate, repeal or make any other change (by amendment, merger, consolidation, operation of law or otherwise) to any provision of New Bridger’s or New Bridger’s subsidiaries’ organizational documents in a manner which adversely alters or changes the rights, preferences or privileges of the New Bridger Series A Preferred Stock (provided that any issuance of securities junior to the New Bridger Series A Preferred Stock shall not be deemed to be adverse to the New Bridger Series A Preferred Stock), (iii) prior to payment in full in cash of the liquidation preference on all outstanding shares of New Bridger Series A Preferred Stock, effect any dividend or distribution to or redemption of any other shares of New Bridger’s capital stock or equity securities (other than the shares of New Bridger Series A Preferred Stock), (iv) amend, modify or waive the terms of the New Bridger Series A Preferred Stock, (v) effect certain mergers or consolidations or sell all or substantially all of New Bridger’s and New Bridger’s subsidiaries’ assets (as more fully described in Article IV of the Proposed Certificate of Incorporation) unless the liquidation preference in respect of the Series A Preferred is fully repaid, or in certain circumstances, the New Bridger Series A Preferred Stock remains outstanding, (vi) consent to New Bridger’s or any of New Bridger’s subsidiaries’ liquidation, dissolution or winding up unless, in the case of New Bridger’s liquidation, dissolution or winding up, New Bridger shall have delivered to the holders of New Bridger Series A Preferred Stock not less than 10 business days’ prior written notice of such transaction. New Bridger also may not, without the prior written consent or approval of the holders of New Bridger Series A Preferred Stock representing not less than 85% of the outstanding value of New Bridger Series A Preferred Stock, amend, waive, or modify the Proposed Certificate of Incorporation in ways (as more fully described in Article IV of the Proposed Certificate of Incorporation) that adversely alter or change the rights, preferences, privileges or obligations of the shares of

New Bridger Series A Preferred Stock. In addition, New Bridger shall not redeem or otherwise make any dividend or payment on the shares of New Bridger Series A Preferred Stock other than in cash without the prior written consent or approval of each affected holder of such New Bridger Series A Preferred Stock.

Warrants

JCIC and New Bridger Warrants

Upon the completion of the Business Combination, each holder of JCIC Warrant will be entitled to receive New Bridger Warrants and as such, each JCIC Warrant that entitles the holder to purchase one JCIC Class A Ordinary Share at a price of $11.50 per share that is outstanding immediately prior to the Second Effective Time, will automatically and irrevocably be modified to provide that each holder of such JCIC Warrant will be entitled to purchase one share of New Bridger Common Stock at an exercise price of $11.50 on the same terms and conditions.

Public Stockholder Warrants

Each whole warrant entitles the registered holder to purchase one share of New Bridger Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination (subject to certain exceptions). Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of New Bridger Common Stock. The warrants will expire five years after the Closing, at 5:00 p.m., New York City time.

New Bridger will not be obligated to deliver any shares of New Bridger Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of New Bridger Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to New Bridger satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and New Bridger will not be obligated to issue a share of New Bridger Common Stock upon exercise of a warrant unless the shares of New Bridger Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will New Bridger be required to net cash settle any warrant.

New Bridger has agreed that as soon as practicable, but in no event later than twenty business days after the Closing, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of New Bridger Common Stock issuable upon exercise of the warrants, and New Bridger will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the Closing, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of New Bridger Common Stock until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if shares of New Bridger Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, New Bridger may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event New Bridger so elect, New Bridger will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of New Bridger Common Stock issuable upon exercise of the warrants is not effective by the 60th day after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when New Bridger will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but New Bridger will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of New Bridger Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of New Bridger Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the shares of New Bridger Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants When the price per Share of New Bridger Common Stock Equals or Exceeds $18.00.

Upon the consummation of the Business Combination and once the warrants become exercisable, New Bridger may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price per share of New Bridger Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Stockholder’ Warrants—Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before New Bridger send the notice of redemption to the warrant holders.

New Bridger will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of New Bridger Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of New Bridger Common Stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by New Bridger, New Bridger may exercise its redemption right even if New Bridger is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

New Bridger has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and New Bridger issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price per share of New Bridger Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Stockholder’ Warrants—Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of Warrants When the Price per Share of New Bridger Common Stock Equals or Exceeds $10.00.

Once the warrants become exercisable, New Bridger may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) per share of New Bridger’s Common Stock except as otherwise described below;

•

if, and only if, the closing price per share of New Bridger Common Stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Stockholder’ Warrants—Anti-dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before New Bridger sends the notice of redemption to the warrant holders; and

•

if the closing price per share of New Bridger Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which New Bridger send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Stockholder’ Warrants—Anti-dilution Adjustments”), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of New Bridger Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by New Bridger pursuant to this redemption feature, based on the “fair market value” per share of New Bridger Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price per share of New Bridger Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. New Bridger will provide the warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-dilution Adjustments”, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-dilution Adjustments”, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption date (period to expiration of warrants)	Fair Market value per share of New Bridger Common Stock
	≤$10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361

Redemption date (period to expiration of warrants)	Fair Market value per share of New Bridger Common Stock
	≤$10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of New Bridger Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price per share of New Bridger Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of New Bridger Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price per share of New Bridger Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of New Bridger Common Stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of New Bridger Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by New Bridger pursuant to this redemption feature, since they will not be exercisable for any shares of New Bridger Common Stock.

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price per share of New Bridger Common Stock exceeds $18.00 for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of New Bridger Common Stock are trading at or above $10.00 per public share, which may be at a time when the trading price per share of New Bridger Common Stock is below the exercise price of the warrants.

As stated above, New Bridger can redeem the warrants when the shares of New Bridger Common Stock are trading at a price starting at $10.00 per share, which is below the exercise price of $11.50 per share, because it will provide certainty with respect to the capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If New Bridger chooses to redeem the warrants when the shares of New Bridger Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of New Bridger

Common Stock than they would have received if they had chosen to wait to exercise their warrants for shares of New Bridger Common Stock if and when such shares of New Bridger Common Stock were trading at a price higher than the exercise price of $11.50 per share.

No fractional shares of New Bridger Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, New Bridger will round down to the nearest whole number of the number of shares of New Bridger Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than shares of New Bridger Common Stock pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than shares of New Bridger Common Stock, the New Bridger (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption Procedures

A holder of a warrant may notify New Bridger in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of New Bridger Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding shares of New Bridger Common Stock is increased by a capitalization or share dividend payable in shares of New Bridger Common Stock, or by a split-up of ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of New Bridger Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of New Bridger Common Stock. A rights offering made to all or substantially all holders of shares of New Bridger Common Stock entitling holders to purchase shares of New Bridger Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of New Bridger Common Stock equal to the product of (i) the number of shares of New Bridger Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of New Bridger Common Stock) and (ii) one minus the quotient of (x) the price per share of New Bridger Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of New Bridger Common Stock, in determining the price payable per share of New Bridger Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price per share of New Bridger Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of New Bridger Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if New Bridger, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of New Bridger Common Stock on account of such shares (or other securities into which the warrants are convertible), other than (a) as described above (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share in respect of such event.

If the number of outstanding share of New Bridger Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of the shares of New Bridger Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of New Bridger Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of New Bridger Common Stock.

Whenever the number of shares of New Bridger Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Bridger Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of New Bridger Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of New Bridger Common Stock (other than those described above or that solely affects the par value of such shares of New Bridger Common Stock), or in the case of any merger or consolidation of New Bridger with or into another corporation (other than a consolidation or merger in which New Bridger is the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of New Bridger Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of New Bridger as an entirety or substantially as an entirety in connection with which New Bridger is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of New Bridger Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of New Bridger Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of New Bridger Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of New Bridger Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the holders of shares of New Bridger Common Stock in such a transaction is payable in the form of shares of New Bridger Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in the prospectus dated January 21, 2021, or defective provision (ii) amending the provisions relating to cash dividends on shares of New Bridger Common Stock as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 65% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement filed with the SEC for JCIC’s initial public offering, for a complete description of the terms and conditions applicable to the warrants.

The warrant holders do not have the rights or privileges of holders of shares of New Bridger Common Stock and any voting rights until they exercise their warrants and receive shares of New Bridger Common Stock. After the issuance of the shares of New Bridger Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholder.

Private Placement Warrants

Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. The private placement warrants (including the shares of New Bridger Common Stock issuable upon exercise of the private placement warrants) are not transferable, assignable or salable until 30 days after the Closing (except pursuant to limited exceptions to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they will not be redeemable by us (except so long as they are held by the Sponsor or its permitted transferees (except as otherwise set forth herein). The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by New Bridger in all redemption scenarios and exercisable by the holders on the same basis as the public warrants. The private placement warrants are also redeemable in accordance with the warrant agreement (and must be redeemed if the public warrants are being redeemed) if the Reference Value (defined above) equals or exceeds $10.00 per share and does not equal or exceed $18.00 per share. Any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants will require a vote of holders of at least 65% of the number of the then outstanding private placement warrants.

Except as described above under “—Public Shareholders’ Warrants—Redemption of warrants when the price per Share of New Bridger Common Stock equals or exceeds $10.00,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of New Bridger Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Bridger Common Stock underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the average reported closing price per share of New Bridger Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Any amendment to the terms of the Private Placement Warrants or any provision of the warrant agreement with respect to the Private Placement Warrants will require a vote of holders of at least 65% of the number of the then outstanding Private Placement Warrants.

Board of Directors

New Bridger’s business and affairs will be managed under the direction of its board of directors. Following the adoption of the Proposed Certificate of Incorporation in connection with the Business Combination, the New Bridger Board will be divided into three classes, designated as Class I, Class II and Class III, with each class initially consisting of three (3) directors. The directors first elected to Class I will hold office for a term expiring at the first annual meeting of stockholders following the consummation of the Business Combination; the directors first elected to Class II will hold office for a term expiring at the second annual meeting of stockholders following the consummation of the Business Combination; and the directors first elected to Class III will hold office for a term expiring at the third annual meeting of stockholders following the consummation of the Business Combination. At each succeeding annual meeting of the stockholders of New Bridger, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Pursuant to the Stockholders Agreement, the BTO Stockholders, collectively, will have the right, but not the obligation, to nominate for election to the New Bridger Board up to two (2) directors, for so long as the BTO Entities (as defined in the Stockholders Agreement) collectively beneficially own (directly or indirectly) at least 10% of the outstanding Stock (as defined in the Stockholders Agreement); and (ii) one (1) director, for so long as the BTO Entities collectively beneficially own (directly or indirectly) less than 10% of the outstanding Stock, but at least 33% of the shares of Stock held by the BTO Entities as of the Closing. In addition, for so long as the BTO Entities have such nomination rights, the New Bridger Board will use reasonable best efforts to cause any committee of the New Bridger Board to include in its membership at least one director nominated by the BTO Stockholders provided that such individual satisfies all applicable SEC and stock exchange requirements. In the event that a vacancy is created at any time by the death, disqualification, resignation or removal of a director nominated by BTO Stockholders, the BTO Stockholders, collectively, shall have the right to designate a replacement to fill such vacancy. Ms. Coleman and Mr. Hirsch will be the initial BTO Stockholders director designees. See Shareholder Proposal No. 1 — The Business Combination Proposal —Summary of the Ancillary Agreements — Form of Stockholders Agreement for additional information.

Committees of the Board of Directors

Pursuant to the Proposed Bylaws, the New Bridger Board may establish one or more committees to which may be delegated any or all of the powers and duties of the New Bridger Board to the full extent permitted by law. It is currently anticipated that the New Bridger Board will establish and maintain an audit committee, a governance committee and a compensation committee, and may establish such other committees as it determines from time to time. See “Management of New Bridger After the Business Combination”.

Pursuant to the Stockholders Agreement, Bridger Element and its equityholders, to the extent they collectively beneficially own (directly or indirectly) at least 10% of the outstanding Stock will have the right, but not the obligation, to nominate the Chairperson of the Compensation and Nominating and Corporate Governance Committees of the Board, subject to satisfaction of applicable SEC and stock exchange requirements. See Shareholder Proposal No. 1 — The Business Combination Proposal —Summary of the Ancillary Agreements — Form of Stockholders Agreement for additional information.

Limitations on Non-Citizens

To assist with New Bridger’s compliance with Subtitle VII of Title 49 of the United States Code, as the same may be amended from time to time, Article X of the Proposed Certificate of Incorporation and Article V of the Proposed Bylaws contain provisions that limit Non-Citizens to not more than (x) 24.9% of the aggregate votes of all New Bridger’s outstanding voting securities or (y) 49.0% of the aggregate number of New Bridger’s outstanding equity securities and prohibit certain voting right and transfers of New Bridger securities to ensure that ownership by Non-Citizens will not exceed these amounts. Additionally, such equity securities owned by Non-Citizens may not be voted unless such shares are registered on the separate stock record maintained by New Bridger or any transfer agent (on behalf of New Bridger) for the registration of New Bridger’s equity securities held by Non-Citizens.

Pursuant to the Proposed Bylaws, at no time shall the number of Non-Citizens who serve as officers or director, respectively, of New Bridger exceed the limitations provided under Section 40102(a)(15) of Title 49 of the United States Code (which, as of the effective date of the Proposed Bylaws and for informational purposes only, is one-third (1/3) of the total number of officers or director, respectively, then holding office).

“Non-Citizen” means persons or entities who are not “citizens of the United States” as defined in Section 40102(a)(15) under Subtitle VII of Title 49 of the United States Code, as the same may be amended from time to time.

Amendment of Proposed Certificate of Incorporation Or Proposed Bylaws

The DGCL generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as applicable, imposes a higher voting standard.

The affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding New Bridger Common Stock entitled to vote generally in the election of directors, voting together as a single class, is required to adopt, amend or repeal the Proposed Bylaws and the provisions in the Proposed Certificate of Incorporation related to directors, indemnification and limitation of liability on directors and officers, special stockholder meetings and no action by written consent of the stockholders, corporate opportunities waiver, forum selection and amendments.

Anti-Takeover Effects of Delaware Law and The Proposed Certificate of Incorporation

Some provisions of the DGCL, the Proposed Certificate of Incorporation and the Proposed Bylaws contain or will contain provisions that could make the following transactions more difficult: an acquisition of New Bridger by means of a tender offer; an acquisition of New Bridger by means of a proxy contest or otherwise; or the removal of New Bridger’s incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in New Bridger’s best interests, including transactions which provide for payment of a premium over the market price for New Bridger’s shares.

Stockholder Meetings

The Proposed Bylaws will provide that a special meeting of stockholders may be called only by the Chairperson of the New Bridger Board, chief executive officer or the New Bridger Board.

Requirements for Advance Notification of Stockholder Nominations and Proposals

The Proposed Bylaws will establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the New Bridger Board or a committee of New Bridger Board.

Elimination of Stockholder Action by Written Consent

The Proposed Bylaws will not permit stockholders to act by written consent without a meeting.

Staggered Board

New Bridger’s board of directors will be divided into three (3) classes. The directors in each class will serve for a three-year term, one class being elected each year by the New Bridger stockholders. See “Management of New Bridger After the Business Combination” for additional information. This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of New Bridger, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Removal of Directors

The Proposed Certificate of Incorporation will provide that no member of the New Bridger Board may be removed from office by the New Bridger stockholders except for cause and, in addition to any other vote required by law, upon the approval of at least a majority of the total voting power of all then-outstanding shares of capital stock then entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting

The Proposed Certificate of Incorporation will not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of New Bridger Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of New Bridger preferred stock may be entitled to elect.

Delaware Anti-Takeover Statute

New Bridger’s Proposed Certificate of Incorporation provides that New Bridger is not governed by Section 203 of the DGCL which, in the absence of such provisions, would have imposed additional requirements regarding mergers and other business combinations.

However, New Bridger’s Proposed Certificate of Incorporation, which will become effective in connection with the Closing of the Business Combination, will include a provision that restricts New Bridger from engaging in any business combination with an interested stockholder for three (3) years following the date that person becomes an interested stockholder. Such restrictions do not apply to any business combination between the Sponsor, the BTO Stockholders, Banc of America Strategic Investments Corporation, JPMorgan Chase Funding Inc., Bridger Element LLC, McAndrew Rudisill, Timothy Sheehy and Matthew Sheehy and any successors or affiliate thereof or their direct and indirect transferees, on the one hand, and us, on the other.

New Bridger would be able to enter into a business combination with an interested stockholder if:

(a)	before that person became an interested stockholder, the New Bridger Board approved the business combination or the transaction in which the interested stockholder became an interested stockholder;

(b)

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

(c)

at or subsequent to such time, the business combination is approved by the New Bridger Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of New Bridger that is not owned by the interested stockholder; or

(d)

the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the three-year period immediately prior to a business combination between New Bridger and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership.

In general, a “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” is any person who, together with affiliates and associates, is the owner of 15% or more of New Bridger’s outstanding voting stock or is New Bridger’s affiliate or associate and was the owner of 15% or more of New Bridger’s outstanding voting stock at any time within the three-year period immediately before the date of determination. Under the Proposed Certificate of Incorporation, an “interested stockholder” does not include the Sponsor, the BTO Stockholders, Banc of America Strategic Investments Corporation, JPMorgan Chase Funding Inc., Bridger Element LLC, McAndrew Rudisill, Timothy Sheehy and Matthew Sheehy and any successors or affiliate thereof or their direct and indirect transferees.

This provision of the Proposed Certificate of Incorporation could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire New Bridger even though such a transaction may offer New Bridger’s stockholders the opportunity to sell their stock at a price above the prevailing market price. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the New Bridger Board.

Exclusive Forum

The Proposed Certificate of Incorporation provides that unless a majority of the New Bridger Board, acting on behalf of New Bridger, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by law, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Bridger, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of New Bridger to New Bridger or New Bridger’s stockholders, (iii) any action asserting a claim against New Bridger or any of its directors, officers or other employees arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws (in each case, as may be amended from time to time), (iv) any action asserting a claim against New Bridger or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants. Subject to the preceding provisions and unless a majority of the Board, acting on behalf of New Bridger, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act of 1933, as amended.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and stockholders of corporations for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions.

The Proposed Certificate of Incorporation includes a provision that eliminates, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), the personal liability of New Bridger’s directors for damages for any breach of fiduciary duty as a director.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, New Bridger’s stockholders will have appraisal rights in connection with a merger or consolidation of New Bridger. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of New Bridger’s stockholders may bring an action in New Bridger’s name to procure a judgment in New Bridger’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of New Bridger’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Warrant Agent

Continental Stock Transfer & Trust Company will be the transfer agent for New Bridger Common Stock and the warrant agent for New Bridger Warrants.

Listing of New Bridger Common Stock and New Bridger Warrants

Applications will be made for the shares of New Bridger Common Stock and New Bridger Warrants to be approved for listings on the Nasdaq under the symbols “BAER” and “BAERW, respectively.

COMPARISON OF SHAREHOLDER RIGHTS

JCIC is an exempted company incorporated under the Cayman Islands Companies Law. The Cayman Islands Companies Law and JCIC’s existing Amended and Restated Memorandum and Articles of Association govern the rights of its shareholders. The Cayman Islands Companies Law differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the memorandum and articles of association will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of New Bridger your rights will differ in some regards as compared to when you were a shareholder of JCIC.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of JCIC and New Bridger according to applicable law or the organizational documents of JCIC and New Bridger.

This summary is qualified by reference to the complete text of the Cayman Constitutional Documents, attached to this proxy statement/prospectus as Annex E, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex G and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex H. You should review each of the Proposed Organizational Documents, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Law, to understand how these laws apply to New Bridger and JCIC, respectively.

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations

Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval—there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

	Delaware	Cayman Islands
Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of holders of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.	Under the Cayman Islands Companies Law and JCIC’s existing Amended and Restated Memorandum and Articles of Association, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per the Governance Proposal).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors of JCIC owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

	Delaware	Cayman Islands
Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW BRIDGER’S SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New Bridger Common Stock or New Bridger Warrants for at least six (6) months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Bridger at the time of, or at any time during the three (3) months preceding, a sale and (ii) New Bridger is subject to the Exchange Act periodic reporting requirements for at least three (3) months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve (12) months (or such shorter period as New Bridger was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of New Bridger Common Stock or New Bridger Warrants for at least six (6) months but who are affiliates of New Bridger at the time of, or at any time during the three (3) months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	one percent (1%) of the total number of New Bridger Common Stock then outstanding; or

•	the average weekly reported trading volume of New Bridger Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Bridger under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Bridger.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve (12) months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, although New Bridger will be a new registrant, shares of New Bridger Common Stock and New Bridger Warrants may not be eligible for sale pursuant to Rule 144 without registration until one year has elapsed from the time that New Bridger files current Form 10 type information with the SEC as described above.

JCIC anticipates that following the consummation of the Business Combination, New Bridger will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

APPRAISAL RIGHTS

Neither JCIC’s shareholders nor JCIC’s warrant holders have appraisal rights in connection with the Business Combination or the Transactions under the Cayman Islands Companies Act.

JCIC’s shareholders may be entitled to give notice to JCIC prior to the meeting that they wish to dissent to the Third Merger and to receive payment of fair market value for his or her JCIC shares if they follow the procedures set out in the Cayman Islands Companies Act, noting that any such dissention rights may be limited pursuant to Section 239 of the Cayman Islands Companies Act which states that no such dissention rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the Third Merger are listed on a national securities exchange. It is JCIC’s view that such fair market value would equal the amount which JCIC shareholders would obtain if they exercise their redemption rights as described herein.

SUBMISSION OF SHAREHOLDER PROPOSALS

The JCIC Board is aware of no matters other than the Business Combination Proposal, Organizational Documents Proposal, Merger Proposal, Share Capital Proposal, Non-Binding Governance Proposals, Incentive Plan Proposal, ESPP Proposal and Adjournment Proposal that may be brought before the extraordinary general meeting. However, if any other matter should properly come before the extraordinary general meeting, the persons named in the enclosed proxies will vote such proxies in accordance with their judgment on any such matters. Under Cayman Islands law, only the business that is specified in the notice of meeting to shareholders for the extraordinary general meeting may be transacted at the extraordinary general meeting.

FUTURE SHAREHOLDER PROPOSALS

Assuming the Business Combination is completed, JCIC currently does not expect to hold its 2022 annual meeting of shareholders. If the Business Combination is consummated, you will be entitled to attend and participate in New Bridger’s annual meetings of stockholders. If New Bridger holds a 2023 annual meeting of stockholders, it will provide notice of or otherwise publicly disclose the date on which the 2023 annual meeting will be held.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS/HOUSEHOLDING

Under the rules of the SEC, unless it has received a contrary instruction, JCIC (and the services JCIC employs to deliver communications to its shareholders) may send a single copy of this proxy statement/ prospectus and any other proxy statement/prospectus or annual report delivered to JCIC shareholders to two (2) or more shareholders sharing the same address, if JCIC believes that the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce JCIC’s expenses.

Upon request, JCIC will deliver a separate copy of this proxy statement/prospectus and/or any annual report or proxy statement/prospectus to any shareholder at a shared address to which a single copy of such document was delivered. Shareholders receiving multiple copies of such documents may likewise request that JCIC deliver single copies of such documents in the future. Shareholders may notify JCIC of their requests by calling (212) 710-5060 or writing to JCIC at its principal executive offices at 386 Park Avenue South, FL 20, New York, NY 10016.

Following the Business Combination, New Bridger stockholders should send any such requests in writing to Jeff Cavarra at 90 Aviation Lane, Belgrade, MT 59714 or by calling (406) 813-0079.

OTHER SHAREHOLDER COMMUNICATIONS

JCIC shareholders and interested parties may communicate with the JCIC Board, any committee chairperson or the non-management directors as a group by writing to Attn: Chief Financial Officer, 386 Park Avenue South, FL 20, New York, NY 10016. Following the Business Combination, New Bridger stockholders should send any communications to the New Bridger Board, any committee chairperson or the non-management directors of [●]. Any such communication will be reviewed and, to the extent such communication falls within the scope of matters generally considered by the JCIC Board, forwarded to the JCIC Board, the appropriate committee chairperson or the non-management directors, as appropriate, based on the subject matter of the communication. The acceptance and forwarding of communications to the members of the JCIC Board or the New Bridger Board, as applicable, or to an executive officer of JCIC or New Bridger does not imply or create any fiduciary duty of such director or executive officer to the person submitting the communications.

LEGAL MATTERS

Weil, Gotshal & Manges LLP will pass upon the validity of the New Bridger Common Stock, the New Bridger Warrants and the New Bridger Series A Preferred Shares to be issued in connection with the Business Combination and certain U.S. federal income tax matters relating to the Business Combination.

EXPERTS

The financial statements of Jack Creek Investment Corp. as of December 31, 2021 and December 31, 2020 and for the year ended December 31, 2021 and the period from August 18, 2020 (inception) through December 31, 2020 included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting

The consolidated financial statements of Bridger Aerospace Group Holdings, LLC, as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020, included in this proxy statement/prospectus have been audited by Crowe LLP, independent registered accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

JCIC files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You may read JCIC’s SEC filings, including this proxy statement/ prospectus and any other reports, proxy statements/prospectuses and other information filed by JCIC with the SEC, on the SEC website at http://www.sec.gov.

This proxy statement/prospectus is available without charge to JCIC shareholders upon written or oral request. If you would like additional copies of this proxy statement/ prospectus or need to obtain proxy cards, or if you have questions about the Business Combination or the proposals to be presented at the extraordinary general meeting, you should contact JCIC or D.F. King & Co., Inc., its proxy solicitor, at the information below.

Attn: Chief Financial Officer

386 Park Avenue South, FL20

New York, NY 10016

(212) 710-5060

or:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Stockholders may call toll free: (888) 567-1626

Banks and Brokers may call collect: (212) 269 5550

Email: JCIC@dfking.com

If you are a shareholder of JCIC and would like to request documents, please do so no later than five (5) business days before the extraordinary general meeting in order to receive them before the extraordinary general meeting.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this proxy statement/prospectus relating to JCIC has been supplied by JCIC, all information relating to Bridger has been supplied by Bridger. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

Neither of JCIC nor Bridger have authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that included in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information included in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

JACK CREEK INVESTMENT CORP.

Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of September 30, 2022 (Unaudited) and December 31, 2021	F-2
Unaudited Condensed Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2022 and 2021	F-3
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Equity/(Deficit) for the Three and Nine Months Ended September 30, 2022 and 2021	F-4
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2022 and 2021	F-5
Notes to Unaudited Condensed Consolidated Financial Statements	F-6

Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-
Balance Sheets as of December 31, 2021 and 2020	F-
Statements of Operations for the year ended December 31, 2021 and the period from August 18, 2020 (inception) through December 31, 2020	F-
Statements of Changes in Shareholders’ Equity (Deficit) for the year ended December 31, 2021 and the period from August 18, 2020 (inception) through December 31, 2020	F-
Statements of Cash Flows for the year ended December 31, 2021 and the period from August 18, 2020 (inception) through December 31, 2020	F-
Notes to Financial Statements	F-

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

PART I – FINANCIAL INFORMATION

Item 1. Interim Financial Statements

JACK CREEK INVESTMENT CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2022	December 31, 2021
ASSETS	(Unaudited)
Current assets
Cash	$52,411	$89,920
Prepaid expenses	141,917	426,875

Total current assets	194,328	516,795
Investments held in Trust Account	347,128,616	345,068,571

TOTAL ASSETS	$347,322,944	$345,585,366

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$5,445,442	$754,761
Convertible Note – related party	589,100	—

Total current liabilities	6,034,542	754,761
Warrant liabilities	6,929,000	14,385,670
Deferred underwriting fee payable	12,075,000	12,075,000

TOTAL LIABILITIES	25,038,542	27,215,431

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 34,500,000 shares at approximately $10.06 and $10.00 per share redemption value at September 30, 2022 and December 31, 2021, respectively	347,128,616	345,000,000
Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding at September 30, 2022 and December 31, 2021	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued or outstanding excluding 34,500,000 shares subject to possible redemption at September 30, 2022 and December 31, 2021	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 8,625,000 shares issued and outstanding at September 30, 2022 and December 31, 2021	863	863
Additional paid-in capital	—	—
Accumulated deficit	(24,845,077)	(26,630,928)

Total Shareholders’ Deficit	(24,844,214)	(26,630,065)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$347,322,944	$345,585,366

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

JACK CREEK INVESTMENT CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Operating and formation costs	$3,191,243	$424,058	$5,813,148	$3,035,933

Loss from operations	(3,191,243)	(424,058)	(5,813,148)	(3,035,933)

Other income (expense):
Change in fair value of warrant liabilities	(4,797,000)	5,338,716	7,456,670	20,542,100
Change in fair value of Convertible Note – related party	(72,900)	—	130,900	—
Loss on initial issuance of Private Placement Warrants	—	—	—	(3,948,000)
Interest earned on investments held in Trust Account	1,798,086	4,440	2,060,045	61,806

Total other (expense) income, net	(3,071,814)	5,343,156	9,647,615	16,655,906

Net (loss) income	$(6,263,057)	$4,919,098	$3,834,467	$13,619,973

Weighted average shares outstanding, Class A ordinary shares	34,500,000	34,500,000	34,500,000	31,329,044

Basic and diluted net (loss) income per share, Class A ordinary shares	$(0.15)	$0.11	$0.09	$0.34

Weighted average shares outstanding, Class B ordinary shares	8,625,000	8,625,000	8,625,000	8,517,857

Basic net (loss) income per share, Class B ordinary shares	$(0.15)	$0.11	$0.09	$0.34

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

JACK CREEK INVESTMENT CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

(UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022

	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance – January 1, 2022	8,625,000	$863	$—	$(26,630,928)	$(26,630,065)
Net income	—	—	—	8,313,840	8,313,840

Balance – March 31, 2022 (unaudited)	8,625,000	863	—	(18,317,088)	(18,316,225)
Accretion for Class A ordinary shares to redemption amount	—	—	—	(330,530)	(330,530)
Net income	—	—	—	1,783,684	1,783,684

Balance – June 30, 2022 (unaudited)	8,625,000	863	—	(16,863,934)	(16,863,071)
Cash provided in excess of fair value of Convertible Note – related party	—	—	80,000	—	80,000
Accretion for Class A ordinary shares to redemption amount	—	—	(80,000)	(1,718,086)	(1,798,086)
Net loss	—	—	—	(6,263,057)	(6,263,057)

Balance – September 30, 2022 (unaudited)	8,625,000	$863	$—	$(24,845,077)	$(24,844,214)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021

	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance – January 1, 2021	8,625,000	$863	$24,137	$(16,565)	$8,435
Accretion for Class A ordinary shares to redemption amount	—	—	(24,137)	(41,728,006)	(41,752,143)
Net income	—	—	—	16,917,895	16,917,895

Balance – March 31, 2021 (unaudited)	8,625,000	$863	$—	$(24,826,676)	$(24,825,813)
Net loss	—	—	—	(8,217,020)	(8,217,020)

Balance – June 30, 2021 (unaudited)	8,625,000	$863	$—	$(33,043,696)	$(33,042,833)
Net income	—	—	—	4,919,098	4,919,098

Balance – September 30, 2021 (unaudited)	8,625,000	$863	$—	$(28,124,598)	$(28,123,735)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

JACK CREEK INVESTMENT CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Nine Months Ended September 30,
	2022	2021
Cash Flows from Operating Activities:
Net income	$3,834,467	$13,619,973
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on investments held in Trust Account	(2,060,045)	(61,806)
Change in fair value of warrant liabilities	(7,456,670)	(20,542,100)
Loss on initial issuance of Private Placement Warrants	—	3,948,000
Change in fair value of Convertible Note – related party	(130,900)	—
Transaction costs associated with sale of warrants in IPO	—	1,360,701
Changes in operating assets and liabilities:
Prepaid expenses	284,958	(658,409)
Accounts payable and accrued expenses	4,690,681	741,586

Net cash used in operating activities	(837,509)	(1,592,055)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(345,000,000)

Net cash used in investing activities	—	(345,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	338,100,000
Proceeds from sale of Private Placement Warrants	—	9,400,000
Proceeds from Convertible Note – related party	800,000	—
Repayment of promissory note – related party	—	(114,031)
Payment of offering costs	—	(543,813)

Net cash provided by financing activities	800,000	346,842,156

Net Change in Cash	(37,509)	250,101
Cash – Beginning of period	89,920	—

Cash – End of period	$52,411	$250,101

Non-cash investing and financing activities:
Deferred underwriting fee payable	$—	$12,075,000

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

JACK CREEK INVESTMENT CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Jack Creek Investment Corp. (“JCIC” or the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on August 18, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2022, the Company had not commenced any operations. All activity through September 30, 2022 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on January 21, 2021. On January 26, 2021, the Company consummated the Initial Public Offering of 34,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”) which includes the full exercise by the underwriter of its over-allotment option in the amount of 4,500,000 Units, at $10.00 per Unit, generating gross proceeds of $345,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 9,400,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to JCIC Sponsor LLC (the “Sponsor”), generating gross proceeds of $9,400,000, which is described in Note 4.

Transaction costs amounted to $19,652,845, consisting of $6,900,000 of underwriting fees, $12,075,000 of deferred underwriting fees and $677,845 of other offering costs.

Following the closing of the Initial Public Offering on January 26, 2021, an amount of $345,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940 (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account

JACK CREEK INVESTMENT CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

(excluding the amount of any deferred underwriting commissions and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially anticipated to be $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote the Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior consent.

The Sponsor and each member of the Company’s management team have agreed (a) to waive their redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the

JACK CREEK INVESTMENT CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.

The Company will have until January 26, 2023 to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor and each member of the Company’s management team have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or members of the Company’s management team acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to

JACK CREEK INVESTMENT CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Business Combination

On August 3, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Wildfire New PubCo, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“New PubCo”), Wildfire Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of New PubCo (“Wildfire Merger Sub I”), Wildfire Merger Sub II, Inc., a Delaware corporation and direct, wholly owned subsidiary of New PubCo (“Wildfire Merger Sub II”), Wildfire Merger Sub III, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of New PubCo (“Wildfire Merger Sub III”), Wildfire GP Sub IV, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of New PubCo (“Wildfire GP Sub IV” and together with Wildfire Merger Sub I, Wildfire Merger Sub II and Wildfire Merger Sub III, the “Merger Subs”), BTOF (Grannus Feeder)—NQ L.P., a Delaware limited partnership (“Blocker”), and Bridger Aerospace Group Holdings, LLC, a Delaware limited liability company (“Bridger”).

Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction (the “Business Combination” and together with the other transactions contemplated by the Merger Agreement, the “Transactions”), pursuant to which, among other things, (i) Wildfire Merger Sub I will merge with and into Blocker (the “First Merger”), with Blocker as the surviving entity of the First Merger, upon which Wildfire GP Sub IV will become general partner of such surviving entity, (ii) Wildfire Merger Sub II will merge with and into the Company (the “Second Merger”), with the Company as the surviving company of the Second Merger (the “Second Surviving Company”), and (iii) Wildfire Merger Sub III will merge with and into Bridger (the “Third Merger” and together with First Merger and Second Merger, the “Mergers”), with Bridger as the surviving company of the Third Merger. Following the Mergers, each of Blocker, the Company, and Bridger will be a subsidiary of New PubCo, and New PubCo will become a publicly traded company. At the closing of the Transactions (“Closing”), New PubCo will change its name to Bridger Aerospace Group Holdings, Inc., and its common stock is expected to list on the NASDAQ Capital Market under the ticker symbol “BAER.”

The consideration to be paid to the pre-Closing equity holders of Bridger (other than holders of Series C preferred shares of Bridger (“Bridger Series C Preferred Shares”) and certain excluded shares) and the pre-Closing shareholders of the Company (other than with respect to certain excluded shares) in connection with the Transactions will be shares of common stock of New PubCo (“New PubCo Common Stock”). The consideration to be paid to the pre-Closing holders of Bridger Series C Preferred Shares in connection with the Transactions will be shares of Series A preferred stock of New PubCo, which shares will have rights and preferences that mirror certain rights and preferences currently held by the holders of the Bridger Series C Preferred Shares. Outstanding warrants to purchase shares of Class A ordinary shares of the Company will become entitled to purchase New PubCo Common Stock on the same terms and conditions as the existing warrants of the Company.

The Transactions are expected to be consummated subject to the terms and conditions as further described in the Merger Agreement, including, among others, (i) approval of the Purchaser Shareholder Matters (as defined in the Merger Agreement) by the requisite shareholders of the Company, (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended,

JACK CREEK INVESTMENT CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

(iii) receipt of other required regulatory approvals, (iv) there being no governmental order or law in force enjoining or prohibiting the consummation of the Transactions, (v) the Company having at least $5,000,001 of net tangible assets after shareholder redemptions, (vi) the Registration Statement on Form S-4 filed by New PubCo having become effective, (vii) the New PubCo Common Stock and warrants to purchase New PubCo Common Stock having been approved for listing on NASDAQ, and (viii) customary bring-down conditions related to the parties’ respective representations, warranties and pre-Closing covenants in the agreement. In addition, the obligation of Bridger and Blocker to consummate the Transactions is conditioned upon, among other items, each of the covenants of the parties to the Sponsor Agreement required to be performed as of or prior to the Closing having been performed in all material respects.

The Merger Agreement and related agreements are further described in the Current Report on Form 8-K filed by the Company on August 4, 2022.

Liquidity and Going Concern

As of September 30, 2022, the Company had cash of $52,411 and a working capital deficit of $6,051,114. The Company intends to use the funds held outside the Trust Account primarily to perform business due diligence, travel to and from the offices, review corporate documents and material agreements, and structure, negotiate and complete the Business Combination with Bridger.

On February 16, 2022, the Company entered into a $1,500,000 convertible promissory note (“Convertible Note”) with the Sponsor in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination. The Convertible Note accrues no interest and is payable upon completion of a Business Combination. The Convertible Note’s entire or partial balance can be converted into warrants at the discretion of the Sponsor at the time of Business Combination. The warrants would be identical to the Private Placement Warrants. As of September 30, 2022, the aggregate balance of the Convertible Note is $800,000 with an available balance for withdrawal of $700,000. Pursuant to the terms of the Sponsor Agreement, if the balance of the Trust Account after deducting all amounts payable in respect of the redemption of the JCIC Class A Ordinary Shares is less than $50,000,000, then immediately prior to the Business Combination, each of the Company and the Sponsor have agreed to convert any outstanding balance of the Convertible Note into a number of JCIC Class A Ordinary Shares equal to the amount of such outstanding balance divided by $10.00, rounded up to the nearest whole share.

If the Business Combination is not consummated, the Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through one year from the date of these financial statements if a Business Combination is not consummated. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of

JACK CREEK INVESTMENT CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until January 26, 2023 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date and an extension not requested by the Sponsor, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a Business Combination not occur, and an extension is not requested by the Sponsor, and potential subsequent dissolution as well as liquidity condition noted above raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after January 26, 2023. The Company intends to complete a Business Combination before the mandatory liquidation date.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K as filed with the SEC on March 21, 2022. The interim results for the three and nine months ended September 30, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any future periods.

Principals of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

JACK CREEK INVESTMENT CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2022 and December 31, 2021.

Investments Held in Trust Account

At September 30, 2022 and December 31, 2021, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the condensed consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying condensed consolidated statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Offering Costs

Offering costs consisted of legal, accounting and other expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds

JACK CREEK INVESTMENT CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

received. Offering costs allocated to warrant liabilities were expensed as incurred in the condensed consolidated statements of operations. Offering costs associated with the Class A ordinary shares issued were initially charged to temporary equity and then accreted to ordinary shares subject to redemption upon the completion of the Initial Public Offering. A total of $19,652,845 in offering costs was incurred. Of these offering costs, $18,292,144 was related to the Initial Public Offering and charged to temporary equity. Offering costs allocable to Public Warrants and Private Placement Warrants were $1,335,171 and $25,530, respectively, and expensed at the date of Initial Public Offering.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ deficit. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2022 and December 31, 2021, the 34,500,000 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed consolidated balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A ordinary shares resulted in charges against additional paid-in capital and accumulated deficit.

At September 30, 2022 and December 31, 2021, the Class A ordinary shares reflected in the condensed consolidated balance sheets are reconciled in the following table:

Gross proceeds	$345,000,000
Less:
Proceeds allocated to Public Warrants	(23,460,000)
Class A ordinary shares issuance costs	(18,292,143)
Plus:
Accretion of carrying value to redemption value	41,752,143

Class A ordinary shares subject to possible redemption – December 31, 2021	345,000,000
Plus:
Accretion of carrying value to redemption value	2,128,616

Class A ordinary shares subject to possible redemption – September 30, 2022	$347,128,616

Convertible Promissory Note

The Company accounts for its Convertible Note under ASC 815, “Derivatives and Hedging”. Under ASC 815-15-25, an election can be made at the inception of a financial instrument to account for the instrument under

JACK CREEK INVESTMENT CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

the fair value option under ASC 825. The Company has made such election for its Convertible Note. Using the fair value option, the Convertible Note is required to be recorded at its initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the Convertible Note are recognized as a non-cash gain or loss on the condensed consolidated statements of operations (see Note 5).

Warrant Liabilities

The Company accounts for the warrants in accordance with the guidance contained in ASC 815-40 under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the warrants as liabilities at their fair value and adjusts the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the condensed consolidated statements of operations. The Public Warrants (as defined in Note 3) for periods where no observable traded price was available were valued using the Binomial Lattice Model. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date. The Private Placement Warrants were valued using the Black Scholes Option Pricing Model prior to the detachment of the Public Warrants from the Units and based on the observed price for Public Warrants when they detached as they have the same terms.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of September 30, 2022 and December 31, 2021, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented. The Company’s management does not expect total amount of unrecognized tax benefits will materially change over the next twelve months.

Net (Loss) Income per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net (loss) income per ordinary share is computed by dividing net (loss) income by the weighted average number of ordinary shares outstanding for the period. The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. (Loss) income is allocated pro rata between the two share classes. This presentation assumes a business combination as the most likely outcome. Accretion associated with the Class A ordinary shares subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted (loss) income per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events.

JACK CREEK INVESTMENT CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

The following table reflects the calculation of basic and diluted net (loss) income per ordinary share (in dollars, except per share amounts):

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2022		2021		2022		2021
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Numerator:
Allocation of net (loss) income	$(5,010,446)	$(1,252,611)	$3,935,278	$983,820	$3,067,574	$766,893	$10,708,505	$2,911,468
Denominator:
Basic and diluted weighted average shares outstanding	34,500,000	8,625,000	34,500,000	8,625,000	34,500,000	8,625,000	31,329,044	8,517,857
Basic and diluted net (loss) income per ordinary share	$(0.15)	$(0.15)	$0.11	$0.11	$0.09	$0.09	$0.34	$0.34

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts, and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature, other than the warrant liabilities and the Convertible Note (see Note 10).

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

JACK CREEK INVESTMENT CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Recent Accounting Standards

In August 2020, FASB issued ASU 2020-06, “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”), to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 34,500,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 4,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 9).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 9,400,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $9,400,000 in a private placement. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 9). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. As a result of the difference in fair value of $1.42 per share of the Private Placement Warrants and the purchase price of $1.00 per share, the Company recorded a charge of $3,948,000 as of the date of the Private Placement issuance which is included in the condensed consolidated statements of operations for the nine months ended September 30, 2021.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In August 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 8,625,000 Class B ordinary shares (the “Founder Shares”). On January 13, 2021, the Sponsor

JACK CREEK INVESTMENT CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

surrendered 1,437,500 Founder Shares to the Company for cancellation for no consideration. On January 21, 2021, the Company effected a share capitalization of 1,437,500 shares, resulting in an aggregate of 8,625,000 Founder Shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share surrender and capitalization. The Founder Shares included an aggregate of up to 1,125,000 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option on January 26, 2021, no Founder Shares are currently subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

On September 25, 2020, the Sponsor transferred 25,000 Class B ordinary shares to each of the independent directors. On March 8, 2021, the Sponsor transferred 25,000 Class B ordinary shares to an additional independent director. Subsequent to these transfers, the Sponsor held 8,550,000 Class B ordinary shares.

Pursuant to the terms of a Sponsor Agreement, the Sponsor agreed to a forfeiture, effective as of immediately prior the completion of the Business Combination, of the number of JCIC Class B Ordinary Shares equal to the sum of (a) 8,550,000 minus the number of “Available Sponsor Shares” and (b) if the amount remaining in the Trust Account after allocation funds payable in respect of the redemption of the JCIC Class A Ordinary Shares is less than $20,000,000, (i) the excess of the aggregate of fees and expenses for legal counsel, accounting advisors, external auditors and financial advisors incurred by JCIC in connection with the Transactions prior to completion of the Business Combination, but excluding any deferred underwriting fees, over $6,500,000, if any, divided by (ii) $10.00.

“Available Sponsor Shares” means, (i) if the Trust Account is less than or equal to $50,000,000, after deducting all amounts payable in respect of the redemption of the JCIC Class A Ordinary Shares, 4,275,000 JCIC Class B Ordinary Shares and (ii) if the Trust Account is greater than $50,000,000, after deducting all amounts payable in respect of the redemption of the JCIC Class A Ordinary Shares, a number of JCIC Class B Ordinary Share equal to (A) 8,550,000, multiplied (B)(1) the amount in the Trust Account after deducting all amounts payable in respect of the JCIC Shareholder Redemption, divided by (2) $100,000,000; provided, that, in no event shall the Available Sponsor Shares exceed 8,550,000.

Administrative Support Agreement

Commencing on January 21, 2021, the Company entered into an agreement pursuant to which it will pay an affiliate of the Sponsor up to $10,000 per month for office space, secretarial and administrative services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the three and nine months ended September 30, 2022, the Company incurred and paid $30,000 and $90,000, respectively. For the three and nine months ended September 30, 2021, the Company incurred $30,000 and

JACK CREEK INVESTMENT CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

$83,226, respectively, in fees for these services, of which $10,000 are included in accrued expenses in the accompanying condensed consolidated balance sheets.

Promissory Notes — Related Parties

On August 24, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) March 31, 2021 and (ii) the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $114,031 was repaid on January 25, 2021. The Company is unable to borrow any future amounts against this note.

Convertible Promissory Note – Related Party

On February 16, 2022, the Company entered into the $1,500,000 Convertible Note with the Sponsor in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination. The Convertible Note shall accrue no interest and be payable upon the Company’s initial Business Combination. The Convertible Note’s entire or partial balance can be converted into warrants at a price of $1.00 per warrant at the discretion of the Sponsor at the time of Business Combination. As of September 30, 2022, the aggregate outstanding borrowings under the Convertible Note was $800,000 with an available balance for withdrawal of $700,000. Pursuant to the terms of the Sponsor Agreement, if the balance of the Trust Account after deducting all amounts payable in respect of the redemption of the JCIC Class A Ordinary Shares is less than $50,000,000, then immediately prior to the Business Combination, each of the Company and the Sponsor have agreed to convert any outstanding balance of the Convertible Note into a number of JCIC Class A Ordinary Shares equal to the amount of such outstanding balance divided by $10.00, rounded up to the nearest whole share. The Convertible Note was valued using the fair value method. The discounted cash flow method was used to value the debt component of the Convertible Note and the Black Scholes Option Pricing Model was used to value the debt conversion option. The convertible promissory note is required to be recorded at its initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the notes are recognized as a non-cash gain or loss on the condensed consolidated statements of operations. The fair value of the note as of September 30, 2022 was $589,100, which resulted in a change in fair value of the Convertible Note of $72,900 and $130,900 recorded in the condensed consolidated statements of operations for the three and nine months ended September 30, 2022 (see Note 10), respectively.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration and shareholders rights agreement entered into on January 21, 2021, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Convertible Note (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants

JACK CREEK INVESTMENT CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

and warrants that may be issued upon conversion of the Convertible Note) will be entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination. However, the registration and shareholder rights agreement provide that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $12,075,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. On July 29, 2022, J.P. Morgan Securities LLC (“J.P. Morgan”) notified the Company that, subject to certain conditions, J.P. Morgan waives its entitlement to the payment of its portion of any deferred compensation in connection with its role as underwriter in the Initial Public Offering.

NOTE 7. CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION

The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At September 30, 2022 and December 31, 2021, there were 34,500,000 Class A ordinary shares issued and outstanding, including Class A ordinary shares subject to possible redemption which are presented as temporary equity.

NOTE 8. SHAREHOLDERS’ DEFICIT

Preference Shares— The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2022 and December 31, 2021, there were no preference shares issued or outstanding.

Class A Ordinary Shares— The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At September 30, 2022 and December 31, 2021, there were 34,500,000 Class A ordinary shares issued and outstanding which are subject to possible redemption and presented as temporary equity.

Class B Ordinary Shares— The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At September 30, 2022 and December 31, 2021, there were 8,625,000 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law and except that (i) prior to Business Combination, only Class B shares have the right to vote on the appointment of directors and (ii) in a vote to

JACK CREEK INVESTMENT CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

continue the Company in a jurisdiction outside the Cayman Islands, holders of Class B shares will have ten votes per share and holders of Class A ordinary shares will have one vote per share.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of the Convertible Note. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

NOTE 9. WARRANTS

As of September 30, 2022 and December 31, 2021, there are 17,250,000 Public Warrants outstanding and 9,400,000 Private Placement Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is

JACK CREEK INVESTMENT CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with

JACK CREEK INVESTMENT CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless. If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 10. FAIR VALUE MEASUREMENTS

At September 30, 2022 and December 31, 2021, assets held in the Trust Account were comprised of $347,128,616 and $345,068,571 in money market funds invested in U.S. Treasury securities, respectively. During the three and nine months ended September 30, 2022 and 2021, the Company did not withdraw any interest income from the Trust Account.

JACK CREEK INVESTMENT CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

The following tables present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at September 30, 2022 and December 31, 2021 and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	September 30, 2022	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$347,128,616	$347,128,616	$—	$—
Liabilities:
Warrant Liabilities – Public Warrants	$4,485,000	$4,485,000	$—	$—
Warrant Liabilities – Private Placement Warrants	$2,444,000	$—	$2,444,000	$—
Convertible Note – Related Party	$589,100	$—	$—	$589,100

	December 31, 2021	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$345,068,571	$345,068,571	$—	$—
Liabilities:
Warrant Liabilities – Public Warrants	$9,311,550	$9,311,550	$—	$—
Warrant Liabilities – Private Placement Warrants	$5,074,120	$—	$5,074,120	$—

The warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Company’s accompanying condensed consolidated balance sheets as of September 30, 2022 and December 31, 2021. The warrant liabilities were measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed consolidated statements of operations.

The Private Placement Warrants were valued using the Black Scholes Option Pricing Model as of January 26, 2021. The primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the ordinary shares. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. Significant increases (decreases) in the expected volatility in isolation would result in a significantly higher (lower) fair value measurement. The expected volatility as of subsequent valuation dates was implied from the Company’s own public warrant pricing. During the year December 31, 2021, the Private Placement Warrants transferred to Level 2 due to the use of an observable market quote for a similar asset in an active market.

The Binomial Lattice Model was used in estimating the fair value of the Public Warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Placement Warrants. For periods subsequent to the detachment of the warrants from the Units, the close price of the Public Warrant price was used as the fair value as of each relevant date. The Public Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs and are classified as Level 1 as of September 30, 2022 due to being publicly traded.

JACK CREEK INVESTMENT CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 measurement during the year ended December 31, 2021 was $9,142,500. The estimated fair value of the Private Placement Warrants transferred from a Level 3 measurement to a Level 2 measurements during the year ended December 31, 2021 was $5,743,400.

The following table presents the changes in the fair value of Level 3 liabilities at September 30, 2022:

Fair value as of January 1, 2022	$—
Amount borrowed at February 16, 2022	500,000
Change in fair value as of March 31, 2022	(129,900)

Fair value as of March 31, 2022	370,100
Change in fair value as of June 30, 2022	(73,900)

Fair value as of June 30, 2022	296,200
Amount borrowed at August 10, 2022	300,000
Cash provided in excess of fair value of promissory note at August 10, 2022	(80,000)
Change in fair value as of September 30, 2022	72,900

Fair value as of September 30, 2022	$589,100

The following table presents the changes in the fair value of the Level 3 liabilities at September 30, 2021:

	Private Placement Warrants	Public Warrants	Warrant Liabilities
Fair value as of January 1, 2021	$—	$—	$—
Initial measurement on January 26, 2021	13,348,000	23,460,000	36,808,000
Change in valuation inputs or other assumptions	(8,366,000)	(14,317,500)	(22,683,500)
Transfer to Level 1	—	(9,142,500)	(9,142,500)

Fair value as of March 31, 2021	4,982,000	—	4,982,000
Change in valuation inputs or other assumptions	2,644,941	—	2,644,941

Fair value as of June 30, 2021	7,626,941	—	7,626,941
Transfer to Level 2	(5,743,400)		(5,743,400)
Change in valuation inputs or other assumptions	(1,883,541)	—	(1,883,541)

Fair value as of September 30, 2021	$—	$—	$—

The Convertible Note was measured at fair value as of the date of the initial borrowing on February 16, 2022, and as of September 30, 2022. The discounted cash flow method was used to value the debt component of the Convertible Note and the Black Scholes Option Pricing Model was used to value the debt conversion option. There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during three and nine months ended September 30, 2022 for the Convertible Note.

JACK CREEK INVESTMENT CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

The following table represents key inputs for the fair value of the Convertible Note:

At September 30, 2022
Stock price	$9.95
Strike price	$11.50
Term (in years)	5.31
Volatility	1.6%
Risk-free rate	4.01%

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(All amounts in U.S. dollars)

	As of September 30, 2022	As of December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$94,143,466	$13,689,091
Restricted cash	12,224,970	3,572,041
Accounts receivable	10,920,871	34,992
Aircraft support parts	1,761,270	1,944,660
Prepaid expenses and other current assets	3,130,783	2,825,687
Deferred offering costs	4,658,430	—

Total current assets	126,839,790	22,066,471
Property, plant and equipment, net	187,863,280	168,677,309
Intangible assets, net	245,990	307,954
Goodwill	2,457,937	2,457,937
Other noncurrent assets	3,147,142	1,602,568

Total assets	$320,554,139	$195,112,239

LIABILITIES, MEZZANINE EQUITY AND MEMBERS’ DEFICIT
Current liabilities:
Accounts payable	$4,653,766	$4,021,177
Accrued expenses and other current liabilities	12,355,584	474,644
Operating right-of-use current liability	—	4,973
Current portion of Series B Preferred shares	—	66,412,637
Current portion of long-term debt	2,462,670	2,155,926

Total current liabilities	19,472,020	73,069,357
Long-term accrued expenses and other noncurrent liabilities	64,722	1,456,949
Operating right-of-use noncurrent liability	756,920	608,571
Long-term debt, net of debt issuance costs	205,715,155	58,117,473

Total liabilities	$226,008,817	$133,252,350

COMMITMENTS AND CONTINGENCIES

MEZZANINE EQUITY
Series A Preferred shares	$—	$146,668,028
Series C Preferred shares	483,385,214	—

MEMBERS’ DEFICIT
Accumulated deficit	(390,307,424)	(84,832,845)
Accumulated other comprehensive income	1,467,532	24,706

Total members’ deficit	(388,839,892)	(84,808,139)

Total liabilities, mezzanine equity and members’ deficit	$320,554,139	$195,112,239

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(All Amounts in U.S. dollars)

	Nine months ended September 30,
	2022	2021
Revenues	$45,275,556	$38,712,244
Cost of revenues:
Flight operations	16,635,021	13,536,022
Maintenance	11,932,078	8,635,539

Total cost of revenues	28,567,099	22,171,561

Gross profit	16,708,457	16,540,683
Operating expenses:
General and administrative	27,419,969	6,739,293
Business development	1,215,335	249,745

Total operating expenses	28,635,304	6,989,038

Operating (loss) income	(11,926,847)	9,551,645
Interest expense	(13,052,438)	(5,779,282)
Other (expense) income	(138,422)	815,989

Net (loss) income	(25,117,707)	4,588,352

Net loss per share – basic and diluted	$(7.58)	$(0.19)

Weighted-average shares outstanding – basic and diluted	40,282,828	40,080,808

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(All Amounts in U.S. dollars)

	Nine months ended September 30,
	2022	2021
Net (loss) income	$(25,117,707)	$4,588,352
Other comprehensive income:
Foreign currency translation adjustment	(359)	(841)
Unrealized gain on derivative instruments	1,443,185	422,230

Total other comprehensive income	1,442,826	421,389

Comprehensive (loss) income	$(23,674,881)	$5,009,741

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF MEMBERS’ DEFICIT

(All Amounts in U.S. dollars)

	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Members’ Deficit

Balance as of December 31, 2020	$(62,378,864)	$(502,128)	$(62,880,992)
Liquidation preference on Series A Preferred shares	(3,720,965)	—	(3,720,965)
Unrealized gain on derivative instruments	—	568,297	568,297
Net loss	(8,046,869)	—	(8,046,869)

Balance as of March 31, 2021	(74,146,698)	66,169	(74,080,529)
Liquidation preference on Series A Preferred shares	(3,873,632)	—	(3,873,632)
Unrealized gain on derivative instruments	—	(205,999)	(205,999)
Net loss	(5,254,859)	—	(5,254,859)

Balance as of June 30, 2021	(83,275,189)	(139,830)	(83,415,019)
Liquidation preference on Series A Preferred shares	(4,033,364)	—	(4,033,364)
Foreign currency translation adjustment		(841)	(841)
Unrealized gain on derivative instruments	—	59,932	59,932
Net income	17,890,080	—	17,890,080

Balance as of September 30, 2021	$(69,418,473)	$(80,739)	$(69,499,212)

	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Members’ Deficit

Balance as of December 31, 2021	$(84,832,845)	$24,706	$(84,808,139)
Liquidation preference on Series A Preferred shares	(4,339,767)	—	(4,339,767)
Foreign currency translation adjustment	—	(287)	(287)
Stock based compensation	2,558	—	2,558
Change in value on derivative instruments	—	674,381	674,381
Net loss	(14,873,009)	—	(14,873,009)

Balance as of March 31, 2022	(104,043,063)	698,800	(103,344,263)
Series A Preferred shares adjustment for redemption, extinguishment and revaluation	(81,323,569)	—	(81,323,569)
Series C Preferred shares adjustment to maximum redemption value	(189,057,208)	—	(189,057,208)
Foreign currency translation adjustment	—	24	24
Stock based compensation	2,222	—	2,222
Change in value on derivative instruments	—	309,654	309,654
Net loss	(4,562,875)	—	(4,562,875)

Balance as of June 30, 2022	(378,984,493)	1,008,478	(377,976,015)
Series C Preferred shares adjustment to maximum redemption value	(5,643,331)	—	(5,643,331)
Foreign currency translation adjustment	—	(96)	(96)
Stock based compensation	2,223	—	2,223
Unrealized gain on derivative instruments	—	459,150	459,150
Net loss	(5,681,823)	—	(5,681,823)

Balance as of September 30, 2022	$(390,307,424)	$1,467,532	$(388,839,892)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(All Amounts in U.S. dollars)

	Nine months ended September 30,
	2022	2021
Cash Flows from Operating Activities:
Net (loss) income	$(25,117,707)	$4,588,352
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Loss on sale of fixed assets	1,588,361	22,652
Depreciation and amortization	8,561,926	6,161,448
Stock based compensation expense	7,003	—
Amortization of debt issuance costs	288,853	108,928
Loss (gain) on extinguishment of debt	844,925	(774,300)
Change in fair value of Series A Preferred shares	3,918,636	—
Accrued interest on Series B Preferred shares	3,586,586	3,596,813
Changes in operating assets and liabilities
Accounts receivable	(10,885,879)	(9,515,470)
Aircraft support parts	183,390	(1,040,856)
Prepaid expense and other current assets	(305,096)	(1,496,911)
Accounts payable, accrued expenses and other liabilities	9,398,500	634,009

Net cash (used in) provided by operating activities	(7,930,502)	2,284,665

Cash Flows from Investing Activities:
Investments in construction in progress – aircraft	—	(26,880,000)
Investments in construction in progress – buildings	(7,739,841)	(2,146,396)
Proceeds from sale of aircraft	286,400	—
Purchases of property, plant and equipment, net	(23,818,386)	(8,920,166)

Net cash used in investing activities	(31,271,827)	(37,946,562)

Cash Flows from Financing Activities:
Contributions from Series B Preferred shares members	—	40,000,000
Payment to Series A Preferred shares members	(236,250,000)	—
Payment to Series B Preferred shares members	(69,999,223)	—
Borrowings from Series C Preferred shares members, net of issuance costs	288,684,675	—
Borrowings from 2022 taxable industrial revenue bond	160,000,000	—
Borrowings from 2021 taxable industrial revenue bond	—	7,330,000
Extinguishment of 2021 Taxable Industrial Revenue bond	(7,549,900)	—
Borrowings from various First Interstate Bank vehicle loans	202,216	58,369
Payment of debt issuance costs	(4,417,806)	(569,562)
Payment of offering costs	(896,108)	—
Repayments on debt	(1,463,862)	(1,263,519)

Net cash provided by financing activities	128,309,992	45,555,288

Effects of exchange rate changes	(359)	(841)
Net change in cash, cash equivalents and restricted cash	89,107,304	9,892,550
Cash, cash equivalents and restricted cash – beginning of the period	17,261,132	5,245,886

Cash, cash equivalents and restricted cash – end of the period	$106,368,436	$15,138,436

Less: Restricted cash – end of the period	12,224,970	4,544,632

Cash and cash equivalents – end of the period	$94,143,466	$10,593,804

Supplemental disclosure of non-cash investing and financing activities:
Deferred offering costs included in accrued expenses and other current liabilities	$3,762,322	$—
Fixed assets in accounts payable	$448,850	$15,298,585

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

Note 1 – Organization and Basis of Presentation

Nature of Business

Bridger Aerospace Group Holdings, LLC and its subsidiaries (“Bridger”, “the Company,” “we,” “us” or “our”) provides aerial wildfire management, relief and suppression and firefighting services using next generation technology and sustainable and environmentally safe firefighting methods.

The Company was formed on November 20, 2018 and registered in the State of Delaware. The legal name of the Company was officially changed from ElementCompany Operations, LLC to Bridger Aerospace Group Holdings, LLC through an amendment with the State of Delaware, effective January 1, 2020.

As of September 30, 2022, the Company had 15 aircraft, including 5 Twin Commander surveillance platforms, 4 Quest Kodiaks, 5 Viking CL415EAFs and 1 Pilatus PC-12. As of September 30, 2021, the Company had 16 aircraft, including 2 FVR-90 UAV Drones, 6 Twin Commander surveillance platforms, 4 Quest Kodiaks and 4 Viking CL415EAFs.

Basis of Presentation

The condensed consolidated financial statements are unaudited and have been prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”). The condensed consolidated financial statements include the financial statements of the Company, all entities that are wholly-owned by the Company and all entities in which the Company has a controlling financial interest.

These unaudited condensed consolidated financial statements and accompanying notes should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto for the year ended December 31, 2021 included elsewhere in this prospectus. In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of its financial position as of September 30, 2022 and its results of operations for the nine months ended September 30, 2022 and 2021, and cash flows, comprehensive (loss) income and members’ deficit for the nine months ended September 30, 2022 and 2021. The Condensed Consolidated Balance Sheets as of December 31, 2021, was derived from audited annual financial statements but does not contain all of the footnote disclosures from the annual financial statements.

Business Combination

On August 3, 2022, the Company’s board of managers unanimously approved the pursuit of a merger transaction involving the Company and Jack Creek Investment Corp (“JCIC”), a special purpose acquisition company (“SPAC”) that would result in the Company being a wholly owned subsidiary of a new public entity (the “Business Combination”). On August 3, 2022, the Company and JCIC entered into an agreement and plan of merger (the “Transaction Agreements”) for the Business Combination. The Company is expected to receive approximately $347,129 thousand in cash consideration from JCIC upon the closing of the Business Combination (the “Closing”) based on JCIC’s Trust Account as of September 30, 2022 per JCIC’s Form 10-Q filed on November 4, 2022. The cash consideration expected to be received by the Company is estimated before giving effect to the payment of transaction costs incurred in connection with the Business Combination and assumes that no public stockholders of JCIC exercise their redemption rights with respect to their public shares of Class A ordinary shares for a pro rata share of the funds in the Trust Account of JCIC prior to the Closing. The Company will not receive any cash consideration upon the closing of the Business Combination if 100% of public stockholders of JCIC exercise their redemption rights with respect to their public shares of Class A ordinary shares for a pro rata share of the funds in the Trust Account of JCIC prior to the Closing.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

Liquidity

The Company had $94,143 thousand and $13,689 thousand of cash and cash equivalents as of September 30, 2022 and December 31, 2021, respectively. The Company had $12,225 thousand and $3,572 thousand of restricted cash as of September 30, 2022 and December 31, 2021, respectively.

The Company has entered into various term loan agreements and other long-term debt to fund the purchase of aircraft, finance the construction of aircraft hangars and to supplement its cash balance. As of September 30, 2022 the Company has $2,463 thousand of current portion of long-term debt, net of debt issuance costs. As of September 30, 2022, future contractual payments related to the purchase of aircraft and the construction of the third hangar are $9,098 thousand and $5,598 thousand, respectively, for the next twelve months.

The Company believes it will be sufficiently funded for its short-term liquidity needs and the execution of its business plan for at least 12 months following the date at which the unaudited condensed consolidated financial statements were available to be issued. As of October 31, 2022 the Company has cash and cash equivalents of $95,540 thousand and restricted cash of $12,244 thousand.

Note 2 – Summary of Significant Accounting Policies

Principles of Consolidation

The Company consolidates those entities in which it, through the existing owners, has control over significant operating, financial or investing decisions of the entity. All significant intercompany balances and transactions have been eliminated in consolidation.

Variable Interest Entities

The Company follows ASC 810-10-15 guidance with respect to accounting for variable interest entities (“VIE”). These entities do not have sufficient equity at risk to finance their activities without additional subordinated financial support from other parties or whose equity investors lack any of the characteristics of a controlling financial interest. A variable interest is an investment or other interest that will absorb portions of a VIE’s expected losses or receive portions of its expected returns and are contractual, ownership or pecuniary in nature and that change with changes in the fair value of the entity’s net assets. A reporting entity is the primary beneficiary of a VIE and must consolidate it when that party has a variable interest, or combination of variable interests, that provide it with a controlling financial interest. A party is deemed to have a controlling financial interest if it meets both of the power and loss/benefits criteria. The power criterion is the ability to direct the activities of the VIE that most significantly impact its economic performance. The losses/benefits criterion is the obligation to absorb losses from, or right to receive benefits from, the VIE that could potentially be significant to the VIE. The VIE model requires an ongoing reconsideration of whether a reporting entity is the primary beneficiary of a VIE due to changes in the facts and circumstances.

For the nine months ended September 30, 2022 and 2021, the following entities are considered to be VIEs, as they lack sufficient equity and are consolidated in the Company’s unaudited condensed consolidated financial statements: Northern Fire Management Services, LLC (“NFMS, LLC”) and Mountain Air, LLC (“MA, LLC”). For the nine months ended September 30, 2022 and 2021, NFMS, LLC and MA, LCC held immaterial assets or liabilities in their unaudited financial statements. For the nine months ended September 30, 2022 and 2021, the following entities were considered to be VIEs but were not consolidated in the unaudited condensed consolidated financial statements due to the lack of the power criterion or the losses/benefits criterion: AE Côte-Nord Canada (“Côte-Nord”) and Ensyn BioEnergy Canada, Inc (“EBC”).

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

Northern Fire Management Services, LLC: The Company assisted in designing and organizing NFMS, LLC with a business purpose of employing Canadian aviation professionals for the Company. A master services agreement exists between NFMS, LLC and the Company, Bridger Air Tanker, LLC, a wholly owned subsidiary of the Company, to transfer all annual expenses incurred to the Company in exchange for the Canadian employees to support the Company’s water scooper aircraft. NFMS, LLC is fifty percent owned by a member of the executive team who is also an owner of the Company and fifty percent owned by a BAG, LLC employee. The ownership split is economic only and common control is retained by the ownership of the executive member. The Company is responsible for the decisions related to all of its expenditures, which solely relates to payroll. Based on these facts, it was determined that the Company is the primary beneficiary of NFMS, LLC. Therefore, NFMS, LLC has been consolidated by the Company. All intercompany expenses associated with NFMS, LLC and its service agreement have been eliminated in consolidation.

Mountain Air, LLC: MA, LLC is designed to hold aerial firefighting contracts. The Company and MA, LLC have a management service agreement, whereby the Company leases the aircraft for its contracts in exchange for 99% of the profit obtained from the leased aircraft. All monetary consideration solely comes from the Company or one of its wholly owned subsidiaries and MA, LLC only incurs immaterial expenses. MA, LLC is owned by two of the Company’s executive members who are also owners in the Company. Through the management service agreement, the Company controls the operations and all significant budgeting and financing of MA, LLC. The Company has the primary risk (expense) exposure in financing and operating the assets and is responsible for 100% of MA, LLC’s operations. It was determined that the Company is the primary beneficiary of MA, LLC and therefore, MA, LLC has been consolidated by the Company. All intercompany revenue and expenses associated with MA, LLC and its management service agreement have been eliminated in consolidation.

Seasonality

The Company’s business is generally seasonal, with a significant portion of total revenue occurring during the second and third quarters of the fiscal year due to the North American fire season.

Use of Estimates

The preparation of financial statements in conformity with US GAAP, requires management to make assumptions and estimates that affect the reported amounts of assets and liabilities, disclosure of gain or loss contingencies as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from their estimates and such differences could be material to the unaudited condensed consolidated financial statements. Significant items subject to such estimates and assumptions include: (a) excess and aging aircraft support parts reserves, (b) allowance for doubtful accounts, (c) useful lives of property, plant and equipment, net (d) impairment of long-lived assets, goodwill and other intangible assets, (e) disclosure of fair value of financial instruments, (f) variable interest entities, (g) accounting for Series A Preferred shares, Series B Preferred shares and Series C Preferred shares, (h) revenue recognition, (i) estimates and assumptions made in determining the carrying values of goodwill and other intangible assets and (j) incentive units.

Deferred Offering Costs

Deferred offering costs primarily consist of capitalized legal, accounting and other third-party costs incurred that are directly related to the Business Combination, which is to be accounted for as a reverse recapitalization. These costs will be charged to Members’ deficit as a reduction of Accumulated deficit generated upon the completion of the Business Combination. As of September 30, 2022, the Company recorded $4,658 thousand of deferred

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

offering costs in the Condensed Consolidated Balance Sheets. Should the Business Combination no longer be considered probable of being consummated, all deferred offering costs will be charged to General and administrative in the Condensed Consolidated Statements of Operations. The Company did not record any deferred offering costs as of December 31, 2021.

Revenue Recognition

The Company charges daily and hourly rates depending upon the type of firefighting service rendered and under which contract the services are performed. These services are primarily split into flight revenue and standby revenue. Flight revenue is earned primarily at an hourly rate when the engines of the aircraft are started and stopped upon request of the customer, tracked via a Hobbs meter. Standby revenue is earned primarily as a daily rate when aircraft are available for use at a fire base, awaiting request from the customer for flight deployment.

The Company enters into short, medium and long-term contracts with customers, primarily with government agencies during the firefighting season, to deploy aerial fire management assets. Revenue is recognized when performance obligations under the terms of a contract with our customers are satisfied and payment is typically due within 30 days of invoicing. This occurs as the services are rendered and include the use of the aircraft, pilot and field maintenance personnel to support the contract.

Contracts are based on either a Call-When-Needed (“CWN”) or Exclusive Use (“EU”) basis. Rates established are generally more competitive based on the security of the revenue from the contract (i.e., an EU versus only on an as-needed basis in CWN). These rates are delineated by the type of service, generally flight time or time available for deployment. Once an aircraft is deployed on a contract the fees are earned at these rates and cannot be obligated to another customer. Contracts have no financing components and consideration is at pre-determined rates. No variable considerations are constrained within the contracts.

The transaction prices are allocated on the service performed and tracked real-time by each operator in a duty log. On at least a monthly basis, the services performed and rates are validated by each customer. Acceptance by the customer is evidenced by the provision of their funded task order or accepted invoice.

The Company has not incurred incremental costs for obtaining contracts with customers. In addition, the Company evaluates whether or not it should capitalize the costs of fulfilling a contract. Such costs would be capitalized when they are not within the scope of other standards and: (1) are directly related to a contract; (2) generate or enhance resources that will be used to satisfy performance obligations; and (3) are expected to be recovered. The Company has elected to use the practical expedient detailed in ASC 340-40-25-4 to expense any costs to fulfill a contract as they are incurred when the amortization period would be one year or less.

Contract assets are classified as a receivable when the reporting entity’s right to consideration is unconditional, which is when payment is due only upon the passage of time. As the Company invoices customers for performance obligations that have been satisfied, at which point payment is unconditional, contracts do not typically give rise to contract assets. Contract liabilities are recorded when cash payments are received or due in advance of performance.

Payment terms vary by customer and type of revenue contract. The Company generally expects that the period of time between payment and transfer of promised goods or services will be less than one year. In such instances, the Company has elected the practical expedient to not evaluate whether a significant financing component exists. As permitted under the practical expedient available under ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), the Company does not disclose the value of unsatisfied performance obligations for

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

(i) contracts with an original expected length of one year or less, and (ii) contracts for which the Company recognizes revenue at the amount which it has the right to invoice for services performed.

Other revenue consists of leasing revenues for facilities as well as external repair work performed on customer aircraft.

Revenue Disaggregation

The following shows the disaggregation of revenue by service for the nine months ended September 30, 2022 and 2021.

	Nine months ended September 30,
	2022	2021
Fire suppression	$38,232,767	$30,142,726
Aerial surveillance	6,833,649	8,349,515
Other services	209,140	220,003

Total revenues	$45,275,556	$38,712,244

The following shows the disaggregation of revenue by type for the nine months ended September 30, 2022 and 2021.

	Nine months ended September 30,
	2022	2021
Flight revenue	$24,585,180	$19,914,715
Standby revenue	20,305,658	18,444,418
Other revenue	384,718	353,111

Total revenues	$45,275,556	$38,712,244

Concentration Risk

During the nine months ended September 30, 2022, the Company had one customer who individually accounted for 97% of total revenues. As of September 30, 2022, one customer accounted for 93% of accounts receivable. During the nine months ended September 30, 2021, the Company had two customers who accounted for 74% and 18% of total revenues, respectively. As of December 31, 2021, one customer made up 92% of accounts receivable.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss attributable to the common shareholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing net loss attributable to the common shareholders by the weighted-average number of common shares outstanding during the period, adjusted for the impact of securities that would have a dilutive effect on net loss per share.

Collaboration Agreements

The Company analyzes its collaboration arrangement to assess if it is within the scope of ASC Topic 808, Collaborative Agreements (“ASC 808”) by determining whether such an arrangement involves joint operating

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

activities performed by parties that are both active participants in the activities and exposed to significant risks and rewards dependent on the commercial success of such activities. This assessment is performed throughout the life of the arrangement based on changes in the responsibilities of all parties in the arrangement. If the Company concluded that it has a customer relationship with its collaborator, the collaboration arrangement would be accounted for under ASC 606.

Stock-Based Compensation

The Company accounts for its stock-based compensation in accordance with provisions of ASC 718, Compensation-Stock Compensation (“ASC 718”) at the grant date fair value.

Select board members and an executive were granted incentive unit awards (“Incentive Units”) which contain service and performance vesting conditions. Compensation cost for Incentive Units is measured at their grant-date fair value and is equal to the value of the Company’s Class D Common shares, which is estimated using an option pricing model. Compensation cost for service based units is recognized over the requisite service period on a straight-line basis. For performance related units, expense is recognized when the performance related condition is considered probable.

Advertising Expense

Advertising costs are expensed as incurred and are included in General and administrative expense in the Condensed Consolidated Statement of Operations. Advertising expense for the nine months ended September 30, 2022 and 2021 was $520 thousand and $74 thousand, respectively.

Recent Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASC 842”). The ASU requires most leases to be recognized on the balance sheets as lease assets and lease liabilities and requires both quantitative and qualitative disclosures regarding key information about leasing arrangements. Lessor accounting is largely unchanged.

The Company early adopted ASU No. 2016-02 effective January 1, 2021 using the optional transition method in ASU 2018-11. Under this method, the Company has not adjusted its comparative period financial statements for the effects of the new standard or made the new, expanded required disclosures for periods prior to the effective date. The Company elected the package of practical expedients permitted under the transition guidance in ASU No. 2016-02 to not reassess prior conclusions related to contracts containing leases, lease classification and initial direct costs. The adoption of the new lease standard resulted in the recognition of lease liabilities of $620 thousand and right-of-use (“ROU”) assets of $620 thousand. The adoption of ASU No. 2016-02 did not have a material impact on the Company’s unaudited condensed consolidated financial statements.

In August 2017, the FASB issued ASU No. 2017-12, Targeted Improvements to Accounting for Hedging Activities, which amends (Topic 815), Derivatives and Hedging. This ASU includes amendments to existing guidance to better align an entity’s risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. This ASU is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company adopted this standard on January 1, 2021. The adoption of this standard did not have a significant impact on the Company’s unaudited condensed consolidated financial statements.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

In November 2018, the FASB issued ASU No. 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606. This standard clarifies that certain transactions between collaborative arrangement participants should be accounted for as revenue under ASC 606 when the collaborative arrangement participant is a customer for a promised good or service that is distinct within the collaborative arrangement. The guidance also precludes entities from presenting amounts related to transactions with a collaborative arrangement participant that is not a customer as revenue, unless those transactions are directly related to third-party sales. The Company adopted this standard on January 1, 2021. The adoption of this standard did not have a significant impact on the Company’s unaudited condensed consolidated financial statements.

In October 2018, the FASB issued ASU No. 2018-16, Derivatives and Hedging (Topic 815): Inclusion of the Secured Overnight Financing (“SOFR”) Overnight Index Swap (“OIS”) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes. The guidance in ASU No. 2018-16 adds the OIS rate based on SOFR as a U.S. benchmark interest rate to facilitate the LIBOR to SOFR transition and provide sufficient lead time for entities to prepare for changes to interest rate risk hedging strategies for both risk management and hedge accounting purposes. The amendments in this ASU were required to be adopted concurrently with the guidance in ASU No. 2017-12. The guidance became effective for the Company for its fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. The Company adopted this standard on January 1, 2020. The adoption of ASU No. 2018-16 did not have a material impact on the Company’s unaudited condensed consolidated financial statements.

Recently Issued Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in this ASU replace the incurred loss model for recognition of credit losses with a methodology that reflects expected credit losses over the life of the loan and requires consideration of a broader range of reasonable and supportable information to calculate credit loss estimates. The new guidance is effective for the Company for its fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact of adopting the new accounting guidance on the Company’s unaudited condensed consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles-Goodwill and Other (Topic 350): Intangibles - Goodwill and Other: Simplifying the Test for Goodwill Impairment. This update modifies the concept of impairment from the condition that exists when the carrying amount of goodwill exceeds its implied fair value to the condition that exists when the carrying amount of a reporting unit exceeds its fair value. In order to reduce complexity, an entity no longer will determine goodwill impairment by calculating the implied fair value of goodwill by assigning the fair value of a reporting unit to all of its assets and liabilities as if that reporting unit had been acquired in a business combination. The new guidance is effective for the Company for its fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact of adopting the new accounting guidance on the Company’s unaudited condensed consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, and in January 2021, issued ASU No. 2021-01, Reference Rate Reform: Scope. These updates provide optional expedients and exceptions for applying US GAAP to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. The optional guidance is provided to ease the potential burden of accounting for reference rate reform. The guidance is effective and can be adopted no later than December 31, 2022. The Company is currently evaluating the impact of adopting the new accounting guidance on the Company’s unaudited condensed consolidated financial statements.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

Note 3 – Aircraft Support Parts

Aircraft support parts consist of the following:

	As of September 30, 2022	As of December 31, 2021
Repairables and expendables	$1,734,292	$1,855,143
Other support parts	26,978	89,517

Total aircraft support parts	$1,761,270	$1,944,660

Note 4 – Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

	As of September 30, 2022	As of December 31, 2021
Prepaid insurance	$1,212,655	$1,202,946
Prepaid subscriptions	1,840,981	1,559,266
Other current assets	77,147	63,475

Total prepaid expenses and other current assets	$3,130,783	$2,825,687

Note 5 – Property, Plant and Equipment, net

Property, plant and equipment, net consist of the following:

	As of September 30, 2022	As of December 31, 2021
Aircraft	$156,504,250	$121,824,576
Less: accumulated depreciation	(16,101,938)	(8,451,678)

Aircraft, net	140,402,312	113,372,898

Construction-in-progress – Aircraft	17,396,510	33,792,009

Buildings	16,519,231	16,465,087
Vehicles and equipment	4,245,933	2,859,568
Construction-in-progress – Buildings	11,033,070	3,293,229
Finance lease right-of-use-asset	121,831	121,399
Less: accumulated depreciation	(1,855,607)	(1,226,881)

Buildings and equipment, net	30,064,458	21,512,402

Property, plant and equipment, net	$187,863,280	$168,677,309

For the nine months ended September 30, 2022, the Company recorded $7,590 thousand and $910 thousand of depreciation expenses in Cost of revenues and General and administrative, respectively. For the nine months ended September 30, 2021, the Company recorded $5,748 thousand and $390 thousand of depreciation expenses in Cost of revenues and General and administrative, respectively.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

For the nine months ended September 30, 2022 and 2021, the Company disposed of assets related to the aging aircraft resulting in a loss of $1,588 thousand and $23 thousand, respectively.

For the nine months ended September 30, 2022 and 2021 capitalized interest to equipment from debt financing was $358 thousand and $24 thousand, respectively. Aircraft that is currently being manufactured is considered construction in process and is not depreciated until the aircraft is placed into service. Aircraft that is temporarily not in service is not depreciated until placed into service.

Note 6 – Goodwill and Other Intangible Assets

The Company’s goodwill originated from the acquisition of MA, LLC in April 2018. The carrying amount of goodwill was $2,458 thousand as of September 30, 2022 and December 31, 2021. There were no impairment charges recorded for goodwill for the nine months ended September 30, 2022 and 2021.

Other intangible assets consisted of the following:

		As of September 30, 2022
	Estimated Life (Years)	Gross Carrying amount	Accumulated Amortization	Net Carrying Amount
Licenses	10	$85,131	$(51,614)	$33,517
Internal-use software	3	296,675	(84,202)	212,473

Total intangible assets		$381,806	$(135,816)	$245,990

		As of December 31, 2021
	Estimated Life (Years)	Gross Carrying amount	Accumulated Amortization	Net Carrying Amount
Licenses	10	$85,131	$(45,229)	$39,902
Internal-use software	3	73,601	(28,623)	44,978
Capitalized internal-use software in progress	N/A	223,074	—	223,074

Total intangible assets		$381,806	$(73,852)	$307,954

Amortization expense was $62 thousand and $23 thousand for the nine months ended September 30, 2022 and 2021, respectively. Amortization expense is included in General and administrative expenses in the Condensed Consolidated Statements of Operations.

Note 7 – Other noncurrent assets

Other noncurrent assets consisted of the following:

	As of September 30, 2022	As of December 31, 2021
Investment in Overwatch	$1,000,000	$1,000,000
Operating lease right-of-use asset	678,475	577,086
Interest rate swap	1,468,667	25,482

Total other noncurrent assets	$3,147,142	$1,602,568

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

Note 8 – Accrued Expense and Other Liabilities

Accrued expenses and other liabilities consisted of the following:

	As of September 30, 2022	As of December 31, 2021
Accrued salaries, wages and bonuses	$6,899,420	$1,636,000
Finance right-of-use liability	99,203	82,944
Accrued interest expense and other accrued liabilities	1,624,144	212,649
Accrued professional fees	3,797,539	—

Total accrued expenses and other liabilities	12,420,306	1,931,593
Less: Current accrued expenses and other current liabilities	(12,355,584)	(474,644)

Total long-term accrued expenses and other noncurrent liabilities	$64,722	$1,456,949

Note 9 – Interest Rate Swaps

The Company assesses interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely affect expected future cash flows and by evaluating hedging opportunities.

The Company entered an interest rate swap with Rocky Mountain Bank (“RMB”) on March 12, 2020 to reduce risk related to variable-rate debt from the term loan, which was subject to changes in market rates of interest as discussed in Note 11 – Long-term Debt. The interest rate swap is designated as a cash flow hedge. The Company records its corresponding derivative asset and derivative liability on a gross basis in Other noncurrent assets and Long-term accrued expenses and other noncurrent liabilities at fair value on the Condensed Consolidated Balance Sheets.

Each month, the Company makes interest payments to RMB under its loan agreement based on the current applicable one-month LIBOR rate plus the contractual LIBOR margin then in effect with respect to the term loan, without reflecting the interest rate swap. At the end of each calendar month, the Company receives or makes payments on the interest rate swap difference, if any, based on the current effective interest rate set forth in the table below. Interest payments on the Company’s term loan and payments received or made on the interest rate swap are reported net in the Condensed Consolidated Statements of Operations as interest expense.

The Company had the following interest rate swap designated as a cash flow hedge:

As of September 30, 2022
Effective Date	Maturity Date	Notional Amount	Fair Value	Effective Interest Rate(1)
4/15/2020	3/15/2030	$11,271,205	$1,468,667	2.64% (0.14% + 2.5% LIBOR margin)

As of December 31, 2021
Effective Date	Maturity Date	Notional Amount	Fair Value	Effective Interest Rate(1)
4/15/2020	3/15/2030	$11,754,570	$25,482	2.64% (0.14% + 2.5% LIBOR margin)

(1)

As described in Note 11 – Long-term Debt, the note above initially bears interest at a LIBOR rate determined by the maturity of the note, plus a LIBOR margin rate equal to 2.5% according to the individual

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

secured credit facility. The LIBOR margin decreases as the borrower’s “Leverage Ratio” decreases. The effective interest rate in the table reflects the rate the Company pays giving effect to the swaps.

The Company accounts for the interest rate swap as a cash flow hedge for accounting purposes under US GAAP. The Company reflects the effect of this hedging transaction in the unaudited condensed consolidated financial statements. The unrealized gain is reported in other comprehensive income. If the Company terminates the interest rate swap agreement, the cumulative change in fair value at the date of termination would be reclassified from Accumulated other comprehensive income, which is classified in members’ deficit, into earnings on the Condensed Consolidated Statements of Operations.

Note 10 – Fair Value Measurements

Series A-1 and A-2 Mandatorily Redeemable Preferred shares

On April 25, 2022, the Company and its investors amended the terms of Series A-1 and Series A-2 Preferred shares to require the Series A-1 and Series A-2 Preferred shares to be redeemed on April 25, 2032. Due to the mandatory redemption provision, the Series A-1 and A-2 Preferred shares are reclassified from mezzanine equity to liability and are reported at fair value with changes in fair value recorded as gains or losses within Interest expense. The Series A-1 and Series A-2 Preferred shares were redeemed during the nine months ended September 30, 2022 as further discussed in Note 17 – Mandatorily Redeemable Preferred Stock.

Long-term debt, net of debt issuance costs

The Company’s long-term debt, net is recorded at carrying value which approximates fair value based on the closing or estimated market prices of similar securities comparable to the Company’s debts as of September 30, 2022 and December 31, 2021. Debt financing activities and loan agreements are further described in Note 11.

Recurring Fair Value Measurement

Our cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and other current assets and liabilities (excluding derivative instruments) are carried at amounts which reasonably approximate their fair values due to their short-term nature.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

The following tables summarizes the Company’s assets that are measured at fair value on a recurring basis, by level, within the fair value hierarchy:

As of September 30, 2022
Level 2
Assets
Interest rate swap	$1,468,667

Total assets	$1,468,667

As of December 31, 2021
Level 2
Assets
Interest rate swap	$25,482

Total assets	$25,482

Liabilities
Mandatorily redeemable Series B Preferred shares	$66,412,637
Total liabilities	$66,412,637

Interest Rate Swap

The Company’s derivative financial instruments are measured at fair value on a recurring basis based on quoted market prices or using standard valuation models as described in Note 9 – Interest Rate Swap. The notional amounts of the derivative financial instruments do not necessarily represent amounts exchanged by the parties and, therefore, are not a direct measure of our exposure to the financial risks described in Note 2 – Summary of Significant Accounting Policies.

The fair value of the Company’s interest rate swap agreement was determined based on the present value of expected future cash flows using discount rates appropriate with the terms of the swap agreement. The fair value indicates an estimated amount the Company would be required to pay if the contracts were canceled or transferred to other parties. The Company used a Level 2 valuation methodology to assess this interest rate swap.

Mandatorily Redeemable Series B Preferred shares

The Company’s mandatorily redeemable Series B Preferred shares are measured at fair value based on capital contributions, plus accrued but unpaid interest. The Series B Preferred shares were redeemed during the nine months ended September 30, 2022 as further discussed in Note 17.

Non-Recurring Fair Value Measurements

The Company measures certain assets at fair value on a non-recurring basis, including long-lived assets and goodwill and cost method investments, which are evaluated for impairment. Long-lived assets include property, plant and equipment, net, and certain intangible assets. The inputs used to determine the fair value of long-lived assets are considered Level 3 measurements due to their subjective nature.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

As of September 30, 2022 and December 31, 2021, the Company did not have any significant assets or liabilities that were remeasured at fair value on a non-recurring basis in periods subsequent to initial recognition.

Note 11 – Long-term Debt

	As of September 30, 2022	As of December 31, 2021
Permanent loan agreement, dated August 21, 2020, greater of Prime + 1.5% or 4.75% interest rate, maturing August 21, 2035	$19,000,000	$19,000,000
Permanent loan agreement, dated October 1, 2020, greater of Prime + 1.5% or 4.75% interest rate, maturing October 1, 2035	19,000,000	19,000,000
Term loan agreement dated September 30, 2019, LIBOR + 2.5%, maturing March 15, 2030	11,271,505	11,754,570
Term loan agreement dated February 3, 2020, LIBOR + 2.5%, maturing February 3, 2027	4,510,500	4,929,000
Taxable industrial revenue bonds, dated February 24, 2021, 6.5% interest rate, maturing February 21, 2040	—	7,330,000
Taxable industrial revenue bonds, dated July 21, 2022, 11.5% interest rate, maturing September 1, 2027	160,000,000	—
Various term loan agreements with earliest start at November 18, 2020, 3.89-4.52% interest rates, latest maturation at November 18, 2022	31,851	554,940
Various term loan agreements, with earliest start at September 9, 2021, 5-5.5% interest rates, latest maturation at November 17, 2027	333,987	170,763

Loans payable	214,147,843	62,739,273
Less: noncurrent debt issuance costs	(4,973,811)	(2,303,974)
Less: current debt issuance costs	(996,207)	(161,900)
Less: current portion of long-term debt, net of debt issuance costs	(2,462,670)	(2,155,926)

Total long-term debt, net of debt issuance costs	$205,715,155	$58,117,473

2020 Loan Agreements

In 2020, the Company entered into two separate credit facilities brokered through Live Oak Bank (“LOB”) and backed by the US Department of Agriculture (“USDA”) for the completed purchase of the Company’s first two Viking CL415EAF aircraft. The Company issued two $19,000 thousand promissory notes to LOB, established as 15-year maturity, first 2 years interest only payments monthly, then 13-year term principal plus interest due monthly at the rate of the greater of prime plus 1.5% or 4.75% per annum. The first of these notes was issued on August 21, 2020 and the second was issued October 1, 2020 to BAT1, LLC and BAT2, LLC, respectively. Debt issuance costs for BAT1 and BAT2 were $951 thousand and $877 thousand, respectively. Both of these notes are subject to financial covenants requiring the Company to maintain a debt service coverage ratio (“DSCR”), generally calculated as the ratio of the net cash flow (as defined in the applicable note agreements) to the amount of interest and servicing fees required to be paid over the succeeding 12 months on the principal amount of the

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

note, as applicable, that will be outstanding on the payment date following such date of determination, that exceeds 1.25x at the aircraft or entity level and for the Company’s debt to worth ratio to not exceed 5.00x at the aircraft or entity level.

On February 3, 2020, the Company entered into a credit facility with RMB to finance in part the purchase of four Quest Kodiak aircraft. A promissory note was issued for $5,580 thousand, established as a 7-year maturity, first 8 months interest only payments monthly, 60 day draw period, then 76-month term plus principal interest due monthly on a 10-year amortization at the rate of 1 month LIBOR plus 2.5%. Debt issuance costs for this loan were $86 thousand.

The Company also maintained a credit facility with RMB issued in 2019 for $12,882 thousand, established as a 10-year maturity, 6-month draw period, first 6 months interest only payments monthly, then 10-year term principal plus interest due monthly on a 20-year amortization at the rate of 1 month LIBOR plus 2.5%. Debt issuance costs for this loan were $116 thousand. Both of these notes with RMB are subject to financial covenants requiring the Company to maintain a debt service coverage ratio (“DSCR”), calculated as the ratio of adjusted EBITDA (as defined in the applicable note agreements) to the amount of interest and principal payments for the fiscal year ending on the compliance date, that exceeds 1.25x for the Company. These notes are also subject to financial covenants requiring the Company to maintain a Senior Leverage Ratio on a quarterly basis not to exceed 7.00 to 1.00 through Quarter 3, 2022, 6.00 to 1.00 through Quarter 3, 2023 and 5.00 to 1.00 thereafter. This is calculated as Total Funded Senior Debt (as defined in the applicable note agreements) less municipal debt, divided by adjusted EBITDA (as defined in the applicable note agreements).

In response to the COVID-19 pandemic, the U.S. Small Business Administration (the “SBA”) made available low-interest rate loans to qualified small businesses, including under its Paycheck Protection Program (the “PPP”). On April 7, 2020, in order to supplement its cash balance, the Company applied for this PPP loan. On April 16, 2020, Company’s SBA loan application was approved, and the Company received loan proceeds in the amount of $774 thousand. The SBA loan had an interest rate of 1% and was scheduled to mature on April 16, 2022. On April 2, 2021, this PPP loan was forgiven in full by the SBA and removed from the Company’s Condensed Consolidated Balance Sheets under Section 1106 of the CARES Act. The forgiveness of this loan was recognized in Other income on the Condensed Consolidated Statements of Operations.

The Company entered into a short-term loan to finance aviation insurance premiums through Insurance Premium Financing Leader (“IPFS”) on November 18, 2020. This was financed for $432 thousand with a maturity of one year and at a rate of 4.52%. No debt issuance costs were incurred.

As of December 31, 2021, the Company was in violation of the current ratio 2.00x requirement related to the credit facilities entered with RMB. RMB agreed to waive the violation of the current ratio requirement and not to enforce its rights and remedies from the resulting events of default under the credit facilities. Therefore, as of December 31, 2021, the Company was not considered in violation of its covenants.

As of September 30, 2022, the Company was in violation of the Senior Leverage Ratio requirement related to the credit facilities entered with RMB. On November 3, 2022, RMB issued Amendment #2 to the loan agreement to waive the violation of the Senior Leverage Ratio requirement and not to enforce its rights and remedies from the resulting events of default under the credit facilities. Therefore, as of September 30, 2022, the Company was not considered in violation of its covenants. The amendment also modified the definition of EBITDA to be used in the Senior Leverage Ratio calculation to include certain allowable addbacks.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

2021 Loan Agreements

On February 24, 2021, the Company issued taxable industrial development revenue bonds under the CUSIP of Gallatin County for $7,330 thousand (“2021 Bonds”). This was done through an offering of the first tranche of which the Company is approved to issue up to $160,000 thousand. These proceeds are designated to finance the construction and equipping of the Company’s third aircraft hangar in Belgrade, Montana. They were issued with a 15-year maturity, first two years interest only payments monthly at the rate of 6.5%. Debt issuance costs for this loan were $570 thousand.

On July 21, 2022, upon the closing of a taxable industrial development revenue bond transaction under the CUSIP of Gallatin County for $160,000 thousand (“2022 Bonds”), the Company redeemed in full the 2021 Bonds, and recorded a loss of $845 thousand on debt extinguishment in Other (expense) income in the Condensed Consolidated Statements of Operations.

The Company re-entered into a new short-term loan to finance aviation insurance premiums with IPFS on November 18, 2021. This was financed for $610 thousand with a maturity of one year and at a rate of 3.89%. No debt issuance costs were incurred.

The Company entered into six various term loan agreements for the purchase of vehicles through First Interstate Bank with the earliest date of September 9, 2021. These loans ranged from $29 thousand to $66 thousand and were at rates from 5% to 5.5% and at durations from 5 to 6 years, with the latest maturation on November 17, 2027.

2022 Loan Agreements

The Company entered into two various term loan agreements for the purchase of vehicles through First Interstate Bank with the date of April 21, 2022. These loans ranged from $65 thousand to $72 thousand and were at a rate of 4.8% and at a duration of 5 years, with the maturation on May 5, 2027.

On July 21, 2022, the Company closed on the 2022 Bonds, upon which the Company received from aggregate proceeds of $135,000 thousand on July 21, 2022 and $25,000 thousand on August 10, 2022. The proceeds were designated to redeem in full the 2021 Bonds and the Series A Preferred shares, to finance the construction and equipping of the Company’s third and fourth aircraft hangar in Belgrade, Montana and to fund the purchase of additional CL415EAF aircraft. The 2022 Bonds mature on September 1, 2027, with an annual interest rate of 11.5% payable semiannually on March 1 and September 1 of each year, commencing on September 1, 2022. Debt issuance costs for the 2022 Bonds was $4,224 thousand.

The 2022 Bonds are subject to redemption or prepayment prior to maturity, as follows: (a) optional redemption in whole or in part, on any day thereafter at par plus accrued interest, and on certain dates, a premium; (b) mandatory redemption at par plus any premium applicable to optional redemptions and a 3% premium if such redemptions are made prior to September 1, 2025, in whole or in part, in the event of the occurrence of certain events; and (c) extraordinary redemption at par plus accrued interest due to the occurrence of certain casualty, condemnation, or other unexpected events. Optional redemptions are subject to 3%, 2%, and 0% premiums if redemptions are made on or after September 1, 2025, September 2026, and September 2027, respectively. At the Company’s direction, the 2022 Bonds may be redeemed by Gallatin County at any time, at a redemption price equal to 100% of the principal amount plus accrued interest upon the occurrence of certain events. The 2022 Bonds are subject to financial covenants requiring the Company to maintain a DSCR that exceeds 1.25x commencing with the fiscal quarter ending December 31, 2023, operate in such a manner to produce gross revenues so as to be at all relevant times in compliance with the DSCR covenant and have $8,000 thousand in the form of cash or investments (excluding margin accounts and retirement accounts) at all times and to be reported.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

Amortization of debt issuance costs was $289 thousand and $109 thousand for the nine months ended September 30, 2022 and 2021, respectively.

Note 12 – Commitments and Contingencies

Legal Matters

From time to time, the Company is subject to various litigation and other claims in the normal course of business. No amounts have been accrued in the unaudited condensed consolidated financial statements with respect to any matters.

Due to the nature of our business, we may become, from time to time, involved in routine litigation or subject to disputes or claims related to our business activities. In the opinion of our management, there are no pending litigation, disputes or claims against us which, if decided adversely, will have a material adverse effect on our financial condition, cash flows or results of operations.

Commitments

On April 13, 2018, the Company executed an aircraft purchase agreement with Longview Aviation Asset Management, Inc. and Viking Air Limited (“Viking”) for the purchase of six Viking CL415EAF aircraft. Payments made under the aircraft purchase agreement were $9,098 thousand and $33,316 thousand for the nine months ended September 30, 2022 and 2021, respectively. Un-invoiced commitments were $9,098 thousand and $18,196 thousand as of September 30, 2022 and December 31, 2021, respectively.

On January 21, 2021, the Company entered a statement of work with Viking to provide a Supplemental Structural Life Management Program (“SSLMP”) Subscription. This program is a 5-year subscription service providing the Company with a structural program for the 6 CL415EAF purchased aircrafts to meet contractual inspection requirements from the US Forest Service. The undiscounted cost of the program will be $3,500 thousand payable through the delivery of the 6th aircraft, the first payment of which was due and paid January 2021.

On March 23, 2022, the Company entered into a statement of work with Sievert Construction, Inc (“Sievert”) for the construction of a hangar at the Bozeman Yellowstone International Airport in Belgrade, Montana. Payments made under the agreement were $7,296 thousand for the nine months ended September 30, 2022. There were no payments made for construction of the hangar under the Sievert contract for the nine months ended September 30, 2021. Un-invoiced commitments were $5,599 thousand as of September 30, 2022.

As of September 30, 2022, future payments related to commitments are as follows:

As of September 30, 2022:	Aircraft	Hangar
Remainder of 2022	$9,097,771	2,166,971
2023	—	3,431,980
2024	—	—
2025	—	—
2026	—	—
Thereafter	—	—

	$9,097,771	5,598,951

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

Leases

The Company acts as a lessor of a facility and records this as Revenue in the Condensed Consolidated Statements of Operations. Lease revenue was $207 thousand and $219 thousand for the nine months ended September 30, 2022 and 2021, respectively. The lease is a sublet arrangement and classified as an operating lease.

Note 13 – Collaborations

On February 22, 2022, the Company entered into a collaboration agreement (the “Collaboration Agreement”) with Overwatch Imaging, Inc. (“Overwatch”), a Delaware corporation, under which the Company and Overwatch collaborate to develop and implement FireTrac. FireTrac is a program in which the Company will collect timely imagery of areas affected by wildland fire using Overwatch’s products and services.

Overwatch agrees to provide the products and services at a discount to the Company under the Collaboration Agreement. Overwatch’s products and services under the Collaboration Agreement include, but not limited to, imaging systems, software engineer labor related to software-as-a-service support, labor related to sensor operations, and cloud-based image data web service. In exchange, the Company agrees to pay Overwatch a 7.5% share of revenue from FireTrac on a quarterly basis. As stipulated under the Collaboration Agreement, FireTrac is not expected to generate revenue until the second quarter of 2023.

The Collaboration Agreement will end upon termination by (i) a mutual agreement between the Company and Overwatch, (ii) either or both parties upon revenue payment to Overwatch not meeting certain thresholds stipulated in the Collaboration Agreement within the second, third, or fourth anniversary of the effective date of the Collaboration Agreement, or (ii) either party upon a material breach of the Collaboration Agreement uncured within thirty (30) days after written notice from the non-breaching party.

The Company determined that both the Company and Overwatch are active participants and exposed to the significant risks and rewards of the collaboration under the Collaboration Agreement. The Company does not consider its obligations under the Collaboration Agreement as an output of the Company’s ordinary activities in exchange for consideration and Overwatch is not considered a customer under ASC 606. Therefore, the Company considers the collaboration to be within the scope of ASC 808.

For the nine months ended September 30, 2022, the Company recorded $432 thousand of purchases of imaging systems under the Collaboration Agreement in Property, plant and equipment, net, and $241 thousand of engineering services provided by Overwatch under the Collaboration Agreement in General and administrative expenses.

Note 14 – Stock-Based Compensation

During the years ended December 31, 2021 and 2020, the Company granted Incentive Units to selected board members and executives. Within each grant, 80% of the Incentive Units vest annually over a four year period subject to continued service by the grantee (the “Time-Vesting Incentive Units”), and the remaining 20% of the Incentive Units vest upon a qualifying change of control event (the “Exit-Vesting Incentive Units”). Notwithstanding the above, any unvested Time-Vesting Incentive Units will become vested if a qualifying change of control event occurs prior to the respective award’s four year service-based vesting period. Upon termination of the board member or executive, the Company has the right, but not the obligation, to repurchase all or any portion of the vested Incentive Units at fair market value.

For the Time-Vesting Incentive Units, compensation cost is recognized over the requisite service period on a straight-line basis. Upon a qualifying change of control event, the unrecognized compensation expense related to

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

the Time-Vesting Incentive Units will be recognized when the change of control event is considered probable. For the Exit-Vesting Incentive Units, expense is recognized when a qualifying change of control event is considered probable, which has not occurred as of September 30, 2022. Forfeitures are accounted for as they occur.

Compensation cost for the Incentive Units is measured at their grant-date fair value. The value of the Company’s common shares is derived through an option pricing model, which incorporates various assumptions. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs.

Incentive Unit activity for the period from January 1, 2022 to September 30, 2022 was as follows:

	Time-Vesting Incentive Units		Exit-Vesting Incentive Units
	Number of Awards	Weighted average grant date fair value	Number of Awards	Weighted average grant date fair value
Unvested as of January 1, 2022	242,424	$0.15	80,808	$0.11

Granted	—	—	—	—
Vested	—	—	—	—
Forfeited	—	—	—	—

Unvested as of September 30, 2022	242,424	$0.15	80,808	$0.11

For the nine months ended September 30, 2022, the Company recognized stock-based compensation expense of $7 thousand within General and administrative expenses on the Condensed Consolidated Statements of Operations. For the nine months ended September 30, 2021, the stock-based compensation expense related to the Incentive Units did not have a material impact on the Company’s unaudited condensed consolidated financial statements. As of September 30, 2022, there was $31 thousand and $9 thousand of unrecognized compensation expense related to the unvested Time-Vesting Incentive Units and Exit-Vesting Incentive Units, respectively.

Note 15 – Related Party

In July 2022, the Company paid $3,850 thousand in cash for the acquisition of the Pilatus PC-12 aircraft from Mr. Timothy Sheehy, the Chief Executive Officer without any guarantees given or received. After the purchase, the Company repaired and upgraded the Pilatus PC-12 aircraft for use of the Company’s business. At September 30, 2022, the Company had no outstanding payables or commitments related to the purchase of the Pilatus PC-12 aircraft.

Note 16 – Mezzanine Equity

On April 25, 2022, the Company authorized and issued 315,789 Series C Preferred shares with a par value of $0.001 per share for aggregate proceeds of $288,685 thousand, net of issuance costs of $11,315 thousand. The Series C Preferred shares rank senior to the Company’s common shares and rank subordinate to the Company’s Series A Preferred shares with respect to the distribution of assets upon liquidation or certain triggering events. The Series C Preferred shares do not participate in earnings of the Company and are non-voting shares.

Prior to the consummation of qualified public offering, the Series C Preferred shares accrue interest daily at 7% per annum for the first year, 9% per annum for the second year and 11% per annum thereafter and are compounded semi-annually at June 30th and December 31st of each year. Following the consummation of a qualified public offering, the Series C Preferred shares accrue interest daily at 7% per annum for the first 6 years,

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

9% per annum for the seventh year and 11% per annum thereafter, compounded semi-annually. Accrued interest for the Series C Preferred shares was $9,701 thousand for the nine months ended September 30, 2022.

The Series C Preferred shares are convertible at the election of the holder into shares of the Company’s Class B Common shares at any time and without the payment of additional consideration by the holder into such number of Class B Common shares as determined by dividing the original issue price, plus accrued interest by a conversion price in effect at the time of conversion. The Series C Preferred shares conversion price shall initially be equal to $12.929104. The applicable conversion price is subject to future adjustments upon the occurrence of a qualified public offering.

The shares are mandatorily redeemable by the Company on April 25, 2032 at an amount dependent on whether the redemption occurs prior or following a qualified public offering. If the mandatory redemption occurs prior to the consummation of a qualified public offering, the redemption amount is equal to the stated value, plus the initial issue price multiplied by 50%, plus accrued but unpaid interest. If the mandatory redemption occurs following the consummation of a qualified public offering, the redemption amount is equal to the stated value, plus accrued but unpaid interest. The Series C Preferred shares are also redeemable upon certain triggering events outside of the control of the Company. The redemption events include redemption by the holder after March 29, 2027 and prior to a qualified public offering, or a fundamental change in the Company’s voting and governance structure such as the sale of the Company or its subsidiaries representing more than 50% of the Company’s voting stock or a similar liquidity event.

Given the conversion feature is considered substantive, the mandatory redemption date is not certain and the optional redemption is upon the occurrence of certain events that are considered not solely within the Company’s control, the Series C Preferred shares are classified as mezzanine equity.

The Company identified certain conversion and redemption features that are required to be bifurcated from the host instrument as embedded derivative liabilities; however, the Company determined the fair value of these features, both individually and in the aggregate was immaterial at inception and as of September 30, 2022. The fair value of these features will be assessed at each reporting date and will be marked to market, if material.

As of September 30, 2022, it is probable that the Series C Preferred shares may become redeemable at either the holder’s option on or after March 29, 2027 and prior to the consummation of a qualified public offering or in the event of a qualified public offering. The Company has elected to recognize changes in redemption value immediately, adjusting the preferred shares to the maximum redemption value at each reporting date. As of September 30, 2022, the Series C Preferred shares had a carrying value of $325,490 thousand and a redemption value of $483,385 thousand.

	Redeemable Series C Preferred Shares
	Shares	Amounts
Issuance of Series C Preferred shares	315,789	$288,684,675
Adjustment to maximum redemption value	—	194,700,539

Balance as of September 30, 2022	315,789	$483,385,214

Note 17 – Mandatorily Redeemable Preferred Stock

Series B Preferred Shares

On April 25, 2022, the Company used a portion of the proceeds from the issuance of the Series C Preferred shares to redeem all 60,000,000 of the Company’s outstanding Series B Preferred shares for $69,999 thousand, inclusive of $9,999 thousand in accrued interest.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

Series A Preferred Shares

The Company was authorized to issue 10,500,000 shares of Series A-1 and A-2 Preferred shares with a par value of $0.001 per share for $105,000 thousand. The Series A-1 and A-2 Preferred shares rank senior to the Company’s common shares and Series C Preferred shares with respect to the distribution of assets upon liquidation or certain triggering events, but do not participate in earnings of the Company. The Series A-1 and A-2 Preferred shares are voting and non-voting shares, respectively.

On April 25, 2022, the Company used the proceeds from the issuance of the Series C Preferred to redeem 4,444,444 shares of the Series A-1 and A-2 Preferred shares for $100,000 thousand. The loss on redemption of $34,622 thousand was reflected as a reduction to Accumulated deficit on the Condensed Consolidated Balance Sheets.

On April 25, 2022, the Company and its investors included a new mandatory redemption provision requiring the Series A-1 and Series A-2 Preferred shares to be redeemed on April 25, 2032. Due to the mandatory redemption provision, the Series A-1 and A-2 Preferred shares have been reclassified from mezzanine equity to liability. The Company elected the fair value option to measure the modification of the Series A-1 and A-2 Preferred shares, recording a value of $132,331 thousand at modification. The modification of the Series A-1 and A-2 Preferred shares have been accounted for as an extinguishment, with the change in fair value of $45,609 thousand recorded to Accumulated deficit on the Condensed Consolidated Balance Sheets with no gain or loss recorded to net loss. The loss on extinguishment has been included in net loss attributable to common shareholders used to calculate net loss per share.

The Series A Preferred shares accrue interest on a liquidation preference defined as the combined capital contributions plus accrued preferred interest amounts at a rate of 12% per annum.

The Series A-1 and A-2 Preferred shares are redeemable upon certain triggering events outside of the control of the Company in the event of board expansion and deemed liquidation. Failure to pay the Series A Preferred shares interest amount on a timely basis triggers a board expansion event that provides the holders of the Series A Preferred shares the option to obtain control of the Company’s board of directors and initiate a triggering event. The triggering events include the sale of the Company or its subsidiaries representing more than 50% of the Company’s voting stock or assets, a qualified IPO or a similar liquidity event. The Series A-1 and A-2 Preferred shares are redeemable at any time at the option of the Company at a redemption price equal to the greater of the product of the investment amount multiplied by 2.25 plus any indemnification amounts or aggregate liquidation preference.

The Company identified certain redemption features that would be required to be considered for bifurcation. The Company elected the fair value option and as such, valued the host preferred shares and embedded features as one instrument.

On July 21, 2022 and August 10, 2022, the Company used the proceeds from the 2022 Bonds plus cash on hand to redeem in full the remaining 6,055,556 shares of the Series A-1 and A-2 shares for aggregate proceeds of $136,250 thousand. The fair values of the Series A-1 and A-2 Preferred shares were increased by $3,919 thousand from interest accrued since the modification on April 25, 2022 and no gain or loss were recorded to net loss upon extinguishment.

As of December 31, 2021, the Company has 10,243,936 shares of Series A-1 Preferred shares and 256,064 shares of Series A-2 Preferred shares issued and outstanding. As of December 31, 2021, the Series A-1 and A-2 Preferred shares had a carrying value of $105,000 thousand and a redemption value of $146,668 thousand.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

Note 18 – Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing net loss attributable to common shareholders by the weighted-average number of common shares outstanding. Change in fair value of Series A-1 and A-2 Preferred shares and the adjustment to maximum redemption value of Series C Preferred shares are subtracted from net loss attributable to the Company in determining net income (loss) per share attributable to common shareholders.

Diluted net income (loss) per share is computed by dividing net income (loss) attributable to common shareholders by the weighted-average number of common shares outstanding plus the number of Class D common shares issuable upon the vesting of the Time-Vesting Incentive Units and Exit-Vesting Incentive Units to the extent the effect would be dilutive.

The following table sets forth the computation of the Company’s basic and diluted earnings income (loss) per share:

	Nine months ended September 30,
	2022	2021
Basic and diluted net income (loss) per share
Numerator:
Net income (loss)	$(25,117,707)	$4,588,353
Series C Preferred shares adjustment to maximum redemption value	(194,700,545)	—
Series A Preferred shares adjustment for redemption, extinguishment and accrued interest	(85,663,336)	(12,246,763)

Net loss attributable to common shareholders – basic and diluted	$(305,481,588)	$(7,658,410)

Denominator:
Weighted average shares outstanding – basic and diluted	40,282,828	40,080,808

Net loss per share – basic and diluted	(7.58)	(0.19)

The following table summarizes the potentially dilutive common shares that were excluded from diluted net income (loss) per share computations because the effect would have be anti-dilutive effect (in thousands):

	Nine months ended September 30,
	2022	2021
Series C Preferred Convertible Preferred shares	25,175,022	—
Class D common shares upon vesting	323,232	323,232

Total	25,498,254	323,232

Note 19 – Members’ Deficit

Common Shares — The Company has 30,000,000 shares of Class A Common shares issued and outstanding as of September 30, 2022 and December 31, 2021. The holders of these shares are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders. These Class A shares were issued to ElementCompany, LLC.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

The Company has 9,756,130 shares of Class B Common shares issued and outstanding as of September 30, 2022 and December 31, 2021. The holders of these shares are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders.

The Company has 243,871 shares of Class C Common shares issued and outstanding as of September 30, 2022 and December 31, 2021. The Company also has 606,061 shares of Class D Common shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively. These Class C and Class D shares are non-voting.

The current voting power of the Company follows the structure of the elected Board members with 3 designees from the holders of Class A Common shares and 2 designees from the holders of Class B Common shares. This will remain in place while the holders of Class B Common shares in aggregate hold at least 10% of the common shares outstanding and prior to any initial public offering, at which point voting power changes, based on the relevant shares outstanding. This structure will remain in place unless a board expansion event occurs as defined in the operating agreement.

Note 20 – Subsequent Events

The Company evaluated its activities through November 7, 2022, the date at which the unaudited condensed consolidated financial statements were available to be issued.

On November 7, 2022, the Company acquired all of the outstanding equity interests of MA, LLC for $1.00. MA, LLC will cease to be accounted for as a VIE in future reporting periods.

Report of Independent Registered Public Accounting Firm

To the Board of Managers and Members of

Bridger Aerospace Group Holdings, LLC

Belgrade, Montana

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Bridger Aerospace Group Holdings, LLC (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive loss, members’ deficit, and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Crowe LLP

We have served as the Company’s auditor since 2022.

Houston, Texas

August 12, 2022

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

CONSOLIDATED BALANCE SHEETS

(All amounts in U.S. dollars)

	As of December 31,
ASSETS	2021	2020
Current assets:
Cash and cash equivalents	$13,689,091	$5,245,886
Restricted cash	3,572,041	—
Accounts receivable	34,992	2,262,641
Aircraft support parts	1,944,660	749,314
Prepaid expenses and other current assets	2,825,687	1,018,566

Total current assets	22,066,471	9,276,407
Property, plant and equipment, net	168,677,309	119,982,841
Intangible assets, net	307,954	341,001
Goodwill	2,457,937	2,457,937
Other noncurrent assets	1,602,568	—

Total assets	$195,112,239	$132,058,186

LIABILITIES, MEZZANINE EQUITY AND MEMBERS’ DEFICIT

Current liabilities:
Accounts payable	$4,021,177	$711,554
Accrued expenses and other current liabilities	474,644	1,743,000
Operating right-of-use current liability	4,973	—
Current portion of Preferred B redeemable securities	66,412,637	—
Current portion of long-term debt	2,155,926	1,458,852

Total current liabilities	73,069,357	3,913,406
Accrued expenses and other noncurrent liabilities	1,456,949	1,560,128
Operating right-of-use noncurrent liability	608,571	—
Long-term Preferred B redeemable securities	—	10,077,029
Long-term debt, net of debt issuance costs	58,117,473	53,633,771

Total liabilities	133,252,350	69,184,334

COMMITMENTS AND CONTINGENCIES
MEZZANINE EQUITY
Redeemable Preferred A interests	146,668,028	125,754,844

MEMBERS’ DEFICIT
Accumulated deficit	(84,832,845)	(62,378,864)
Accumulated other comprehensive income (loss)	24,706	(502,128)

Total members’ deficit	(84,808,139)	(62,880,992)

Total liabilities, mezzanine equity and members’ deficit	$195,112,239	$132,058,186

The accompanying notes are an integral part of these consolidated financial statements.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(All Amounts in U.S. dollars)

	For the years ended December 31,
	2021	2020
Revenues	$39,384,182	$13,413,069
Cost of revenues:
Flight operations	15,823,713	8,574,975
Maintenance	10,755,471	4,279,325

Total cost of revenues	26,579,184	12,854,300

Gross profit	12,804,998	558,769
Operating expenses:
General and administrative	10,849,400	9,293,737
Business development	365,627	122,964

Total operating expenses	11,215,027	9,416,701

Operating income (loss)	1,589,971	(8,857,932)
Interest expense	(9,293,928)	(1,601,835)
Other income	1,163,160	59,672
Net loss on investments	—	(1,838,110)

Net loss	$(6,540,797)	$(12,238,205)

Net loss per share – basic and diluted	$(0.56)	$(0.66)

Weighted-average shares outstanding – basic and diluted	40,122,651	40,005,740

The accompanying notes are an integral part of these consolidated financial statements.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(All Amounts in U.S. dollars)

	For the years ended December 31,
	2021	2020
Net loss	$(6,540,797)	$(12,238,205)
Other comprehensive income (loss):
Foreign currency translation adjustment	(776)	—
Unrealized gain (loss) on derivative instruments	527,610	(502,128)

Total other comprehensive income (loss)	526,834	(502,128)

Comprehensive loss	$(6,013,963)	$(12,740,333)

The accompanying notes are an integral part of these consolidated financial statements.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

CONSOLIDATED STATEMENTS OF MEMBERS’ DEFICIT

(All Amounts in U.S. dollars)

	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Members’ Deficit
Balance at January 1, 2020	$(36,081,714)	$—	$(36,081,714)
Unrealized loss on derivative instruments	—	(502,128)	(502,128)
Liquidation preference on Preferred A shares	(14,058,945)	—	(14,058,945)
Net loss	(12,238,205)	—	(12,238,205)

Balance at December 31, 2020	$(62,378,864)	$(502,128)	$(62,880,992)

Liquidation preference on Preferred A shares	(15,913,184)	—	(15,913,184)
Unrealized gain on derivative instruments	—	527,610	527,610
Foreign currency translation adjustment	—	(776)	(776)
Net loss	(6,540,797)	—	(6,540,797)

Balance at December 31, 2021	$(84,832,845)	$24,706	$(84,808,139)

The accompanying notes are an integral part of these consolidated financial statements.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All Amounts in U.S. dollars)

	For the years ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(6,540,797)	$(12,238,205)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Loss on sale of fixed assets	995,528	1,025,614
Depreciation and amortization	6,673,685	2,682,194
Amortization of debt issuance costs	173,761	61,119
Income from forgiveness of PPP loan	(774,300)	—
Loss from extinguishment of AECN loan receivable	—	386,488
Equity method investment loss – Côte-Nord	—	1,838,110
Interest accrued on Series B Preferred shares	6,335,608	77,029
Changes in operating assets and liabilities
Accounts receivable	2,227,649	(2,087,001)
Aircraft support parts	(1,195,346)	(602,440)
Prepaid expense and other current assets	(1,807,123)	(17,126)
Accounts payable, accrued expense and other liabilities	(67,795)	1,059,483

Net cash provided by (used in) operating activities	6,020,870	(7,814,735)

Cash flows from investing activities:
Investments in construction in progress – aircraft	(28,000,000)	(20,673,461)
Investments in construction in progress – buildings	(3,195,769)	(2,538,941)
Development of internal-use software – in progress	—	(223,074)
Capitalized internal-use software	—	(73,601)
Investment in Overwatch Imaging, Inc.	(1,000,000)	—
Purchases of property, plant and equipment	(22,567,083)	(29,794,114)

Net cash used in investing activities	(54,762,852)	(53,303,191)

Cash flows from financing activities:
Contributions from Series A Preferred shares members	5,000,000	—
Contributions from Series B Preferred shares members	50,000,000	10,000,000
Payment of finance lease liability	(23,310)	—
Borrowings from Rocky Mountain Bank hanger loan	—	2,726,291
Borrowings from Rocky Mountain Bank aircraft loan	—	5,580,000
Borrowings from Live Oak Bank USDA loans	—	38,000,000
Borrowings from SBA Paycheck Protection Program loan	—	774,300
Borrowings from Taxable Industrial Revenue bond	7,330,000	—
Borrowings from IPFS insurance loan	667,013	442,204
Borrowings from various First Interstate Bank vehicle loans	175,712	—
Payment of debt issuance costs	(670,298)	(1,913,993)
Repayments on debt	(1,721,113)	(616,265)

Net cash provided by financing activities	60,758,004	54,992,537

Effects of exchange rate changes	(776)	—
Net change in cash, cash equivalents and restricted cash	12,015,246	(6,125,389)
Cash, cash equivalents and restricted cash – beginning of the year	5,245,886	11,371,275

Cash, cash equivalents and restricted cash – end of the year	$17,261,132	$5,245,886

Less: Restricted cash – end of the year	3,572,041	—

Cash and cash equivalents – end of the year	$13,689,091	$5,245,886

Supplemental cash flow information
Interest paid	$2,686,442	$810,417
Fixed assets in accounts payable	$2,446,383	$94,985

The accompanying notes are an integral part of these consolidated financial statements

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

Note 1 – Organization and Basis of Presentation

Nature of Business

Bridger Aerospace Group Holdings, LLC and its subsidiaries (“Bridger”, “the Company,” “we,” “us” or “our”) provides aerial wildfire management, relief and suppression and firefighting services using next generation technology and sustainable and environmentally safe firefighting methods.

The Company was formed on November 20, 2018 and registered in the State of Delaware. The legal name of the Company was officially changed from Element Company Operations, LLC to Bridger Aerospace Group Holdings, LLC through an amendment with the State of Delaware, effective January 1, 2020. The Company is owned 75% by Bridger Element, LLC.

As of December 31, 2021, the Company had 15 aircraft, including 7 Twin Commander surveillance platforms, 4 Quest Kodiaks and 4 Viking CL215Ts. As of December 31, 2020, the Company had 15 aircraft, including 2 FVR-90 UAV Drones, 7 Twin Commander surveillance platforms, 4 Quest Kodiaks and 2 Viking CL215Ts.

Basis of Presentation

The Company prepares the consolidated financial statements in accordance with U.S. generally accepted accounting principles (“US GAAP”). The consolidated financial statements include the financial statements of the Company, all entities that are wholly-owned by the Company and all entities in which the Company has a controlling financial interest.

Business Combination

On August 3, 2022, the Company’s board of directors unanimously approved the pursuit of a merger transaction involving the Company and Jack Creek Investment Corp (“JCIC”), a special purpose acquisition company (“SPAC”) that would result in the Company being a wholly owned subsidiary of a new public entity (the “Business Combination”). On August 3, 2022, the Company and Jack Creek entered into an agreement and plan of merger (the “Transaction Agreements”) for the Business Combination. The Company is expected to receive approximately $345,073 thousand in cash consideration from JCIC upon the closing of the Business Combination (the “Closing”) based on JCIC’s Trust Account as of March 31, 2022 per JCIC’s Form 10-Q filed on May 12, 2022. The cash consideration expected to be received by the Company is estimated before giving effect to the payment of transaction costs incurred in connection with the Business Combination and assumes that no public stockholders of JCIC exercise their redemption rights with respect to their public shares of Class A ordinary shares for a pro rata share of the funds in the Trust Account of JCIC prior to the Closing. The Company will not receive any cash consideration upon the closing of the Business Combination if 100% of public stockholders of JCIC exercise their redemption rights with respect to their public shares of Class A ordinary shares for a pro rata share of the funds in the Trust Account of JCIC prior to the Closing.

Liquidity

The Company had $13,689 thousand and $5,246 thousand of cash and cash equivalents as of December 31, 2021 and 2020, respectively. While the Company is generating revenues, continuing operations and reporting positive operating profit and operating cash flow in 2021, it is still dependent on raising additional funds from equity and debt issuances for continued support to fund operations, without which the Company would not be able to pay its liabilities and obligations as they come due and would need to curtail its operations.

On April 25, 2022, the Company raised $300,000 thousand from an issuance of Series C Preferred shares. The proceeds were used to redeem $70,000 thousand for capital contributions plus accrued interest for all of the

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

Series B Preferred shares, to redeem $100,000 thousand aggregate initial liquidation preference of Series A Preferred shares, to fund future growth capital expenditures and for general corporate purposes.

On July 21, 2022 and August 10, 2022, the Company closed on taxable industrial development revenue bond transactions under the CUSIP of Gallatin County for $160,000 thousand (“2022 Bonds”). The net proceeds, together with cash on hand, were used to redeem the capital contributions plus accrued interest for all of the remaining Series A preferred shares totaling $134,000 thousand and the principal plus accrued interest for the taxable industrial development revenue bond under the CUSIP of Gallatin County issued on February 24, 2021 totaling $7,735 thousand. The 2022 Bonds mature on September 1, 2027, with an annual interest rate of 11.5%.

The Company believes it will be sufficiently funded for its short-term liquidity needs and the execution of its business plan for at least 12 months following the date at which the consolidated financial statements were available to be issued. As of July 31, 2022 the Company has cash and cash equivalents of $114,482 thousand (unaudited) and restricted cash of $3,923 thousand (unaudited).

Impact of COVID-19

In March 2020, the World Health Organization declared a global pandemic related to the outbreak of a respiratory illness caused by the coronavirus, COVID-19. Related impacts and disruptions continue to be experienced in the geographical areas in which the Company operates and the ultimate duration and intensity of this global health emergency continues to be unclear. There is still significant uncertainty related to the economic outcomes from the ongoing COVID-19 pandemic. The uncertainties caused by the COVID-19 pandemic include, but are not limited to, supply chain disruptions, workplace dislocations, economic contraction, and downward pressure on some customer budgets and customer sentiment in general. Due to the COVID-19 pandemic, we have experienced supply chain and work delays on certain projects. Should such conditions become protracted or worsen or should longer-term budgets or priorities of our clients be impacted, the COVID-19 pandemic could negatively affect our business, results of operations and financial condition. Given the dynamic nature of the emergency and its global consequences, its ultimate impact on the Company’s operations, cash flows and financial condition cannot be reasonably estimated at this time.

Note 2 – Summary of Significant Accounting Policies

Principles of Consolidation

The Company consolidates those entities in which it, through the existing owners, has control over significant operating, financial or investing decisions of the entity. All significant intercompany balances and transactions have been eliminated in consolidation.

Variable Interest Entities

The Company follows ASC 810-10-15 guidance with respect to accounting for variable interest entities (“VIE”). These entities do not have sufficient equity at risk to finance their activities without additional subordinated financial support from other parties or whose equity investors lack any of the characteristics of a controlling financial interest. A variable interest is an investment or other interest that will absorb portions of a VIE’s expected losses or receive portions of its expected returns and are contractual, ownership or pecuniary in nature and that change with changes in the fair value of the entity’s net assets. A reporting entity is the primary beneficiary of a VIE and must consolidate it when that party has a variable interest, or combination of variable interests, that provide it with a controlling financial interest. A party is deemed to have a controlling financial interest if it meets both of the power and loss/benefits criteria. The power criterion is the ability to direct the activities of the VIE that most significantly impact its economic performance. The losses/benefits criterion is the obligation to absorb losses from, or right to receive benefits from, the VIE that could potentially be significant to the VIE. The VIE model requires an ongoing reconsideration of whether a reporting entity is the primary beneficiary of a VIE due to changes in the facts and circumstances.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

For the years ended December 31, 2021 and 2020 the following entities are considered to be VIEs, as they lack sufficient equity and are consolidated in the Company’s financial statements: Northern Fire Management Services, LLC (“NFMS, LLC”) and Mountain Air, LLC (“MA, LLC”). For the years ended December 31, 2021 and 2020, NFMS, LLC and MA, LCC held immaterial assets or liabilities in their financial statements. For the years ended December 31, 2021 and 2020, the following entities were considered to be VIEs but were not consolidated in the consolidated financial statements due to a lack of the power criterion or the losses/benefits criterion: AE Côte-Nord Canada (“Côte-Nord”) and Ensyn BioEnergy Canada, Inc (“EBC”).

Northern Fire Management Services, LLC: The Company assisted in designing and organizing NFMS, LLC with a business purpose of employing Canadian aviation professionals for the Company. A Master Services Agreement exists between NFMS, LLC and the Company, BAT, LLC to transfer all annual expenses incurred to the Company in exchange for the Canadian employees to support the Company’s water scooper aircraft. NFMS, LLC is fifty percent owned by a member of the executive team who is also an owner of the Company and fifty percent owned by a BAG, LLC employee. The ownership split is economic only and common control is retained by the ownership of the executive member. The Company is responsible for the decisions related to all of its expenditures, which solely relates to payroll. Based on these facts, it was determined that the Company is the primary beneficiary of NFMS, LLC. Therefore, NFMS, LLC has been consolidated by the Company. All intercompany expenses associated with NFMS, LLC and its service agreement have been eliminated in consolidation.

Mountain Air, LLC: MA, LLC is designed to hold aerial firefighting contracts. The Company and MA, LLC have a management service agreement, whereby the Company leases the aircraft for its contracts in exchange for 99% of the profit obtained from the leased aircraft. All monetary consideration solely comes from the Company or one of its wholly owned subsidiaries and MA, LLC only incurs immaterial expenses. MA, LLC is owned by two of the Company’s executive members who are also owners in the Company. Through the management service agreement, the Company controls the operations and all significant budgeting and financing of MA, LLC. The Company has the primary risk (expense) exposure in financing and operating the assets and is responsible for 100% of MA, LLC’s operations. It was determined that the Company is the primary beneficiary of MA, LLC and therefore, MA, LLC has been consolidated by the Company. All intercompany revenue and expenses associated with MA, LLC and its management service agreement have been eliminated in consolidation.

Ensyn Bioenergy Canada, Inc and AE Côte-Nord Canada: The Company accounts for its investment in Ensyn (50% equity ownership interests) and Côte-Nord (25% equity ownership) under the equity method of accounting. EBC owns 50% of the equity of Côte-Nord and was designed as an investment vehicle to fund the operations of Côte-Nord. For the year ended December 31, 2020, the Company recorded an equity loss of $346 thousand of its investment in EBC and Côte-Nord. As of December 31, 2020, the Company has fully impaired its investment in EBC. In 2020, Côte-Nord filed for bankruptcy prompting the impairment of a note receivable due from EBC of $414 thousand that was written off at the carrying value, plus accrued interest and recorded in General and administrative and Other income (expense) in the Consolidated Statements of Operations. The Company does not receive any income or loss from EBC as there is no business activity at the entity. The Company believes there is no material loss exposure on these assets or from its relationship with Côte-Nord.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

Seasonality

The Company’s business is generally seasonal, with a significant portion of total revenue occurring during the second and third quarters of the fiscal year due to the North American fire season.

Use of Estimates

The preparation of financial statements in conformity with US GAAP, requires management to make assumptions and estimates that affect the reported amounts of assets and liabilities, disclosure of gain or loss contingencies as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from their estimates and such differences could be material to the consolidated financial statements. Significant items subject to such estimates and assumptions include: (a) excess and aging aircraft support parts reserves, (b) allowance for doubtful accounts, (c) useful lives of property, plant and equipment (d) impairment of long-lived assets, goodwill and other intangible assets, (e) disclosure of fair value of financial instruments, (f) variable interest entities, (g) accounting for Preferred A shares and Preferred B shares, (h) revenue recognition and (i) estimates and assumptions made in determining the carrying values of goodwill and other intangible assets.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and all highly liquid, readily convertible investments with a maturity of three months or less. Cash equivalents are placed primarily in time deposits and money market funds. The Company’s subsidiaries generally maintain cash account balances sufficient to meet their short-term working capital requirements and periodically remit funds to the parent company to pay intercompany lease, maintenance and other charges. Substantially all of the Company’s cash is concentrated in a few financial institutions. At times, deposits in these institutions exceed the federally insured limits.

Restricted Cash

Restricted cash includes cash and cash equivalents that are not readily available for use in the Company’s operating activities. Restricted cash consists of proceeds from taxable industrial development revenue bonds under the Committee on Uniform Securities Identification Procedures (“CUSIP”) of Gallatin County, issued in February 2021 for $7,330 thousand. These funds are held in a demand deposit account or highly rated money market fund. As of December 31, 2021, $3,572 thousand was the remaining balance available of the original $7,330 thousand originally appropriated. These funds are designated for the construction of an aircraft hangar.

Accounts Receivable

Accounts receivable consists of amounts due from our customers. The Company maintains an allowance for doubtful accounts equal to the estimated losses expected to be incurred based upon a review of the outstanding accounts receivable, historical collection information and existing economic conditions. For the years ended December 31, 2021 and 2020, the Company did not record any bad debt expense as accounts receivable has historically been collected in accordance with the policy and there is no history of write-offs.

Aircraft Support Parts

Aircraft support parts consist of repairables and expendables that are used for servicing aircraft and support parts for universal application amongst the aviation fleet. Aircraft support parts are tracked by serial number and capitalized at cost in the Consolidated Balance Sheets and expensed in the Consolidated Statements of Operations when used in operations.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

Property, Plant and Equipment, net

Property, plant and equipment are recorded at cost when acquired. Except for aircraft, engines and rotable parts, depreciation is computed on the straight-line basis over the estimated useful life of property, plant and equipment and is recorded in Cost of revenues and General and administrative in the Consolidated Statements of Operations. Depreciation for aircraft, engines and rotable parts is recorded over the estimated useful life based on flight hours. The table below summarizes depreciable lives by asset category:

Estimated useful life
Aircraft, engines and rotable parts	1,500 – 6,000 flight hours
Unmanned aerial vehicles	5 – 10 years
Vehicles and equipment	3 – 5 years
Buildings	40 years

Aircraft undergo maintenance activities including routine repairs, inspections, part replacements and overhauls as required by regulatory authorities or manufacturer specifications. Costs of routine maintenance of aircraft are expensed as incurred as Cost of revenues in the Consolidated Statements of Operations. Costs that increase the value of the aircraft are capitalized as property, plant and equipment, net in the Consolidated Balance Sheets and are depreciated over the asset’s useful life.

Upon retirement or sale, the property, plant and equipment disposed of and the related accumulated depreciation are removed from the Consolidated Balance Sheets and any resulting gain or loss is recorded as General and administrative expense in the Consolidated Statements of Operations.

Interest on long-term debt for the development or manufacturing of Company assets is capitalized to the asset until the asset enters production or use, and thereafter all interest is charged to expense as incurred.

Goodwill and Other Intangible Assets

Goodwill represents the excess of purchase price over fair value of the net assets acquired in an acquisition. Other intangible assets consist of finite-lived intangible assets acquired through the Company’s historical business combinations and software developed for internal-use. In accordance with ASC Topic 350-40, Software – Internal-Use Software (“ASC 350-40”), the Company capitalizes certain direct costs of developing internal-use software that are incurred in the application development stage, when developing or obtaining software for internal use. Once the internal use software is ready for its intended use, it is amortized on a straight-line basis over its useful life. Refer to Note 7 – Goodwill and Other Intangible Assets.

The Company tests goodwill for impairment annually as of December 31 or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit or indefinite-lived intangible asset below its carrying value. Goodwill is tested for impairment at the reporting unit level using a fair value approach. The Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value, a “Step 0” analysis. If, based on a review of qualitative factors, it is more likely than not that the fair value of a reporting unit is less than its carrying value the Company performs “Step 1” of the goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. The Company determines the fair value of a reporting unit by estimating the present value of expected future cash flows, discounted by the applicable discount rate. If the carrying value exceeds the fair value, the Company measures the amount of impairment loss, if any, by comparing the implied fair value of the reporting unit goodwill with its carrying amount, the “Step 2” analysis. No impairment charges have been required.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

Intangible assets are initially recorded at fair value and subsequently amortized over their useful lives using the straight-line method, which reflects the pattern of benefit, and assumes no residual value. Intangible assets with definite lives are reviewed for impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value is deemed not to be recoverable, an impairment loss is recorded equal to the amount by which the carrying value of the long-lived asset exceeds its fair value. The remaining estimated useful lives of definite-lived intangible assets are routinely reviewed and, if the estimate is revised, the remaining unamortized balance is amortized over the revised estimated useful life.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the carrying amount of the asset exceeds its estimated undiscounted net cash flow, excluding interest, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds its fair value.

The Company identified impairment indicators within their investment in Côte-Nord which arose from the risk that this entity will not be able to meet its initial growth projections. This facility is currently not in operation and reduced to minimal activity to avoid the obsolescence of its equipment. In 2021, the facility began the process of a bankruptcy filing. These indicators are directly tied to the Côte-Nord Facility’s inability to market its renewable fuel product in the US. Since this viability is dependent on a favorable ruling from the Environmental Protection Agency, the Company assessed the recoverability of the investment based on an estimated probability of cash flows generated from its saleable product. The Company recorded an impairment charge of $1,492 thousand for the year ended December 31, 2020. This was recorded against the investment in the Consolidated Balance Sheets, fully reducing the carrying value as of December 31, 2020. The impairment charge is recorded in Other income (expense) in the Statements of Operations and in Operating Activities in the Consolidated Statements of Cash Flows. In 2021, the Company wrote-off its loan receivable in General and administrative and associated accrued interest in Other income (expense) with Côte-Nord for $414 thousand in the Consolidated Statements of Operations. This decision was made based on the estimation the loan will not be recoverable given the Company’s bankruptcy status.

Investments accounted for under the equity method are recorded based upon the amount of the Company’s investment and are adjusted each period for the Company’s share of the investee’s income or loss. Investments are reviewed periodically for changes in circumstances or the occurrence of events that suggest an other-than-temporary event where the investment may not be recoverable. As of December 31, 2020, the investment in the Côte-Nord was fully impaired. The related equity loss adjustment in Ensyn BioEnergy Canada, Inc. is only related to Côte-Nord and reflects the full impairment.

Equity Method Investments

At December 31, 2021 and 2020, the Company owned a 50% interest in Ensyn BioEnergy Canada, Inc. and a 25% interest in the Côte-Nord and has accounted for both investments under the equity method of accounting.

Cost Method Investments

The Company holds equity securities without a readily determinable fair value, which are only adjusted for observable price changes in orderly transactions for the same or similar equity securities or any impairment,

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

totaling $1,000 thousand at December 31, 2021 and are included within Other noncurrent assets in the Company’s Consolidated Balance Sheets.

Debt Issuance Costs

Debt issuance costs consist of expenditures associated with obtaining debt financing, principally legal and bank commitment fees. Such costs are deferred and amortized over the term of the related credit arrangements using a method that approximates the effective interest method. Debt issuance costs are included in the Consolidated Balance Sheets as a direct deduction from the carrying amount of long-term debt and are included in Interest expense the Consolidated Statements of Operations. The payment of debt issuance costs is recorded under financing activities in the Consolidated Statements of Cash Flows.

Fair Value of Financial Instruments

The Company follows guidance in ASC 820, Fair Value Measurement (“ASC 820”), where fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are determined within a framework that establishes a three-tier hierarchy which maximizes the use of observable market data and minimizes the use of unobservable inputs to establish a classification of fair value measurements for disclosure purposes. Inputs may be observable or unobservable. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability based on the information available.

ASC 820 classifies the inputs used to measure these fair values into the following hierarchy:

Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs and quoted prices in active markets for similar assets and liabilities.

Level 3 — Unobservable inputs and models that are supported by little or no market activity.

In all cases, the level in the fair value hierarchy within which the fair value measurement in its entirety has been determined based on the lowest level of input that is significant to the fair value measurement.

Revenue Recognition

The Company charges daily and hourly rates depending upon the type of firefighting service rendered and under which contract the services are performed. These services are primarily split into flight revenue and standby revenue. Flight revenue is earned primarily at an hourly rate when the engines of the aircraft are started and stopped upon request of the customer, tracked via a Hobbs meter. Standby revenue is earned primarily as a daily rate when aircraft are available for use at a fire base, awaiting request from the customer for flight deployment.

The Company enters into short, medium and long-term contracts with customers, primarily with government agencies during the firefighting season, to deploy aerial fire management assets. Revenue is recognized when performance obligations under the terms of a contract with our customers are satisfied and payment is typically due within 30 days of invoicing. This occurs as the services are rendered and include the use of the aircraft, pilot and field maintenance personnel to support the contract.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

Contracts are based on either a Call-When-Needed (“CWN”) or Exclusive Use (“EU”) basis. Rates established are generally more competitive based on the security of the revenue from the contract (i.e., an EU versus only on an as-needed basis in CWN). These rates are delineated by the type of service, generally flight time or time available for deployment. Once an aircraft is deployed on a contract the fees are earned at these rates and cannot be obligated to another customer. Contracts have no financing components and consideration is at pre-determined rates. No variable considerations are constrained within the contracts.

The transaction prices are allocated on the service performed and tracked real-time by each operator in a duty log. On at least a monthly basis, the services performed and rates are validated by each customer. Acceptance by the customer is evidenced by the provision of their funded task order or accepted invoice.

The Company has not incurred incremental costs for obtaining contracts with customers. In addition, the Company evaluates whether or not it should capitalize the costs of fulfilling a contract. Such costs would be capitalized when they are not within the scope of other standards and: (1) are directly related to a contract; (2) generate or enhance resources that will be used to satisfy performance obligations; and (3) are expected to be recovered. The Company has elected to use the practical expedient detailed in ASC 340-40-25-4 to expense any costs to fulfill a contract as they are incurred when the amortization period would be one year or less.

Contract assets are classified as a receivable when the reporting entity’s right to consideration is unconditional, which is when payment is due only upon the passage of time. As the Company invoices customers for performance obligations that have been satisfied, at which point payment is unconditional, contracts do not typically give rise to contract assets. Contract liabilities are recorded when cash payments are received or due in advance of performance.

Payment terms vary by customer and type of revenue contract. The Company generally expects that the period of time between payment and transfer of promised goods or services will be less than one year. In such instances, the Company has elected the practical expedient to not evaluate whether a significant financing component exists. As permitted under the practical expedient available under ASC 606, the Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less, and (ii) contracts for which the Company recognizes revenue at the amount which it has the right to invoice for services performed.

Other revenue consists of leasing revenues for facilities as well as external repair work performed on customer aircraft.

Revenue Disaggregation

The following shows the disaggregation of revenue by service for the years ended December 31, 2021 and 2020.

	For the years ended December 31,
	2021	2020
Fire suppression	$30,442,001	$6,288,466
Aerial surveillance	8,632,535	6,885,297
Other services	309,646	239,306

Total revenues	$39,384,182	$13,413,069

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

The following shows the disaggregation of revenue by type for the years ended December 31, 2021 and 2020.

	For the years ended December 31,
	2021	2020
Flight revenue	$20,377,442	$7,849,202
Standby revenue	18,550,067	5,183,010
Other revenue	456,673	380,857

Total revenues	$39,384,182	$13,413,069

Concentration Risk

During the year ended December 31, 2021, the Company had two customers who individually accounted for 74% and 18% of total revenues and as of December 31, 2021, one customer that made up 92% of accounts receivable. During the year ended December 31, 2020, the Company had four customers who individually accounted for 28%, 27%, 17% and 16% of revenue and as of December 31, 2020, one customer that made up approximately 88% of accounts receivable.

Income Taxes

The Company is treated as a partnership for federal income tax purposes. Consequently, federal income taxes are not payable or provided for by the Company. Members are taxed individually on their pro rata ownership share of the Company’s earnings. The Company’s net income or loss is allocated among the members in accordance with the Company’s operating agreement.

Segment Reporting

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer is the Company’s CODM. The Company manages its operations as a single segment for purposes of assessing performance, making operating decisions and allocating resources. This one operating and reporting segment primarily focuses on aerial firefighting.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250 thousand. During the years ended December 31, 2021 and 2020, the Company did not experience losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Hedging Transactions and Derivative Financial Instruments

The Company is directly and indirectly affected by changes in certain market conditions. These changes in market conditions may adversely impact the Company’s financial performance and are referred to as “market risks.” The Company, when deemed appropriate, uses derivatives as a risk management tool to mitigate the potential impact of certain market risks. The Company manages interest rate risk through the use of derivative

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

instruments. A swap agreement is a contract between two parties to exchange cash flows based on specified underlying notional amounts, assets and/or indices. The Company does not enter into derivative financial instruments for trading purposes.

The accounting for gains and losses that result from changes in the fair values of derivative instruments depends on whether the derivatives have been designated and qualify as hedging instruments and the type of hedging relationships. The changes in fair values of derivatives that have been designated and qualify as cash flow hedges are recorded in accumulated other comprehensive income and are reclassified into the line item in the Consolidated Statements of Comprehensive Loss in which the hedged items are recorded in the same period the hedged items affect earnings.

The Company formally assesses whether the financial instruments used in hedging transactions are effective at offsetting changes in either the fair values or cash flows of the related underlying exposures. Any ineffective portion of a financial instrument’s change in fair value is immediately recognized into earnings. The Company determines the fair values of its derivatives based on quoted market prices or using standard valuation models. Refer to Note 12 – Long-term Debt. The notional amounts of the derivative financial instruments do not necessarily represent amounts exchanged by the parties and, therefore, are not a direct measure of the Company’s exposure to the financial risks described above.

Grants

The Company applies for and receives new hire, training and other grants. In December 2020, the Big Sky Economic Development Trust Fund Job Creation Program awarded $5 thousand per employee for eligible Gallatin Valley new hires in 2021 up to $138 thousand, net of fees. As of December 31, 2021, the Company had received approval and reimbursement for $101 thousand. The grant completion date was December 31, 2021, at which point $37 thousand remained unused and was applied for an extension to carry into 2022. Grants are recognized as reductions of expense when received in the Consolidated Statements of Operations.

Paycheck Protection Program

Under the Paycheck Protection Program (“PPP”), on April 16, 2020, a Company SBA loan application was approved and the Company received loan proceeds in the amount of $774 thousand. On April 2, 2021, this PPP loan was forgiven in full by the SBA and removed from the Company’s Balance Sheet under Section 1106 of the CARES Act. The forgiveness of this loan was recognized in Other income (expense) on the Consolidated Statements of Operations. The Company has accounted for this under the guidance of ASC 470.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss attributable to the common shareholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing net loss attributable to the common shareholders by the weighted-average number of common shares outstanding during the period, adjusted for the impact of securities that would have a dilutive effect on net loss per share.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

Stock-Based Compensation

The Company accounts for its stock-based compensation in accordance with provisions of ASC 718, Compensation-Stock Compensation (“ASC 718”) at the grant date fair value.

Select board members and an executive were granted incentive unit awards (“Incentive Units”) which contain service and performance vesting conditions. Compensation cost for Incentive Units is measured at their grant-date fair value and is equal to the value of the Company’s Class D Common shares, which is estimated using an Option Pricing Model. Compensation cost for service based units is recognized over the requisite service period on a straight-line basis. For performance related units, expense is recognized when the performance related condition is considered probable.

Recent Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASC 842”). The ASU requires most leases to be recognized on the balance sheets as lease assets and lease liabilities and requires both quantitative and qualitative disclosures regarding key information about leasing arrangements. Lessor accounting is largely unchanged. The Company early adopted ASU No. 2016-02 effective January 1, 2021 using the optional transition method in ASU 2018-11. Under this method, the Company has not adjusted its comparative period financial statements for the effects of the new standard or made the new, expanded required disclosures for periods prior to the effective date. The Company elected the package of practical expedients permitted under the transition guidance in ASU No. 2016-02 to not reassess prior conclusions related to contracts containing leases, lease classification and initial direct costs. The adoption of the new lease standard resulted in the recognition of lease liabilities of $620 thousand and right-of-use (“ROU”) assets of $620 thousand. The adoption of ASU No. 2016-02 did not have a material impact on the Company’s Consolidated Statements of Operations or Consolidated Statements of Cash Flows. Refer to Note 13 – Commitments and Contingencies – Leases.

In August 2017, the FASB issued ASU No. 2017-12, Targeted Improvements to Accounting for Hedging Activities, which amends (Topic 815), Derivatives and Hedging. This ASU includes amendments to existing guidance to better align an entity’s risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. This ASU is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company adopted this standard on January 1, 2021. The adoption of this standard did not have a significant impact on the Company’s consolidated financial statements.

In October 2018, the FASB issued ASU No. 2018-16, Derivatives and Hedging (Topic 815): Inclusion of the Secured Overnight Financing (“SOFR”) Overnight Index Swap (“OIS”) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes. The guidance in ASU No. 2018-16 adds the OIS rate based on SOFR as a U.S. benchmark interest rate to facilitate the LIBOR to SOFR transition and provide sufficient lead time for entities to prepare for changes to interest rate risk hedging strategies for both risk management and hedge accounting purposes. The amendments in this ASU were required to be adopted concurrently with the guidance in ASU No. 2017-12. The guidance became effective for the Company for its fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. The Company adopted this standard on January 1, 2020. The adoption of ASU No. 2018-16 did not have a material impact on the Company’s consolidated financial statements.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

Recently Issued Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in this ASU replace the incurred loss model for recognition of credit losses with a methodology that reflects expected credit losses over the life of the loan and requires consideration of a broader range of reasonable and supportable information to calculate credit loss estimates. The new guidance is effective for the Company for its fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact of adopting the new accounting guidance on the Company’s consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles-Goodwill and Other (Topic 350): Intangibles – Goodwill and Other: Simplifying the Test for Goodwill Impairment. This update modifies the concept of impairment from the condition that exists when the carrying amount of goodwill exceeds its implied fair value to the condition that exists when the carrying amount of a reporting unit exceeds its fair value. In order to reduce complexity, an entity no longer will determine goodwill impairment by calculating the implied fair value of goodwill by assigning the fair value of a reporting unit to all of its assets and liabilities as if that reporting unit had been acquired in a business combination. The new guidance is effective for the Company for its fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact of adopting the new accounting guidance on the Company’s consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, and in January 2021, issued ASU No. 2021-01, Reference Rate Reform: Scope. These updates provide optional expedients and exceptions for applying US GAAP to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. The optional guidance is provided to tease the potential burden of accounting for reference rate reform. The guidance is effective and can be adopted no later than December 31, 2022. The Company is currently evaluating the impact of adopting the new accounting guidance on the Company’s consolidated financial statements.

Note 3 – Accounts Receivable

Accounts receivable consisted of the following:

	As of December 31,
	2021	2020
Trade accounts receivable	$—	$2,262,641
Other receivables	34,992	—

Total accounts receivable	$34,992	$2,262,641

Note 4 – Aircraft Support Parts

Aircraft support parts consist of the following:

	As of December 31,
	2021	2020
Repairables and expendables	$1,855,143	$458,165
Other support parts	89,517	291,149

Total aircraft support parts	$1,944,660	$749,314

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

Note 5 – Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

	As of December 31,
	2021	2020
Prepaid insurance	$1,202,946	$642,146
Prepaid subscriptions	1,559,266	36,529
Other current assets	63,475	339,891

Total prepaid expenses and other current assets	$2,825,687	$1,018,566

Note 6 – Property, Plant and Equipment, net

Property, plant and equipment, net consist of the following:

	As of December 31,
	2021	2020
Aircraft	$121,824,576	$67,267,329
Less: accumulated depreciation	(8,451,678)	(2,815,973)

Aircraft, net	113,372,898	64,451,356

Construction-in-progress – Aircraft	33,792,009	38,406,796
Buildings	16,465,087	16,244,743
Vehicles and equipment	2,859,568	1,344,224
Construction-in-progress	3,293,229	97,460
Finance lease right-of-use-asset	121,399	—
Less: accumulated depreciation	(1,226,881)	(561,738)

Buildings and equipment, net	21,512,402	17,124,689

Property, plant and equipment, net	$168,677,309	$119,982,841

During the years ended December 31, 2021 and 2020, the Company increased spend for the additional CL415EAF aircrafts being constructed by Longview Aviation Management Inc (“Longview Aviation”) for $28,000 thousand and $20,673 thousand, respectively and placed water scooper aircrafts into service from Longview Aviation for $51,996 thousand and $53,341 thousand, respectively.

For the year ended December 31, 2021, the Company recorded $6,046 thousand and $595 thousand of depreciation expenses in Cost of revenues and General and administrative, respectively. For the year ended December 31, 2020, the Company recorded $2,425 thousand and $244 thousand of depreciation expenses in Cost of revenues and General and administrative, respectively.

For the years ended December 31, 2021 and 2020, the Company recorded losses on disposal of assets of $996 thousand and $1,026 thousand, respectively, in General and administrative in the Consolidated Statements of Operations related to the obsolescence of aging aircraft.

For the years ended December 31, 2021 capitalized interest to equipment from debt financing was $89 thousand. Aircraft that is currently being manufactured is considered construction in process and is not depreciated until the aircraft is placed into service. Aircraft that is temporarily not in service is not depreciated until placed into service.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

Note 7 – Goodwill and Other Intangible Assets

The Company’s goodwill originated from the acquisition of MA, LLC in April 2018. The carrying amount of goodwill was $2,458 thousand as of December 31, 2021 and 2020. There were no impairment charges recorded for goodwill for the years ended December 31, 2021 and 2020.

Other intangible assets consisted of the following:

		As of December 31, 2021
	Estimated Life (Years)	Gross Carrying amount	Accumulated Amortization	Net Carrying Amount
Licenses	10	$85,131	$(45,229)	$39,902
Internal-use software	3	73,601	(28,623)	44,978
Capitalized internal-use software in progress	N/A	223,074	—	223,074

Total intangible assets		$381,806	$(73,852)	$307,954

		As of December 31, 2020
	Estimated Life (Years)	Gross Carrying amount	Accumulated Amortization	Net Carrying Amount
Licenses	10	$85,131	$(36,716)	$48,415
Internal-use software	3	73,601	(4,089)	69,512
Capitalized internal-use software in progress	N/A	223,074	—	223,074

Total intangible assets		$381,806	$(40,805)	$341,001

During 2018, intangible assets arose from the acquisition of MA, LLC. These intangibles relate to the value of the Federal Aviation Administration (“FAA”) part certification licenses acquired as a part of the business.

During 2020, the Company created a website for internal-use specific for the tracking of fire-fighting assets and contract deliverables to support operations. Additional internal-use software is in progress for the development of an application meant to provide end-users with consolidated imagery and data regarding critical wildfire incidents. This included costs associated with salaries, administration expenses and contractor fees.

Amortization expense was $33 thousand and $13 thousand for the years ended December 31, 2021 and 2020, respectively. Amortization expense is included in General and administrative expenses in the Consolidated Statements of Operations.

Future amortization expense for intangible assets subject to amortization is:

Year Ending December 31:
2022	$33,047
2023	28,957
2024	8,513
2025	8,513
2026	5,850
Thereafter	—

Total	$84,880

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

Note 8 – Other noncurrent assets

Other noncurrent assets consisted of the following:

	As of December 31,
	2021	2020
Investment in Overwatch	$1,000,000	$—
Operating lease right-of-use asset	577,086	—
Interest rate swap	25,482	—

Total other noncurrent assets	$1,602,568	$—

Note 9 – Accrued Expense and Other Liabilities

Accrued expenses and other liabilities consisted of the following:

	As of December 31,
	2021	2020
Accrued bonus	$1,636,000	$2,778,000
Finance right-of-use liability	82,944	—
Interest rate swap, at fair value	—	502,128
Other accrued liabilities	212,649	23,000

Total Accrued expenses and other liabilities	1,931,593	3,303,128
Less: Current accrued expenses and other current liabilities	(474,644)	(1,743,000)

Total long-term accrued expenses and other noncurrent liabilities	$1,456,949	$1,560,128

The Company’s bonus pool was accrued throughout the year and is based on achieving performance milestones before any bonus payments can be made.

Note 10 – Interest Rate Swap

The Company assesses interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely affect expected future cash flows and by evaluating hedging opportunities.

The Company entered an interest rate swap with Rocky Mountain Bank (“RMB”) on March 12, 2020 to reduce risk related to variable-rate debt from the term loan, which was subject to changes in market rates of interest as discussed in Note 12—Long-term Debt. The interest rate swap is designated as a cash flow hedge. The Company records its corresponding derivative asset and derivative liability on a gross basis in Other noncurrent assets and Long-term accrued expenses and other noncurrent liabilities at fair value on the Consolidated Balance Sheets.

Each month, the Company makes interest payments to RMB under its loan agreement based on the current applicable one-month LIBOR rate plus the contractual LIBOR margin then in effect with respect to the term loan, without reflecting the interest rate swap. At the end of each calendar month, the Company receives or makes payments on the interest rate swap difference, if any, based on the current effective interest rate set forth in the table below. Interest payments on the Company’s term loan and payments received or made on the interest rate swap are reported net in the Consolidated Statements of Operations as interest expense.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

The Company had the following interest rate swap designated as a cash flow hedge:

As of December 31, 2021
Effective Date	Maturity Date	Notional Amount	Fair Value	Effective Interest Rate(1)
4/15/2020	3/15/2030	$11,754,570	$25,482	2.64% (0.14% + 2.5% LIBOR margin)

As of December 31, 2020
Effective Date	Maturity Date	Notional Amount	Fair Value	Effective Interest Rate(1)
4/15/2020	3/15/2030	$12,398,656	$(502,128)	2.64% (0.14% + 2.5% LIBOR margin)

(1)

As described in Note 12 – Long-term Debt, the note above initially bears interest at a LIBOR rate determined by the maturity of the note, plus a LIBOR margin rate equal to 2.5% according to the individual secured credit facility. The LIBOR margin decreases as the borrower’s “Leverage Ratio” decreases. The effective interest rate in the table reflects the rate the Company pays giving effect to the swaps.

The Company accounts for the interest rate swap as a cash flow hedge for accounting purposes under US GAAP. The Company reflects the effect of this hedging transaction in the consolidated financial statements. The unrealized gain is reported in other comprehensive income (loss). If the Company terminates the interest rate swap agreement, the cumulative change in fair value at the date of termination would be reclassified from accumulated other comprehensive income (loss), which is classified in members’ deficit, into earnings on the Consolidated Statements of Operations. No amounts were reclassified relating to the Company’s designated cash flow hedge during 2021 or 2020.

Note 11 – Fair Value Measurements

The fair value of the Company’s interest rate swap agreement was determined based on the present value of expected future cash flows using discount rates appropriate with the terms of the swap agreement. The fair value indicates an estimated amount the Company would be required to pay if the contracts were canceled or transferred to other parties. The Company used a Level 2 valuation methodology to assess this interest rate swap.

Long-term debt, net of debt issuance costs

The Company’s long-term debt, net is recorded at carrying value which approximates fair value based on closing or estimated market prices of similar securities comparable to the Company’s debts at December 31, 2021 and 2020. Debt financing activities and loan agreements are further described in Note 12.

Recurring Fair Value Measurement

Our cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and other current assets and liabilities (excluding derivative instruments) are carried at amounts which reasonably approximate their fair values due to their short-term nature.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

The following tables summarizes the Company’s assets and liabilities that are measured at fair value on a recurring basis, by level, within the fair value hierarchy:

As of December 31, 2021
Level 2
Assets
Interest rate swap	$25,482

Total assets	$25,482

Liabilities
Mandatorily redeemable Preferred B stock	$66,412,637

Total liabilities	$66,412,637

As of December 31, 2020
Level 2
Liabilities
Interest rate swap	$502,128
Mandatorily redeemable Preferred B stock	10,077,029

Total liabilities	$10,579,157

Interest Rate Swap

The Company’s derivative financial instruments are measured at fair value on a recurring basis based on quoted market prices or using standard valuation models as described in Note 10—Interest Rate Swap. The notional amounts of the derivative financial instruments do not necessarily represent amounts exchanged by the parties and, therefore, are not a direct measure of our exposure to the financial risks described in Note 2—Summary of Significant Accounting Policies.

Mandatorily Redeemable Preferred B shares

The Company’s mandatorily redeemable Preferred B interests are measured at fair value based on capital contributions, plus accrued but unpaid interest.

Non-Recurring Fair Value Measurements

The Company measures certain assets at fair value on a non-recurring basis, including long-lived assets and goodwill and cost and equity method investments, which are evaluated for impairment. Long-lived assets include property, plant and equipment, net, and certain intangible assets. The inputs used to determine the fair value of long-lived assets are considered Level 3 measurements due to their subjective nature. During 2021 and 2020, the Company did not have any significant assets or liabilities that were remeasured at fair value on a non-recurring basis in periods subsequent to initial recognition.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

Note 12 – Long-term Debt

Long-term debt consisted of the following:

	As of December 31,
	2021	2020
Permanent loan agreement, dated August 21, 2020, 4.75% interest rate, maturing August 21, 2035	$19,000,000	$19,000,000
Permanent loan agreement, dated October 1, 2020, 4.75% interest rate, maturing October 1, 2035	19,000,000	19,000,000
Term loan agreement dated September 30, 2019, LIBOR + 2.5%, maturing March 15, 2030	11,754,570	12,398,655
Term loan agreement dated February 3, 2020, LIBOR + 2.5%, maturing February 3, 2027	4,929,000	5,487,000
SBA PPP loan, dated April 16, 2020, forgiven April 2, 2021	—	774,300
Taxable industrial revenue bonds, dated February 24, 2021, 6.5% interest rates, maturing September 1, 2040	7,330,000	—
Various term loan agreements with earliest start at November 18, 2020, 3.89-4.52% interest rates, latest maturation at November 18, 2022	554,940	402,004
Various term loan agreements, with earliest start at September 9, 2021, 5-5.5% interest rates, latest maturation at November 17, 2027	170,763	—

Loans payable	62,739,273	57,061,959
Less: noncurrent debt issuance costs	(2,303,974)	(1,824,098)
Less: current debt issuance costs	(161,900)	(145,238)
Less: current portion of long-term debt, net of debt issuance costs	(2,155,926)	(1,458,852)

Total long-term debt, net of debt issuance costs	$58,117,473	$53,633,771

2020 Loan Agreements

In 2020, the Company entered into two separate credit facilities brokered through Live Oak Bank (“LOB”) and backed by the US Department of Agriculture (“USDA”) for the completed purchase of the Company’s first two water scooper aircraft. The Company issued two $19,000 thousand promissory notes to LOB, established as 15-year maturity, first 2 years interest only payments monthly, then 13-year term principal plus interest due monthly at the rate of 4.75% per annum. The first of these notes was issued on August 21, 2020 and the second was issued October 1, 2020 to BAT1, LLC and BAT2, LLC, respectively. Debt issuance costs for BAT1 and BAT2 were $951 thousand and $877 thousand, respectively.

On February 3, 2020, the Company entered into a credit facility with RMB to finance in part the purchase of four Quest Kodiak aircraft. A promissory note was issued for $5,580 thousand, established as a 7-year maturity, first 8 months interest only payments monthly, 60 day draw period, then 76-month term plus principal interest due monthly on a 10-year amortization at the rate of 1 month LIBOR plus 2.5%. Debt issuance costs for this loan was $86 thousand.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

The Company also maintained a credit facility with RMB issued in 2019 for $12,882 thousand, established as a 10-year maturity, 6-month draw period, first 6 months interest only payments monthly, then 10-year term principal plus interest due monthly on a 20-year amortization at the rate of 1 month LIBOR plus 2.5%. Debt issuance costs for this loan was $116 thousand.

In response to the COVID-19 pandemic, the U.S. Small Business Administration (the “SBA”) made available low-interest rate loans to qualified small businesses, including under its Paycheck Protection Program (the “PPP”). On April 7, 2020, in order to supplement its cash balance, the Company applied for this PPP loan. On April 16, 2020, Company SBA loan application was approved, and the Company received loan proceeds in the amount of $774 thousand. The SBA loan had an interest rate of 1% and was scheduled to mature on April 16, 2022. On April 2, 2021, this PPP loan was forgiven in full by the SBA and removed from the Company’s Consolidated Balance Sheets under Section 1106 of the CARES Act. The forgiveness of this loan was recognized in Other income (expense) on the Consolidated Statements of Operations.

The Company entered into a short-term loan to finance aviation insurance premiums through Insurance Premium Financing Leader (“IPFS”) on November 18, 2020. This was financed for $432 thousand with a maturity of one year and at a rate of 4.52%. No debt issuance costs were incurred.

As of December 31, 2020, the Company was in violation of the debt service coverage ratio requirement of 1.25x related to the credit facilities entered with RMB. RMB agreed to waive the violation of the debt service coverage ratio requirement and not to enforce its rights and remedies from the resulting events of default under the credit facilities.

2021 Loan Agreements

On February 24, 2021, the Company issued taxable industrial development revenue bonds under the CUSIP of Gallatin County for $7,330 thousand. This was done through an offering of the first tranche of which the Company is approved to issue up to $160,000 thousand. These proceeds are designated to finance the construction and equipping of the Company’s third aircraft hangar in Belgrade, Montana. They were issued with a 15-year maturity, first two years interest only payments monthly at the rate of 6.5%. Debt issuance costs for this loan was $570 thousand.

The Company re-entered into a new short-term loan to finance aviation insurance premiums with IPFS on November 18, 2021. This was financed for $610 thousand with a maturity of one year and at a rate of 3.89%. No debt issuance costs were incurred.

The Company entered into five various term loan agreements for the purchase of vehicles through First Interstate Bank with the earliest date of September 9, 2021. These loans ranged from $29 thousand to $48 thousand and were at rates from 5% to 5.5% and at durations from 5 to 6 years, with the latest maturation at November 17, 2027.

Amortization of debt issuance costs was $173 thousand and $61 thousand for the years ended December 31, 2021 and 2020, respectively.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

Principal maturities of the outstanding debt as of December 31, 2021 are as follows:

Year Ending December 31:
2022	$2,317,826
2023	3,640,915
2024	3,760,294
2025	3,777,401
2026	4,028,615
Thereafter	45,214,222

Total	$62,739,273

As of December 31, 2021, the Company was in violation of the current ratio 2.00x requirement related to the credit facilities entered with RMB. RMB agreed to waive the violation of the current ratio requirement and not to enforce its rights and remedies from the resulting events of default under the credit facilities. The Company further violated the requirement under the credit facilities entered with RMB to provide audited financial statements as of and for the year ended December 31, 2021 within 120 days after the period ended. RMB agreed to waive the violation of the audited financial statements timing provision and provided a 90-day extension.

Note 13 – Commitments and Contingencies

Legal Matters

From time to time, the Company is subject to various litigation and other claims in the normal course of business. No amounts have been accrued in the consolidated financial statements with respect to any matters.

Due to the nature of our business, we may become, from time to time, involved in routine litigation or subject to disputes or claims related to our business activities. In the opinion of our management, there are no pending litigation, disputes or claims against us which, if decided adversely, will have a material adverse effect on our financial condition, cash flows or results of operations.

Commitments

On April 13, 2018, the Company executed an aircraft purchase agreement with Longview Aviation Asset Management, Inc. and Viking Air Ltd. for the purchase of six CL415EAF aircraft. Payments made for aircraft placed in service were $19,381 thousand and $20,436 thousand for the years ended December 31, 2021 and 2020, respectively. Payments recorded as construction in progress were $28,000 thousand and $20,673 thousand as of December 31, 2021 and 2020, respectively. Un-invoiced commitments were $18,196 thousand and $65,577 thousand as of December 31, 2021 and 2020, respectively.

On January 21, 2021, the Company entered a statement of work with Viking Air Limited (“Viking”) to provide a Supplemental Structural Life Management Program (“SSLMP”) Subscription. This program is a 5-year subscription service providing the Company with a structural program for the 6 CL415EAF purchased aircrafts to meet contractual inspection requirements from the US Forest Service. The undiscounted cost of the program will be $3,500 thousand payable through the delivery of the 6th aircraft, the first payment of which was due and paid January 2021.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

As of December 31, 2021, future payments related to the purchase of aircraft under the aircraft purchase agreement are as follows:

Year Ending December 31:
2022	$18,195,541
2023	—
2024	—
2025	—
2026	—
Thereafter	—

$18,195,541

Leases

The Company adopted ASU 2016-02 and its related amendments effective January 1, 2021 using the optional transition method in ASU 2018-11. This pronouncement is intended to provide enhanced transparency and comparability by requiring lessees to record ROU assets and corresponding lease liabilities on the balance sheet for most leases. Expenses associated with leases will continue to be recognized in a manner similar to previous accounting guidance. The Company elected the package of practical expedients in its assessment.

Under ASC 842, leases are separated into two classifications: operating leases and financial leases. Lease classification under ASC 842 is relatively similar to ASC 840. For a lease to be classified as a finance lease, it must meet one of the five finance lease criteria: (1) transference of title/ownership to the lessee, (2) reasonably certain to exercise a purchase option, (3) lease term for major part of the remaining economic life of the asset, (4) present value represents substantially all of the fair value of the asset and (5) asset specialization. Any lease that does not meet these criteria is classified as an operating lease. ASC 842 requires all leases to be recognized on the Company’s balance sheet. Specifically, for operating leases, the Company recognizes an ROU asset and a corresponding lease liability upon lease commitment.

Company as a lessee

The Company is the lessee in a lease contract when the Company obtains the right to use the asset. Operating leases are included in the line items. The ROU asset represents the Company’s right to use an underlying asset for the lease term and lease obligations represent the Company’s obligations to make lease payments arising from the lease, both of which are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. The Company has also elected the short-term lease exception. Leases with a term of 12 months or less at inception are not recorded on the Consolidated Balance Sheets and are expensed on a straight-line basis over the lease term in our Consolidated Statements of Operations. The Company determines the lease term by agreement with the lessor. Options to renew are considered in lease terms if reasonably considered to be exercised.

ASC 842 requires a lessee to use the rate implicit in the lease whenever that rate is readily determinable, otherwise the incremental borrowing rate (“IBR”) should be used. Given the nature of the Company’s lease portfolio, which consists of leases of hangar spaces, aircraft, vehicles, copiers, buildings, aircraft equipment, this information is not readily available. As a result, the Company is not able to use the borrowing rate implicit in the lease but will use its incremental borrowing rate as the discount rate. The IBR is the rate of interest that a lessee would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

in a similar economic environment. The determination of the incremental borrowing rate requires judgment and is determined using the Company’s current unsecured borrowing rate.

The following schedule represents the components of the Company’s operating and finance lease assets and liabilities as of December 31, 2021:

Leases	Classification	As of December 31, 2021
Assets
Operating lease right-of-use asset	Other noncurrent assets	$577,086
Finance lease right-of-use asset	Property, plant and equipment, net	$79,701

Liabilities
Operating lease right-of-use liabilities (current)	Operating right-of-use liability (current)	$4,973
Finance lease right-of-use liabilities (current)	Accrued expenses and other current liabilities	$6,928
Operating lease right-of-use liabilities (non-current)	Operating right-of-use liability (noncurrent)	$608,571
Finance lease right-of-use liabilities (non-current)	Accrued expenses and other noncurrent liabilities	$76,016

The Company leases various property and premises on a short-term basis and leases some of its premises under non-cancelable operating leases that expire on various dates through January 2051.

The Company recorded $785 thousand of expenses associated with these operating leases in Cost of Revenues and General and administrative in the Consolidated Statements of Operations for the year ended December 31, 2021. The Company recorded expenses associated with finance leases in Cost of revenues and General and administrative in the Consolidated Statements of Operations. Operating lease cost includes $104 thousand of short-term lease expense and $576 thousand of variable lease expense for the year ended December 31, 2021.

Supplemental cash flow information related to leases is as follows:

Year Ended December 31,
2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$(51,039)
Operating cash flows from finance leases	$(9,613)
Financing cash flows from finance leases	$(23,310)
Right-of-use assets obtained in exchange for lease liabilities:
Operating leases	$619,599

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

As of December 31, 2021, future minimum lease payments with a weighted average remaining lease term of 26.5 years are as follows:

	Operating Leases	Finance Leases
Year Ending December 31:
2022	$138,757	$33,760
2023	42,512	28,068
2024	46,311	25,340
2025	46,311	10,170
2026	50,856	837
Thereafter	2,233,564	—

Total lease payments	2,558,311	98,175
Less: interest	(1,944,767)	(15,231)

Total lease liabilities	$613,544	$82,944

Company as a lessor

The Company acts as a lessor of a facility and records this as Other Revenue in the Consolidated Statements of Operations. Lease revenue was $276 thousand for the year ended December 31, 2021. The lease is a sublet arrangement and classified as an operating lease. This lease currently extends through September 30, 2022, and secures future minimum undiscounted lease payments of $230 thousand. The minimum lease payments received are recognized on a straight-line basis over the lease term. The leased asset is included in Property, Plant and Equipment, net in the Consolidated Balance Sheets and depreciated over its estimated useful life. This lease has no variable lease conditions or purchase options. Currently, an option to extend exists with 90-days’ notice, prior to the expiration of the lease.

Maturity of Lease Liability under ASC 840

Future minimum rental payments on operating leases with initial non-cancellable lease terms in excess of one year were due as follows at December 31, 2020:

Year Ending December 31:
2021	$55,581
2022	32,484
2023	59,540
2024	63,339
2025	65,042
Thereafter	3,480,558

Total lease payments	$3,756,544

Rent expense for all operating leases was $43 thousand during the year ended December 31, 2020.

Note 14 – Stock-Based Compensation

During the years ended December 31, 2021 and 2020, the Company granted Incentive Units to selected board members and executives. Within each grant, 80% of the Incentive Units vest annually over a four

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

year period subject to continued service by the grantee (the “Time-Vesting Incentive Units”), and the remaining 20% of the Incentive Units vest upon a qualifying change of control event (the “Exit-Vesting Incentive Units”). Notwithstanding the above, any unvested Time-Vesting Incentive Units will become vested Time-Vesting Incentive Units if a qualifying change of control event occurs prior to the respective award’s four year service-based vesting period. Upon termination of the board member or executive, the Company has the right, but not the obligation, to repurchase all or any portion of the vested Incentive Units at fair market value.

For the Time-Vesting Incentive Units, compensation cost is recognized over the requisite service period on a straight-line basis. Upon a qualifying change of control event, the unrecognized compensation expense related to the Time-Vesting Incentive Units will be recognized when the change of control event is considered probable. For the Exit-Vesting Incentive Units, expense is recognized when a qualifying change of control event is considered probable, which has not occurred as of December 31, 2021. Forfeitures are accounted for as they occur.

Compensation cost for the Incentive Units is measured at their grant-date fair value.

The value of the Company’s common shares is derived through an option pricing model, which incorporates various assumptions. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. Expected volatility was calculated based on the observed equity volatility for comparable companies. The expected time to liquidity event is based on management’s estimate of time to an expected liquidity event. The dividend yield was based on the Company’s expected dividend rate. The risk-free interest rate is based on U.S. Treasury zero-coupon issues. The weighted-average assumptions the Company used in the option pricing model for 2021 are as follows:

Dividend yield (%)	0
Expected volatility (%)	46.5
Risk-free interest rate (%)	1.26
Term (in years)	5.00
Discount for lack of marketability (%)	30

Incentive Unit activity for the period from January 1, 2021 to December 31, 2021 was as follows:

	Time-Vesting Incentive Units		Exit-Vesting Incentive Units
	Number of Awards	Weighted average grant date fair value	Number of Awards	Weighted average grant date fair value
Unvested as of January 1, 2021	242,424	$0.01	80,808	$0.01
Granted	161,616	0.22	40,404	0.22
Vested	(161,616)	(0.01)	(40,404)	(0.01)
Forfeited	—	—	—	—

Unvested as of December 31, 2021	242,424	$0.15	80,808	$0.11

On October 4, 2021, one of the Company’s board members resigned from his board seat. At the time of his resignation, 25% of his Time-Vesting Incentive Units had vested and the Company agreed to accelerate the vesting of all of his remaining unvested Time-Vesting Incentive Units and Exit-Vesting Incentive Units.

For the years ended December 31, 2021 and 2020, the stock-based compensation expense related to the Incentive Units did not have a material impact on the Company’s consolidated financial statements. As of December 31, 2021, there was $36 thousand and $9 thousand of unrecognized compensation expense related to the unvested Time-Vesting Incentive Units and Exit-Vesting Incentive Units, respectively.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

Note 15 – Related Party Transactions

The Company buys and resells aircraft support parts from CL415 Aviation Salvage, LLC (“C415”) which was owned by a member of the executive team during 2020. This entity owned salvaged scooper aircraft with the intent to sell spare parts both to the Company and external customers. This activity was considered a related party in 2020 due to the executive’s interest in the Company and was divested in 2021. Purchases from CL415 in 2020 were $98 thousand and there was no balance in accounts payable as of the end of the year. No other activity was considered a related party transaction in 2021.

On December 13, 2020, certain of the Company’s executive members entered into an agreement with the holders of the Series A and Series B Preferred shares and became guarantors to such holders. The guarantors are primary obligors for the repayment by the Company to the holders of the outstanding Series A and B Preferred shares up to $20,000 thousand in the event of any liquidation, dissolution or winding up of the Company.

Note 16 – Mezzanine Equity

The Company was authorized to issue 10,500 thousand Series A-1 and A-2 Preferred shares with a par value of $0.001 per share for aggregate proceeds of $105,000 thousand. The Series A Preferred shares rank senior to the Company’s Preferred B and common stock shares with respect to the distribution of assets upon liquidation or certain triggering events, but do not participate in earnings of the Company. The Series A-1 and A-2 Preferred shares are voting and non-voting shares, respectively.

The Company has 10,243,936 shares and 9,756,130 shares of Series A-1 Preferred shares issued and outstanding as of December 31, 2021 and 2020, respectively. The Company has 256,064 and 243,871 shares of Series A-2 Preferred shares issued and outstanding as of December 31, 2021 and 2020, respectively. The Series A Preferred shares accrue interest on a liquidation preference defined as the combined capital contributions plus accrued preferred interest amounts at a rate of 12%. Accrued interest for the Series A Preferred shares was $41,668 thousand and $25,755 thousand as of December 31, 2021 and 2020, respectively.

The Series A-1 and A-2 Preferred shares are redeemable upon certain triggering events outside of the control of the Company in the event of a deemed liquidation or a board expansion. The triggering events include the sale of the Company or its subsidiaries representing more than 50% of the Company’s voting stock or assets, a qualified IPO or a similar liquidity event. Failure to pay the Series A Preferred interest amount on a timely basis or certain board expansion events provides Series A preferred shareholders the option to obtain control of the Company’s Board of Directors and then trigger any of the material events for a deemed liquidation outside of the Company’s control. The Series A-1 and A-2 Preferred shares are redeemable at any time at the option of the Company at a redemption price equal to the greater of the product of the investment amount multiplied by 2.25 plus any indemnification amounts or aggregate liquidation preference. At December 31, 2021, the Series A-1 and A-2 Preferred shares had a carrying value of $105,000 thousand and a redemption value of $146,668 thousand. As the shares are not currently probable of becoming redeemable outside of the Company’s control, no accretion has been recorded.

As a result of the board expansion provisions that give shareholders the power to control the Company’s Board of Directors and trigger material events that will require a deemed liquidation, the Series A-1 and A-2 Preferred shares do not qualify as permanent equity and have been classified as mezzanine equity in the consolidated financial statements.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

The following table summarizes the Series A-1 and A-2 Preferred shares (in thousands, except per share amounts):

	Redeemable Preferred A Interests
	Shares	Amounts
Balance at January 1, 2020	10,000,000	$111,695,899

Liquidation preference on Preferred A shares	—	14,058,945

Balance at December 31, 2020	10,000,000	$125,754,844

Capital contribution for Preferred A shares	500,000	5,000,000
Liquidation preference on Preferred A shares	—	15,913,184

Balance at December 31, 2021	10,500,000	$146,668,028

Note 17 – Mandatorily Redeemable Preferred Stock

In December 2020, the Company issued 10,000,000 shares of Series B Preferred shares at $1.00 per share. In November 2021, the Company issued an additional 50,000,000 shares of Series B Preferred shares at $1.00 per share.

The Company has 60,000,000 shares and 10,000,000 shares of Series B Preferred shares issued and outstanding as of December 31, 2021 and 2020, respectively. The Series B Preferred shares are non-voting and accrue interest at 17.5% per annum, compounded quarterly. A mandatory redemption period is required for the Series B Preferred shares plus their accrued interest in March of 2022. Accrued interest for these Series B Preferred shares was $6,413 thousand and $77 thousand as of December 31, 2021 and 2020, respectively.

The shares are mandatorily redeemable by the Company at an amount equal to the capital contribution, plus accrued but unpaid interest on the earlier of certain redemption events or March 31, 2022. The redemption events include the sale of the Company or its subsidiaries representing more than 50% of the Company’s voting stock or assets, a qualified IPO or a similar liquidity event. The shares are redeemable at any time at the option of the Company at a redemption price equal to face value, plus accrued, but unpaid interest. The shares have preference to the common shares of the Company, are non-voting and do not participate in the earnings of the Company. These Series B Preferred shares accrue interest at 17.5% annually, compounded quarterly. If not redeemed on or prior to March 31, 2022, the series B preferred stock will accrue interest at 21.5% annually, compounded quarterly.

As the shares of Series B Preferred shares are mandatorily redeemable at a specified date, the security has been classified as a liability in the Consolidated Balance Sheets.

Note 18 – Net Loss Per Share

Basic net loss per share is computed by dividing net loss attributable to common shareholders by the weighted-average number of common shares outstanding. Accrued interest on Series A-1 and A-2 Preferred shares are subtracted from net loss attributable to the Company in determining net loss per share attributable to common shareholders.

Diluted net loss per share is computed by dividing net loss attributable to common shareholders by the weighted-average number of common shares outstanding plus the number of Class D Common shares issuable upon the vesting of the Time-Vesting Incentive Units and Exit-Vesting Incentive Units to the extent the effect would be dilutive.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

The following table sets forth the computation of the Company’s basic and diluted earnings (loss) per share:

	Year Ended December 31,
	2021	2020
Basic and diluted net loss per share
Numerator:
Net loss	$ (6,540,797)	$(12,238,205)
Liquidation preference on Preferred A shares	(15,913,184)	(14,058,945)

Net loss attributable to common shareholders – basic and diluted	$(22,453,981)	$(26,297,150)

Denominator:
Weighted average shares outstanding—basic and diluted	40,122,651	40,005,740

Net loss per share—basic and diluted	$ (0.56)	$ (0.66)

The Company excluded 323,232 shares of Class D Common shares issuable upon the vesting of the Time-Vesting Incentive Units and Exit-Vesting Incentive Units from the computation of diluted net loss per share for the year ended December 31, 2021 and 2020, because the effect would have been anti-dilutive.

Note 19 – Members’ Deficit

Common Shares — The Company has 30,000,000 shares of Class A Common shares issued and outstanding as of December 31, 2021 and 2020. The holders of these shares are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders. These Class A shares were issued to ElementCompany, LLC.

The Company has 9,756,130 shares of Class B Common shares issued and outstanding as of December 31, 2021 and 2020. The holders of these shares are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders.

The Company has 243,871 shares of Class C Common shares issued and outstanding as of December 31, 2021 and 2020. The Company also has 606,061 shares and 404,040 shares of Class D Common shares issued and outstanding as of December 31, 2021 and 2020, respectively. These Class C and Class D shares are non-voting.

The current voting power of the Company follows the structure of the elected Board members with 3 designees from the holders of Class A Common shares and 2 designees from the holders of Class B Common shares. This will remain in place while the holders of Class B Common shares in aggregate hold at least 10% of the common shares outstanding and prior to any initial public offering, at which point voting power changes, based on the relevant shares outstanding. This structure will remain in place unless a board expansion event occurs as defined in the Operating Agreement.

Note 20 – Subsequent Events

The Company evaluated its activities through August 12, 2022, the date at which the consolidated financial statements were available to be issued.

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except as stated)

On August 3, 2022, the Company and the SPAC entered into the Transaction Agreements for the Business Combination. Upon the Closing, the Company will become a wholly owned subsidiary of a new public entity. Refer to Note 1 – Organization and Basis of Presentation for additional information about the Business Combination.

On July 21, 2022, the Company closed on a taxable industrial development revenue bond transaction under the CUSIP of Gallatin County for $160,000 thousand (“2022 Bonds”). Pursuant to this transaction, Gallatin County issued a $135,000 thousand bond on July 21, 2022 and an additional $25,000 thousand bond issued on August 10, 2022. The proceeds together with cash on hand were used to redeem the capital contributions plus accrued interest for all of the remaining Series A preferred shares totaling $134,000 thousand and the principal plus accrued interest for the taxable industrial development revenue bond under the CUSIP of Gallatin County issued on February 24, 2021 totaling $7,735 thousand. The 2022 Bonds mature on September 1, 2027, with an annual interest rate of 11.5%. Interest will be payable semiannually on March 1 and September 1 of each year, commencing on September 1, 2022. Debt issuance costs for the 2022 Bonds was $4,224 thousand.

On April 25, 2022, the Company raised $300,000 thousand from an issuance of Series C Preferred shares. The proceeds were used to redeem $70,000 thousand for capital contributions plus accrued interest for all of the Series B Preferred shares, to redeem $100,000 thousand aggregate initial liquidation preference of Series A Preferred shares and to fund growth capital expenditures and for general corporate purposes. These Series C Preferred shares are non-voting and subject to redemptions by the Company and the holder.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

JACK CREEK INVESTMENT CORP.,

WILDFIRE NEW PUBCO, INC.

WILDFIRE MERGER SUB I, INC.,

WILDFIRE MERGER SUB II, INC.,

WILDFIRE MERGER SUB III, LLC,

WILDFIRE GP SUB IV, LLC,

BTOF (GRANNUS FEEDER) – NQ L.P.,

and

BRIDGER AEROSPACE GROUP HOLDINGS, LLC

dated as of

August 3, 2022

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-ii-

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EXHIBITS

Exhibit A	–	Form of New PubCo Charter
Exhibit B	–	Form of New PubCo Bylaws
Exhibit C	–	Form of Registration Rights Agreement
Exhibit D	–	Form of Stockholder Agreement
Exhibit E	–	Form of First Certificate of Merger
Exhibit F	–	Form of Second Certificate of Merger
Exhibit G	–	Form of Third Certificate of Merger
Exhibit H	–	Form of First Surviving Limited Partnership Certificate of Limited Partnership
Exhibit I	–	Form of Second Surviving Company Amended and Restated Memorandum and Articles of Association
Exhibit J	–	Form of Third Surviving Company Limited Liability Company Agreement
Exhibit K	–	Mountain Air Term Sheet
Exhibit L	–	Form of 2022 Omnibus Incentive Plan
Exhibit M	–	Form of Employee Stock Purchase Plan
Exhibit N	–	Accredited Investor Questionnaire

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 3, 2022, by and among Jack Creek Investment Corp., a Cayman Islands exempted company (“Purchaser”), Wildfire New PubCo, Inc., a Delaware corporation and direct, wholly owned subsidiary of Purchaser (“New PubCo”), Wildfire Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of New PubCo (“Wildfire Merger Sub I”), Wildfire Merger Sub II, Inc., a Delaware corporation and direct, wholly owned subsidiary of New PubCo (“Wildfire Merger Sub II”), Wildfire Merger Sub III, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of New PubCo (“Wildfire Merger Sub III”), Wildfire GP Sub IV, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of New PubCo (“Wildfire GP Sub IV” and together with Wildfire Merger Sub I, Wildfire Merger Sub II and Wildfire Merger Sub III, the “Merger Subs”), BTOF (Grannus Feeder) – NQ L.P., a Delaware limited partnership (“Blocker”) and Bridger Aerospace Group Holdings, LLC, a Delaware limited liability company (the “Company”). Purchaser, New PubCo, the Merger Subs, Blocker and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, Purchaser is a blank check company incorporated in the Cayman Islands and formed to acquire one or more operating businesses through a business combination;

WHEREAS, New PubCo is a newly formed, wholly owned, direct subsidiary of Purchaser, and was formed for the purpose of the Transactions, including to act as the publicly traded company for the Company and its Subsidiaries (and their businesses) after the Closing;

WHEREAS, each of the Merger Subs is a newly formed, wholly owned, direct subsidiary of New PubCo, and was formed for the sole purpose of the Mergers;

WHEREAS, on the terms and subject to the conditions of this Agreement, the Parties intend to enter into a business combination transaction pursuant to which (i) Wildfire Merger Sub I will merge with and into Blocker and Wildfire GP Sub IV will become general partner of the surviving entity (the “First Merger”), with Blocker as the surviving entity of the First Merger, (ii) Wildfire Merger Sub II will merge with and into Purchaser (the “Second Merger”), with Purchaser as the surviving company of the Second Merger and (iii) Wildfire Merger Sub III will merge with and into the Company (the “Third Merger” and together with First Merger and Second Merger, the “Mergers”), with the Company as the surviving company of the Third Merger; following the Mergers, each of Blocker, Purchaser, and the Company shall be a subsidiary of New PubCo;

WHEREAS, prior to the date hereof, all of the issued and outstanding Series A-1 and Series A-2 preferred shares of the Company have been redeemed by the Company;

WHEREAS, prior to the First Effective Time, New PubCo shall amend and restate the certificate of incorporation of New PubCo to be substantially in the form of Exhibit A attached hereto (the “New PubCo Charter”);

WHEREAS, prior to the First Effective Time, New PubCo shall amend and restate the bylaws of New PubCo to be substantially in the form of Exhibit B attached hereto (the “New PubCo Bylaws”);

WHEREAS, the governing body of Blocker has unanimously (i) determined and declared it advisable to enter into this Agreement and each of the Transactions, including the First Merger, in accordance with the Delaware Limited Partnership Act (“DLPA”) and (ii) approved this Agreement and each of the Transactions, including the First Merger, in accordance with the DLPA and on the terms and subject to the conditions of this Agreement;

WHEREAS, the board of managers of the Company has unanimously (i) determined and declared it advisable, to enter into this Agreement and each of the Transactions, including the Third Merger, in accordance with the Delaware Limited Liability Company Act (the “DLLCA”) and other applicable Laws, (ii) approved this Agreement and each of the Transactions, including the Third Merger in accordance with the DLLCA, on the terms and subject to the conditions of this Agreement and (iii) recommended the approval and adoption of this Agreement and the transactions contemplated by the members of the Company;

WHEREAS, the board of directors of each Merger Sub has unanimously (i) determined that it is in the best interests of such Merger Sub and declared it advisable to enter into this Agreement and each of the Transactions, including the applicable Mergers in accordance with the DLLCA, the DLPA and the Delaware General Corporation Law (the “DGCL”), as applicable and (ii) approved this Agreement and each of the Transactions, including the applicable Mergers, in accordance with the DLLCA, the DLPA or the DGCL, as applicable, on the terms and subject to the conditions of this Agreement;

WHEREAS, New PubCo, in its capacity as the sole member or shareholder, as applicable, of each Merger Sub, has, by its execution and delivery hereof, approved and adopted this Agreement, the Mergers and the other Transactions in accordance with Section 251 of the DGCL and Section 18-402 of the DLLCA, as applicable (the “Merger Sub Approvals”);

WHEREAS, the board of directors of Purchaser has unanimously (i) determined that it is fair to and in the best interests of Purchaser, and declared it advisable, to enter into this Agreement providing for the Mergers in accordance with the applicable Laws, and to consummate the Transactions, (ii) approved this Agreement and the Transactions, including the Mergers, in accordance with the Companies Act, DGCL, DLPA and the DLLCA, as applicable, on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending the initial business combination with the Company be approved by the shareholders of Purchaser (the “Purchaser Board Recommendation”);

WHEREAS, the Company shall deliver to Purchaser (i) a written consent (the “Written Consent”) of its equity owners consenting to the terms of this Agreement (“Consenting Equityholders”) and approving the Transactions by the applicable requisite holders of the issued and outstanding equity interests of the Company within twenty-four (24) hours following the execution of this Agreement and (ii) written evidence reasonably satisfactory to Purchaser that such Consenting Equityholders are each an Accredited Investor (including by delivery of an Accredited Investor Questionnaire in the form attached hereto as Exhibit N (each, an “Accredited Investor Questionnaire”) completed in a manner reasonably satisfactory to Purchaser) within as soon as reasonably practicable following the execution of this Agreement;

WHEREAS, in connection with the consummation of the Transactions, including the Mergers, at or prior to the Closing, New PubCo will enter into (i) an Amended and Restated Registration Rights Agreement with certain stockholders of New PubCo substantially in the form of Exhibit C attached hereto (the “Registration Rights Agreement”) and (ii) a Stockholder Agreement with certain equityholders of the Company, substantially in the form of Exhibit D attached hereto (the “Stockholder Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Purchaser, each of its officers and directors and JCIC Sponsor LLC (the “Sponsor” and together with its officers and directors, “Sponsor Persons”) and New PubCo have entered into the Sponsor Agreement, pursuant to which, among other things, the Sponsor agreed to (i) the forfeiture of certain of its Purchaser Class B Ordinary Shares in the event shareholder redemptions in connection with the Transactions exceed specified levels, (ii) subject 20% of its Purchaser Class B Ordinary Shares (after taking into account any such forfeitures) to a performance-based vesting schedule, upon the terms and subject to the conditions set forth therein and (iii) agreed not to transfer any Purchaser Ordinary Shares or Purchaser Warrants until the earlier of the Closing and termination of this Agreement in accordance with its terms; and

WHEREAS, concurrently with the execution and delivery of this Agreement, (i) Bridger Aviation Services, LLC and Mountain Air, LLC (“Mountain Air”) have entered into an amendment to that certain Management Services Agreement, dated as of April 13, 2018 and (ii) Bridger Air Tanker, LLC and Northern Fire Management Services, LLC have entered into an amendment to that certain Support Services Agreement, dated as of April 22, 2019 (together, the “Services Agreement Amendments”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquisition Transaction” has the meaning specified in Section 11.04(a).

“Accredited Investor Questionnaire” has the meaning set forth in the Recitals hereto.

“Action” means any claim, action, suit, complaint, assessment, audit, inquiry, investigation, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) or arbitration by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Aggregate Common Stock Consideration” means an aggregate number of shares of New PubCo Common Stock equal to (i) (A) $724,600,000 minus (B) the aggregate Series C Preferred Stated Value (as defined in the Company LLC Agreement) on all Company Series C Preferred Shares outstanding as of immediately prior to the First Effective Time, plus all accrued and unpaid interest thereon since the end of the immediately preceding semi-annual Distribution Period (as defined in the Company LLC Agreement), minus (C) if the amount remaining in the Trust Account after allocating funds to the Purchaser Shareholder Redemption is less than $20,000,000, the excess of Company Transaction Expenses over $6,500,000, if any, divided by (ii) $10.00.

“Aggregate Series C Preferred Stock Consideration” means a number shares of New PubCo Series A Preferred Stock equal to the number of the Company Series C Preferred Shares outstanding as of immediately prior to the First Effective Time.

“Aggregate Transaction Consideration” has the meaning specified in Section 3.02(a).

“Agreement” has the meaning specified in the preamble hereto.

“Aircraft” means collectively an airframe, and the engine(s) and, if applicable, the propeller(s) attached to such airframe.

“Aircraft Object” means any airframe designed and intended to be used for air navigation purposes; any piston or turboprop aircraft engines rated for 550 or more takeoff horsepower; any turbojet aircraft engine rated for at least 1,750 lbs. of thrust; and any aircraft propeller rated to absorb 750 or more takeoff shaft horsepower.

“Aircraft Registration Certificate” means an FAA Standard Airworthiness Certificate (FAA Aeronautical Center Form 8050-3)

“Airworthiness Certificate” means an FAA Standard Airworthiness Certificate (FAA Aeronautical Center Form 8100-2) without restriction or limitation.

“Allocated Omnibus Awards” means any equity award with respect to the Company Common Shares granted following the date hereof and prior to the Closing pursuant to the Omnibus Incentive Plan in the form of “restricted share units” or similar full value equity equivalents.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Governmental Official or representative of a Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the UK Bribery Act, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and any other foreign, federal, state, or local Laws relating to fraud or money laundering.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Audited Financial Statements” has the meaning specified in Section 5.08(a).

“BAGM” has the meaning specified in Section 3.03(b).

“Blocker Representations” means the representations and warranties of the Blocker, expressly and specifically set forth in Article VII of this Agreement, as qualified by the Blocker Schedules.

“Blocker Restructuring” means any direct or indirect sale, exchange, assignment, transfer, distribution, contribution or other disposition of Company Class B Common Shares (or any direct or indirect interests therein) or shares of New PubCo Common Stock (or any direct or indirect interests therein), whether in a single transaction or a series of related transactions, by any BTO Entity to any other BTO Entity.

“Blocker Schedules” means the disclosure schedules of Blocker.

“Book-Entry Shares” has the meaning specified in Section 3.04(b).

“BTO Entities” means (a) Blackstone Inc. or any Affiliate thereof, or (b) any entity, investment vehicle, account or fund that is directly or indirectly owned, managed or controlled by or under common control or ownership with Blackstone Inc. or any Affiliate thereof (including Blackstone Tactical Opportunities Advisors L.L.C.).

“Business Combination” has the meaning ascribed to such term in the Memorandum and Articles.

“Business Combination Proposal” has the meaning specified in Section 11.04(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cape Town Convention” means collectively (i) the official English language text of the Convention on International Interests in Mobile Equipment, adopted on 16 November 2001, at a diplomatic conference in Cape Town, South Africa, as adopted by the United States of America; and (ii) the official English language text of the Protocol to the Cape Town Convention on matters specific to Aircraft Equipment.

“Certificates” has the meaning specified in Section 3.04(b).

“Closing” has the meaning specified in Section 4.01.

“Closing Date” has the meaning specified in Section 4.01.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 5.13(a).

“Company Class A Common Shares” means the Class A common shares of the Company.

“Company Class B Common Shares” means the Class B common shares of the Company.

“Company Class C Common Shares” means the Class C common shares of the Company.

“Company Class D Common Shares” means the Class D common shares of the Company.

“Company Common Shares” means the Company Class A Common Shares, the Company Class B Common Shares, the Company Class C Common Shares and the Company Class D Common Shares.

“Company Cure Period” has the meaning specified in Section 13.01(b).

“Company Employees” has the meaning specified in Section 5.14(a).

“Company Excluded Shares” means, without duplication, (i) Company Shares (if any) that are held in the treasury of the Company or its Subsidiaries and (ii) Company Shares that are owned by Purchaser or any of its Affiliates, in each case, at the Third Effective Time.

“Company Financing Agreements” means (i) the Municipal Bonds, (ii) the Loan Agreement by and between Bridger Aviation Services, LLC and Rocky Mountain Bank, dated February 3, 2020, (iii) the Loan Agreement by and between Bridger Air Tanker 1, LLC and Live Oak Banking Company, dated May 19, 2020, (iv) Promissory Note by and between Bridger Air Tanker 1, LLC and Live Oak Banking Company, dated August 21, 2020, (v) the Loan Agreement by and between Bridger Air Tanker 2, LLC and Live Oak Banking Company, dated August 10, 2020, (vi) Promissory Note by and between Bridger Air Tanker 2, LLC and Live Oak Banking Company, dated October 1, 2020, (vii) the Construction Loan Agreement by and between Bridger Solutions International, LLC and Rocky Mountain Bank, dated September 30, 2019, (viii) Premium Finance Agreement by and among Lockton Companies, LLC, ElementCompany, Inc. and Bridger Aerospace Group Holdings, LLC, dated December 6, 2021 and (ix) all financing arrangements with First Interstate Bank.

“Company Intellectual Property” means all Owned Intellectual Property and Licensed Intellectual Property.

“Company LLC Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement, effective April 25, 2022.

“Company Parties” means the Company and its Subsidiaries.

“Company Preferred Shares” means the Company Series C Preferred Shares.

“Company Representations” means the representations and warranties of the Company Parties, expressly and specifically set forth in Article V of this Agreement, as qualified by the Company Schedules.

“Company Schedules” means the disclosure schedules of the Company Parties.

“Company Series C Preferred Shares” means the Series C preferred shares of the Company.

“Company Shares” means the Company Common Shares and the Company Preferred Shares.

“Company Software” means all Software owned or purported to be owned by any of the Company Parties.

“Company Subsidiary Securities” has the meaning specified in Section 5.07.

“Company Transaction Consideration” means the Aggregate Common Stock Consideration plus the Aggregate Series C Preferred Stock Consideration.

“Company Transaction Expenses” means the aggregate of fees and expenses for legal counsel, accounting advisors, external auditors and financial advisors incurred by Blocker or any other BTO Entity, the Company or its Subsidiaries, in each case, in connection with the Transactions.

“Confidentiality Agreement” has the meaning specified in Section 14.09.

“Contract of Sale” has the meaning given to the term in the Cape Town Convention.

“Contracts” means any legally binding contracts, agreements, arrangements, subcontracts, leases, purchase orders, bonds, notes, indentures, mortgages, debt instruments, licenses or other instruments or obligations of any kind.

“Copyleft License” means any license that requires, as a condition to the use, modification or distribution of any Open Source Software, that any Intellectual Property that is incorporated into, derived from, based on, linked to, or used, distributed or made available with such Open Source Software, be licensed, distributed, or otherwise made available: (a) in source code form; (b) under terms that permit redistribution, reverse engineering or creation of derivative works or other modification of any of the foregoing Intellectual Property; or (c) without a license fee.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“D&O Tail” has the meaning specified in Section 8.07(b).

“Data” means all databases and compilations, including any and all data and collections of data whether machine readable or otherwise.

“DGCL” has the meaning specified in the Recitals hereto.

“DLLCA” has the meaning specified in the Recitals hereto.

“DLPA” has the meaning specified in the Recitals hereto.

“DOT” means the United States Department of Transportation or any successor agency.

“DTC” has the meaning specified in Section 3.04(b).

“Effective Times” has the meaning specified in Section 2.01(c).

“Enforceability Exceptions” has the meaning specified in Section 5.03.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources), human health and safety as related to exposure to Hazardous Materials, or the use, storage, emission, disposal or release of Hazardous Materials.

“ERISA” has the meaning specified in Section 5.13(a).

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company is treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.

“ESPP” has the meaning specified in Section 8.06.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.04(a).

“Exchange Fund” has the meaning specified in Section 3.04(a).

“Extension” has the meaning specified in Section 9.01(c).

“FAA” means the United States Federal Aviation Administration or any successor agency.

“FAA Civil Aviation Registry” means the FAA Civil Aviation Registry, Aircraft Registration Branch, Mike Monroney Aeronautical Center, 6500 South MacArthur Boulevard, Oklahoma City, Oklahoma 73169.

“FAR” means collectively the Aeronautics Regulations of the FAA and the DOT, as codified at Title 14, Parts 1 to 399 of the United States Code of Federal Regulations.

“Financial Statements” has the meaning specified in Section 5.08(a).

“First Certificate of Merger” has the meaning specified in Section 2.01(a).

“First Effective Time” has the meaning specified in Section 2.01(a).

“First Surviving Limited Partnership” means the surviving entity following the First Merger.

“Founder Warrants” means the private placement Purchaser Warrants purchased by Sponsor in connection with Purchaser’s initial public offering.

“Fully Diluted Shares” means the sum of (without duplication) the aggregate number of Company Common Shares issued and outstanding (excluding any Company Common Shares held by the Company in its treasury and any Allocated Omnibus Awards) as of immediately prior to the First Effective Time.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Contract” means any Contract in which the counterparty or the ultimate customer is, or the work performed under such contract was funded by, a Governmental Authority.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Filing” has the meaning specified in Section 5.05.

“Governmental Official” means any officer or employee of a Governmental Authority or any department, agency, or instrumentality thereof, including any political subdivision, sovereign wealth fund, or any corporation or other Person owned or controlled in whole or in part by any Governmental Authority or department, agency, or instrumentality thereof, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such Governmental Authority or department, agency, or instrumentality thereof, or for or on behalf of any public international organization.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise classified as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar meaning or effect) under applicable Environmental Laws as well as petroleum, petroleum by-products, per- and polyfluoroalkyl substances, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

“Helena FSDO” has the meaning specified in Section 8.11.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“ICE” has the meaning specified in Section 5.14(h).

“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (b) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (c) obligations of such Person for the deferred purchase price of property or other services (other than trade payables incurred in the ordinary course of business), (d) all obligations as lessee that are required to be capitalized in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (h) all interest expense accrued but unpaid on or related to any note, bond, or other equity or debt security or instrument, (i) any obligations in respect of declared but unpaid dividends and (j) all obligations of the type referred to in clauses (a)—(i) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly owned Subsidiary of such Person or between any two or more wholly owned Subsidiaries of such Person in the ordinary course of business.

“Indemnitee Affiliate” has the meaning specified in Section 8.07(c).

“Intellectual Property” means all intellectual property and industrial property, and all corresponding rights, in any jurisdiction throughout the world, including all: (a) patents and patent applications, and all continuations, divisionals, continuations-in-part, reexaminations, extensions, renewals, substitutions and reissues of any of the foregoing; (b) trademarks, service marks, trade names, brand names, trade dress, logos, corporate names and other indicia of source or origin, and all registrations, applications, renewals and extensions of any of the foregoing, together with all goodwill associated with any of the foregoing (collectively, “Trademarks”); (c) Internet domain names; (d) copyrights and works of authorship, and all registrations, applications, reversions, extensions and renewals of any of the foregoing, and all moral rights, however denominated; (e) trade secrets, confidential know-how and other confidential information (collectively, “Trade Secrets”); and (f) Technology.

“Intended Tax Treatment” has the meaning specified in Section 11.05(b).

“Interim Financial Statements” has the meaning specified in Section 5.08(a).

“Interim Period” has the meaning specified in Section 8.01.

“International Interest” and “Prospective International Interest” have the meanings given to those terms in the Cape Town Convention.

“International Registry” means the International Registry of Mobile Assets located in Dublin, Ireland, established pursuant to the Cape Town Convention.

“IT Systems” means all computer systems, information technology systems, Software, servers, networks, databases, network equipment, websites, and other computer hardware and equipment owned, leased, licensed, controlled or used by or on behalf of any of the Company Parties.

“Law” means any statute, law, ordinance, rule, treaty, code, directive, regulation, Governmental Order or legal requirement (including the common law), in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased by any of the Company Parties.

“Leases” has the meaning specified in Section 5.18(a).

“Letter of Transmittal” has the meaning specified in Section 3.04(b).

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind or nature whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated, unliquidated or otherwise, and whether due or to become due, and regardless of when or by whom asserted.

“Licensed Intellectual Property” has the meaning specified in Section 5.20(b).

“Lien” means any mortgage, charge, claim, registration, defect in title, contingent right, deed of trust, license, covenant, pledge, hypothecation, encumbrance, easement, option, right of first refusal, security interest or other lien of any kind, and, for the avoidance of doubt, shall include with respect to the provisions of Section 5.29, any lien, mortgage, security interest, lease, trust, International Interest, Prospective International Interest, conditional sales contract, charge, claim, or other encumbrance, including mechanics liens, fuel liens, airport liens, customs and import duties, liens for taxes (whether assessed or assessable), whether filed or unfiled, or recorded with the FAA Civil Aviation Registry, the International Registry or other governmental agency, or unrecorded, or known or unknown, or choate or inchoate, or perfected or unperfected.

“Material Adverse Effect” means, with respect to the Company, any event, circumstance, change or effect that, individual or in the aggregate with all other events, circumstances, changes and effects, (i) has or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities, operations or financial condition of the Company Parties, taken as a whole or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Mergers; provided, however, that, with respect to subparagraph (i), in no event shall any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the results of operations or financial condition of the Company Parties, taken as a whole: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (d) any change generally affecting any of the industries or markets in which any of the Company Parties operate or the economy as a whole, (e) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (f) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack, upon any Person or country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (g) any failure of the Company Parties, taken as a whole, to meet any projections, forecasts or budgets; provided, that clause (g) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect) and (h) COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the any of the Company Party’s compliance therewith; provided that in the case of clauses (a), (b), (d), (e), (f) and (h), such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Company Parties, taken as a whole, as compared to other industry participants.

“Material Contracts” has the meaning specified in Section 5.12(a).

“Memorandum and Articles” means the Amended and Restated Memorandum and Articles of Association of Purchaser, dated as of September 21, 2020, as amended and in effect on the date hereof.

“Mergers” has the meaning specified in the Recitals hereto.

“Merger Sub Approvals” has the meaning specified in the Recitals hereto.

“Merger Subs” has the meaning specified in the preamble hereto.

“Modification in Recommendation” has the meaning specified in Section 11.03(b).

“Mountain Air” has the meaning specified in the Recitals hereto.

“Municipal Bond” means that certain Amended and Restated Loan Agreement, dated as of July 1, 2022, by and among Gallatin County, Montana, a county and political subdivision of the State of Montana, Bridger Aerospace Group, LLC, a Delaware limited liability company, Bridger Air Tanker, LLC, a Montana limited liability company, Bridger Air Tanker 3, LLC, a Montana limited liability company, Bridger Air Tanker 4, LLC, a Montana limited liability company, Bridger Air Tanker 5, LLC, a Montana limited liability company, Bridger Air Tanker 6, LLC, a Montana limited liability company, Bridger Air Tanker 7, LLC, a Montana limited liability company, Bridger Air Tanker 8, LLC, a Montana limited liability company, Bridger Solutions International 1, LLC, a Montana limited liability company and Bridger Solutions International 2, LLC, a Montana limited liability company.

“New PubCo Award” means a restricted share unit award granted under the Omnibus Incentive Plan of New PubCo (including, for the avoidance of doubt, Allocated Omnibus Awards that convert into awards of New PubCo restricted share units pursuant to the terms and conditions of the Third Merger).

“New PubCo Bylaws” has the meaning specified in the Recitals hereto.

“New PubCo Charter” has the meaning specified in the Recitals hereto.

“New PubCo Common Stock” means the common stock of New PubCo.

“New PubCo Series A Preferred Stock” means the Series A preferred stock of New PubCo.

“New PubCo Warrants” has the meaning specified in Section 3.02(e).

“NASDAQ” means the Nasdaq Capital Market.

“Omnibus Incentive Plan” has the meaning specified in Section 8.05.

“On-Demand Operations” shall have the same meaning given the term in Section 119.3 of the FAR.

“Open Source Software” means any Software that is licensed, provided, distributed or made available as “free software,” “open source software,” “copyleft software,” “freeware” or “shareware” or similar licensing or distribution models, including Software licensed pursuant to the GNU General Public License, the GNU Library General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, any Creative Commons “sharealike” license, or any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by any of the Company Parties.

“Part 135 Certificate” means that certain Air Carrier Certificate issued to Mountain Air, LLC by the FAA pursuant to Part 119 of the FAR and bearing certificate number 4GIA1410, together with all other certificates, registrations (including registration with the DOT as an air taxi operator), and documents (including, without limitation, operations specifications) required in order that Mountain Air may lawfully conduct On-Demand Operations in common carriage in accordance with the applicable requirements of Part 135 of the FAR.

“Part 137 Certificate” means that certain Operating Certificate issued to Bridger Air Tanker, LLC by the FAA pursuant to Part 137 of the FAR and bearing certificate number 8R6G132Q, together with all other certificates, registrations and documents required in order that Bridger Air Tanker, LLC may lawfully conduct commercial agricultural aircraft operations in accordance with the applicable requirements of Part 137 of the FAR.

“Part 145 Certificate” means that certain Air Agency Certificate issued to Bridger Aviation Repair, LLC, d/b/a Bridger Aerospace, by the FAA pursuant to Part 145 of the FAR and bearing certificate number 8G9R705D, with limited airframe, limited engine, limited radio, and limited instrument ratings, together with all other certificates, registrations and documents (including, without limitation, operations specifications) required in order that Bridger Aviation Repair, LLC, d/b/a Bridger Aerospace may lawfully operate an aircraft repair station in accordance with the applicable requirements of Part 145 of the FAR.

“Party” has the meaning specified in the preamble hereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“Per Share Common Stock Consideration” means the Aggregate Common Stock Consideration, divided by the number of Fully Diluted Shares.

“Permits” has the meaning specified in Section 5.11.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (d) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (i) are matters of record, (ii) would be disclosed by a current, accurate survey or physical inspection of such real property, or (iii) do not materially interfere with the present uses of such real property, (e) non-exclusive licenses of Intellectual Property granted by any of the Company Parties to its customers in the ordinary course of business, (f) Liens securing any Indebtedness of the Company Parties (including Indebtedness incurred pursuant to any the Company Financing Agreement), (g) zoning, building codes and other land use restrictions, environmental regulations, survey exceptions, utility easements, rights of way, and other Liens regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Company Parties or any violation of which would not be material to the Company and its Subsidiaries or their respective operations and (h) Liens described on Schedule 1.01(a) of the Company Schedules.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means all information in any form or media that identifies, could be used to identify or is otherwise related to an individual person (including any current, prospective, or former customer, end user or employee), in addition to any definition for “personal information” or any similar term provided by applicable Law or by any of the Company Parties in any of their respective privacy policies, notices or contracts (e.g., “personal data,” “personally identifiable information” or “PII”).

“Personnel IP Contracts” has the meaning specified in Section 5.20(c).

“Policies” has the meaning specified in Section 5.16.

“Pre-Closing Holders” means all Persons who hold one or more Company Common Shares, Allocated Omnibus Awards or Company Series C Preferred Shares, in each case as of immediately prior to the Third Effective Time.

“Privacy Laws” means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure or transfer (including cross-border) of any Personal Information, including the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), Payment Card Industry Data Security Standard (PCI-DSS), EU General Data Protection Regulation (GDPR), and any and all applicable Laws relating to breach notification, the use of biometric identifiers, or the use of Personal Information for marketing purposes.

“Privacy Requirements” means all applicable Privacy Laws and all of the Company Parties’ respective policies, notices, and contractual obligations relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information.

“Prospectus” means the prospectus included in the Registration Statement with respect to shares of the New PubCo Common Stock and New PubCo Warrants to be offered and issued to (i) the Purchaser Shareholders, holders of Purchaser Public Warrants and (ii) holders of Company Shares that did not execute the Written Consent.

“Proxy Statement” means the proxy statement of Purchaser included in the Registration Statement to be used for the Special Meeting to approve the Purchaser Shareholder Matters (which shall also provide the Purchaser Shareholders with the opportunity to redeem their Purchaser Ordinary Shares in conjunction with a shareholder vote on the Transactions contemplated herein, including the Mergers).

“Purchaser” has the meaning specified in the preamble hereto.

“Purchaser Affiliate Agreement” has the meaning specified in Section 6.16.

“Purchaser Board Recommendation” has the meaning specified in the Recitals hereto.

“Purchaser Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of Purchaser.

“Purchaser Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of Purchaser.

“Purchaser Cure Period” has the meaning specified in Section 13.01(c).

“Purchaser Excluded Shares” means, without duplication, (i) Purchaser Ordinary Shares for which Redemption Rights have been exercised in connection with the Purchaser Shareholder Redemption, (ii) Purchaser Ordinary Shares (if any), that, at the Effective Time, are held in the treasury of Purchaser and (iii) Purchaser Ordinary Shares (if any), that are owned by the Company Parties.

“Purchaser Ordinary Shares” means Purchaser Class A Ordinary Shares and Purchaser Class B Ordinary Shares.

“Purchaser Organizational Documents” means the Purchaser’s Amended and Restated Memorandum and Articles of Association, as amended and in effect on the date hereof.

“Purchaser Parties” means Purchaser, New PubCo and the Merger Subs.

“Purchaser Preferred Stock” has the meaning specified in Section 6.13(a).

“Purchaser Public Warrant” means a Purchaser Warrant, a fraction of which was issued as part of a unit, comprised of one share of Purchaser Class A Ordinary Shares and one-half of one Purchaser Warrant, in Purchaser’s initial public offering.

“Purchaser Representations” means the representations and warranties of Purchaser Parties expressly and specifically set forth in Article VI of this Agreement, as qualified by the Purchaser Schedules.

“Purchaser Schedules” means the disclosure schedules of Purchaser Parties.

“Purchaser Shareholder Matters” has the meaning specified in Section 11.03(a)(i).

“Purchaser Shareholder Redemption” has the meaning specified in Section 11.03(a)(i).

“Purchaser Shareholders” means the holders of Purchaser Ordinary Shares.

“Purchaser Warrant” means a warrant that entitles the holder to purchase one share of Purchaser Class A Ordinary Share at a price of $11.50 per share.

“Redemption Rights” means the redemption rights provided in Section 8 of the Memorandum and Articles.

“Redemption Shares” has the meaning specified in Section 3.02(c).

“Registered Intellectual Property” means all patents, patent applications, Trademark registrations, applications for Trademark registration, copyright registrations, applications for copyright registration and Internet domain names, in each case, owned or purported to be owned by any of the Company Parties.

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the registration statement on Form S-4 of New PubCo with respect to the registration of shares of the New PubCo Common Stock and New PubCo Warrants to be issued in connection with the Transactions, including the Prospectus.

“Regulatory Consent Authorities” means the Governmental Authorities with jurisdiction over enforcement of any applicable Law.

“Related Party Contracts” has the meaning specified in Section 5.25.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders and consultants of such Person.

“Schedules” means the Company Schedules, the Purchaser Schedules and the Blocker Schedules.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means, with respect to the Registration Statement, the date on which the SEC has declared the Form S-4 effective and has previously confirmed that it has no further comments on such Registration Statement.

“SEC Reports” has the meaning specified in Section 6.10(a).

“Second Certificate of Merger” has the meaning specified in Section 2.01(b).

“Second Effective Time” has the meaning specified in Section 2.01(b).

“Second Surviving Company” means the surviving company following the Second Merger.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Seller Group” has the meaning specified in Section 11.05(e).

“Services Agreement Amendments” has the meaning specified in the preamble hereto.

“Software” means all: (a) software or computer programs of any type, including all software implementations of algorithms, models and methodologies, whether in source code, object code, human readable form or other form; (b) descriptions, flow-charts and other work product used to design, plan, organize or develop any of the foregoing; (c) user interfaces, report formats, firmware and development tools; (d) data, databases and compilations of data, including all data and collections of data, whether machine readable or otherwise; and (e) documentation and other materials related to any of the foregoing, including user manuals and training materials.

“Special Meeting” means an extraordinary general meeting of the holders of Purchaser Ordinary Shares to be held for the purpose of approving the Purchaser Shareholder Matters.

“Specified Blocker Representations” has the meaning specified in Section 12.02(a)(v).

“Specified Representations” has the meaning specified in Section 12.02(a)(i).

“Specified Subs” has the meaning specified in Section 5.02.

“Sponsor” has the meaning specified in the Recitals hereto.

“Sponsor Agreement” means that certain Sponsor Agreement, dated as of the date hereof, among Purchaser, New PubCo and the Sponsor Persons.

“Sponsor Persons” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Companies” means the First Surviving Limited Partnership, the Second Surviving Company and the Third Surviving Company.

“Surviving Provisions” has the meaning specified in Section 13.02.

“Tangible Company Property” has the meaning specified in Section 5.19.

“Tax” means (i) any and all federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax), or other assessments, including ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, imposts, levies, contributions, value added, estimated, customs duties, and sales or use tax, or other tax of any kind or charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Officer’s Certificates” has the meaning specified in Section 11.05(e).

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Technology” means all technology, Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of any of the foregoing, in any form whether or not specifically listed herein.

“Terminating Company Breach” has the meaning specified in Section 13.01(b).

“Terminating Purchaser Breach” has the meaning specified in Section 13.01(c).

“Termination Date” has the meaning specified in Section 13.01(b).

“Third Certificate of Merger” has the meaning specified in Section 2.01(c).

“Third Effective Time” has the meaning specified in Section 2.01(c).

“Third Surviving Company” means the surviving company following the Third Merger.

“Top Customers” has the meaning specified in Section 5.26.

“Top Vendors” has the meaning specified in Section 5.26.

“Transaction Agreements” means this Agreement, the Registration Rights Agreement, the Stockholder Agreement, the Sponsor Agreement, New PubCo Bylaws, New PubCo Charter, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” means the transactions contemplated by this Agreement, including the Mergers.

“Transfer Taxes” has the meaning specified in Section 11.05(a).

“Treasury Regulations” means the regulations, including proposed and temporary regulations, promulgated under the Code.

“Trust Account” has the meaning specified in Section 6.08(a).

“Trust Agreement” has the meaning specified in Section 6.08(a).

“Trustee” has the meaning specified in Section 6.08(a).

“Warrant Agreement” means that certain Warrant Agreement, dated as of January 26, 2021, between Purchaser and Continental Stock Transfer & Trust Company, a New York corporation.

“WARN Act” has the meaning specified in Section 5.14(g).

“Written Consent” has the meaning specified in the Recitals hereto

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b) When used herein, “ordinary course of business” means, with respect to any Person, an action taken, or omitted to be taken, in the ordinary and usual course of such Person’s and its Subsidiaries’ business, consistent with past practice (including, for the avoidance of doubt, actions taken in light of COVID-19, but only to the extent such actions are reasonably appropriate in light of the circumstances).

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) Unless context otherwise requires, all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. on the day immediately prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

Section 1.03 Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge after reasonable inquiry, of the persons set forth on Schedule 1.03(a) of the Company Schedules and, in the case of Purchaser, the persons set forth on Schedule 1.03(b) of the Purchaser Schedules, and, in the case of Blocker, the persons set forth on Schedule 1.03(c) of the Blocker Schedules.

Section 1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding Company Shares or Purchaser Ordinary Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of the Company Shares or Purchaser Ordinary Shares, as applicable, will be appropriately adjusted to provide to the holders of Company Shares or the holders of Purchaser Ordinary Shares, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit the Company or Purchaser and their respective Subsidiaries to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

ARTICLE II

MERGERS

Section 2.01 The Mergers.

(a) On the terms and subject to the conditions set forth herein, on the Closing Date, Blocker and Wildfire Merger Sub I shall cause the First Merger to be consummated by filing a certificate of merger in substantially the form of Exhibit E attached hereto (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and the DLPA (the time of such filing, or such later time as may be agreed in writing by the Company and Purchaser and specified in the First Certificate of Merger, being the “First Effective Time”).

(b) Following the First Merger, on the terms and subject to the conditions set forth herein, on the Closing Date, Purchaser and Wildfire Merger Sub II shall cause the Second Merger to be consummated by filing a certificate of merger in substantially the form of Exhibit F attached hereto (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and a Plan of Merger (as defined below) with the Registrar of Companies in the Cayman Islands in accordance with the Companies Act (the time of such filing, or such later time as may be agreed in writing by the Company and Purchaser and specified in the Second Certificate of Merger and Plan of Merger in accordance with the Companies Act, being the “Second Effective Time”). Subject to this Agreement, on the Closing Date, the Purchaser and Wildfire Merger Sub II shall execute a plan of merger (the “Plan of Merger”) in form reasonably acceptable to the Company and Purchaser and such parties shall file the Plan of Merger and other documents required under the Companies Act to effect the Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the Companies Act.

(c) Following the Second Merger, on the terms and subject to the conditions set forth herein, on the Closing Date, the Company and Wildfire Merger Sub III shall cause the Third Merger to be consummated by filing a certificate of merger in substantially the form of Exhibit G attached hereto (the “Third Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLCA (the time of such filing, or such later time as may be agreed in writing by the Company and Purchaser and specified in the Third Certificate of Merger, being the “Third Effective Time” and with the First Effective Time and the Second Effective Time, the “Effective Times”). The Parties agree that the Effective Times may be extended with the agreement of the Parties as deemed necessary to comply with or take account applicable Law, or as may otherwise be considered economically beneficial for the Parties.

(d) At the applicable Effective Times, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the Companies Act, DLPA, DLLCA and the DGCL, (i) the separate corporate existence of Wildfire Merger Sub I shall cease and Blocker shall continue as the First Surviving Limited Partnership after the First Merger and as a subsidiary of New PubCo, (ii) the separate corporate existence of Wildfire Merger Sub II shall cease and Purchaser shall continue as the Second Surviving Company after the Second Merger and as a direct, wholly owned subsidiary of New PubCo and (iii) the separate corporate existence of Wildfire Merger Sub III shall cease and the Company shall continue as the Third Surviving Company after the Third Merger and as a direct, wholly owned subsidiary of New PubCo.

Section 2.02 Effect of the Merger.

At the applicable Effective Time, the effect of each Merger shall be as provided in this Agreement, the applicable Certificate of Merger, the Plan of Merger, as applicable, and the applicable provisions of the Companies Act, DLPA, DLLCA and DGCL. Without limiting the generality of the foregoing, and subject thereto, at the applicable Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the applicable Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the applicable Surviving Company, which shall include the assumption by the applicable Surviving Company of any and all agreements, covenants, duties and obligations of the applicable Merger Sub set forth in this Agreement to be performed after the applicable Effective Time.

Section 2.03 Governing Documents; Directors and Officers.

(a) Subject to obtaining the approval of Purchaser Shareholder Matters and prior to the First Effective Time, the certificate of incorporation and bylaws of New PubCo shall be amended to be substantially in the form of Exhibit A and Exhibit B attached hereto, respectively.

(b) At the First Effective Time, the certificate of limited partnership of the First Surviving Limited Partnership shall be amended to read substantially in the form of Exhibit H attached hereto. Wildfire GP Sub IV shall be the general partner of the First Surviving Limited Partnership immediately after the First Effective Time.

(c) Subject to obtaining the approval of Purchaser Shareholder Matters, at the Second Effective Time, the memorandum and articles of association of the Second Surviving Company shall be amended and restated to read substantially in the form of the memorandum and articles of association of Purchaser attached as Exhibit I hereto. At the Second Effective Time, the individuals set forth on Schedule 2.03(c) of the Company Schedules shall be the board of directors and officers of the Second Surviving Company.

(d) At the Third Effective Time, the limited liability company agreement of the Third Surviving Company shall be amended to read substantially in the form of Exhibit J attached hereto. At the Third Effective Time, the board of directors and officers of the Company shall be the board of directors and officers of the Third Surviving Company.

Section 2.04 Further Assurances. If, at any time after the Effective Times, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Companies with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Purchaser, the Company or the Merger Subs, the applicable directors, officers, members and managers of Purchaser, the Company and the Merger Subs (or their designees) are fully authorized in the name of their respective corporations/companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

TRANSACTION CONSIDERATION; CONVERSION OF SECURITIES

Section 3.01 Effect of the First Merger(a) . On the terms and subject to the conditions set forth herein, at the First Effective Time, by virtue of the First Merger and without any action on the part of any Party or the holders of any securities of Blocker or Wildfire Merger Sub I, the following shall occur: (a) the partnership interests of Blocker outstanding immediately prior to the First Effective Time shall be converted into the right to receive an aggregate number of shares of New PubCo Common Stock equal to the product of (x) the Per Share Common Stock Consideration and (y) the number of Company Class B Common Shares held by Blocker immediately prior to the First Effective Time, which consideration shall be allocated among the holders of the general partnership interests and limited partnership interests of Blocker (as of immediately prior to the First Effective Time) as contemplated in a written notice to be delivered by Blocker to New PubCo and the Company no later than five (5) Business Days prior to the Closing and (b) the outstanding common stock of Wildfire Merger Sub I shall be converted into and become general partnership and limited partnership interests of First Surviving Limited Partnership, which shall constitute one hundred percent (100%) of the outstanding equity of First Surviving Limited Partnership, to be owned by Wildfire GP Sub IV and New PubCo as provided in an amended and restated limited partnership agreement of First Surviving Limited Partnership in the form to be mutually agreed upon by Purchaser, the Company and Blocker in good faith prior to the Closing.

Section 3.02 Effect of the Second Merger. On the terms and subject to the conditions set forth herein, at the Second Effective Time, by virtue of the Second Merger and without any further action on the part of any Party or the holders of any securities of Purchaser, the following shall occur:

(a) Each Purchaser Ordinary Share issued and outstanding immediately prior to the Second Effective Time (other than Purchaser Excluded Shares) shall be converted into, and the holders of Purchaser Ordinary Shares shall be entitled to receive for each Purchaser Ordinary Share (other than Purchaser Excluded Shares), one validly issued, fully paid and nonassessable share of New PubCo Common Stock (“Purchaser Transaction Consideration” and together with the Company Transaction Consideration, the “Aggregate Transaction Consideration”). All such Purchaser Ordinary Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist.

(b) Each share of common stock of Wildfire Merger Sub II issued and outstanding immediately prior to the Second Effective Time, shall be converted into and become one validly issued, fully paid and nonassessable ordinary share of the Second Surviving Company. From and after the Effective Time, all certificates representing the common stock of Wildfire Merger Sub II, shall be deemed for all purposes to represent the number of ordinary shares of the Second Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(c) Each Purchaser Excluded Share issued and outstanding immediately prior to the Second Effective Time with respect to which a Purchaser shareholder has validly exercised its Redemption Rights (collectively the “Redemption Shares”) shall not be converted into and become a share of New PubCo Common Stock, and shall at the Second Effective Time be converted into the right to receive from the Second Surviving Company, in cash, an amount per share calculated in accordance with such shareholder’s Redemption Rights. As promptly as practicable after the Second Effective Time, the Second Surviving Company shall cause such cash payments to be made in respect of each such Redemption Share. As of the Second Effective Time, all such Redemption Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Redemption Share (or related certificate or book-entry shares) shall cease to have any rights with respect thereto, except the right to receive the cash payments from Purchaser referred to in the immediately preceding sentence.

(d) Each Purchaser Excluded Share other than Redemption Shares shall be cancelled and no consideration shall be paid or payable with respect thereto.

(e) New PubCo shall assume the Warrant Agreement. At the Second Effective Time, by virtue of the Second Merger and the assumption of the Warrant Agreement by New PubCo and without any action on the part of any holder of Purchaser Warrants, each Purchaser Warrant that is outstanding immediately prior to the Second Effective Time shall, pursuant to and in accordance with Section 4 of the Warrant Agreement, automatically and irrevocably be modified to provide that such Purchaser Warrant shall no longer entitle the holder thereof to purchase the number of Purchaser Ordinary Shares set forth therein and in substitution thereof such Purchaser Warrant shall entitle the holder thereof to acquire such number of shares New PubCo Common Stock per Purchaser Warrant, subject to adjustments as provided in Section 4 and the last sentence of Section 3.1 of the Warrant Agreement, that such holder was entitled to acquire pursuant to the terms and conditions of the Warrant Agreement. The parties shall cause the Warrant Agreement to be amended as of immediately prior to the Second Effective Time to the extent necessary to give effect to this Section 3.02(e), with the effect that the Purchaser Warrants outstanding immediately prior to the Effective Time will be exchanged for warrants to purchase New PubCo Common Stock (“New PubCo Warrants”).

Section 3.03 Effect of the Third Merger. On the terms and subject to the conditions set forth herein, at the Third Effective Time, by virtue of the Third Merger and without any action of any Party or the holders of any securities of the Company or Wildfire Merger Sub III, the following shall occur:

(a) No later than five Business Days prior to the Closing Date, the Company shall deliver to Purchaser an allocation (the “Allocation Schedule”) setting forth: (i) the mailing addresses, telephone numbers and email addresses for each Pre-Closing Holder, (ii) the number and class of equity securities or Allocated Omnibus Awards held by each Pre-Closing Holder, (iii) with respect to each Pre-Closing Holder of Company Common Shares (including Company Preferred Shares to be converted into Company Common Shares immediately prior to the Third Effective Time), the aggregate Per Share Common Stock Consideration issuable to such Pre-Closing Holder in accordance with the terms of this Agreement, (iv) with respect to each Pre-Closing Holder of Company Series C Preferred Shares, the aggregate number of shares of New PubCo Series A Preferred Stock issuable to such Pre-Closing Holder and (v) with respect to each Pre-Closing Holder of an Allocated Omnibus Award, the award’s vesting terms and the number of shares of New PubCo Common Stock subject to such New PubCo Award. The Company will review any comments to the Allocation Schedule provided by Purchaser or any of its Representatives and consider in good faith any reasonable comments proposed by Purchaser or any of its Representatives.

(b) Each Company Common Share outstanding immediately prior to the Third Effective Time other than Company Excluded Shares shall be converted into the right to receive the Per Share Common Stock Consideration; provided, that, any Company Transaction Consideration issued to BAGM Holdings, LLC (“BAGM”) shall further be distributed to the holders of BAGM’s Class D units in accordance with the Limited Liability Company Agreement of BAGM, pursuant to which such portion of the Company Transaction Consideration shall be subject to the same vesting conditions as currently applied to the Class D units of BAGM (such vesting conditions shall be individualized for each holder of BAGM’s Class D units). Each Company Series C Preferred Share outstanding immediately prior to the Third Effective Time shall be converted into the right to receive a share of New PubCo Series A Preferred Stock. All such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist.

(c) Each Allocated Omnibus Award (if any) outstanding immediately prior to the Closing shall be converted into a New PubCo Award issued under the Omnibus Incentive Plan and assumed by New PubCo in respect of a number of shares of New PubCo Common Stock equal to (i) the number of Company Common Shares granted pursuant to such Allocated Omnibus Award multiplied by (ii) the Per Share

Common Stock Consideration, and which award shall otherwise be subject to the same terms and conditions, including in respect of vesting and expiration as the Allocated Omnibus Award. For the avoidance of doubt, each share of New PubCo Common Stock granted pursuant to such New PubCo Award shall upon grant be deemed to reduce the number of shares of New PubCo Common Stock eligible to be awarded in the future by New PubCo under the Omnibus Incentive Plan.

(d) The limited liability company interests of Wildfire Merger Sub III outstanding immediately prior to the Third Effective Time shall be converted into and become the limited liability company interests of the Third Surviving Company, which shall constitute one hundred percent (100%) of the outstanding equity of the Third Surviving Company. From and after the Third Effective Time, the limited liability company interests of the Wildfire Merger Sub III shall be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.

Each Company Excluded Share, except as otherwise set forth above, shall be cancelled and no consideration shall be paid or payable with respect thereto.

Section 3.04 Exchange of Certificates.

(a) Prior to the First Effective Time, New PubCo shall designate a bank or trust company selected by Purchaser and reasonably satisfactory to the Company (which approval shall not be unreasonably withheld, delayed or conditioned) (the “Exchange Agent”) for the purpose of issuing shares of New PubCo Common Stock and New PubCo Series A Preferred Stock and shall enter into an agreement reasonably acceptable to the Company (which acceptance shall not be unreasonably withheld, delayed or conditioned) with the Exchange Agent relating to the services to be performed by the Exchange Agent. New PubCo shall issue and deliver to the Exchange Agent, a number of validly issued, fully paid and non-assessable shares of New PubCo Common Stock and New PubCo Series A Preferred Stock equal to the Aggregate Transaction Consideration (such New PubCo Common Stock and New PubCo Series A Preferred Stock, the “Exchange Fund”). New PubCo shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Aggregate Transaction Consideration out of the Exchange Fund as promptly as practicable in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.

(i) As promptly as practicable after the First Effective Time, New PubCo shall cause the Exchange Agent to mail to each holder of Company Shares evidenced by certificates (the “Certificates”) or represented by book-entry (the “Book-Entry Shares”) and not held by the Depository Trust Company (“DTC”) a letter of transmittal, which shall be in a form reasonably acceptable to Purchaser and the Company (the “Letter of Transmittal”) and shall specify (A) to the extent applicable, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares, as applicable, pursuant to the Letter of Transmittal. Within two (2) Business Days (but, for the avoidance of doubt, in no event prior to the Effective Times) after the surrender to the Exchange Agent of all Certificates or Book-Entry Shares held by such holder for cancellation, if applicable, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates or Book-Entry Shares, as applicable, shall be entitled to receive in exchange therefore, and the New PubCo and the Company shall cause the Exchange Agent to deliver, the applicable Company Transaction Consideration, and the Certificate and Book-Entry Shares so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.04, each Certificate and each Book-Entry Share shall be deemed at all times after the First Effective Time and the exchange in accordance with Section 3.04(a) to represent only the right to receive upon such surrender the applicable portion of the Company Transaction Consideration that such holder is entitled to receive. To the extent requested by the Company, New PubCo shall use reasonable best efforts to cooperate with the Company to provide holders of Book-Entry Shares the opportunity to complete and return any Letter of Transmittal and such other documents as may be required by this paragraph prior to the Closing, in order to facilitate prompt delivery of the applicable portion of the Company Transaction Consideration to the holders thereof following the First Effective Time. Notwithstanding anything to the contrary set forth herein, the issuance of any portion of the Company Transaction Consideration to a Consenting Equityholder shall be expressly conditioned upon such Consenting Equityholder’s delivery of an Accredited Investor Questionnaire completed in the form attached hereto as Exhibit N, indicating that such Consenting Equityholder is an accredited investor.

(ii) With respect to Book-Entry Shares, including Purchaser Ordinary Shares, held through the DTC, New PubCo, Purchaser and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the applicable Purchaser Transaction Consideration.

(c) Distributions with Respect to Unexchanged New PubCo Common Stock. All shares of New PubCo Common Stock to be issued as Company Transaction Consideration shall be deemed issued and outstanding as of the applicable Effective Time; provided, that no dividends or other distributions declared or made after the applicable Effective Time with respect to shares of New PubCo Common Stock with a record date after the applicable Effective Time will be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of New PubCo Common Stock to be issued in exchange therefor until the holder of such Certificate surrenders such Certificate or Book-Entry Share in accordance with Section 3.04(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate or Book-Entry Share, the holder of the Certificate or Book-Entry Share representing a share of New PubCo Common Stock issued in exchange therefore will be paid, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Times and theretofore paid with respect to such share of New PubCo Common Stock, and (ii) at the applicable payment date, the amount of dividends or other distributions, with a record date after the applicable Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such share of New PubCo Common Stock.

(d) No Further Rights. The Aggregate Transaction Consideration payable in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to Purchaser Ordinary Shares and Company Shares that are exchanged for the applicable portion of the Aggregate Transaction Consideration. Upon the First Effective Time, the stock transfer books of the Company and Purchaser shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Purchaser and the Company, of Purchaser Ordinary Shares and Company Shares that were outstanding immediately prior to the First Effective Time.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former holders of Company Shares for one (1) year after the First Effective Time shall be delivered to New PubCo, upon demand, and any former holders of Company Shares who have not theretofore complied with this Section 3.04 shall thereafter look only to New PubCo for their respective portion of the Company Transaction Consideration. Any portion of the Exchange Fund remaining unclaimed by any person as of a date which is immediately prior to such time as such Exchange Fund or amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of New PubCo free and clear of any claims or interest of any person previously entitled thereto.

(f) No Liability. None of the Exchange Agent, Company, Merger Subs, Purchaser, New PubCo, Blocker or Surviving Companies shall be liable to any person for any shares of New PubCo Common Stock (or dividends or distributions with respect thereto) or other cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

Section 3.05 Fractional Shares. No fractional shares of New PubCo Common Stock shall be issued upon the surrender for exchange of the Purchaser Ordinary Shares or the Company Shares and the number of shares of New PubCo Common Stock to be issued to each holder in respect of the Purchaser Ordinary Shares and the Company Shares will be rounded down to the nearest whole share.

Section 3.06 Company Transaction Expenses . No less than three (3) Business Days prior to the Closing, the Company shall deliver in writing to Purchaser and Blocker a statement setting forth the Company Transaction Expenses.

Section 3.07 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Purchaser, the Merger Subs, the Company, the Surviving Companies, Blocker and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, that if the Company or any of its Affiliates, or any party acting on their behalf determines that any payment to the Company hereunder is subject to deduction and/or withholding, then Purchaser shall (i) provide notice to the Company as soon as reasonably practicable after such determination and (ii) cooperate with the Company to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

ARTICLE IV

CLOSING TRANSACTIONS

Section 4.01 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 9:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article XII (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing) or (b) at such other place, time or date as Purchaser and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF COMPANY PARTIES

Except as set forth in the Company Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), each Company Party, as applicable, represents and warrants to Purchaser as follows:

Section 5.01 Organization of the Company. The Company has been duly organized, is validly existing as a limited liability company and is in good standing and has the requisite power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. The copies of the organizational documents of the Company, as in effect on the date hereof, previously made available by the Company to Purchaser (i) are true, correct and complete and (ii) are in full force and effect. The Company has the requisite limited liability company power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties, taken as a whole. Company is not in violation of any of the provisions of its organizational documents.

Section 5.02 Subsidiaries. Each Subsidiary of the Company as of the date of this Agreement is set forth on Schedule 5.02 of the Company Schedules, which shall include the jurisdiction of incorporation or organization and the ownership of equity interests of such Subsidiary. Each Subsidiary of the Company has been duly formed or organized, is validly existing under the laws of its jurisdiction of incorporation or organization and has the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties, taken as a whole. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties, taken as a whole. Each of Bridger Air Tanker 6, LLC, Bridger Air Tanker 7, LLC and Bridger Air Tanker 8, LLC (“Specified Subs”) has been duly formed or organized and is validly existing under the laws of its jurisdiction of incorporation or organization. Each of the Specified Subs has not conducted any business prior to the date hereof and has no assets, Liabilities or obligations of any nature other than those incident to its formation and pursuant to the Municipal Bonds, this Agreement and the transactions contemplated by this Agreement.

Section 5.03 Due Authorization. Each Company Party has the requisite limited liability company power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 5.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been authorized by the board of directors, board of managers or equivalent governing body of the applicable Company Party, and no other proceeding on the part of any Company Party party thereto is necessary to authorize this Agreement or such Transaction Agreements. This Agreement has been, and each such Transaction Agreement will (when executed and delivered) be, duly and validly executed and delivered by each Company Party and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a legal, valid and binding obligation of each Company Party, enforceable against such Company Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 5.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05, the execution, delivery and performance of this Agreement and each Transaction Agreement to which any Company Party is a party by such Company Party and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under, the certificate of incorporation, bylaws or other organizational documents of any Company Party, including the Company LLC Agreement, (b) violate or conflict with any provision of, or result in the breach of or default by any Company Party under, or require any filing, registration or qualification under, any applicable Law, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, any Material Contract or Lease, (d) result in the creation of any Lien upon any of the properties, rights or assets of the Company or any of its Subsidiaries, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien (other than Permitted Liens) or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except for such violations (other than with respect to violations pursuant to subsection (a)), breaches or defaults that would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties, taken as a whole.

Section 5.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Purchaser and Blocker contained in this Agreement, no action by, consent, waiver, approval, permit or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (collectively, “Governmental Filings”) is required on the part of any Company Party with respect to such Company Party’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) any actions, consents, waivers, approvals, permits or authorizations, designations, declarations, filings, or notice, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties, taken as a whole, and (c) as otherwise disclosed on Schedule 5.05 of the Company Schedules.

Section 5.06 Current Capitalization.

(a) Schedule 5.06(a) of the Company Schedules sets forth, as of the date hereof, the number and class of issued and outstanding shares of capital stock or other equity interests of the Company, the record and beneficial owners thereof and the number and class of shares held by each such record and beneficial owner. Schedule 5.06(a) also lists with respect to the Company Class D Common Shares, the grant date and the unit hurdle price or amount. The outstanding shares of capital stock or other equity interests of the Company (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) have been offered, sold and issued in compliance with applicable Law, and all requirements set forth in (A) the Company LLC Agreement and (B) any other applicable Contracts governing the issuance of such securities, (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Company LLC Agreement, or Contract to which the Company is a party or otherwise bound, and (iv) are free and clear of any Liens.

(b) The Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for equity interests of the Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional equity interests or registration rights with respect to any equity interests, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests or rights of the Company or the value of which is determined by reference to equity interests of the Company, and the Company is not a party to any voting trusts, proxies or agreements of any kind that may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any equity interests of the Company.

Section 5.07 Capitalization of Subsidiaries. The outstanding shares of capital stock or other equity interests of each of the Subsidiaries of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding ownership interests in each of the Subsidiaries of the Company are owned by the Company, directly or indirectly, free and clear of any Liens (other than the restrictions under applicable Securities Laws and Liens securing obligations under any Company Financing Agreement) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights. There are no outstanding (a) securities of the Company or any of its Subsidiaries convertible into or exchangeable for ownership interests in any Subsidiary of the Company, (b) obligations, options, warrants or other rights, commitments or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the

Company or any of its Subsidiaries to issue, sell or otherwise transfer, any ownership interests in, or any securities convertible into or exchangeable for any ownership interests in, any Subsidiary of the Company or (c) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ownership interests in, any Subsidiary of the Company (the items in clauses (a)-(c), in addition to all ownership interests of the Subsidiaries of the Company, being referred to collectively as the “Company Subsidiary Securities”). There are no (i) voting trusts, proxies, equityholders agreements or other similar agreements or understandings to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound with respect to the voting or transfer of any shares of capital stock of such Subsidiary, or (ii) obligations or commitments of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities or make payments in respect of such shares, including based on the value thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person. No shares of capital stock are held in treasury by any Subsidiary of the Company.

Section 5.08 Financial Statements.

(a) Attached as Schedule 5.08 of the Company Schedules are true, accurate and complete copies of (a) the audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2020 and December 31, 2021, and the related audited consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the periods then ended, together with the auditor’s reports thereon (the “Audited Financial Statements”) and (b) the unaudited consolidated condensed balance sheet of the Company and its Subsidiaries, as at March 31, 2022 and the related unaudited consolidated condensed statement of income for the three-month period ended March 31, 2022 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries, as at the respective dates thereof (taking into account the notes thereto), and the results of its operations, income, losses, changes in stockholders’ equity deficit (with respect to the Audited Financial Statements only) and cash flows for the respective periods then ended (subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) were or will be prepared in conformity, and in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Interim Financial Statements, for the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance with and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries and (iv) when delivered by the Company for inclusion in the Registration Statement and the Proxy Statement for filing with the SEC will comply with the applicable accounting requirements (including the standards of the Public Company Accounting Oversight Board) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) Since January 1, 2020, neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the design or system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s or any of its Subsidiary’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing. Since January 1, 2020, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or the board of managers of the Company.

(d) The Company qualifies as a “smaller reporting company” within the meaning of Item 10(f) of Regulation S-K under the Securities Act.

(e) All financial projections with respect to the Company that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

Section 5.09 Undisclosed Liabilities. Since December 31, 2021, except as set forth on Schedule 5.09 of the Company Schedules, there is no other material liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or its Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements, or (c) arising under this Agreement and/or the performance by the Company of its obligations hereunder.

Section 5.10 Litigation and Proceedings. Except for Actions under any Tax Law (as to which certain representations and warranties are made pursuant to Section 5.15) and Actions under any Environmental Law (as to which certain representations and warranties are made pursuant to Section 5.21(b)), there are no pending or, to the knowledge of the Company, threatened in writing Actions (including, for the avoidance of doubt, any investigations or inquiries initiated, pending or threatened by any Governmental Authority, or other proceedings at law or in equity) against the Company or any of its Subsidiaries or any of their properties, rights or assets, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties, taken as a whole. There is no Governmental Order imposed upon or, to the knowledge of the Company, threatened in writing Actions against the Company or any of its Subsidiaries or any of their properties, rights or assets, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties, taken as a whole. There is no unsatisfied judgment or any open injunction binding upon the Company or any of its Subsidiaries, except as would, individually or in the aggregate, reasonably be expected to be material to the Company Parties, taken as a whole.

Section 5.11 Compliance with Laws.

(a) Except as set forth on Schedule 5.11 of the Company Schedules, the Company and its Subsidiaries are, and since January 1, 2020 have been, in compliance in all material respects with all applicable Laws and Governmental Orders. The Company and its Subsidiaries hold, and since January 1, 2020 have held, all material certifications, licenses, approvals, consents, registrations, franchises and permits (the “Permits”) necessary for the lawful conduct of the business. Except as set forth on Schedule 5.11 of the Company Schedules, from January 1, 2020, (a) neither the Company nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or Permits and (b) to the knowledge of the Company, no assertion or Action of any violation of any Law, Governmental Order or Permit by the Company or any of its Subsidiaries is currently threatened against the Company or any of its Subsidiaries. Except as set forth on Schedule 5.11 of the Company Schedules, no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened and no such investigations have been conducted by any Governmental Authority since January 1, 2020. This section shall not pertain to compliance with any Environmental Law (as to which certain representations and warranties are made pursuant to Section 5.22).

(b) The Company and its Subsidiaries and, to the knowledge of the Company, any Person acting for or on behalf of the Company or its Subsidiaries currently comply with and have, since January 1, 2020, complied with all applicable Anti-Corruption Laws or Anti-Money Laundering Laws. Since January 1, 2020, (i) there has been no action taken by the Company, its Subsidiaries, nor, to the knowledge of the Company, any of their officers, directors, managers, employees, consultants or agents, in each case, acting on behalf of the Company or its Subsidiaries, in violation of any applicable Anti-Corruption Law or Anti-Money Laundering Law, (ii) neither Company nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or Anti-Money Laundering Laws or subjected to any investigation by a Governmental Authority for a violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws, (iii) neither Company nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law or Anti-Money Laundering Law and (iv) neither the Company nor its Subsidiaries has received any written notice or citation, or to the knowledge of the Company, any non-written notice, from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law or Anti-Money Laundering Law.

(c) None of the Company or its Subsidiaries, nor, to the knowledge of the Company, any of their respective officers, directors, managers, or employees, consultants or agents, (i) is a Person with whom transactions are prohibited or limited under any Laws relating to economic sanctions, including those administered by the U.S. government (including, without limitation, the Department of the Treasury’s Office of Foreign Assets Control, the Department of State, or the Department of Commerce), the United Nations Security Council, or the European Union, (ii) since January 1, 2020, has knowingly engaged in any dealings or transactions with any person that, at the time of the dealing or transaction, is or was the subject or the target of broad territorial sanctions, including the Crimea region of Ukraine, Cuba, Iran, North Korea, or Syria, or (iii) has violated any Laws relating to economic sanctions since January 1, 2020.

Section 5.12 Contracts; No Defaults.

(a) Schedule 5.12(a) of the Company Schedules contains a true and complete listing of all Contracts (other than purchase orders) described in clauses (i) through (xvii) of this Section 5.12(a) to which, as of the date of this Agreement, Company or any of its Subsidiaries is a party (together with all material amendments, waivers or other changes thereto) (collectively and together with all Personnel IP Contracts, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been delivered to or made available to Purchaser (other than executed Personnel IP Contracts on the form of Personnel IP Contract of the Company or any of its Subsidiaries made available to Purchaser prior to the date of this Agreement).

(i) Contracts creating or imposing a Liability greater than $500,000;

(ii) Contracts imposing a Liability greater than $100,000 that may not be cancelled by the Company or any of its Subsidiaries, as applicable, on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee;

(iii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, pledge, credit or financing agreement or instrument or other Contract for money borrowed by the Company Parties or any of the Company Party’s agreements or commitments for future loans, credit or financing or pursuant to which a Lien has been placed on any material on any material asset of the Company Parties, including Company Financing Agreements;

(iv) Each Contract that is a definitive purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries since January 1, 2019, in each case, involving payments in excess of $3,000,000;

(v) The Leases, and each other lease, rental or occupancy agreement, installment and conditional sale agreement and each other Contract with outstanding obligations that (x) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and (y) involves aggregate payments in excess of $100,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business consistent with past practices and sales of obsolete equipment;

(vi) Each Contract related to the formation, governance or operation of a joint venture, partnership or similar arrangement or the sharing of profits or revenues therefrom or pursuant to which a Company Party has an ownership interest in any other Person;

(vii) Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $500,000;

(viii) Contracts prohibiting, preventing, restricting or impairing in any material respect any business practice of the Company or any of its Subsidiaries as their respective businesses are currently conducted, any acquisition of material property by the Company or any of its Subsidiaries, or the ability of the Company or any of its Subsidiaries to engage in business as currently conducted by it or compete with any other Person;

(ix) Contracts pursuant to which (A) any Person grants to the Company or any of its Subsidiaries any license, sublicense, right, option, permission, consent or non-assertion under or with respect to any Intellectual Property that is material to the business of the Company or such Subsidiary (other than licenses granted by any Person to the Company or any of its Subsidiaries for (1) off-the-shelf Software that is generally commercially available to the public on standard, non-negotiated terms for a one-time or annual fee (whichever is higher) of no more than $50,000 or (2) Open Source Software) or (B) the Company or any of its Subsidiaries grants to any Person any license, sublicense, right, option, permission, consent or non-assertion under or with respect to any Intellectual Property that is material to the business of the Company or such Subsidiary;

(x) Contracts providing for the invention, creation, conception or other development of any Intellectual Property that is material to the business of the Company or any of its Subsidiaries (A) by the Company or any of its Subsidiaries for any Person, (B) by any Person for the Company or any of its Subsidiaries (other than any Personnel IP Contracts) or (C) jointly by the Company or any of its Subsidiaries and any Person;

(xi) Contracts providing for the assignment or transfer of any ownership interest in any Intellectual Property material to the business of the Company or any of its Subsidiaries by (A) the Company or any of its Subsidiaries to any Person or (B) any Person to the Company or any of its Subsidiaries (other than any Personnel IP Contracts);

(xii) Contracts (other than any Company Benefit Plan, Personnel IP Contracts, employment offer letters or employment agreements) between the Company, on the one hand, and Affiliates of the Company (other than the Company), the officers and managers (or equivalents) of the Company, or the equityholders of the Company, any employees of the Company or a member of the immediate family of the foregoing Persons, on the other hand;

(xiii) Contracts that provide for the employment or engagement of any individual on a full-time, part-time, consulting or other basis providing annual base compensation in excess of $200,000;

(xiv) Contracts with any employee or consultant of the Company that provides for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the Transactions;

(xv) Any Contract that (A) grants to any third Person any “most favored nation rights”, rights of first refusal or other similar provisions with respect to any transaction engaged by the Company (B) grants to any third Person price guarantees or (C) grants to any Person (other than the Company) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in, or lease, purchase or acquirer any material properties or assets of the Company or its Subsidiaries;

(xvi) Government Contracts; and

(xvii) Any commitment to enter into agreement of the type described in clauses (i) through (xvi) of this Section 5.12(a).

(b) Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, as of the date of this Agreement, all of the Contracts listed pursuant to Section 5.12(a) are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. As of the date of this Agreement, except as would not reasonably be expected to be, individually or in the aggregate, reasonably be expected to be material to the Company Parties, taken as whole, (w) none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto is or is alleged to be in breach of or default under any such Contract, (x) neither the Company nor any of its Subsidiaries has received any written claim or notice of breach of or default under any such Contract, (y) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both) and (z) no party to any such Contract that is a customer of or supplier to the Company or any of its Subsidiaries has, within the past 12 months, canceled or terminated its business with, or, to the knowledge of the Company, threatened in writing to cancel, terminate, limit or adversely modify its business with, the Company or any of its Subsidiaries nor, to the knowledge of the Company, has any such Person as of the date of this Agreement otherwise been involved in or threatening a dispute against the Company or its Subsidiaries or their respective businesses.

(c) Without limiting the generality of the foregoing: (i) none of the Company or any of its officers, directors or key employees has been debarred or suspended from, or declared ineligible for, government procurement pursuant to 48 C.F.R. Subpart 9.4, or any comparable state or local Laws and, to the knowledge of the Company, no facts or circumstances exist that could give rise to debarment, suspension, or a declaration that the Company or any of its officers, directors or key employees are ineligible for government procurement; (ii) the Company is, and for the past five (5) years has been, in compliance with the terms of such Government Contracts, the Federal Acquisition Regulations (“FAR”), and all Laws applicable to government procurement; (iii) the Company is not, and has not been, in default under a Government Contract, and no Government Contract has been terminated for cause; (iv) the Company is not the subject of any pending claim pursuant to the False Claims Act (31 U.S.C. §§ 3729 et seq.) and, to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to a claim under the False Claims Act or any comparable state or local Laws against the Company; (v) all invoices and claims for payment, reimbursement or adjustment submitted by the Company in connection with a Government Contract were correct as of their respective submission dates; (vi) the Company does not hold a facility security clearance, has not held any classified Government Contracts, and is not otherwise subject to the National Industrial Security Program Operating Manual (Department of Defense Instruction 5520.22-M); (vii) the Company has not held any Government Contract that includes requirements for safeguarding covered defense information or clause 48 CFR 252.204-7012 requirements for cyber incident reporting; and (viii) the Company has complied, and is compliant, with the terms of FAR 52.204-24, -25, and -26, relating to covered telecommunications equipment and video surveillance equipment.

Section 5.13 Company Benefit Plans.

(a) Schedule 5.13(a) of the Company Schedules sets forth a true and complete list of each material Company Benefit Plan. For purposes hereof, “Company Benefit Plan” means, each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each stock purchase, stock option, severance, employment, individual consulting, retention, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which (i) any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (ii) the Company or any of its Subsidiaries has any present or future liability. Notwithstanding the foregoing, the term “Company Benefit Plan” shall not include any plan, program, policy or arrangement that is maintained by a Governmental Authority.

(b) With respect to each Company Benefit Plan, the Company has delivered or made available to Purchaser copies of (i) each Company Benefit Plan and any trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to such Company Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such Company Benefit Plan, and (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Company Benefit Plan.

(c) Each Company Benefit Plan has been administered in material compliance with its terms and all applicable Laws, including ERISA and the Code. Except as would not be reasonably expected to result in material liability to Purchaser, the Company or their respective Subsidiaries, taken as a whole, (i) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP, (ii) each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

(d) Neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of the Company or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

(e) No Company Benefit Plan is: (i) a “defined benefit plan” as defined in Section 3(35) of ERISA, or a plan that is or was, within the last six (6) years, subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA; (iii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Neither the Company nor any of its Subsidiaries has, or is reasonably expected to have, any current or contingent liability or obligation under Title IV of ERISA or with respect to a plan subject to Section 302 of ERISA or Section 412 or 4971 of the Code, including on account of any ERISA Affiliate.

(f) Neither the execution and delivery of this Agreement by the Company nor the consummation of the Mergers will (whether alone or in connection with any subsequent event(s)) (i) result in the acceleration, vesting or creation of any rights of any director, officer or employee of the Company or its Subsidiaries to payments or benefits or increases in any payments or benefits or any loan forgiveness under any Company Benefit Plan or (ii) result in severance pay or any increase in severance pay upon any termination of employment of any Company Employee.

(g) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of Indebtedness) by any current or former employee, officer or director of the Company or any of its Subsidiary of who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

Section 5.14 Labor Matters.

(a) Schedule 5.14(a) of the Company Schedules sets forth a true and complete list of all (i) employees of the Company and its Subsidiaries (the “Company Employees”), and (ii) independent contractors (other than those employed or retained by third-party corporate entities) of the Company and its Subsidiaries, showing date of hire, hourly rate or salary or consulting fees or incentive compensation, including annual bonus target, full-time or part-time status, exempt or non-exempt status (if applicable), and type of service performed. To the knowledge of the Company, as of the date of this Agreement, no director, officer, or key employee of the Company or any of its Subsidiary intends to terminate his or her employment relationship.

(b) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor organization, and there are no labor or collective bargaining agreements, labor contracts, neutrality agreements, memorandums of understanding, or other written agreements or arrangements with any labor union that pertain to any Company Employees or group of Company Employees. None of the Company Employees are represented by any union, labor organization or works council with respect to their employment with the Company. As of the date of this Agreement, there is no union, labor organization, or group of Company Employees that has made a pending demand for recognition, and there are no representation proceedings or petitions presently pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened by any union, labor organization, or group of Company Employees.

(c) There has been no labor dispute or strike, material slowdown, material concerted refusal to work overtime, material work stoppage against the Company, picketing sessions, or lockout or arbitration threatened against or involving the Company or any of its Subsidiaries or any Company Employee. There are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of the Company, threatened by or on behalf of any Company Employee or former employee of the Company or any of its Subsidiaries.

(d) There are no complaints, charges or claims against the Company nor any of its Subsidiaries pending or, to knowledge of the Company, threatened that could be brought or filed with any Governmental Authority, based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ any individual by the Company or any of its Subsidiaries.

(e) No judgment, consent decree, or arbitration award imposes material continuing remedial obligations that materially limits or affects the Company and its Subsidiaries’ ability to manage its employees, service providers, or job applicants.

(f) The Company and its Subsidiaries are, and for the past five (5) years, have (i) been in compliance in all material respects with all Laws relating to employment and employment practices, terms and conditions of employment, immigration, wages, hours and benefits (including minimum wage and overtime), child labor, discrimination, withholdings and deductions, classification and payment of employees, independent contractors, and consultants, employment equity, and workers compensation, (ii) been in compliance in all material respects with all applicable requirements of the Occupational Safety and Health Act of 1970 and comparable regulations and orders thereunder and (iii) not engaged in any unlawful labor practice. The Company and its Subsidiaries have not incurred any material liability arising from the failure to pay wages (including overtime wages), the misclassification of employees as independent contractors, or the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or similar state Laws.

(g) Within the past six (6) months, (i) there have been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”) or similar state or local laws) with respect to the Company and its Subsidiaries; (ii) the Company and its Subsidiaries have not been affected by any transaction that would trigger application of the WARN Act or similar state or local laws; and (iii) the Company and its Subsidiaries have not engaged in layoffs or employment terminations sufficient in number to trigger application of the WARN Act or similar state or local laws.

(h) To the knowledge of the Company, the current employees of the Company and its Subsidiaries who work in the United States are authorized and have appropriate documentation to work in the United States.

The Company and its Subsidiaries have never been notified of any investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”), or other federal agency charged with administration and enforcement of federal immigration laws concerning the Company and its Subsidiaries, and the Company and its Subsidiaries have never received any “no match” notices from ICE, the Social Security Administration, or the IRS.

(i) The Company and its Subsidiaries have taken commercially reasonable actions that are reasonably calculated to prevent discrimination and harassment. The Company and its Subsidiaries have not incurred any liability arising from such allegations.

(j) The execution and delivery of this Agreement and the performance of this Agreement do not require the Company nor any of its Subsidiaries to seek or obtain any consent, engage in consultation with, or issue any notice to or make any filing with (as applicable) any unions or labor organizations with respect to any Company Employee.

Section 5.15 Taxes.

(a) All material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been filed within the applicable time limits, taking into account any valid extensions obtained in the ordinary course of business, and those Tax Returns were, and remain, true, correct, and complete in all material respects.

(b) All material Taxes due and owing by the Company and its Subsidiaries have been paid within applicable time limits other than Taxes which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP and since the date of the most recent balance sheet included in the Interim Financial Statements neither the Company nor any of its Subsidiaries have incurred any material Tax liability outside the ordinary course of business.

(c) Each of the Company and its Subsidiaries has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis and within applicable time limits, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d) Neither the Company nor any of its Subsidiaries is engaged in any Action with respect to Taxes. Neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Authority of a dispute, assessment, or claim with respect to Taxes, other than disputes or claims that have since been resolved, and to the knowledge of the Company, no such claims have been communicated in writing. No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved.

(e) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of the Company or any of its Subsidiaries and no written request for any such waiver or extension is currently pending.

(f) Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g) There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(h) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for Liabilities pursuant to commercial contracts not primarily relating to Taxes).

(i) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(j) Neither the Company nor any of its Subsidiaries has taken, permitted or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment (with the exception of any actions specifically contemplated by this Agreement, and limited, in the case of the Second Merger, to matters relating to qualification under Section 351 of the Code).

(k) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting under Section 481 of the Code (or similar provision of Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of Law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) advance payments, prepaid or deferred amounts received outside of the ordinary course of business on or prior to the Closing Date.

(l) Neither the Company nor any of its Subsidiaries or Affiliates has (A) obtained a Paycheck Protection Program Loan pursuant to Section 1102 of the CARES Act, (B) applied for loan forgiveness pursuant to Section 1106 of the CARES Act, (C) deferred payment of the employer portion of FICA and Medicare Tax pursuant to Section 2302 of the CARES Act, or (D) claimed the employee retention credit pursuant to Section 2301 of the CARES Act.

(m) Each of the Company and its Subsidiaries is, and has always been resident only in its jurisdiction of incorporation for Tax purposes and is not and has not been, treated as having a permanent establishment, branch or taxable presence for Tax purposes in any jurisdiction other than in its jurisdiction of incorporation.

(n) The Company has made available to Purchaser true, correct and complete copies of the income Tax Returns filed by the Company or any of its Subsidiaries since its formation in 2018.

(o) The Company is, and at all times since its formation has been, properly treated as a partnership or a disregarded entity for Tax purposes. Each of the Subsidiaries of the Company is, and at all times since formation has been, properly treated as an entity disregarded as separate from its owner for U.S. federal income Tax purposes (under Treasury Regulation Section 301.7701-3) and for applicable state and local income Tax purposes.

(p) Each of the Company and its Subsidiaries has complied with all applicable transfer pricing rules described in Section 482 of the Code and the regulations thereunder, or any corresponding or similar provision of state, local or foreign Law.

(q) The Company has in effect a valid election under Section 754 of the Code.

For purposes of this Section 5.15, any reference to the Company or any of its Subsidiaries shall be deemed to include any Person that merged with, was liquidated or converted into or is otherwise a predecessor to for Tax purposes, the Company or any of its Subsidiary, as applicable.

Section 5.16 Insurance. True, correct and complete copies of all material policies (or, to the extent that policies are not available, binders) of property, fire and casualty, vehicle, product liability, workers’ compensation, and all other forms of insurance held by, or for the benefit of, the Company and its Subsidiaries (collectively, the “Policies”) as of the date of this Agreement have previously been made available to Purchaser. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties, taken as a whole, (a) all of the Policies are in full force and effect and all premiums due have been paid and (b) neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any of the Policies or of any material changes that are required in the conduct of the business of the Company or its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of the Policies.

Section 5.17 Permits. The Company and each of its Subsidiaries has, and since January 1, 2020, have had, all material Permits that are required to own, lease or operate its properties and assets and to conduct its business. The Company and its Subsidiaries have obtained all of the material Permits necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets and maintained and to conduct the business and operations of the Company and its Subsidiaries. Each material Permit held by the Company is, and since January 1, 2020, has been, in full force and effect. The Company (a) is not in default or violation in any material respect of any term, condition or provision of any material Permit to which it is a party, (b) is not or has not been the subject of any pending or, to the knowledge of the Company, threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material Permit, and (c) has not received any notice that any Governmental Authority that has issued any material Permit intends to cancel, terminate, or not renew any such material Permit, except to the extent such material Permit may be amended, replaced, or reissued as a result of and as necessary to reflect the Transactions, provided such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company as currently conducted from and after Closing. Schedule 5.17 of the Company Schedules sets forth a true, correct and complete list of Permits necessary for the operation of the business as currently conducted held by the Company and its Subsidiaries.

Section 5.18 Real Property.

(a) Neither the Company nor any of its Subsidiary owns any real property. Neither the Company nor any of its Subsidiary is party to any agreement or option to purchase any real property interest therein. Schedule 5.18(a) of the Company Schedules contains (x) a true, correct and complete list, as of the date of this Agreement, of all Leased Real Property (inclusive of ground leases) including, the address of each Leased Real Property, and (y) all subleases, licenses or rights to use or occupy any Leased Real Property or any portion thereof provided by the Company Parties to a third party. The Company has made available to Purchaser true, correct and complete copies of the material Contracts pursuant to which the Company or any of its Subsidiaries occupy (or have been granted an option to occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property, including all amendments, modifications, renewals and supplements thereto (the “Leases”). Except for Enforceability Exceptions, the Company or one of its Subsidiaries has a valid and subsisting leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject only to Permitted Liens. With respect to each Lease and except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties, taken as a whole, (i) such Lease is valid, binding and enforceable and in full force and effect against the Company or one of its Subsidiaries and, to the Company’s knowledge, the other party thereto, subject to the Enforceability Exceptions, (ii) neither the Company nor one of its Subsidiaries has received or given any written notice of default or breach under any of the Leases, (iii) there does not exist under any Lease any event or condition (individually or in the aggregate) which, with notice or lapse of time or both, would become a default by the Company or one of its Subsidiaries or, to the Company’s knowledge, the other party thereto, (iv) there are no use restrictions under any Leases or any zoning or other rules or regulations issued by any government or quasi-governmental authority that limits or restricts the operation of the business of any Company Parties as currently operated, and (v) no buildings, structures, and improvements on the Leased Real Property existing as of the Closing Date encroach upon any real property of, or easement held by, any other Person, nor are there any buildings, structures, and nor improvements encroaching upon the Leased Real Property.

(b) Neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. Neither the Company nor any of its Subsidiaries is in material default or violation of, or not in compliance with, any legal requirements applicable to its occupancy of the Leased Real Property, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties, taken as a whole.

Section 5.19 Equipment and Other Tangible Property. The Company owns or a valid leasehold interest in or right to use by valid license or otherwise, all material machinery, equipment and other tangible property (the “Tangible Company Property”) reflected on the books of the Company as owned or leased by the Company or its Subsidiaries, free and clear of all Liens other than Permitted Liens. All Tangible Company Property are structurally sound, free of engineering defects and in reasonably good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use. There has not been any material interruption of the business of the Company due to any defects, maintenance or obsolescence of the Tangible Company Property.

Section 5.20 Intellectual Property and IT Security.

(a) Schedule 5.20(a) of the Company Schedules sets forth a true and correct list of all Registered Intellectual Property, including, for each such item, the record owner (and, if different, the beneficial owner), the jurisdiction of issuance, registration or application, and the issuance, registration or application number and date. All Registered Intellectual Property is subsisting and unexpired, and all issuances and registrations included in the Registered Intellectual Property are valid and enforceable.

(b) The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens). Each of the Company and its Subsidiaries has a valid right to use, practice, license or otherwise exploit all other Intellectual Property as currently used, practiced, licensed or otherwise exploited by the Company and such Subsidiary of the Company (the “Licensed Intellectual Property”), free and clear of all Liens (other than Permitted Liens). The Owned Intellectual Property and the Licensed Intellectual Property constitute all of the Intellectual Property used or practiced in, held for use or practice in or necessary and sufficient for the operation of the respective businesses of the Company and each of its Subsidiaries.

(c) None of the Company or any of its Subsidiaries, the Owned Intellectual Property, the conduct or operations of the business of the Company or any of its Subsidiaries, or the products or services of the Company or any of its Subsidiaries (or the making, use, offer for sale, sale, importation, exportation, distribution, performance or other disposal or exploitation of any products or services of the Company or any of its Subsidiaries) has in the past five (5) years infringed, misappropriated, diluted or otherwise violated, or does infringe, misappropriate, dilute or otherwise violate, any Intellectual Property of any Person. There is no Action pending or threatened in writing, or, to the knowledge of the Company, otherwise threatened, against the Company or any of its Subsidiaries, and, in the three (3) year period prior to the date of this Agreement, no Person has asserted any claim in writing or, to the knowledge of the Company, otherwise against the Company or any of its Subsidiaries, in each case, (i) challenging or contesting the use, validity, enforceability or ownership of any of the Company Intellectual Property (other than office actions received from any Governmental Authority in the normal course of prosecuting applications for issuance or registration of any Intellectual Property) or (ii) alleging that the Company or any of its Subsidiaries infringed, misappropriated, diluted or otherwise violated, or is infringing, misappropriating, diluting or otherwise violating, any Intellectual Property of any Person (including any unsolicited offer to license any patents that could be reasonably construed as a claim of infringement of such patents). To the knowledge of the Company, no Owned Intellectual Property has in the past three (3) years been or is being infringed, misappropriated, diluted or otherwise violated by any third Person.

(d) The Company and each of its Subsidiaries have taken and take commercially reasonable actions and measures to preserve, protect and maintain (i) the ownership by the Company or its Subsidiaries of the Owned Intellectual Property that is material to the business of the Company or any of its Subsidiaries, (ii) all material Trade Secrets included in the Owned Intellectual Property and (iii) all Trade Secrets owned by any Person with respect to which the Company or any of its Subsidiaries has a confidentiality obligation. Neither the Company nor any of its Subsidiaries has authorized the disclosure of any material Trade Secret included in the Owned Intellectual Property, and, to the Company’s knowledge, no material Trade Secret included in the Owned Intellectual Property has been actually disclosed, to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use thereof.

(e) The Company and each of its Subsidiaries have entered into valid and enforceable written Contracts with all past and current employees, contractors and consultants who or that have been employed, engaged or otherwise retained at any time by the Company or any of its Subsidiaries and who or that have contributed to the discovery, conception, development, creation, or reduction to practice of any material Intellectual Property for or on behalf of the Company or any of its Subsidiaries, pursuant to which each such Person has: (i) effectively and validly assigned to the Company or such Subsidiary of the Company all of such Person’s right, title, and interest in and to all such Intellectual Property (except where such right, title and interest is owned by the Company or one of its Subsidiaries upon its creation by operation of law); and (ii) agreed to hold all Trade Secrets of the Company or such Subsidiary of the Company in confidence (collectively, the “Personnel IP Contracts”).

(f) No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been used to create, develop or conceive any Owned Intellectual Property or is being used to create, develop or conceive any Intellectual Property for, on behalf of or in collaboration with the Company or any of its Subsidiaries.

(g) The Company and each of its Subsidiaries have taken and take commercially reasonable steps to protect and maintain the performance, confidentiality, and security of all IT Systems (and all Software, information and data stored or contained therein or transmitted thereby). Each of the Company and its Subsidiaries owns, or has a valid right to access and use, all IT Systems used in the respective businesses of the Company and each of its Subsidiaries. The IT Systems are adequate and sufficient for the operation of the respective businesses of the Company and each of its Subsidiaries in all material respects. The IT Systems do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects (as such terms are commonly understood in the software industry) that (i) materially disrupt or adversely affect the functionality of any IT Systems or (ii) enable or assist any Person to access without authorization any IT Systems where such unauthorized access would have a material adverse impact on the business of the Company or any of its Subsidiaries. To the knowledge of the Company, there have been no security breaches or unauthorized use, access or intrusions of any IT Systems that have had a material adverse impact on the business of the Company or any Subsidiary.

(h) No Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the delivery or provision of any Company Software, in each case, in a manner that subjects any Company Software to any Copyleft License. The Company and each of its Subsidiaries have complied and do comply with all material license terms applicable to any Open Source Software that is or has been included, incorporated or embedded in, linked to, combined or distributed with, or used in the delivery or provision of any Company Software.

(i) None of the source code or related source materials for any Company Software has been licensed, provided or made available to, or used or accessed by, any Person other than employees, consultants or contractors of the Company or any of its Subsidiaries who have entered into written confidentiality Contracts with respect to such source code or related source materials. None of the Company or any of its Subsidiaries is a party to any source code escrow Contract or any other Contract (or a party to any Contract obligating the Company or any of its Subsidiaries to enter into a source code escrow Contract or other Contract) requiring the deposit of any source code or related source materials for any Company Software.

(j) The Company Software is free from any defect, bug, virus, design or documentation error or corruptant that has had or would reasonably be expected to have a material effect on the operation or use of any Company Software. None of the Company Software: (i) constitutes, contains or is considered spyware or trackware (as such terms are commonly understood in the software industry); (ii) records a user’s actions without such user’s knowledge (and, where a user’s consent is required pursuant to applicable Law, without such user’s consent); (iii) gathers or transmits information regarding a user or a user’s behavior, in each case, without such user’s knowledge (and, where a user’s consent is required pursuant to applicable Law, without such user’s consent); or (iv) contains any code designed or intended to damage or destroy any data or file without the user’s knowledge (and, where a user’s consent is required pursuant to applicable Law, without such user’s consent).

(k) The execution, delivery and performance of this Agreement and each Transaction Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not result in: (i) the loss or impairment of, or any Lien on, any material Company Intellectual Property; (ii) the grant, assignment or transfer to any other Person of any license or other right or interest in, to or under, or covenant not to assert with respect to, any Owned Intellectual Property; (iii) the payment of any additional consideration to, or the reduction of any payments from, any Person with respect to any Company Intellectual Property; or (iv) the breach of, or the right of any Person to terminate or modify, any Contract relating to any material Company Intellectual Property.

Section 5.21 Data Privacy.

(a) Each of the Company and its Subsidiaries and, to the knowledge of the Company, any Person acting for or on behalf of the Company or any of its Subsidiaries with respect to Personal Information have, since January 1, 2019, materially complied with all Privacy Requirements. None of the Company’s or any of its Subsidiaries’ privacy policies or notices issued since January 1, 2019 have contained any material omissions or been misleading or deceptive. None of the Company or any of its Subsidiaries have, since January 1, 2019, received any written notice (including written notice from third parties acting on behalf of the Company or any of its Subsidiaries) of any claims, charges, investigations, or regulatory inquiries related to or alleging the violation of any Privacy Requirements. To the knowledge of the Company, there are no facts or circumstances that could reasonably form the basis of any such claim, charge, investigation, or regulatory inquiry.

(b) Each of the Company and its Subsidiaries have (i) implemented and since January 1, 2019 have maintained reasonable and appropriate technical and organizational safeguards, at least consistent with practices in the industry in which the Company and any of its Subsidiaries respectively operate, to protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and (ii) taken reasonable steps to ensure that any third party with access to Personal Information collected by or on behalf of the Company or any of its Subsidiaries has implemented and maintained the same. To the knowledge of the Company, any third party who has provided Personal Information to the Company or any of its Subsidiaries has, since January 1, 2019, done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required. Since January 1, 2019, there have been no material breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company or any of its Subsidiaries or collected, used or processed by or on behalf of the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries have provided or been legally required to provide any notice to any Person in connection with a disclosure of Personal Information. None of the Company or any of its Subsidiaries are subject to any contractual requirements or other legal obligations that, following the Closing, would prohibit the Company or any of its Subsidiaries from receiving, accessing, storing or using any Personal Information in the manner in which the Company or any of its Subsidiaries received, accessed, stored and used such Personal Information prior to the Closing. The execution, delivery and performance of this Agreement will not violate any applicable Privacy Requirements.

Section 5.22 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties, taken as a whole:

(a) The Company and its Subsidiaries are, and since January 1, 2020 have been, in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under Environmental Laws for the conduct of their respective businesses;

(b) There are no Actions pending against or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries alleging any violations of or liability under any Environmental Law or any violations or liability concerning any Release of Hazardous Materials;

(c) Neither the Company nor any of its Subsidiaries, or to the knowledge of the Company, any other Person, has Released any Hazardous Materials at any Leased Real Property or any real property formerly owned, leased or operated by the Company or any of its Subsidiaries in a manner that could reasonably be expected to result in an obligation for investigation, cleanup or remedial action by the Company or any of its Subsidiaries under any Environmental Law;

(d) To the knowledge of the Company, neither the Company nor any of its Subsidiaries have Released per- and polyfluoroalkyl substances during its firefighting operations in a manner that could reasonably be expected to result in an obligation for investigation, cleanup or remedial action by the Company or any of its Subsidiaries under any Environmental Law;

(e) The Company and its Subsidiaries have made available to Purchaser any and all material environmental site assessments, studies, compliance audits, and other material environmental reports with respect to the operations of the Company and its Subsidiaries, any Leased Real Property and any real estate formerly owned, leased or operated by the Company or any of its Subsidiaries in their possession; and

(f) The representations and warranties made in Section 5.08 (Financial Statements), Section 5.09 (Undisclosed Liabilities), this Section 5.22 (Environmental Matters) and Section 5.23 (Absence of Changes) are the sole and exclusive representations and warranties of the Company Parties with respect to Environmental Laws and Hazardous Materials in this Agreement.

Section 5.23 Absence of Changes.

(a) Since December 31, 2021, no Material Adverse Effect has occurred.

(b) Since December 31, 2021, except (i) as set forth on Schedule 5.23(b) of the Company Schedules and (ii) in connection with the transactions contemplated by this Agreement and any other Transaction Agreement, through and including the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses and operated their properties in all material respects in the ordinary course of business.

(c) Since December 31, 2021, except (i) as set forth on Schedule 5.23(c) of the Company Schedules and (ii) in connection with the transactions contemplated by this Agreement and any other Transaction Agreement, neither the Company nor any of its Subsidiaries has taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require the prior written consent of Purchaser pursuant to Section 8.01.

Section 5.24 Brokers’ Fees. Except for fees described on Schedule 5.24 of the Company Schedules, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.

Section 5.25 Related Party Transactions. Except for the Contracts set forth on Schedule 5.25 of the Company Schedules, there are no Contracts between Company or any of its Subsidiaries, on the one hand, and any Affiliate, officer or director of the Company or, to the Company’s knowledge, any Affiliate of any of them, on the other hand, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b), and therefore expressly included in the definition of “Related Party Contracts,” any loans made by the Company or its Subsidiaries to any officer, director, employee, member, stockholder, or equityholder and all related arrangements, including any pledge arrangements) and (c) amounts paid pursuant to the Company Benefit Plans (the “Related Party Contracts”).

Section 5.26 Customers and Vendors. Schedule 5.26 of the Company Schedules sets forth, as of the date of this Agreement, the top 10 customers of the Company; and the top 10 vendors of the Company, in each case, based on the aggregate Dollar value of the Company’s transaction volume with such counterparty during the trailing twelve (12) months for the period ending December 31, 2021 (each group of Persons, respectively, the “Top Customers” and “Top Vendors”).

Section 5.27 Registration Statement and Proxy Statement. None of the information supplied or to be supplied by or on behalf of the Company specifically in writing for inclusion in the Registration Statement and the Proxy Statement will, (a) when the Registration Statement and the Proxy Statement are first filed, (b) on the effective date of the Registration Statement, (c) on the date when the Proxy Statement is mailed to the Purchaser’s shareholders and (d) at the time of the Purchaser’s Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.28 FAA Certificate Matters.

(a) Part 135 Certificate is current, valid, and in good standing. Neither the Company nor any Company Party is a party to or the subject of an FAA legal enforcement action that, if decided against the Company or any Company Party, could result in a modification, suspension or revocation of Part 135 Certificate; or a civil penalty being assessed against the holder of Part 135 Certificate. To the knowledge of the Company, no investigation of any actual or alleged violation of any FAA regulations is currently being conducted by the FAA that could ultimately result in a modification, suspension or revocation of Part 135 Certificate; or a civil penalty being assessed against the holder of Part 135 Certificate.

(b) Part 137 Certificate is current, valid, and in good standing. Neither the Company nor any Company Party is a party to or the subject of an FAA legal enforcement action that, if decided against the Company or any Company Party, could result in a modification, suspension or revocation of Part 137 Certificate; or a civil penalty being assessed against the holder of Part 137 Certificate. To the knowledge of the Company, no investigation of any actual or alleged violation of any FAA regulations is currently being conducted by the FAA that could ultimately result in a modification, suspension or revocation of Part 137 Certificate; or a civil penalty being assessed against the holder of Part 137 Certificate.

(c) Part 145 Certificate is current, valid, and in good standing. Neither the Company nor any Company Party is a party to or the subject of an FAA legal enforcement action that, if decided against the Company or any Company Party, could result in a modification, suspension or revocation of Part 145 Certificate; or a civil penalty being assessed against the holder of Part 145 Certificate. To the knowledge of the Company, no investigation of any actual or alleged violation of any FAA regulations is currently being conducted by the FAA that could ultimately result in a modification, suspension or revocation of Part 145 Certificate; or a civil penalty being assessed against the holder of Part 145 Certificate.

Section 5.29 Aircraft Matters.

(a) A list of all Aircraft Objects owned, leased and/or operated by all Company Parties is attached hereto as Schedule 5.29(a) of the Company Schedules; and the make, model, and serial number of each such Aircraft Object is set forth in Schedule 5.29(a) of the Company Schedules.

(b) With respect to each Aircraft Object owned by any Company Party, (i) a bill of sale in favor of such Company Party has been filed in the records of the FAA Civil Aviation Registry; (ii) to the extent such Aircraft Object qualifies for registration, a Contract of Sale in favor of such Company Party has been registered with the International Registry, and (iii) such Company Party holds good and marketable title to such Aircraft Object free and clear of any and all Liens except as otherwise disclosed on Schedule 5.29(b) of the Company Schedules, and Company will warrant and defend such title against all claims and demands whatsoever.

(c) With respect to each Aircraft Object leased by any Company Party, a summary of the terms of, and the identities of the parties to, such lease is set forth in Schedule 5.29(c) of the Company Schedules. Except as otherwise disclosed in Schedule 5.29(c) of the Company Schedules, (i) each lease identified in Schedule 5.29(c) of the Company Schedules is in full force and effect, (ii) no breach or default under any such lease has occurred and is continuing, and (iii) to the knowledge of each Company Party, no event which with the giving of notice or passing of time or both, would constitute a breach or default under any such lease has occurred.

(d) Except as otherwise disclosed in Schedule 5.29(d) of the Company Schedules, (i) each Aircraft owned, leased and/or operated by any Company Party is duly registered with the FAA Civil Aviation Registry; (ii) an Aircraft Registration Certificate has been issued by the FAA Civil Aviation Registry for each such Aircraft; (iii) each such Aircraft Registration Certificate is current and valid; (iv) the expiration date for each Aircraft Registration Certificate is accurate stated on Schedule 5.29(d) of the Company Schedules; (v) on the Closing Date, each Aircraft Registration Certificate shall have not less than three (3) months remaining before the expiration date of such Aircraft Registration Certificate; and (vi) the Aircraft Registration Certificate issued for each such Aircraft is on-board the Aircraft for which such Aircraft Registration Certificate was issued.

(e) Except as otherwise disclosed in Schedule 5.29(e) of the Company Schedules, (i) the FAA has issued an Airworthiness Certificate for each Aircraft owned, leased and/or operated by any Company Party; (ii) each such Airworthiness Certificate is current and valid; (iii) the Airworthiness Certificate issued for each such Aircraft is on-board the Aircraft for which such Airworthiness Certificate was issued; (iv) each such Aircraft is airworthy, with all systems and installed equipment functioning normally and operating in a manner that is consistent with the manufacturer’s specifications; (v) each such Aircraft is current on all manufacturers’ recommended maintenance and inspection schedules and programs (including all calendar, cycle and hourly inspections), with no extensions or deferrals; and (vi) each such Aircraft is in compliance with all applicable FAA airworthiness directives and applicable mandatory or alert service bulletins, orders or other notifications.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES

Except as set forth in the Purchaser Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the SEC Reports filed or furnished by Purchaser prior to the date hereof (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto), Purchaser Parties represent and warrant to the Company as follows:

Section 6.01 Corporate Organization. Purchaser is duly organized, validly existing and in good standing (to the extent such concept is applicable) under the Laws of the Cayman Islands and has the power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of Purchaser previously delivered by Purchaser to the Company are true, correct and complete and are in effect as of the date of this Agreement. Purchaser is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its organizational documents. Purchaser is duly licensed or qualified and in good standing in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

Section 6.02 Subsidiaries. Each of the Merger Subs and New PubCo has been duly formed or organized, is validly existing under the laws of its jurisdiction of incorporation or organization. Each of the Merger Subs and New PubCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business prior to the date hereof and has no assets, Liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable.

Section 6.03 Due Authorization.

(a) Each of the Purchaser Parties has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of approval of the Purchaser Shareholder Matters by Purchaser Shareholders, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors or equivalent governing body of each of the Purchaser Parties. Except for approval of Purchaser Shareholder Matters by Purchaser Shareholders, no other corporate or equivalent proceeding on the part of Purchaser is necessary to authorize this Agreement or such Transaction Agreements or Purchaser’s performance hereunder or thereunder. This Agreement has been, and each Transaction Agreement to which any of the Purchaser Parties will be parties will be, duly and validly executed and delivered by the applicable Purchaser Parties and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which any of the Purchaser Parties will be parties will constitute a legal, valid and binding obligation of the applicable Purchaser Parties, enforceable against such Purchaser Parties in accordance with its terms, subject to the Enforceability Exceptions.

(b) Assuming a quorum is present at the Special Meeting, as adjourned or postponed, the only votes of any of Purchaser’s shares necessary in connection with the entry into this Agreement by Purchaser, and the consummation of the transactions contemplated hereby, including the Closing, are as set forth on Schedule 6.03(b) of the Purchaser Schedules. Except as set forth on Schedule 6.03(b), each Purchaser Shareholder is entitled to vote at the Special Meeting and is entitled to one vote per share. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation applicable to Purchaser is applicable to any of the Transactions.

(c) At a meeting duly called and held, the board of directors of Purchaser has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Purchaser; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) made the Purchaser Board Recommendation.

Section 6.04 No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreement to which Purchaser is a party by Purchaser and, upon receipt of approval of the Purchaser

Shareholder Matters by the Purchaser Shareholders, the consummation of the transactions contemplated hereby or by any Transaction Agreement do not and will not (a) conflict with or violate any provision of, or result in the breach of the Purchaser Organizational Documents or any organizational documents of any Subsidiaries of Purchaser, (b) assuming receipt of all consents as required as set forth in Section 6.06, conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Purchaser, any Subsidiaries of Purchaser or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Purchaser or any Subsidiaries of Purchaser is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Purchaser or any Subsidiaries of Purchaser, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to enter into and perform its respective obligations under this Agreement or any Transaction Agreement to which Purchaser is a party;.

Section 6.05 Litigation and Proceedings. As of the date of this Agreement, there are no pending or, to the knowledge of Purchaser, threatened, Actions and, to the knowledge of Purchaser, there are no pending or threatened investigations, in each case, against Purchaser, or otherwise affecting Purchaser or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to enter into and perform its obligations under this Agreement or any Transaction Agreement to which Purchaser is a party, as applicable. As of the date of this Agreement, there is no unsatisfied judgment or any open injunction binding upon Purchaser which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to enter into and perform its obligations under this Agreement or any Transaction Agreement to which Purchaser is a party, as applicable.

Section 6.06 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company Parties contained in this Agreement, no Governmental Filing is required on the part of Purchaser with respect to the execution or delivery of this Agreement by Purchaser or any Transaction Agreement to which Purchaser is a party, as applicable, or the consummation of the transactions contemplated hereby or thereby, except for (i) applicable requirements of the HSR Act and any other applicable Antitrust Laws, (ii) Proxy Statement/Registration Statement and (iii) the Nasdaq.

Section 6.07 Compliance with Laws. Each of the Purchaser and each Merger Sub is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to prevent or materially delay the consummation of the Transactions, and the Purchaser and the Merger Subs have not received written notice alleging any violation of applicable Law in any material respect by the Purchaser or the Merger Subs. To the knowledge of Purchaser, Purchaser is not under investigation with respect to any material violation of any Law by any Governmental Authority.

Section 6.08 Financial Ability; Trust Account.

(a) As of the date hereof, there is at least $345,330,530 invested in a Trust Account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to an Investment Management Trust Agreement, dated January 26, 2021, by and between Purchaser and the Trustee on file with the SEC Reports of Purchaser as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Purchaser Organizational Documents and Purchaser’s final prospectus dated January 25, 2021. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Purchaser has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since January 25, 2021, Purchaser has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Purchaser to dissolve or liquidate pursuant to the Purchaser Organizational Documents shall terminate, and, as of the Effective Time, Purchaser shall have no obligation whatsoever pursuant to the Purchaser Organizational Documents to dissolve and liquidate the assets of Purchaser by reason of the consummation of the transactions contemplated hereby. To Purchaser’s knowledge, as of the date hereof, following the Effective Time, no shareholder of Purchaser shall be entitled to receive any amount from the Trust Account except to the extent such shareholder shall have elected to tender its Purchaser Class A Ordinary Shares for redemption pursuant to the Purchaser Shareholder Redemption or otherwise in accordance with the Purchaser Organizational Documents, including in connection with an Extension or dissolution or winding up of Purchaser. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Purchaser and, to the knowledge of Purchaser, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Purchaser, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than shareholders of Purchaser who shall have elected to redeem their Purchaser Class A Ordinary Shares pursuant to the Purchaser Shareholder Redemption or the underwriters of Purchaser’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company and its Subsidiaries contained herein and the compliance by the Company and its Subsidiaries with their respective obligations hereunder, Purchaser has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Purchaser on the Closing Date.

(c) As of the date hereof, Purchaser does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness (except as set forth in this Agreement).

Section 6.09 Brokers’ Fees. Except for fees described on Schedule 6.09 of the Purchaser Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by Purchaser or any of its Affiliates, including the Sponsor.

Section 6.10 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) Purchaser has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 25, 2021 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Purchaser as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. Purchaser has not had any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b) Purchaser has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Purchaser is made known to Purchaser’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Purchaser’s knowledge, such disclosure controls and procedures are effective in timely alerting Purchaser’s principal executive officer and principal financial officer to material information required to be included in Purchaser’s periodic reports required under the Exchange Act.

(c) Purchaser has established and maintained a system of internal controls. To Purchaser’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of Purchaser’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Purchaser. Purchaser has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Schedule 6.10(e) contains a true and correct list of all Indebtedness of Purchaser as the date hereof, including the outstanding balance with respect thereto as of the date hereof.

(f) Neither Purchaser (including any employee thereof) nor Purchaser’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Purchaser, (ii) any fraud, whether or not material, that involves Purchaser’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Purchaser or (iii) any claim or allegation regarding any of the foregoing.

(g) To the knowledge of Purchaser, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Purchaser, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.11 Business Activities.

(a) Since its incorporation, Purchaser has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Purchaser Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Purchaser or to which Purchaser is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Purchaser or any acquisition of property by Purchaser or the conduct of business by Purchaser as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Purchaser to enter into and perform its obligations under this Agreement.

(b) Purchaser does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Purchaser nor any of its Subsidiaries has any interests, rights, obligations or Liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) There is no material liability, debt or obligation against Purchaser or its Subsidiaries that is required to be disclosed in accordance with GAAP in the audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports, except for Liabilities and obligations (x)(i) reflected or reserved for on Purchaser’s consolidated balance sheet as of March 31, 2022 or disclosed in the notes thereto (other than any such Liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Purchaser Parties, taken as a whole), (x)(ii) that have arisen since the date of Purchaser’s consolidated balance sheet as of March 31, 2022 in the ordinary course of the operation of business of Purchaser and its Subsidiaries (other than any such Liabilities as are not and would not be, in the aggregate, material to Purchaser Parties, taken as a whole), or (y) any loan from the Sponsor or an affiliate thereof or certain of Purchaser’s officers and directors to finance Purchaser’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions.

(d) Except for this Agreement and the agreements expressly contemplated hereby or as set forth on Schedule 6.11(d) of the Purchaser Schedules, Purchaser is not, and at no time has been, party to any Contract with any other Person that would require payments by Purchaser in excess of $10,000 monthly, $500,000 in the aggregate with respect to any individual Contract or more than $1,000,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby, the Sponsor Agreement and Contracts set forth on Schedule 6.11(d) of the Purchaser Schedules.

Section 6.12 Taxes.

(a) All material Tax Returns required by Law to be filed by Purchaser have been filed within the applicable time limits, taking into account any valid extensions obtained in the ordinary course of business, and those Tax Returns were, and remain, true, correct, and complete in all material respects.

(b) All material Taxes due and owing by Purchaser have been paid within applicable time limits, and since the date of Purchaser’s consolidated balance sheet for the three months ended March 31, 2022, Purchaser has not incurred any material Tax liability outside the ordinary course of business.

(c) Purchaser has (i) withheld material Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, and within applicable time limits, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d) Purchaser has not engaged in any Action with respect to Taxes. Purchaser has not received any written notice from a Governmental Authority of a dispute, assessment, or claim with respect to Taxes, other than disputes or claims that have since been resolved, and to the knowledge of Purchaser, no such claims have been communicated in writing. No written claim has been made, and to the knowledge of Purchaser, no oral claim has been made, by any Governmental Authority in a jurisdiction where Purchaser does not file a Tax Return that Purchaser is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved.

(e) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of Purchaser and no written request for any such waiver or extension is currently pending.

(f) During the two-year period ending on the date hereof, Purchaser has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(g) Purchaser has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h) There are no Liens with respect to Taxes on any of the assets of Purchaser, other than Permitted Liens.

(i) Purchaser does not have liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for Liabilities pursuant to commercial contracts not primarily relating to Taxes).

(j) Purchaser is not a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(k) Purchaser has not taken, permitted or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).

Section 6.13 Capitalization.

(a) The authorized capital stock of Purchaser consists of 551,000,000 shares, including (i) 500,000,000 Purchaser Class A Ordinary Shares, (ii) 50,000,000 Purchaser Class B Ordinary Shares and (iii) 1,000,000 shares of preferred stock (“Purchaser Preferred Stock”), of which (A) 34,500,000 Purchaser Class A Ordinary Shares are issued and outstanding as of the date of this Agreement, (B) 8,625,000 Purchaser Class B Ordinary Shares are issued and outstanding as of the date of this Agreement and (C) no shares of Purchaser Preferred Stock are issued and outstanding as of the date of this Agreement. As of immediately prior to and at the Closing, the aggregate number of Purchaser Class B Ordinary Shares and Purchaser Class A Ordinary Shares held by the Sponsor shall equal in the aggregate 8,550,000 Purchaser Ordinary Shares. Purchaser has issued (x) Founder Warrants that entitle the Sponsor to purchase 9,400,000 Purchaser Class A Ordinary Shares at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement and (y) Purchaser Public Warrants that entitle the holders of such Purchaser Public Warrants to purchase 17,250,000 Purchaser Class A Ordinary Shares at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement. All of the issued and outstanding Purchaser Ordinary Shares and Purchaser Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain Purchaser Ordinary Shares held by the Sponsor. Except for this Agreement and the Purchaser Warrants, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Purchaser Ordinary Shares or the equity interests of Purchaser, or any other Contracts to which Purchaser is a party or by which Purchaser is bound obligating Purchaser to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Purchaser, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Purchaser. Except as disclosed in the SEC Reports, the Purchaser Organizational Documents or in the Sponsor Agreement, there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any securities or equity interests of Purchaser. There are no outstanding bonds, debentures, notes or other indebtedness of Purchaser having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Purchaser’s shareholders may vote. Except as disclosed in the SEC Reports, Purchaser is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Purchaser Ordinary Shares or any other equity interests of Purchaser. Purchaser does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(b) No Person and no syndicate or “group” (as defined in the Exchange Act and the rules thereunder) of a Person owns directly or indirectly beneficial ownership (as defined in the Exchange Act and the rules thereunder) of securities of Purchaser representing 35% or more of the combined voting power of the issued and outstanding securities of Purchaser.

Section 6.14 NASDAQ Listing. The issued and outstanding units of Purchaser, each such unit comprised of one share of Purchaser Class A Ordinary Shares and one-half of one Purchaser Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “JCICU”. The issued and outstanding Purchaser Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “JCIC”. The issued and outstanding Purchaser Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “JCICW”. Purchaser is in compliance with the rules of NASDAQ and there is no Action pending or, to the knowledge of Purchaser, threatened against Purchaser by NASDAQ or the SEC with respect to any intention by such entity to deregister the Purchaser Class A Ordinary Shares or Purchaser Warrants or terminate the listing of Purchaser Class A Ordinary Shares or Purchaser Warrants on NASDAQ. None of Purchaser or its Affiliates has taken any action in an attempt to terminate the registration of the Purchaser Class A Ordinary Shares or Purchaser Warrants under the Exchange Act except as contemplated by this Agreement. Purchaser has not received any notice from NASDAQ or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Purchaser Class A Ordinary Shares from NASDAQ or the SEC.

Section 6.15 Sponsor Agreement. Purchaser has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended, modified or waived, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Purchaser. The Sponsor Agreement is a legal, valid and binding obligation of Purchaser and, to the knowledge of Purchaser, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or requires filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Purchaser under any material term or condition of the Sponsor Agreement.

Section 6.16 Agreements. Except as set forth in Schedule 6.16 of the Purchaser Schedules, and other than the private placement of securities in connection with Purchaser’s initial public offering, Purchaser is not a party to any transaction, agreement, arrangement or understanding with any (i) present or former shareholder, executive officer or director of Purchaser, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or its Subsidiaries or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “Purchaser Affiliate Agreement”). Purchaser has made available to the Company true, correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) available with respect to any Purchaser Affiliate Agreement.

Section 6.17 Title to Property. Purchaser does not (a) own or lease any real or personal property or (b) is not a party to any agreement or option to purchase any real property or other material interest therein. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, Purchaser owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by Purchaser in the operation of its business and which are material to Purchaser, in each case, free and clear of any Liens (other than Permitted Liens).

Section 6.18 Investment Company Act. Purchaser is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended so long as it consummates a business combination prior to January 25, 2023. Purchaser is an “emerging growth company” within the meaning of the JOBS Act.

Section 6.19 Interest in Competitors. Purchaser does not own any interest in any entity or Person that derives revenues from any lines of products, services or business within any of the Company’s or any of its Subsidiaries’ lines of products, services or business.

Section 6.20 Registration Statement and Proxy Statement. None of the information supplied or to be supplied by or on behalf of Purchaser specifically in writing for inclusion in the Registration Statement and the Proxy Statement will, (a) when the Registration Statement and the Proxy Statement are first filed, (b) on the effective date of the Registration Statement, (c) on the date when the Proxy Statement is mailed to the Purchaser’s shareholders and (d) at the time of the Purchaser’s Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.21 Absence of Changes. As of the date of this Agreement, except as set forth on Schedule 6.21, there has been no event, occurrence or change since December 31, 2021, which would reasonably be expected to prevent or materially delay the consummation of the Transactions.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF BLOCKER

Except as set forth in the Blocker Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), Blocker represents and warrants to Purchaser as follows:

Section 7.01 Organization of Blocker. Blocker has been duly organized, is valid existing and in good standing under the Laws of its incorporation or organization, and has the requisite power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. The copies of the organizational documents of Blocker, as in effect on the date hereof, that were previously made available by Blocker to Purchaser (i) are true, correct and complete and (ii) are in full force and effect. Blocker is not in violation of any of the provisions of their respective organizational documents. Blocker was formed solely to hold an interest in the Company, and has not undertaken any activities other than those incidental to ownership of an interest in the Company.

Section 7.02 Due Authorization. Blocker has the requisite power and authority to execute and deliver this Agreement and (subject to the approvals described in Section 7.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been authorized by all necessary limited partnership action or other similar action, and no other proceeding on the part of Blocker is necessary to authorize this Agreement. Blocker has obtained each necessary or required vote, consent and approvals from its limited partners or similar investors in order to execute, deliver and perform this Agreement and such authorizations remain in full force and effect as of the Closing. This Agreement has been duly and validly executed and delivered by Blocker and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes a legal, valid and binding obligation of Blocker, enforceable against Blocker in accordance with its terms, subject to the Enforceability Exceptions.

Section 7.03 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 7.03, the execution, delivery and performance of this Agreement and each Transaction Agreement to which Blocker is a party by Blocker, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the organizational documents of Blocker, (b) violate or conflict with any provision of, or result in the breach of or default by Blocker under, or require any filing, registration or qualification under, any applicable Law, (c) trigger any material rights of third parties under any of the provisions of any organizational document of Blocker or resolutions adopted by Blocker’s general partner or limited partners, (d) contravene, conflict with or result in a violation of any Governmental Order to which Blocker or any of the assets or businesses owned, used or operated by Blocker are subject, (e) result in the creation of any Lien upon any of the properties, rights or assets of Blocker, (f) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien against Blocker or any of its assets or (g) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, in each case, as would not, individually or in the aggregate, be reasonably be expected to be material to the Blocker.

Section 7.04 Litigation and Proceedings. Except for Actions under any Tax Law (as to which certain representations and warranties are made pursuant to Section 7.07), there are no pending or, to the knowledge of Blocker, threatened in writing material Actions (including, for the avoidance of doubt, any investigations or inquiries initiated, pending or threatened by any Governmental Authority, or other proceedings at law or in equity) against Blocker or any of its properties, rights or assets. There is no Governmental Order imposed upon or, to the knowledge of Blocker, threatened in writing Actions against Blocker or any of its properties, rights or assets. There is no unsatisfied judgment or any open injunction binding upon Blocker.

Section 7.05 Governmental Authorities; Consents4.2 . No Governmental Filing is required on the part of Blocker with respect to Blocker’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for any actions, consents, waivers, approvals, permits or authorizations, designations, declarations, filings, or notice, the absence of which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions.

Section 7.06 Capitalization, Assets and Liabilities4.3 .

(a) As of the date hereof, Blocker has two (2) classes of partnership interests authorized and outstanding. As of immediately prior to the Closing, all of the general partnership interests of Blocker will be owned beneficially and of record by Blackstone Tactical Opportunities Associates – NQ L.L.C. and all of the limited partnership interests of Blocker will be owned beneficially and of record by BTO Grannus Holdings C L.P. All outstanding equity interests of Blocker are duly authorized and validly issued in accordance with the organizational documents of Blocker. There are no options, warrants, rights or convertible or exchangeable securities, obligating Blocker to issue, deliver or sell additional securities of Blocker (or securities convertible into or exchangeable for Blocker’s securities).

(b) As of the Closing, Blocker will not have any material assets or any material liabilities.

Section 7.07 Taxes.

(a) All material Tax Returns required by Law to be filed by Blocker have been filed within the applicable time limits, taking into account any valid extensions obtained in the ordinary course of business, and those Tax Returns were, and remain, true, correct, and complete in all material respects.

(b) All material Taxes due and owing by Blocker have been paid within applicable time limits other than Taxes which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP and, since December 31, 2020, Blocker has not incurred any material Tax liability, other than Tax liability arising from Blocker’s investment directly or indirectly in the Company or in the ordinary course of business.

(c) Blocker has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis and within applicable time limits, such amounts to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d) Blocker is not engaged in any Action with respect to Taxes. Blocker has not received any written notice from a Governmental Authority of a dispute, assessment, or claim with respect to Taxes, other than disputes or claims that have since been resolved, and to the knowledge of Blocker, no such claims have been communicated in writing. No written claim has been made by any Governmental Authority in a jurisdiction where Blocker does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved.

(e) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of Blocker and no written request for any such waiver or extension is currently pending.

(f) During the two-year period ending on the date hereof, Blocker has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(g) Blocker has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h) There are no Liens with respect to Taxes on any of the assets of Blocker, other than Permitted Liens.

(i) Blocker does not have any liability for the Taxes of any Person (other than Blocker) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for Liabilities pursuant to commercial contracts not primarily relating to Taxes).

(j) Blocker is not a party to, not bound by, and does not have any obligation to any Governmental Authority or other Person (other than Blocker) under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(k) Blocker has never taken, permitted or agreed to take any action, and Blocker does not intend to or plan to take any action, or have any knowledge of any fact or circumstance that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment (with the exception of any actions specifically contemplated by this Agreement, and limited, in the case of the Second Merger, to matters relating to qualification under Section 351 of the Code).

(l) Blocker will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting under Section 481 of the Code (or similar provision of Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of Law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or similar provision Law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) advance payments, prepaid or deferred amounts received on or prior to the Closing Date.

(m) Neither Blocker nor any of its Affiliates has (A) obtained a Paycheck Protection Program Loan pursuant to Section 1102 of the CARES Act, (B) applied for loan forgiveness pursuant to Section 1106 of the CARES Act, (C) deferred payment of the employer portion of FICA and Medicare Tax pursuant to Section 2302 of the CARES Act, or (D) claimed the employee retention credit pursuant to Section 2301 of the CARES Act.

(n) Blocker is, and has always been resident only in its jurisdiction of incorporation for Tax purposes and is not and has not been, treated as having a permanent establishment, branch or taxable presence for Tax purposes in any jurisdiction other than in its jurisdiction of incorporation. Blocker is not an entity described in Section 7874(a)(2)(B) of the Code.

(o) Blocker has made available to Purchaser true, correct and complete copies of the income Tax Returns filed by Blocker since its formation.

(p) Blocker is, and has all times since its formation been, properly treated as a C corporation for U.S. federal income Tax purposes.

(q) Blocker has complied with all applicable transfer pricing rules described in Section 482 of the Code and the regulations thereunder, or any corresponding or similar provision of state, local or foreign Law.

For purposes of this Section 7.07, any reference to Blocker shall be deemed to include any Person that merged with, was liquidated or converted into or is otherwise a predecessor to for Tax purposes, Blocker.

ARTICLE VIII

COVENANTS OF THE COMPANY

Section 8.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as contemplated or permitted by this Agreement or the other Transaction Agreements, set forth on Schedule 8.01 of the Company Schedules or consented to by Purchaser (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use its commercially reasonable efforts to operate its business in the ordinary course of business, including complying with and maintaining all material Permits necessary for the lawful conduct of its business. Without limiting the generality of the foregoing, except as contemplated or permitted by this Agreement or the other Transaction Agreements, as set forth on Schedule 8.01 of the Company Schedules, as consented to by Purchaser (which consent shall not be unreasonably conditioned, withheld, delayed or denied), or as required by Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement:

(a) change or amend the certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries;

(b) (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any shares of capital stock or any other equity or voting securities of the Company or any of its Subsidiaries, (ii) issue or grant any options, warrants, restricted stock units, performance stock units or other rights to purchase or obtain any shares of capital stock or any other equity, equity-based or voting securities of the Company or any of its Subsidiaries or (iii) make, declare, set aside, establish a record date for or pay any dividend or distribution other than any dividends or distributions from any wholly owned Subsidiary of the Company either to the Company or any other wholly owned Subsidiaries of the Company;

(c) sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including Intellectual Property) of the Company and its Subsidiaries, taken as a whole, other than (i) granting non-exclusive licenses to its customers in the ordinary course of business, (ii) the sale of goods and services to its customers, or (iii) the sale or other disposition of IT Systems deemed by the Company in its reasonable business judgment to be obsolete or no longer be material to the business of the Company and its Subsidiaries, in each such case (i), (ii) and (iii), in the ordinary course of business;

(d) disclose any material Trade Secrets of the Company or any of its Subsidiaries to any Person (other than in the ordinary course of business pursuant to a valid and enforceable written Contract restricting the disclosure and use thereof);

(e) (i) cancel or compromise any claim or Indebtedness owed to the Company or any of its Subsidiaries, or (ii) settle any pending or threatened Action, (A) if such settlement would require payment by the Company in an amount greater than $1,000,000, individually or $5,000,000 in the aggregate, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief, specific performance, or provides for any restrictive covenants on the business or activities of the Company or any of its Subsidiaries or (C) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing;

(f) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business consistent with past practice or where such waiver, release, compromise, settlement or satisfaction involves only monetary damages not to exceed $1,000,000 in the aggregate;

(g) directly or indirectly acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof;

(h) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any of its Subsidiary’s rights thereunder;

(i) enter into, materially amend or terminate any material Leases;

(j) make any loans or advance any money or other property to any Person except for (A) advances in the ordinary course of business to the Company Employees for expenses and (B) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business;

(k) redeem, purchase or otherwise acquire, any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries;

(l) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares of capital stock or other equity interests or securities of the Company or any of its Subsidiaries;

(m) make any change in its customary accounting principles, procedures or policies, or methods of accounting materially affecting the reported consolidated assets, Liabilities or results of operations of the

Company and its Subsidiaries, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(n) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the transactions contemplated by this Agreement);

(o) make, revoke or change any material Tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes, prepare or file any material Tax Returns in a manner which is inconsistent with past practices (unless otherwise required by applicable Law), consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment; or change its residence for any Tax purposes;

(p) change its residence for any Tax purposes;

(q) directly or indirectly, incur, or modify in any material respect the terms of, any Indebtedness (other than (i) Indebtedness under any Company Financing Agreement or capital leases entered into in the ordinary course of business or (ii) Indebtedness that is repaid at Closing);

(r) grant or pay, commit to grant or pay, or fund any equity or equity-related award or profit sharing award or other similar payment or benefit, in each case, to any current or former employee, director, manager, partner, consultant of, or individual service provider to, the Company or its Subsidiaries;

(s) voluntarily fail to maintain in full force and effect or renew when due material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices;

(t) enter into, renew or amend in any material respect, any transaction with any Person that, to the knowledge of the Company, is an Affiliate of the Company (excluding ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or equityholders who are the Company Employees);

(u) enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any material line of business or in any geographic territory or enter into a new material line of business;

(v) change, amend or terminate any of the Services Agreement Amendments; or

(w) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 8.01.

Section 8.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or its Subsidiaries received prior to the date hereof or the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) based on advice of legal counsel of the Company could reasonably be expected to result in the loss of attorney-client privilege or other privilege from disclosure (provided that, the Parties shall use reasonable best efforts to take actions to permit disclosure without loss of such privilege), the Company shall, and shall cause its Subsidiaries to, afford to Purchaser and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, in each case, as Purchaser and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements, at the Purchaser’s sole expense, for such disclosure where the restrictions in the preceding sentence apply. Any request pursuant to this Section 8.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by Purchaser and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing. In no event shall Purchaser or its Representatives be permitted to conduct any sampling, testing or other intrusive indoor or outdoor investigation of soil, subsurface strata, surface water, groundwater, sediments, ambient air, indoor air or building materials at or in connection with the Leased Real Property.

Section 8.03 No Claim Against the Trust Account. The Company acknowledges that it has read Purchaser’s final prospectus, dated January 25, 2021 and other SEC Reports, Purchaser Organizational Documents, and the Trust Agreement and understands that Purchaser has established the Trust Account described therein for the benefit of Purchaser’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company and Blocker each further acknowledges that, if the transactions contemplated by this Agreement, or, in the event of termination of this Agreement, another business combination, are not consummated by January 25, 2023 or such later date as approved by the shareholders of Purchaser to complete a business combination, Purchaser will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, the Company and Blocker each hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by Purchaser or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including for a breach of this Agreement by Purchaser or any negotiations, agreements or understandings with Purchaser (whether in the past, present or future); provided, that nothing herein shall serve to limit or prohibit the Company’s or the Company’s equityholders’ right to pursue a claim against Purchaser or any of its Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a business combination other than as contemplated by this Agreement) or pursuant to Section 14.13 for specific performance or other injunctive relief. This Section 8.03 shall survive the termination of this Agreement for any reason.

Section 8.04 Proxy Solicitation; Other Actions.

(a) The Company agrees to provide the following in connection with the initial filing of the Registration Statement with the SEC: (i) audited financial statements, including consolidated balance sheets and consolidated statements of income, shareholders’ equity and cash flows, of the Company and its Subsidiaries as at and for the years ended December 31, 2021 and December 31, 2020, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB and (ii) unaudited financial statements, including consolidated balance sheets and consolidated statements of income, shareholders’ equity and cash flows, of the Company and its Subsidiaries as at and for the three-months ended March 31, 2022 and March 31, 2021, in each case, prepared in accordance with GAAP and Regulation S-X. The Company shall be reasonably available to, and the Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, and shall cooperate with Purchaser and its counsel in connection with (i) the drafting of the Registration Statement and (ii) responding in a timely manner to comments on the Registration Statement from the SEC or any correspondence related thereto. Without limiting the generality of the foregoing, the Company shall prepare (with the assistance and cooperation of Purchaser as reasonably requested by the Company) for inclusion in the Registration Statement pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b) From and after the date on which the Registration Statement is mailed to Purchaser’s and the Company’s shareholders, the Company will give Purchaser prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Purchaser and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Purchaser pursuant to this Section 8.04 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Schedules.

(c) From and after the date on which the Registration Statement is mailed to Purchaser’s and the Company’s shareholders, Purchaser will give the Company prompt written notice of any action taken or not taken by Purchaser or its Subsidiaries or of any development regarding Purchaser or its Subsidiaries, in any such case which is known by Purchaser, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Purchaser and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by the Company pursuant to this Section 8.04 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Schedules.

Section 8.05 Omnibus Incentive Plan. Prior to the Closing Date (but subject to the limitations of Section 8.01), the Company may take all actions necessary to adopt the 2022 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) in substantially the form attached hereto as Exhibit L and New PubCo shall take all actions necessary to adopt the Omnibus Incentive plan, subject to approval of the Purchaser Shareholder Matters. If adopted by the Company, the Omnibus Incentive Plan shall provide for the reservation of a number of Company Common Shares that, when multiplied by the Per Share Common Stock Consideration is estimated to equal no more than 15% of the fully diluted shares of New Pubco Common Stock as of immediately after the Closing. If the Company has adopted the Omnibus Incentive Plan, at the Closing, subject to approval of the Purchaser Shareholder Matters, New Pubco shall take all actions necessary to assume the Omnibus Incentive Plan and any grants or awards issued pursuant thereto, including any amendments to the Omnibus Incentive Plan required to provide that the actual number of shares of New Pubco Common Stock reserved for issuance under the as-assumed Omnibus Incentive Plan (including any grants or awards assumed pursuant to this Section 8.05), will be sufficient to cover all shares authorized under the Omnibus Incentive Plan but in any event not more than 15% of the fully diluted shares of New Pubco Common Stock (measured as of the Closing Date).

Section 8.06 Employee Stock Purchase Plan. Prior to the Closing Date, New PubCo shall take all actions necessary to adopt the 2022 Employee Stock Purchase Plan (the “ESPP”) in substantially the form attached hereto as Exhibit M. The ESPP shall provide for the reservation of 1% of the fully diluted shares of New Pubco Common Stock (measured as of the Closing Date), subject to annual increases pursuant to an evergreen provision which will provide for an automatic increase of 1% of the fully diluted shares of capital stock of New Pubco.

Section 8.07 Indemnification and Insurance.

(a) From and after the First Effective Time, each of New PubCo and the Company agree that (to the maximum extent permitted by applicable Law) each of them shall indemnify and hold harmless each present and former director, manager and officer of New PubCo, the Company and Purchaser and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or Liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company, New PubCo, Purchaser or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, New PubCo and the Company shall cause New PubCo and each of its Subsidiaries to, (i) maintain for a period of not less than six years from the First Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six years from the First Effective Time, New PubCo and the Company shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Purchaser’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to the Company or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall New PubCo, the Company or its Subsidiaries be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company and its Subsidiaries for such insurance policy for the year ended December 31, 2021; provided, however, that (i) the Company may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the First Effective Time (the “D&O Tail”) and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.07 shall be continued in respect of such claim until the final disposition thereof.

(c) Purchaser and the Company hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the indemnified Persons under this Section 8.07 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current stockholders, members, or other Affiliates of such shareholders or members (“Indemnitee Affiliates”) separate from the indemnification obligations of Purchaser, the Company and their respective Subsidiaries hereunder. The Parties hereby agree (i) New PubCo, the Company and their respective Subsidiaries are the indemnitors of first resort (i.e., its obligations to the indemnified Persons under this Section 8.07 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or Liabilities incurred by the indemnified Persons under this Section 8.07 are secondary), (ii) that New PubCo, the Company and their Subsidiaries shall be required to advance the full amount of expenses incurred by the indemnified Persons under this Section 8.07 and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by Purchaser’s, New PubCo’s, the Company’s and their respective Subsidiaries’ governing documents or any director or officer indemnification agreements, without regard to any rights the indemnified Persons under this Section 8.07 may have against any Indemnitee Affiliate, and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.07 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on New PubCo, the Company, the Surviving Companies and all successors and assigns of the Company and the Surviving Companies. In the event that New PubCo, the Company, the Surviving Companies or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of New PubCo, the Company or the Surviving Companies, as the case may be, shall succeed to the obligations set forth in this Section 8.07.

Section 8.08 Aircraft Registration Certificate. In the event the Aircraft Registration Certificate for any Aircraft expires or is scheduled to expire at any time between the date of this Agreement and the date that is six (6) months after the Closing Date, the Company shall submit to the FAA Civil Aviation Registry a properly completed application for renewal of the registration of such Aircraft no later than the date that is five (5) months prior to the expiration date printed on such Aircraft Registration.

Section 8.09 Mountain Air. Prior to the Closing, all issued and outstanding equity interests of Mountain Air shall be transferred to the Company or its Subsidiaries on terms set forth on Exhibit K hereto and otherwise on an as-is, where-is, basis, to be documented in a form mutually acceptable to Purchaser and the Company, acting reasonably and in good faith.

Section 8.10 Third Party Consents. Prior to the Closing, the Company shall obtain any consents and approvals that are or may be required in connection with the Transactions, including those set forth on Schedule 8.10 of the Company Schedules. The Company shall keep Purchaser reasonably informed with respect to the status of such consents and approvals and no payments shall be made in connection therewith without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 8.11 Helena FSDO. Within five (5) business days following the execution of this Agreement, the Company shall contact the Helena Flight Standards District Office (the “Helena FSDO”) to schedule a meeting, to occur prior to the Closing, among the Company, Purchaser and Helena FSDO staff members to discuss (i) the Transactions, (ii) the continuing validity of the Part 135 Certificate, the Part 137 Certificate and the Part 145 Certificate and (iii) the Company’s compliance therewith.    The Company agrees to waive any claims of confidentiality and to allow full disclosure by Helena FSDO personnel to Purchaser’s representatives.

Section 8.12 International Registry Contracts of Sale. As soon as reasonably practicable after the date of this Agreement, and in any event not later than the Closing, the Company shall, to the extent such Aircraft Object qualifies for registration, cause a Contract of Sale in favor of a Company Party to be registered with the International Registry for each Aircraft Object listed in Schedule 5.29(b) and shall deliver to Purchaser an updated International Registry Search Certificate for each such Aircraft Object reflecting such registration.

Section 8.13 International Registry International Interests. As soon as reasonably practicable after the date of this Agreement, and in any event not later than the Closing, the Company shall use commercially reasonable efforts to cause all International Interests listed in Schedule 8.13 of the Company Schedules to be removed so as to cause the title of each Aircraft Object to be free and clear of any and all International Interests (excluding Contracts of Sale) as of Closing, and shall deliver to Purchaser an updated International Registry Search Certificate for each such Aircraft Object indicating that there are no registered and unreleased International Interests (excluding Contracts of Sale) of record for such Aircraft Object.

Section 8.14 Blocker Restructuring. The Company acknowledges and agrees that (a) the Company hereby approves and consents to the Blocker Restructuring and (b) the Company shall cooperate with Blocker, the BTO Entities and their respective Affiliates to structure and effect the Blocker Restructuring as may reasonably be requested by Blocker, the BTO Entities and their respective Affiliates from time to time.

ARTICLE IX

COVENANTS OF PURCHASER

Section 9.01 Conduct of Purchaser During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 9.01 of the Purchaser Schedules or as contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Purchaser shall not and shall not permit any of its Subsidiaries to, except as otherwise contemplated by this Agreement:

(i) change, modify or amend the Trust Agreement or the Purchaser Organizational Documents;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Purchaser; (B) split, combine or reclassify any capital stock of, or other equity interests in, Purchaser; or (C) other than in connection with Purchaser Shareholder Redemption or as otherwise required by Purchaser’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Purchaser;

(iii) make, change or revoke any material tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes, prepare or file any material Tax Returns in a manner which is inconsistent with past practices (unless otherwise required by applicable Law) or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(iv) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Purchaser (including, for the avoidance of doubt, (x) any Director or Officer of Purchaser or anyone related by blood, marriage or adoption to any such person and (y) any Person with whom any Director or Officer of Purchaser has a direct or indirect legal or contractual relationship or beneficial ownership interest of 5% or greater) or any other Purchaser Affiliate Agreement;

(v) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(vi) adopt or amend any Purchaser employee benefit plan (or any plan, policy or arrangement that would be a Purchaser employee benefit plan if so adopted), or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any director, officer, employee or contractor, or increase the salaries or wage rates of its directors, officers, employees or independent contractors other than in the ordinary course consistent with past practices;

(vii) acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or Person or division thereof or otherwise acquire any assets;

(viii) adopt a plan of complete or partial liquidation, dissolution, merger, division transaction, consolidation or recapitalization;

(ix) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(x) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, Purchaser (including any Purchaser Preferred Stock) or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests or (B) amend, modify or waive any of the terms or rights set forth in, any Purchaser Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(xi) authorize any of, or commit or agree to take, whether in writing or otherwise, any of, the foregoing actions.

(b) During the Interim Period, Purchaser shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, Purchaser Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Purchaser or its Subsidiaries may be a party.

(c) Notwithstanding anything to the contrary in this Section 9.01, nothing in this Agreement shall prohibit or restrict Purchaser from extending one or more times, in accordance with the Purchaser Organizational Documents, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith; provided, that Purchaser shall, upon the written request of the Company, use commercially reasonable efforts to seek an Extension of not earlier than March 27, 2023, so long as the consummation of the Transactions following such date would not be permanently enjoined or prohibited by the terms of any final, non-appealable Governmental Order or any Law.

Section 9.02 [Reserved].

Section 9.03 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Purchaser or its Subsidiaries by third parties that may be in Purchaser’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Purchaser would result in the loss of attorney-client privilege or other privilege from disclosure, or the disclosure of which would violate any provision of applicable Law, Purchaser shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Purchaser and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of Purchaser that are in the possession of Purchaser, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

Section 9.04 New PubCo NASDAQ Listing. From the date hereof through the Closing, Purchaser shall use reasonable best efforts to ensure Purchaser remains listed as a public company on, and for Purchaser Class A Ordinary Shares and Purchaser Warrants to be listed on, NASDAQ. New PubCo will use reasonable best efforts to obtain, and Purchaser and the Company will use reasonable best efforts to cooperate with New PubCo to obtain, a listing of New PubCo Common Stock and New PubCo Warrants to be listed on NASDAQ, effective as of the Closing.

Section 9.05 Purchaser Public Filings. From the date hereof through the Closing, Purchaser will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 9.06 Section 16 Matters. Prior to the Effective Time, Purchaser shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of Purchaser Class A Ordinary Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Purchaser to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 9.07 Qualification as an Emerging Growth Company. Purchaser shall, at all times during the period from the date hereof until the Closing: (a) take all actions reasonably necessary to continue to qualify as an

“emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and (b) not take any action that would cause Purchaser to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Section 9.08 Stockholder Litigation. In the event that any litigation related to this Agreement, any Transaction Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Purchaser, threatened in writing, against Purchaser or the board of directors of Purchaser by any of the Purchaser Shareholders prior to the Closing, Purchaser shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Purchaser shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

Section 9.09 Blocker Restructuring. Each of Purchaser and New PubCo hereby (a) approves and consents to the Blocker Restructuring (except to the extent the Blocker Restructuring prevents the Transactions from qualifying for the Intended Tax Treatment) and (b) shall cooperate with Blocker, the BTO Entities and their respective Affiliates to structure and effect the Blocker Restructuring as may reasonably be requested by Blocker, the BTO Entities and their respective Affiliates from time to time, at the sole expense of Blocker.

ARTICLE X

COVENANTS OF BLOCKER

Section 10.01 Conduct of Business. During the Interim Period, except as set forth on Schedule 10.01 of the Blocker Schedules or as contemplated by this Agreement or as consented to by Purchaser in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Blocker shall not, except for actions reasonably required to be taken (or omitted from being taken) in connection with the Blocker Restructuring or as otherwise contemplated by this Agreement:

(a) change or amend the certificate of formation, limited partnership agreement, certificate of incorporation, bylaws or other organizational documents of Blocker, except as otherwise required by Law;

(b) directly or indirectly acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof;

(c) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Blocker (other than the transactions contemplated by this Agreement);

(d) make, revoke or change any material Tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes, prepare or file any material Tax Returns in a manner which is inconsistent with past practices (unless otherwise required by applicable Law), consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment; or change its residence for any Tax purposes; or

(e) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 10.01.

Section 10.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished Blocker or any of its Subsidiaries by third parties that may be in the

Blocker’s or any its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of Blocker or its Subsidiaries received prior to the date hereof or the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) based on advice of legal counsel of Blocker could reasonably be expected to result in the loss of attorney-client privilege or other privilege from disclosure, Blocker shall, and shall cause its Subsidiaries to, afford to Purchaser and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of Blocker and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Blocker and its Subsidiaries, in each case, as Purchaser and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request pursuant to this Section 8.02 shall be made in a time and manner so as not to delay the Closing.

ARTICLE XI

JOINT COVENANTS

Section 11.01 Regulatory Approvals.

(a) Each of the parties hereto shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable Laws, to consummate and make effective as promptly as practicable the Transactions, including providing any notices to any Person required in connection with the consummation of the Transactions, and obtaining any licenses, consents, waivers, approvals, authorizations, qualifications and Governmental Orders necessary to consummate the Transactions; provided, that in no event shall any party be required to pay any material fee, penalty or other consideration to obtain any license, Permit, consent, approval, authorization, qualification or waiver required under any Contract for the consummation of the Transactions (other than fees or expenses payable to the SEC in connection with the Transactions, including the Registration Statement, filing fees payable pursuant to the HSR Act or other Antitrust Laws, and any other ordinary course filing fees in connection with Governmental Filings required to consummate the Transactions). Subject to appropriate confidentiality protections and applicable Antitrust Laws, each party hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

(b) Each of the parties hereto shall cooperate with one another and use their reasonable best efforts to prepare all necessary documentation (including furnishing all information (i) required under any applicable Antitrust Laws or other applicable Laws or (ii) requested by a Governmental Authority pursuant to applicable Antitrust Laws to effect promptly all necessary filings with any Governmental Authority and to obtain all necessary, proper or advisable actions or nonactions, approvals consents, waivers, exemptions and approvals of any Governmental Authority necessary to consummate the Transactions. Each party hereto shall provide to the other parties copies of all substantive correspondence between it (or its advisors) and any Governmental Authority relating to the Transactions or any of the matters described in this Section 11.01. Each of the parties hereto shall promptly inform the other of any substantive oral communication with, and provide copies of any substantive written communications with, any Governmental Authority regarding any such filings or any such transaction, unless prohibited by reasonable request of any Governmental Authority. No party hereto shall independently participate in any substantive meeting or substantive conference call with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other party prior notice of the substantive meeting or substantive conference call and, to the extent permitted by such Governmental Authority, the opportunity to attend or participate. In the event a party is prohibited from participating in or attending any meeting or substantive conference call, the participating party shall keep the other party promptly and reasonably apprised with respect thereto, to the extent permitted by applicable Law. To the extent permissible under applicable Law, the parties hereto will consult and cooperate with one another, and consider in good faith the views of one another so as to mutually agree on any strategies and decisions in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under Antitrust Laws or other applicable Laws. Any documents or other materials provided pursuant to this Section 11.01(b) may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or other competitively sensitive material or personally-identifiable information or other sensitive personal or financial information, and the parties may, as each deems advisable, reasonably designate any material provided under this Section 11.01 as “outside counsel only material.” Such “outside counsel only materials” and the information contained therein shall be given only to legal counsel of the recipient and will not be disclosed by such legal counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. Notwithstanding the foregoing, neither party shall be obligated to share with the other party documents responsive to items 4(c) and 4(d) on the Notification and Report Form for Certain Mergers and Acquisitions under the HSR Act. Without limiting the generality of the undertakings pursuant to this Section 11.01, each party hereto shall use reasonable best efforts to provide or cause to be provided (including, with respect to filings pursuant to the HSR Act, by its “Ultimate Parent Entities”, as that term is defined in the HSR Act as promptly as reasonably practicable and advisable to any Governmental Authority information and documents relating to such party as requested by such Governmental Authority or necessary, proper or advisable to permit consummation of the Transactions, including filing any notification and report form and related material required under the HSR Act and any other filing or notice that may be required with any other Governmental Authority as promptly as reasonably practicable and advisable after the date hereof (and, in the case of filings under the HSR Act, no later than 10 Business Days after the date hereof), and thereafter to respond as promptly as reasonably practicable and advisable to any request for additional information or documentary material relating to such party that may be made (including under the HSR Act and any similar Antitrust Law). Purchaser shall supply as promptly as practicable and advisable any additional information and documentary material relating to Purchaser that may be requested by any Governmental Authority.

(c) If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted by any Governmental Authority or any private party challenging any of the Transactions as violative of any applicable Law, each of the parties hereto shall cooperate with one another in good faith and use their reasonable best efforts to: (i) oppose or defend against any action to prevent or enjoin consummation of this Agreement (and the Transactions), and (ii) take such action as reasonably necessary to overturn any regulatory action by any Governmental Authority to prevent or enjoin consummation of this Agreement (and the Transactions), including by defending any Action brought by any Governmental Authority in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, in order to resolve any such objections or challenge as such Governmental Authority or private party may have to any of the Transactions under such applicable Law so as to permit the consummation of the Transactions in their entity; provided, however, that any decision by the parties hereto to litigate in connection with such matters must be mutually agreed by the parties hereto.

(d) Notwithstanding the foregoing, Purchaser shall take any and all actions necessary to obtain any authorization, consent or approval of a Governmental Authority (including in connection with any Governmental Filings) necessary or advisable so as to enable the consummation of the Transactions to occur as expeditiously as possible (and in any event, no later than the Termination Date) and to resolve, avoid or eliminate any impediments or objections, if any, that may be asserted with respect to the Transactions under any Law, or to otherwise oppose, avoid the entry of, or to effect the dissolution of, any order, decree, judgment, preliminary or permanent injunction that would otherwise have the effect of preventing, prohibiting, restricting, or delaying the consummation of the Transactions, including: (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of, or holding separate of, businesses, product lines, rights or assets of

Purchaser (including entering into customary ancillary agreements relating to any such sale, divestiture, licensing or disposition of such businesses, product lines, rights or assets) and (ii) otherwise taking or committing to take actions that after the Closing Date would limit Purchaser’s or its controlled Affiliates’ freedom of action with respect to, or its ability to retain or control, one or more of the businesses, product lines, rights or assets of Purchaser, in each case as may be required in order to enable the consummation of the Transactions to occur as expeditiously as possible (and in any event no later than the Termination Date.

(e) From the date of this Agreement until Closing, Purchaser shall not acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or any equity in, or by any other manner, any assets or Person, if the execution and delivery of a definitive agreement relating to, or the consummation of, such acquisition could in any material respect (individually or in the aggregate): (i) impose any delay in obtaining, or increase the risk of not obtaining, consents of a Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) increase the risk of a Governmental Authority seeking or entering a Governmental Order prohibiting the consummation of the Transactions, (iii) increase the risk of not being able to remove any such Governmental Order on appeal or otherwise, or (iv) otherwise prevent or delay the consummation of the Transactions.

(f) Notwithstanding anything else contained herein to the contrary, each of the Company and Purchaser shall pay, or cause to be paid, 50% of all filing fees payable by any Party pursuant to Antitrust Laws in connection with the Transactions.

Section 11.02 Support of Transaction.

(a) Without limiting any covenant contained in Article VIII or Article IX, including the obligations of the Company and Purchaser with respect to the notifications, filings, reaffirmations and applications described in Section 11.01, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 11.02, Purchaser and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Purchaser, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions and (b) use commercially reasonable efforts to take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in Article XII or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Purchaser, the Company, or any of their Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party or otherwise required in connection with the consummation of the Transactions.

(b) The Company shall use reasonable best efforts to secure and deliver to Purchaser the Written Consent, duly executed by the applicable requisite holders of the issued and outstanding equity interests of the Company, within twenty-four (24) hours following the execution of this Agreement.

Section 11.03 Preparation of Registration Statement; Purchaser Special Meeting.

(a) Registration Statement.

(i) As promptly as practicable following the execution and delivery of this Agreement, (i) Purchaser (with the assistance and cooperation of the Company as reasonably requested by Purchaser) shall use reasonable best efforts to prepare, and cause New PubCo to file with the SEC, the Registration Statement in connection with the registration under the Securities Act of the New PubCo Warrants and the shares of New PubCo Common Stock to be issued under this Agreement to Purchaser Shareholders and holders of Company Shares that did not execute the Written Consent, (ii) Purchaser shall consult with the other Parties as to the content of the Registration Statement, to the extent commercially reasonable, allow the other Parties reasonable time to review and comment on the

Registration Statement in advance of its filing with the SEC, and consider incorporation of any reasonable comments made by the other Parties to the Registration Statement, and (iii) once the Registration Statement has been declared effective, Purchaser shall promptly file with the SEC the Proxy Statement for the Special Meeting with respect to, among other things: (A) providing Purchaser’s shareholders with the opportunity to redeem Purchaser Class A Ordinary Shares by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is at least two (2) Business Days prior to the date of the Special Meeting (the “Purchaser Shareholder Redemption”); and (B) soliciting proxies from holders of Purchaser Ordinary Shares to vote at the Special Meeting, as adjourned or postponed, in favor of: (1) the adoption of this Agreement and approval of the Plan of Merger and the Transactions; (2) the amendment and restatement of the memorandum and articles of association of Purchaser in the form attached as Exhibit I hereto; (3) on an advisory basis only, the material differences between Purchaser’s existing Amended and Restated Memorandum and Articles of Association and the New PubCo Charter; (4) the approval and assumption of the Omnibus Incentive Plan and any grants or awards issued thereunder and the approval of the ESPP; (5) any other proposals that the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement or correspondence related thereto; (6) any other proposals the Parties agree are necessary or desirable to consummate the Transactions; and (7) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (collectively, the “Purchaser Shareholder Matters”). Each of Purchaser and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Each of Purchaser and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Purchaser and shall use reasonable best efforts to cause the Proxy Statement to be disseminated and mailed to the holders of Purchaser Ordinary Shares and the Company shall use reasonable best efforts to cause the Prospectus included in the Registration Statement to be disseminated to the holders of Company Shares, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Purchaser Organizational Documents.

(ii) Each of Purchaser and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Purchaser or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (x) such party shall promptly inform the other parties and (y) Purchaser and the Company shall cooperate fully and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned) an amendment or supplement to the Registration Statement. Purchaser shall provide the other Parties with copies of any written comments, and shall inform such other Parties of any oral comments, that New PubCo or Purchaser receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(iii) Purchaser shall use reasonable best efforts to, as promptly as practicable (and in any event, within seven (7) Business Days after the SEC Clearance Date), (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the applicable Laws of the Cayman Islands for a date no later than 35 days following the SEC Clearance Date (subject to

Section 11.03(b)), and (ii) cause the Proxy Statement to be disseminated to holders of Purchaser Ordinary Shares in compliance with applicable Law.

(b) Purchaser Special Meeting; Modification in Recommendation.

(i) Purchaser shall use its reasonable best efforts to take all actions necessary (in its discretion or at the request of the Company) to obtain the approval of Purchaser Shareholder Matters at the Special Meeting, as adjourned or postponed, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of Purchaser Shareholder Matters. Purchaser shall include Purchaser Board Recommendation in the Proxy Statement.

(ii) The board of directors of Purchaser shall not withdraw, amend, qualify or modify the Purchaser Board Recommendation (any such withdrawal, amendment, qualification or modification being, a “Modification in Recommendation”); provided, that the board of directors of Purchaser may make a Modification in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Modification in Recommendation would be inconsistent with its fiduciary obligations to Purchaser under applicable Law; provided, further, that: (i) Purchaser shall have delivered written notice to the Company of its intention to make a Modification in Recommendation at least five (5) Business Days prior to the taking of such action by Purchaser, (ii) during such period and prior to making a Modification in Recommendation, if requested by the Company, Purchaser shall have negotiated in good faith with the Company regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable the board of directors of Purchaser to reaffirm the Purchaser Board Recommendation and not make such Modification in Recommendation and (iii) if the Company requested negotiations in accordance with clause (ii), Purchaser may make a Modification in Recommendation only if the board of directors of Purchaser, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five (5) Business Day period, offered in writing to Purchaser, continues to determine in good faith that failure to make a Modification in Recommendation would be inconsistent with its fiduciary duties to Purchaser under applicable Law. To the fullest extent permitted by applicable Law, (x) Purchaser’s obligations to establish a record date for, duly call, give notice of, convene and hold the Special Meeting shall not be affected by any Modification in Recommendation and (y) Purchaser agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for approval the Purchaser Shareholder Matters and (z) provided that there has been no Modification in Recommendation, Purchaser shall use its reasonable best efforts to take all actions necessary to obtain the approval of the Purchaser Shareholders with respect thereto at the Special Meeting, including as such Special Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting proxies in accordance with applicable Law for the purpose of seeking the approval of the Purchaser Shareholders.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall be entitled to (and, in the case of the following clauses (A) and (C), at the request of the Company, shall) postpone or adjourn the Special Meeting for a period of no longer than 20 days (excluding any adjournments required by applicable Law): (A) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Purchaser has determined in good faith is required by applicable Law is disclosed to Purchaser’s shareholders and for such supplement or amendment to be promptly disseminated to Purchaser’s shareholders prior to the Special Meeting; (B) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Purchaser Class A Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; or (C) in order to solicit additional proxies from shareholders for purposes of obtaining approval of Purchaser Shareholder Matters; provided, that in the event of any such postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 11.04 Exclusivity.

(a) During the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than Purchaser and/or any of its Affiliates or Representatives) concerning any purchase of all or a material portion of the Company’s equity securities or the issuance and sale of any securities of, or membership interests in, the Company or its Subsidiaries (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries) or any merger or sale of substantial assets involving the Company or its Subsidiaries, other than immaterial assets or assets sold in the ordinary course of business or transactions permitted by Section 8.01(c) (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”). The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction. The Company shall notify Purchaser of any submissions, proposals or offers made with respect to an Acquisition Transaction and provide copies of any such submissions, proposals, or offers to Purchaser, as soon as practicable following the Company’s awareness thereof (but no later than two (2) Business Days following the Company’s receipt thereof).

(b) During the Interim Period, Purchaser shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its shareholders and their respective Affiliates and Representatives. Purchaser shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 11.05 Tax Matters.

(a) New PubCo shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (collectively, the “Transfer Taxes”) and file all necessary Tax Returns with respect to all Transfer Taxes, and, if required by applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(b) For U.S. federal income Tax purposes (and for purposes of any applicable state or local income tax that follows U.S. federal income Tax treatment), each of the Parties intends that (i) the Third Merger, together with the First Merger and the Second Merger, will qualify as a transaction governed by Section 351 of the Code, (ii) the First Merger will qualify either as a “reorganization” within the meaning of Section 368(a) of the Code or, together with the Second Merger and the Third Merger, a transaction governed by Section 351 of the Code (or both), and (iii) the Second Merger will qualify either as a “reorganization” within the meaning of Section 368(a) of the Code or, together with the First Merger and the Third Merger, a transaction governed by Section 351 of the Code (or both) (clauses (i) through (iii), together the “Intended Tax Treatment”). This Agreement is hereby adopted as and shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) with respect to the Mergers.

(c) Purchaser, the Company, Blocker and their respective Subsidiaries intend for the Transactions to qualify for the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(d) No Party shall take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Transactions from so qualifying for the Intended Tax Treatment.

(e) The Parties shall use reasonable best efforts to execute and deliver (i) officer’s certificates, in customary form, in a timely manner upon request by the other Party and (ii) any other representations reasonably requested by counsel to Purchaser or counsel to the Company, on the one hand, and the Company’s Subsidiaries, on the other hand (individually and collectively, the “Seller Group”), as applicable, for purposes of rendering opinions regarding the Intended Tax Treatment and other tax matters in connection with the Transactions (clauses (i) and (ii), collectively, the “Tax Officer’s Certificates”), at such time or times as may be reasonably requested by counsel to Purchaser or counsel to the Seller Group, including in connection with the Closing and any filing with the SEC. Any opinion to be delivered by counsel to the Seller Group shall be limited to addressing (a) qualification of the Transactions as an exchange governed by Section 351 of the Code and/or (b) the accuracy of any tax disclosure statements addressed directly to holders of equity securities of the Company (or any other matters the SEC specifically requests that the Seller Group provide an opinion with respect to). For the avoidance of doubt, any tax opinions to be delivered by counsel to Purchaser or counsel to the Seller Group shall not be a condition to Closing under this Agreement.

Section 11.06 Confidentiality; Publicity.

(a) Purchaser acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby.

(b) None of Purchaser, the Company, Blocker or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company, Blocker, or Purchaser, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Purchaser, the Company or Blocker, as applicable, shall use their commercially reasonable efforts to obtain such consent with respect to such announcement or communication with the other Party, prior to announcement or issuance; provided, however, that, subject to this Section 11.06, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided, further, that subject to Section 8.02 and this Section 11.06, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent. Notwithstanding the foregoing, any Party may make statements that are consistent with previous public releases made by such Party in compliance with this Section 11.06(b).

Section 11.07 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, at the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and Liabilities contemplated by this Agreement and the transactions contemplated hereby.

Section 11.08 Stockholder Agreement and Registration Rights Agreement. At or prior to the Closing, each of the parties thereto shall execute and deliver to the other Parties the Stockholder Agreement and the Registration Rights Agreement, as applicable.

Section 11.09 Board of Directors. Each of the Company, Blocker and Purchaser shall take, or cause to be taken, the actions set forth in this Section 11.09 prior to the Closing:

(a) The Company, Blocker, New PubCo and Purchaser shall (i) cause each individual serving and not continuing as a member of the board of directors of the Company, Blocker, New PubCo and Purchaser to resign from such position, effective upon the Effective Time, and (ii) elect or otherwise cause the individuals designated on Schedule 11.09 of the Company Schedules to comprise the entire board of directors of each of the Company, Blocker, New PubCo and Purchaser, effective upon the Effective Time; provided, that the board of directors as so constituted shall comply with applicable rules concerning director independence required by the SEC and the rules and listing standards of NASDAQ and any other Laws or requirements of a Governmental Authority applicable to members of the board of directors of the Company.

(b) The Company, Blocker, New PubCo and Purchaser shall (i) cause each individual serving and not continuing as an officer of the Company, Blocker, New PubCo and Purchaser to resign from such position, effective upon the Effective Time, and (ii) appoint or otherwise cause to be appointed each individual serving as an officer of the Company immediately prior to the Effective Time as a corresponding officer of the Company, Blocker, New PubCo and Purchaser, effective upon the Effective Time.

(c) Each of the Company, Blocker, New PubCo and Purchaser shall cause such individuals to, and such Persons shall, comply and cooperate with and satisfy all requests and requirements made by any Governmental Authority in connection with the foregoing, including by furnishing all requested information, providing reasonable assistance in connection with the preparation of any required applications, notices and registrations and requests and otherwise facilitating access to and making individuals available with respect to any discussions or hearings. In the event an individual designated in accordance with Section 11.09(a) does not satisfy any requirement of a Governmental Authority to serve as a director, then (x) there shall be no obligation to appoint such individual pursuant to Section 11.09(a) and (y) the Company, Blocker, New PubCo or Purchaser, as applicable, shall be entitled to designate a replacement director in lieu of such person; provided, further, that in no event shall Closing be delayed or postponed in connection with or as a result of the foregoing.

Section 11.10 Foreign Stock Record. New PubCo hereby confirms and agrees that (a) all New PubCo Common Stock held by all BTO Entities will be deemed to be first in time registered on New PubCo’s foreign stock record for purposes of Article V of the New PubCo Bylaws and Article X of the New PubCo Charter, (b) New PubCo shall take all actions reasonably necessary to (i) cause all New PubCo Common Stock held by any BTO Entities to be registered first in time on New PubCo’s foreign stock record under Article V of the New PubCo Bylaws and Article X of the New PubCo Charter prior to registering any New PubCo Common Stock held by any other Person on New PubCo’s foreign stock record and (ii) until requested in writing by any BTO Entity to be removed from New PubCo’s foreign stock record, ensure that all New PubCo Common Stock held by any BTO Entities remain registered first in time on New PubCo’s foreign stock record under Article V of the New PubCo Bylaws and Article X of the New PubCo Charter, and (c) take all actions to ensure that the voting rights of New PubCo Common Stock held by the BTO Entities will not be suspended under Article V of the New PubCo Bylaws and Article X of the New PubCo Charter.

ARTICLE XII

CONDITIONS TO OBLIGATIONS

Section 12.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a) HSR Act; Other Competition Filings. Any consent, approval or clearance with respect to, or terminations or expiration of any applicable waiting period(s) (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the FTC and/or the DOJ, as applicable) imposed under the HSR Act in respect of the Transactions shall have been obtained, shall have been received or shall have been expired or terminated, as the case may be.

(b) Regulatory Approvals. All required consents and approvals from the Regulatory Consent Authorities set forth on Schedule 12.01(b) of the Company Schedules shall have been obtained.

(c) No Prohibition. There shall not be in force any Governmental Order or Law enjoining or prohibiting the consummation of the Transactions.

(d) Net Tangible Assets. Purchaser shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after Purchaser Shareholder Redemption.

(e) Shareholder Approval. The approval of Purchaser Shareholder Matters and the Written Consent of the Company shall have been obtained.

(f) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(g) NASDAQ. The (i) shares of New PubCo Common Stock and (ii) New PubCo Warrants to be issued in respect of Purchaser Public Warrants, in each case, in connection with the Transactions, shall have been approved for listing on NASDAQ, subject only to official notice of issuance thereof.

Section 12.02 Additional Conditions to Obligations of Purchaser Parties. The obligations of Purchaser Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Purchaser:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company Parties, as applicable, contained in Section 5.01 (Organization of the Company), Section 5.03 (Due Authorization), and Section 5.24 (Brokers’ Fees) (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of the Company contained in Section 5.23(a) (No Material Adverse Effect) shall be true and correct in all respects as of the Closing Date.

(iii) Each of the representations and warranties of the Company Parties contained in Article V (other than the Specified Representations and the representations and warranties of the Company contained in Section 5.06 (Current Capitalization) and Section 5.23(a) (Absence of Changes)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, where the failure of such representations and warranties to be so true and correct, has not had a Material Adverse Effect.

(iv) The representations and warranties of the Company contained in Section 5.06 (Current Capitalization) shall be true and correct other than with respect to de minimis inaccuracies, as of the Closing Date, as though then made.

(v) Each of the representations and warranties of the Blocker contained in Section 7.01 (Organization of Blocker) and Section 7.02 (Due Authorization) (collectively, the “Specified Blocker Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(vi) Each of the representations and warranties of Blocker contained in Article VII (other than the Specified Blocker Representations and the representations and warranties of Blocker contained in Section 7.06 (Capitalization, Assets and Liabilities)) shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, where the failure of such representations and warranties to be so true and correct, has not had, and would not reasonably be expected to have, a material adverse effect on the consummation of the Transactions or the ability of Blocker to consummate the Transactions as contemplated by this Agreement.

(vii) The representations and warranties of Blocker contained in Section 7.06 (Capitalization, Assets and Liabilities) shall be true and correct other than with respect to de minimis inaccuracies, as of the Closing Date, as though then made.

(b) Agreements and Covenants. The covenants and agreements of (i) each Company Party in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects, and (ii) Blocker in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Company Officer’s Certificate. The Company shall have delivered to Purchaser a certificate signed by an officer of the Company, dated the Closing Date, certifying that the conditions specified in Section 12.02(a)(i) through Section 12.02(a)(iv) and Section 12.02(b)(i) have been fulfilled.

(d) Blocker Officer’s Certificate. Blocker shall have delivered to Purchaser a certificate signed by an officer of Blocker, dated the Closing Date, certifying that the conditions specified in Section 12.02(a)(v) through Section 12.02(a)(vii) and Section 12.02(b)(ii) have been fulfilled.

(e) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(f) Company FIRPTA Certificate. The Company shall have delivered to New PubCo a duly executed statement dated as of the Closing Date, in accordance with Treasury Regulations Section 1.1445-11T(d)(2), certifying that fifty percent (50%) or more of the value of the gross assets of the Company do not consist of “United States real property interests” within the meaning of Section 897(c) of the Code or that ninety percent (90%) or more of the value of the gross assets of the Company do not consist of “United States real property interests” within the meaning of Section 897(c) of the Code plus “cash or cash equivalents” within the meaning of Treasury Regulations Section 1.1445-11T(d)(1).

(g) Blocker FIRPTA Certificates. Blocker shall have delivered to New PubCo dated as of the Closing Date a certificate issued pursuant to Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3), including the required notice to the U.S. Internal Revenue Service, stating that an interest in Blocker is not a “United States real property interest” within the meaning of Section 897(c) of the Code.

Section 12.03 Additional Conditions to the Obligations of the Company Parties and Blocker. The obligation of the Company Parties and Blocker to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company.

(a) Representations and Warranties.

(i) Each of the representations and warranties of Purchaser contained in Article VI (other than the representations and warranties of Purchaser contained in Section 6.13 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse impact on Purchaser or prevent or materially delay or impair the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(ii) The representations and warranties of Purchaser contained in Section 6.13 (Capitalization) shall be true and correct other than with respect to de minimis inaccuracies, as of the Closing Date, as though then made.

(b) Agreements and Covenants. The covenants and agreements of Purchaser in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. Purchaser shall have delivered to the Company a certificate signed by an officer of Purchaser, dated the Closing Date, certifying that the conditions specified in Section 12.03(a) and Section 12.03(b) have been fulfilled.

(d) Sponsor Agreement. Each of the covenants of each of the parties to the Sponsor Agreement required under the Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(e) Registration Rights Agreement and Stockholder Agreement. New PubCo shall have delivered to the Company executed copies of the Registration Rights Agreement and Stockholder Agreement.

Section 12.04 Frustration of Conditions. Neither Purchaser Parties nor any of the Company Parties nor Blocker may rely on the failure of any condition set forth in this Article XII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the conditions of the other Party to be satisfied, as required by Section 11.02.

ARTICLE XIII

TERMINATION/EFFECTIVENESS

Section 13.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company and Purchaser;

(b) prior to the Closing, by written notice to the Company from Purchaser if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 12.02(a) or Section 12.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Purchaser provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Purchaser of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before January 26, 2023 (the “Termination Date”) (provided, that if Purchaser obtains the approval of its stockholders for an Extension, Purchaser or the Company shall have the right by providing written notice thereof to the other Party to extend the Termination Date for an additional period equal to the shortest of (a) two (2) additional months, (b) the period ending on the last date for Purchaser to consummate its Business Combination pursuant to such Extension, (c) such period as mutually agreed by Purchaser and the Company as the earliest practicable date for consummation of the Transactions and (d) the period ending on the date on which the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation); provided, that, the right to terminate this Agreement under subsection (i) or (ii) shall not be available if Purchaser’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c) prior to the Closing, by written notice to Purchaser from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, such that the conditions specified in Section 12.03(a) or Section 12.03(b) would not be satisfied at the Closing (a “Terminating Purchaser Breach”), except that, if any such Terminating Purchaser Breach is curable by Purchaser through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Purchaser of notice from the Company of such breach, but only as long as Purchaser continues to exercise such commercially reasonable efforts to cure such Terminating Purchaser Breach (the “Purchaser Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Purchaser Breach is not cured within Purchaser Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (i) or (ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(d) by written notice to Purchaser from the Company if the Purchaser Shareholder Matters are not approved by the Purchaser Shareholders at the Special Meeting (subject to any adjournment, postponement or recess of the meeting);

(e) by written notice from Purchaser to the Company if the Company fails to deliver to Purchaser the Written Consent within twenty-four (24) hours following the execution of this Agreement in accordance with Section 11.02(b); or

(f) by written notice from the Company to Purchaser if there has been a Modification in Recommendation pursuant to Section 11.03(b).

Section 13.02 Effect of Termination. Except as otherwise set forth in this Section 13.02 or Section 14.13, in the event of the termination of this Agreement pursuant to Section 13.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees, stockholders, or equityholders other than liability of any Party for any fraud or Willful Breach of this Agreement by such Party occurring prior to such termination. The term “Willful Breach” means a Party’s material breach of any of its representations or warranties as set forth in this Agreement, or such Party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such Party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement. The provisions of

Section 8.03 (No Claim Against the Trust Account), Section 11.06 (Confidentiality; Publicity), this Section 13.02 (Effect of Termination) and Article XIV (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XIV

MISCELLANEOUS

Section 14.01 Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 14.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 14.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to Purchaser, any of the Merger Subs or, prior to the Closing, New PubCo:

Jack Creek Investment Corp

386 Park Avenue South, FL 20

New York, NY 10016

Attn: Tariq Khan; Lauren Ores

E-mail: tkhan@kshcapital.com; lores@kshcapital.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn: Jaclyn L. Cohen; Michael E. Lubowitz

E-mail: jackie.cohen@weil.com; michael.lubowitz@weil.com

(b)	If to any of the Company Parties, any of the Surviving Companies or, after the Closing, New PubCo:

c/o Bridger Aerospace Group Holdings

90 Aviation Lane

Belgrade, MT 59714

Attn: James Muchmore

E-mail: james@bridgeraerospace.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

787 7th Ave

New York, NY 10019

Attn: Geoffrey Levin; Joshua DuClos

E-mail: glevin@sidley.com; jduclos@sidley.com

(c)	If to Blocker:

c/o Blackstone Inc.

345 Park Avenue

New York, New York 10154

Attn: Tactical Opportunities

Email: TacOppsOperations@Blackstone.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

1999 Avenue of the Stars, 6th Floor

Los Angeles, CA 90067

Attention: David Antheil

E-mail: dantheil@akingump.com

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 14.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, that the Company may delegate the performance of its obligations or assign its rights hereunder in part or in whole to any Affiliate of the Company or the Company, as applicable, so long as the Company remains fully responsible for the performance of the delegated obligations. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 14.03 shall be null and void, ab initio.

Section 14.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Purchaser (and their successors, heirs and representatives) and each of their respective Indemnitee Affiliates are intended third-party beneficiaries of, and may enforce, Section 8.07 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, equityholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 14.14 and Section 14.15.

Section 14.05 Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated if the Transactions are not consummated, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, New PubCo and its subsidiaries shall bear and pay, at or promptly after Closing, the Company Transaction Expenses and all of the other transaction expenses incurred in connection with this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby, including but not limited to, fees and expenses of counsel, accountants, consultants, advisors, investment bankers and financial advisors of each of Purchaser and the Company.

Section 14.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 14.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 14.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

Section 14.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the other Transaction Agreements and that certain Letter Agreement, dated as of February 8, 2022, by and between the Company and Purchaser (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 14.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by all Parties and which makes reference to this Agreement. The approval of this Agreement by the equityholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 13.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 14.10.

Section 14.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 14.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 14.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any

Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 13.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any Transaction Agreement in accordance with this Section 14.13 shall not be required to provide any bond or other security in connection with any such injunction. Without limiting the generality of the foregoing, Purchaser acknowledges and agrees that any the Company Party may, without breach of this Agreement, with respect to any Transaction Agreement to which such the Company Party is a party, institute or pursue an Action directly against the counterparty(ies) to such Transaction Agreement seeking, or seek or obtain a court order against the counterparty(ies) to such Transaction Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Transaction Agreement.

Section 14.14 Non-Recourse. Subject in all respect to the last sentence, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party hereto (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, equityholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of any of the Company Parties, Blocker or Purchaser Parties under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 14.14 shall limit, amend or waive any rights of any party to any Transaction Agreement.

Section 14.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and instead shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing (including, for the avoidance of doubt Section 11.05(b)) and (b) this Article XIV.

Section 14.16 Acknowledgements.

(a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company Parties; (iii) Purchaser Representations constitute the sole and exclusive representations and warranties of Purchaser Parties; (iv) Blocker Representations constitute the sole and exclusive representations and warranties of Blocker; (v) except for the Company Representations by the Company Parties, Purchaser Representations by Purchaser Parties and Blocker

Representations by Blocker, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (vi) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company Parties, the Purchaser Representations by Purchaser and the Blocker Representations by Blocker. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, Purchaser understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except for the Company Representations by the Company Parties or as provided in any certificate delivered in accordance with Section 12.02(c), with all faults and without any other representation or warranty of any nature whatsoever.

(b) Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 14.16. Notwithstanding anything herein to the contrary, nothing in this Section 14.16(b) shall preclude any Party from seeking any remedy for actual and intentional fraud by a Party solely and exclusively with respect to the making of any representation or warranty by it in Article V, Article VI or Article VII (as applicable). Each Party shall have the right to enforce this Section 14.16 on behalf of any Person that would be benefitted or protected by this Section 14.16 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 14.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any other Transaction Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

JACK CREEK INVESTMENT CORP.
By:	/s/ Robert F. Savage
Name:	Robert F. Savage
Title:	Chief Executive Officer

WILDFIRE NEW PUBCO, INC.
By:	/s/ Robert F. Savage
Name:	Robert F. Savage
Title:	President

WILDFIRE MERGER SUB I, INC.
By:	/s/ Robert F. Savage
Name:	Robert F. Savage
Title:	President

WILDFIRE MERGER SUB II, INC.
By:	/s/ Robert F. Savage
Name:	Robert F. Savage
Title:	President

WILDFIRE MERGER SUB III, LLC

MEMBER:

WILDFIRE NEW PUBCO, INC.
By:	/s/ Robert F. Savage
Name:	Robert F. Savage
Title:	President

WILDFIRE GP SUB IV, LLC

MEMBER:

WILDFIRE NEW PUBCO, INC.
By:	/s/ Robert F. Savage
Name:	Robert F. Savage
Title:	President

BTOF (GRANNUS FEEDER) – NQ L.P.

By: Blackstone Tactical Opportunities Associates – NQ L.L.C., its general partner
By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Authorized Person

BRIDGER AEROSPACE GROUP HOLDINGS, LLC
By:	/s/ Timothy Sheehy
Name:	Timothy Sheehy
Title:	Chief Executive Officer

Annex B

August 3, 2022

Jack Creek Investment Corp.

386 Park Avenue South, 20th Floor

New York, NY 10016

RE: Sponsor Agreement

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among Jack Creek Investment Corp., a Cayman Islands exempted company (“Purchaser”), Wildfire New PubCo, Inc., a Delaware corporation and direct, wholly owned subsidiary of Purchaser (“New PubCo”), Wildfire Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of New PubCo, Wildfire Merger Sub II, Inc., a Delaware corporation and direct, wholly owned subsidiary of New PubCo, Wildfire Merger Sub III, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of New PubCo, Wildfire GP Sub IV, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of New PubCo, BTOF (Grannus Feeder) – NQ L.P., a Delaware limited partnership, and Bridger Aerospace Group Holdings, LLC, Delaware limited liability company (the “Company”). This letter agreement (this “Letter Agreement”) is being entered into and delivered by Purchaser, New PubCo, JCIC Sponsor LLC, a Cayman Islands exempted limited partnership (the “Sponsor”) and each of the undersigned directors and officers of Purchaser (together with the Sponsor, the “Sponsor Persons”), in connection with the Transactions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, New PubCo, Purchaser and the Sponsor Persons hereby agree as follows:

1.

The Sponsor represents and warrants that it holds 8,550,000 shares of the issued and outstanding Class B ordinary shares, par value $0.0001 per share, of Purchaser (the “Purchaser Class B Common Stock”), as of the date of this Letter Agreement. The Sponsor Persons (excluding the Sponsor) represent and warrant that they collectively hold 75,000 shares of the issued and outstanding Purchaser Class B Common Stock, as of the date of this Letter Agreement. The Sponsor Persons represent and warrant that, as of the date hereof, there are 8,625,000 shares of Purchaser Class B Common Stock issued and outstanding.

2.

Each Sponsor Person agrees that if Purchaser seeks shareholder approval of the Merger Agreement and the Transactions (including, if applicable, any Extension), then, in connection therewith, such Sponsor Person shall (i) appear at the Special Meeting (or any other meeting of the holders of Purchaser Ordinary Shares called in connection with such matters) or otherwise cause any Purchaser Ordinary Shares owned by it, him or her to be counted as present thereat for the purpose of establishing a quorum, (ii) vote or cause to be voted at the Special Meeting (or any other meeting of the holders of Purchaser Ordinary Shares called in connection with such matters) all of the Purchaser Ordinary Shares held by it, him or her in favor of the Merger Agreement and the Transactions (including each of the Purchaser Shareholder Matters and, if applicable, any Extension and any other proposals recommended by Purchaser’s Board of Directors in connection with such matters) and (iii) not redeem any such Purchaser Ordinary Shares held by it, him or her.

3.

Subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 12.01, 12.02 and 12.03 of the Merger Agreement, effective immediately prior to the Closing, each Sponsor Person hereby waives, in accordance with Section 17.4 of the Memorandum and Articles, any and all rights that any holder of Purchaser Class B Common Stock has or will have under Section 17.3 of the Memorandum and Articles to receive, with respect to each share of Purchaser Class B Common Stock held by such Sponsor Person, more than one (1) share of New PubCo Common Stock upon automatic conversion of such shares of Purchaser Class B Common Stock in accordance with the Memorandum and Articles in connection with the consummation of the Transactions. Without limitation of the foregoing, upon the consummation of the Transactions, each Sponsor Person hereby acknowledges and agrees that pursuant to the Merger Agreement, each share of Purchaser Class B Common Stock shall automatically convert into one (1) share of New PubCo Common Stock.

4.

Upon and subject to the Closing, a number of shares of Purchaser Class B Common Stock owned by the Sponsor (the “Sponsor Shares”) equal to the sum of (a) 8,550,000 minus the number of Available Sponsor Shares (as defined below), and (b) if the amount remaining in the Trust Account is less than $20,000,000 after deducting all amounts payable in respect of Purchaser Class A Ordinary Shares submitted for redemption in connection with the consummation of the Transactions, (i) the excess of Purchaser Transaction Expenses (as defined below) over $6,500,000, if any, divided by (ii) $10.00, shall be forfeited by the Sponsor effective as of immediately prior to the Closing.

5.

Upon and subject to the Closing, an aggregate amount of 20% of the Available Sponsor Shares (the “Sponsor Earnout Shares”) shall become subject to potential forfeiture if the applicable Triggering Event does not occur during the Earnout Period, with such Sponsor Earnout Shares vesting (and therefore no longer subject to forfeiture), if at all, in accordance with paragraph 8 of this Letter Agreement. Any Sponsor Earnout Shares that remain unvested as of the end of the Earnout Period shall be forfeited by the Sponsor effective as of the end of the Earnout Period.

6.

The holders of the Sponsor Earnout Shares shall not sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of any Sponsor Earnout Shares until the date on which the applicable Triggering Event has occurred; provided, that the Sponsor may distribute the Sponsor Earnout Shares to its members in accordance with its organizational documents and the Registration Rights Agreement.

7.

Any certificates or book entries representing the Sponsor Earnout Shares shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Letter Agreement, and any transfer agent for the shares of New PubCo Common Stock will be given appropriate stop transfer orders that will be applicable until the Sponsor Earnout Shares are vested; provided, however, that upon the vesting of any Sponsor Earnout Shares in accordance with the terms herein, New PubCo shall immediately cause the removal of such legend and direct such transfer agent that such stop transfer orders are no longer applicable. Holders of the Sponsor Earnout Shares shall be entitled to vote such Sponsor Earnout Shares and receive dividends and other distributions in respect thereof prior to the vesting of such Sponsor Earnout Shares in accordance with the terms herein; provided, that any such dividends and other distributions in respect of the Sponsor Earnout Shares that are subject to vesting pursuant to the terms herein shall be set aside by New PubCo and shall only be paid to the holder of such Sponsor Earnout Shares upon the vesting thereof.

8.

A portion of the Sponsor Earnout Shares shall immediately become fully vested and no longer subject to forfeiture upon the occurrence of the Triggering Event applicable to such portion of the Sponsor Earnout Shares during the Earnout Period; provided, however, that each of the Triggering Events described in clauses (i) and (ii) of the definition of “Triggering Event” shall occur only once, if at all.

9.

If New PubCo at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of the New PubCo Charter or the New PubCo Bylaws (the “Governing Documents”), scheme, arrangement or otherwise or extraordinary dividend resulting from an asset sale or leveraged recapitalization) the New PubCo Common Stock, the share prices set forth in the definition of “Triggering Event” below shall be equitably adjusted by New PubCo in good faith to take into account such stock split, stock dividend, recapitalization, reorganization, merger, amendment of the applicable Governing Documents, scheme, arrangement or extraordinary dividend or other applicable transaction.

10.

Immediately prior to the consummation of the Transactions, if the balance of the Trust Account formed pursuant to that certain Investment Management Trust Agreement, dated as of January 26, 2021, by and between Purchaser and Continental Stock Transfer & Trust Company (the “Trust Account”) is less than $50,000,000.00, after deducting all amounts payable in respect of Purchaser Class A Ordinary Shares submitted for redemption in connection with the consummation of the Transactions, then immediately prior to Closing, each of Purchaser and Sponsor agree to convert any outstanding loan balance under that certain Promissory Note (the “Promissory Note”), dated as of February 16, 2022, by and between

Purchaser and Sponsor, into a number of Purchaser Class A Ordinary Shares equal to the amount of outstanding loan balance under the Promissory Note divided by $10.00, rounded up to the nearest whole share.

11.	As used herein:

a.

“Available Sponsor Shares” shall mean (i) if the Trust Account is less than or equal to $50,000,000, after deducting all amounts payable in respect of Purchaser Class A Ordinary Shares submitted for redemption in connection with the consummation of the Transactions, 4,275,000 Sponsor Shares and (ii) if the Trust Account is greater than $50,000,000, after deducting all amounts payable in respect of Purchaser Class A Ordinary Shares submitted for redemption in connection with the consummation of the Transactions, a number of Sponsor Shares equal to (A) 8,550,000, multiplied by (B)(1) the amount in the Trust Account after deducting all amounts payable in respect of Purchaser Class A Ordinary Shares submitted for redemption in connection with the consummation of the Transactions, divided by (2) $100,000,000; provided, that, in no event shall the Available Sponsor Shares exceed 8,550,000.

b.

“Change of Control” shall mean any transaction or series of transactions (a) following which a Person or “group” (as defined in the Exchange Act) of Persons (other than New PubCo or any of its Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in New PubCo or any of its Subsidiaries, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which any Person or “group” (as defined in the Exchange Act) of Persons (other than New PubCo or any of its Subsidiaries) has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in New PubCo or any of its Subsidiaries or the surviving Person after such combination or (c) the result of which is a sale of all or substantially all of the assets of New PubCo or any of its Subsidiaries to any Person.

c.

“Common Share Price” shall mean the share price (beginning on the first trading day after the Closing Date) equal to the volume-weighted average closing sale price of one share of New PubCo Common Stock as reported on Nasdaq (or the exchange on which the shares of New PubCo Common Stock are then listed) for a period of at least twenty (20) days out of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into New PubCo Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to New PubCo Common Stock).

d.	“Earnout Period” shall mean the time period beginning on the date immediately following the Closing Date and ending on and including the date of the five (5) year anniversary of the Closing Date.

e.

“Purchaser Transaction Expenses” shall mean the aggregate of fees and expenses for legal counsel, accounting advisors, external auditors and financial advisors incurred by Purchaser in connection with the Transactions prior to Closing, but excluding, for the avoidance of doubt, any deferred underwriting fees.

f.

“Triggering Event” shall mean, (i) with respect to 50% of the Sponsor Earnout Shares, the first date during the Earnout Period on which the Common Share Price is greater than $11.50 (the First Common Share Price Threshold”) and (ii) with respect to the remaining 50% of Sponsor Earnout Shares, the first date during the Earnout Period on which the Common Share Price is greater than $13.00 (the “Second Common Share Price Threshold”); provided, that in the event of a Change of Control during the Earnout Period pursuant to which New PubCo or any of its stockholders receive, or have the right to receive, cash, securities or other property attributing a value of at least

(x) the First Common Share Price Threshold with respect to each share of New PubCo Common Stock (as determined in good faith by the board of directors of New PubCo and, for the avoidance of doubt, such determination shall be made assuming that 50% of the Sponsor Earnout Shares have already vested), then a Triggering Event shall be deemed to have occurred immediately prior to such Change of Control with respect to 50% of the Sponsor Earnout Shares and (y) the Second Common Share Price Threshold with respect to each share of New PubCo Common Stock (as determined in good faith by the board of directors of New PubCo and, for the avoidance of doubt, such determination shall be made assuming that all of the Sponsor Earnout Shares would have already vested), then a Triggering Event shall be deemed to have occurred immediately prior to such Change of Control with respect to the remaining 50% of the Sponsor Earnout Shares.

12.

The Company is an express third party beneficiary of this Letter Agreement entitled to the rights and benefits hereunder and to enforce the provisions hereof as if it was a party hereto. This Letter Agreement may not be amended without the written consent of the Company.

13.

This Letter Agreement, together with the Merger Agreement to the extent referenced herein and the other agreements entered into by the Sponsor Persons in connection with the initial public offering of Purchaser (including, without limitation, that certain letter agreement, dated as of January 26, 2021, among Purchaser and each of the Sponsor Persons), constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, relating to the subject matter hereof.

14.

No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto and the Company, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Letter Agreement shall be binding on the parties hereto and their respective successors and assigns.

15.

This Letter Agreement shall be construed and interpreted in a manner consistent with the provisions of the Merger Agreement. In the event of any conflict between the terms of this Letter Agreement and the Merger Agreement, the terms of the Merger Agreement shall govern. The provisions set forth in Sections 14.01 (Waiver), 14.06 (Governing Law), 14.07 (Captions; Counterparts); 14.10 (Amendments); 14.11 (Severability), 14.12 (Jurisdiction; Waiver of Trial by Jury) and 14.13 (Enforcement) of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Letter Agreement mutatis mutandis.

16.

Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent in the same manner as provided in the Merger Agreement, to:

c/o Jack Creek Investment Corp

386 Park Avenue South, FL 20

New York, NY 10016

Attention: Tariq Khan; Lauren Ores

E-mail: tkhan@kshcapital.com; lores@kshcapital.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Jackie Cohen

Email: jackie.cohen@weil.com

17.	This Letter Agreement shall terminate, and have no further force and effect, if the Merger Agreement is terminated in accordance with its terms prior to the First Effective Time.

[The remainder of this page left intentionally blank.]

Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,

JCIC SPONSOR LLC
By its Manager, KSH CAPITAL LP
Acting by its General Partner
KSH CAPITAL GP LLC

By:	/s/ Robert F. Savage
Name: Robert F. Savage
Title: President

Acknowledged and agreed as of the date of this Letter Agreement:

JACK CREEK INVESTMENT CORP.

By:	/s/ Robert F. Savage

Name: Robert F. Savage
Title: Chief Executive Officer

WILDFIRE NEW PUBCO, INC.

By:	/s/ Robert F. Savage

Name:	Robert F. Savage
Title:	President

[Signature Page to Letter Agreement]

SPONSOR PERSONS:

By:	/s/ Jeffrey E. Kelter
Name:	Jeffrey E. Kelter
Title:	Executive Chairman and
Chairman of the Board of Directors

By:	/s/ Robert F. Savage
Name:	Robert F. Savage
Title:	Chief Executive Officer

By:	/s/ Thomas Jermoluk
Name:	Thomas Jermoluk
Title:	President, Director

By:	/s/ James H. Clark
Name:	James H. Clark
Title:	Chief Technology Officer

By:	/s/ Lauren D. Ores
Name:	Lauren D. Ores
Title:	Chief Financial Officer

By:	/s/ Heather Hartnett
Name:	Heather Hartnett
Title:	Director

By:	/s/ Samir Kaul
Name:	Samir Kaul
Title:	Director

By:	/s/ Richard Noll
Name:	Richard Noll
Title:	Director

[Signature Page to Letter Agreement]

Annex C

FORM OF STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of [•], 2022, by and among Bridger Aerospace Group Holdings, Inc. (f/k/a Wildfire New PubCo, Inc.), a Delaware corporation (the “Corporation”), and the Stockholders (as defined below) listed on Schedule A hereto.

WHEREAS, as of the date hereof, the Stockholders beneficially own (as defined below) outstanding shares of Common Stock (as defined below) of the Corporation; and

WHEREAS, the Corporation and the Stockholders wish to set forth herein certain understandings between such parties, including with respect to certain governance and other matters, in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth, the parties hereto hereby agree as follows:

Section 1 Definitions; Interpretation.

(a) Definitions. As used herein, the following terms shall have the following respective meanings:

“Affiliate” means, as to any Person, any other Person or entity who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For the avoidance of doubt, any investment vehicle controlled by or under common control with any of the BTO Entities shall be deemed to be an Affiliate of such BTO Entities. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. Notwithstanding the foregoing, the Corporation and its Subsidiaries and other controlled Affiliates of the Corporation shall not be considered Affiliates of any Stockholder or any of such Stockholder’s Affiliates (except the Corporation and its Subsidiaries and other controlled Affiliates of the Corporation shall be Affiliates of each other). The term “Affiliated” shall have a meaning correlative to the foregoing.

“Agreement” has the meaning set forth in the Preamble.

“beneficial ownership” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “beneficially own” and “beneficial owner” shall have correlative meanings.

“Board” means the board of directors of the Corporation.

“BTO Entities” means (a) Blackstone Inc. or any Affiliate thereof, or (b) any entity, investment vehicle, account or fund that is directly or indirectly owned, managed or controlled by or under common control or ownership with Blackstone Inc. or any Affiliate thereof (including Blackstone Tactical Opportunities Advisors L.L.C.).

“BTO Participation Portion” means, as of the date of the relevant Participation Notice, a portion equal to a fraction, the numerator of which is the aggregate number of shares of Common Stock owned by the BTO Stockholder and any other BTO Entity as of the date of the relevant Participation Notice (excluding any shares of Stock acquired by any BTO Stockholder and any other BTO Entity after the Closing other than shares acquired due to acceptance of a Participation Notice) and the denominator of which is the total number of outstanding shares of Common Stock owned by all stockholders of the Corporation as of the date of the relevant Participation Notice.

“BTO Stockholder” means [BTO Grannus Holdings C L.P., Blackstone Tactical Opportunities Associates – NQ L.L.C., BTO Grannus Holdings III – NQ LLC, Blackstone Tactical Opportunities Fund—FD LP and Blackstone Family Tactical Opportunities Investment Partnership III—NQ—ESC LP]2 and each of their respective Affiliates.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“Bylaws” means the Amended and Restated Bylaws of the Corporation, as amended from time to time.

“Charter” means the Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time.

“Closing” means the “Closing” as defined in the Merger Agreement.

“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation and any stock into which such common stock may hereafter be changed or converted, or for which such common stock may be exchanged, and shall also include any other class of common stock of the Corporation hereafter authorized.

“Corporation” has the meaning set forth in the Preamble.

“Encumbrance” means any charge, claim, community or other marital property interest, right of first option, right of first refusal, mortgage, pledge, hypothecation, lien or other encumbrance (except as resulting from the express terms of this Agreement).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Founder” means, collectively, Bridger Element LLC and its equityholders.

“Founder Stockholder” means any Founder that beneficially owns, directly or indirectly, any shares of Stock.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of August [•], 2022, by and among Jack Creek Investment Corp., a Cayman Islands exempted company, the Corporation (f/k/a Wildfire New PubCo, Inc.), a Delaware corporation, Wildfire Merger Sub I, Inc., a Delaware corporation, Wildfire Merger Sub II, Inc., a Delaware corporation, Wildfire Merger Sub III, LLC, a Delaware limited liability company, Wildfire GP Sub IV, LLC, a Delaware limited liability company, BTOF (Grannus Feeder) – NQ L.P., a Delaware limited partnership, and Bridger Aerospace Group Holdings, LLC, a Delaware limited liability company.

“Necessary Action” means, with respect to any party and a specified result, all actions (to the extent such actions are not prohibited by applicable law, Section 2.1 of the Bylaws or the extent of any changes in stock exchange rules made effective after the date hereof, and do not directly conflict with any rights expressly granted to such party in this Agreement, the Merger Agreement or the lock-up agreements) within such party’s control reasonably necessary and desirable to cause such specified result, including (a) voting or providing proxy with respect to a Stockholder’s shares of Stock (or any other voting securities, if any) whether at any annual or special meeting or otherwise, (b) causing the adoption of stockholders’ resolutions and amendments to the Charter, Bylaws or equivalent governing document, and (c) executing agreements and instruments necessary to achieve such specified result.

[2]	Note to Draft: To be updated based on blocker restructuring.

“New Security” means, collectively, equity securities (or any securities convertible into or exercisable or exchangeable for equity securities) of the Corporation or any of its Subsidiaries.

“Person” shall be construed broadly and shall include an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity or a governmental entity.

“Post-Closing Issuance” means any issuance of New Securities to any Person (excluding the Corporation or any of its Subsidiaries), in each case, after the Closing by the Corporation or any of its Subsidiaries.

“SEC” means the U.S. Securities and Exchange Commission or any successor governmental agency.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Sponsor Stockholder” means JCIC Sponsor LLC.

“Stock” means (i) the outstanding shares of Common Stock, (ii) any additional shares of Common Stock that may be issued in the future and (iii) any shares of capital stock of the Corporation into which such shares may be converted or for which they may be exchanged.

“Stockholders” means each of the BTO Stockholders, Founder Stockholders and Sponsor Stockholder.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such entity.

Any capitalized term used in any Section of this Agreement that is not defined in this Section 1(a) shall have the meaning ascribed to it in such other Section.

(b) Rules of Construction. For all purposes of this Agreement, unless otherwise expressly provided: (i) “own,” “ownership,” “held” and “holding” refer to direct or indirect beneficial ownership; (ii) the headings and captions of this Agreement are for convenience of reference only and shall not define, limit or otherwise affect any of the terms hereof; (iii) whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural; (iv) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; (v) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (vi) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vii) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (viii) the phrase “Section 2.1 of the Bylaws” shall be deemed to refer to Section 2.1 of the Bylaws (as in effect on the date hereof); and (ix) the term “or” means “and/or.”

Section 2 Rule 144.

The Corporation covenants that so long as the Common Stock is registered pursuant to Section 12(b), Section 12(g) or Section 15(d) of the Exchange Act, it will file any and all reports required to be filed by it under the Securities Act and the Exchange Act (including Sections 13(a) or 15(d) of the Exchange Act). The Corporation further covenants it will make publicly available such necessary information to permit sales pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act) and that it will take such further action as the Stockholders may reasonably request, all to the extent required from time to time to enable the Stockholders to sell shares of Common Stock without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, Rule 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC, including providing any customary legal opinions.

Section 3 Board of Directors.

(a) Election of Directors. The Corporation shall take all action within its power to cause all nominees nominated pursuant to Section 3(b), to be included in the slate of nominees recommended by the Board to the Corporation’s stockholders for election as directors at each annual meeting of the stockholders of the Corporation (and/or in connection with any election at a special meeting of the stockholders of the Corporation at which directors are elected) (including, without limitation, at every adjournment or postponement of any such meeting of Corporation stockholders), and the Corporation shall use all reasonable best efforts to cause the election of each such nominee, including soliciting proxies in favor of the election of such nominees, in each case subject to applicable law, Section 2.1 of the Bylaws and the extent of any changes in stock exchange rules made effective after the date hereof. The Corporation’s obligations to have any designee nominated pursuant to Section 3(b) appointed to the Board or nominate any such designee for election as a director at any meeting of the Corporation’s stockholders pursuant to this Section 3, as applicable, shall in each case be subject to such designee’s satisfaction of all applicable requirements under applicable law, Section 2.1 of the Bylaws and the extent of any changes in stock exchange rules made effective after the date hereof. The BTO Stockholders will instruct each of their designees to make himself or herself reasonably available for interviews and to consent to such reference and background checks or other investigations and provide such information as the Board may reasonably request to determine such designee’s eligibility and qualification to serve as a director of the Board. So long as this Agreement remains in effect, in addition to any requirement of the Charter, Bylaws or the Delaware General Corporation Law, as amended, the size of the Board shall not be increased above nine (9) directors without affirmative vote of at least one (1) director nominated by the BTO Stockholders pursuant to Section 3(b)(i) or Section 3(d)(i), as applicable. Until the earlier to occur of (x) such time as the BTO Stockholders shall have provided written notice to the Corporation and the Founding Stockholders expressly relinquishing the obligations of the BTO Stockholders and Founder Stockholders set forth in this sentence or (y) such time as this Agreement shall have been terminated pursuant to Section 7, each of the BTO Stockholders and Founder Stockholders shall take all Necessary Action to effect the appointment of the directors nominated or designated by the BTO Stockholders pursuant to Section 3(b)(i) or Section 3(d)(i).

(b) Nomination of Directors.

(i) Following the Closing, the BTO Stockholders, collectively, shall have the right, but not the obligation, to nominate for election to the Board: (A) up to two (2) directors, for so long as the BTO Entities collectively beneficially own (directly or indirectly) at least 10% of the outstanding Stock; and (B) one (1) director, for so long as the BTO Entities collectively beneficially own (directly or indirectly) less than 10% of the outstanding Stock, but at least 33% of the shares of Stock held by the BTO Entities as of the Closing. At such time that the BTO Stockholders are no longer entitled to designate one or both of their director nominees pursuant to the immediately preceding sentence, the BTO Stockholders shall promptly cause one or both such designees, as applicable, to offer to resign from the Board; provided, that the BTO Stockholders shall not be required to cause the two (2) director designees identified in the immediately following sentence to offer to resign from the Board. As of the date of this Agreement, the two (2) director designees of the BTO Stockholders shall initially be Debra Coleman (who shall be a Class II director of the Corporation) and Todd Hirsch (who shall be a Class III director of the Corporation).

(ii) Notwithstanding anything contained in Section 3(b)(i) to the contrary, the BTO Stockholders shall have the right (but not the obligation) to relinquish the rights under Section 3(b)(i) by providing written notice to the Corporation expressly relinquishing the rights set forth in Section 3(b)(i).

(c) Election of Directors.

(i) The Corporation shall take all action within its power to cause all nominees nominated pursuant to Section 3(b) to be included in the slate of nominees recommended by the Board to the Corporation’s stockholders for election as directors at each annual meeting of the stockholders of the Corporation (and/or in connection with any election at a special meeting of the stockholders of the Corporation), and the Corporation shall use all reasonable best efforts to cause the election of each such nominee, including soliciting proxies in favor of the election of such nominees, in each case subject to applicable law, Section 2.1 of the Bylaws and the extent of any changes in stock exchange rules made effective after the date hereof.

(ii) For so long as any of the BTO Stockholders are entitled to nominate any directors pursuant to Section 3(b), the Corporation shall notify the BTO Stockholders, in writing of the date on which proxy materials are expected to be mailed by the Corporation in connection with an election of directors at an annual or special meeting of the stockholders (and the Corporation shall deliver such notice at least 60 days (or such shorter period to which the BTO Stockholders consent in writing) prior to such expected mailing date or such earlier date as may be specified by the Corporation reasonably in advance of such earlier delivery date on the basis that such earlier delivery is necessary so as to ensure that such nominee may be included in such proxy materials at the time such proxy materials are mailed). The Corporation shall provide the BTO Stockholders with a reasonable opportunity to review and provide comments on any portion of the proxy materials relating to the nominees of the BTO Stockholders or the rights and obligations provided under this Agreement and to discuss any such comments with the Corporation. The Corporation shall notify the BTO Stockholders of any opposition to a BTO Stockholder nominee, sufficiently in advance of the date on which such proxy materials are to be mailed by the Corporation in connection with such election of directors so as to enable the BTO Stockholders to propose a replacement nominee, if necessary, in accordance with the terms of this Agreement, and the BTO Stockholders shall have 10 Business Days to designate a replacement nominee.

(iii) For so long as any of the BTO Stockholders are entitled to nominate any directors pursuant to Section 3(b), no later than the latest date specified in or permitted by the Bylaws for stockholder director nominations for that year’s annual meeting of stockholders, the BTO Stockholders shall provide the Board with the BTO Stockholders’ nominee(s), as the case may be, along with any other information reasonably requested by the Board to evaluate the suitability of such candidate(s) for directorship; provided that in no event shall the BTO Stockholders be required to provide any such notice of its nominees with respect to any director that is then currently serving on the Board and that has not provided notice in writing to the Corporation of his or her decision not to stand for re-election at that year’s annual meeting; provided, further, in no event will the failure to so timely nominate any BTO Stockholder director, in accordance with the terms of this Section 3(c)(iii) or the Bylaws impair, restrict or limit the rights of the BTO Stockholders under this Agreement or the Corporation’s obligation to nominate such directors at any meeting of stockholders. With respect to any nominees of the BTO Stockholders, the BTO shall use their respective reasonable best efforts to ensure that any such nominee(s) substantially satisfy all reasonable stated criteria and guidelines for director nominees of the Corporation (it being understood and agreed that each of the initial directors nominated by the BTO Stockholders meet such criteria) and be in compliance with applicable federal securities laws and the extent of any changes in applicable stock exchange requirements made effective after the date hereof on which the Corporation’s Common Stock may then be listed. The Corporation shall be entitled to rely on any written direction from the BTO Stockholders regarding nominee(s) on behalf of the BTO Entities pursuant to this Agreement without further action by the Corporation.

(iv) Until such time this Agreement shall have been terminated pursuant to Section 7 or, in the case of BTO Stockholders only, the BTO Stockholders shall have relinquished their rights under Section 3(b)(i) by proper delivery of a notice under Section 3(b)(ii), each of the Stockholders hereby agrees with the Corporation to vote all shares of Common Stock owned by such applicable Stockholder in favor of the slate of directors nominated by or at the direction of the Board or a duly authorized committee thereof in connection with each vote taken in connection with the election of directors to the Board, and each of the Stockholders agrees with the Corporation not to seek to remove or replace a designee of the BTO Stockholders or any of Matthew Sheehy, Timothy Sheehy or McAndrew Rudisill (to the extent any such individuals are nominated by or at the direction of the Board or a duly authorized committee thereof in connection with each vote taken in connection with the election of directors to the Board). For the avoidance of doubt, the covenants contained in this clause (iv) are made by each of the Stockholders solely to the Corporation, and not to each other Stockholder a party hereto.

(d) Replacement of Directors.

(i) In the event that a vacancy is created at any time by the death, disqualification, resignation or removal of a director nominated by the BTO Stockholders pursuant to Section 3(b)(i), or designated pursuant to this Section 3(d)(i), provided the BTO Stockholders are entitled to designate such director seat pursuant to Section 3(b)(i) at such time, the BTO Stockholders, collectively, shall have the right to designate a replacement to fill such vacancy, and if the BTO Stockholders collectively exercise such right, the Board shall use all reasonable best efforts to cause such designee to be promptly appointed to the Board to fill such vacancy, subject to applicable law, Section 2.1 of the Bylaws and the extent of any changes in stock exchange rules made effective after the date hereof.

(e) Removal of Directors.

(i) Upon the written request of the BTO Stockholders representing a majority of the Stock held by the BTO Stockholders, collectively, seeking to remove and/or replace a director nominated by the BTO Stockholders pursuant to Section 3(b)(i), or designated pursuant to Section 3(d)(i), the Corporation shall use reasonable best efforts to cooperate with such request, including (if necessary) to promptly call a special meeting of the stockholders of the Corporation; provided that such replacement director satisfies all applicable SEC and stock exchange requirements (other than with respect to independence).

(f) Committees.

(i) For so long as the BTO Stockholders have the right to nominate one or more directors pursuant to Section 3(b)(i) or designate one or more directors pursuant to Section 3(d)(i), the Board shall use reasonable best efforts to cause any committee of the Board to include in its membership at least one director nominated by the BTO Stockholders pursuant to Section 3(b)(i) or designated pursuant to Section 3(d)(i); provided that such individual satisfies all applicable SEC and stock exchange requirements.

(ii) For so long as the Founder Stockholders collectively beneficially own (directly or indirectly) at least 10% of the outstanding Stock, the Founder Stockholders shall have the right, but not the obligation, to appoint the Chairperson of both the Compensation Committee and the Nominating and Corporate Governance Committees of the Board and the Board shall use reasonable best efforts to cause such appointments; provided that such individuals satisfy all applicable SEC and stock exchange requirements.

(g) No Limitation. The provisions of this Section 3 are intended to provide the BTO Stockholders and Founder Stockholders with the minimum Board representation rights set forth herein. Nothing in this Agreement shall (i) limit the rights that any BTO Stockholder or Founder Stockholders may otherwise have to nominate directors pursuant to applicable law, the Charter or Bylaws or (ii) prohibit the Corporation from having a greater number of nominees or designees of the BTO Stockholders and Founder Stockholders on the Board or any committee thereof than otherwise provided herein.

(h) Laws and Regulations. Nothing in this Section 3 shall be deemed to require that any party hereto, or any director of the Corporation, act in violation of any applicable provision of law, regulation, legal duty, Section 2.1 of the Bylaws, or requirement or the extent of any changes in stock exchange rule made effective after the date hereof.

Section 4 Indemnification; Directors’ and Officers’ Insurance.

Each director nominated pursuant to Section 3(b) or designated pursuant to Section 3(d) and serving on the Board shall be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, the Corporation shall (i) indemnify, exculpate, and reimburse fees and expenses of each such director nominated pursuant to Section 3(b) or designated pursuant to Section 3(d) to the same extent it indemnifies, exculpates, reimburses other members of the Board pursuant to the Charter, Bylaws, applicable law or otherwise and (ii) provide each such director nominated pursuant to Section 3(b) or designated pursuant to Section 3(d) with directors’ and officers’ liability insurance coverage to the same extent it provides such insurance coverage for other members of the Board. The Corporation shall maintain directors’ and officers’ liability insurance (including “Side A” coverage) covering the Corporation’s and its Subsidiaries’ directors and officers and issued by reputable insurers, with appropriate and customary policy limits, terms and conditions (including “tail” insurance if necessary or appropriate).

Section 5 Certain Actions.

Until such time as this Agreement shall have been terminated in respect of the BTO Stockholders pursuant to Section 7, without the approval of the BTO Stockholders representing a majority of the Stock held by the BTO Stockholders, the Corporation shall not, and (to the extent applicable) shall not permit any Subsidiary of the Corporation to, enter into any agreement, binding commitment or transaction between the Corporation or any direct or indirect Subsidiary of the Corporation (on the one hand) and any manager, director, officer or Stockholder, in each case, of the Corporation or any direct or indirect Subsidiary of the Corporation, or any of their respective Affiliates (on the other hand); provided, however that in no event shall such approval under this Section 5 be required in the event that (x) (1) services or transactions to be provided by such Affiliate are not available from another Person and (2) failure to engage such services or enter into such transaction would prevent the Corporation from taking actions essential to the ordinary course operations of the Corporation, (y) such transaction is a commercial lending arrangement with JPMorgan Chase Funding Inc. or any of its Affiliates or (z) such transaction is on terms not less favorable in any material respect to the Corporation or such Subsidiary of the Corporation as would be obtainable by the Corporation or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate of the Corporation or its Subsidiaries.

Section 6 Rights to Future Stock Issuances.

(a) Preemptive Rights Offer. Except as provided in Section 6(d), not less than fifteen (15) Business Days prior to the consummation of any Post-Closing Issuance, a notice (the “Participation Notice”) shall be furnished by the Corporation to each of the BTO Stockholders, which Participation Notice shall include:

(i) the principal terms and conditions of the proposed Post-Closing Issuance, including (1) the number of New Securities proposed to be sold by the Corporation or any of its Subsidiaries in a Post-Closing Issuance (“Participation Securities”), (2) the maximum and minimum price per share of the Participation Securities or the aggregate principal amount of the Participation Securities (as applicable), including a description of any non-cash consideration sufficiently detailed to permit valuation thereof, (3) the proposed manner of disposition and (4) if known, the proposed date of Post-Closing Issuance; and

(ii) an offer by the Corporation to issue, at the election of the BTO Stockholders, to the BTO Stockholders and any other BTO Entity such portion of the Participation Securities to be included in the Post-Closing Issuance as shall be determined in accordance with Section 6(b)(iii), on the same terms and conditions and at the same price per share, with respect to each Participation Security issued.

(b) Exercise.

(i) General. The BTO Stockholders and any other BTO Entity desiring to accept the offer contained in the Participation Notice (the “Accepting Participation Holders”) shall accept such offer by furnishing a written notice of such acceptance to the Corporation not less than ten (10) Business Days prior to the Participation Closing specifying the number or aggregate principal amount of Participation Securities (not to exceed, in the aggregate with respect to all Accepting Participation Holders, the BTO Participation Portion of the total number of Participation Securities to be included in the Post-Closing Issuance) that the Accepting Participation Holders propose to purchase. Each BTO Stockholder that does not accept such offer in compliance with the above requirements, including the applicable time periods, shall be deemed to have irrevocably waived all of such BTO Stockholder’s rights to participate in such Post-Closing Issuance, and the Corporation shall thereafter be free to issue Participation Securities in such Post-Closing Issuance (including to any Accepting Participation Holders) at a price no less than the minimum price set forth in the Participation Notice and on other principal terms and conditions not substantially more favorable to the purchaser(s) of such Participation Securities than those set forth in the Participation Notice, without any further obligation to such non-accepting BTO Stockholder pursuant to this Section 6. If, prior to consummation, the terms of such proposed Post-Closing Issuance shall change with the result that the price shall be less than the minimum price set forth in the Participation Notice or the other principal terms shall be substantially more favorable to the purchaser(s) of such Participation Securities than those set forth in the Participation Notice, it shall be necessary for a separate Participation Notice to be furnished, and the terms and provisions of this Section 6 separately complied with, in order to consummate such Post-Closing Issuance pursuant to this Section 6.

(ii) Irrevocable Acceptance. The acceptance of the Accepting Participation Holders shall be irrevocable except as hereinafter provided and the Accepting Participation Holders shall be bound and obligated to acquire in the Post-Closing Issuance on the same terms and conditions and at the same price per share with respect to the Participation Securities such number or aggregate principal amount of Participation Securities as shall be determined in accordance with Section 6(b)(iii) below.

(iii) Number of Participation Securities to be Purchased. The maximum number or aggregate principal amount of Participation Securities to be purchased by the Accepting Participation Holders, in the aggregate, shall be equal to the BTO Participation Portion of the total number of Participation Securities to be included in the Post-Closing Issuance, which shall be allocated among the Accepting Participation Holders as they deem appropriate; provided, that each BTO Entity that becomes an Accepting Participation Holder agrees to enter into this Agreement, as a “Stockholder” under this Agreement.

(c) Time Limitation. If at the end of the 90th day after the date of the effectiveness of the Participation Notice the Corporation has not completed the Post-Closing Issuance, the Accepting Participation Holders shall be released from the Accepting Participation Holders’ obligations under the written commitment, the Participation Notice shall be null and void, and it shall be necessary for a separate Participation Notice to be furnished to the BTO Stockholders, and the terms and provisions of this Section 6 separately complied with, in order to consummate such Post-Closing Issuance pursuant to this Section 6.

(d) Post-Issuance Participation Notice. Notwithstanding anything to the contrary in this Article VI, the Corporation may elect, at the discretion of the Board, to deliver a Participation Notice with respect to any Post-Closing Issuance after completion of such Post-Closing Issuance. If the Corporation shall so elect to deliver any Participation Notice after completion of the applicable Post-Closing Issuance, then the terms of such Post-Closing Issuance shall be required to permit each of the BTO Stockholders and any other BTO Entity desiring to accept the offer contained in the Participation Notice a period of not less than ten (10) Business Days after receipt thereof to furnish the Corporation with a written commitment to purchase Participation Securities included in such Post-Closing Issuance upon the terms, and subject to the conditions, set forth in Section 6(a) and Section 6(b)(iii). In the event that the Corporation determines to deliver a Participation Notice after completion of such Post-Closing Issuance in accordance with this Section 6(d), the Corporation may, at its election, (i) require that Accepting Participation Holders purchase their allocated share of Participation Securities in a secondary sale from the Person or Persons who initially acquired such Participation Securities, (ii) have the Accepting Participation Holders purchase their allocated share of Participation Securities from the Corporation or its Subsidiary (as applicable) and have the net proceeds of such sale used to repurchase Participation Securities from the Person or Persons who acquired Participation Securities prior to the delivery of the Participation Notice (which repurchase shall be made at cost plus reasonable interest), (iii) have the sale of Participation Securities to Accepting Participation Holders be incremental to the sale of Participation Securities prior to the delivery of the Participation Notice or (iv) use any one or more of clauses (i) through (iii) inclusive; provided, that the Corporation must structure such sale to the Accepting Participation Holders in such a manner that the Accepting Participation Holders have the opportunity to purchase up to the same aggregate number or principal amount of Participation Securities as it could have purchased had (A) the Participation Notice been delivered prior to completion of such Post-Closing Issuance and (B) the same aggregate number or principal amount of Participation Securities been issued as the aggregate number or principal amount of Participation Securities that are issued after the delivery of the actual Participation Notice (net of any Participation Securities repurchased pursuant to clauses (i) or (ii) above).

(e) Further Assurances. Each Accepting Participation Holder shall take or cause to be taken all such reasonable actions as may be necessary or reasonably desirable in order to consummate expeditiously each Post-Closing Issuance pursuant to this Section 6 and any related transactions, including (i) executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; (ii) filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and (iii) otherwise cooperating with the Corporation. Without limiting the generality of the foregoing, each such Accepting Participation Holder agrees to execute and deliver such subscription and other agreements specified by the Corporation to which the other purchaser(s) of the Participation Securities will be party.

(f) Closing. The closing of a Post-Closing Issuance pursuant to this Section 6 (the “Participation Closing”) shall take place on (i) the proposed date of the Post-Closing Issuance, if any, set forth in the Participation Notice (except in the case of Section 6(d)), (ii) if no proposed closing date was required to be specified in the Participation Notice, at such time as the Corporation shall specify by notice to each Accepting Participation Holder and (iii) at such place as the Corporation shall specify by notice to each Accepting Participation Holder. At any Participation Closing, each Accepting Participation Holder shall be delivered the certificates or other instruments (if any) evidencing the Participation Securities to be issued to such Accepting Participation Holder, registered in the name of such Accepting Participation Holder or such Accepting Participation Holder’s designated nominee, free and clear of all Encumbrances, with any transfer tax stamps affixed, against delivery by such Accepting Participation Holder of the applicable consideration.

(g) Regulatory and Securities Law Matters. Notwithstanding anything to the contrary set forth herein, an Accepting Participation Holder shall not be entitled to participate in a Post-Closing Issuance pursuant to this Section 6 unless at the time of such Post-Closing Issuance the Corporation shall be reasonably satisfied that (i) such Accepting Participation Holder is an “accredited investor” as defined in Regulation D of the Securities Act, (ii) an exemption from registration or qualification under any state securities laws or foreign securities laws applicable to such Post-Closing Issuance due to the participation of such Accepting Participation Holder therein would be available with respect to such Post-Closing Issuance and (iii) such Post-Closing Issuance would not violate applicable law, the Charter or Bylaws (in the case of clause (iii), each as in effect on the date hereof).

(h) Excluded Transactions. The provisions of this Section 6 shall not apply to any Post-Closing Issuances by the Corporation as follows (each, an “Exempt Issuance”):

(i) any Post-Closing Issuance upon the conversion, exchange or exercise of other New Securities issued in a prior Post-Closing Issuance in accordance with the terms of such New Securities (for the avoidance of doubt, it is understood that the prior Post-Closing Issuance of such other New Securities shall be subject to the provisions of this Section 6 unless such issuance is otherwise described in one of the other clauses of this Section 6(h));

(ii) any Post-Closing Issuance of equity awards or other New Securities to managers, directors, officers, employees, consultants and/or other service providers of the Corporation or its Subsidiaries, including in connection with such Person’s employment or the provision of services or similar arrangements or in connection with any plan, agreement or arrangement approved by the Board or the Compensation Committee of the Board;

(iii) any Post-Closing Issuance in connection with any split, dividend, distribution or similar event if all holders of the same class or series of equity securities are treated equally; and

(iv) any Post-Closing Issuance of Common Stock to holders of preferred stock of the Corporation upon the exercise by such preferred stockholder of its conversion rights.

Section 7 Duration of Agreement.

This Agreement shall terminate automatically upon the earlier to occur of: (i) the dissolution of the Corporation (unless the Corporation (or its successor) continues to exist after such dissolution as a limited liability company or in another form, whether incorporated in Delaware or another jurisdiction), (ii) solely with respect to the BTO Stockholders and the Sponsor Stockholder, immediately at such time as the BTO Entities collectively beneficially own (directly or indirectly) less than 10% of the outstanding Stock, and less than 33% of the shares of Stock held by the BTO Entities as of the Closing or (iii) solely with respect to the BTO Stockholders and the Sponsor Stockholder, immediately at such time as the BTO Stockholders provide written notice to the Corporation, the Sponsor Stockholder and the Founder Stockholders expressly terminating this Agreement. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination. Any Stockholder who disposes of all of its Stock and does not beneficially own (directly or indirectly) any shares of Stock shall automatically cease to be a party to this Agreement and have no further rights hereunder as a Stockholder.

Section 8 Severability.

If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

Section 9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its choice or conflict of law provisions or rules.

(b) The parties to this Agreement agree that jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall exclusively and properly lie in the Delaware Court of Chancery or, only in the event that such court declines jurisdiction, the federal courts located in the State of Delaware. By execution and delivery of this Agreement, each party hereto irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The parties hereto irrevocably agree that venue for such action would be proper in such court and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

Section 10 JURY TRIAL.

BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT

PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND/OR ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHT OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS ENTERED INTO IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN.

Section 11 Stock Dividends, Etc.

The provisions of this Agreement shall apply to any and all shares of capital stock of the Corporation or any successor or assignee of the Corporation (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution for the shares of Stock, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of the Corporation as so changed.

Section 12 Benefits of Agreement.

This Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns and each Stockholder and its permitted assigns, legal representatives, heirs and beneficiaries. Notwithstanding anything to the contrary contained herein, (a) the Stockholders may assign their rights or obligations, in whole or in part, under this Agreement to one or more of their controlled Affiliates and (b) the BTO Stockholders and any other BTO Entity may assign their rights or obligations, in whole or in part, under this Agreement to any other BTO Entity. Except as otherwise expressly provided herein, no Person not a party to this Agreement, as a third-party beneficiary or otherwise, shall be entitled to enforce any rights or remedies under this Agreement; provided that the BTO Entities and Founders shall be deemed third-party beneficiaries of, and entitled to enforce their rights or remedies under, the provisions of this Agreement that benefit the BTO Entities and Founders, respectively.

Section 13 Notices.

All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(i) If to the Corporation, to:

Bridger Aerospace Group Holdings, Inc.

90 Aviation Lane

Belgrade, MT 59714

Attention: McAndrew Rudisill

E-mail: mcandrew@bridgeraerospace.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor

Los Angeles, CA 90067

Attention: Joshua G. DuClos & Michael P. Heinz

E-mail: jduclos@sidley.com & mheinz@sidley.com

(ii) If to any BTO Stockholder or BTO Entity, to:

c/o Blackstone Inc.

345 Park Avenue

New York, New York 10154

Attn: Tactical Opportunities

Email: TacOppsOperations@Blackstone.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

1999 Avenue of the Stars, 6th Floor

Los Angeles, CA 90067

Attention: David Antheil

E-mail: dantheil@akingump.com

(iii) If to any Founder Stockholder, to:

c/o Bridger Aerospace Group Holdings, Inc.

90 Aviation Lane

Belgrade, MT 59714

Attention: James Muchmore

E-mail: james@bridgeraerospace.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor

Los Angeles, CA 90067

Attention: Joshua G. DuClos & Michael P. Heinz

E-mail: jduclos@sidley.com & mheinz@sidley.com

(iv) If to Sponsor Stockholder, to:

c/o Jack Creek Investment Corp

386 Park Avenue South, FL 20

New York, NY 10016

Attention: Tariq Khan; Lauren Ores

E-mail: tkhan@kshcapital.com; lores@kshcapital.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Jackie Cohen

Email: jackie.cohen@weil.com

Section 14 Modification; Waiver.

This Agreement may be amended, modified or supplemented only by a written instrument duly executed by (a) the Corporation, (b) the BTO Stockholders, (c) the Sponsor Stockholder and (c) Bridger Element, LLC. No course of dealing between the Corporation or its Subsidiaries and the BTO Stockholders, Sponsor Stockholder and Founder Stockholders (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 15 Entire Agreement.

Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith, from and after the date of this Agreement. Unless otherwise provided herein, any consent required by any Person under this Agreement may be withheld by such Person in such Person’s sole discretion.

Section 16 Counterparts.

This Agreement may be executed in any number of counterparts (including facsimile, electronic signature or PDF counterparts), and each such counterpart shall be deemed to be an original instrument, but all such counterparts taken together shall constitute but one agreement.

The failure of any Stockholder to execute this Agreement does not make it invalid as against any other Stockholder.

Section 17 Director and Officer Actions.

No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders as a result of any acts or omissions taken under this Agreement in good faith.

[Signature Page Follows]

The parties have signed this Agreement as of the date first written above.

BRIDGER AEROSPACE GROUP HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

BTO STOCKHOLDERS:

[BTO GRANNUS HOLDINGS III – NQ LLC]

By:
Its:

By:
Name:
Title:

[BLACKSTONE TACTICAL OPPORTUNITIES FUND – FD LP]

By:
Its:

By:
Name:
Title:

[BLACKSTONE FAMILY TACTICAL OPPORTUNITIES INVESTMENT PARTNERSHIP III – NQ – ESC LP]

By:
Its:

By:
Name:
Title:

[BTO GRANNUS HOLDINGS C L.P.]

By:
Its:

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

[BLACKSTONE TACTICAL OPPORTUNITIES ASSOCIATES – NQ L.L.C.,]

By:
Its:

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

FOUNDER STOCKHOLDERS:

BRIDGER ELEMENT, LLC

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

SPONSOR STOCKHOLDER:

JCIC SPONSOR LLC
By its Manager, KSH CAPITAL LP
Acting by its General Partner
KSH CAPITAL GP LLC

By:

Name:	Robert F. Savage
Title:	President

[Signature Page to Stockholders Agreement]

SCHEDULE A

BTO Stockholders:

Entity Name	Address and Email Address	Common Stock Beneficially Owned (directly or indirectly) as of Closing
[BTO Grannus Holdings C L.P.]	c/o Blackstone Inc. 345 Park Avenue New York, New York 10154 Attn: Tactical Opportunities Email: TacOppsOperations@Blackstone.com	[•]
[Blackstone Tactical Opportunities Associates – NQ L.L.C.]	c/o Blackstone Inc. 345 Park Avenue New York, New York 10154 Attn: Tactical Opportunities Email: TacOppsOperations@Blackstone.com	[•]
[BTO Grannus Holdings III – NQ LLC]	c/o Blackstone Inc. 345 Park Avenue New York, New York 10154 Attn: Tactical Opportunities Email: TacOppsOperations@Blackstone.com	[•]
[Blackstone Tactical Opportunities Fund - FD LP]	c/o Blackstone Inc. 345 Park Avenue New York, New York 10154 Attn: Tactical Opportunities Email: TacOppsOperations@Blackstone.com	[•]
[Blackstone Family Tactical Opportunities Investment Partnership III - NQ - ESC LP]	c/o Blackstone Inc. 345 Park Avenue New York, New York 10154 Attn: Tactical Opportunities Email: TacOppsOperations@Blackstone.com	[•]

Founder Stockholder:3

Entity Name	Address and Email Address	Common Stock Beneficially Owned (directly or indirectly) as of Closing
Bridger Element, LLC	[•]	[•]

[3]	Note to Draft: To be updated at Closing.

Sponsor Stockholder:

Entity Name	Address and Email Address	Common Stock Beneficially Owned (directly or indirectly) as of Closing
JCIC Sponsor LLC	c/o Jack Creek Investment Corp 386 Park Avenue South, FL 20 New York, NY 10016 Attention: Tariq Khan; Lauren Ores E-mail: tkhan@kshcapital.com; lores@kshcapital.com	[•]

Annex D

FORM OF REGISTRATION RIGHTS AGREEMENT

FORM OF

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2022, is made and entered into by and among Bridger Aerospace Group Holdings, Inc. (f/k/a Wildfire New PubCo, Inc.), a Delaware corporation (the “Company”), JCIC Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), the undersigned parties listed under Existing Holders on the signature page hereto (each such party, together with the Sponsor and any person or entity deemed an “Existing Holder”, an “Existing Holder” and collectively the “Existing Holders”) and the undersigned parties listed under New Holders on the signature page hereto (each such party, together with any person or entity deemed a “New Holder1” who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “New Holder” and collectively the “New Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such term in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Jack Creek Investment Corp. (“SPAC”), a Cayman Islands exempted company, and the Existing Holders are party to that certain Registration Rights Agreement, dated January 26, 2021 (the “Existing Registration Rights Agreement”), pursuant to which SPAC granted the Existing Holders certain registration rights with respect to certain securities of SPAC;

WHEREAS, SPAC has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 3, 2022, by and among SPAC, the Company, Bridger Aerospace Group Holdings, LLC, a Delaware limited liability company, Wildfire Merger Sub I, Inc., a Delaware corporation, Wildfire Merger Sub II, Inc., a Delaware corporation, Wildfire Merger Sub III, LLC, a Delaware limited liability company, Wildfire GP Sub IV, LLC, a Delaware limited liability company, and BTOF (Grannus Feeder) – NQ L.P., a Delaware limited partnership;

WHEREAS, pursuant to the transactions contemplated by the Merger Agreement (the “Transactions”) and subject to the terms and conditions set forth therein, the New Holders will receive shares of common stock, par value $0.0001 per share, of the Company (“Company Stock”), upon the closing (the “Closing”) of the Transactions;

WHEREAS, SPAC and the Sponsor have entered into that certain Securities Subscription Agreement, dated as of August 24, 2020, pursuant to which the Sponsor purchased an aggregate of 8,625,000 Class B ordinary shares of the SPAC (the “Founder Shares”), par value $0.0001 per share, and the Sponsor subsequently transferred an aggregate of 75,000 Founder Shares to certain members of the board of directors of SPAC;

WHEREAS, SPAC, the Sponsor, the Company and the Existing Holders have entered into that certain Sponsor Agreement (the “Sponsor Agreement”), dated as of August 3, 2022, wherein the Sponsor and the Existing Holders agreed, in connection with the Closing, to surrender and forfeit to SPAC certain Founder Shares under certain circumstances and to subject the Founder Shares held by the Sponsor to certain vesting requirements, in accordance with the terms of the Sponsor Agreement;

[1]

Note to Draft: “New Holders” to include all Company equityholders who execute Company Written Consent (including Blackstone Holders) and all executive officers, directors, and other 5% or greater equityholders of the Company (as determined as of immediately prior to Closing). Any Company equityholder who signs the Company Written Consent and who is not an executive officer, director or 5%+ equityholder of the Company (as determined as of immediately prior to Closing) will be a “New Holder,” but not subject to the New Holder Lock-Up Period.

WHEREAS, in connection with the Closing and pursuant to the terms and conditions of the Merger Agreement, the Company has agreed to assume the Sponsor Private Placement Warrants (as defined below), such that the right of the holders of the Sponsor Private Placement Warrants to purchase Class A ordinary shares of SPAC thereunder shall be substituted with the right of such holders to acquire the same number of shares of Company Stock;

WHEREAS, pursuant to Section 6.8 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of SPAC and the Existing Holders of a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question; and

WHEREAS, the Company, SPAC and all of the Existing Holders desire to amend and restate the Existing Registration Rights Agreement in order to provide the Existing Holders and the New Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board and the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) making such information public would materially interfere with a bona fide business, acquisition or divestiture or financing transaction of the Company or is reasonably likely to require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential.

“Agreement” shall have the meaning given in the Preamble.

“Blackstone Entities” means (a) Blackstone Inc. or any Affiliate thereof, or (b) any entity, investment vehicle, account or fund that is directly or indirectly owned, managed or controlled by or under common control or ownership with Blackstone Inc. or any Affiliate thereof (including Blackstone Tactical Opportunities Advisors L.L.C.).

“Blackstone Holders” shall mean [BTO Grannus Holdings C L.P., Blackstone Tactical Opportunities Associates – NQ L.L.C., BTO Grannus Holdings III – NQ LLC, Blackstone Tactical Opportunities Fund – FD L.P., and Blackstone Family Tactical Opportunities Investment Partnership III – NQ – ESC L.P.]

“Blackstone Holder Lock-Up Period” shall mean, with respect to the Company Stock held by the Blackstone Holders, the period from the date hereof until the earlier to occur of (A) six (6) months beginning on the date hereof; (B) the first date the closing price of the Company Stock exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date hereof; and (C) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s public stockholders having the right to exchange their Company Stock for cash, securities or other property.

“Block Trade” shall mean an offering and/or sale of Registrable Securities by any Holder in a non-marketed underwritten takedown offering taking the form of a bought deal or a block sale to a financial institution (including, without limitation, a same day trade, overnight trade or similar transaction).

“Board” shall mean the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

“Closing” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the United States Securities and Exchange Commission.

“Commission Guidance” shall mean (i) any publicly-available written or oral guidance of the Commission staff, or any comments, requirements or requests of the Commission staff and (ii) the Securities Act.

“Company” shall have the meaning given in the Preamble.

“Company Stock” shall have the meaning given in the Recitals hereto.

“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holders” shall have the meaning given in subsection 2.2.1.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning in the Preamble.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.1.

“Founder Shares” shall have the meaning given in the Recitals hereto and shall be deemed to include the Company Stock issued upon conversion thereof and any other equity security of the Company issued or issuable with respect to any such share of Company Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization.

“Founder Shares Lock-Up Period” shall mean, with respect to the Founder Shares, the period from the date hereof until the earliest to occur of (A) one year after the date hereof; (B) the first date the closing price of the Company Stock exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date hereof; and (C) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s public stockholders having the right to exchange their Company Stock for cash, securities or other property.

“Holders” shall mean the Existing Holders and the New Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2.

“Holder Indemnified Parties” shall have the meaning given in subsection 4.1.1.

“Insider Letters” shall mean those certain letter agreements, dated as of January 26, 2021, by and between SPAC and each of SPAC’s officers and directors and the Sponsor.

“Lock-Up Periods” shall mean the Blackstone Holder Lock-Up Period, Founder Shares Lock-Up Period, the New Holder Lock-Up Period and the Sponsor Private Placement Warrants Lock-Up Period.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of the Prospectus, in the light of the circumstances under which they were made) not misleading.

“New Holders” shall have the meaning given in the Preamble.

“New Holder Lock-Up Period” shall mean, with respect to the Company Stock held by the New Holders (other than the Blackstone Holders) or their respective Permitted Transferees, the period from the date hereof until the earliest to occur of (A) one year after the date hereof; (B) the first date the closing price of the Company Stock exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date hereof; and (C) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s public stockholders having the right to exchange their Company Stock for cash, securities or other property.

“Permitted Transferees” shall mean a person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Blackstone Holder Lock-Up Period, Founder Shares Lock-Up Period, the New Holder Lock-Up Period and the Sponsor Private Placement Warrants Lock-Up Period, as the case may be, under the Insider Letters, the Sponsor Agreement, and Section 3.6.3 of this Agreement, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Pro Rata” shall have the meaning given in subsection 2.2.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) shares of Company Stock issued upon the conversion of the Founder Shares in connection with the Transactions, (b) the warrants of the Company into which the Sponsor Private Placement Warrants are converted in connection with the Transactions (including the shares of Company Stock issued or issuable upon the exercise of such warrants), (c) the shares of Company Stock issued upon the conversion of the shares of SPAC held by an Existing Holder in connection with the Transactions, (d) any shares of Company Stock or any other equity security of the Company held by a New Holder as of the date hereof (including shares of Company Stock or other equity security of the Company transferred to a Permitted Transferee of a New Holder), and (e) any other equity security of the Company issued or issuable with respect to any such share of Company Stock described in the foregoing clauses (a) through (d) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; or (B) such securities shall have ceased to be outstanding; or (C) such securities are sold pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (“Rule 144”).

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Company Stock is then listed;

(B) Underwriter expenses (other than fees, commissions or discounts);

(C) expenses of any audits incident to or required by any such Registration;

(D) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(E) printing, messenger, telephone and delivery expenses;

(F) reasonable fees and disbursements of counsel for the Company;

(G) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(H) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration, the majority-in-interest of Holders participating in a Piggyback Registration or the majority-in-interest of Holders participating in a Shelf Underwritten Offering, as applicable.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Removed Shares” shall have the meaning given in Section 2.6.

“Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Restricted Securities” shall have the meaning given in subsection 3.6.1.

“Rule 144” shall have the meaning given in the definition of “Registrable Security.”

“Rule 415” shall have the meaning given in subsection 2.1.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Agreement” shall have the meaning given in the Recitals hereto.

“Sponsor Private Placement Warrants” shall mean (i) the warrants of SPAC purchased by the Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement between SPAC and the Sponsor, dated as of January 21, 2021, and (ii) any equity securities of the Company (including any shares of Company Stock) issued upon conversion of any outstanding loan balance in an amount up to $1,500,000 made to SPAC by the Sponsor under that certain Promissory Note, dated as of February 16, 2022, between SPAC and Sponsor, as amended by Section 10 of the Sponsor Agreement.

“Sponsor Private Placement Warrants Lock-Up Period” shall mean, with respect to the warrants of the Company substituted for Sponsor Private Placement Warrants in connection with the Transactions that are held by the initial purchasers of the Sponsor Private Placement Warrants or their respective Permitted Transferees, the period ending one year from the date hereof.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Initial Registration. The Company shall promptly, but in no event later than fifteen (15) Business Days after the date hereof, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as reasonably practicable after the filing thereof, but in no event later than the earlier of (i) sixty (60) days following the filing deadline (or ninety (90) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission) and (ii) ten (10) Business Days after the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (the earlier of (i) and (ii), the “Effectiveness Deadline”). The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as reasonably practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1, but in any event within two (2) Business Days of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain any Misstatement.

2.1.2 Form S-3 Shelf. If the initial Registration Statement filed by the Company pursuant to subsection 2.1.1 is a Form S-1 Shelf, upon the Company becoming eligible to register the Registrable Securities for resale by the Holders on a shelf registration statement on Form S-3 (a “Form S-3 Shelf”), the Company shall use its reasonable best efforts to amend such initial Registration Statement to a Form S-3 Shelf or file a Form S-3 Shelf in substitution of such initial Registration Statement and cause such Registration Statement to be declared effective as soon as promptly as practicable thereafter. If the Company files a Form S-3 Shelf and at any time thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its reasonable best efforts to file a Form S-1 Shelf as promptly as practicable to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Shelf declared effective as promptly as practicable and to cause such Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.3 Shelf Takedown. At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or 2.1.2, any Holder or Holders (the “Shelf Demanding Holders”) may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement, including a Block Trade (a “Shelf Underwritten Offering”), provided that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $30,000,000 from such Shelf Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Shelf Underwritten Offering but in no event less than $10,000,000. All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Except with respect to a Block Trade requested pursuant to Section 2.5, within five (5) Business Days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to reductions consistent with the Pro Rata calculations in Section 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein (the “Shelf Requesting Holders”), within five (5) Business Days after sending the Company Shelf Takedown Notice, or, in the case of a Block Trade, as provided in Section 2.5. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the initiating Holders after consultation with the Company and shall take all such other reasonable actions as are reasonably requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf

Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in Underwritten Offerings of securities by the Company.

2.1.4 Holder Information Required for Participation in Registration. At least ten (10) Business Days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall use reasonable best efforts to notify each Holder in writing of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the third (3rd) Business Day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.

2.2 Demand Registration.

2.2.1 Request for Registration. Subject to the provisions of subsection 2.2.4 and subsection 2.4 hereof and provided that the Company does not have an effective Registration Statement pursuant to subsection 2.1.1 outstanding covering all the Registrable Securities, following the expiration of the applicable Lock-Up Period, either (a) the Existing Holders of at least a majority in interest of the then-outstanding number of Registrable Securities held by the Existing Holders, (b) the New Holders (other than the Blackstone Holders) of at least a majority-in-interest of the then-outstanding number of Registrable Securities held by the New Holders (other than the Blackstone Holders) or (c) the Blackstone Holders of at least a majority-in-interest of the then-outstanding number of Registrable Securities held by the Blackstone Holders (the “Demanding Holders”), in each case, may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand, a “Demand Registration”). The Company shall, within ten (10) Business Days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) Business Days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as reasonably practicable, but not more than forty-five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than (x) an aggregate of two (2) Registrations pursuant to a Demand Registration by the Existing Holders under this subsection 2.2.1, (y) an aggregate of three (3) Registrations pursuant to a Demand Registration with respect to any or all Registrable Securities held by the New Holders (other than the Blackstone Holders) and (z) an aggregate of two (2) Registrations pursuant to a Demand Registration with respect to any or all Registrable Securities held by the Blackstone Holders; provided, however, that a Registration pursuant to a Demand Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Requesting Holders and the Demanding Holders to be registered on behalf of the Requesting Holders and the Demanding Holders in such Registration Statement (subject to the provisions of subsection 2.2.4) have been sold, in accordance with Section 3.1 of this Agreement.

2.2.2 Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Demand Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Demand Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) such interference by any stop order or injunction of the Commission, federal or state court or any other governmental agency is resolved and a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) Business Days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.2.3 Underwritten Offering. Subject to the provisions of subsection 2.2.4 and Section 2.4, if a majority-in-interest of the Demanding Holders so advise the Company as part of their written demand for a Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration, which Underwriter(s) shall be reasonably satisfactory to the Company (such consent not to be unreasonably withheld, conditioned or delayed).

2.2.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Company Stock or other equity securities that the Company desires to sell and the Company Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders or Shelf Demanding Holders, as applicable, (pro rata based on the respective number of Registrable Securities that each Demanding Holder or Shelf Demanding Holder, as applicable, has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders or Shelf Demanding Holders, as applicable, have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Requesting Holders or Shelf Requesting Holders, as applicable, (Pro Rata, based on the respective number of Registrable Securities that each Requesting Holder or Shelf Requesting Holder, as applicable, has so requested) exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Company Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Company Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.2.5 Demand Registration Withdrawal. Any Demanding Holder, Shelf Demanding Holder, Requesting Holder, or Shelf Requesting Holder, pursuant to an Underwritten Registration under subsection 2.2.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Registration (i) at least one (1) Business Day prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration or (ii) in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) Business Days prior to the time of pricing of the applicable offering. If the Demanding Holders withdraw from a proposed Underwritten Offering relating to a Demand Registration, then such Registration shall not count as a Demand Registration provided for in this Section 2.2. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to the withdrawal of any such Holder under this subsection 2.2.5.

2.3 Piggyback Registration.

2.3.1 Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.2 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) on Form S-4 or Form S-8 or their successor forms, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as reasonably practicable but not less than ten (10) Business Days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) Business Days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.3.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Company Stock that the Company desires to sell, taken together with (i) the Company Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 hereof, and (iii) the Company Stock, if any, as to which

Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Company Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Company Stock, if any, as to which Registration has been requested or demanded pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Company Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Company Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Company Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.3.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least two (2) Business Days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.

2.3.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof or a Shelf Underwritten Offering effected under subsection 2.1.3.

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable best efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of an Underwriter(s) to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board, the Chief Executive Officer or the Chief Financial Officer of the Company stating that in their good faith judgment and in the good faith judgment of the Board, it would materially interfere with a bona fide business, acquisition or divestiture or financing transaction of the Company or is reasonably likely to require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than sixty (60) days; provided, however, that the Company shall not defer its obligation in this manner more than twice in any 12-month period (the “Aggregate Blocking Period”).

2.5 Block Trades. Notwithstanding any other provision of this Article II, but subject to Sections 2.4 and 3.4, if the Holders desire to effect a Block Trade by delivering a Shelf Takedown Notice pursuant to subsection 2.1.3 or a Demand Registration pursuant to subsection 2.2.1, then such Demanding Holder(s) shall provide written notice to the Company at least five (5) Business Days prior to the proposed date such Block Trade will commence. As expeditiously as possible, the Company shall use its reasonable best efforts to facilitate such Block Trade. The Demanding Holders shall use reasonable best efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, the Demanding Holders initiating such Block Trade shall have the right to withdraw from such Block Trade upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to such Demanding Holders’ withdrawal under this Section 2.5. Notwithstanding anything to the contrary in this Agreement, Section 2.3 shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement. The Demanding Holder(s) initiating a Block Trade shall have the right to select the Underwriter(s) for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks), which Underwriter(s) shall be reasonably satisfactory to the Company. A Holder in the aggregate may demand no more than four (4) Block Trades pursuant to this Section 2.5 in any twelve (12) month period.

2.6 Rule 415; Removal. If at any time the Commission takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form S-3 filed pursuant to this Article II is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (provided, however, the Company shall be obligated to use reasonable best efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the Commission Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09) or requires a Holder to be named as an “underwriter,” the Company shall (i) promptly notify each holder of Registrable Securities thereof (or in the case of the Commission requiring a Holder to be named as an “underwriter,” the Holders) and (ii) use reasonable best efforts to persuade the Commission that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Holders is an “underwriter.” The Holders whose Registrable Securities are subject to such position of the Commission shall have the right to select one (1) legal counsel designated by the holders of a majority of the Registrable Securities subject to such position of the Commission (at the Company’s sole cost and expense) to review and oversee any registration or matters pursuant to this Section 2.6, including participation in any meetings or discussions with the Commission regarding the Commission’s position and to comment on any written submission made to the Commission with respect thereto. No such written submission regarding the Holders with respect to this matter shall be made to the Commission to which the applicable Holders’ counsel reasonably objects. In the event that, despite the Company’s reasonable best efforts and compliance with the terms of this Section 2.6, the Commission refuses to alter its position, the Company shall (i) remove from such Registration Statement such portion of the Registrable Securities (the “Removed Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the Commission may require to assure the Company’s compliance with the requirements of Rule 415; provided, however, that the Company shall not agree to name any Holder as an “underwriter” in such Registration Statement without the prior written consent of such Holder. In the event of a share removal pursuant to this Section 2.6, the Company shall give the applicable Holders at least five (5) days’ prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of the Holders pursuant to this Section 2.6 shall be allocated between the Holders on a Pro Rata basis based on the aggregate amount of Registrable Securities held by the Holders. In the event of a share removal of the Holders pursuant to this Section 2.6, the Company shall promptly register the resale of any Removed Shares pursuant to subsection 2.1.2 hereof and in no event shall the filing of such Registration Statement on Form S-1 or subsequent Registration Statement on Form S-3 filed pursuant to the terms of subsection 2.1.2 be counted as a Demand Registration hereunder. Until such time as the Company has registered all of the Removed Shares for resale pursuant to Rule 415 on an effective Registration Statement, the Company shall not be able to defer the filing of a Registration Statement pursuant to Section 2.4 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities pursuant to Article II hereof, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto, the Company shall, as expeditiously as reasonably practicable:

3.1.1 prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any majority-in-interest of the Holders with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 notify the Holders whose Registrable Securities are included in a Registration Statement promptly in all events within two (2) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; and (iii) any request by the Commission for any amendment or supplement to such Registration Statement or any Prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such Prospectus will not contain a

Misstatement, and promptly make available to the Holders whose Registrable Securities are included in such Registration Statement any such supplement or amendment;

3.1.5 prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.6 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.7 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.8 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to take all actions necessary to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.9 at least three (3) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.10 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.11 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriter(s), if any, and any attorney or accountant retained by such Holders or Underwriter(s) to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representative or Underwriter enters into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.12 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter(s) may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Underwriter(s), placement agent(s) or sales agent(s) may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.14 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16 make available for inspection by the Holders whose Registrable Securities are included in such Registration Statement, any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by any Holder whose Registrable Securities are included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any of them in connection with such Registration Statement;

3.1.17 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $30,000,000, use its reasonable best efforts to make available senior executives of the Company to participate in customary “road show” and analyst or investor presentations and such other meetings organized by the Underwriter(s) that may be reasonably requested by the Underwriter(s) in any Underwritten Offering, with all out-of-pocket costs and expenses incurred by the Company or such officers in connection with such attendance and participation to be paid by the Company; and

3.1.18 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time possible, but in no event more than sixty (60) days, determined in good faith by the Company to be necessary for such purpose; provided, that each day of any such suspension pursuant to this Section 3.4 shall correspondingly decrease the Aggregate Blocking Period available to the Company during any twelve (12) month period pursuant to Section 2.4 hereof. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of the Company Stock held by such Holder without registration under the Securities Act within the limitation of the exemption provided by Rule 144 (to the extent such exemption is applicable to the Company), including providing any legal opinions.

3.6 Transfer Restrictions.

3.6.1 During the applicable Lock-Up Periods, no Existing Holder or New Holder shall offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or distribute any shares of Company Stock that are subject to an applicable Lock-Up Period or any securities convertible into, exercisable for, exchangeable for or that represent the right to receive shares of Company Stock that are subject to an applicable Lock-Up Period, whether now owned or hereinafter acquired, that is owned directly by such Existing Holder or New Holder (including securities held as a custodian) or with respect to which such Existing Holder or New Holder has beneficial ownership within the rules and regulations of the Commission (such securities that are subject to an applicable Lock-Up Period, the “Restricted Securities”), other than any transfer to an affiliate of an Existing Holder or New Holder or to a Permitted Transferee, as applicable. The foregoing restriction is expressly agreed to preclude each Existing Holder or New Holder, as applicable, from engaging in any hedging or other transaction with respect to Restricted Securities which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Securities even if such Restricted Securities would be disposed of by someone other than such Existing Holder or New Holder. Such prohibited hedging or other transactions include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Restricted Securities of the applicable Existing Holder or New Holder, or with respect to any security that includes, relates to, or derives any significant part of its value from such Restricted Securities.

3.6.2 Each Existing Holder and New Holder hereby represents and warrants that it now has and, except as contemplated by this subsection 3.6 for the duration of the applicable Lock-Up Period, will have good and marketable title to its Restricted Securities, free and clear of all liens, encumbrances, and claims that could impact the ability of such Existing Holder or New Holder, as applicable, to comply with the foregoing restrictions. Each Existing Holder and New Holder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer in violation of this subsection 3.6 of any Restricted Securities during the applicable Lock-Up Period.

3.6.3 Notwithstanding the provisions set forth in subsection 3.6.1 and subsection 3.6.2, transfers of the Registrable Securities that are held by any Existing Holder, any New Holder or any of their respective Permitted Transferees are permitted to:

(a) in the case of an entity, transfer to a stockholder, partner, member or affiliate of such entity;

(b) in the case of an individual, transfer by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(c) in the case of an individual, transfer by virtue of laws of descent and distribution upon death of the individual;

(d) in the case of an individual, transfer pursuant to a qualified domestic relations order;

(e) in the case of an entity, transfer by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(f) exercise any options or warrants to purchase Company Stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);

(g) transfer to the Company to satisfy tax withholding obligations pursuant to the Company’s equity incentive plans or arrangements;

(h) transfer to the Company pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by the Company or forfeiture of the Holder’s Company Stock or other securities convertible into or exercisable or exchangeable for Company Stock in connection with the termination of the Holder’s service to the Company;

(i) enter into, at any time after the Closing, any trading plan providing for the sale of Company Stock by the Holder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any Company Stock during the applicable Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the applicable Lock-Up Period;

(j) enter into transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s Holders having the right to exchange their shares of Company Stock for cash, securities or other property; and

(k) in the case of the Blackstone Holders and any other Blackstone Entities, any direct or indirect sale, exchange, assignment, transfer, distribution, contribution or other disposition of the Registrable Securities (or any direct or indirect interests therein), whether in a single transaction or a series of related transactions, to any other Blackstone Entity.

each of the foregoing clauses (a) through (k) being a “Permitted Transferee”; provided, however, that in the case of each of the foregoing clauses (a) through (e) and (k), these Permitted Transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Holder and not to the immediate family of the transferee), agreeing to be bound by these transfer restrictions. For purposes of this section, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the Holder; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and each person who controls such Holder (within the meaning of the Securities Act) (the “Holder Indemnified Parties”) against all losses, judgments, claims, actions, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for inclusion therein. The Company shall promptly reimburse the Holder Indemnified Parties for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such losses, judgments, claims, actions, damages, liabilities or expenses. The Company shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its officers, directors, agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, judgments, claims, actions, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for inclusion therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action and the benefits received by the such indemnifying party or indemnified party; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds actually received by such Holder in such offering giving rise to such liability (after payment of any underwriting fees, discounts, commissions or taxes). The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by Pro Rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Bridger Aerospace Group Holdings, Inc., 90 Aviation Lane, Belgrade, MT 59714, Attention: McAndrew Rudisill, E-mail: mcandrew@bridgeraerospace.com, with a copy (which shall not constitute notice) to: Sidley Austin LLP, 1999 Avenue of the Stars, 17th Floor, Los Angeles, CA 90067, Attention: Joshua G. DuClos and Michael P. Heinz, Email: jduclos@sidley.com and mheinz@sidley.com, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company and the Holders of Registrable Securities, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders of Registrable Securities, as the case may be, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound as a Holder by equivalent transfer restrictions as such Registrable Securities were subject to prior to such assignment or delegation as set forth in this Agreement.

5.2.2 Prior to the expiration of the Founder Shares Lock-Up Period, the New Holder Lock-Up Period, the Blackstone Holder Lock-Up Period or the Sponsor Private Placement Warrants Lock-Up Period, as the case may be, no Holder who is subject to any such lock-up period may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, in violation of the applicable lock-up period, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound as a Holder by equivalent transfer restrictions as such Registrable Securities were subject to prior to such assignment or delegation as set forth in this Agreement.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile, electronic signature or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that affects either of (x) the Existing Holders as a group, (y) the Blackstone Holders as a group or (z) the New Holders (other than the Blackstone Holders) as a group, respectively, in a manner that is materially adversely different from any other Holders, as applicable, shall require the prior written consent of (1) a majority-in-interest of the Registrable Securities held by such Existing Holders, (2) a majority-in-interest of the Registrable Securities held by the Blackstone Holders, or (3) a majority-in-interest of the Registrable Securities held by such New Holders (other than the Blackstone Holders), as applicable, prior to entering into such amendment or waiver; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that affects one Holder or group of affiliated Holders, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially adversely different from the other Holders (in such capacity) shall require the consent of the Holder or group of affiliated Holders so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.7 Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. From and after the date of this Agreement, the Company shall not, without the approval of the Holders of a majority-in-interest of the Registrable Securities, enter into any agreement with any holder or prospective holder of any Registrable Securities that would grant such holder or prospective holder any registration rights more favorable in any material respect than those rights granted pursuant to this Agreement.

5.8 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement and (ii) the date as of which all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)), and shall be of no further force or effect with respect to any party (other than the Company) when such party no longer holds Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.9 Legend Removal. If a Holder holds Registrable Securities that are eligible to be sold without restriction under Rule 144 under the Securities Act (other than the restriction set forth under Rule 144(i)) or pursuant to an effective Registration Statement, then, at such Holder’s request, accompanied by such additional representations and other documents as the Company shall reasonably request, the Company shall cause the Company’s transfer agent to remove any restrictive legend set forth on the Registrable Securities held by such Holder in connection with any sale of such Registrable Securities pursuant to Rule 144 or the effective Registration Statement, as applicable (including, if required by the Company’s transfer agent, by delivering to the Company’s transfer agent a direction letter and opinion of counsel).

5.10 Waiver of Trial by Jury. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE SPONSOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

5.11 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.12 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

5.13 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.14 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

BRIDGER AEROSPACE GROUP HOLDINGS, INC.

By:
Name:
Title:

JACK CREEK INVESTMENT CORP.

By:
Name: Lauren D. Ores
Title: Chief Financial Officer

EXISTING HOLDERS:

JCIC SPONSOR LLC

By:
Name: Robert Savage
Title: President

By:
Name: Heather Hartnett

By:
Name: Samir Kaul

[Signature Page to Amended and Restated Registration Rights Agreement]

NEW HOLDERS[2]:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

[2]	To include Blackstone Holders

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex E

THE COMPANIES ACT (2021 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

JACK CREEK INVESTMENT CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED 21 JANUARY 2021 AND EFFECTIVE ON 21

JANUARY 2021)

Filed: 22-Jan-2021 09:54 EST
www.verify.gov.ky File#: 365269	Auth Code: G60201880235

THE COMPANIES ACT (2021 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

JACK CREEK INVESTMENT CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED 21 JANUARY 2021 AND EFFECTIVE ON 21

JANUARY 2021)

1	The name of the Company is Jack Creek Investment Corp.

2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5

The share capital of the Company is US$55,100 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7

Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

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THE COMPANIES ACT (2021 REVISION

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

JACK CREEK INVESTMENT CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED 21 JANUARY 2021 AND EFFECTIVE ON

21 JANUARY 2021)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.

“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

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“Business Combination”	means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on the Nasdaq Capital Market, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).

“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Capital Market.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law.

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“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“Equity-linked Securities”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“IPO”	means the Company’s initial public offering of securities.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the amended and restated memorandum of association of the Company.

“Nominating Committee”	means the nominating committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Officer”	means a person appointed to hold an office in the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.

“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

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“Registered Office”	means the registered office for the time being of the Company.

“Representative”	means a representative of the Underwriters.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

“Share”	means a Class A Share, a Class B Share, or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	subject to Article 29.4, Article 47.1 and Article 47.2, has the same meaning as in the Statute, and includes a unanimous written resolution.

“Sponsor”	means JCIC Sponsor LLC, a Cayman Islands limited liability company, and its successors or assigns.

“Statute”	means the Companies Act (2021 Revision) of the Cayman Islands.

“Tax Filing Authorised Person”	means such person as any Director shall designate from time to time, acting severally.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Trust Account”	means the Trust Account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

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(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)	sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.

3.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

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3.3

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

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6	Certificates for Shares

6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5

Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares

7.1

Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the

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Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)

Class B Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1

Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of

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the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of

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any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

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14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

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16	Transmission of Shares

16.1

If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class B Ordinary Share Conversion

17.1

The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the conversion rights referred to in this Article.

17.2	Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”) automatically on the day of the closing of a Business Combination.

17.3

Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on

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an as-converted basis, in the aggregate, 20 per cent of the sum of all Class A Shares and Class B Shares in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor or its Affiliates upon conversion of loans made to the Company.

17.4

Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6

Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7

References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18	Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

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(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3

Subject to the provisions of the Statute, and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, Article 29.4, Article 47.1 and Article 47.2, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

19	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3

The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

20.4

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

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21	Notice of General Meetings

21.1

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Proceedings at General Meetings

22.1

No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

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22.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9

If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10

When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11	A resolution put to the vote of the meeting shall be decided on a poll.

22.12	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23	Votes of Members

23.1

Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, Article 47.1 and Article 47.2, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

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23.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7

A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	Proxies

24.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

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24.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members

25.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2

If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27	Directors

27.1	There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27.2

The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand elected for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand elected for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand elected for a term expiring at the Company’s third annual general meeting.

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Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

28	Powers of Directors

28.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	Appointment and Removal of Directors

29.1

Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

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29.2

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3	After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4

Prior to the closing of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	Proceedings of Directors

31.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

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31.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5

A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9

A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33	Directors’ Interests

33.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

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33.2

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35	Delegation of Directors’ Powers

35.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any

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conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3

The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

35.4

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6

The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

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37	Remuneration of Directors

37.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal

38.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3

A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve

39.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

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39.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.

39.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

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40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or

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any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

42.3

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42.8

Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

42.9

The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

42.10

At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

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42.11	The Audit Committee shall approve any transaction or transactions between the Company and any of the following parties:

(a)	any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and

(b)	any Director or Officer and any Affiliate of such Director or Officer.

43	Notices

43.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2	Where a notice is sent by:

(a)

courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)

post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)

cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)

e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

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43.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up

44.1

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1

Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person

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shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation

47.1

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands. For the purposes of a Special Resolution to be passed pursuant to this Article, a holder of Class B Shares shall have ten votes for every Class B Share of which he is the holder and a holder of Class A Shares shall have one vote for every Class A Share of which he is the holder.

47.2

Article 47.1 may only be amended by a Special Resolution passed by at least 90% of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution of all Members.

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48	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49	Business Combination

49.1

Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2	Prior to the consummation of a Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)

provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (which interest shall be net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 upon consummation of such Business Combination

49.3

If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

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49.5

Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

49.6

A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7

In the event that the Company does not consummate a Business Combination by 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)

as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)

as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

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49.8	In the event that any amendment is made to this Article:

(a)

to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 24 months from the consummation of the IPO; or

(b)	with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

49.9

A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10

After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or

(b)	vote as a class with Public Shares on a Business Combination.

49.11

A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.12

As long as the securities of the Company are listed on the Nasdaq Capital Market, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (net of amounts previously disbursed to the Company’s management for taxes and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations.

49.13

The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to complete a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that is a member of the United States Financial Industry Regulatory Authority or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.

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50	Certain Tax Filings

Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.

51	Business Opportunities

51.1

To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

51.2

Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

51.3

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

Filed: 22-Jan-2021 09:54 EST
www.verify.gov.ky File#: 365269	Auth Code: G60201880235

Annex F

FORM OF SECOND SURVIVING COMPANY AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION

F-1

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

[ ]1

(ADOPTED BY SPECIAL RESOLUTION DATED [ ])

[1]	Note to Draft: Company to provide.

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THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

[ ]2

(Adopted by special resolution dated [ ])

1	The name of the Company is [ ][3].

2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5	[The share capital of the Company is US$50,000 divided into 50,000 shares of a par value of US$1.00 each][4].

6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

[2]	Note to Draft: Company to provide.
[3]	Note to Draft: Company to provide.
[4]	Note to Draft: Company to confirm.

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THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

[ ]5

(Adopted by special resolution dated [ ])

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these articles of association of the Company.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Company”	means the above named company.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Share”	means a share in the Company and includes a fraction of a share in the Company.

[5]	Note to Draft: Company to provide.

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“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Subscriber”	means the subscriber to the Memorandum.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares

3.1	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the

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Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights. Notwithstanding the foregoing, the Subscriber shall have the power to:

(a)	issue one Share to itself;

(b)	transfer that Share by an instrument of transfer to any person; and

(c)	update the Register of Members in respect of the issue and transfer of that Share.

3.2	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

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6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7	Transfer of Shares

7.1

Subject to Article 3.1, Shares are transferable subject to the approval of the Directors by resolution who may, in their absolute discretion, decline to register any transfer of Shares without giving any reason. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

7.2

The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1

Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

8.2

Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1

If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

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10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of that person subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or their estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within 14 clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or their nominee shall be registered as the holder of the Shares comprised in any such transfer, and they shall not be bound to see to the application of the purchase money, nor shall their title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least 14 clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be

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paid by instalments. A person upon whom a call is made shall remain liable for calls made upon them notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by that Member, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than 14 clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by that person to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but that person’s liability shall cease if and when the Company shall have received payment in full of all monies due and payable by them in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of

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transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall their title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1

If a Member dies the survivor or survivors (where they were a joint holder) or their legal personal representatives (where they were a sole holder), shall be the only persons recognised by the Company as having any title to the deceased Member’s Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which the Member was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by that person to the Company, either to become the holder of such Share or to have some person nominated by them registered as the holder of such Share. If they elect to have another person registered as the holder of such Share they shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which they would be entitled if they were the holder of such Share. However, they shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered or to have some person nominated by them registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within 90 days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Amendments of Memorandum and Articles of Association and Alteration of Capital

17.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

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17.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3	Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

18	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

19	General Meetings

19.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

19.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

19.3	The Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

19.4

A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than 10% in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

19.5

The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

19.6

If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within 21 days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further 21 days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said 21 day period.

19.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20	Notice of General Meetings

20.1

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice

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specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote at the meeting; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than 95% in par value of the Shares giving that right.

20.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21	Proceedings at General Meetings

21.1

No business shall be transacted at any general meeting unless a quorum is present. Two Members being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by its duly authorised representative or proxy.

21.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

21.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

21.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairperson of a general meeting of the Company or, if the Directors do not make any such appointment, the chairperson, if any, of the board of Directors shall preside as chairperson at such general meeting. If there is no such chairperson, or if the chairperson shall not be present within 15 minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairperson of the meeting.

21.6

If no Director is willing to act as chairperson or if no Director is present within 15 minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairperson of the meeting.

21.7

The chairperson may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

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21.8

When a general meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

21.9

A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairperson demands a poll, or any other Member or Members collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) and holding at least 10% in par value of the Shares giving a right to attend and vote at the meeting demand a poll.

21.10

Unless a poll is duly demanded and the demand is not withdrawn a declaration by the chairperson that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

21.11	The demand for a poll may be withdrawn.

21.12

Except on a poll demanded on the election of a chairperson or on a question of adjournment, a poll shall be taken as the chairperson directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.13

A poll demanded on the election of a chairperson or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairperson of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

21.14	In the case of an equality of votes, whether on a show of hands or on a poll, the chairperson shall be entitled to a second or casting vote.

22	Votes of Members

22.1

Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall have one vote and on a poll every Member present in any such manner shall have one vote for every Share of which they are the holder.

22.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by their committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

22.4

No person shall be entitled to vote at any general meeting unless they are registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by them in respect of Shares have been paid.

22.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairperson whose decision shall be final and conclusive.

22.6

On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may

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appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

22.7

On a poll, a Member holding more than one Share need not cast the votes in respect of their Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing the proxy, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which they are appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which they are appointed.

23	Proxies

23.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of their attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

23.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

23.3

The chairperson may in any event at their discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairperson, shall be invalid.

23.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

23.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

24	Corporate Members

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as the corporation could exercise if it were an individual Member.

25	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

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26	Directors

There shall be a board of Directors consisting of not less than one person (exclusive of alternate Directors) provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors. The first Directors of the Company may be determined in writing by, or appointed by a resolution of, the Subscriber.

27	Powers of Directors

27.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to their surviving spouse, civil partner or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

27.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

28	Appointment and Removal of Directors

28.1	The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

28.2

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that they resign the office of Director; or

(b)

the Director is absent (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by them) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that they have by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with their creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)

all of the other Directors (being not less than two in number) determine that the Director should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

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30	Proceedings of Directors

30.1

The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director. A person who holds office as an alternate Director shall, if their appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if their appointor is not present, count twice towards the quorum.

30.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairperson shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of their appointor to a separate vote on behalf of their appointor in addition to their own vote.

30.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairperson is located at the start of the meeting.

30.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of their appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of their appointor and in their capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

30.5

A Director or alternate Director may, or other officer of the Company on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

30.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

30.7

The Directors may elect a chairperson of their board and determine the period for which they are to hold office; but if no such chairperson is elected, or if at any meeting the chairperson is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairperson of the meeting.

30.8

All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30.9

A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by that Director. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

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31	Presumption of Assent

A Director or alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless their dissent shall be entered in the minutes of the meeting or unless they shall file their written dissent from such action with the person acting as the chairperson or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

32	Directors’ Interests

32.1

A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2

A Director or alternate Director may act on their own or by, through or on behalf of their firm in a professional capacity for the Company and they or their firm shall be entitled to remuneration for professional services as if they were not a Director or alternate Director.

32.3

A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by them as a director or officer of, or from their interest in, such other company.

32.4

No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or their alternate Director in their absence) shall be at liberty to vote in respect of any contract or transaction in which they are interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by them at or prior to its consideration and any vote thereon.

32.5

A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which they have an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

33	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

34	Delegation of Directors’ Powers

34.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by that Director, provided that an alternate Director

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may not act as managing director and the appointment of a managing director shall be revoked forthwith if they cease to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.3

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

34.4

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in them.

34.5

The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of their appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate their office at any time if they give notice in writing to the Company that they resign their office.

35	Alternate Directors

35.1

Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by them.

35.2

An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which their appointor is a member, to attend and vote at every such meeting at which the Director appointing them is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of their appointor as a Director in their absence.

35.3	An alternate Director shall cease to be an alternate Director if their appointor ceases to be a Director.

35.4	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

35.5

Subject to the provisions of the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for their own acts and defaults and shall not be deemed to be the agent of the Director appointing them.

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36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond that Director’s ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to their remuneration as a Director.

38	Seal

38.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

38.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a fax of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3

A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over their signature alone to any document of the Company required to be authenticated by them under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve

39.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by the Member to the Company on account of calls or otherwise.

39.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares,

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debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.

39.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and

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expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.3

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43	Notices

43.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, telex, fax or email to such Member or to such Member’s address as shown in the Register of Members (or where the notice is given by email by sending it to the email address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail.

43.2

Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by email service shall be deemed to be effected by transmitting the email to the email address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the email to be acknowledged by the recipient.

43.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or

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by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves because they are a legal personal representative or a trustee in bankruptcy of a Member where the Member but for their death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up

44.1

If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1

Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving

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such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

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Annex G

FORM OF NEW BRIDGER CHARTER

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WILDFIRE NEW PUBCO, INC.,

a Delaware corporation

Wildfire New PubCo, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. The Corporation’s original certificate of incorporation was filed with the office of the Secretary of State of the State of Delaware on [•], 2022.

B. This amended and restated certificate of incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), restates and amends the provisions of the Corporation’s certificate of incorporation and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.

C. The text of the certificate of incorporation of this Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Bridger Aerospace Group Holdings, Inc.

ARTICLE II

REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

4.1. Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 1,010,000,000 shares, consisting of 1,000,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), and 10,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), of which 1,000,000 shares of Preferred Stock shall be designated as the “Series A Preferred Stock” and shall have the rights, powers, designations, preferences, qualifications, limitations and restrictions set forth in Section 4.5 below. Subject to and in accordance with the provisions of Section 4.5(d)(i), the number of shares of

Series A Preferred Stock may be increased (to the extent of the Corporation’s authorized and unissued Preferred Stock) by further resolution duly adopted by the Board and the filing of a certificate of increase with the Secretary of State of the State of Delaware.

4.2. Increase or Decrease in Authorized Capital Stock. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote generally in the election of directors, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting together as a single class, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 4.4 of this amended and restated certificate of incorporation of the Corporation (as further amended from time to time in accordance with the provisions hereof and including, without limitation, the terms of any certificate of designation with respect to any series of Preferred Stock, this “Certificate of Incorporation”).

4.3. Common Stock.

(a) The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of shares of Common Stock are entitled to vote. There shall be no cumulative voting with respect to any matter submitted to a vote of the stockholders of the Corporation. Except as otherwise required by law or this Certificate of Incorporation, and subject to the rights of the holders of shares of Preferred Stock, if any, at any annual or special meeting of the stockholders of the Corporation, the holders of shares of Common Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders; provided, however, that, except as otherwise required by law, holders of shares of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms, number of shares, powers, designations, preferences or relative, participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereof, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the DGCL.

(b) Subject to the rights of the holders of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the board of directors of the Corporation (the “Board”) from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) In the event of any Insolvency Event with respect to the Corporation or dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of shares of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

4.4. Preferred Stock.

(a) The Board is expressly authorized to issue from time to time shares of Preferred Stock in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board. The Board is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in a certification of designation filed pursuant to the DGCL the powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of Preferred Stock, including, without limitation, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including, without limitation, sinking fund provisions), redemption price or prices and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

(b) The Board is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series of Preferred Stock, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, stated in this Certificate of Incorporation or the resolution of the Board originally fixing the number of shares of such series. If the number of shares of any series of Preferred Stock is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

4.5. Series A Preferred Stock.

(a) Definitions. For purposes of this Certificate of Incorporation, references to:

(i) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with such Person. The term “control” means (a) the beneficial ownership of securities, as determined in accordance with Rule 13d-3 of the Exchange Act, representing a majority of the voting power of any Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through ownership of Voting Securities or partnership or other ownership interests, by contract or otherwise, and the terms “controlling” and “controlled” shall have correlative meanings. Notwithstanding the foregoing, (i) the Corporation and its Subsidiaries and other controlled Affiliates shall not be considered Affiliates of any Series A Preferred Stockholder, or any of such Person’s Affiliates (except the Corporation and its Subsidiaries and other controlled Affiliates shall be Affiliates of each other) and (ii) none of the Series A Preferred Stockholders shall be considered Affiliates of any portfolio company in which a Series A Preferred Stockholder or any of its investment fund Affiliates, Affiliated manager, or other investment Affiliates, as applicable, have made a debt or equity investment (and vice versa). The term “Affiliated” shall have a meaning correlative to the foregoing.

(ii) “Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized by law to be closed in New York, New York.

(iii) “Closing Date” means [•].1

(iv) “Conversion Price” shall mean an amount equal to: (x) with respect to any Series A Preferred Stockholder’s exercise of conversion rights pursuant to Section 4.5(c) within 30 days following the Closing Date, $9.00 and (y) with respect to any Series A Preferred Stockholder’s exercise of conversion rights pursuant to Section 4.5(c) more than 30 days following the Closing Date, $11.00, in each case of clauses (x) and (y) subject to adjustment in accordance with Section 4.5(c)(iii).

(v) “Conversion Securities” means (i) shares of Common Stock or (ii) such other series of shares or units of common equity interests of the Corporation, any direct or indirect parent thereof (a “Parent Entity”), or any Subsidiary thereof into which the shares of Series A Preferred Stock are convertible pursuant to Section 4.5(c).

(vi) “Dividend Payment Date” means (i) June 30 and December 31 of each fiscal year, commencing on [December 31, 2022] [June 30, 2023]2 and (ii) the Series A Preferred Maturity Date; provided that, if any Dividend Payment Date is not a Business Day, the Dividend Payment Date shall be the immediately preceding Business Day.

[1]	Note to Draft: To be the date of the closing of the Transactions.
[2]	Note to Draft: To be the first date after the Closing Date.

(vii) “Dividend Period” means the period commencing on and including a Dividend Payment Date that ends on, but does not include, the next Dividend Payment Date. The initial Dividend Period will commence on and include the Closing Date.

(viii) “Equity Securities” means any (x) capital stock of, or other equity interests in, any Person, (y) securities convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in any Person, or (z) options, warrants or other rights to acquire the securities described in clauses (x) and (y), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise.

(ix) “Event of Default” means any (a) a failure by the Corporation to pay amounts with respect to the shares of Series A Preferred Stock as and when due pursuant to this Certificate of Incorporation (whether or not there are any profits, surplus or other funds legally available for the payment thereof or such payment is then permitted by applicable law or any instrument or agreement to which the Corporation or any of its Subsidiaries is a party), (b) with respect to any Series A Preferred Stockholder, the failure by the Corporation to comply with such Series A Preferred Stockholder’s Conversion Rights set forth in Section 4.5(c)(i)(1) (in each case whether or not permitted by applicable law or any agreement or instrument binding upon the Corporation), (c) the failure by the Corporation or any of its Subsidiaries to comply with any other agreement or obligation pursuant to the terms of this Certificate of Incorporation (including, without limitation, Section 4.5(d)) for 30 days after written notice thereof from the Required Series A Preferred Holders (provided that any failure of the Corporation or its Subsidiaries to provide notice within the period prescribed pursuant to Section 4(g) of the occurrence of any Event of Default (or any event or condition which would, upon notice, lapse of time or both, unless cured or waived, become an Event of Default) shall constitute an immediate Event of Default), (e) any acceleration (or failure to pay at final stated maturity) of Indebtedness of (i) the Corporation in excess of $5,000,000 or (ii) any of its Subsidiaries in excess of $21,000,000 (in each case, excluding any acceleration of Indebtedness as a result of an aircraft casualty event), (f) the occurrence of any Insolvency Event or (g) any voluntary or involuntary de-listing of the Corporation’s common equity interests or the common equity interests of any Parent Entity that has issued Conversion Securities pursuant to Section 4.5(c) from the New York Stock Exchange or The Nasdaq Stock Market (unless such de-listing is accompanied by a substantially simultaneous listing on another of the New York Stock Exchange or The Nasdaq Stock Market).

(x) “Excess Hold Redemption Price” means a price equal to the sum of (x) the Series A Preferred Stated Value of such share of Series A Preferred Stock, plus (y) an amount equal to any accrued Series A Preferred Interest Amount on such share of Series A Preferred Stock, if any, from (and including) the Closing Date or the most recent Dividend Payment Date prior to the applicable Excess Hold Redemption Date to, but excluding, such Excess Hold Redemption Date.

(xi) “Fair Value” means, with respect to any assets or securities, the fair value for such assets or securities as between a willing buyer and a willing seller in an arm’s-length transaction occurring on the date of valuation, taking into account all relevant factors determinative of value, as reasonably determined by the Board.

(xii) “Fundamental Change” means (i) the direct or indirect sale, lease, division, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Corporation and its Subsidiaries taken as a whole to any “person” or “group” (as each such term is used in Section 13(d) of the Exchange Act) other than the Corporation or one or more of its Subsidiaries and other than a pledge or grant of a security interest to one or more bona fide lenders (provided, that the enforcement of such pledge or security interest shall be considered in determining whether a Fundamental Change has occurred), (ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (other than any “person” or “group” described in clause (iii) below) is or becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the outstanding voting power of the outstanding Voting Securities of the Corporation or any Parent Entity, measured by voting power rather than number of shares, units or the like or (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that, in the aggregate, the Permitted Holders, a “group” controlled by any of the Permitted Holders or any entity controlled by one or more Permitted Holders formed for the purpose of owning Equity Securities of the Corporation or a Parent Entity is or becomes the beneficial owner, directly or indirectly, of more than sixty one percent (61.0%) of the outstanding voting power of the outstanding Voting Securities of the Corporation or any Parent Entity, measured by voting power rather than number of shares, units or the like.

(xiii) “Indebtedness” means, with respect to any Person, (a) (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property, goods or services, (ii) all other obligations, contingent or otherwise, of such Person for the repayment of borrowed money in the form of surety bonds, letters of credit and bankers’ acceptances whether or not matured, and (iii) all net payment obligations under hedges and other derivative contracts and similar financial instruments, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations of such Person, (d) all indebtedness referred to in clause (a), (b) or (c) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness (and thus such indebtedness is not an obligation of such Person) and (e) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any indebtedness referred to in clause (a), (b), (c) or (d) above of another Person.

(xiv) “Initial Series A Preferred Issue Price” means $[•], subject to appropriate adjustment in the event of any dividend, split, combination or other similar recapitalization which may be made after the date hereof.

(xv) “Insolvency Event” means (a) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of the Corporation or any Material Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for the Corporation or any Material Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or (b) the Corporation or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (a) above, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for the Corporation or any Material Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors.

(xvi) “JPMCF” means JPMorgan Chase Funding Inc. and each of its successors or any of their respective Affiliates.

(xvii) “Make-Whole Amount” means with respect to any share of Series A Preferred Stock on any Series A Preferred Redemption Date or other applicable date of determination, the present value at such Series A Preferred Redemption Date or other applicable date of determination of 100% of the Series A Preferred Interest Amount that would accrue in respect of such share of Series A Preferred Stock from the date of such redemption through April 25, 2027, discounted to the date of redemption on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate determined with respect to such Series A Preferred Redemption Date or other applicable date of determination plus 50 basis points, and assuming for purposes hereof that (1) such Series A Preferred Interest Amount is paid (i) in cash in full if the Corporation shall have paid currently in full in cash all Series A Preferred Interest Amount on and as of the two Dividend Payment Dates immediately preceding such Series A Preferred Redemption Date or other applicable date of determination or (ii) by adding such amount to the Series A Preferred Interest Amount if subclause (i) shall not apply and (2) the Series A Preferred Dividend Rate for the period from the date of such redemption through April 25, 2027 is equal to the Series A Preferred Dividend Rate in effect as of the date of such redemption (including any default rate increase if then in effect pursuant to the penultimate sentence of the definition of “Series A Preferred Interest Amount” at the date of such redemption or other applicable date of determination).

(xviii) “Material Subsidiary” means (a) each Subsidiary of the Corporation that, as of the last day of the fiscal quarter of the Corporation most recently ended for which financial statements of the Corporation are available, had revenues or total assets for such quarter in excess of 25% of the consolidated revenues or total assets, as applicable, of the Corporation and its Subsidiaries for such quarter and (b) any group comprising Subsidiaries that each would not have been a Material Subsidiary under clause (a) but that, taken together, as of the last day of the fiscal quarter of the Corporation most recently ended for which financial statements of the Corporation are available, had revenues or total assets for such quarter in excess of 25% of the consolidated revenues or total assets, as applicable, of the Corporation and its Subsidiaries for such quarter.

(xix) “Permitted Holders” means Bridger Element LLC, McAndrew Rudisill, Tim Sheehy and Matthew Sheehy and each of their respective Affiliates.

(xx) “Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association, or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

(xxi) “Required Series A Preferred Holders” means, as of any date of determination, one or more Series A Preferred Stockholders holding shares of Series A Preferred Stock representing not less than fifty-five percent (55.0%) of the Series A Preferred Stated Value of the then outstanding shares of Series A Preferred Stock; provided that at any time during which there are two or more unaffiliated Series A Preferred Stockholders, the Required Series A Preferred Holders must include at least two unaffiliated Series A Preferred Stockholder.

(xxii) “Required Series A Preferred Super Majority” means, as of any date of determination, one or more Series A Preferred Stockholders holding shares of Series A Preferred Stock representing not less than eighty-five percent (85%) of the Series A Preferred Stated Value of the then outstanding shares of Series A Preferred Stock.

(xxiii) “Sale of the Corporation” means (a) a transaction or series of related transactions in which a “person” or a “group” (as each such term is used in Section 13(d) of the Exchange Act) acquires Voting Securities of the Corporation representing more than fifty percent (50%) of the outstanding voting power of the outstanding Voting Securities of the Corporation (excluding from this clause (a) any Business Combination (as defined below)), (b) any direct or indirect acquisition of the Corporation by means of merger, consolidation, business combination, exchange or contribution of equity, or other form of entity reorganization in one or a series of related transactions with or into another entity (a “Business Combination”) in which the Corporation’s outstanding shares of capital stock are exchanged for cash, securities or other consideration and, immediately following such transaction, a “person” or a “group” (as each such term is used in Section 13(d) of the Exchange Act) that is not a holder of Equity Securities of the Corporation immediately prior to such transaction owns directly or indirectly Equity Securities representing more than fifty percent (50%) of the outstanding voting power of the surviving entity or its direct or indirect parent holding entity, or (c) a direct or indirect sale, transfer or other disposition (other than a pledge or grant of a security interest to one or more bona fide lenders) of greater than seventy-five percent (75%) of the consolidated assets of the Corporation (other than to a wholly owned Subsidiary of the Corporation).

(xxiv) “Series A Preferred Interest Amount” means, with respect to each share of Series A Preferred Stock, an amount accruing daily, computed on the basis of a 365 day year, on such share of Series A Preferred Stock at a rate (such rate, as may be increased pursuant to the penultimate sentence of this definition, the “Series A Preferred Dividend Rate”) equal to3 (i) 7.00% per annum on the Series A Preferred Stated Value of such share of Series A Preferred Stock for the period from (and including) the Closing Date to (but excluding) April 25, 2028, (ii) 9.00% per annum on the Series A Preferred Stated Value of such share of Series A Preferred Stock for the period from (and including) April 25, 2028 to (but excluding) April 25, 2029, and (iii) thereafter, 11.00% per annum on the Series A Preferred Stated Value of such share of Series A Preferred Stock. Series A Preferred Interest Amount shall be paid in cash; provided that at the Corporation’s election in its sole discretion (which election shall be deemed made by the Corporation if no Series A Preferred Interest Amount is paid in cash on the applicable Dividend Payment Date) for each Dividend Period for which Series A Preferred Interest Amount is not paid in cash, the Series A Preferred Interest Amount for such share of Series A Preferred Stock shall be paid by increasing the Series A Preferred Stated Value for such share of Series A Preferred Stock (in lieu of being paid in cash). Notwithstanding anything to the contrary herein, if any Event of Default shall have occurred and be continuing, then until such Event of Default is cured or waived by the Required Series A Preferred Holders (or, with respect to an Event of Default relating to a default in respect of a Series A Preferred Stockholder’s exercise of its put right pursuant to Section 4.5(b)(iv), or a Series A Preferred Stockholder’s exercise of its Conversion Rights set forth in Section 4.5(c)(i)(1), by each applicable Series A Preferred Stockholder affected thereby) then until such violation is cured or waived by a Required Series A Preferred Super Majority, then the applicable Series A Preferred Dividend Rate shall be subject to an increase of 2.00% per annum; provided, however, in no event shall the Series A Preferred Dividend Rate increase by more than 2.00% per annum. The Series A Preferred Interest Amount (including, for the avoidance of doubt, pursuant to the immediately preceding sentence) will accrue as set forth herein regardless of whether Series A Preferred Interest Amount has been declared by the Board and whether or not there are any profits, surplus or other funds legally available for the payment thereof or such payment is then permitted by applicable law or any instrument or agreement to which the Corporation or any of its Subsidiaries is a party.

(xxv) “Series A Preferred Liquidation Preference” means, as of any date of determination, with respect to each share of Series A Preferred Stock, (a) an amount equal to the sum of (x) the Series A Preferred Stated Value of such share of Series A Preferred Stock plus (y) an amount equal to any accrued Series A Preferred Interest Amount on such share of Series A Preferred Stock, if any, from (and including) the most recent Dividend Payment Date prior to the applicable date of determination to, but excluding, such applicable date of determination.

(xxvi) “Series A Preferred Maturity Date” means April 25, 2032.

(xxvii) “Series A Preferred Redemption Price” means, with respect to any share of Series A Preferred Stock at any date on which such share of Series A Preferred Stock is to be redeemed (other than pursuant to an Excess Hold Redemption), (i) in the case of any redemption pursuant to Section 4.5(b)(i)(y), a price equal to the sum of (x) the Series A Preferred Stated Value of such share of Series A Preferred Stock, plus (y) an amount equal to any accrued Series A Preferred Interest Amount on such share of Series A Preferred Stock, if any, from (and including) the most recent Dividend Payment Date prior to the Series A Preferred Redemption Date or other applicable date of determination to, but excluding, such Series A Preferred Redemption Date or other applicable date of determination, plus (z) the Make-Whole Amount with respect to such share of Series A Preferred Stock and (ii) on or after April 25, 2027, a price equal to the sum of (x) the Series A Preferred Stated Value of such share of Series A Preferred Stock, plus (y) an amount equal to any accrued Series A Preferred Interest Amount on such share of Series A Preferred Stock, if any, from (and including) the most recent Dividend Payment Date prior to the Series A Preferred Redemption Date or other applicable date of determination to, but excluding, such Series A Preferred Redemption Date or other applicable date of determination.

[3]	Note to Draft: Initial dividend rate to be updated to 9% in the event the Closing Date occurs on or after April 25, 2023.

(xxviii) “Series A Preferred Stated Value” means, with respect to a share of Series A Preferred Stock, the sum of (x) the Initial Series A Preferred Issue Price of such share of Series A Preferred Stock plus (y) any accrued and unpaid Series A Preferred Interest Amount thereon as of the end of the immediately preceding semi-annual Dividend Period.

(xxix) “Series A Preferred Stockholder” means a holder of Series A Preferred Stock.

(xxx) “Subsidiary” means, with respect to any Person, any entity of which (a) a majority of the total voting power of shares of stock or equivalent ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other members of the applicable governing body thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the Subsidiaries of that Person or a combination thereof, or (b) if no such governing body exists at such entity, a majority of the total voting power of shares of stock or equivalent ownership interests of the entity is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member or general partner of such limited liability company, partnership, association or other business entity.

(xxxi) “Treasury Rate” means, as of any date of determination, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the Series A Preferred Redemption Date or other applicable date of determination) of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 as of the applicable day during such week (or, if such statistical release is no longer published or the relevant information does not appear thereon, any publicly available source for similar market data)) most nearly equal to the period from the Series A Preferred Redemption Date or other applicable date of determination to April 25, 2027; provided that if the period from the Series A Preferred Redemption Date or other applicable date of determination to April 25, 2027 is not equal to the constant maturity of a United States Treasury security for which such yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Series A Preferred Redemption Date or other applicable date of determination to April 25, 2027 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used. In each case, the Corporation or its agent shall obtain the Treasury Rate.

(xxxii) “Voting Security” means (a) shares of Common Stock and (b) any shares of Preferred Stock that are permitted by their terms to vote together with the Common Stock or to vote as a separate class or series with respect to the election of the Corporation’s directors.

(b) Redemption of Series A Preferred Stock

(i) Series A Preferred Optional Redemption. At any time and from time to time (x) on or after April 25, 2027 or (y) in connection with the consummation of a Fundamental Change but prior to April 25, 2027, the Corporation shall have the right, in its sole discretion, to redeem, subject to the terms and provisions of this Section 4.5(b)(i), all or any portion of the outstanding shares of Series A Preferred Stock (a “Series A Preferred Optional Redemption”), for an amount in cash equal to the applicable Series A Preferred Redemption Price; provided that no such Series A Preferred Optional Redemption shall be permitted pursuant to clause (y) in connection with a Fundamental Change of the type described in clause (iii) of the definition thereof, without the consent of the Required Series A Preferred Super Majority. For the avoidance of doubt, no share of Series A Preferred Stock that is converted into Conversion Securities prior to the applicable Series A Preferred Redemption Date (including any shares of Series A Preferred Stock as to which Conversion Rights are exercised following the delivery of a Series A Preferred Redemption Notice but prior to the applicable Series A Preferred Redemption Date) shall be subject to redemption pursuant to this Section 4.5(b)(i).

(ii) Excess Hold Redemption. In addition, except to the extent otherwise agreed in writing between the Corporation and JPMCF, the Corporation shall have the right, in its sole discretion, to redeem, subject to the terms and provisions of this Section 4.5(b)(ii), all or any portion of the outstanding shares of Series A Preferred Stock held by JPMCF at such time with an aggregate Initial Series A Preferred Issue Price in excess of $[•] (an “Excess Hold Redemption”), for an amount in cash equal to the applicable Excess Hold Redemption Price; provided that an Excess Hold Redemption must be funded with cash proceeds of a capital raising transaction consummated subsequent to April 25, 2022. For the avoidance of doubt, no share of Series A Preferred Stock that is converted into Conversion Securities prior to the applicable Excess Hold Redemption Date (including any share of Series A Preferred Stock as to which Conversion Rights are exercised following the delivery of an Excess Hold Redemption Notice but prior to the applicable Excess Hold Redemption Date) shall be subject to redemption pursuant to this Section 4.5(b)(ii). Any election by the Corporation to effect an Excess Hold Redemption shall be irrevocable and shall be made by delivering an Excess Hold Redemption Notice in accordance with Section 4.5(b)(iii)(2).

(iii) Procedures for Optional Redemption and Excess Hold Redemption.

(1) Series A Preferred Optional Redemption. At least ten (10) Business Days and not more than sixty (60) days prior to the date on which the Corporation intends to redeem shares of Series A Preferred Stock pursuant to Section 4.5(b)(i) (except in connection with a redemption that is subject to one or more conditions precedent established by the Corporation, in which case such redemption date may extend until all such conditions are satisfied), (such date, the “Series A Preferred Redemption Date”), a written notice of such redemption (a “Series A Preferred Redemption Notice”) shall be given to each Series A Preferred Stockholder to such Person’s address appearing in the books of the Corporation. The Series A Preferred Redemption Notice shall state: (w) the Series A Preferred Redemption Date, (x) the Series A Preferred Redemption Price, (y) if such redemption is subject to the satisfaction of one or more conditions precedent, each such condition and, if applicable, state that, in the Corporation’s discretion, the Series A Preferred Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded if any or all such conditions shall not have been satisfied by the Series A Preferred Redemption Date (or by the Series A Preferred Redemption Date as so delayed) and (z) instructions with respect to the shares of Series A Preferred Stock that are to be surrendered for redemption. Each Series A Preferred Stockholder subject to a Series A Preferred Redemption Notice shall surrender to the Corporation the certificate or certificates (if any) representing such shares of Series A Preferred Stock to be redeemed, duly endorsed, in the manner and at the place designated in the Series A Preferred Redemption Notice and, on such Series A Preferred Redemption Date, the Series A Preferred Redemption Price shall be payable by the Corporation by wire transfer of immediately available funds to the Series A Preferred Stockholder to an account designated by such Series A Preferred Stockholder prior to the Series A Preferred Redemption Date, and each surrendered certificate (if any) shall be canceled and retired. In the event that at any time fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed pursuant to Section 4.5(b)(i), the selection of the shares of Series A Preferred Stock to be redeemed shall be made pro rata in proportion to the Series A Preferred Stated Value of the shares of Series A Preferred Stock held by each Series A Preferred Stockholder.

(2) Series A Excess Hold Redemption. If, at any time and from time to time, the Corporation intends to redeem Series A Preferred Stock pursuant to Section 4.5(b)(ii) a written notice of such redemption (an “Excess Hold Redemption Notice”) shall be given to JPMCF at JPMCF’s address appearing in the books of the Corporation no later than March 15, 2023. The Excess Hold Redemption Notice shall state: (w) the date of such Excess Hold Redemption, which in any event shall be not more than ten (10) Business Days following the Corporation’s delivery of the Excess Hold Redemption Notice (the “Excess Hold Redemption Date”), (x) the Excess Hold Redemption

Price, (y) the Series A Preferred Stated Value of the shares of Series A Preferred Stock subject to such Excess Hold Redemption and (z) instructions with respect to the shares of Series A Preferred Stock that are to be surrendered for redemption. JPMCF shall surrender to the Corporation the certificate or certificates (if any) representing such shares of Series A Preferred Stock to be redeemed, duly endorsed, in the manner and at the place designated in the Excess Hold Redemption Notice and, on such Excess Hold Redemption Date, the Excess Hold Redemption Price shall be payable by the Corporation by wire transfer of immediately available funds to an account designated by JPMCF, prior to the applicable Excess Hold Redemption Date, and each surrendered certificate (if any) shall be canceled and retired.

(iv) Series A Preferred Stockholder Redemption.

(1) A Series A Preferred Stockholder may elect to have the Corporation fully redeem all of such Series A Preferred Stockholder’s outstanding Series A Preferred Stock upon the occurrence of (and substantially concurrently with) the consummation of a Fundamental Change (including, for the avoidance of doubt, a Sale of the Corporation), for an amount in cash equal to the applicable Series A Preferred Redemption Price (determined by reference to the date upon which such Fundamental Change occurs). Notwithstanding the foregoing, the redemption referenced in this clause 4.5(b)(iv)(1) shall not be required in any transaction if the shares of Series A Preferred Stock are purchased at the applicable Series A Preferred Redemption Price (determined by reference to the date upon which such transaction is consummated) in connection with (and no later than the time of consummation of) such transaction.

(2) If applicable law does not permit the Corporation to consummate any required redemption described in clause 4.5(b)(iv)(1) above, the Corporation shall not consummate the applicable transaction unless (x) at the closing thereof all of the shares of Series A Preferred Stock are purchased from the Series A Preferred Stockholders (whether by the Corporation, an Affiliate thereof or a third party) for an amount in cash equal to the applicable Series A Preferred Redemption Price (determined by reference to the date upon which such Fundamental Change occurs) or (y) the Corporation has given a ROFR Notice with respect to such transaction and otherwise complied with Section 4.5(e) hereof.

(3) In the event that a Series A Preferred Stockholder elects to have the Corporation redeem all of such Series A Preferred Stockholder’s shares of Series A Preferred Stock pursuant to clause 4.5(b)(iv)(1) above, such Series A Preferred Stockholder shall deliver a written notice of such election (a “Put Notice”) to the Corporation specifying that such Series A Preferred Stockholder elects to have its shares of Series A Preferred Stock redeemed pursuant to such clause 4.5(b)(iv)(1). The Corporation shall complete any redemption pursuant to clause 4.5(b)(iv)(1) within 20 Business Days of receipt of such Put Notice (or if later, the date of consummation of the applicable Fundamental Change) at the place specified in such Put Notice. At the closing of such redemption, (x) each electing Series A Preferred Stockholder shall surrender to the Corporation the certificate or certificates (if any) representing its shares of Series A Preferred Stock to be redeemed, duly endorsed, in the manner and at the place designated by the Corporation in writing to such Series A Preferred Stockholder and (y) the Series A Preferred Redemption Price (determined by reference to the date upon which the applicable Fundamental Change occurs) shall be payable by the Corporation by wire transfer of immediately available funds to the electing Series A Preferred Stockholder to an account designated by such electing Series A Preferred Stockholder.

(4) Except as set forth in clause 4.5(b)(iv)(1), the Series A Preferred Stockholders will have no right to require the Corporation to redeem any shares of Series A Preferred Stock prior to April 25, 2027.

(v) Series A Preferred Mandatory Redemption at Maturity. On the Series A Preferred Maturity Date, the Corporation shall redeem and purchase all (but not less than all) outstanding shares of Series A Preferred Stock for an amount, in cash, equal to the applicable Series A Preferred Liquidation Preference.

(vi) Limitations. Notwithstanding anything to the contrary set forth herein, in no event shall failure to redeem shares of Series A Preferred Stock on any date specified in Section 4.5(b)(iv) impose a limitation on the Corporation from completing a Fundamental Change or Sale of the Corporation; provided that the failure of the Corporation to redeem in full in cash the applicable shares of Series A Preferred Stock on a Series A Preferred Redemption Date or other applicable date of determination (including the Series A Preferred Maturity Date) by reason of the operation of this clause 4.5(b)(vi) shall not be construed as preventing the occurrence of an Event of Default of the type described in clause (a) of the definition thereof or the effectiveness of the rights and privileges of the Series A Preferred Stockholders that result from such Event of Default.

(vii) Termination of Rights. Upon the delivery by or on behalf of the Corporation of all consideration payable in respect of the shares of Series A Preferred Stock redeemed pursuant to this Section 4.5(b), all rights with respect to the redeemed shares of Series A Preferred Stock shall terminate.

(viii) Interest Accruing on the Series A Preferred Stock. On and after a redemption date, unless the Corporation defaults in the payment in full of the Series A Preferred Redemption Price, Series A Preferred Interest Amount on the redeemed shares of Series A Preferred Stock shall cease to accrue and accumulate on such date, and all rights of the Series A Preferred Stockholders of the shares of Series A Preferred Stock that are redeemed shall terminate with respect thereto on such date, other than the right to receive the Series A Preferred Redemption Price.

(c) Conversion of Series A Preferred Stock.

(i) Conversion Rights. The Series A Preferred Stockholders shall have conversion rights as follows (the “Conversion Rights”):

(1) Conversion Right. At any time, each share of Series A Preferred Stock shall be convertible, at the option of, and without payment of additional consideration by, the Series A Preferred Stockholder thereof into such number of fully paid and non-assessable Conversion Securities as is determined by dividing (x) the sum of (A) the Series A Preferred Stated Value of such share of Series A Preferred Stock plus (B) an amount equal to any accrued Series A Preferred Interest Amount on such share of Series A Preferred Stock, if any, from (and including) the most recent Dividend Payment Date prior to the Conversion Time to, but excluding, the Conversion Time by (y) the applicable Conversion Price for such share of Series A Preferred Stock. The Conversion Price, and the rate at which Series A Preferred Stock may be converted into Conversion Securities, shall be subject to adjustment as provided in this Section 4.5(c).

(2) Termination of Conversion Rights. In the event of delivery of a Series A Preferred Redemption Notice in respect of any share of Series A Preferred Stock pursuant to Section 4.5(b)(iii)(1), the Conversion Rights of the Series A Preferred Stock designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the applicable Series A Preferred Redemption Price is not fully paid on such Series A Preferred Redemption Date, in which case the Conversion Rights for such share of Series A Preferred Stock shall continue until such Series A Preferred Redemption Price is paid in full.

(3) Fractional Shares. No fractional Conversion Securities shall be issued upon conversion of a share of Series A Preferred Stock and in lieu of any fractional Conversion Securities to which a Series A Preferred Stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the applicable Conversion Price. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock converting into Conversion Securities and the aggregate number of Conversion Securities issuable upon such conversion. Any share of Series A Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such class, and the Corporation may thereafter take such appropriate action (without the need for any action by stockholders of the Corporation) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

(ii) Mechanisms of Conversion.

(1) Notice of Conversion. In order for a Series A Preferred Stockholder to voluntarily convert a share of Series A Preferred Stock into Conversion Securities, such Series A Preferred Stockholder shall provide written notice to the Corporation’s transfer agent (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such Series A Preferred Stockholder elects to convert all or any number of such Series A Preferred Stockholder’s shares of Series A Preferred Stock and, if applicable, any event on which such conversion is contingent. Such notice shall state such Series A Preferred Stockholder’s name or the names of the nominees in which such Series A Preferred Stockholder wishes the Conversion Securities to be issued. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice shall be the time of conversion (the “Conversion Time”), and the Conversion Securities issuable upon conversion of the shares of Series A Preferred Stock shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such Series A Preferred Stockholder, or to his, her or its nominees, evidence of the issuance of Conversion Securities upon such conversion in accordance with the provisions hereof and (ii) pay in cash such amount as provided in Section 4.5(c)(i)(3).

(2) Reservation of Conversion Securities. The Corporation shall, at all times that any shares of Series A Preferred Stock are outstanding, reserve and keep available out of its authorized but unissued membership interests, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized Conversion Securities as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued Conversion Securities shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued Conversion Securities to such number of Conversion Securities as shall be sufficient for such purposes.

(3) Effect of Conversion. All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares of Series A Preferred Stock shall immediately cease and terminate at the Conversion Time, except only the right of the Series A Preferred Stockholders thereof to receive Conversion Securities in exchange therefor.

(4) No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid Series A Preferred Interest Amount on the shares of Series A Preferred Stock surrendered for conversion or on the Conversion Securities delivered upon conversion.

(5) Taxes. The Corporation shall pay any and all issue, transfer and other similar taxes that may be payable in respect of any issuance or delivery of Conversion Securities or the transfer of shares of Series A Preferred Stock, upon conversion of shares of Series A Preferred Stock pursuant to this Section 4.5(c); provided that such taxes shall not include any income tax under federal or state tax laws if the conversion is treated as a taxable exchange by or for the Series A Preferred Stockholders.

(iii) Adjustments.

(1) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time effect a subdivision of the outstanding shares of Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of Conversion Securities issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of Conversion Securities issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this clause 4.5(c)(iii)(1) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(2) Adjustment for Certain Dividends. In the event the Corporation at any time or from time to time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend payable on the shares of Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:

(a)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(b)

the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend. Notwithstanding the foregoing (x) if such record date shall have been fixed and such dividend is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this clause (b) as of the time of actual payment of such dividends; and (y) no such adjustment shall be made if the Series A Preferred Stockholders simultaneously receive a dividend of shares of Common Stock in a number equal to the number of Conversion Securities as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Conversion Securities on the date of such event.

(3) Adjustments for Other Dividends. In the event the Corporation at any time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive a dividend payable in Equity Securities of the Corporation (other than a dividend of Conversion Securities in respect of outstanding Conversion Securities) or in other property (including cash), then and in each such event the Series A Preferred Stockholders shall receive, simultaneously with the dividend to the holders of Common Stock, a dividend of such Equity Securities or other property in an amount equal to the amount of such Equity Securities or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Conversion Securities on the date of such event.

(4) Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the shares of Common Stock (but not the shares of Series A Preferred Stock) are converted into or exchanged for securities of a series of shares or units of common equity interests of the Corporation, a Parent Entity, or a Subsidiary (as applicable), cash or other property of the Corporation, a Parent Entity, or a Subsidiary (as applicable) (other than a transaction covered by Section 4.5(c)(iii)(1), Section 4.5(c)(iii)(2) or Section 4.5(c)(iii)(3)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the shares of Common Stock into which it was convertible prior to such event into the kind and amount of securities of the Corporation, a Parent Entity, or a Subsidiary (as applicable), cash or other property which a holder of the number of shares of Common Stock issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4.5(c) with respect to the rights and interests thereafter of the Series A Preferred Stockholders, to the end that the provisions set forth in this Section 4.5(c) (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the shares of Series A Preferred Stock.

(5) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4.5(c), the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Series A Preferred Stockholder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which a share of Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any Series A Preferred Stockholder (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such Series A Preferred Stockholder a certificate setting forth (i) the Conversion Price then in effect, (ii) the series or class of Conversion Securities and (iii) number of Conversion Securities and the amount, if any, of other securities, cash or property which then would be received upon the conversion of a share of Series A Preferred Stock.

(d) Matters Requiring Approval of Certain Series A Preferred Stockholders. The terms of this Certificate of Incorporation and the terms of the organizational documents of each Subsidiary of the Corporation notwithstanding, the Corporation shall not, and shall cause its Subsidiaries not to, without the prior written consent or approval (which may be in the form of an email) of the Required Series A Preferred Holders, for so long as any shares of Series A Preferred Stock remain outstanding:

(i) Equity Issuances. Create, authorize or issue (by reclassification or otherwise) any Equity Securities of the Corporation, including any additional shares of Series A Preferred Stock or other security convertible into or exchangeable for any Equity Security of the Corporation, having rights, preferences or privileges ranking senior to the Series A Preferred Stock or pari passu with the Series A Preferred Stock.

(ii) Amendments. Subject to Section 4.5(d)(vii) below, amend, modify, restate, repeal or make any other change (by amendment, merger, consolidation, operation of law or otherwise) to any provision of the Corporation’s or any Subsidiary’s organizational documents (including this Certificate of Incorporation) in a manner which adversely alters or changes the rights, preferences or privileges of the Series A Preferred Stock; provided that any issuance of securities junior to the Series A Preferred Stock shall not be deemed to be adverse to the Series A Preferred Stock.

(iii) Dividends. Prior to payment in full in cash of the Series A Preferred Liquidation Preference on all outstanding shares of Series A Preferred Stock, effect any dividend or distribution to or redemption of Equity Securities (other than the shares of Series A Preferred Stock).

(iv) Series A Preferred Terms. Subject to Section 4.5(d)(vii) below, amend, modify or waive the terms of the Series A Preferred Stock.

(v) Merger or Consolidation. (1) Merge or consolidate with any Person (other than a merger or consolidation of one of the Corporation’s Subsidiaries with another of its Subsidiaries) or (2) sell all or substantially all of the assets of the Corporation and its Subsidiaries or otherwise consummate a Fundamental Change, in each case, unless such event constitutes a Fundamental Change and either (1) the Series A Preferred Stockholders are afforded at least ten (10) Business Days’ prior written notice of the consummation thereof and the Series A Preferred Stockholders shall receive in full in cash the applicable Series A Preferred Redemption Price due on the shares of Series A Preferred Stock that remain outstanding as of the consummation of such transaction substantially concurrently with the consummation of such transaction or (2) (w) at least 90% of the consideration received or to be received by a holder of Common Stock, excluding cash payments for fractional shares, in connection with such Fundamental Change consists of shares of common stock of a U.S. corporation (the “Public Company”) that are (or are to be) listed or quoted on the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their successors), (x) the Series A Preferred Stockholders receive, in exchange for their shares of Series A Preferred Stock, an equivalent amount of a new class of preferred stock of the Public Company having rights, privileges, ranking and economic terms substantially identical to those of the Series A Preferred Stock, (y) immediately after giving effect to such transaction, no “person” or “group” (as defined in the definition of “Fundamental Change”) shall beneficially own stock of the Public Company having a majority of the ordinary voting power of all stock of the Public Company and (z) as a result of such transaction or transactions the shares of Series A Preferred Stock shall, at the option of the Series A Preferred Stockholders (and subject to the anti-dilution adjustments set forth in Section 4.5(c) applicable to the shares of Series A Preferred Stock), become convertible into the consideration that such shares of Series A Preferred Stock would have received had they been converted into shares of Common Stock immediately prior to such Fundamental Change or (3) the Corporation has provided a ROFR Notice in accordance with Section 4.5(e) and otherwise complied with the requirements of Section 4.5(e) applicable thereto.

(vi) Liquidation. Consent to a liquidation, dissolution or winding up of the Corporation or any of its Subsidiaries unless, with respect to the Corporation, the Corporation shall have delivered to the Series A Preferred Stockholders not less than 10 Business Days’ prior written notice of such transaction.

(vii) Notwithstanding the terms of this Certificate of Incorporation (including clauses (i) through (vi) above), without the prior written consent or approval (which may be in the form of an email) of a Required Series A Preferred Super Majority, no amendment, waiver or modification of this Certificate of Incorporation shall (i) decrease the Series A Preferred Dividend Rate, (ii) reduce the Series A Preferred Redemption Price or otherwise modify the definition of such term, (iii) modify the definition of “Conversion Price,” “Initial Series A Preferred Issue Price,” “Series A Preferred Interest Amount,” “Series A Preferred Liquidation Preference,” “Series A Preferred Maturity Date,” “Series A Preferred Stated Value” or the components of any of the foregoing, (iv) modify Section 4.5(b)(i), Section 4.5(b)(ii), Section 4.5(b)(iii), Section 4.5(b)(iv), Section 4.5(b)(v), Section 4.5(b)(vi), Section 4.5(c), Section 4.5(d) and Section 4.5(f), (v) make any change to the provisions relating to voting percentages that include the shares of Series A Preferred Stock (including, without limitation, the definition of “Required Series A Preferred Holders”) or (vi) amend, modify or waive Section 4.5(g) in a manner which adversely alters or changes the rights, preferences, privileges or obligations of the shares of Series A Preferred Stock or the Series A Preferred Stockholders. In addition, notwithstanding anything to the contrary herein but subject to the definition of “Series A Preferred Interest Amount” and other than in the event of a Fundamental Change of a type specified in and permitted by Section 4.5(d)(v) above, the Corporation shall not redeem or otherwise make any dividend or payment on the shares of Series A Preferred Stock other than in cash without the prior written consent or approval (which may be in the form of an email) of each affected Series A Preferred Stockholder.

(e) Right of First Refusal.

(i) Prior to the consummation of a Fundamental Change transaction with respect to which the Required Series A Preferred Holders have exercised redemption rights pursuant to Section 4.5(b)(iv)(1) or the consent of the Required Series A Preferred Holders is otherwise required pursuant to Section 4.5(d)(v), the Corporation shall have the right, but not the obligation, to deliver to the Series A Preferred Stockholders (each, in such capacity, a “ROFR Holder”) a written notice (the “ROFR Notice”) setting forth in reasonable detail material terms and conditions of such Fundamental Change transaction, including the total consideration to be received, directly or indirectly, by the Corporation and/or its stockholders in respect thereof (the “ROFR Consideration”); provided that if all or any portion of the ROFR Consideration consists of consideration other than cash (the “Non-Cash Consideration”), the ROFR Notice shall specify the Fair Value of the Non-Cash Consideration. The ROFR Notice shall constitute the Corporation’s offer to the ROFR Holders to engage in a transaction on terms that are the same as those for such Fundamental Change transaction as set forth in the ROFR Notice, which offer shall be irrevocable until the end of the ROFR Notice Period.

(ii) Within ten (10) Business Days following receipt of such ROFR Notice (the “ROFR Notice Period”), any ROFR Holder shall have the right, but not the obligation (“ROFR”), to elect to engage in a transaction on terms that are the same as those for such Fundamental Change transaction as specified in such ROFR Notice by delivering to the Corporation a written notice of its election (the “ROFR Reply”) to engage in such transaction on terms that are the same as those for such Fundamental Change transaction as specified in such ROFR Notice (the “Alternative Transaction”); provided that if all or any portion of the ROFR Consideration consists of Non-Cash Consideration, all or such portion of ROFR Consideration that consists of Non-Cash Consideration shall be replaced with cash consideration equal to the Fair Value of the Non-Cash Consideration that is specified in such ROFR Notice. Any ROFR Reply shall be irrevocable and binding upon delivery by the applicable ROFR Holder. If a ROFR Holder does not deliver a ROFR Reply during the ROFR Notice Period with respect to such Fundamental Change transaction (a “Non-Subscribing ROFR Holder”), then such Non-Subscribing ROFR Holder shall be deemed to have waived its ROFR with respect to such Fundamental Change transaction or Alternative Transaction under this Section 4.5(e).

(iii) If, after complying with the foregoing, the ROFR Holders have waived their ROFR with respect to such Fundamental Change transaction under this Section 4.5(e), the Corporation shall be free to consummate such Fundamental Change transaction on the terms specified in such ROFR Notice without any further obligation to the ROFR Holders under this Section 4.5(e) within the one hundred twenty (120) day period immediately following the expiration of the ROFR Notice Period (which period may be extended for a reasonable time not to exceed sixty (60) days to the extent reasonably necessary to obtain any governmental approvals (the “Waived ROFR Transfer Period”). If such Fundamental Change transaction is not consummated within the Waived ROFR Transfer Period, the rights of the Series A Preferred Stockholders pursuant to Section 4.5(b)(iv)(2) and Section 4.5(d)(v) shall be deemed to be revived and any subsequent Fundamental Change transaction shall be subject to the terms thereof.

(iv) If one or more ROFR Holders delivers a ROFR Reply, such ROFR Holders shall take all actions as may be reasonably necessary to consummate such Alternative Transaction on terms that are the same as those for such Fundamental Change transaction as specified in such ROFR Notice, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be necessary or appropriate. At the closing of such Alternative Transaction pursuant to this Section 4.5(e), the Corporation shall take such actions, execute such instruments and documents and make such deliveries as shall be necessary to cause the consummation of such Alternative Transaction against receipt of the ROFR Consideration from the ROFR Holder via wire transfer of immediately available funds. To the extent more than one Series A Preferred Stockholder delivers a ROFR Reply, each such Series A Preferred Stockholder shall pay its pro rata share (calculated as a fraction the numerator of which is the total number of shares of Series A Preferred Stock held by such Series A Preferred Stockholder on the date of purchase and the denominator of which is the number of outstanding shares of Series A Preferred Stock held by all Series A Preferred Stockholders on the date of purchase) of the applicable ROFR Consideration and directly or indirectly acquire a pro rata portion of the Equity Securities or other assets (which in the case of assets other than Equity Securities shall represent an undivided economic and voting interest in such assets proportionate to such Series A Preferred Stockholder’s pro rata share of the purchase price therefor). The consummation of such Alternative Transaction on the terms specified in the ROFR Reply delivered pursuant to this Section 4.5(e) shall be deemed to be approved the Required Series A Preferred Holders for purposes of Section 4.5(d) but shall otherwise be subject to customary closing conditions (other than any condition requiring the ROFR Holder(s) to have obtained committed financing to consummate such transaction).

(v) If the ROFR Holders deliver a ROFR Reply and such Alternative Transaction is not consummated within the thirty (30) day period immediately following the expiration of the ROFR Notice Period (which period may be extended for a reasonable time not to exceed one hundred fifty (150) days to the extent reasonably necessary to obtain any governmental approvals) (the “Alternative Transaction Period”), the ROFR Holders shall be deemed to have waived their ROFR and the provisions of Section 4.5(e)(iii) above shall apply as if the last date of the Alternative Transaction Period was the expiration of the ROFR Notice Period.

(f) Dividends.

(i) Preferred Interest Payments. Dividends on shares of the Series A Preferred Stock shall be payable to all Series A Preferred Stockholders in an amount equal to the Series A Preferred Interest Amount, in each case, whether or not there are any profits, surplus or other funds legally available for the payment thereof or such payment is then permitted by applicable law or any instrument or agreement to which the Corporation or any of its Subsidiaries is a party. All cash distributions (including, without limitation, any distributions in connection with any Insolvency Event) of the Series A Preferred Interest Amount are prior to and in preference over any distribution on any shares of Common Stock and shall be declared and fully paid before any distributions (other than, as long as no Event of Default has occurred and is continuing, payment of customary regular cash dividends on the shares of Common Stock with the consent of the Required Series A Preferred Holders) are made on any shares of Common Stock (it being understood and agreed that that the Series A Preferred Interest Amount payable on each Dividend Payment Date may be paid by increasing the Series A Preferred Stated Value for such share of Series A Preferred Stock in lieu of payment in cash; provided that, for the avoidance of doubt, no distribution on any shares of Common Stock shall be made on any shares of Common Stock until all such capitalized Series A Preferred Interest Amount is paid in cash in full (except as set forth in the immediately preceding parenthetical)). Dividends shall be payable to the Series A Preferred Stockholders as they appear on the records of the Corporation on the record date for such distributions, which, to the extent the Board determines to declare distributions in respect of any Dividend Period, shall be the date that is 15 days prior to the applicable Dividend Payment Date. All such payments of Series A Preferred Interest Amount shall be payable as set forth in the definition thereof. Series A Preferred Interest Amount will accrue as set forth herein regardless of whether such Series A Preferred Interest Amount has been declared by the Board and whether or not there are any profits, surplus or other funds legally available for the payment thereof or such payment is then permitted by applicable law or any instrument or agreement to which the Corporation or any of its Subsidiaries is a party.

(ii) All payments or dividends by the Corporation or any of its Subsidiaries in respect of any shares, including, without limitation, any payment or dividend in connection with any Insolvency Event, must be allocated among the stockholders of the Corporation and distributed in the following priorities:

(1) First, one hundred percent (100%) to the Series A Preferred Stockholders, pro rata in proportion to the Series A Preferred Stated Value of the then outstanding shares of Series A Preferred Stock until the Series a Preferred Stockholders have received cumulative dividends (exclusive of prior dividends in respect of Series A Preferred Interest Amount, whether paid in cash or added to the Series A Preferred Value) equal to the aggregate Series A Preferred Liquidation Preference then applicable for all outstanding shares of Series A Preferred Stock; and

(2) Thereafter, one hundred percent (100%) to the holders of shares of Common Stock, pro rata in proportion to the number of shares of Common Stock held.

(g) Miscellaneous. The Corporation shall, and shall cause each of its Subsidiaries to, promptly (which in no case shall be more than 30 days) after a responsible officer of the Corporation or any of its Subsidiaries has obtained knowledge thereof, provide notice to each Series A Preferred Stockholder of the occurrence of any Event of Default (or any event or condition which would, upon notice, lapse of time or both, unless cured or waived, become an Event of Default).

ARTICLE V

BOARD OF DIRECTORS

5.1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board.

5.2. Number of Directors; Election; Term.

(a) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if any, the number of directors that shall constitute the entire Board shall be fixed from time to time exclusively pursuant to a resolution adopted by the Board and which initially shall be, upon filing of this Certificate of Incorporation, set at nine (9) directors.

(b) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the directors of the Corporation shall be divided into three classes as nearly equal in number as is practicable, hereby designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to such classes. The term of office of the initial Class I directors shall expire upon the election of directors at the first annual meeting of stockholders following the effectiveness of this Article V; the term of office of the initial Class II directors shall expire upon the election of directors at the second annual meeting of stockholders following the effectiveness of this Article V; and the term of office of the initial Class III directors shall expire upon the election of directors at the third annual meeting of stockholders following the effectiveness of this Article V. At each annual meeting of stockholders, commencing with the first annual meeting of stockholders following the effectiveness of this Article V, each of the successors elected to replace the directors of a class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if the number of directors that constitutes the Board is changed, any newly created directorships or decrease in directorships shall be so apportioned by the Board among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

(c) Notwithstanding the foregoing provisions of this Section 5.2, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.

(d) Elections of directors need not be by written ballot unless the bylaws of the Corporation (as amended from time to time in accordance with the provisions hereof and thereof, the “Bylaws”) shall so provide.

(e) Notwithstanding any of the other provisions of this Article V, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the certificate of designation for such series of Preferred Stock, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of this Article V, then upon commencement and for the duration of the period during which such right continues; (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to such provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to such director’s earlier death, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such series of stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation or removal of such additional directors, shall forthwith terminate, and the total authorized number of directors of the Corporation shall be reduced accordingly.

5.3. Removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, a director may be removed from office by the stockholders of the Corporation only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

5.4. Vacancies and Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the number of directors may be filled only by vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, at any meeting of the Board and not by the stockholders. A person so elected by the Board to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such person shall have been assigned by the Board and until such person’s successor shall be duly elected and qualified or until such director’s earlier death, resignation or removal.

ARTICLE VI

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, amend, alter or repeal the Bylaws. The Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VII

STOCKHOLDERS

7.1. No Action by Written Consent of Stockholders. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by written consent in lieu of a meeting.

7.2. Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of the stockholders of the Corporation may be called only by the chairperson of the Board, the chief executive officer of the Corporation or the Board, and the ability of the stockholders to call a special meeting of the stockholders is hereby specifically denied.

7.3. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE VIII

LIMITATION OF LIABILITY AND INDEMNIFICATION

8.1. Limitation of Personal Liability. No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as it presently exists or may hereafter be amended from time to time. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. For purposes of this Section 8.1, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL, as it presently exists or may hereafter be amended from time to time.

8.2. Indemnification and Advancement of Expenses. The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by the DGCL, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. A director’s right to indemnification conferred by this Section 8.2 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition, provided that such director presents to the Corporation a written undertaking to repay such amount if it shall ultimately be determined that such director is not entitled to be indemnified by the Corporation under this Article VIII or otherwise. Notwithstanding the foregoing, except for proceedings to enforce any director’s or officer’s rights to indemnification or any director’s rights to advancement of expenses, the Corporation shall not be obligated to indemnify any director or officer, or advance expenses of any director, (or such director’s or officer’s heirs, executors or personal or legal representatives) in connection with any proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board.

8.3. Non-Exclusivity of Rights. The rights to indemnification and advancement of expenses conferred in Section 8.2 of this Certificate of Incorporation shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

8.4. Insurance. To the fullest extent authorized or permitted by the DGCL, the Corporation may purchase and maintain insurance on behalf of any current or former director or officer of the Corporation against any liability asserted against such person, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VIII or otherwise.

8.5. Persons Other Than Directors and Officers. This Article VIII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, or to purchase and maintain insurance on behalf of, persons other than those persons described in the first sentence of Section 8.2 of this Certificate of Incorporation or to advance expenses to persons other than directors of the Corporation.

8.6. Effect of Modifications. Any amendment, repeal or modification of any provision contained in this Article VIII shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not adversely affect any right or protection of any current or former director or officer of the Corporation existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring prior to such amendment, repeal or modification.

ARTICLE IX

DGCL SECTION 203 AND BUSINESS COMBINATIONS

9.1. DGCL Section 203 Opt-Out. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

9.2. Business Combination Exceptions. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or

(b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation that is not owned by the interested stockholder, or

(d) the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership.

9.3. Definitions. For purposes of this Article IX, references to:

(a) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(b) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned Subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation, Section 9.2 is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority- owned Subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned Subsidiary of the Corporation of any stock of the Corporation or of such Subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such Subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such Subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned Subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or of securities exercisable for, exchangeable for or convertible into the stock of any class or series of the Corporation or of any such Subsidiary that is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned Subsidiary.

(c) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(d) “Existing Holder Direct Transferee” means any person (and its Affiliates) who acquires (other than in a registered public offering), directly in one or more related transactions from any Existing Holder or any “group”, or any member of any such group, to which such Existing Holder is a party under Rule 13d-5 of the Exchange Act, beneficial ownership of 15% or more in the aggregate of the then outstanding voting stock of the Corporation.

(e) “Existing Holder Indirect Transferee” means any person (and its Affiliates) who acquires (other than in a registered public offering), directly in one or more related transactions from any Existing Holder Direct Transferee or any other Existing Holder Indirect Transferee, beneficial ownership of 15% or more in the aggregate of the then outstanding voting stock of the Corporation.

(f) “Existing Holders” means the BTO Investors, BofA, JCIC Sponsor LLC, JPMCF and the Permitted Holders, together with their respective Affiliates and Subsidiaries (other than the Corporation and its Subsidiaries).

(g) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned Subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder or (iii) the Affiliates and associates of any such person described in clauses (i) and (ii); provided, however, that “interested stockholder” shall not include (A) any Existing Holder, any Existing Holder Direct Transferee, Existing Holder Indirect Transferee or any of their respective Affiliates or successors or any “group”, or any member of any such group, to which any such person is a party under Rule 13d-5 of the Exchange Act, or (B) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided, in the case of this clause (B), that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of (x) further corporate action not caused, directly or indirectly, by such person or (y) an acquisition of a de minimis number of such additional shares. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(h) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

(i) beneficially owns (as determined pursuant to Rule 13d-3 of the Exchange Act or any successor provision) such stock, directly or indirectly; or

(ii) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

(i) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(j) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article IX to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

ARTICLE X

LIMITATIONS OF OWNERSHIP BY NON-CITIZENS

10.1. Equity Securities. All Equity Securities of the Corporation shall be subject to the limitations set forth in this Article X.

10.2. Non-Citizen Voting and Ownership Limitations. In no event shall persons or entities who fail to qualify as a “citizen of the United States,” (as the term is defined in Section 40102(a)(15) of Subtitle VII of Title 49 of the United States Code, as the same may be amended from time to time, in any similar legislation of the United States enacted in substitution or replacement thereof, and as interpreted by the Department of Transportation, its predecessors and successors, from time to time), including any agent, trustee or representative of such persons or entities (each, a “Non-Citizen”), be entitled to own (beneficially or of record) and/or control more than (x) 24.9% of the aggregate votes of all outstanding Voting Securities of the Corporation (the “Voting Limitation Percentage”) or (y) 49.0% of the aggregate number of outstanding Equity Securities of the Corporation (the “Outstanding Share Limitation Percentage” and together with the Voting Limitation Percentage, the “Non-Citizen Cap Amounts”), in each case as more specifically set forth in the Bylaws.

10.3. Enforcement of Non-Citizen Cap Amounts. Except as otherwise set forth in the Bylaws, the restrictions imposed by the Non-Citizen Cap Amounts shall be applied to each Non-Citizen in reverse chronological order based upon the date of registration (or attempted registration in the case of the Outstanding Share Limitation Percentage) on the separate stock record maintained by the Corporation or any transfer agent (on behalf of the Corporation) for the registration of Equity Securities of the Corporation held by the Non-Citizens (“Foreign Stock Record”) or the stock transfer records of the Corporation. At no time shall the shares of the Equity Securities of the Corporation held by the Non-Citizens be voted, unless such shares are registered on the Foreign Stock Record. In the event that Non-Citizens shall own (beneficially or of record) or have voting control over Equity Securities of the Corporation, the voting rights of such persons shall be subject to automatic suspension to the extent required to ensure that the Corporation is in compliance with applicable provisions of law and regulations relating to ownership or control of a United States air carrier. In the event that any transfer of Equity Securities of the Corporation to a Non-Citizen would result in Non-Citizens owning (beneficially or of record) more than the Non-Citizen Cap Amounts, such transfer shall be void and of no effect and shall not be recorded in the books and records of the Corporation. The Bylaws shall contain provisions to implement this Section 10.3, including, without limitation, provisions restricting or prohibiting the transfer of Equity Securities of the Corporation to Non-Citizens. Any determination as to ownership, control or citizenship made by the Board shall be conclusive and binding as between the Corporation and any stockholder.

10.4. Legend for Equity Securities. Each certificate or other representative document for Equity Securities of the Corporation (including each such certificate or representative document for Equity Securities of the Corporation issued upon any permitted transfer of Equity Securities) shall contain a legend in substantially the following form:

“THE [TYPE OF EQUITY SECURITIES] REPRESENTED BY THIS [CERTIFICATE/REPRESENTATIVE DOCUMENT] ARE SUBJECT TO VOTING RESTRICTIONS WITH RESPECT TO [SHARES/WARRANTS, ETC.] HELD BY PERSONS OR ENTITIES THAT FAIL TO QUALIFY AS “CITIZENS OF THE UNITED STATES” AS SUCH TERM IS DEFINED BY RELEVANT LEGISLATION. SUCH VOTING RESTRICTIONS ARE CONTAINED IN THE RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME. A COMPLETE AND CORRECT COPY OF SUCH RESTATED CERTIFICATE OF INCORPORATION SHALL BE FURNISHED FREE OF CHARGE TO THE HOLDER OF SUCH SHARES OF [TYPE OF EQUITY SECURITIES] UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

ARTICLE XI

MISCELLANEOUS

11.1. Corporate Opportunities.

(a) For purposes of this Section 11.1, the following terms shall have the following meanings:

(i) “BofA” means Banc of America Strategic Investments Corporation and each of its successors or any of their Affiliates.

(ii) “BTO Investors” means the [BTO Grannus Holdings C L.P., Blackstone Tactical Opportunities Associates – NQ L.L.C., BTO Grannus Holdings III – NQ LLC, Blackstone Tactical Opportunities Fund – FD L.P., and Blackstone Family Tactical Opportunities Investment Partnership III – NQ – ESC L.P.]4 and each of their successors or any of their Affiliates.

(iii) “Covered Person” means (A) any director or officer of the Corporation who is also an officer, director, employee or managing director of any of the Existing Investors and (B) the Existing Investors.

(iv) “Existing Investors” means the BTO Investors, BofA, JCIC Sponsor LLC and JPMCF, together with their respective Subsidiaries and Affiliates (other than the Corporation and its Subsidiaries).

(v) “Specified Corporate Opportunity” means any business opportunity, potential transaction, interest or other matter that is offered or presented to any Covered Person other than any business opportunity, potential transaction, interest or other matter that is offered or presented to such Covered Person solely in such Covered Person’s capacity as an officer, director or stockholder of the Corporation.

(b) To the fullest extent permitted by applicable law (including, without limitation, Section 122(17) of the DGCL), the Corporation, on behalf of itself and its Subsidiaries, hereby renounces any interest or expectancy of the Corporation or any of its Subsidiaries in, or being offered any opportunity to participate in, any Specified Corporate Opportunity, even if such Specified Corporate Opportunity is one that the Corporation or any of its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if offered or presented the opportunity to do so. No Covered Person shall have any duty to offer or communicate information regarding any Specified Corporate Opportunity to the Corporation or any of its Subsidiaries and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its Subsidiaries for breach of any fiduciary duty, as a director, officer, controlling stockholder or otherwise, solely by reason of the fact that such Covered Person (i) pursues or acquires such Specified Corporate Opportunity for its own account or the account of any of the Existing Investors, (ii) directs such Specified Corporate Opportunity to another person or entity or (iii) fails to present such Specified Corporate Opportunity, or information regarding such Specified Corporate Opportunity, to the Corporation or any of its Subsidiaries. For the avoidance of doubt, the foregoing provisions of this Section 11.1(b) shall not apply to any business opportunity, potential transaction, interest or other matter that is offered or presented to any Covered Person solely in such Covered Person’s capacity as an officer, director or stockholder of the Corporation.

(c) For the avoidance of doubt, any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.1.

(d) The provisions of this Section 11.1 shall have no further force or effect at such time as the Existing Investors shall first cease to beneficially own, in the aggregate, at least 10% (ten percent)) of the Corporation’s then outstanding Voting Securities; provided, however, that such termination shall not terminate the effect of the foregoing provisions of this Section 11.1 with respect to any Specified Corporate Opportunity that first arose prior to such termination.

[4]	Note to Draft: Subject to continuing BTO review/comment.

11.2. Forum for Certain Actions.

(a) Forum. Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by law, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any of its directors, officers or other employees arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws (in each case, as may be amended from time to time), (iv) any action asserting a claim against the Corporation or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants. Subject to the preceding provisions and unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act of 1933, as amended.

(b) Personal Jurisdiction. If any action the subject matter of which is within the scope of subparagraph (a) of this Section 11.2 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce subparagraph (a) of this Section 11.2 (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

(c) Enforceability. If any provision of this Section 11.2 shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Section 11.2, and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

(d) Notice and Consent. For the avoidance of doubt, any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.2.

11.3. Amendment. The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders of the Corporation by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Section 11.3. In addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision of this Certificate of Incorporation. Notwithstanding any other provision of this Certificate of Incorporation, and in addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision of this Certificate of Incorporation inconsistent with the purpose and intent of Article V, Article VI, Article VII, Article VIII or this Article XI (including, without limitation, any such Article as renumbered as a result of any amendment, alternation, repeal or adoption of any other Article).

11.4. Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this [•] day of [•], 2022.

By:
Its:

Annex H

FORM OF NEW BRIDGER BYLAWS

AMENDED AND RESTATED BYLAWS

OF

BRIDGER AEROSPACE GROUP HOLDINGS, INC.

(hereinafter called the “Corporation”)

ARTICLE I

MEETINGS OF STOCKHOLDERS

Section 1.1. Place of Meetings. Meetings of the stockholders of the Corporation for the election of directors or for any other purpose shall be held at such time and place, if any, either within or without the State of Delaware, as shall be designated from time to time by the board of directors of the Corporation (the “Board”). The Board may, in its sole discretion, determine that a meeting shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

Section 1.2. Annual Meetings. The annual meeting of stockholders of the Corporation for the election of directors and for the transaction of such other business as may properly be brought before the meeting in accordance with these amended and restated bylaws of the Corporation (as amended from time to time in accordance with the provisions hereof, these “Bylaws”) shall be held on such date and at such time as may be designated from time to time by the Board. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

Section 1.3. Special Meetings. Unless otherwise required by law or by the certificate of incorporation of the Corporation (including, without limitation, the terms of any certificate of designation with respect to any series of preferred stock), as amended and restated from time to time (the “Certificate of Incorporation”), special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called only by the Chairperson of the Board, the Chief Executive Officer or the Board. The ability of the stockholders of the Corporation to call a special meeting of stockholders is hereby specifically denied. At a special meeting of stockholders, only such business shall be conducted as shall be specified in the notice of meeting. The Chairperson of the Board, the Chief Executive Officer or the Board may postpone, reschedule or cancel any special meeting of stockholders previously called by any of them.

Section 1.4. Notice. Whenever stockholders of the Corporation are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and time of the meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called and the means of remote communications, if any, by which stockholders and proxy holders may be deemed present in person and vote at such meeting. Unless otherwise required by law or the Certificate of Incorporation, written notice of any meeting shall be given either personally, by mail or by electronic transmission (as defined below) (if permitted under the circumstances by the DGCL) not less than ten (10) nor more than sixty (60) days before the date of the meeting, by or at the direction of the Chairperson of the Board, the Chief Executive Officer or the Board, to each stockholder entitled to vote at such meeting as of the record date for determining stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at the stockholder’s address as it appears on the stock transfer books of the Corporation. If notice is given by means of electronic transmission, such notice shall be deemed to be given at the times provided in the DGCL. Any stockholder may waive notice of any meeting before or after the meeting. The attendance of a stockholder at any meeting shall constitute a waiver of notice at such meeting, except where the stockholder attends the meeting for the express purpose of objecting, and does so object, at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. For the purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 1.5. Adjournments. Any meeting of stockholders of the Corporation may be adjourned or recessed from time to time to reconvene at the same or some other place, if any, by holders of a majority of the voting power of the Corporation’s capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, though less than a quorum, or by any officer entitled to preside at or to act as secretary of such meeting, and notice need not be given of any such adjourned or recessed meeting if the time and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned or recessed meeting, are announced at the meeting at which the adjournment or recess is taken. At the adjourned or recessed meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, notice of the adjourned meeting in accordance with the requirements of Section 1.4 of these Bylaws shall be given to each stockholder of record entitled to vote at the meeting. If, after the adjournment, a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

Section 1.6. Quorum. Unless otherwise required by applicable law or the Certificate of Incorporation, the holders of a majority of the voting power of the Corporation’s capital stock issued and outstanding and entitled to vote thereat, present in person, present by means of remote communication, if any, or represented by proxy, shall constitute a quorum at a meeting of stockholders. Where a separate vote by a class or classes or series is required, a majority of the voting power of the shares of such class or classes or series present in person, present by means of remote communication, if any, or represented by proxy shall constitute a quorum entitled to take action with respect to such vote. If a quorum shall not be present or represented at any meeting of stockholders, either the chairperson of the meeting or the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, in the manner provided in Section 1.5 of these Bylaws, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

Section 1.7. Voting.

(a) Matters Other Than Election of Directors. Any matter brought before any meeting of stockholders of the Corporation, other than the election of directors, shall be decided by the affirmative vote of the holders of a majority of the voting power of the Corporation’s capital stock present in person, present by means of remote communication, if any, or represented by proxy at the meeting and entitled to vote on such matter, voting as a single class, unless the matter is one upon which, by express provision of law, the Certificate of Incorporation or these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such matter. Except as provided in the Certificate of Incorporation, every stockholder having the right to vote shall have one vote for each share of stock having voting power registered in such stockholder’s name on the books of the Corporation. Such votes may be cast in person or by proxy as provided in Section 1.10 of these Bylaws. The Board, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in such officer’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(b) Election of Directors. Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, election of directors at all meetings of the stockholders at which directors are to be elected shall be by a plurality of the votes cast at any meeting for the election of directors at which a quorum is present.

Section 1.8. Voting of Stock of Certain Holders. Shares of stock of the Corporation standing in the name of another corporation or entity, domestic or foreign, and entitled to vote may be voted by such officer, agent or proxy as the bylaws or other internal regulations of such corporation or entity may prescribe or, in the absence of such provision, as the Board or comparable body of such corporation or entity may determine. Shares of stock of the Corporation standing in the name of a deceased person, a minor, an incompetent or a debtor in a case under Title 11, United States Code, and entitled to vote may be voted by an administrator, executor, guardian, conservator, debtor-in-possession or trustee, as the case may be, either in person or by proxy, without transfer of such shares into the name of the official or other person so voting. A stockholder whose shares of stock of the Corporation are pledged shall be entitled to vote such shares, unless on the transfer records of the Corporation such stockholder has expressly empowered the pledgee to vote such shares, in which case only the pledgee, or the pledgee’s proxy, may vote such shares.

Section 1.9. Treasury Stock. Shares of stock of the Corporation belonging to the Corporation, or to another corporation a majority of the shares entitled to vote in the election of directors of which are held by the Corporation, shall not be voted at any meeting of stockholders of the Corporation and shall not be counted in the total number of outstanding shares for the purpose of determining whether a quorum is present. Nothing in this Section 1.9 shall limit the right of the Corporation to vote shares of stock of the Corporation held by it in a fiduciary capacity.

Section 1.10. Proxies. Each stockholder entitled to vote at a meeting of stockholders of the Corporation may authorize another person or persons to act for such stockholder by proxy filed with the secretary of the Corporation (the “Secretary”) before or at the time of the meeting. No such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.

Section 1.11. No Consent of Stockholders in Lieu of Meeting. Except as otherwise expressly provided by the terms of any series of preferred stock permitting the holders of such series of preferred stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and, as specified by the Certificate of Incorporation, the ability of the stockholders to consent in writing to the taking of any action is specifically denied.

Section 1.12. List of Stockholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make or have prepared and made, at least ten (10) days before every meeting of stockholders of the Corporation, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing in this Section 1.12 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 1.13. Record Date. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders of the Corporation or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, but the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 1.13 at the adjourned meeting.

Section 1.14. Organization and Conduct of Meetings. The Chairperson of the Board shall act as chairperson of meetings of stockholders of the Corporation. The Board may designate any other director or officer of the Corporation to act as chairperson of any meeting in the absence of the Chairperson of the Board, and the Board may further provide for determining who shall act as chairperson of any meeting of stockholders in the absence of the Chairperson of the Board and such designee. The Board may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting. The chairperson of a stockholder meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall determine and declare to the meeting that a matter or business was not properly brought before the meeting, and, if the chairperson should so determine, the chairperson shall so declare to the meeting and any such matter of business not properly brought before the meeting shall not be transacted or considered. Except to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 1.15. Inspectors of Election. In advance of any meeting of stockholders of the Corporation, the Chairperson of the Board, the Chief Executive Officer or the Board, by resolution, shall appoint one or more inspectors to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by applicable law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by applicable law.

Section 1.16. Notice of Stockholder Proposals and Director Nominations.

(a) Annual Meetings of Stockholders. Nominations of persons for election to the Board and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only: (i) pursuant to the Corporation’s notice of meeting (or any supplement thereto) with respect to such annual meeting given by or at the direction of the Board (or any duly authorized committee thereof),

(ii) otherwise properly brought before such annual meeting by or at the direction of the Board (or any duly authorized committee thereof) or (iii) by any stockholder of the Corporation who (A) is a stockholder of record at the time of the giving of the notice provided for in this Section 1.16 through the date of such annual meeting, (B) is entitled to vote at such annual meeting and (C) complies with the notice procedures set forth in this Section 1.16. For the avoidance of doubt, compliance with the foregoing clause (iii) shall be the exclusive means for a stockholder to make nominations, or to propose any other business (other than a proposal included in the Corporation’s proxy materials pursuant to and in compliance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)), at an annual meeting of stockholders.

(b) Timing of Notice for Annual Meetings. In addition to any other applicable requirements, for nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to Section 1.16(a)(iii) above, the stockholder must have given timely notice thereof in proper written form to the Secretary, and, in the case of business other than nominations, such business must be a proper matter for stockholder action. To be timely, such notice must be received by the Secretary at the principal executive offices of the Corporation not later than the Close of Business on the ninetieth (90th) day, or earlier than the Close of Business on the one hundred twentieth (120th) day, prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders (which first anniversary date shall, for purposes of the Corporation’s first annual meeting of stockholders (or special meeting in lieu thereof) held after the shares of the Corporation’s common stock are first publicly traded (the “First Annual Meeting”), be deemed to be [•], 2023); provided, however, that in the event that the date of the annual meeting is more than thirty (30) days prior to, or more than sixty (60) days after, the first anniversary of the date of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year (other than in connection with the First Annual Meeting), to be timely, a stockholder’s notice must be so received not earlier than the Close of Business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the Close of Business on the later of (i) the ninetieth (90th) day prior to such annual meeting and (ii) the tenth (10th) day following the day on which public disclosure (as defined below) of the date of the meeting is first made by the Corporation. In no event shall the adjournment, recess, postponement or rescheduling of an annual meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of notice as described above.

(c) Form of Notice. To be in proper written form, the notice of any stockholder of record giving notice under this Section 1.16 (each, a “Noticing Party”) must set forth:

(i) as to each person whom such Noticing Party proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”), if any:

(A) the name, age, business address and residence address of such Proposed Nominee;

(B) the principal occupation and employment of such Proposed Nominee;

(C) a written questionnaire with respect to the background and qualification of such Proposed Nominee, completed by such Proposed Nominee in the form required by the Corporation (which form such Noticing Party shall request in writing from the Secretary prior to submitting notice and which the Secretary shall provide to such Noticing Party within ten (10) days after receiving such request);

(D) a written representation and agreement completed by such Proposed Nominee in the form required by the Corporation (which form such Noticing Party shall request in writing from the Secretary prior to submitting notice and which the Secretary shall provide to such Noticing Party within ten (10) days after receiving such request) providing that such Proposed Nominee: (I) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Proposed Nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such Proposed Nominee’s ability to comply, if elected as a director of the Corporation, with such Proposed

Nominee’s fiduciary duties under applicable law; (II) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director or nominee that has not been disclosed to the Corporation; (III) will, if elected as a director of the Corporation, comply with all applicable rules of any securities exchanges upon which the Corporation’s securities are listed, the Certificate of Incorporation, these Bylaws, all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and all other guidelines and policies of the Corporation generally applicable to directors (which other guidelines and policies will be provided to such Proposed Nominee within five (5) business days after the Secretary receives any written request therefor from such Proposed Nominee), and all applicable fiduciary duties under state law; (IV) consents to being named as a nominee in the Corporation’s proxy statement and form of proxy for the meeting; (V) intends to serve a full term as a director of the Corporation, if elected; and (VI) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and that do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(E) a description of all direct and indirect compensation and other material monetary agreements, arrangements or understandings, written or oral, during the past three (3) years, and any other material relationships, between or among such Proposed Nominee or any of such Proposed Nominee’s affiliates or associates (each as defined below), on the one hand, and any Noticing Party or any Stockholder Associated Person (as defined below), on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K as if such Noticing Party and any Stockholder Associated Person were the “registrant” for purposes of such rule and the Proposed Nominee were a director or executive officer of such registrant;

(F) a description of any business or personal interests that could place such Proposed Nominee in a potential conflict of interest with the Corporation or any of its subsidiaries; and

(G) all other information relating to such Proposed Nominee or such Proposed Nominee’s associates that would be required to be disclosed in a proxy statement or other filing required to be made by such Noticing Party or any Stockholder Associated Person in connection with the solicitation of proxies for the election of directors in a contested election or otherwise required pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (collectively, the “Proxy Rules”);

(ii) as to any other business that such Noticing Party proposes to bring before the meeting:

(A) a reasonably brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;

(B) the text of the proposal or business (including the complete text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Certificate of Incorporation or these Bylaws, the language of the proposed amendment); and

(C) all other information relating to such business that would be required to be disclosed in a proxy statement or other filing required to be made by such Noticing Party or any Stockholder Associated Person in connection with the solicitation of proxies in support of such proposed business by such Noticing Party or any Stockholder Associated Person pursuant to the Proxy Rules; and

(iii) as to such Noticing Party and each Stockholder Associated Person:

(A) the name and address of such Noticing Party and each Stockholder Associated Person (including, as applicable, as they appear on the Corporation’s books and records);

(B) the class, series and number of shares of each class or series of capital stock (if any) of the Corporation that are, directly or indirectly, owned beneficially or of record (specifying the type of ownership) by such Noticing Party or any Stockholder Associated Person (including any rights to acquire beneficial ownership at any time in the future); the date or dates on which such shares or securities were acquired; and the investment intent of such acquisition;

(C) the name of each nominee holder for, and number of, any securities of the Corporation owned beneficially but not of record by such Noticing Party or any Stockholder Associated Person and any pledge by such Noticing Party or any Stockholder Associated Person with respect to any of such securities;

(D) a complete and accurate description of all agreements, arrangements or understandings, written or oral, (including any derivative or short positions, profit interests, hedging transactions, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, repurchase agreements or arrangements, borrowed or loaned shares and so-called “stock borrowing” agreements or arrangements) that have been entered into by, or on behalf of, such Noticing Party or any Stockholder Associated Person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the price of any securities of the Corporation, or maintain, increase or decrease the voting power of such Noticing Party or any Stockholder Associated Person with respect to securities of the Corporation, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation and without regard to whether such agreement, arrangement or understanding is required to be reported on a Schedule 13D, 13F or 13G in accordance with the Exchange Act (any of the foregoing, a “Derivative Instrument”);

(E) any substantial interest, direct or indirect (including any existing or prospective commercial, business or contractual relationship with the Corporation), by security holdings or otherwise, of such Noticing Party or any Stockholder Associated Person in the Corporation or any affiliate thereof, other than an interest arising from the ownership of Corporation securities where such Noticing Party or such Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

(F) a complete and accurate description of all agreements, arrangements or understandings, written or oral, (I) between or among such Noticing Party and any of the Stockholder Associated Persons or (II) between or among such Noticing Party or any Stockholder Associated Person and any other person or entity (naming each such person or entity), including, without limitation, (x) any proxy, contract, arrangement, understanding or relationship pursuant to which such Noticing Party or any Stockholder Associated Person, directly or indirectly, has a right to vote any security of the Corporation (other than any revocable proxy given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), (y) any understanding, written or oral, that such Noticing Party or any Stockholder Associated Person may have reached with any stockholder of the Corporation (including the name of such stockholder) with respect to how such stockholder will vote such stockholder’s shares in the Corporation at any meeting of the Corporation’s stockholders or take other action in support of any Proposed Nominee or other business, or other action to be taken, by such Noticing Party or any Stockholder Associated Person and (z) any other agreements that would be required to be disclosed by such Noticing Party, any Stockholder Associated Person or any other person or entity pursuant to Item 5 or Item 6 of a Schedule 13D pursuant to Section 13 of the Exchange Act (regardless of whether the requirement to file a Schedule 13D is applicable to such Noticing Party, such Stockholder Associated Person or such other person or entity);

(G) any rights to dividends on the shares of the Corporation owned beneficially by such Noticing Party or any Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation;

(H) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which such Noticing Party or any Stockholder Associated Person is (I) a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (II) the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity;

(I) any significant equity interests or any Derivative Instruments in any principal competitor of the Corporation held by such Noticing Party or any Stockholder Associated Person;

(J) any direct or indirect interest of such Noticing Party or any Stockholder Associated Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, without limitation, any employment agreement, collective bargaining agreement or consulting agreement);

(K) a description of any material interest of such Noticing Party or any Stockholder Associated Person in the business proposed by such Noticing Party, if any, or the election of any Proposed Nominee;

(L) a representation that (I) neither such Noticing Party nor any Stockholder Associated Person has breached any contract or other agreement, arrangement or understanding with the Corporation except as disclosed to the Corporation pursuant hereto and (II) such Noticing Party and each Stockholder Associated Person has complied, and will comply, with all applicable requirements of state law and the Exchange Act with respect to the matters set forth in this Section 1.16;

(M) a complete an accurate description of any performance-related fees (other than an asset-based fee) to which such Noticing Party or any Stockholder Associated Person may be entitled as a result of any increase or decrease in the value of the Corporation’s securities or any Derivative Instruments, including, without limitation, any such interests held by members of such Noticing Party’s or any Stockholder Associated Person’s immediate family sharing the same household;

(N) a description of the investment strategy or objective, if any, of such Noticing Party or any Stockholder Associated Person who is not an individual;

(O) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) under the Exchange Act or an amendment pursuant to Rule 13d-2(a) under the Exchange Act if such a statement were required to be filed under the Exchange Act by such Noticing Party or any Stockholder Associated Person, or such Noticing Party’s or any Stockholder Associated Person’s associates, (regardless of whether such person or entity is actually required to file a Schedule 13D);

(P) a certification regarding whether such Noticing Party and each Stockholder Associated Person has complied with all applicable federal, state and other legal requirements in connection with such person’s acquisition of shares of capital stock or other securities of the Corporation and such person’s acts or omissions as a stockholder of the Corporation, if such person is or has been a stockholder of the Corporation; and

(Q) all other information relating to such Noticing Party or any Stockholder Associated Person, or such Noticing Party’s or any Stockholder Associated Person’s associates, that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of the business proposed by such Noticing Party, if any, or for the election of any Proposed Nominee in a contested election or otherwise pursuant to the Proxy Rules;

provided, however, that the disclosures in the foregoing subclauses (A) through (Q) shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Noticing Party solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

(iv) a representation that such Noticing Party intends to appear in person or by proxy at the meeting to bring such business before the meeting or nominate any Proposed Nominees, as applicable, and an acknowledgment that, if such Noticing Party (or a Qualified Representative (as defined below) of such Noticing Party) does not appear to present such business or Proposed Nominees, as applicable, at such meeting, the Corporation need not present such business or Proposed Nominees for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation;

(v) a complete and accurate description of any pending or, to such Noticing Party’s knowledge, threatened legal proceeding in which such Noticing Party or any Stockholder Associated Person is a party or participant involving the Corporation or, to such Noticing Party’s knowledge, any current or former officer, director, affiliate or associate of the Corporation;

(vi) identification of the names and addresses of other stockholders (including beneficial owners) known by such Noticing Party to support the nomination(s) or other business proposal(s) submitted by such Noticing Party and, to the extent known, the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and

(vii) a representation from such Noticing Party as to whether such Noticing Party or any Stockholder Associated Person intends or is part of a group that intends (A) to deliver a proxy statement and/or form of proxy to a number of holders of the Corporation’s voting shares reasonably believed by such Noticing Party to be sufficient to approve or adopt the business to be proposed or elect the Proposed Nominees, as applicable, (B) to solicit proxies in support of director nominees other than the Corporation’s nominees (as defined below) in accordance with Rule 14a-19 under the Exchange Act or (C) to engage in a solicitation (within the meaning of Exchange Act Rule 14a-1(l)) with respect to the nomination or other business, as applicable, and if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation.

(d) Additional Information. In addition to the information required pursuant to the foregoing provisions of this Section 1.16, the Corporation may require any Noticing Party to furnish such other information as the Corporation may reasonably require to determine the eligibility or suitability of a Proposed Nominee to serve as a director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such Proposed Nominee, under the listing standards of each securities exchange upon which the Corporation’s securities are listed, any applicable rules of the Securities and Exchange Commission, any publicly disclosed standards used by the Board in selecting nominees for election as a director and for determining and disclosing the independence of the Corporation’s directors, including those applicable to a director’s service on any of the committees of the Board, or the requirements of any other laws or regulations applicable to the Corporation. If requested by the Corporation, any supplemental information required under this paragraph shall be provided by a Noticing Party within ten (10) days after it has been requested by the Corporation. In addition, the Board may require any Proposed Nominee to submit to interviews with the Board or any committee thereof, and such Proposed Nominee shall make himself or herself available for any such interviews within ten (10) days following the date of any request therefor from the Board or any committee thereof.

(e) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting (or any supplement thereto). Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (or any supplement thereto) (i) by or at the direction of the Board (or any duly authorized committee thereof) or (ii) provided that one or more directors are to be elected at such meeting pursuant to the Corporation’s notice of meeting, by any stockholder of the Corporation who (A) is a stockholder of record on the date of the giving of the notice provided for in this Section 1.16(e) through the date of such special meeting, (B) is entitled to vote at such special meeting and upon such election and (C) complies with the notice procedures set forth in this Section 1.16(e). In addition to any other applicable requirements, for director nominations to be properly brought before a special meeting by a stockholder pursuant to the foregoing clause (ii), such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, such notice must be received by the

Secretary at the principal executive offices of the Corporation not earlier than the Close of Business on the one hundred twentieth (120th) day prior to such special meeting and not later than the Close of Business on the later of (x) the ninetieth (90th) day prior to such special meeting and (y) the tenth (10th) day following the day on which public disclosure of the date of the meeting is first made by the Corporation. In no event shall an adjournment, recess, postponement or rescheduling of a special meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. To be in proper written form, such notice shall include all information required pursuant to Section 1.16(c) above, and such stockholder and any Proposed Nominee shall comply with Section 1.16(d) above, as if such notice were being submitted in connection with an annual meeting of stockholders.

(f) General.

(i) No person shall be eligible for election as a director of the Corporation unless the person is nominated by a stockholder in accordance with the procedures set forth in this Section 1.16 or the person is nominated by the Board, and no business shall be conducted at a meeting of stockholders of the Corporation except business brought by a stockholder in accordance with the procedures set forth in this Section 1.16 or by the Board. The number of nominees a stockholder may nominate for election at a meeting may not exceed the number of directors to be elected at such meeting, and for the avoidance of doubt, no stockholder shall be entitled to make additional or substitute nominations following the expiration of the time periods set forth in Section 1.16(b) and Section 1.16(e), as applicable. Except as otherwise provided by law, the chairperson of a meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Bylaws, and, if the chairperson of the meeting determines that any proposed nomination or business was not properly brought before the meeting, the chairperson shall declare to the meeting that such nomination shall be disregarded or such business shall not be transacted, and no vote shall be taken with respect to such nomination or proposed business, in each case, notwithstanding that proxies with respect to such vote may have been received by the Corporation. Notwithstanding the foregoing provisions of this Section 1.16, unless otherwise required by law, if the Noticing Party (or a Qualified Representative of the Noticing Party) proposing a nominee for director or business to be conducted at a meeting does not appear at the meeting of stockholders of the Corporation to present such nomination or propose such business, such proposed nomination shall be disregarded or such proposed business shall not be transacted, as applicable, and no vote shall be taken with respect to such nomination or proposed business, notwithstanding that proxies with respect to such vote may have been received by the Corporation.

(ii) A Noticing Party shall update such Noticing Party’s notice provided under the foregoing provisions of this Section 1.16, if necessary, such that the information provided or required to be provided in such notice shall be true and correct (A) as of the record date for determining the stockholders entitled to receive notice of the meeting and (B) as of the date that is ten (10) business days prior to the meeting (or any postponement, rescheduling or adjournment thereof), and such update shall (I) be received by the Secretary at the principal executive offices of the Corporation (x) not later than the Close of Business five (5) business days after the record date for determining the stockholders entitled to receive notice of such meeting (in the case of an update required to be made under clause (A)) and (y) not later than the Close of Business seven (7) business days prior to the date for the meeting or, if practicable, any postponement, rescheduling or adjournment thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been postponed, rescheduled or adjourned) (in the case of an update required to be made pursuant to clause (B)), (II) be made only to the extent that information has changed since such Noticing Party’s prior submission and (III) clearly identify the information that has changed since such Noticing Party’s prior submission. For the avoidance of doubt, any information provided pursuant to this Section 1.16(f)(ii) shall not be deemed to cure any deficiencies in a notice previously delivered pursuant to this Section 1.16 and shall not extend the time period for the delivery of notice pursuant to this Section 1.16. If a Noticing Party fails to provide such written update within such period, the information as to which such written update relates may be deemed not to have been provided in accordance with this Section 1.16.

(iii) If any information submitted pursuant to this Section 1.16 by any Noticing Party proposing individuals to nominate for election or reelection as a director or business for consideration at a stockholder meeting shall be inaccurate in any material respect, such information shall be deemed not to have been provided in accordance with this Section 1.16. Any such Noticing Party shall notify the Secretary in writing at the principal executive offices of the Corporation of any inaccuracy or change in any information submitted pursuant to this Section 1.16 (including if any Noticing Party or any Stockholder Associated Person no longer intends to solicit proxies in accordance with the representation made pursuant to Section 1.16(c)(vii)(B)) within two (2) business days after becoming aware of such inaccuracy or change, and any such notification shall (I) be made only to the extent that any information submitted pursuant to this Section 1.16 has changed since such Noticing Party’s prior submission and (II) clearly identify the information that has changed since such Noticing Party’s prior submission. Upon written request of the Secretary on behalf of the Board (or a duly authorized committee thereof), any such Noticing Party shall provide, within seven (7) business days after delivery of such request (or such other period as may be specified in such request), (A) written verification, reasonably satisfactory to the Board, any committee thereof or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by such Noticing Party pursuant to this Section 1.16 and (B) a written affirmation of any information submitted by such Noticing Party pursuant to this Section 1.16 as of an earlier date. If a Noticing Party fails to provide such written verification or affirmation within such period, the information as to which written verification or affirmation was requested may be deemed not to have been provided in accordance with this Section 1.16.

(iv) If (A) any Noticing Party or any Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act and (B) such Noticing Party or Stockholder Associated Person subsequently either (x) notifies the Corporation that such Noticing Party or Stockholder Associated Person no longer intends to solicit proxies in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 under the Exchange Act or (y) fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14(a)(3) under the Exchange Act, then the Corporation shall disregard any proxies or votes solicited for the Proposed Nominees proposed by such Noticing Party. Upon request by the Corporation, if any Noticing Party or any Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such Noticing Party shall deliver to the Secretary, no later than five business days prior to the applicable meeting date, reasonable evidence that the requirements of Rule 14a-19(a)(3) under the Exchange Act have been satisfied.

(v) In addition to complying with the foregoing provisions of this Section 1.16, a stockholder shall also comply with all applicable requirements of state law and the Exchange Act with respect to the matters set forth in this Section 1.16. Nothing in this Section 1.16 shall be deemed to affect any rights of (A) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, (B) stockholders to request inclusion of nominees in the Corporation’s proxy statement pursuant to the Proxy Rules or (C) the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

(vi) For purposes of these Bylaws, (A) “affiliate” and “associate” each shall have the respective meanings set forth in Rule 12b-2 under the Exchange Act; (B) “beneficial owner” or “beneficially owned” shall have the meaning set forth for such terms in Section 13(d) of the Exchange Act; (C) “Close of Business” shall mean 5:00 p.m. Eastern Time on any calendar day, whether or not the day is a business day; (D) “Corporation’s nominee(s)” shall mean any person(s) nominated by or at the direction of the Board; (E) “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act; (F) a “Qualified Representative” of a Noticing Party means (I) a duly authorized officer, manager or partner of such Noticing Party or (II) a person authorized by a writing executed by such Noticing Party (or a reliable reproduction or electronic transmission of the writing) delivered by such Noticing Party to the Corporation prior to the making of any nomination or proposal at a stockholder meeting stating that such person is authorized to act for such Noticing Party as proxy at the meeting of stockholders, which writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, must be produced at the meeting of stockholders; and (G) “Stockholder Associated Person” shall mean, with respect to a Noticing Party, (I) any person directly or indirectly controlling, controlled by, under common control with such Noticing Party, (II) any member of the immediate family of such Noticing Party sharing the same household, (III) any person who is a member of a “group” (as such term is used in Rule 13d-5 under the Exchange Act (or any successor provision at law)) with, or is otherwise known by such Noticing Party or other Stockholder Associated Person to be acting in concert with, such Noticing Party or any other Stockholder Associated Person with respect to the stock of the Corporation, (IV) any beneficial owner of shares of stock of the Corporation owned of record by such Noticing Party or any other Stockholder Associated Person (other than a stockholder that is a depositary), (V) any affiliate or associate of such Noticing Party or any other Stockholder Associated Person, (VI) any participant (as defined in paragraphs 1.16(a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such Noticing Party or any other Stockholder Associated Person with respect to any proposed business or nominations, as applicable, and (VII) any Proposed Nominee.

ARTICLE II

DIRECTORS

Section 2.1. Number. Subject to the Certificate of Incorporation and to the rights of holders of any series of preferred stock with respect to the election of directors, if any, the number of directors that shall constitute the entire Board shall be fixed from time to time exclusively pursuant to a resolution adopted by the Board and which initially shall be, upon filing of the Certificate of Incorporation, set at nine (9) directors. Notwithstanding any provision to the contrary in these Bylaws, at no time shall the number of Non-Citizens (as defined in Section 5.2 below) who hold office as a director exceed the limitations provided under Section 40102(a)(15) of Title 49 of the United States Code (which, as of the effective date of these Bylaws and for informational purposes only, is one-third (1/3) of the total number of directors then holding office).

Section 2.2. Duties and Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Certificate of Incorporation required to be exercised or done by the stockholders.

Section 2.3. Meetings. The Board may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board may be held at such time and at such place as may from time to time be determined by the Board. Special meetings of the Board may be called by the Chairperson of the Board (if there be one), the Chief Executive Officer or the Board and shall be held at such place, on such date and at such time as he, she or it shall specify.

Section 2.4. Notice. Notice of any meeting of the Board stating the place, date and time of the meeting shall be given to each director by mail posted not less than five (5) days before the date of the meeting, by nationally recognized overnight courier deposited not less than three (3) days before the date of the meeting or by email, facsimile or other means of electronic transmission delivered or sent not less than twenty-four (24) hours before the date and time of the meeting, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances. If mailed or sent by overnight courier, such notice shall be deemed to be given at the time when it is deposited in the United States mail with first class postage prepaid or deposited with the overnight courier. Notice by facsimile or other electronic transmission shall be deemed given when the notice is transmitted. Any director may waive notice of any meeting before or after the meeting. The attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where the director attends the meeting for the express purpose of objecting, and does so object, at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in any notice of such meeting unless so required by law. A meeting may be held at any time without notice if all of the directors are present or if those not present waive notice of the meeting in accordance with Section 6.6 of these Bylaws.

Section 2.5. Chairperson of the Board. The Chairperson of the Board shall be chosen from among the directors and may be the Chief Executive Officer. Except as otherwise provided by law, the Certificate of Incorporation or Section 2.6 or Section 2.7 of these Bylaws, the Chairperson of the Board shall preside at all meetings of stockholders and of the Board. The Chairperson of the Board shall have such other powers and duties as may from time to time be assigned by the Board.

Section 2.6. Lead Director. The Board may include a Lead Director. The Lead Director shall be one of the directors who has been determined by the Board to be an “independent director” (any such director, an “Independent Director”). The Lead Director shall preside at all meetings of the Board at which the Chairperson of the Board is not present, preside over the executive sessions of the Independent Directors, serve as a liaison between the Chairperson of the Board and the Board and have such other responsibilities, and perform such duties, as may from time to time be assigned to him or her by the Board. The Lead Director shall be elected by a majority of the Independent Directors.

Section 2.7. Organization. At each meeting of the Board, the Chairperson of the Board, or, in the Chairperson’s absence, the Lead Director, or, in the Lead Director’s absence, a director chosen by a majority of the directors present, shall act as chairperson. The Secretary shall act as secretary at each meeting of the Board. In case the Secretary shall be absent from any meeting of the Board, an assistant secretary shall perform the duties of secretary at such meeting, and in the absence from any such meeting of the Secretary and all assistant secretaries, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.8. Resignations and Removals of Directors. Any director of the Corporation may resign at any time, by giving notice in writing or by electronic transmission to the Chairperson of the Board, the Chief Executive Officer or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the occurrence of some other event, and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective. Subject to the rights of holders of any series of preferred stock with respect to the election of directors and to the rights of the BTO Stockholders (as defined in the Stockholders Agreement, dated as of [•], 2022 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”), by and among the Corporation, the BTO Stockholders and the other stockholders of the Corporation named therein) pursuant to the terms of the Stockholders Agreement with respect to the removal of any BTO Stockholder designee director, a director may be removed from office by the stockholders of the Corporation only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 2.9. Quorum. At all meetings of the Board, a majority of directors constituting the Board shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.

Section 2.10. Actions of the Board by Written Consent. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all the members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission are filed with the minutes of proceedings of the Board or committee.

Section 2.11. Telephonic Meetings. Members of the Board, or any committee thereof, may participate in a meeting of the Board or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear and speak with each other, and participation in a meeting pursuant to this Section 2.11 shall constitute presence in person at such meeting.

Section 2.12. Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation and, to the extent permitted by law, to have and exercise such authority as may be provided for in the resolutions creating such committee, as such resolutions may be amended from time to time. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any absent or disqualified member. Each committee shall keep regular minutes and report to the Board when required. A majority of any committee may determine its action and fix the time and place of its meetings, unless the Board shall otherwise provide. The Board shall have the power at any time to fill vacancies in, to change the membership of or to dissolve any such committee.

Section 2.13. Compensation. The Board shall have the authority to fix the compensation of directors. The directors shall be paid their reasonable expenses, if any, of attendance at each meeting of the Board or any committee thereof and may be paid a fixed sum for attendance at each such meeting and an annual retainer or salary for service as director or committee member, payable in cash or securities. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Directors who are full-time employees of the Corporation shall not receive any compensation for their service as director.

Section 2.14. Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of the Corporation’s directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof that authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (a) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee and the Board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee that authorizes the contract or transaction.

ARTICLE III

OFFICERS

Section 3.1. General. The officers of the Corporation shall be chosen by the Board and shall be a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary and a Treasurer. The Board, in its discretion, may also choose one or more Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, Assistant Secretaries, Assistant Treasurers and such other officers as the Board from time to time may deem appropriate. Any two or more offices may be held by the same person. The officers of the Corporation need not be stockholders of the Corporation.

Section 3.2. Election; Term. The Board shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board, and each officer of the Corporation shall hold office until such officer’s successor is elected and qualified, or until such officer’s earlier death, resignation or removal. Any officer may be removed at any time by the Board. Any officer may resign upon notice given in writing or electronic transmission to the Chief Executive Officer or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the occurrence of some other event. Any vacancy occurring in any office of the Corporation shall be filled in the manner prescribed in this Article III for the regular election to such office.

Section 3.3. Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer, the Secretary or any other officer authorized to do so by the Board, and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board may, by resolution, from time to time confer like powers upon any other person or persons.

Section 3.4. Chief Executive Officer. The Chief Executive Officer shall, subject to the control of the Board, have general supervision over the business of the Corporation and shall direct the affairs and policies of the Corporation. The Chief Executive Officer may also serve as Chairperson of the Board and may also serve as President, if so elected by the Board. The Chief Executive Officer shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by these Bylaws or by the Board.

Section 3.5. President. The President shall act in a general executive capacity and shall assist the Chief Executive Officer in the administration and operation of the Corporation’s business and general supervision of its policies and affairs. The President shall, in the absence of or because of the inability to act of the Chief Executive Officer, perform all duties of the Chief Executive Officer. The President shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by these Bylaws, the Board or the Chief Executive Officer. At all times, the President of the Corporation shall be a “citizen of the United States” as defined in Section 40102(a)(15) of Title 49 of the United States Code.

Section 3.6. Chief Financial Officer. The Chief Financial Officer shall be the principal financial officer of the Corporation. The Chief Financial Officer shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by these Bylaws, the Board or the Chief Executive Officer.

Section 3.7. Executive Vice Presidents, Senior Vice Presidents and Vice Presidents. The Executive Vice Presidents (if any), Senior Vice Presidents (if any) and such other Vice Presidents as shall have been chosen by the Board shall have such powers and shall perform such duties as shall be assigned to them by the Board or the Chief Executive Officer.

Section 3.8. Secretary. The Secretary shall give the requisite notice of meetings of stockholders and directors and shall record the proceedings of such meetings, shall have custody of the seal of the Corporation and shall affix it or cause it to be affixed to such instruments as require the seal and attest it and, besides the Secretary’s powers and duties prescribed by law, shall have such other powers and perform such other duties as shall at any time be assigned to such officer by the Board or the Chief Executive Officer.

Section 3.9. Treasurer. The Treasurer shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Treasurer shall cause the funds of the Corporation to be deposited in such banks as may be authorized by the Board or in such banks as may be designated as depositaries in the manner provided by resolution of the Board. The Treasurer shall have such other powers and perform such other duties as shall at any time be assigned to such officer by the Board or the Chief Executive Officer.

Section 3.10. Assistant Secretaries. Assistant Secretaries, if there be any, shall assist the Secretary in the discharge of the Secretary’s duties, shall have such powers and perform such other duties as shall at any time be assigned to them by the Board and, in the absence or disability of the Secretary, shall perform the duties of the Secretary’s office, subject to the control of the Board or the Chief Executive Officer.

Section 3.11. Assistant Treasurers. Assistant Treasurers, if there be any, shall assist the Treasurer in the discharge of the Treasurer’s duties, shall have such powers and perform such other duties as shall at any time be assigned to them by the Board and, in the absence or disability of the Treasurer, shall perform the duties of the Treasurer’s office, subject to the control of the Board or the Chief Executive Officer.

Section 3.12. Other Officers. Such other officers as the Board may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board. The Board may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

Section 3.13. Limitation on Non-Citizens as Officers. Notwithstanding any provision to the contrary in these Bylaws, at no time shall the number of Non-Citizens (as defined in Section 5.2 below) who serve as officers of the Corporation exceed the limitations provided under Section 40102(a)(15) of Title 49 of the United States Code (which, as of the effective date of these Bylaws and for informational purposes only, is one-third (1/3) of the total number of officers then holding office).

ARTICLE IV

STOCK

Section 4.1. Uncertificated Shares. Unless otherwise provided by resolution of the Board, each class or series of shares of the Corporation’s capital stock shall be issued in uncertificated form pursuant to the customary arrangements for issuing shares in such form. Shares shall be transferable only on the books of the Corporation by the holder thereof in person or by attorney upon presentment of proper evidence of succession, assignation or authority to transfer in accordance with the customary procedures for transferring shares in uncertificated form.

Section 4.2. Record Date. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be the close of business on the day on which the Board adopts the resolution relating thereto.

Section 4.3. Record Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

Section 4.4. Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board.

ARTICLE V

LIMITATIONS ON OWNERSHIP BY NON-CITIZENS

Section 5.1. Equity Securities. All (a) capital stock of, or other equity interests in, the Corporation, (b) securities convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in the Corporation, or (c) options, warrants or other rights to acquire the securities described in clauses (a) and (b), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise (collectively, “Equity Securities”) shall be subject to the limitations set forth in this Article V.

Section 5.2. Non-Citizen Voting and Ownership Limitations. It is the policy of the Corporation that, consistent with the requirements of Subtitle VII of Title 49 of the United States Code, as amended, or as the same may be amended from time to time (“Aviation Act”), that persons or entities who are not “citizens of the United States” (as defined in Section 40102(a)(15) of the Aviation Act, in any similar legislation of the United States enacted in substitution or replacement thereof, and as interpreted by the Department of Transportation, its predecessors and successors, from time to time), including any agent, trustee or representative of such persons or entities (each, a “Non-Citizen”), shall not be entitled to own (beneficially or of record) and/or control more than (a) 24.9% of the aggregate votes of all outstanding Voting Securities (as defined below) of the Corporation (the “Voting Limitation Percentage”) or (b) 49.0% of the aggregate number of outstanding Equity Securities of the Corporation (the “Outstanding Share Limitation Percentage”); provided, however, in no event shall Non-Citizens who are resident of a country that is not party to an “open skies” agreement with the United States (the “NOS Non-Citizens”) be entitled to own (beneficially or of record) and/or control more than 24.9% of the aggregate number of outstanding Equity Securities of the Corporation (the “NOS Limitation Percentage” and, together with the Outstanding Share Limitation Percentage, the “Absolute Cap Amount”). If Non-Citizens nevertheless at any time own and/or control more than the Voting Limitation Percentage, the voting rights of the Equity Securities in excess of the Voting Limitation Percentage shall be automatically suspended in accordance with Section 5.3 below. Further, if at any time a transfer or issuance of Equity Securities to a Non-Citizen would result in Non-Citizens owning more than the Outstanding Share Limitation Percentage, such transfer or issuance shall be void and of no effect, in accordance with Section 5.3 below. “Voting Securities” means (a) shares of common stock of the Corporation and (b) any shares of preferred stock of the Corporation that are permitted by their terms to vote together with the Corporation’s common stock or to vote as a separate class or series with respect to the election of the Corporation’s directors.

Section 5.3. Foreign Stock Record.

(a) The Corporation or any transfer agent (on behalf of the Corporation) shall maintain a separate stock record, designated the “Foreign Stock Record” for the registration of Equity Securities held by Non-Citizens. It is the duty of each stockholder who is a Non-Citizen to register his, her or its Equity Securities on the Foreign Stock Record. The beneficial ownership of Equity Securities by Non-Citizens shall be determined in conformity with regulations prescribed by the Board. Only Equity Securities that have been issued and outstanding may be registered in the Foreign Stock Record. The Foreign Stock Record shall include (i) the name and nationality of each Non-Citizen owning Equity Securities, (ii) the number of Equity Securities owned by each such Non-Citizen and (iii) the date of registration of such Equity Securities in the Foreign Stock Record.

(b) In no event shall Equity Securities owned (beneficially or of record) by Non-Citizens representing more than the Voting Limitation Percentage be voted. In the event that Non-Citizens shall own (beneficially or of record) or have voting control over any Equity Securities, the voting rights of such persons shall be subject to automatic suspension to the extent required to ensure that the Corporation is in compliance with applicable provisions of law and regulations relating to ownership or control of a United States air carrier. Voting rights of Equity Securities owned (beneficially or of record) by Non-Citizens shall be suspended in reverse chronological order based upon the date of registration in the Foreign Stock Record.

(c) In the event any transfer of issuance of Equity Securities to a Non-Citizen would result in Non-Citizens owning (beneficially or of record) more than the Absolute Cap Amount, such transfer or issuance shall be void and of no effect and shall not be recorded in the Foreign Stock Record of the stock records of the Corporation. In the event that the Corporation shall determine that the Equity Securities registered on the Foreign Stock Record or otherwise registered on the stock records of the Corporation and owned (beneficially or of record) by Non-Citizens, taken together (without duplication), exceed the Absolute Cap Amount, such number of Equity Securities shall be removed from the Foreign Stock Record and the stock records of the Corporation, as applicable, in reverse chronological order based on the date of registration in the Foreign Stock Record and the stock records of the Corporation, as applicable, and any transfer or issuance that resulted in such event shall be deemed void and of no effect, such that the Foreign Stock Record and the stock records of the Corporation, as applicable, reflect the ownership of Equity Securities without giving effect to any transfer or issuance that caused the Corporation to exceed the Absolute Cap Amount until the aggregate number of Equity Securities registered in the Foreign Stock Record or otherwise registered to Non-Citizens is equal to the Voting Limitation Percentage or the NOS Limitation Percentage, as applicable.

Section 5.4. Registration of Equity Securities. Registry of the ownership of Equity Securities by Non-Citizens shall be effected by written notice to, and in the form specified from time to time by, the Secretary of the Corporation. Subject to the limitations set forth in Section 5.3, the order in which such Equity Securities shall be registered on the Foreign Stock Record shall be chronological, based on the date the Corporation received notice to so register such Equity Securities; provided, that any Non-Citizen who purchases or otherwise acquires Equity Securities that are registered on the Foreign Stock Record and who registers such Equity Securities in its own name within 30 days of such acquisition will assume the position of the seller of such Equity Securities in the chronological order of Equity Securities registered on the Foreign Stock Record.

Section 5.5. Certification of Equity Securities.

(a) The Corporation may by notice in writing (which may be included in the form or proxy or ballot distributed by stockholders in connection with the annual meeting or any special meeting of the stockholders of the Corporation, or otherwise) require a person that is a holder of record of Equity Securities or that the Corporation knows to have, or has a reasonable cause to believe has beneficial ownership of Equity Securities to certify in such manner that as the Corporation shall deem appropriate (including by way of execution of any form of proxy or ballot of such person) that, to the knowledge of such person:

(1)	all Equity Securities as to which such person has record ownership or beneficial ownership are owned and controlled only by citizens of the United States; or

(2)	the number of Equity Securities of record or beneficially owned by such person that are owned and/or controlled by Non-Citizens is as set forth in such certificate.

(b) With respect to any Equity Securities identified in clause 5.5(a)(2) above, the Corporation may require such person to provide such further information as the Corporation may reasonably require in order to implement the provisions of this Article V.

ARTICLE VI

MISCELLANEOUS

Section 6.1. Contracts. The Board may authorize any officer or officers or any agent or agents to enter into any contract or execute and deliver any instrument or other document in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

Section 6.2. Disbursements. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board may from time to time designate.

Section 6.3. Fiscal Year. The fiscal year of the Corporation shall end on the 31st day of December in each year or on such other day as may be fixed from time to time by resolution of the Board.

Section 6.4. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

Section 6.5. Offices. The Corporation shall maintain a registered office inside the State of Delaware and may also have other offices outside or inside the State of Delaware. The books of the Corporation may be kept (subject to any applicable law) outside the State of Delaware at the principal executive offices of the Corporation or at such other place or places as may be designated from time to time by the Board.

Section 6.6. Waiver of Notice. Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the DGCL or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to such notice, or a waiver by electronic transmission by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or any regular or special meeting of the Board or committee thereof need be specified in any waiver of notice of such meeting unless so required by law.

ARTICLE VII

AMENDMENTS

Subject to Section 8.5 below, these Bylaws may be adopted, amended, altered or repealed by the Board or by the stockholders of the Corporation by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VIII

EMERGENCY BYLAWS

Section 8.1. Emergency Bylaws. This Article VIII shall be operative during any emergency, disaster or catastrophe, as referred to in Section 110 of the DGCL or other similar emergency condition (including, without limitation, a pandemic), as a result of which a quorum of the Board or a committee thereof cannot readily be convened for action (each, an “Emergency”), notwithstanding any different or conflicting provision of the preceding Sections of these Bylaws or in the Certificate of Incorporation. To the extent not inconsistent with the provisions of this Article VIII, the preceding Sections of these Bylaws and the provisions of the Certificate of Incorporation shall remain in effect during such Emergency, and upon termination of such Emergency, the provisions of this Article VIII shall cease to be operative unless and until another Emergency shall occur.

Section 8.2. Meetings; Notice. During any Emergency, a meeting of the Board or any committee thereof may be called by any member of the Board or such committee or the Chairperson of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation. Notice of the place, date and time of the meeting shall be given by any available means of communication by the person calling the meeting to such of the directors or committee members and Designated Officers (as defined below) as, in the judgment of the person calling the meeting, it may be feasible to reach. Such notice shall be given at such time in advance of the meeting as, in the judgment of the person calling the meeting, circumstances permit.

Section 8.3. Quorum. At any meeting of the Board called in accordance with Section 8.2 above, the presence or participation of one director shall constitute a quorum for the transaction of business, and at any meeting of any committee of the Board called in accordance with Section 8.2 above, the presence or participation of one committee member shall constitute a quorum for the transaction of business. In the event that no directors are able to attend a meeting of the Board or any committee thereof, then the Designated Officers in attendance shall serve as directors, or committee members, as the case may be, for the meeting, without any additional quorum requirement and will have full powers to act as directors, or committee members, as the case may be, of the Corporation.

Section 8.4. Liability. No officer, director or employee of the Corporation acting in accordance with the provisions of this Article VIII shall be liable except for willful misconduct.

Section 8.5. Amendments. At any meeting called in accordance with Section 8.2 above, the Board, or any committee thereof, as the case may be, may modify, amend or add to the provisions of this Article VIII as it deems it to be in the best interests of the Corporation so as to make any provision that may be practical or necessary for the circumstances of the Emergency.

Section 8.6. Repeal or Change. The provisions of this Article VIII shall be subject to repeal or change by further action of the Board or by action of the stockholders, but no such repeal or change shall modify the provisions of Section 8.4 above with regard to action taken prior to the time of such repeal or change.

Section 8.7. Definitions. For purposes of this Article VIII, the term “Designated Officer” means an officer identified on a numbered list of officers of the Corporation who shall be deemed to be, in the order in which they appear on the list up until a quorum is obtained, directors of the Corporation, or members of a committee of the Board, as the case may be, for purposes of obtaining a quorum during an Emergency, if a quorum of directors or committee members, as the case may be, cannot otherwise be obtained during such Emergency, which officers have been designated by the Board from time to time but in any event prior to such time or times as an Emergency may have occurred.

* * *

Adopted as of: [•], 2022

BRIDGER AEROSPACE GROUP HOLDINGS, INC.

2022 OMNIBUS INCENTIVE PLAN

Section 1. Purpose. The purpose of the Bridger Aerospace Group Holdings, Inc. 2022 Omnibus Incentive Plan (as amended from time to time, the “Plan”) is to motivate and reward employees and other individuals to perform at the highest level and contribute significantly to the success of Bridger Aerospace Group Holdings, Inc., a Delaware limited liability company, and any successor corporation thereto (the “Company”), thereby furthering the best interests of the Company and its shareholders.

Section 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

(a)	“Affiliate” means any entity that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, a Person.

(b)	“Award” means any Option, SAR, Restricted Stock, RSU, Performance Award, Other Cash-Based Award or Other Stock-Based Award, in any case, granted under the Plan.

(c)

“Award Agreement” means any agreement, contract or other instrument or document (including in electronic form) evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

(d)

“Beneficiary” means a Person entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of a Participant’s death. If no such Person can be named or is named by a Participant, or if no Beneficiary designated by a Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at a Participant’s death, such Participant’s Beneficiary shall be such Participant’s estate.

(e)	“Board” means the Board of Directors of the Company.

(f)	“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

(g)	“Capital Stock” means the Company’s common stock, $0.0001 par value.

(h)

“Cause” is as defined in any employment, service, consulting, change-in-control, severance, or any other agreement between the Participant and the Company or its Affiliates, if any, or if not so defined, means the Participant’s: (i) misconduct, (ii) conduct that is injurious to the Company or its Affiliates; (iii) conviction of, plea of guilty to, or plea of nolo contendere to, (x) a felony or (y) any other criminal offense involving moral turpitude, fraud or dishonesty, (iv) commission of an act of fraud, embezzlement or misappropriation, in each case, against the Company or any of its Affiliates, (v) breach of any policies of the Company or its Affiliates or (vi) breach of any applicable employment or service agreement between the Participant and the Company or any of its Affiliates. The determination of whether Cause exists shall be made by the Committee in its sole discretion.

(i)	“Change in Control” means the occurrence of any one or more of the following events:

(i)

any Person, other than any Non-Change in Control Person, is (or becomes, during any 12-month period) the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person or any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of the total voting power of the stock of the Company; provided that the provisions of this subsection (i) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (iii) below;

(ii)	a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing

Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Directors immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board; provided, further, that, notwithstanding the foregoing, no individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, shall in any event be considered to be a member of the Existing Board;

(iii)

the consummation of a merger or consolidation of the Company with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of the Company pursuant to applicable stock exchange requirements; provided that immediately following such merger or consolidation the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or parent entity thereof) 50% or more of the total voting power of the Company’s stock (or, if the Company is not the surviving entity of such merger or consolidation, 50% or more of the total voting power of the stock of such surviving entity or parent entity thereof); and provided, further, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person or any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of either the then-outstanding Shares or the combined voting power of the Company’s then-outstanding voting securities shall not be considered a Change in Control; or

(iv)

the sale or disposition by the Company of all or substantially all of the Company’s assets in which any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, (A) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions, (B) to the extent an Award is subject to Section 409A of the Code if and only to the extent required to comply with the requirements of Section 409A of the Code, no event or circumstances described in any of clauses (i) through (iv) above shall constitute a Change in Control unless such event or circumstances also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as defined in Section 409A of the Code and (C) no Change in Control shall be deemed to have occurred upon the acquisition of additional control of the Company by any Person that is considered to effectively control the Company. In no event will a Change in Control be deemed to have occurred if any Participant is part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act that effects a Change in Control. Terms used in the definition of a Change in Control shall be as defined or interpreted in a manner consistent with Section 409A of the Code. Further and for the avoidance of doubt, in no event will the transactions contemplated by that

2

certain Agreement and Plan of Merger entered into on August 3, 2022, by and among the Company, Jack Creek Investment Corp., a Cayman Islands exempted company, Wildfire Merger Sub I, Inc., a Delaware corporation, Wildfire Merger Sub II, Inc., a Delaware corporation, Wildfire Merger Sub III, LLC, a Delaware limited liability company, Wildfire GP Sub IV, LLC, a Delaware limited liability company, BTOF (grannus feeder) – NQ L.P., A Delaware limited partnership, and Wildfire New Pubco, Inc., a Delaware corporation (the “Merger Agreement”) or the transactions occurring in connection therewith constitute a Change in Control.

(j)

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.

(k)

“Committee” means the compensation committee of the Board, unless another committee or subcommittee is designated by the Board, which may include one or more Company directors or executive officers to the extent permitted under applicable law. If there is no compensation committee of the Board and the Board does not designate another committee, references herein to the “Committee” shall refer to the Board. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(l)

“Consultant” means any individual, including an advisor, who is providing services to the Company or any Subsidiary or who has accepted an offer of service or consultancy from the Company or any Subsidiary.

(m)	“Director” means any member of the Board.

(n)	“Effective Date” means the date immediately after the Closing Date as defined in the Merger Agreement.

(o)

“Employee” means any individual, including any officer, employed by the Company or any Subsidiary or any prospective employee or officer who has accepted an offer of employment from the Company or any Subsidiary, with the status of employment determined based upon such factors as are deemed appropriate by the Committee in its discretion, subject to any requirements of the Code or applicable laws.

(p)

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.

(q)

“Fair Market Value” means (i) with respect to Shares, (A) the closing price of a Share on the trading day immediately preceding the date of determination (or, if there is no reported sale on such date, on the last preceding date on which a sale occurred, as reported in The Wall Street Journal or another source that the Committee deems reliable), on the principal stock market or exchange on which the Shares are quoted or traded, or (B) if Shares are not so quoted or traded, the fair market value of a Share as determined by the Committee, and (ii) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee acting in good faith after taking into consideration all factors which it deems appropriate, including, without limitation, any independent third-party valuation or the requirements of Sections 409A and 422 of the Code.

(r)

“Incentive Stock Option” means an option representing the right to purchase Shares from the Company, granted pursuant to the provisions of Section 6, that meets the requirements of Section 422 of the Code.

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(s)

“Intrinsic Value” means, with respect to an Option or SAR Award, (i) the excess, if any, of the price or implied price per Share in a Change in Control or other event over (ii) the exercise or hurdle price of such Award multiplied by (iii) the number of Shares covered by such Award.

(t)

“Non-Change in Control Person” means (i) any employee plan established by the Company or any Subsidiary, (ii) the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company.

(u)	“Non-Qualified Stock Option” means an option representing the right to purchase Shares from the Company, granted pursuant to Section 6, that is not an Incentive Stock Option.

(v)	“Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(w)

“Other Cash-Based Award” means an Award granted pursuant to Section 11, including cash awarded as a bonus or upon the attainment of specified performance criteria or otherwise as permitted under the Plan.

(x)

“Other Stock-Based Award” means an Award granted pursuant to Section 11 that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, dividend rights or dividend equivalent rights or Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee.

(y)	“Participant” means the recipient of an Award granted under the Plan.

(z)	“Performance Award” means an Award granted pursuant to Section 10.

(aa)

“Performance Period” means the period established by the Committee with respect to any Performance Award during which the performance goals specified by the Committee with respect to such Award are to be measured.

(bb)	“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(cc)	“Restricted Stock” means any Share subject to certain restrictions and forfeiture conditions, granted pursuant to Section 8.

(dd)

“RSU” means a contractual right granted pursuant to Section 9 that is denominated in Shares. Each RSU represents a right to receive the value of one Share (or a percentage of such value) in cash, Shares or a combination thereof. Awards of RSUs may include the right to receive dividend equivalents.

(ee)

“SAR” means any right granted pursuant to Section 7 to receive upon exercise by the Participant or settlement, in cash, Shares or a combination thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise or settlement over (ii) the exercise or hurdle price of the right on the date of grant (as may be adjusted pursuant to Section 5(c) or otherwise).

(ff)	“SEC” means the Securities and Exchange Commission.

(gg)	“Share” means a share of Capital Stock.

(hh)

“Subsidiary” means an entity of which the Company, directly or indirectly, holds all or a majority of the value of the outstanding equity interests of such entity or a majority of the voting power with respect to the voting securities of such entity.

(ii)

“Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company or other business acquired by the Company or with which the Company combines.

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(jj)

“Termination of Service” means, in the case of a Participant who is an Employee, cessation of the employment relationship such that the Participant is no longer an employee of the Company or any Subsidiary, or, in the case of a Participant who is a Consultant or non-employee Director, the date the performance of services for the Company or any Subsidiary has ended; provided, however, that in the case of a Participant who is an Employee, the transfer of employment from the Company to a Subsidiary, from a Subsidiary to the Company, from one Subsidiary to another Subsidiary or, unless the Committee determines otherwise, the cessation of employee status but the continuation of the performance of services for the Company or a Subsidiary as a Director or Consultant, or the cessation of Director or Consultant status but the continuation of the performance of services for the Company or a Subsidiary as an Employee, shall not be deemed a cessation of service that would constitute a Termination of Service; provided, further, that a Termination of Service shall be deemed to occur for a Participant employed by, or performing services for, a Subsidiary when a Subsidiary ceases to be a Subsidiary unless such Participant’s employment or service continues with the Company or another Subsidiary. Notwithstanding the foregoing, with respect to any Award subject to Section 409A of the Code (and not exempt therefrom), a Termination of Service occurs when a Participant experiences a “separation of service” (as such term is defined under Section 409A of the Code).

Section 3. Eligibility.

(a)

Any Employee, Director or Consultant shall be eligible to be selected to receive an Award under the Plan, to the extent that an offer of an Award or a receipt of such Award is permitted by the terms herein, applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(b)

Holders of options and other types of awards granted by a company or other business that is acquired by the Company or with which the Company combines are eligible for grants of Substitute Awards under the Plan to the extent permitted under applicable regulations of any stock exchange on which the Company is listed.

Section 4. Administration.

(a)

Administration of the Plan. The Plan shall be administered by the Committee. All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its shareholders, Participants and any Beneficiaries thereof. The Committee may issue rules and regulations for administration of the Plan.

(b)

Delegation of Authority. To the extent permitted by applicable law, including under Section 157(c) of the Delaware General Corporation Law, the Committee may delegate to one or more officers of the Company some or all of its authority under the Plan, including the authority to grant Options and SARs or other Awards in the form of Share rights (except that such delegation shall not be applicable to any Award for a Person then covered by Section 16 of the Exchange Act), and the Committee may delegate to one or more committees of the Board (which may consist of solely one Director) some or all of its authority under the Plan, including the authority to grant all types of Awards, in accordance with applicable law.

(c)

Authority of Committee. Subject to the terms of the Plan and applicable law, the Committee (or its delegate) shall have full discretion and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award and prescribe the form of each Award Agreement which need not be identical for each Participant; (v) determine whether, to what extent, under what circumstances and by which methods Awards may be settled or exercised in cash, Shares, other Awards, other property, net settlement, or any combination thereof, or canceled, forfeited or suspended, and the

5

method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) amend terms or conditions of any outstanding Awards; (viii) accelerate the vesting or lapsing of restrictions of any Awards; (ix) correct any defect, supply any omission and reconcile any inconsistency in the Plan or any Award, in the manner and to the extent it shall deem desirable to carry the Plan into effect; (x) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (xi) establish, amend, suspend or waive such rules and regulations and appoint such agents, trustees, brokers, depositories and advisors and determine such terms of their engagement as it shall deem appropriate for the proper administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations; (xii) (1) reduce the exercise price of any outstanding Option or SAR, (2) cancel any outstanding Option or SAR and grant in substitution therefor of (A) a new Option, SAR, Restricted Stock award, RSU award or other Award, (B) cash and/or (C) other valuable consideration (as determined by the Board) or (3) take any other action that is treated as a repricing under generally accepted accounting principles; and (xiii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board shall have all of the authority and responsibility granted to the Committee herein.

Section 5. Shares Available for Awards.

(a)

Subject to adjustment as provided in Section 5(c)(i) and except for Substitute Awards, the maximum number of Shares available for issuance under the Plan as of the Effective Date shall not exceed 15%[1] Shares. The total number of Shares available for issuance under the Plan shall be increased on the first day of each Company fiscal year following the Effective Date in an amount equal to the lesser of (i) 2% of the total number of Shares of the Company’s Capital Stock on the last Business Day of the immediately preceding fiscal year and (ii) such smaller number of Shares as determined by the Board in its discretion.

(b)

If any Award is forfeited, cancelled, expires, terminates or otherwise lapses or is settled in cash, in whole or in part, without the delivery of Shares, then the shares covered by such forfeited, expired, terminated or lapsed award shall again be available as Shares for grant under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 5(a) and shall not be available for future grants of Awards: (a) Shares withheld in respect of taxes or tendered or withheld to pay the exercise price of Options; (b) Shares subject to a SAR Award that are not issued in connection with the stock settlement of the SAR on exercise thereof; and (c) Shares purchased on the open market with the cash proceeds from the exercise of Options.

(c)

In the event that the Committee determines that, as a result of any dividend or other distribution (other than an ordinary dividend or distribution), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in applicable laws, regulations or accounting principles,

[1]	Note to Draft: To insert Company Common Shares estimated to equal 15% of the fully diluted shares of New Pubco Common Stock (measured as of the Closing Date).

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an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, subject to compliance with Section 409A of the Code and other applicable law, adjust equitably so as to ensure no undue enrichment or harm (including by payment of cash), any or all of:

(i)

the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, including the aggregate limits specified in Section 5(a) and Section 5(f) and the individual limits specified in Section 5(e);

(ii)	the number and type of Shares (or other securities) subject to outstanding Awards;

(iii)	the grant, purchase, exercise or hurdle price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; and

(iv)	any performance conditions applicable to such Awards;

provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(d)	Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company on the open market.

(e)

Subject to adjustment as provided in Section 5(c)(i), no Participant who is a non-employee Director may receive, as compensation for services as a non-employee Director during any fiscal year of the Company, cash compensation and/or the value of Awards (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) which total more than $750,000 in the aggregate, increased to $1,000,000 in the fiscal year of a non-employee Director’s initial service as a non-employee Director. Notwithstanding the foregoing, the limits in this Section 5(e) shall not apply to cash compensation and/or Awards made in connection with the closing of the transactions contemplated by the Merger Agreement.

(f)	Subject to adjustment as provided in Section 5(c)(i), the maximum number of Shares available for issuance with respect to Incentive Stock Options shall not exceed 15%[2].

Section 6. Options. The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a)

The exercise price per Share under an Option shall be determined by the Committee at the time of grant; provided, however, that, except in the case of Substitute Awards, such exercise price shall not be less than the Fair Market Value of a Share on the date of grant of such Option.

(b)

The term of each Option shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such Option. The Committee shall determine the time or times at which an Option becomes vested and exercisable in whole or in part.

(c)

Subject to any Company insider trading policy (including blackout periods) and applicable laws, the Committee shall determine the method or methods by which, and the form or forms, including cash, Shares, other Awards, other property, net settlement, broker-assisted cashless exercise or any combination thereof, having a Fair Market Value on the exercise date equal to the exercise price of the Shares as to which the Option shall be exercised, in which payment of the exercise price with respect thereto may be made or deemed to have been made.

(d)

No grant of Options may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such Options (except as provided under Section 5(c)).

[2]	Note to Draft: To insert Company Common Shares estimated to equal 15% of the fully diluted shares of New Pubco Common Stock (measured as of the Closing Date).

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(e)

Any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Incentive Stock Options may be granted only to employees of the Company or of a parent or subsidiary corporation (as defined in Section 424 of the Code). By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Committee will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

Section 7. Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a)

SARs may be granted under the Plan to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to a specific Option granted under Section 6.

(b)

The exercise or hurdle price per Share under a SAR shall be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such exercise or hurdle price shall not be less than the Fair Market Value of a Share on the date of grant of such SAR.

(c)

The term of each SAR shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such SAR. The Committee shall determine the time or times at which a SAR may be exercised or settled in whole or in part.

(d)

Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of Shares subject to the SAR multiplied by the excess, if any, of the Fair Market Value of one Share on the exercise date over the exercise or hurdle price of such SAR. The Company shall pay such excess in cash, in Shares valued at Fair Market Value, or any combination thereof, as determined by the Committee.

(e)

No grant of SARs may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such SARs (except as provided under Section 5(c)).

Section 8. Restricted Stock. The Committee is authorized to grant Awards of Restricted Stock to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a)	The Award Agreement shall specify the vesting schedule.

(b)

Awards of Restricted Stock shall be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(c)

Subject to the restrictions set forth in the applicable Award Agreement, a Participant generally shall have the rights and privileges of a stockholder with respect to Awards of Restricted Stock, including the right to vote such Shares of Restricted Stock and the right to receive dividends.

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(d)

The Committee may, in its discretion, specify in the applicable Award Agreement that any or all dividends or other distributions paid on Awards of Restricted Stock prior to vesting be paid either in cash or in additional Shares and either on a current or deferred basis and that such dividends or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as the underlying Awards.

(e)	Any Award of Restricted Stock may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration.

(f)

The Committee may provide in an Award Agreement that an Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to an Award of Restricted Stock, the Participant shall be required to file promptly a copy of such election with the Company and the applicable Internal Revenue Service office.

Section 9. RSUs. The Committee is authorized to grant Awards of RSUs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a)	The Award Agreement shall specify the vesting schedule and the delivery schedule (which may include deferred delivery later than the vesting date).
(b)

Awards of RSUs shall be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(c)

An RSU shall not convey to the Participant the rights and privileges of a stockholder with respect to the Share subject to the RSU, such as the right to vote or the right to receive dividends, unless and until a Share is issued to the Participant to settle the RSU.

(d)

The Committee may, in its discretion, specify in the applicable Award Agreement that any or all dividend equivalents or other distributions paid on Awards of RSUs prior to vesting or settlement, as applicable, be paid either in cash or in additional Shares and either on a current or deferred basis and that such dividend equivalents or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as the underlying Awards.

(e)	Shares delivered upon the vesting and settlement of an RSU Award may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration.

(f)

The Committee may determine the form or forms (including cash, Shares, other Awards, other property or any combination thereof) in which payment of the amount owing upon settlement of any RSU Award may be made.

Section 10. Performance Awards. The Committee is authorized to grant Performance Awards to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a)

Performance Awards may be denominated as a cash amount, number of Shares or units or a combination thereof and are Awards which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the grant to a Participant or the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as

9

it may deem appropriate in establishing any performance conditions, which may include but are not limited to:

(i)

revenue measures (including, but not limited to, total revenue, gross revenue, net revenue, subscription revenue, asset-based fees, recurring or non-recurring revenues, revenue growth, product revenue growth and net sales);

(ii)

income measures (including, but not limited to, gross income, net income, pre- or after-tax income (before or after allocation of corporate overhead and bonus), income from continuing operations, operating income (before or after taxes), non-interest income, net income after cost of capital, net interest income, fee income and income measures excluding the impact of acquisitions and dispositions);

(iii)

earnings measures (including, but not limited to, earnings before taxes, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, earnings growth, earnings per share, book value per share, margins, operating margins, gross margins, contribution margins (excluding general and administrative costs), cash margins, margins realized on delivered services, profitability of an identifiable segment, business unit or product, maintenance or improvement of profit or other margins and earnings measures excluding the impact of acquisitions and dispositions);

(iv)

cash flow measures (including, but not limited to, cash flow (before or after dividends), operating cash flow, free cash flow, discounted cash flow, cash flow return on investment and cash flow in excess of cost of capital);

(v)

return measures (including, but not limited to, return on equity, return on tangible common equity, return on assets or net assets, return on risk-weighted assets, return on capital (including return on total capital or return on invested capital) and appreciation in and/or maintenance of the price of shares);

(vi)	share price measures (including, but not limited to, total shareholder return, share price, appreciation in and/or maintenance of share price and market capitalization);

(vii)

balance sheet/risk management measures (including, but not limited to, year-end cash, satisfactory internal or external audits, financial ratings, shareholders’ equity, assets, tangible equity, charge-offs, net charge-offs, non-performing assets and liquidity);

(viii)

efficiency or expense measures (including, but not limited to, expenses, expense management or reduction, non-interest expense, operating/efficiency ratios improvement in or attainment of expense levels or working capital levels (including cash and accounts receivable), reduction in income tax expense or income tax rate, corporate expenses as a percentage of revenue, research and development as a percentage of revenue, sales efficiency, selling and marketing efficiency and service efficiency);

(ix)

strategic measures (including, but not limited to, market share, debt reduction, customer growth, long-term client value growth, research and development achievements, regulatory compliance and achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents), strategic partnerships or transactions and co-development, co-marketing, profit sharing, joint venture or other similar arrangements, implementation, completion or attainment of measurable objectives with respect to research, development, commercialization, products or projects, production volume levels, acquisitions and divestitures, accuracy, stability, quality or performance of ratings and recruiting and maintaining personnel); and

(x)	other measures (including, but not limited to, gross profits, economic profit, comparisons with various stock market indices, cost of capital or assets under management, improvements

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in capital structure, days sales outstanding, sales performance, sales quota attainment, cross-sales, recurring sales, one-time sales, net new sales, cancellations, retention rates, new benchmark mandates, new exchange traded fund launches, financing and other capital raising transactions (including sales of the Company’s equity or debt securities); factoring transactions; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions).

Subject to the terms of the Plan, the performance goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee.

(b)

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or other events or circumstances render the performance objectives unsuitable, the Committee may modify the performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable such that it does not provide any undue enrichment or harm. Performance measures may vary from Performance Award to Performance Award and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 10(b) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements of any applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(c)	Settlement of Performance Awards shall be in cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined in the discretion of the Committee.

(d)

A Performance Award shall not convey to the Participant the rights and privileges of a stockholder with respect to the Share subject to the Performance Award, such as the right to vote (except as relates to Restricted Stock) or the right to receive dividends, unless and until Shares are issued to the Participant to settle the Performance Award. The Committee, in its sole discretion, may provide that a Performance Award shall convey the right to receive dividend equivalents on the Shares underlying the Performance Award with respect to any dividends declared during the period that the Performance Award is outstanding, in which case, such dividend equivalent rights shall accumulate and shall be paid in cash or Shares on the settlement date of the Performance Award, subject to the Participant’s earning of the Shares underlying the Performance Awards with respect to which such dividend equivalents are paid upon achievement or satisfaction of performance conditions specified by the Committee. Shares delivered upon the vesting and settlement of a Performance Award may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration. For the avoidance of doubt, unless otherwise determined by the Committee, no dividend equivalent rights shall be provided with respect to any Shares subject to Performance Awards that are not earned or otherwise do not vest or settle pursuant to their terms.

(e)	The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with a Performance Award.

Section 11. Other Cash-Based Awards and Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant Other Cash-Based Awards (either independently or as an element of or supplement to any other Award under the Plan) and Other Stock-Based Awards. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, and paid for at such times, by such methods and in such forms, including cash, Shares, other Awards, other property, net settlement,

11

broker-assisted cashless exercise or any combination thereof, as the Committee shall determine; provided that the purchase price therefor shall not be less than the Fair Market Value of such Shares on the date of grant of such right.

Section 12. Effect of Termination of Service or a Change in Control on Awards.

(a)

The Committee may provide, by rule or regulation or in any applicable Award Agreement, or may determine in any individual case, the circumstances in which, and the extent to which, an Award may be exercised, settled, vested, paid or forfeited in the event of the Participant’s Termination of Service prior to the end of a Performance Period or vesting, exercise or settlement of such Award.

(b)

In the event of a Change in Control, the Committee may, in its sole discretion, and on such terms and conditions as it deems appropriate, take any one or more of the following actions with respect to any outstanding Award, which need not be uniform with respect to all Participants and/or Awards:

(i)	continuation or assumption of such Award by the Company (if it is the surviving corporation) or by the successor or surviving corporation or its parent;

(ii)

substitution or replacement of such Award by the successor or surviving corporation or its parent with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving corporation (or a parent or subsidiary thereof), with substantially the same terms and value as such Award (including any applicable performance targets or criteria with respect thereto);

(iii)

acceleration of the vesting of such Award and the lapse of any restrictions thereon and, in the case of an Option or SAR Award, acceleration of the right to exercise such Award during a specified period (and the termination of such Option or SAR Award without payment of any consideration therefor to the extent such Award is not timely exercised), in each case, upon (A) the Participant’s involuntary Termination of Service (including upon a termination of the Participant’s employment by the Company (or a successor corporation or its parent) without “cause” or by the Participant for “good reason”, as such terms may be defined in the applicable Award Agreement and/or the Participant’s employment agreement or offer letter, as the case may be) or (B) the failure of the successor or surviving corporation (or its parent) to continue or assume such Award;

(iv)	in the case of a Performance Award, determination of the level of attainment of the applicable performance condition(s); and

(v)

cancellation of such Award in consideration of a payment, with the form, amount and timing of such payment determined by the Committee in its sole discretion, subject to the following: (A) such payment shall be made in cash, securities, rights and/or other property; (B) the amount of such payment shall equal the value of such Award, as determined by the Committee in its sole discretion; provided that, in the case of an Option or SAR Award, if such value equals the Intrinsic Value of such Award, such value shall be deemed to be valid; provided further that, if the Intrinsic Value of an Option or SAR Award is equal to or less than zero, the Committee may, in its sole discretion, provide for the cancellation of such Award without payment of any consideration therefor (for the avoidance of doubt, in the event of a Change in Control, the Committee may, in its sole discretion, terminate any Option or SAR Awards for which the exercise or hurdle price is equal to or exceeds the per Share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor); and (C) such payment shall be made promptly following such Change in Control or on a specified date or dates following such Change in Control; provided that the timing of such payment shall comply with Section 409A of the Code; and

12

(vi)	cancellation of such Award without payment of any consideration therefor, to the extent such Award is not vested as of immediately prior to such Change in Control.

Notwithstanding the foregoing, in the event the Committee fails to take one or more of the actions described in this Section 12(b) (in addition to making any needed determinations with respect to Performance Awards) with respect to an outstanding Award and such Award will not otherwise be continued or assumed, substituted or replaced or cancelled in exchange for a payment on terms substantially consistent with those set forth in Section 12(b)(v) above, such Award will (x) accelerate in full, but with the level of attainment of any performance conditions determined by the Committee and any portion of such Award for which the performance conditions are not satisfied forfeited and (y) be cancelled in exchange for a payment on terms substantially consistent than those set forth in Section 12(b)(v) above.

Section 13. General Provisions Applicable to Awards.

(a)

Awards shall be granted for such cash or other consideration (which may include services), as applicable, as the Committee determines; provided that in no event shall Awards be issued for less than such minimal consideration as may be required by applicable law.

(b)

Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(c)

Subject to the terms of the Plan, payments or transfers to be made by the Company to a Participant upon the grant, exercise or settlement of an Award may be made in the form of cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined by the Committee in its discretion at the time of grant, and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(d)

Except as may be permitted by the Committee or as specifically provided in an Award Agreement, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant other than by will or pursuant to Section 13(e) and (ii) during a Participant’s lifetime, each Award, and each right under any Award, shall be exercisable (to the extent such Award is exercisable) only by such Participant or, if permissible under applicable law, by such Participant’s guardian or legal representative. The provisions of this Section 13(d) shall not apply to any Award that has been fully exercised or settled, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e)

If permitted by the Committee, a Participant may designate a Beneficiary or change a previous Beneficiary designation only at such times as prescribed by the Committee, in its sole discretion, and only by using forms and following procedures approved or accepted by the Committee for that purpose.

(f)

All certificates for Shares and/or other securities delivered under the Plan , in each case to the extent certificated, pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC, any stock market or exchange upon which such Shares or other securities are then quoted, traded or listed, and any applicable securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

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(g)

The Committee may impose restrictions on any Award with respect to non-competition, non-solicitation, confidentiality and other restrictive covenants as it deems necessary or appropriate in its sole discretion, subject to and in accordance with applicable law.

Section 14. Amendments and Terminations.

(a)

Amendment or Termination of the Plan. Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval if such approval is required by applicable law or the rules of the stock market or exchange, if any, on which the Shares are principally quoted or traded or (ii) subject to Section 5(c) and Section 12, the consent of the affected Participant, if such action would materially adversely affect the rights of such Participant under any outstanding Award, except (x) to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Section 18. Notwithstanding anything to the contrary in the Plan, the Committee may amend the Plan, or create sub-plans, in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.

(b)

Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, each Award shall terminate immediately prior to the consummation of such action, unless otherwise determined by the Committee.

(c)

Terms of Awards. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or Beneficiary of an Award; provided, however, that, subject to Section 5(c) and Section 12, no such action shall materially adversely affect the rights of any affected Participant or holder or Beneficiary under any Award theretofore granted under the Plan, except (x) to the extent any such action is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Section 18 or (z) to the extent any such action is required to comply with Section 409A of the Code. The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including the events described in Section 5(c)) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

Section 15. Miscellaneous.

(a)

No Employee, Consultant, Director, Participant, or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants or holders or Beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

(b)	The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Subsidiary. Further, the

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Company or any applicable Subsidiary may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding on the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Award Agreement.

(c)

Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d)

The Committee may authorize the Company to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to the Participant the amount (in cash, Shares, other Awards, other property, net settlement, or any combination thereof) of applicable withholding taxes due in respect of an Award, its exercise or settlement or any payment or transfer under such Award or under the Plan and to take such other action (including providing for elective payment of such amounts in cash or Shares by such Participant) as may be necessary to satisfy all obligations for the payment of such taxes and, unless otherwise determined by the Committee in its discretion, to the extent such withholding would not result in liability classification of such Award (or any portion thereof) pursuant to FASB ASC Subtopic 718-10, which, for the avoidance of doubt, is intended to permit withholding up to the maximum statutory amount applicable to a Participant.

(e)

If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.

(f)

Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(g)

No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(h)

Awards may be granted to Participants who are non-United States nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants who are employed or providing services in the United States as may, in the judgment of the Committee, be necessary or desirable to recognize differences in local law, tax policy or custom. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country.

Section 16. Effective Date of the Plan. The Plan was approved by the Board on [    ], 2022. The Plan shall become effective as of the Effective Date, subject to its approval by the shareholders of the Company prior to the Effective Date. If the Plan is not approved by the shareholders of the Company or if the Merger Agreement is terminated prior to the consummation of the transactions contemplated thereby, the Plan will not become effective.

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Section 17. Term of the Plan. No Award shall be granted under the Plan after the earliest to occur of (i) the 10-year anniversary of the Effective Date; (ii) the maximum number of Shares available for issuance under the Plan have been issued; or (iii) the Board terminates the Plan in accordance with Section 14(a). However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

Section 18. Cancellation or “Clawback” of Awards. The Committee shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes. Notwithstanding anything to the contrary contained herein, any Awards granted under the Plan (including any amounts or benefits arising from such Awards) shall be subject to any clawback or recoupment arrangements or policies the Company has in place from time to time, and the Committee may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any Awards granted to the Participant or any Shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of Shares underlying such Awards.

Section 19. Section 409A of the Code. With respect to Awards subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything in the Plan to the contrary, if the Board considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and any amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution of such amount that otherwise would be made to such Participant with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code. If an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if an Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Participant on account of non-compliance with Section 409A of the Code.

Section 20. Successors and Assigns. The terms of the Plan shall be binding upon and inure to the benefit of the Company and any successor entity, including any successor entity contemplated by Section 12(b).

Section 21. Data Protection. By participating in the Plan, the Participant consents to the holding and processing of personal information provided by the Participant to the Company or any of its Affiliates, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include:

(a)	administering and maintaining Participant records;

(b)	providing information to the Company, any Subsidiary, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

(c)	providing information to future purchasers or merger partners of the Company or any of its Affiliates, or the business in which the Participant works; and

16

(d)	transferring information about the Participant to any country or territory that may not provide the same protection for the information as the Participant’s home country.

Section 22. Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.

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BRIDGER AEROSPACE GROUP HOLDINGS, INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

Section 1. Purpose. This Bridger Aerospace Group Holdings, Inc. 2022 Employee Stock Purchase Plan (the “Plan”) is intended to provide employees of the Company and its Participating Subsidiaries with an opportunity to acquire a proprietary interest in the Company through the purchase of Shares. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and the Plan shall be interpreted in a manner that is consistent with that intent.

Section 2. Definitions.

(a)	“Board” means the Board of Directors of the Company.

(b)	“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

(c)	“Capital Stock” means the Company’s common stock, $0.0001 par value.

(d)

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.

(e)

“Committee” means the Board, unless a committee or subcommittee is designated by the Board, which may include one or more Company directors or executive officers to the extent permitted under applicable law. If the Board does not designate a committee or subcommittee, references herein to the “Committee” shall refer to the Board.

(f)	“Company” means Bridger Aerospace Group Holdings, Inc., a Delaware corporation, including any successor thereto.

(g)

“Compensation” means the base salary, wages, annual cash bonuses and commissions paid to an Eligible Employee by the Company or a Participating Subsidiary as compensation for services to the Company or Participating Subsidiary, before deduction for any salary deferral contributions made by the Eligible Employee to any tax-qualified or nonqualified deferred compensation plan.

(h)	“Corporate Transaction” means a merger, consolidation, acquisition of property or stock, separation, reorganization or other corporate event described in Section 424 of the Code.

(i)	“Designated Broker” means the financial services firm or other agent designated by the Company to maintain ESPP Share Accounts on behalf of Participants who have purchased Shares under the Plan.

(j)	“Effective Date” means the date as of which this Plan is adopted by the Board and approved by the shareholders of the Company in accordance with Section 19(k).

(k)

“Eligible Employee” means an Employee who is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year. Notwithstanding the foregoing, the Committee (i) may exclude from participation in the Plan or any Offering any Employees who are “highly compensated employees” or a sub-set of such “highly compensated employees” (within the meaning of Section 414(q) of the Code) or who otherwise may be excluded from participation pursuant to Treasury Regulation Section 1.423-2(e) and (ii) shall exclude any Employees located outside of the United States to the extent permitted under Section 423 of the Code.

(l)

“Employee” means any person who renders services to the Company or a Participating Subsidiary as an employee pursuant to an employment relationship with such employer. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or a Participating Subsidiary that meets the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months, and the individual’s right to reemployment is not provided by statute or contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period.

(m)

“Enrollment Form” means an agreement pursuant to which an Eligible Employee may elect to enroll in the Plan, to authorize a new level of payroll deductions, or to stop payroll deductions and withdraw from an Offering.

(n)	“ESPP Share Account” means an account into which Shares purchased with accumulated payroll deductions at the end of an Offering Period are deposited on behalf of a Participant.

(o)

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.

(p)

“Fair Market Value” means, as of any date, the closing price of a Share on the Trading Day immediately preceding the date of determination (or, if there is no reported sale on such date, on the last preceding date on which a sale occurred, as reported in The Wall Street Journal or another source that the Committee deems reliable), on the principal stock market or exchange on which Shares are quoted or traded, or if Shares are not so quoted or traded, the fair market value of a Share as determined by the Committee, which such determination shall be conclusive and binding on all persons.

(q)	“Offering Date” means the first Trading Day of each Offering Period as designated by the Committee.

(r)	“Offering” or “Offering Period” means the period described in Section 5.

(s)	“Offering Period Limit” has the meaning set forth in Section 8.

(t)	“Participant” means an Eligible Employee who makes a valid election to participate in the Plan.

(u)

“Participating Subsidiaries” means the Subsidiaries that have been designated by the Committee as eligible to participate in the Plan, and such other Subsidiaries that may be designated by the Committee from time to time in its sole discretion.

(v)	“Plan” means this Bridger Aerospace Group Holdings, Inc. 2022 Employee Stock Purchase Plan, as set forth herein, and as amended from time to time.

(w)	“Purchase Date” means the last Trading Day of each Offering Period.

(x)

“Purchase Price” means an amount equal to the lesser of (i) eighty-five percent (85%) (or such greater percentage as designated by the Committee) of the Fair Market Value of a Share on the Offering Date or (ii) eighty-five percent (85%) (or such greater percentage as designated by the Committee) of the Fair Market Value of a Share on the Purchase Date; provided that the Purchase Price per Share will in no event be less than the par value of the Shares.

(y)

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Securities Act includes any successor provision thereto.

(z)	“Share” means a share of Capital Stock.

(aa)

“Subsidiary” means any corporation, domestic or foreign, in an unbroken chain of corporations beginning with the Company of which at the time of the granting of an option pursuant to Section 7, not less than 50% of the total combined voting power of all classes of stock are held by the Company or a Subsidiary, whether or not such corporation exists now or is hereafter organized or acquired by the Company or a Subsidiary; provided, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or

2

any other Subsidiary that is a corporation being the sole owner of such entity or, (b) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary.

(bb)	“Trading Day” means any day on which the national stock exchange upon which the Shares are listed is open for trading.

Section 3. Administration.

(a)

Administration of Plan. The Plan shall be administered by the Committee which shall have the authority to construe and interpret the Plan, prescribe, amend and rescind rules relating to the Plan’s administration and take any other actions necessary or desirable for the administration of the Plan including, without limitation, adopting sub-plans applicable to particular Participating Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The Committee may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan. The decisions of the Committee shall be final and binding on all persons. All expenses of administering the Plan shall be borne by the Company. Notwithstanding anything in the Plan to the contrary and without limiting the generality of the foregoing, the Committee shall have the authority to change the minimum amount of Compensation for payroll deductions pursuant to Section 6(a), the frequency with which a Participant may elect to change their rate of payroll deductions pursuant to Section 6(b), the dates by which a Participant is required to submit an Enrollment Form pursuant to Section 6(b) and Section 10(a), and the effective date of a Participant’s withdrawal due to termination of employment or change in status pursuant to Section 11, and the withholding procedures pursuant to Section 19(l).

(b)

Delegation of Authority. To the extent permitted by applicable law, including under Section 157(c) of the Delaware General Corporation Law, the Committee may delegate to (i) one or more officers of the Company some or all of its authority under the Plan and (ii) one or more committees of the Board some or all of its authority under the Plan.

Section 4. Eligibility. In order to participate in an Offering, an Eligible Employee must deliver a completed Enrollment Form to the Company at least five (5) business days prior to the Offering Date (unless a different time is set by the Company for all Eligible Employees with respect to such Offering) and must elect their payroll deduction rate as described in Section 6. Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted an option under the Plan if (i) immediately after the grant of the option, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own stock of the Company or hold outstanding options to purchase stock of the Company possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary or (ii) such option would permit such Eligible Employee’s rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds $25,000 of the Fair Market Value of such stock (determined at the time the option is granted) for each calendar year in which such option is outstanding at any time, in accordance with the provisions of Section 423(b)(8) of the Code.

Section 5. Offering Periods. The Plan shall be implemented by a series of Offering Periods, each of which shall be six (6) months in duration, with new Offering Periods commencing on or about February 1 and August 1 of each year. The Committee shall have, prior to the commencement of a particular Offering Period, the authority to change in offering documents (without amending the Plan) the duration, frequency, start and end dates of Offering Periods (subject to a maximum Offering Period of twenty-seven (27) months), including without limitation the authority to initiate overlapping Offering Periods.

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Section 6. Participation.

(a)

Enrollment; Payroll Deductions. An Eligible Employee may elect to participate in the Plan by properly completing an Enrollment Form, which may be electronic, and submitting it to the Company, in accordance with the enrollment procedures established by the Committee. Participation in the Plan is entirely voluntary. By submitting an Enrollment Form, the Eligible Employee authorizes payroll deductions from their paycheck in an amount equal to a percentage (of at least one percent (1%)) of their Compensation on each payday occurring during an Offering Period. Payroll deductions shall commence as soon as administratively practicable following the Offering Date and end on the latest practicable payroll date on or before the Purchase Date. The Company shall maintain records of all payroll deductions but shall have no obligation to pay interest on payroll deductions or to hold such amounts in a trust or in any segregated account. Unless expressly permitted by the Committee, a Participant may not make any separate contributions or payments to the Plan.

(b)

Election Changes. During an Offering Period, a Participant may decrease (but not increase) their rate of payroll deductions applicable to such Offering Period only once. To make such a change, the Participant must submit a new Enrollment Form authorizing the new rate of payroll deductions at least fifteen (15) days before the Purchase Date. A Participant may decrease or increase their rate of payroll deductions for future Offering Periods by submitting a new Enrollment Form authorizing the new rate of payroll deductions at least fifteen days before the start of the next Offering Period.

(c)

Automatic Re-enrollment. The deduction rate selected in the Enrollment Form shall remain in effect for subsequent Offering Periods unless the Participant (i) submits a new Enrollment Form authorizing a new level of payroll deductions in accordance with Section 6(b), (ii) withdraws from the Plan in accordance with Section 10, or (iii) terminates employment or otherwise becomes ineligible to participate in the Plan.

Section 7. Grant of Option. On each Offering Date, each Participant in the applicable Offering Period shall be granted an option to purchase, on the Purchase Date, a number of Shares determined by dividing the Participant’s accumulated payroll deductions by the applicable Purchase Price; provided, that the maximum number of Shares that may be purchased by all Participants during an Offering Period shall not exceed [        ]1 Shares (subject to adjustment in accordance with Section 17 and the limitations set forth in Section 4 and Section 13 of the Plan) (the “Offering Period Limit”).

Section 8. Exercise of Option/Purchase of Shares. A Participant’s option to purchase Shares will be exercised automatically on the Purchase Date of each Offering Period. The Participant’s accumulated payroll deductions will be used to purchase the maximum number of whole Shares that can be purchased with the amounts in the Participant’s notional account, subject to the Offering Period Limit and the limitations set forth in Section 4 and Section 13 of the Plan. No fractional Shares may be purchased, and any contributions unused in a given Offering Period due to being less than the cost of a Share will be returned to the Participant as soon as administratively practicable after the Purchase Date, subject to earlier withdrawal by the Participant in accordance with Section 10 or termination of employment or change in employment status in accordance with Section 11. During a Participant’s lifetime, the Participant’s option to purchase Shares under the Plan is exercisable only by the Participant.

Section 9. Transfer of Shares. As soon as administratively practicable, but in no event later than thirty (30) days, after each Purchase Date, the Company will arrange for the delivery to each Participant of the Shares purchased upon exercise of the Participant’s option. The Committee may permit or require that the Shares be deposited directly into an ESPP Share Account established in the name of the Participant with a Designated

[1]	Note to Draft: Insert number equal to 50% of the share reserve.

4

Broker and may require that the Shares be retained with such Designated Broker for a specified period of time. Participants will not have any voting, dividend or other rights of a shareholder with respect to the Shares subject to any option granted under the Plan until such Shares have been delivered pursuant to this Section 9. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Committee.

Section 10. Withdrawal.

(a)

Withdrawal Procedure. A Participant may withdraw from an Offering by submitting to the Company a revised Enrollment Form indicating their election to withdraw at least fifteen (15) days before the Purchase Date. The accumulated payroll deductions held on behalf of a Participant in their notional account (that have not been used to purchase Shares) shall be paid to the Participant promptly following receipt of the Participant’s Enrollment Form indicating their election to withdraw and the Participant’s option shall be automatically terminated. If a Participant withdraws from an Offering Period, no payroll deductions will be made during any succeeding Offering Period, unless the Participant re-enrolls in accordance with Section 6(a) of the Plan.

(b)

Effect on Succeeding Offering Periods. A Participant’s election to withdraw from an Offering Period will not have any effect upon the Participant’s eligibility to participate in succeeding Offering Periods that commence following the completion of the Offering Period from which the Participant withdraws.

Section 11. Termination of Employment; Change in Employment Status. Notwithstanding Section 10, upon termination of a Participant’s employment for any reason prior to the Purchase Date, including death, disability or retirement, or a change in the Participant’s employment status following which the Participant is no longer an Eligible Employee, the Participant will be deemed to have withdrawn from an Offering in accordance with Section 10 and the payroll deductions in the Participant’s notional account (that have not been used to purchase Shares) shall be returned to the Participant, or in the case of the Participant’s death, to the person(s) entitled to such amounts by will or the laws of descent and distribution, and the Participant’s option shall be automatically terminated.

Section 12. Interest. No interest shall accrue on or be payable with respect to the payroll deductions of a Participant in the Plan.

Section 13. Shares Reserved for Plan.

(a)

Number of Shares. The maximum number of Shares available for issuance under the Plan shall not exceed in the aggregate 1%[2] Shares, subject to adjustment as provided in Section 17. The Shares may be newly issued Shares, treasury Shares or Shares acquired on the open market. The total number of Shares available for purchase under the Plan shall be increased on the first day of each Company fiscal year following the Effective Date in an amount equal to the lesser of (i) 1% of outstanding Company Capital Stock on the last Business Day of the immediately preceding fiscal year and (ii) such number of Shares as determined by the Board in its discretion; provided that the maximum number of Shares that may be issued under the Plan in any event shall be [            ] Shares (subject to any adjustment in accordance with Section 17). If any purchase of Shares pursuant to an option under the Plan is not consummated, the Shares not purchased under such option will again become available for issuance under the Plan.

(b)	Over-subscribed Offerings. If the Committee determines that, on a particular Purchase Date, the number of Shares with respect to which options are to be exercised exceeds either the number of

[2]	Note to Draft: Insert number equal to 1% of the fully diluted shares of Capital Stock of the Company as of the Closing.

5

Shares then available under the Plan or the Offering Period Limit, the Company shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as practicable and as the Committee determines to be equitable. No option granted under the Plan shall permit a Participant to purchase Shares which, if added together with the total number of Shares purchased by all other Participants in such Offering would exceed either the total number of Shares remaining available under the Plan or the Offering Period Limit.

Section 14. Transferability. No payroll deductions credited to a Participant, nor any rights with respect to the exercise of an option or any rights to receive Shares hereunder may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution, or as provided in Section 17) by the Participant. Any attempt to assign, transfer, pledge or otherwise dispose of such rights or amounts shall be without effect.

Section 15. Application of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose to the extent permitted by applicable law, and the Company shall not be required to segregate such payroll deductions or contributions.

Section 16. Statements. Participants will be provided with statements at least annually which shall set forth the contributions made by the Participant to the Plan, the Purchase Price of any Shares purchased with accumulated funds, the number of Shares purchased, and any payroll deduction amounts remaining in the Participant’s notional account.

Section 17. Designation of Beneficiary. If permitted by the Committee, a Participant may file, on forms supplied by the Committee, a written designation of beneficiary who, in the event of the Participant’s death, is to receive any Shares from the Participant’s ESPP Share Account or any payroll deduction amounts remaining in the Participant’s notional account.

Section 18. Adjustments Upon Changes in Capitalization; Dissolution or Liquidation; Corporate Transactions.

(a)

Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the Company’s structure affecting the Shares occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee will, in such manner as it deems equitable, adjust the number of Shares and class of Shares that may be delivered under the Plan, the Purchase Price per Share and the number of Shares covered by each outstanding option under the Plan, and the numerical limits of Section 7 and Section 13.

(b)

Dissolution or Liquidation. Unless otherwise determined by the Committee, in the event of a proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a new Purchase Date and the Offering Period will end immediately prior to the proposed dissolution or liquidation. The new Purchase Date will be before the date of the Company’s proposed dissolution or liquidation. Before the new Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 10 (or deemed to have withdrawn in accordance with Section 11).

(c)

Corporate Transaction. In the event of a Corporate Transaction, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a parent or Subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute the

6

option, the Offering Period with respect to which the option relates will be shortened by setting a new Purchase Date on which the Offering Period will end. The new Purchase Date will occur before the date of the Corporate Transaction. Prior to the new Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s option will be exercised automatically on such date, unless before such date, the Participant has withdrawn (or, pursuant to Section 11, been deemed to have withdrawn) from the Offering in accordance with Section 10. Notwithstanding the foregoing, in the event of a Corporate Transaction, the Committee may also elect to terminate all outstanding Offering Periods in accordance with Section 19(i).

Section 19. General Provisions.

(a)

Equal Rights and Privileges. Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code, all Eligible Employees who are granted options under the Plan shall have the same rights and privileges.

(b)	No Right to Continued Service. Neither the Plan nor any compensation paid hereunder will confer on any Participant the right to continue as an Employee or in any other capacity.

(c)

Rights as Shareholder. A Participant will become a shareholder with respect to the Shares that are purchased pursuant to options granted under the Plan when the Shares are transferred to the Participant or, if applicable, to the Participant’s ESPP Share Account. A Participant will have no rights as a shareholder with respect to Shares for which an election to participate in an Offering Period has been made until such Participant becomes a shareholder as provided herein.

(d)	Successors and Assigns. The Plan shall be binding on the Company and its successors and assigns.

(e)

Entire Plan. This Plan, together with any Enrollment Forms or offering documents, constitutes the entire plan with respect to the subject matter hereof and supersedes all prior plans with respect to the subject matter hereof.

(f)

Compliance with Law. The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations. Shares shall not be issued with respect to an option granted under the Plan unless the exercise of such option and the issuance and delivery of the Shares pursuant thereto shall comply with all applicable provisions of law, including, without limitation, the Securities Act, the Exchange Act, and the requirements of any stock exchange upon which the Shares may then be listed.

(g)

Disqualifying Dispositions. Each Participant shall give the Company prompt written notice of any disposition or other transfer of Shares acquired pursuant to the exercise of an option acquired under the Plan, if such disposition or transfer is made within two years after the Offering Date or within one year after the Purchase Date.

(h)	Term of Plan. The Plan shall become effective on the Effective Date and, unless terminated earlier pursuant to Section 19(i), shall have a term of ten years.

(i)

Amendment or Termination. The Committee may, in its sole discretion, amend, suspend or terminate the Plan at any time and for any reason; provided, however, that approval of the Company’s stockholders shall be required to amend the Plan to: (a) increase the aggregate number, or change the type, of Shares that may be sold pursuant to rights under the Plan (other than an adjustment as provided by Section 18); (b) change the Plan in any manner that would be considered the adoption of a new plan within the meaning of Treasury Regulation Section 1.423-2(c)(4); or (c) subject to the first sentence of Section 3(a), change the Plan in any manner that would cause the Plan to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code. If the Plan is terminated, the Committee may elect to terminate all outstanding Offering Periods either immediately or once Shares have been purchased

7

on the next Purchase Date or permit Offering Periods to expire in accordance with their terms (and subject to any adjustment in accordance with Section 18). If any Offering Period is terminated before its scheduled expiration, all amounts that have not been used to purchase Shares will be returned to Participants (without interest, except as otherwise required by law) as soon as administratively practicable.

(j)	Applicable Law. The laws of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state’s conflict of law rules.

(k)	Shareholder Approval. The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board.

(l)

Section 423. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code, and subject to the first sentence of Section 3(a), any provision of the Plan that is inconsistent with Section 423 of the Code shall be reformed to comply with Section 423 of the Code.

(m)

Withholding. To the extent required by applicable Federal, state or local law, a Participant must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with the Plan. At any time, the Company or any Subsidiary may, but will not be obligated to, withhold from a Participant’s compensation the amount necessary for the Company or any Subsidiary to meet applicable withholding obligations, including any withholding required to make available to the Company or any Subsidiary any tax deductions or benefits attributable to the sale or early disposition of Shares by such Participant. In addition, the Company or any Subsidiary may, but will not be obligated to, withhold from the proceeds of the sale of Shares or any other method of withholding that the Company or any Subsidiary deems appropriate to the extent permitted by, where applicable, Treasury Regulation Section 1.423-2(f). The Company will not be required to issue any Shares under the Plan until such obligations are satisfied.

(n)

Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.

(o)	Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.

(p)

Participating Subsidiaries. This Plan shall constitute the Employee Stock Purchase Plan of the Company and each Participating Subsidiary. A Participating Subsidiary may withdraw from the Plan as of any Offering Date by giving written notice to the Board, which notice must be received by at least thirty (30) days prior to such Offering Date.

* * * *

8

Annex K

August 1, 2022

Board of Directors

Jack Creek Investment Corp

c/o Jeffrey Kelter

Chairman of the Board

386 Park Avenue South, FL 20

New York, NY 10016

Dear Members of the Board of Directors:

We understand that:

Pursuant to that certain Agreement and Plan of Merger (the “Agreement”) by and among Jack Creek Investment Corp. (“JCIC”), a Cayman Islands exempted company, Wildfire New PubCo, Inc., a Delaware corporation and a direct, wholly owned subsidiary of JCIC (“New PubCo”), Wildfire Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of New PubCo (“Wildfire Merger Sub I”), Wildfire Merger Sub II, Inc., a Delaware corporation and direct, wholly owned subsidiary of New PubCo (“Wildfire Merger Sub II”), Wildfire Merger Sub III, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of New PubCo (“Wildfire Merger Sub III”), Wildfire GP Sub IV, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of New PubCo (“Wildfire GP Sub IV”), BTOF (Grannus Feeder) – NQ L.P., a Delaware limited partnership (“Blocker”), and Bridger Aerospace Group Holdings, LLC, a Delaware limited liability company (the “Company”) and other agreements to be executed in connection therewith (together with the Agreement, the “Transaction Documents”), the following transactions are contemplated:

(a)

Wildfire Merger Sub I will merge with and into Blocker whereby Blocker will be the surviving entity of the merger (the “First Merger”) and will become a subsidiary of New PubCo following the First Merger, following which Wildfire GP Sub IV will be the general partner of the surviving entity;

(b)

Wildfire Merger Sub II will merge with and into JCIC whereby JCIC will be the surviving entity of the merger (the “Second Merger”) and will become a subsidiary of New PubCo following the Second Merger;

(c)

Wildfire Merger Sub III will merge with and into the Company whereby the Company will be the surviving entity of the merger (the “Third Merger”, and together with the First Merger and Second Merger, the “Transactions”) and will become a subsidiary of New PubCo following the Third Merger.

JCIC has supplied us with a description of the Transaction and copies of relevant Transaction Documents.

The Board of Directors of JCIC (“you” or the “Board of Directors”) has asked us to render an opinion (the “Opinion”) as to (i) the fairness of the Transactions to JCIC from a financial point of view and (ii) whether the

Board of Directors

Jack Creek Investment Corp.

Company has a fair market value equal to at least eighty percent (80%) of the balance of funds in JCIC’s Trust Account (excluding deferred underwriting commissions and taxes payable).

This Opinion is furnished solely to be utilized by the Board of Directors as only one input to consider in its process of analyzing the Transactions, and it does not constitute a recommendation to any member of the Board of Directors, any shareholder of JCIC or any other person as to how such person should vote or act with respect to the Transactions. This Opinion is delivered to the Board of Directors subject to the conditions, scope of engagement, limitations and understanding set forth in this Opinion, and subject to the understanding that the obligations of Vantage Point Advisors, Inc. (“Vantage Point”) in the Transactions are solely corporate obligations. We assume no responsibility for the acceptability of the valuation approaches used in this Opinion as legal evidence in any particular court or jurisdiction. Furthermore, no officer, director, employee or shareholder of Vantage Point shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of JCIC, the Board of Directors or the respective affiliates of JCIC or the Board of Directors.

We have not been asked to opine on, and this Opinion does not express any views on, (i) any other terms of the Transactions, (ii) JCIC’s underlying business decision to effect the Transactions, (iii) the basic business decision to proceed with or effect the Transactions, (iv) the merits of the Transactions relative to any alternative transaction or business strategy that may be available to JCIC, (v) the amount or nature of the compensation to any officer, director or employee or any class of such persons, relative to the compensation to be received by the holders of any class of securities, creditors or other constituencies of JCIC or the Company in the Transactions, or relative to or in comparison with the consideration payable in connection with the Transactions, (vi) the fairness of the Transactions to any particular group or class of securities (other than the equity securities of JCIC which shall be acquired upon the consummation of the Transactions), creditors, or other constituencies of JCIC, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Transactions under any applicable laws relating to bankruptcy, insolvency or similar matters, (viii) the procedural fairness of the Transaction or other possible measures of fairness or (ix) the independent fair value of the Company (except as expressly set forth below in this Opinion) or the fairness of such valuation to JCIC or JCIC’s shareholders (independent from the Transactions), taken as a whole.

In the course of our analyses for rendering this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances, including, without limitation:

1)	Reviewing documents and sources of information as we deemed appropriate, including the Transaction Documents and the Company’s financial statements;

2)	Reviewing certain operating and financial information, including projections, provided to us by management of the Company and JCIC relating to the Company’s business prospects;

3)

We met or otherwise communicated electronically with certain members of JCIC and the Company’s senior and operating management and other advisors to discuss the Company’s operations, historical financial results, future prospects and projected operations and performance;

Board of Directors

Jack Creek Investment Corp.

4)	We evaluated the stock price history and reported events of JCIC and the Company;

5)	We considered publicly available data and stock market performance data of public companies we deem comparable to the Company; and

6)	We conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

In the course of our investigation, we have assumed and relied upon the accuracy and completeness of the information provided to us by JCIC and the Company and we have further relied upon the assurances of management that they were unaware of any facts that would make the information provided to us incomplete or misleading. We have not assumed any responsibility for independent verification of such information or assurances.

In arriving at our opinion, we have not performed any independent appraisal, or physical inspection, of the assets of the Company. Our analysis does not constitute an examination, review of, or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (“AICPA”). We do not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines. Further, there will usually be differences between prospective and actual results because events and circumstances frequently do not occur as expected and those differences may be material. We have also assumed that neither JCIC nor the Company is currently involved in any material transactions other than the Transactions and those activities undertaken in the ordinary course of conducting their respective businesses.

Our Opinion is predicated on our assumption that the final executed form of the Agreement will not differ in any material respect from the draft of the Agreement dated August 1, 2022 we have examined, that the conditions to the Transactions as set forth in the Agreement will be satisfied, and that the Transactions will be consummated on a timely basis in the manner contemplated by the Agreement. We have further assumed that all other Transaction Documents referred to in this letter will be executed with no material changes from the most recent drafts supplied to, and reviewed by, Vantage Point. If any of the representations within that certain management representation letter, dated as of the date hereof, are inaccurate in any respect, we reserve the right to withdraw, revise or modify our Opinion if such inaccuracy, in our judgment, materially changes the assumptions upon which our Opinion is based.

Our Opinion is necessarily based on business, economic, market, and other conditions as they exist and can be evaluated by us at the date of this letter. It should be noted that although subsequent developments may affect this Opinion, we do not have any obligation to update, revise, or reaffirm our Opinion.

We acknowledge and agree that this Opinion and a summary thereof may be filed with or included in or with any proxy or information statement required to be filed by JCIC with the Securities and Exchange Commission and delivered to the holders of securities in connection with the Transactions. However, no reference to this Opinion

Board of Directors

Jack Creek Investment Corp.

in the proxy or information statement may be made without our written consent and further subject to Vantage Point’s approval of the language that references this Opinion, which consent shall not be unreasonably withheld, conditioned or delayed.

On the basis of the foregoing, it is our opinion that (i) the Transactions are fair, from a financial point of view, to JCIC and (ii) the Company has a fair market value equal to at least eighty percent (80%) of the balance of funds in JCIC’s Trust Account (excluding deferred underwriting commissions and taxes payable).

Very truly yours,

Vantage Point Advisors, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

New Bridger is a Delaware corporation. Section 145 of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party (or is threatened to be made a party) to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may also indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. The DGCL provides that Section 145 of the DGCL is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

New Bridger’s Bylaws contain provisions that require it to indemnify any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of New Bridger or, while a director or officer of New Bridger, is or was serving at the request of New Bridger as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person, to the fullest extent permitted by the DGCL, as it may be amended from time to time.

In addition, the New Bridger Certificate of Incorporation (as will be in effect upon the consummation of the Business Combination) contains provisions requiring New Bridger to indemnify and advance expenses to any director incurred in defending or otherwise participating in any proceeding in advance of its final disposition, provided that such director presents to New Bridger a written undertaking to repay such amount if it shall ultimately be determined that such director is not entitled to be indemnified by New Bridger.

As permitted by Section 102(b)(7) of the DGCL, New Bridger’s Certificate of Incorporation (as will be in effect upon completion of the Business Combination) contains provisions eliminating the personal liability of directors to New Bridger or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted under the DGCL.

New Bridger expects to maintain standard policies of insurance under which coverage is provided (a) to its directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act by such persons in their respective capacities as officers and directors New Bridger, and (b) to New Bridger with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description

2.1+**	Agreement and Plan of Merger, dated August 3, 2022, by and among Jack Creek Investment Corp., Wildfire New PubCo, Inc., Wildfire Merger Sub 1, Inc., Wildfire Merger Sub II, Inc., Wildfire Merger Sub III, LLC, Wildfire GP Sub IV, LLC, BTOF (Grannus Feeder) – NQ L.P. and Bridger Aerospace Group Holdings, LLC. (included as Annex A to the proxy statement/prospectus).

3.1**	Certificate of Incorporation of Wildfire New PubCo, Inc.

3.2**	Bylaws of Wildfire New PubCo, Inc.

3.3**	Form of Amended and Restated Certificate of Incorporation of New Bridger, to become effective upon the consummation of the Business Combination (included as Annex G to the proxy statement/prospectus).

3.4**	Form of Bylaws of New Bridger, to become effective upon the consummation of the Business Combination (included as Annex H to the proxy statement/prospectus).

3.5**	Form of Amended and Restated Memorandum and Articles of Association of Jack Creek Investment Corp., to become effective at the consummation of the Business Combination (included as Annex F to the proxy statement/prospectus).

4.1**	Warrant Agreement, dated January 26, 2021, between Jack Creek Investment Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to Jack Creek Investment Corp.’s Current Report on Form 8-K filed with the SEC on January 26, 2021).

4.2	Form of Warrant Assumption Agreement to be entered into among JCIC, New Bridger and Continental Stock Transfer & Trust Company, as warrant agent.

5.1	Opinion of Weil, Gotshal & Manges LLP.

8.1*	Opinion of Weil, Gotshal & Manges LLP regarding certain U.S. income tax matters.

10.1**	Investment Management Trust Agreement, dated January 26, 2021, by and between Jack Creek Investment Corp. and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.1 to Jack Creek Investment Corp.’s Current Report on Form 8-K filed with the SEC on January 26, 2021).

10.2**	Registration Rights Agreement, dated January 26, 2021, by and among Jack Creek Investment Corp., the Sponsor and certain other security holders named therein (incorporated by reference to Exhibit 10.2 to Jack Creek Investment Corp.’s Current Report on Form 8-K filed with the SEC on January 26, 2021).

10.3**	Administrative Services Letter Agreement, dated January 26, 2021, between Jack Creek Investment Corp. and the Sponsor (incorporated by reference to Exhibit 10.4 to Jack Creek Investment Corp.’s Current Report on Form 8-K filed with the SEC on August 26, 2021).

10.4**	Promissory Note, dated February 16, 2022, issued by Jack Creek Investment Corp. to the Sponsor (incorporated by reference to Exhibit 10.1 of Jack Creek Investment Corp.’s Current Report on Form 8-K filed with the SEC on February 22, 2022).

10.5**	Sponsor Agreement, dated as of August 3, 2022, by and among Jack Creek Investment Corp., Wildfire New PubCo Inc, the Sponsor and the other parties signatory thereto (included as Annex B to the proxy statement/prospectus).

10.6**	Form of Amended and Restated Registration Rights Agreement (included as Annex D to the proxy statement/prospectus).

Exhibit Number	Description

10.7**	Form of Stockholders Agreement (included as Annex C to the proxy statement/prospectus).

10.8#**	Form of Omnibus Incentive Plan (included as Annex I to the proxy statement/prospectus).

10.9#**	Form of Employee Stock Purchase Plan (included as Annex J to the proxy statement/prospectus).

10.10++**	Contract No. 1202SA21T9009, dated as of June 3, 2021, issued by National Interagency Fire Center U.S. Forest Service to Bridger Air Tanker, LLC.

10.11**	Amended and Restated Loan Agreement, dated as of July 1, 2022, by and among Gallatin County, Montana and Bridger Aerospace Group, LLC, Bridger Air Tanker, LLC, Bridger Air Tanker 3, LLC, Bridger Air Tanker 4, LLC, Bridger Air Tanker 5, LLC, Bridger Air Tanker 6, LLC, Bridger Air Tanker 7, LLC, Bridger Air Tanker 8, LLC, Bridger Solutions International 1, LLC and Bridger Solutions International 2, LLC.

10.12**	Second Amended and Restated Loan Agreement, dated as of August 1, 2022, by and among Gallatin County, Montana and Bridger Aerospace Group, LLC, Bridger Air Tanker, LLC, Bridger Air Tanker 3, LLC, Bridger Air Tanker 4, LLC, Bridger Air Tanker 5, LLC, Bridger Air Tanker 6, LLC, Bridger Air Tanker 7, LLC, Bridger Air Tanker 8, LLC, Bridger Solutions International 1, LLC and Bridger Solutions International 2, LLC.

10.13**	Industrial Development Revenue Bonds (Bridger Aerospace Group Project) Series 2022B (Taxable) (Sustainability Bonds), dated as of August 10, 2022, by Gallantin County, Montana.

10.14**	Amended and Restated Trust Indenture, dated as of July 1, 2022, by and between Gallatin County, Montana and U.S. Bank Trust Company, National Association.

10.15**	First Supplemental Trust Indenture, dated as of July 1, 2022, by and between Gallatin County, Montana and U.S. Bank Trust Company, National Association.

10.16**	First Supplemental Trust Indenture, dated as of August 1, 2022, by and between Gallatin County, Montana and U.S. Bank Trust Company, National Association.

10.17#**	Amended Employment Agreement, dated as of December 6, 2018, by and between ElementCompany Operations, LLC and Timothy Sheehy.

10.18#**	Amended Employment Agreement, dated as of December 6, 2018, by and between ElementCompany Operations, LLC and James Muchmore.

10.19#**	Amended Employment Agreement, dated as of December 6, 2018, by and between ElementCompany Operations, LLC and McAndrew Rudisill.

10.20++**	Contract No. 12024B19C9025, dated as of May 15, 2019, issued by U.S. Department of Agriculture Forest Service to Mountain Air, LLC.

10.21++**	Contract No. 1202SA21G5100, dated as of October 21, 2020, issued by U.S. Forest Service – Contracting to Bridger Aerospace.

10.22**	Construction Loan Agreement, dated as of September 30, 2019, by and between Bridger Solutions International, LLC and Rocky Mountain Bank.

10.23**	Loan Agreement, dated August 10, 2020, by and between Bridger Air Tanker 2, LLC and Live Oak Banking Company.

10.24**	Loan Agreement, dated February 3, 2020, by and between Bridger Aviation Services, LLC and Rocky Mountain Bank.

10.25**	Loan Agreement, dated May 19, 2020, by and between Bridger Air Tanker, 1 LLC and Live Oak Banking Company.

Exhibit Number	Description

10.26++**	Aircraft Purchase Agreement, dated April 13, 2018, by and among Longview Aviation Asset Management, Viking Air Limited and Bridger Air Tanker, LLC.

10.27++**	Amendment 3 to Aircraft Purchase Agreement, dated April 3, 2019, by and among Longview Aviation Services Inc., Viking Air Limited and Bridger Air Tanker, LLC.

10.28++**	Amendment 4 to Aircraft Purchase Agreement, dated May 7, 2019, by and among Longview Aviation Services Inc., Viking Air Limited and Bridger Air Tanker, LLC.

10.29++**	Amendment 5 to Aircraft Purchase Agreement, dated November 11, 2019, by and among Longview Aviation Services Inc., Viking Air Limited and Bridger Air Tanker, LLC.

10.30++**	Amendment 6 to Aircraft Purchase Agreement, dated September 15, 2020, by and among Longview Aviation Services Inc., Viking Air Limited and Bridger Air Tanker, LLC.

10.31++**	Amendment 7 to Aircraft Purchase Agreement, dated October 21, 2020, by and among Longview Aviation Services Inc., Viking Air Limited and Bridger Air Tanker, LLC.

10.32++**	Amendment 8 to Aircraft Purchase Agreement, dated January 5, 2021, by and among Longview Aviation Services Inc., Viking Air Limited and Bridger Air Tanker, LLC.

10.33++**	Amendment 9 to Aircraft Purchase Agreement, dated November 24, 2021, by and among Longview Aviation Services Inc., Viking Air Limited and Bridger Air Tanker, LLC.

10.34++**	Amendment 10 to Aircraft Purchase Agreement, dated August 5, 2022, by and among Longview Aviation Services Inc., Viking Air Limited and Bridger Air Tanker, LLC.

10.35++#	Offer of Employment, dated August 21, 2022, by and between Bridger Aerospace Group Holdings, LLC and Eric Gerratt

21.1**	List of subsidiaries of Wildfire New PubCo, Inc.

23.1	Consent of Withum Smith+Brown, PC

23.2	Consent of Crowe LLP

23.3	Consent of Weil Gotshal & Manges LLP (included as part of Exhibit 5.1)

23.4*	Consent of Weil Gotshal & Manges LLP (included as part of Exhibit 8.1)

99.1	Form of Proxy Card for Jack Creek Investment Corp’s extraordinary general meeting.

99.2**	Consent of Timothy Sheehy to be named as a director.

99.3**	Consent of McAndrew Rudisill to be named as a director.

99.4**	Consent of Robert F. Savage to be named as a director.

99.5**	Consent of Debra Coleman to be named as a director.

99.6**	Consent of Jeffrey E. Kelter to be named as a director.

99.7**	Consent of Matthew Sheehy to be named as a director.

99.8**	Consent of Todd Hirsch to be named as a director.

99.9**	Consent of Vantage Point Advisors, Inc.

99.10	Consent of Wyman Howard to be named as a director.

99.11	Consent of Dean Heller to be named as a director.

107**	Filing Fee Table

*	To be filed by amendment.
**	Previously filed
+

Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Wildfire New PubCo, Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

++	Portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K.
#	Indicates management contract or compensatory plan.

Item 22.	Undertakings.

1.	New Bridger hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and

That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of JCIC under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of New Bridger pursuant to the foregoing provisions, or otherwise, New Bridger has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by New Bridger of expenses incurred or paid by a director, officer or controlling person of New Bridger in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, New Bridger will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

5.

New Bridger hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

6.

New Bridger hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Wildfire New PubCo, Inc. has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York County, New York on the 7th day of November, 2022.

WILDFIRE NEW PUBCO, INC.

By:	/s/ Robert F. Savage	By:	/s/ Lauren Ores
	Name: Robert F. Savage		Name: Lauren Ores
	Title: President and Director (Principal Executive Officer)		Title: Treasurer (Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Robert F. Savage	Robert F. Savage (President and Director)	November 7, 2022

/s/ Jeffrey E. Kelter	Jeffrey E. Kelter (Director)	November 7, 2022